As filed with the Securities and Exchange Commission on December 7, 2018

Registration No. 333-227815

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

to the

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Eclipse Resources Corporation

(Exact name of Registrant as specified in its charter)

Delaware	1311	46-4812998
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2121 Old Gatesburg Road, Suite 110

State College, Pennsylvania 16803

(814) 308-9754

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Benjamin W. Hulburt

Chairman, President and Chief Executive Officer

Eclipse Resources Corporation

2121 Old Gatesburg Road, Suite 110

State College, Pennsylvania 16803

(814) 308-9754

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

Bryn A. Sappington Paul S. Conneely Norton Rose Fulbright US LLP 2200 Ross Avenue, Suite 3600 Dallas, Texas 75201 (214) 855-8000	John K. Reinhart President and Chief Executive Officer Blue Ridge Mountain Resources, Inc. 122 West John Carpenter Freeway, Suite 300 Irving, Texas 75039 (469) 444-1647	Charles H. Still, Jr. Bracewell LLP 711 Louisiana Street, Suite 2300 Houston, Texas 77002 (713) 223-2300

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon completion of the transactions described in this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company, and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this consent solicitation statement/information statement/prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This consent solicitation statement/information statement/prospectus is not an offer to sell these securities and does not constitute the solicitation of offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION, DATED DECEMBER 7, 2018

JOINT LETTER TO STOCKHOLDERS OF ECLIPSE RESOURCES CORPORATION

AND STOCKHOLDERS OF BLUE RIDGE MOUNTAIN RESOURCES, INC.

Dear Stockholders of Eclipse Resources Corporation and Blue Ridge Mountain Resources, Inc.:

The board of directors (the “Eclipse board”) of Eclipse Resources Corporation (“Eclipse”) and the board of directors (the “BRMR board”) of Blue Ridge Mountain Resources, Inc. (“BRMR”) each has approved an Agreement and Plan of Merger, dated as of August 25, 2018 (as it may be amended from time to time, the “merger agreement”), by and among Eclipse, Everest Merger Sub Inc., a wholly owned subsidiary of Eclipse (“Merger Sub”), and BRMR, pursuant to which Merger Sub will merge with and into BRMR, with BRMR surviving as a wholly owned subsidiary of Eclipse (the “merger”).

Pursuant to the terms and subject to the conditions set forth in the merger agreement, at the effective time of the merger, each issued and outstanding share of common stock, par value $0.01 per share, of BRMR (the “BRMR common stock”) (other than those owned by BRMR (as treasury shares or otherwise) or by Eclipse or Merger Sub or by any direct or indirect wholly owned subsidiary of BRMR, Eclipse or Merger Sub, which will be automatically cancelled and retired and cease to exist, and other than dissenting shares) will be converted into the right to receive 4.4259 newly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of Eclipse (the “Eclipse common stock”), subject to adjustment as specified in the merger agreement. This exchange ratio will be adjusted proportionately to reflect the 15-to-1 reverse stock split (described below) with respect to the issued and outstanding shares of Eclipse common stock that Eclipse plans to implement immediately prior to, and conditioned on, the completion of the merger. The resulting adjusted exchange ratio will be 0.29506 of a share of Eclipse common stock for each share of BRMR common stock. Assuming the merger is completed, the shares of Eclipse common stock that BRMR stockholders will receive in the merger will be listed and traded on the New York Stock Exchange.

Upon completion of the merger, Eclipse will change its name to Montage Resources Corporation, and thereafter the Eclipse common stock will trade on the NYSE under the symbol “MR”.

BRMR is requesting that BRMR stockholders execute and return a written consent to, among other things, (i) adopt the merger agreement, and (ii) approve the merger and the other transactions contemplated by the merger agreement. The BRMR board has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, BRMR and its stockholders and unanimously recommends that BRMR stockholders consent to the adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement. Certain stockholders of BRMR, representing approximately 60.7% of the outstanding shares of BRMR common stock as of                 , 2018, have entered into a voting agreement (the “BRMR voting agreement”) with BRMR and Eclipse pursuant to which they have agreed, subject to the terms of the BRMR voting agreement, to execute and return written consents adopting the merger agreement and approving the merger, the other transactions contemplated by the merger agreement and any actions related to the merger agreement within one business day after both the registration statement of which this consent solicitation statement/information statement/prospectus forms a part becomes effective under the Securities Act of 1933, as amended, and this consent solicitation statement/information statement/prospectus has been delivered to such BRMR stockholders. The delivery of the written consents pursuant to the BRMR voting agreement will be sufficient to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement. BRMR also is soliciting written consents of its stockholders to approve the receipt by two executive officers of BRMR of certain payments that they could receive as a result of the merger and that, separately or in the aggregate, could be “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, as described more fully in this consent solicitation statement/information statement/prospectus. The BRMR board recommends that BRMR stockholders consent to the approval of these payments.

The Eclipse board has unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including (A) the issuance of the shares of Eclipse common stock pursuant to the merger agreement (the “Eclipse Stock Issuance”), and (B) the amendment and restatement, effective as of immediately prior to the effective time of the merger, of the Amended and Restated Certificate of Incorporation of Eclipse to (1) declassify the Eclipse board and (2) effect a reverse stock split of the issued and outstanding shares of Eclipse common stock at a ratio of 15-to-1 (the “Eclipse Charter Amendment”), are fair to, and in the best interests of, Eclipse and its stockholders, (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the Eclipse Stock Issuance and the Eclipse Charter Amendment, (iii) directed that the approval of the Eclipse Stock Issuance and the Eclipse Charter Amendment be submitted to the Eclipse stockholders, and (iv) resolved to recommend that the Eclipse stockholders approve the Eclipse Stock Issuance and the Eclipse Charter Amendment. Prior to the execution and delivery of the merger agreement, certain Eclipse stockholders that beneficially owned, in the aggregate, 172,955,027 shares of Eclipse common stock, or approximately 57.2% of the shares of Eclipse common stock outstanding and entitled to consent to such matters as of August 23, 2018, executed and delivered a written consent in lieu of a meeting (the “Eclipse Stockholder Written Consent”) approving the Eclipse Stock Issuance and the Eclipse Charter Amendment, which Eclipse Stockholder Written Consent became effective upon the execution of the merger agreement in accordance with Section 228(c) of the Delaware General Corporation Law. As a result, no further action by the Eclipse stockholders is required to approve the Eclipse Stock Issuance, the Eclipse Charter Amendment, the merger agreement or the consummation of the transactions contemplated by the merger agreement, including the merger.

This consent solicitation statement/information statement/prospectus provides you with detailed information about the BRMR solicitation of written consents, the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the Eclipse Stock Issuance and the Eclipse Charter Amendment. A copy of the merger agreement is included as Annex A to this consent solicitation statement/information statement/prospectus. We encourage you to read this consent solicitation statement/information statement/prospectus, the merger agreement and the other annexes to this consent solicitation statement/information statement/prospectus carefully and in their entirety. In particular, you should carefully consider the discussion in the section of this consent solicitation statement/information statement/prospectus entitled “Risk Factors” beginning on page 53. You may also obtain more information about Eclipse from the documents it files with the Securities and Exchange Commission (the “SEC”).

Thank you in advance for your continued support.

Sincerely,

Benjamin W. Hulburt	John K. Reinhart
Chairman, President and Chief Executive Officer Eclipse Resources Corporation	President and Chief Executive Officer Blue Ridge Mountain Resources, Inc.

Neither the SEC nor any state securities regulatory agency has approved or disapproved of the securities to be issued in connection with the merger or passed upon the adequacy or accuracy of this consent solicitation statement/information statement/prospectus. Any representation to the contrary is a criminal offense.

This consent solicitation statement/information statement/prospectus is dated                     , 2018 and is first being mailed to stockholders of Eclipse and BRMR on or about                     , 2018.

2121 Old Gatesburg Road, Suite 110

State College, Pennsylvania 16803

NOTICE OF ACTION BY WRITTEN CONSENT TO ECLIPSE STOCKHOLDERS—WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

To the Stockholders of Eclipse Resources Corporation:

The board of directors (the “Eclipse board”) of Eclipse Resources Corporation, a Delaware corporation (“Eclipse”), has approved an Agreement and Plan of Merger, dated as of August 25, 2018 (as it may be amended from time to time, the “merger agreement”), by and among Eclipse, Everest Merger Sub Inc., a wholly owned subsidiary of Eclipse (“Merger Sub”), and Blue Ridge Mountain Resources, Inc. (“BRMR”), pursuant to which Merger Sub will merge with and into BRMR, with BRMR surviving as a wholly owned subsidiary of Eclipse (the “merger”).

Pursuant to the terms and subject to the conditions set forth in the merger agreement, at the effective time of the merger, each issued and outstanding share of common stock, par value $0.01 per share, of BRMR (the “BRMR common stock”) (other than those owned by BRMR (as treasury shares or otherwise) or by Eclipse or Merger Sub or by any direct or indirect wholly owned subsidiary of BRMR, Eclipse or Merger Sub, which will be automatically cancelled and retired and cease to exist, and other than dissenting shares) will be converted into the right to receive 4.4259 newly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of Eclipse (the “Eclipse common stock”), subject to adjustment as specified in the merger agreement. This exchange ratio will be adjusted proportionately to reflect the 15-to-1 reverse stock split (described below) with respect to the issued and outstanding shares of Eclipse common stock that Eclipse plans to implement immediately prior to, and conditioned on, the completion of the merger. The resulting adjusted exchange ratio will be 0.29506 of a share of Eclipse common stock for each share of BRMR common stock.

Upon completion of the merger, Eclipse will change its name to Montage Resources Corporation, and thereafter the Eclipse common stock will trade on the NYSE under the symbol “MR”.

The Eclipse board has unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including (A) the issuance of the shares of Eclipse common stock pursuant to the merger agreement (the “Eclipse Stock Issuance”), and (B) the amendment and restatement, effective as of immediately prior to the effective time of the merger, of the Amended and Restated Certificate of Incorporation of Eclipse to (1) declassify the Eclipse board and (2) effect a reverse stock split of the issued and outstanding shares of Eclipse common stock at a ratio of 15-to-1 (the “Eclipse Charter Amendment”), are fair to, and in the best interests of, Eclipse and its stockholders, (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the Eclipse Stock Issuance and the Eclipse Charter Amendment, (iii) directed that the approval of the Eclipse Stock Issuance and the Eclipse Charter Amendment be submitted to the Eclipse stockholders, and (iv) resolved to recommend that the Eclipse stockholders approve the Eclipse Stock Issuance and the Eclipse Charter Amendment. Prior to the execution and delivery of the merger agreement, certain Eclipse stockholders that beneficially owned, in the aggregate, 172,955,027 shares of Eclipse common stock, or approximately 57.2% of the shares of Eclipse common stock outstanding and entitled to consent to such matters as of August 23, 2018, executed and delivered a written consent in lieu of a meeting (the “Eclipse Stockholder Written Consent”) approving the Eclipse Stock Issuance and the Eclipse Charter Amendment, which Eclipse Stockholder Written Consent became effective upon the execution of the merger agreement in accordance with Section 228(c) of the Delaware General Corporation Law. As a result, no further action by Eclipse stockholders is required to approve the Eclipse Stock Issuance, the Eclipse Charter Amendment, the merger agreement or the consummation of the transactions contemplated by the merger agreement, including the merger.

If Eclipse and BRMR do not complete the merger, Eclipse will not amend its Amended and Restated Certificate of Incorporation as contemplated by the Eclipse Charter Amendment, notwithstanding that Eclipse’s stockholders have previously approved the Eclipse Charter Amendment.

Eclipse has not solicited and will not be soliciting its stockholders’ authorization or approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the Eclipse Stock Issuance and the Eclipse Charter Amendment. Eclipse is furnishing this Notice of Action by Written Consent and this consent solicitation statement/information statement/prospectus to provide its stockholders with material information concerning the actions taken in connection with the Eclipse Stockholder Written Consent in accordance with the requirements of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder, including Regulation 14C.

This consent solicitation statement/information statement/prospectus provides you with detailed information about the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the Eclipse Stock Issuance and the Eclipse Charter Amendment. A copy of the merger agreement is included as Annex A to this consent solicitation statement/information statement/prospectus. We encourage you to read this consent solicitation statement/information statement/prospectus, the merger agreement, the Eclipse Charter Amendment and the other annexes to this consent solicitation statement/information statement/prospectus carefully and in their entirety. You may also obtain more information about Eclipse from the documents it files with the Securities and Exchange Commission.

By Order of the Board of Directors,

State College, Pennsylvania	Christopher K. Hulburt
, 2018	Secretary

122 West John Carpenter Freeway, Suite 300

Irving, Texas 75039

NOTICE OF SOLICITATION OF WRITTEN CONSENTS

NOTICE OF PROPOSED DRAG TRANSACTION

Blue Ridge Mountain Resources, Inc. (“BRMR”) is requesting that you execute and return your written consent to:

•

(i) adopt the Agreement and Plan of Merger, dated as of August 25, 2018, by and among Eclipse Resources Corporation (“Eclipse”), Everest Merger Sub Inc., a wholly owned subsidiary of Eclipse (“Merger Sub”), and BRMR (as it may be amended from time to time, the “merger agreement”), pursuant to which Merger Sub will be merged with and into BRMR (the “merger”), with BRMR surviving the merger as a direct wholly owned subsidiary of Eclipse; and (ii) approve the merger and the other transactions contemplated by the merger agreement; and

•

separately approve the receipt by two executive officers of BRMR of certain payments (the “BRMR 280G payments”) that they could receive as a result of the merger and that, separately or in the aggregate, could be “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, as described more fully in this consent solicitation statement/information statement/prospectus.

A copy of the merger agreement is attached as Annex A to this consent solicitation statement/information statement/prospectus. As a result of the merger, each share of BRMR common stock issued and outstanding immediately prior to the merger will be converted into the right to receive 4.4259 shares of Eclipse common stock, subject to adjustment as specified in the merger agreement, including for the 15-to-1 reverse stock split of Eclipse common stock to be effected immediately prior to, and conditioned on, the closing of the merger, resulting in an adjusted exchange ratio of 0.29506 of a share of Eclipse common stock for each share of BRMR common stock.

Upon completion of the merger, Eclipse will change its name to Montage Resources Corporation, and thereafter the Eclipse common stock will trade on the NYSE under the symbol “MR”.

The board of directors of BRMR has fixed                     , 2018 as the record date for the determination of the BRMR stockholders entitled to execute and deliver written consents with respect to the adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement and to the approval of the BRMR 280G payments.

The BRMR board of directors has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, BRMR and its stockholders and unanimously recommends that BRMR stockholders consent to the adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement and to the approval of the BRMR 280G payments.

Certain stockholders of BRMR, representing approximately 60.7% of the outstanding shares of BRMR common stock as of                     , 2018, have entered into a voting agreement (the “BRMR voting agreement”) with BRMR and Eclipse pursuant to which they have agreed, subject to the terms of the BRMR voting agreement, to execute and return written consents adopting the merger agreement and approving the merger, the other transactions contemplated by the merger agreement and any actions related to the merger agreement within one business day after both the registration statement of which this consent solicitation statement/information statement/prospectus forms a part becomes effective under the Securities Act of 1933, as amended, and this consent solicitation statement/information statement/prospectus has been delivered to such BRMR stockholders. The delivery of the written consents pursuant to the BRMR voting agreement will be sufficient to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement. The BRMR voting agreement does not require that the BRMR stockholders party thereto consent to the approval of the BRMR 280G payments.

This notice and consent solicitation statement/information statement/prospectus also constitute notice of a proposed Drag Transaction, as defined in the Stockholders Agreement dated as of May 6, 2016 by and among BRMR and the holders of BRMR common stock.

By Order of the Board of Directors

Paul M. Johnston
Senior Vice President, General Counsel and Secretary

Irving, Texas

, 2018

REFERENCES TO ADDITIONAL INFORMATION

This consent solicitation statement/information statement/prospectus references important business and financial information about Eclipse from other documents that are not included in or delivered with this consent solicitation statement/information statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain those documents incorporated by reference in this consent solicitation statement/information statement/prospectus by accessing the website maintained by the SEC at www.sec.gov, for documents regarding Eclipse, or by requesting copies in writing or by telephone from the appropriate company, as set forth below, for documents regarding either Eclipse or BRMR:

Eclipse Resources Corporation 2121 Old Gatesburg Road, Suite 110 State College, Pennsylvania 16803 Attention: Investor Relations Telephone: (814) 308-9754	Blue Ridge Mountain Resources, Inc. 122 West John Carpenter Freeway, Suite 300 Irving, Texas 75039 Attention: Frank E. Day, Vice President and Corporate Counsel Telephone: (469) 444-1647

You will not be charged for any of these documents that you request. To obtain timely delivery of documents, you must request them by                     ,             , which is no later than five business days before the targeted final date for the receipt of written consents from BRMR stockholders.

For more information, see the section entitled “Where You Can Find More Information” beginning on page 274 of this consent solicitation statement/information statement/prospectus.

ABOUT THIS CONSENT SOLICITATION STATEMENT/INFORMATION STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC by Eclipse (File No. 333-227815), constitutes a prospectus of Eclipse under Section 5 of the Securities Act with respect to the shares of Eclipse common stock to be issued to BRMR stockholders pursuant to the merger agreement.

This document also constitutes an information statement of Eclipse for purposes of the Exchange Act and Delaware law. In addition, this document constitutes (i) a consent solicitation statement of BRMR with respect to the solicitation of consents to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement and to separately approve the BRMR 280G payments and (ii) a notice to the holders of BRMR common stock of a proposed Drag Transaction, as defined in the BRMR stockholders agreement.

Eclipse has supplied all information contained or incorporated by reference herein relating to Eclipse, and BRMR has supplied all information contained herein relating to BRMR. Eclipse and BRMR have both contributed to the information relating to the merger agreement contained in this consent solicitation statement/information statement/prospectus.

You should rely only on the information contained in, or incorporated by reference into, this consent solicitation statement/information statement/prospectus. Eclipse and BRMR have not authorized anyone to provide you with information that is different from that contained or incorporated by reference herein. This consent solicitation statement/information statement/prospectus is dated                     , 2018, and you should not assume that the information contained in this consent solicitation statement/information statement/prospectus is accurate as of any date other than such date unless otherwise specifically provided herein. Further, you should not assume that the information incorporated by reference herein is accurate as of any date other than the date of the incorporated document. Neither the mailing of this consent solicitation statement/information statement/prospectus to Eclipse or BRMR stockholders nor the issuance by Eclipse of shares of Eclipse common stock pursuant to the merger agreement will create any implication to the contrary.

All currency amounts referenced in this consent solicitation statement/information statement/prospectus are in U.S. dollars.

COMMONLY USED DEFINED TERMS

As used in this consent solicitation statement/information statement/prospectus, unless the context indicates or otherwise requires, the following terms have the following meanings:

•	“BRMR” refers to Blue Ridge Mountain Resources, Inc.;

•

“BRMR 280G payments” refers to certain payments that two executive officers of BRMR could receive as a result of the merger and that, separately or in the aggregate, could be “parachute payments” within the meaning of Section 280G of the Code, as described more fully elsewhere in this consent solicitation statement/information statement/prospectus;

•	“BRMR board” refers to the BRMR board of directors;

•	“BRMR bylaws” refers to the Second Amended and Restated By-Laws of BRMR, as amended;

•	“BRMR book-entry shares” refers to eligible shares of BRMR common stock held in book-entry form;

•	“BRMR certificate of incorporation” refers to the Second Amended and Restated Certificate of Incorporation of BRMR, as amended;

•	“BRMR common stock” refers to common stock, par value $0.01 per share, of BRMR;

•	“BRMR common stock certificates” refers to certificates that represent eligible shares of BRMR common stock;

•	“BRMR stockholders agreement” refers to the Stockholders Agreement dated as of May 6, 2016 by and among BRMR and the holders of BRMR common stock;

•

“BRMR voting agreement” refers to the Voting Agreement, dated as of August 25, 2018, by and among Eclipse, BRMR, and the stockholders of BRMR party thereto, a copy of which is attached as Annex F to this consent solicitation statement/information statement/prospectus;

•	“Code” refers to the Internal Revenue Code of 1986, as amended;

•	“DGCL” refers to the General Corporation Law of the State of Delaware;

•	“DTC” refers to the Depository Trust Company;

•	“EBITDA” refers to earnings before interest, taxes, depreciation and amortization;

•	“Eclipse” refers to Eclipse Resources Corporation;

•	“Eclipse board” refers to the Eclipse board of directors;

•	“Eclipse bylaws” refers to the Amended and Restated Bylaws of Eclipse, as amended;

•	“Eclipse certificate of incorporation” refers to the Amended and Restated Certificate of Incorporation of Eclipse, as amended;

•

“Eclipse charter amendment” refers to the amendment and restatement, effective as of immediately prior to the effective time of the merger, of the Eclipse certificate of incorporation to (i) declassify the Eclipse board and (ii) effect the Eclipse reverse stock split;

•	“Eclipse common stock” refers to common stock, par value $0.01 per share, of Eclipse;

•	“Eclipse I” refers to Eclipse Resources I, LP, which is Eclipse’s predecessor for accounting purposes;

•

“Eclipse reverse stock split” refers to a reverse stock split whereby each 15 shares of Eclipse common stock issued and outstanding immediately prior to the effectiveness of such reverse stock split shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one share of Eclipse common stock;

•	“Eclipse stock issuance” refers to the issuance of the shares of Eclipse common stock pursuant to the merger agreement;

•

“Eclipse voting agreement” refers to the Voting Agreement, dated as of August 25, 2018, by and among Eclipse, BRMR, and the EnCap Entities, a copy of which is attached as Annex E to this consent solicitation statement/information statement/prospectus;

•	“EnCap” refers to EnCap Investments L.P.;

•	“EnCap Entities” refers to EnCap Energy Capital Fund VIII, L.P., EnCap Energy Capital Fund VIII Co-Investors, L.P., and EnCap Energy Capital Fund IX, L.P.;

•	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended;

•	“exchange ratio” refers to 4.4259, as such number may be adjusted pursuant to the merger agreement, including to reflect the Eclipse reverse stock split;

•	“GAAP” refers to accounting principles generally accepted in the United States of America;

•	“HSR Act” refers to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•	“IRS” refers to the Internal Revenue Service;

•	“merger” refers to the merger of Merger Sub with and into BRMR, with BRMR surviving as a wholly owned subsidiary of Eclipse;

•

“merger agreement” refers to the Agreement and Plan of Merger, dated as of August 25, 2018, among Eclipse, Merger Sub, and BRMR, as it may be amended or modified from time to time, a copy of which is attached as Annex A to this consent solicitation statement/information statement/prospectus;

•	“Merger Sub” refers to Everest Merger Sub Inc., a wholly owned subsidiary of Eclipse;

•	“NYSE” refers to the New York Stock Exchange;

•	“SEC” refers to the United States Securities and Exchange Commission; and

•	“Securities Act” refers to the Securities Act of 1933, as amended.

GLOSSARY OF OIL AND NATURAL GAS TERMS

As used in this consent solicitation statement/information statement/prospectus, unless the context indicates or otherwise requires, the following terms have the following meanings:

•	“Bbl” refers to a standard barrel containing 42 U.S. gallons;

•	“Bbls/d” refers to Bbls per day;

•	“Bcfe” refers to one billion cubic feet of natural gas equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or NGLs;

•	“Btu” refers to one British thermal unit, which is the quantity of heat required to raise the temperature of a one-pound mass of water by one degree Fahrenheit;

•

“Completion” refers to the process of treating a drilled well followed by the installation of permanent equipment for the production of oil or natural gas or, in the case of a dry hole, the reporting of abandonment to the appropriate agency;

•	“Developed acreage” refers to the number of acres that are allocated or assignable to productive wells or wells capable of production;

•	“Differential” refers to an adjustment to the price of oil or natural gas from an established spot market price to reflect differences in the quality and/or location of oil, NGLs or natural gas;

•

“Dry hole” or “dry well” refers to a well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes;

•

“Exploration” refers to a development or other project that may target proven or unproven reserves (such as probable or possible reserves), but which generally has a lower risk than that associated with exploration projects;

•

“Field” refers to an area consisting of a single reservoir or multiple reservoirs all grouped on, or related to, the same individual geological structural feature or stratigraphic condition. The field name refers to the surface area, although it may refer to both the surface and the underground productive formations;

•	“Formation” refers to a layer of rock that has distinct characteristics that differs from nearby rock;

•	“Gross acres” or “gross wells” refers to the total acres or wells, as the case may be, in which a working interest is owned;

•	“Horizontal drilling” refers to a drilling technique used in certain formations where a well is drilled vertically to a certain depth and then drilled at a right angle within a specified interval;

•

“Identified drilling locations” refers to total gross (net) resource play locations that Eclipse or BRMR, as applicable, may be able to drill on its existing acreage. Actual drilling activities may change depending on the availability of capital, regulatory approvals, seasonal restrictions, natural gas and oil prices, costs, drilling results and other factors;

•	“MBbl” refers to one thousand barrels;

•	“Mcf” refers to one thousand cubic feet;

•	“Mcfe” refers to one thousand cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or NGLs;

•	“Mcf/d” refers to Mcf per day;

•	“MMBtu” refers to one million Btus;

•	“MMcf” refers to one million cubic feet;

•	“MMcfe” refers to one million cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or NGLs;

•	“MMcfe/d” refers to MMcfe per day.

•

“Net acres” refers to the amount of leased real estate that a petroleum and/or natural gas company has a true working interest in. Net acres express actual percentage interest when a company shares its working interest with another company; the total acreage under lease by a company is referred to as gross acres. Net acres account for the company’s percentage interest, multiplied by the gross acreage. If a company holds the entire working interest, its net acreage and gross acreage will be the same;

•	“Net production” refers to production that is owned by Eclipse or BRMR, as applicable, less royalties and production due others;

•	“NGLs” refers to natural gas liquids, which are hydrocarbons found in natural gas that may be extracted as liquefied petroleum gas and natural gasoline;

•	“NYMEX” refers to the New York Mercantile Exchange;

•	“Operator” refers to the individual or company responsible for the exploration and/or production of an oil or natural gas well or lease;

•	“Plugging” refers to the sealing off of fluids in the strata penetrated by a well so that the fluids from one stratum will not escape into another or to the surface;

•

“Productive well” refers to a well that is expected to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of the production exceeds production expenses and taxes;

•

“Prospect” refers to a geological feature mapped as a location or probable location of a commercial oil and/or gas accumulation. A prospect is defined as a result of geophysical and geological studies allowing the identification and quantification of uncertainties, probabilities of success, estimates of potential resources and economic viability;

•

“Proved undeveloped reserves” or “PUDs” refers to proved reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion;

(i) Reserves on undrilled acreage shall be limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic producibility at greater distances;

(ii) Undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless the specific circumstances, justify a longer time;

(iii) Under no circumstances shall estimates for undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir (as defined in Rule 4-10(a) (2) of Regulation S-X), or by other evidence using reliable technology establishing reasonable certainty;

•

“PV-10” refers to, when used with respect to natural gas and oil reserves, the estimated future gross revenue to be generated from the production of proved reserves, net of estimated production costs, future development costs and abandonment costs, using sales prices used in estimating proved oil and gas reserves and costs in effect at the determination date, before income taxes, and without giving effect to non-property-related expenses, discounted to a present value using an annual discount rate of 10% in accordance with the guidelines of the SEC;

•	“Realized price” refers to the cash market price less all expected quality, transportation and demand adjustments;

•

“Reservoir” refers to a porous and permeable underground formation containing a natural accumulation of producible oil and/or natural gas that is confined by impermeable rock or water barriers and is separate from other reservoirs;

•	“Spacing” refers to the distance between wells producing from the same reservoir. Spacing is often expressed in terms of acres, e.g., 40-acre spacing, and is often established by regulatory agencies;

•	“Spot market price” refers to the cash market price without reduction for expected quality, transportation and demand adjustments;

•

“Standardized measure” refers to discounted future net cash flows estimated by applying sales prices used in estimating proved oil and gas reserves to the estimated future production of year-end proved reserves. Future cash inflows are reduced by estimated future production costs and development costs based on period-end costs to determine pre-tax cash inflows. Future income taxes, if applicable, are computed by applying the statutory tax rate to the excess of pre-tax cash inflows over the tax basis in the natural gas and oil properties. Future net cash inflows after income taxes are discounted using a 10% annual discount rate;

•

“Undeveloped acreage” refers to lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas regardless of whether such acreage contains proved reserves;

•

“Unit” refers to the joining of all or substantially all interests in a reservoir or field, rather than a single tract, to provide for development and operation without regard to separate property interests. It also refers to the area covered by a unitization agreement;

•

“Working interest” refers to the right granted to the lessee of a property to explore for and to produce and own oil, natural gas or other minerals. The working interest owners bear the exploration, development and operating costs on either a cash, penalty or carried basis;

•	“WTI” refers to West Texas Intermediate; and

•	The terms “development project,” “development well,” “exploratory well,” “proved developed reserves,” “proved reserves” and “reserves” are defined by the SEC.

QUESTIONS AND ANSWERS

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement, the Eclipse stock issuance and the other transactions contemplated by the merger agreement, including the Eclipse charter amendment. We urge you to read carefully this entire consent solicitation statement/information statement/prospectus, including the annexes and the other documents referred to or incorporated by reference into this consent solicitation statement/information statement/prospectus, because the information in this section does not provide all of the information that might be important to you.

General

Q:	What is the merger?

A:

Pursuant to the merger agreement and subject to the conditions set forth therein, Merger Sub will merge with and into BRMR, with BRMR surviving as a wholly owned subsidiary of Eclipse. A copy of the merger agreement is included in this consent solicitation statement/information statement/prospectus as Annex A.

Immediately prior to the consummation of the merger, Eclipse will amend the Eclipse certificate of incorporation to effect a 15-for-1 reverse stock split. Therefore, if the merger is completed, BRMR stockholders will receive, for each share of BRMR common stock they hold immediately prior to the merger, a number of shares of Eclipse common stock equal to 0.29506 (except for any excluded shares and dissenting shares, each as defined in the section entitled “The Merger Agreement—Effect of the Merger on Capital Stock; Merger Consideration” beginning on page 140), plus cash in lieu of fractional shares, subject to adjustment as specified in the merger agreement.

Upon completion of the merger, Eclipse will change its name to Montage Resources Corporation, and thereafter the Eclipse common stock will trade on the NYSE under the symbol “MR”.

The merger cannot be completed unless, among other things, BRMR stockholders adopt the merger agreement and approve the merger. Certain stockholders of BRMR beneficially owning approximately 60.7% of the outstanding shares of BRMR common stock have entered into the BRMR voting agreement with Eclipse and BRMR whereby, among other things, such BRMR stockholders have agreed to vote or provide written consents in favor of adoption of the merger agreement and approval of the merger, the other transactions contemplated by the merger agreement and any actions related to the merger agreement, subject to certain terms and conditions. For more information regarding the BRMR voting agreement, see the section entitled “The Merger Agreement—Voting Agreements—BRMR Voting Agreement” beginning on page 178.

Q:	Why am I receiving this consent solicitation statement/information statement/prospectus?

A:

We are delivering this document to you because it is an information statement being used by the Eclipse board to provide Eclipse stockholders with material information concerning the actions taken in connection with the Eclipse stockholder written consent (as defined below), and a consent solicitation statement being used by the BRMR board to solicit written consents of BRMR stockholders to (i) adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement and (ii) separately approve the BRMR 280G payments. This document is also a prospectus that is being delivered to BRMR stockholders because, in connection with the merger, Eclipse will be issuing to BRMR stockholders shares of Eclipse common stock as merger consideration. Finally, this document is also a notice to holders of BRMR common stock of a proposed Drag Transaction, as defined in the BRMR stockholders agreement.

Q:	What will holders of BRMR equity awards receive in the merger?

A:	The merger agreement provides for the following treatment of BRMR equity awards in the merger, consistent with the terms of the applicable BRMR equity plan and/or equity award agreement:

BRMR Restricted Stock Units

Each outstanding restricted stock unit of BRMR (which we refer to as “BRMR RSUs”) will vest in full at the effective time of the merger. Each BRMR RSU is the equivalent of one share of BRMR common stock. Except as described below with respect to certain BRMR RSUs granted to directors of BRMR, each holder of outstanding BRMR RSUs will be entitled to elect, no later than five business days prior to the closing date, whether to receive in the merger for such BRMR RSUs (i) the merger consideration (including cash in lieu of fractional shares) for each share of BRMR common stock subject to such holder’s BRMR RSUs, (ii) cash equal to the product of (A) the number of shares of BRMR common stock subject to such holder’s BRMR RSUs multiplied by (B) (1) the closing price of Eclipse common stock on the NYSE on the closing date multiplied by (2) the exchange ratio, or (iii) a combination thereof, subject to applicable withholding taxes as provided in the merger agreement and the applicable award agreement. The foregoing does not apply to certain BRMR RSUs granted to directors of BRMR, the terms of which do not provide for such an election. Holders of these other BRMR RSUs will receive the merger consideration (including cash in lieu of fractional shares) for each share of BRMR common stock subject to such BRMR RSUs, after giving effect to an adjustment to the number of such BRMR RSUs in connection with the merger pursuant to the terms of the applicable award agreement, subject to applicable withholding taxes as provided in the merger agreement and the applicable award agreement.

BRMR Performance Interest Awards

Each holder of a performance interest award granted by BRMR (which we refer to as “BRMR PIAs”) will receive as a result of the merger in respect of such holder’s BRMR PIA the merger consideration (including cash in lieu of fractional shares) for a number of shares of BRMR common stock equal to (i) the “Performance Interest Stock Value” (as defined in and determined by the BRMR board under the applicable award agreement governing such BRMR PIA) divided by (ii) (A) the closing price of Eclipse common stock on the NYSE on the closing date multiplied by (B) the exchange ratio, subject to applicable withholding taxes as provided in the merger agreement and the applicable award agreement.

BRMR Restricted Stock

Each outstanding share of restricted BRMR common stock (which we refer to as “BRMR restricted stock”) will vest in full at the effective time of the merger, and the holders thereof will be entitled to receive the merger consideration (including cash in lieu of fractional shares) for such shares of BRMR restricted stock, subject to applicable withholding taxes as provided in the merger agreement and the applicable award agreement.

For additional information regarding the treatment of BRMR equity awards, see the section entitled “The Merger Agreement—Treatment of BRMR Equity Awards in the Merger” beginning on page 141.

Q:	What equity stake will BRMR stockholders hold in Eclipse immediately following the merger?

A:

Based on the number of issued and outstanding shares of Eclipse and BRMR common stock as of                 , 2018, and the adjusted exchange ratio of 0.29506 after giving effect to the Eclipse reverse stock split described below, holders of shares of BRMR common stock as of immediately prior to the effective time of the merger would hold, in the aggregate, approximately 42.5% of the issued and outstanding shares of Eclipse common stock, on a fully diluted basis, immediately following the effective time of the merger. The exact equity stake of BRMR stockholders in Eclipse immediately following the effective time of the merger will depend on the number of shares of Eclipse common stock and BRMR common stock issued and outstanding immediately prior to the effective time of the merger, as provided in the section entitled “The Merger Agreement—Effect of the Merger on Capital Stock; Merger Consideration” beginning on page 140.

Q:	What will happen to BRMR as a result of the merger?

A:

If the merger is completed, Merger Sub will merge with and into BRMR. As a result of the merger, the separate corporate existence of Merger Sub will cease, and BRMR will continue as the surviving corporation in the merger and as a wholly owned subsidiary of Eclipse. Furthermore, shares of BRMR common stock will no longer be traded on the OTC Market Group Inc.’s OTC Grey market (which we refer to as the “OTC Grey”).

Q:	I own shares of BRMR common stock. What will happen to those shares as a result of the merger?

A:

If the merger is completed, your shares of BRMR common stock will be converted into the right to receive the merger consideration. All such shares of BRMR common stock, when so converted, will cease to be outstanding and will automatically be cancelled. Each holder of a share of BRMR common stock that was outstanding immediately prior to the effective time of the merger will cease to have any rights with respect to shares of BRMR common stock except the right to receive the merger consideration, any dividends or distributions made with respect to shares of Eclipse common stock with a record date after the effective time of the merger, and any cash to be paid in lieu of any fractional shares of Eclipse common stock, in each case to be issued or paid upon the exchange of any certificates or book-entry shares of BRMR common stock for the merger consideration. For additional information, see the sections entitled “The Merger—Consideration to BRMR Stockholders” and “The Merger Agreement—Effect of the Merger on Capital Stock; Merger Consideration” beginning on pages 81 and 140, respectively.

Q:	Where will the Eclipse common stock that BRMR stockholders receive in the merger be publicly traded?

A:

Assuming the merger is completed, the shares of Eclipse common stock that BRMR stockholders will receive in the merger will be listed and traded on the NYSE. Upon completion of the merger, Eclipse will change its name to Montage Resources Corporation, and thereafter the Eclipse common stock will trade on the NYSE under the symbol “MR”.

Q:	What happens if the merger is not completed?

A:

If the merger agreement and the merger are not adopted and approved by BRMR stockholders or if the merger is not completed for any other reason, BRMR stockholders will not receive any merger consideration, and their shares of BRMR common stock will remain outstanding. In such event, BRMR will remain an independent private company, and it is expected that BRMR common stock will continue to be traded on the OTC Grey. If the merger agreement is terminated under specified circumstances, either BRMR or Eclipse (depending on the circumstances) may be required to pay the other party a termination fee, reverse termination fee or other termination-related payment. For a more detailed discussion of the termination fees, see “The Merger Agreement—Termination” beginning on page 173.

Certain stockholders of BRMR, representing approximately 60.7% of the outstanding shares of BRMR common stock as of                 , 2018, have entered into the BRMR voting agreement with BRMR and Eclipse pursuant to which they have agreed, subject to the terms of the BRMR voting agreement, to execute and return written consents adopting the merger agreement and approving the merger, the other transactions contemplated by the merger agreement and any actions related to the merger agreement within one business day after both the registration statement of which this consent solicitation statement/information statement/prospectus forms a part becomes effective under the Securities Act, and this consent solicitation statement/information statement/prospectus has been delivered to such BRMR stockholders. The delivery of the written consents pursuant to the BRMR voting agreement will be sufficient to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement.

Q:	What is the Eclipse reverse stock split?

A:

The Eclipse stockholders have approved by written consent the Eclipse charter amendment, which provides for a 15-to-1 reverse stock split with respect to the issued and outstanding Eclipse common stock in connection with the merger. If the reverse stock split is effected, then every 15 issued and outstanding shares of Eclipse common stock would be combined and reclassified into one share of Eclipse common stock. Immediately following the Eclipse reverse stock split, each Eclipse stockholder will own a reduced number of shares of Eclipse common stock. The Eclipse reverse stock split will happen at the same time for every Eclipse stockholder, will affect every Eclipse stockholder uniformly and will not change any Eclipse stockholder’s percentage ownership interest or relative voting rights in Eclipse (other than to the extent that the reverse stock split would result in any Eclipse stockholder owning a fractional share, because cash will be paid in lieu of fractional shares). The Eclipse reverse stock split will not change the number of authorized shares of Eclipse common stock. As we explain below, while there can be no assurance as to Eclipse’s future valuation or stock price, the Eclipse reverse stock split should not in itself change the overall valuation of Eclipse, the value of an Eclipse stockholder’s investment or the value of the consideration BRMR stockholders should expect to receive in the merger.

Q:	Why is Eclipse doing a reverse stock split?

A:

The Eclipse board believes that it is in the best interests of Eclipse and its stockholders to reduce the number of issued and outstanding shares of Eclipse common stock through a 15-for-1 reverse stock split implemented in connection with the merger. Over the past few years, the trading price per share of Eclipse common stock has declined. Eclipse is concerned that a low trading price per share for Eclipse common stock could cause the shares to trade outside of the optimal trading range for an oil and gas exploration and production company, and that this lower trading price could decrease the marketability and liquidity of Eclipse common stock following the merger. The Eclipse board believes that some institutional investors and investment funds may be reluctant to invest, and in some cases may be prohibited from investing, in lower-priced stocks and that brokerage firms may be reluctant to recommend lower-priced stocks to their clients. Eclipse believes that, following the merger, the Eclipse reverse stock split could improve the marketability and liquidity of Eclipse common stock. In addition, the Eclipse reverse stock split may also assist Eclipse in continuing to meet the NYSE’s minimum per share trading price requirements.

Q:	What is the impact of the Eclipse reverse stock split?

A:

When the 15-to-1 reverse stock split occurs, Eclipse’s stock price and earnings per share should all increase by a factor of fifteen. The following is an illustrative example for a stockholder owning 15,000 shares of Eclipse common stock prior to the Eclipse reverse stock split:

	Pre-split	Post-split
Number of shares	15,000	1,000
Illustrative share price	$1.50	$22.50
Investment value	$22,500	$22,500

We cannot guarantee that the Eclipse reverse stock split will proportionately increase the market price of Eclipse common stock. Eclipse expects to pay cash in lieu of issuing any fractional shares in connection with the Eclipse reverse stock split.

Q:	For the BRMR stockholders, what is the impact of the Eclipse reverse stock split?

A:

You will receive one-fifteenth of the number of shares of Eclipse common stock in the transaction that you would have received on a pre-split basis; however, those shares should be valued at a price per share that is fifteen times greater. Please see the illustrative example above, and note that we cannot assure you that the market price of Eclipse common stock will increase in proportion to the Eclipse reverse stock split.

Q:	How was the adjusted exchange ratio of 0.29506 of a share of Eclipse common stock for each share of BRMR common stock derived?

A:

The merger agreement provides that, in the event of a 15-to-1 reverse stock split, the exchange ratio of 4.4259 shares of Eclipse common stock for each share of BRMR common stock will be divided by fifteen, resulting in an adjusted exchange ratio of 0.29506 of a share of Eclipse common stock for each share of BRMR common stock.

Q:	If I do not favor the adoption of the merger agreement as an Eclipse and/or BRMR stockholder, what are my rights?

A:

Eclipse stockholders. Under Delaware law, Eclipse stockholders are not entitled to dissenters’ or appraisal rights in connection with the issuance of shares of Eclipse common stock as contemplated by the merger agreement.

BRMR stockholders. Unless the merger constitutes a “drag transaction” as described below, holders of BRMR common stock have the right to dissent from the proposed merger and, subject to certain conditions provided for in Section 262 of the DGCL, to receive payment of the fair value of their BRMR common stock as determined by the Delaware Court of Chancery. BRMR stockholders will be bound by the terms of the merger unless the merger does not constitute a drag transaction and they dissent by complying with all of the requirements of the Delaware dissenters’ rights statute. See the section entitled “Dissenters’ Rights of Appraisal” beginning on page 208 for a summary of dissenters’ rights available to BRMR stockholders, which summary is not intended to be a complete statement of applicable Delaware law and is qualified in its entirety by reference to Section 262 of the DGCL which is set forth in its entirety as Annex D to this consent solicitation statement/information statement/prospectus.

Q:	What is a drag transaction, and what are the consequences if the merger constitutes a drag transaction?

A:

Under the BRMR stockholders agreement, which is binding on all holders of shares of BRMR common stock, if holders of more than 66 2⁄3% of the outstanding shares of BRMR common stock propose to transfer their shares of BRMR common stock in a merger or similar transaction in exchange for cash or marketable securities, then those holders may request that the transaction be a “drag transaction” for purposes of the BRMR stockholders agreement. In that case, among other matters, all other holders of BRMR common stock:

•	will be required to transfer their shares of BRMR common stock in the transaction on the same terms as the dragging holders;

•	will be required to vote (including by written consent) their shares of BRMR common stock in favor of the drag transaction;

•	will be prohibited from raising any objection to the drag transaction or the process pursuant to which it was arranged;

•	will be required to execute and deliver certain documentation in connection with, and take certain other actions in furtherance of, the drag transaction; and

•	will be required to waive and refrain from exercising (and will be deemed to have irrevocably waived) any appraisal, dissenters’ or similar rights with respect to the drag transaction.

The merger will meet the requirements for eligibility as a drag transaction under the BRMR stockholders agreement. Accordingly, if the holders of more than 66 2⁄3% of the outstanding shares of BRMR common stock deliver written consents and make the necessary request for the merger to be a drag transaction, the merger will constitute a drag transaction, and each other holder of BRMR common stock:

•	will not be entitled to exercise appraisal rights under Section 262 of the DGCL; and

•

will be contractually obligated with respect to the other matters described above, including the obligation to consent to the merger, although the failure of any such BRMR stockholder to deliver a written consent will not affect the consummation of the merger or the amount and nature of the consideration such stockholder will be entitled to receive in the merger.

In the BRMR voting agreement, BRMR stockholders who beneficially own approximately 60.7% of the outstanding shares of BRMR common stock have agreed to take all actions necessary to cause the merger to be a drag transaction, in addition to their agreement to deliver written consents adopting the merger agreement and approving the merger and the other transactions contemplated by the merger agreement. Therefore, the holders of only an additional approximately 6.0% of the outstanding shares of BRMR common stock would need to deliver written consents and make the necessary request in order for the merger to become a drag transaction. Accordingly, BRMR believes that it is highly likely that the merger will constitute a drag transaction, with the consequences described above.

The BRMR stockholders agreement requires BRMR to provide at least 20 calendar days’ prior written notice to each selling holder of any proposed drag transaction, specifying the consideration to be paid by the purchaser, the identity of the purchaser and the material terms of the drag transaction. This consent solicitation statement/information statement/prospectus constitutes notice of the merger as a proposed drag transaction. BRMR will provide a subsequent notice to the BRMR stockholders when and if it receives written consents and related requests from holders of BRMR common stock sufficient to cause the merger to be a drag transaction.

For additional information regarding the potential for the merger to be a drag transaction, the related consequences and the provisions of the BRMR stockholders agreement governing these matters, see “Risk Factors—BRMR stockholders will not be able to exercise appraisal rights, among other matters, if the merger constitutes a drag transaction under the BRMR stockholders agreement” and “BRMR Solicitation of Written Consents—Drag Transaction Under BRMR Stockholders Agreement.”

Q:

Are there any risks that I should consider as a BRMR stockholder in deciding whether to deliver a written consent, or as an Eclipse stockholder in evaluating the effects of the merger on my Eclipse common stock?

A:

Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 53. You also should read and carefully consider the risk factors of Eclipse contained in the documents that are incorporated by reference in this consent solicitation statement/information statement/prospectus.

Q:	Are Eclipse stockholders being asked to approve the change of Eclipse’s name to Montage Resources Corporation?

A:	No. Neither the DGCL nor NYSE rules require stockholder approval of the name change.

Q:	What are the material U.S. federal income tax consequences of the merger to BRMR stockholders?

A:

It is a condition to each of BRMR’s and Eclipse’s obligation to complete the merger that each receives a written opinion from its counsel to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinions, for U.S. federal income tax purposes, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Assuming the merger qualifies as a reorganization, U.S. holders (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of The Merger” beginning on page 180) of shares of BRMR common stock generally will not recognize any U.S. federal income tax gain or loss upon receipt of Eclipse common stock in exchange for BRMR common stock in the merger, except that gain or loss will be recognized with respect to any cash received in lieu of a fractional share of Eclipse common stock. The U.S.

federal income tax consequences to Non-U.S. holders of the merger are discussed in the section entitled “Material U.S. Federal Income Tax Consequences Of The Merger—U.S. Federal Income Tax Consequences to Non-U.S. Holders” beginning on page 183 and such holders generally will be required to recognize gain or loss upon receipt of Eclipse common stock plus cash in lieu of fractional shares in exchange for BRMR common stock. Additionally, the merger consideration paid to non-U.S. holders will be subject to withholding at the rate of 15%. The discussion of the material U.S. federal income tax consequences contained in this consent solicitation statement/information statement/prospectus is intended to provide only a general discussion and is not a complete analysis or description of all potential U.S. federal income tax consequences of the merger that may vary with, or are dependent on, individual circumstances. In addition, it does not address the effects of any foreign, state or local tax laws, or federal tax laws other than U.S. federal income tax laws.

TAX MATTERS ARE COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.

Q:	When is the merger expected to be completed?

A:

Eclipse and BRMR are working to complete the merger as quickly as possible. Subject to the satisfaction or waiver of the conditions described in the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 171, including the adoption of the merger agreement and the approval of the merger by BRMR stockholders and certain other customary closing conditions, the transaction is expected to close in the first quarter of 2019. However, neither Eclipse nor BRMR can predict the actual date on which the merger will be completed, nor can the parties assure that the merger will be completed at all, because completion is subject to conditions beyond either party’s control.

Q:	If I am a BRMR stockholder, how will I receive the merger consideration to which I am entitled?

A:

If you are a holder of BRMR common stock certificates, a notice advising you of the effectiveness of the merger and a letter of transmittal and instructions for the surrender of your BRMR common stock certificates will be mailed to you as soon as practicable after the effective time of the merger. After receiving proper documentation from you, the exchange agent will send to you (i) a statement reflecting the aggregate whole number of shares of Eclipse common stock (which will be in uncertificated book-entry form) that you have a right to receive pursuant to the merger agreement and (ii) a check in the amount equal to the cash payable in lieu of any fractional shares of Eclipse common stock and dividends and other distributions on the shares of Eclipse common stock issuable to you as merger consideration.

If you are a holder of BRMR book-entry shares which are held through the DTC, the exchange agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the closing date, the merger consideration, cash in lieu of any fractional shares of Eclipse common stock and any dividends and other distributions on the shares of Eclipse common stock issuable as merger consideration, in each case, that DTC has the right to receive.

If you are a holder of record of BRMR book-entry shares which are not held through DTC, the exchange agent will deliver to you, as soon as practicable after the effective time of the merger, (i) a notice advising you of the effectiveness of the merger, (ii) a statement reflecting the aggregate whole number of shares of Eclipse common stock (which will be in uncertificated book-entry form) that you have a right to receive pursuant to the merger agreement and (iii) a check in the amount equal to the cash payable in lieu of any fractional shares of Eclipse common stock and dividends and other distributions on the shares of Eclipse common stock issuable to you as merger consideration.

No interest will be paid or accrued on any amount payable for shares of BRMR common stock eligible to receive the merger consideration pursuant to the merger agreement.

For additional information on the exchange of BRMR common stock for the merger consideration, see the section entitled “The Merger Agreement—Payment for Securities; Exchange” beginning on page 142.

Q:	If I am a holder of BRMR common stock certificates, do I need to send in my stock certificates at this time to receive the merger consideration?

A:

No. Please DO NOT send your BRMR common stock certificates with your written consent. You should carefully review and follow the instructions set forth in the letter of transmittal, which will be mailed to you, regarding the surrender of your stock certificates.

Q:	If I am a BRMR stockholder, will the shares of Eclipse common stock issued in the merger receive a dividend?

A:

After the completion of the merger, the shares of Eclipse common stock issued in connection with the merger will carry with them the right to receive the same dividends on shares of Eclipse common stock as all other holders of shares of Eclipse common stock, for any dividend the record date for which occurs after the merger is completed.

Since its inception, Eclipse has not paid any cash dividends on the shares of Eclipse common stock, as described in greater detail in the section entitled “Comparative Per Share Market Price and Dividend Information—Eclipse Market Price and Dividend Information” beginning on page 50. Any future Eclipse dividends will remain subject to approval by the Eclipse board.

Q:	What are the BRMR 280G payments, and why is BRMR asking its stockholders to approve them?

A:

Under Section 280G of the Code, “parachute payments” may arise when there is a change in control of an employer and as a result, certain employees, officers or directors, referred to as “disqualified individuals” receive compensation equal to or in excess of three times their average annual compensation from the employer for the five years preceding the taxable year in which the change of control occurs. If parachute payments are paid and no applicable exception applies, the amount by which the change of control payments and benefits exceeds one times that five-year average (1) are not deductible by the employer and (2) are subject to a 20% excise tax payable by the recipient of the payment or benefit.

Section 280G of the Code provides an exception from these tax penalties for a corporation undergoing a change in control if no stock in the corporation is readily tradeable on an established securities market, as long as the payments that would otherwise be parachute payments are contingent on stockholder approval, and are approved in a timely manner by a vote of the stockholders owning more than 75% of the voting power of all outstanding stock of such corporation, after having received adequate disclosure of all material facts concerning such payments. For purposes of this exception, stock of the corporation that is actually or constructively owned by a person who is to receive a payment that would otherwise constitute a “parachute payment” under Section 280G of the Code (if such exception is not satisfied) is not counted as outstanding stock, unless this is the case with respect to all stockholders. The right of a disqualified individual to receive such payments must be conditioned upon satisfying this stockholder approval exception.

The merger will constitute a change in control of BRMR for purposes of Section 280G of the Code, certain executive officers of BRMR (whom we refer to as the “280G Officers”) may be determined to be “disqualified individuals” with respect to Section 280G of the Code and certain potential payments to them may be considered “parachute payments” under Section 280G of the Code. The 280G Officers intend to enter into waiver agreements with BRMR pursuant to which their rights to receive such payments in excess of a certain threshold amount will be contingent upon satisfying this exception. Accordingly, BRMR is seeking written consents of the BRMR stockholders to approve the BRMR 280G payments. Approval of the BRMR 280G payments by the holders of more than 75% of the outstanding shares of BRMR common stock (other than shares held by such executive officers of BRMR) should satisfy the stockholder approval exception under Section 280G of the Code.

If the BRMR stockholders do not approve the BRMR 280G payments, the 280G Officers will not be entitled to receive the BRMR 280G payments. If the BRMR 280G payments are approved by the BRMR stockholders, the 280G Officers will be entitled to receive the BRMR 280G payments, provided that they would otherwise be entitled to receive them under the applicable agreements. Certain of the BRMR 280G payments are contingent upon the occurrence of certain termination of employment events in addition to the occurrence of a change in control.

For additional information, see “BRMR Solicitation of Written Consents—Approval of the BRMR 280G Payments” beginning on page 72.

Q:	Will the BRMR 280G payments affect the amount of merger consideration to be received by BRMR stockholders?

A:

No. Whether the BRMR stockholders approve the BRMR 280G payments and whether any such payments are actually made will have no effect on the value or number of shares of Eclipse common stock that a BRMR stockholder will receive if the merger is completed.

Q:	What is “householding”?

A:

To reduce the expense of delivering duplicate materials to stockholders who may have more than one account holding Eclipse common stock but who share the same address, Eclipse has adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name will receive only one copy of this consent solicitation statement/information statement/prospectus until such time as one or more of these stockholders notifies Eclipse that they want to receive separate copies. In addition, the broker, bank or other nominee for any stockholder who is a beneficial owner of Eclipse common stock may deliver only one copy of this consent solicitation statement/information statement/prospectus to multiple stockholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the Eclipse stockholders. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Eclipse stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions. Eclipse is not asking Eclipse stockholders for a proxy or written consent in this consent solicitation statement/information statement/prospectus. BRMR has not elected to institute householding.

Q:	What should I do now?

A:

You should read this consent solicitation statement/information statement/prospectus carefully, and in its entirety, including the annexes hereto and the information incorporated by reference herein, and, if you are a BRMR stockholder, return your completed, signed and dated written consent in the enclosed postage-paid envelope as soon as possible so that your shares of BRMR common stock will be voted in accordance with your instructions.

Q:	Where can I find more information about Eclipse, BRMR and the merger?

A:

You can find out more information about Eclipse, BRMR and the merger by reading this consent solicitation statement/information statement/prospectus and, with respect to Eclipse and BRMR, from various sources described in the section entitled “Where You Can Find More Information” beginning on page 274.

For Eclipse Stockholders

Q:	Did the Eclipse board approve the transactions contemplated by the merger agreement?

A:

After careful consideration of various factors described in “The Merger—The Eclipse Board’s Reasons for the Merger,” the Eclipse board unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including (A) the Eclipse stock issuance, and (B) the Eclipse charter amendment, are fair to, and in the best interests of, Eclipse and its stockholders, (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the Eclipse stock issuance and the Eclipse charter amendment, (iii) directed that the approval of the Eclipse stock issuance and the Eclipse charter amendment be submitted to the Eclipse stockholders, and (iv) resolved to recommend that the stockholders approve the Eclipse stock issuance and the Eclipse charter amendment.

Q:	Has stockholder approval of the Eclipse stock issuance and the Eclipse charter amendment been obtained?

A:

Yes. Prior to the execution and delivery of the merger agreement, certain Eclipse stockholders that beneficially owned, in the aggregate, 172,955,027 shares of Eclipse common stock, or approximately 57.2% of the shares of Eclipse common stock outstanding and entitled to consent to such matters as of August 23, 2018, executed and delivered a written consent in lieu of a meeting (which we refer to as the “Eclipse stockholder written consent”) approving the Eclipse stock issuance and the Eclipse charter amendment, which Eclipse stockholder written consent became effective upon the execution of the merger agreement in accordance with Section 228(c) of the DGCL. As a result, no further action by the Eclipse stockholders is required to approve the Eclipse stock issuance, the Eclipse charter amendment, the merger agreement or the consummation of the transactions contemplated by the merger agreement.

Q:	Why am I receiving this consent solicitation statement/information statement/prospectus?

A:

This consent solicitation statement/information statement/prospectus is being provided to you for your information to comply with the Exchange Act requirements. You are urged to read this consent solicitation statement/information statement/prospectus in its entirety. However, no action is required on your part in connection with this document. Eclipse is not asking you for a proxy and you are requested not to send Eclipse a proxy.

Q:	What will happen to my shares of Eclipse common stock?

A:

Nothing. You will continue to own the same shares of Eclipse common stock that you own prior to the effective time of the merger. As a result of the Eclipse stock issuance, however, the overall ownership percentage of the Eclipse stockholders in the combined company following the merger will be diluted. In addition, upon completion of the Eclipse reverse stock split, every 15 issued and outstanding shares of Eclipse common stock will be combined and reclassified into one share of Eclipse common stock.

Q:	Do the Eclipse directors and executive officers have any interests in the merger?

A:

Yes. In connection with the consummation of the merger, Eclipse’s directors and executive officers have interests in the merger that may be different from, or in addition to, those of the stockholders of Eclipse generally. The Eclipse board was aware of these interests and considered them, among other things, in reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the Eclipse stock issuance and the Eclipse charter amendment. These interests are described in more detail in the section entitled “The Merger—Interests of Eclipse Directors and Executive Officers in the Merger” beginning on page 128.

For BRMR Stockholders

Q:	How can I return my written consent?

A:

If you hold shares of BRMR common stock as of the close of business on the record date and you desire to submit your written consent, you must fill out the enclosed written consent, date and sign it, and promptly return it to BRMR by hand delivery or mail or by email of a .pdf copy to Blue Ridge Mountain Resources, Inc., 122 West John Carpenter Freeway, Suite 300, Irving, Texas 75039, Attention: Frank E. Day, Vice President and Corporate Counsel; Email: fday@brmresources.com. BRMR does not anticipate holding a stockholders meeting to consider these matters, which means you will not be able to vote in person by attending a stockholders meeting.

Q:	Who is entitled to execute and return a written consent?

A:

The BRMR board has fixed                 , 2018 as the record date for the determination of the BRMR stockholders entitled to execute and return written consents with respect to adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement and to approval of the BRMR 280G payments. Holders of outstanding shares of BRMR common stock as of the close of business on the record date will be entitled to execute and return the written consent furnished with this consent solicitation statement/information statement/prospectus. As of the close of business on the record date, there were 50,882,938 shares of BRMR common stock outstanding and with respect to which the holders are entitled to execute and return written consents.

Q:	What is the deadline for returning my written consent?

A:

BRMR has set 5:00 p.m., Irving, Texas time, on                 , 2019 as the targeted final date for the receipt of written consents. BRMR reserves the right to extend the final date for the receipt of written consents beyond                 , 2019 for any reason in its sole discretion. Among other reasons, BRMR may extend the final date for receipt of written consents if necessary in order to receive written consents and requests from holders of shares of BRMR common stock sufficient to cause the merger to be a drag transaction under the BRMR stockholders agreement as described above or to receive written consents from the holders of shares of BRMR common stock sufficient to approve the BRMR 280G payments. Any such extension may be made without notice to the BRMR stockholders, although BRMR currently expects that it would issue a press release or other public communication notifying the BRMR stockholders of any such extension.

In addition, BRMR reserves the right to conclude the consent solicitation prior to                 , 2019 if, prior to that date, BRMR has received written consents from holders of shares of BRMR common stock sufficient to (i) adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement, (ii) cause the merger to be a drag transaction under the BRMR stockholders agreement and (iii) approve the BRMR 280G payments. Any such early conclusion of the consent solicitation may be made without notice to the BRMR stockholders, although BRMR currently expects that it would issue a press release or other public communication notifying the BRMR stockholders of any such early conclusion.

Q:	What stockholder consent is required to adopt the merger agreement and approve the merger?

A:

BRMR cannot complete the merger unless the BRMR stockholders adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement. BRMR needs this stockholder approval for two reasons. First, under the DGCL, the merger agreement must be adopted by the affirmative vote of or consent with respect to a majority of the outstanding shares of BRMR common stock. Second, the BRMR stockholders agreement prohibits BRMR from consummating a merger or taking certain other actions, including amending its certificate of incorporation and bylaws and changing the number of members of the BRMR board, each of which would occur upon consummation of the merger pursuant to the merger agreement, without the approval of the holders of a majority of the outstanding shares of BRMR common stock. Accordingly, the merger and the other transactions contemplated by the merger agreement require the same approval of BRMR stockholders under the BRMR stockholders agreement as is required for the adoption of the merger agreement pursuant to the DGCL. BRMR stockholders are being asked to consent to the adoption of the merger agreement for purposes of the DGCL and the approval of the merger and the other transactions contemplated by the merger agreement for purposes of the BRMR stockholders agreement as a single proposal.

The parties to the BRMR voting agreement, representing approximately 60.7% of the outstanding shares of BRMR common stock, have agreed, subject to the terms of the BRMR voting agreement, to execute and return written consents adopting the merger agreement and approving the merger, the other transactions contemplated by the merger agreement and any actions related to the merger agreement within one business day after both the registration statement of which this consent solicitation statement/information statement/prospectus forms a part becomes effective under the Securities Act and this consent solicitation statement/information statement/prospectus has been delivered to such BRMR stockholders. The delivery of the written consents by the parties to the BRMR voting agreement will be sufficient to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement.

Q:	What stockholder consent is required to approve the BRMR 280G payments?

A:

Approval of the BRMR 280G payments requires the consent of the holders of more than 75% of the outstanding shares of BRMR common stock, excluding those shares held or constructively owned by the executive officers whose parachute payments BRMR stockholders are being asked to approve.

Q:	Is adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement subject to approval of the BRMR 280G payments?

A:

No. The proposal to approve the BRMR 280G payments is a separate proposal from the proposal to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement. Failure of BRMR stockholders to approve the BRMR 280G payments will have no effect on the adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement. The written consent accompanying this consent solicitation statement/information statement/prospectus provides BRMR stockholders the opportunity to consent to either or both of the two proposals.

Q:	What happens if I do not execute and return my written consent?

A:

If you are a BRMR stockholder as of the close of business on the record date and you do not execute and return a written consent, your shares of BRMR common stock will not be voted with respect to the adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement or to the approval of the BRMR 280G payments. Accordingly, failure to execute and return a written consent effectively will constitute a vote against adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement and against approval of the BRMR 280G payments.

Q:	What happens if I execute and return my written consent without specifying an election to consent in favor of or against a matter as to which BRMR is seeking written consents?

A:

The written consent accompanying this consent solicitation statement/information statement/prospectus provides the opportunity to elect to consent separately in favor of or against each of two matters as to which BRMR is soliciting consents (i.e., (1) adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement, and (2) approval of the BRMR 280G payments). Accordingly, you may execute a written consent electing to consent (i) in favor of both matters, (ii) against both matters or (iii) in favor one matter and against the other matter.

If you execute and return your written consent but do not make a specific election with respect to one or both of the matters as to which BRMR is soliciting consents, you will be deemed to have elected to consent in favor of each matter for which you do not make a specific election.

Q:

Does the BRMR board recommend that the BRMR stockholders adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement and approve the BRMR 280G payments?

A:

Yes. By unanimous vote, the BRMR board has (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, BRMR and its stockholders, (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, (iii) directed that the adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement be submitted to the stockholders of BRMR for action thereon and (iv) resolved to recommend that the BRMR stockholders adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement. The BRMR board unanimously recommends that you consent to the adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement. See “The Merger—Recommendation of the BRMR Board and Reasons for the Merger” beginning on page 105 of this consent solicitation statement/information statement/prospectus. In considering the recommendation of the BRMR board with respect to the merger agreement and the merger you should be aware that directors and executive officers of BRMR are parties to agreements or participants in other arrangements that give them interests in the merger that may be different from, or in addition to, your interests as a stockholder of BRMR. You should consider these interests in consenting to the adoption of the merger agreement. These different interests are described under “Interests of BRMR Directors and Executive Officers in the Merger” beginning on page 130 of this consent solicitation statement/information statement/prospectus.

The BRMR board believes that the payments and benefits the 280G Officers are eligible to receive or may be eligible to receive upon or following the consummation of the merger represent reasonable and appropriate compensation for the 280G Officers given their performance and the circumstances of the merger. Accordingly, the BRMR board unanimously recommends that the BRMR stockholders execute and deliver written consents to approve the BRMR 280G payments. See “BRMR Solicitation of Written Consents—Approval of the BRMR 280G Payments—Recommendation of the BRMR Board.”

Q:	What happens if I sell my shares after the record date but before the effective time of the merger?

A:

If you sell or otherwise transfer shares of BRMR common stock after the record date but prior to the effective time of the merger, then you will not receive the merger consideration. However, you may still provide a written consent as described herein. You must hold your shares through the effective time of the merger to receive the merger consideration.

Q:	Can I revoke my written consent?

A:

Yes, except as described below with respect to parties to the BRMR voting agreement. After you execute and return your written consent, except as described below with respect to parties to the BRMR voting agreement, you may revoke your written consent or change your election with respect to either matter (or both matters) as to which BRMR is soliciting consents at any time before BRMR receives written consents from holders of shares of BRMR common stock sufficient to approve the applicable matter. Once BRMR has received written consents from holders of shares of BRMR common stock sufficient to approve a matter, consents with respect to that matter may not be revoked and elections with respect to that matter may not be changed. Because the delivery of the written consents by the BRMR stockholders party to the BRMR stockholders agreement will be sufficient to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement, you will not be able to revoke your consent or change your election with respect to that matter after the delivery of written consents by those BRMR stockholders. Those BRMR stockholders have agreed, subject to the terms of the BRMR voting agreement, to execute and return such written consents within one business day after both the registration statement of which this consent solicitation statement/information statement/prospectus forms a part becomes effective under the Securities Act and this consent solicitation statement/information statement/prospectus has been delivered to such BRMR stockholders.

If you are a BRMR stockholder that is a party to the BRMR voting agreement, your consent to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement will be irrevocable, but you may revoke your consent or change your election with respect to approval of the BRMR 280G payments as described above.

At any time at which you are permitted to revoke your consent or change your election, you can do so by delivering a written notice stating that you revoke your consent or delivering a new written consent with a later date, in either case to Blue Ridge Mountain Resources, Inc., 122 West John Carpenter Freeway, Suite 300, Irving, Texas 75039, Attention: Frank E. Day, Vice President and Corporate Counsel; Email: fday@brmresources.com.

Q:	Should I send in my BRMR stock certificates now?

A:

No. After the merger is completed, the exchange agent selected by Eclipse will send former BRMR stockholders written instructions for exchanging their BRMR stock certificates and BRMR book entry shares for the merger consideration.

Q:	Who can answer my questions?

A:

If you have any questions about the merger or how to return your written consent, or if you need additional copies of this consent solicitation statement/information statement/prospectus or a replacement written consent, you should contact BRMR at Blue Ridge Mountain Resources, Inc., 122 West John Carpenter Freeway, Suite 300, Irving, Texas 75039, Attention: Frank E. Day, Vice President and Corporate Counsel or by telephone at (469) 444-1647.

SUMMARY

This summary highlights selected information included in this consent solicitation statement/information statement/prospectus and does not contain all of the information that may be important to you. Accordingly, you should read this entire consent solicitation statement/information statement/prospectus, including the annexes hereto and the other documents referred to or incorporated by reference herein, carefully and in their entirety. You may obtain the information about Eclipse that is incorporated by reference into this consent solicitation statement/information statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 274. Each item in this summary includes a page reference directing you to a more complete description of that item in this consent solicitation statement/information statement/prospectus.

Information About the Companies (pages 68 and 212)

Eclipse Resources Corporation

2121 Old Gatesburg Road, Suite 110

State College, Pennsylvania 16803

Phone: (814) 308-9754

Eclipse is an independent exploration and production company engaged in the acquisition and development of oil and natural gas properties in the Appalachian Basin. As of September 30, 2018, Eclipse had assembled an acreage position approximating 196,500 net acres in Eastern Ohio and 44,400 net acres in Pennsylvania, which excludes any acreage currently pending title. Approximately 134,200 of Eclipse’s net acres are located in the Utica Shale fairway, which Eclipse refers to as the Utica Core Area, and approximately 14,500 of these net acres are also prospective for the highly liquids rich area of the Marcellus Shale in Eastern Ohio within what Eclipse refers to as its Marcellus Area. Eclipse is the operator of approximately 96% of its net acreage within the Utica Core Area and its Marcellus Area. Eclipse intends to focus on developing its substantial inventory of horizontal drilling locations during commodity price environments that will allow it to generate attractive returns and will continue to opportunistically add to this acreage position where it can acquire acreage at attractive prices. Eclipse was formed in 2014 and is incorporated in the State of Delaware.

Upon completion of the merger, Eclipse will change its name to Montage Resources Corporation, and thereafter the Eclipse common stock will trade on the NYSE under the symbol “MR”.

Everest Merger Sub Inc.

c/o Eclipse Resources Corporation

2121 Old Gatesburg Road, Suite 110

State College, Pennsylvania 16803

Phone: (814) 308-9754

Merger Sub, whose legal name is Everest Merger Sub Inc., is a direct, wholly owned subsidiary of Eclipse. Upon the completion of the merger, Merger Sub will cease to exist. Merger Sub was incorporated in Delaware on August 10, 2018 for the sole purpose of effecting the merger.

Blue Ridge Mountain Resources, Inc.

Blue Ridge Mountain Resources, Inc.

122 West John Carpenter Freeway, Suite 300

Irving, Texas 75039

Phone: (469) 444-1647

BRMR is an independent exploration and production company engaged in the acquisition, development and production of natural gas, NGLs and oil. BRMR is active in two of the most prolific unconventional shale resource plays in North America, the Marcellus and Utica Shales. As of September 30, 2018, BRMR held approximately 105,000 net surface leasehold acres in the Marcellus and Utica Shales in Ohio and West Virginia, approximately 97,000, or 93%, of which are undeveloped. Approximately 73% of BRMR’s total net surface acres in these areas are held by production. BRMR is the operator on approximately 98% of this net acreage and holds an average 81% working interest across the position within developed units.

The Merger and the Merger Agreement (page 138)

The terms and conditions of the merger are contained in the merger agreement, which is attached to this consent solicitation statement/information statement/prospectus as Annex A and is incorporated by reference herein in its entirety. Eclipse and BRMR encourage you to read the merger agreement carefully, and in its entirety, as it is the legal document that governs the merger.

The Eclipse board and BRMR board each has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. Pursuant to the terms and subject to the conditions included in the merger agreement, Eclipse has agreed to acquire BRMR by means of a merger of Merger Sub with and into BRMR, with BRMR surviving the merger as a wholly owned subsidiary of Eclipse.

Merger Consideration (page 140)

As a result of the merger, each eligible share of BRMR common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.29506 of a share of Eclipse common stock, subject to adjustment as specified in the merger agreement (the merger consideration), after giving effect to the Eclipse reverse stock split.

BRMR stockholders will not be entitled to receive any fractional shares of Eclipse common stock in the merger, and no BRMR stockholders will be entitled to dividends, voting rights or any other rights in respect of any fractional shares of Eclipse common stock. BRMR stockholders that would have otherwise been entitled to receive a fractional share of Eclipse common stock will instead be entitled to receive, in lieu of fractional shares, an amount in cash, without interest, equal to the product of the volume weighted average price of Eclipse common stock for the five consecutive trading days immediately prior to the closing date as reported by Bloomberg, L.P. (adjusted to give effect to the Eclipse reverse stock split), multiplied by the fraction of a share of Eclipse common stock to which the holder would otherwise be entitled.

Risk Factors (page 53)

The merger and an investment in Eclipse common stock involve risks, some of which are related to the transactions contemplated by the merger agreement. You should carefully consider the information about these risks set forth under the section entitled “Risk Factors” beginning on page 53, together with the other information included or incorporated by reference in this consent solicitation statement/information statement/prospectus, particularly the risk factors contained in Eclipse’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017. BRMR stockholders should carefully consider the risks set out in that section before submitting their written consents. For additional information, see the section entitled “Where You Can Find More Information” beginning on page 274.

Treatment of BRMR Equity Awards (page 141)

The merger agreement provides for the following treatment of BRMR equity awards in the merger, consistent with the terms of the applicable BRMR equity plan and/or equity award agreement:

BRMR Restricted Stock Units

Each outstanding BRMR RSU will vest in full at the effective time of the merger. Each BRMR RSU is the equivalent of one share of BRMR common stock. Except as described below with respect to certain BRMR RSUs granted to directors of BRMR, each holder of outstanding BRMR RSUs will be entitled to elect, no later than five business days prior to the closing date, whether to receive in the merger for such BRMR RSUs (i) the merger consideration (including cash in lieu of fractional shares) for each share of BRMR common stock subject to such holder’s BRMR RSUs, (ii) cash equal to the product of (A) the number of shares of BRMR common stock subject to such holder’s BRMR RSUs multiplied by (B) (1) the closing price of Eclipse common stock on the NYSE on the closing date multiplied by (2) the exchange ratio, or (iii) a combination thereof, subject to applicable withholding taxes as provided in the merger agreement and the applicable award agreement. The foregoing does not apply to certain BRMR RSUs granted to directors of BRMR, the terms of which do not provide for such an election. Holders of these other BRMR RSUs will receive the merger consideration (including cash in lieu of fractional shares) for each share of BRMR common stock subject to such BRMR RSUs, after giving effect to an adjustment to the number of such BRMR RSUs in connection with the merger pursuant to the terms of the applicable award agreement, subject to applicable withholding taxes as provided in the merger agreement and the applicable award agreement.

BRMR Performance Interest Awards

Each holder of a BRMR PIA will receive as a result of the merger in respect of such holder’s BRMR PIA the merger consideration (including cash in lieu of fractional shares) for a number of shares of BRMR common stock equal to (i) the “Performance Interest Stock Value” (as defined in and determined by the BRMR board under the applicable award agreement governing such BRMR PIA) divided by (ii) (A) the closing price of Eclipse common stock on the NYSE on the closing date multiplied by (B) the exchange ratio, subject to applicable withholding taxes as provided in the merger agreement and the applicable award agreement.

BRMR Restricted Stock

Each outstanding share of BRMR restricted stock will vest in full at the effective time of the merger, and the holders thereof will be entitled to receive the merger consideration (including cash in lieu of fractional shares) for such shares of BRMR restricted stock, subject to applicable withholding taxes as provided in the merger agreement and the applicable award agreement.

The Eclipse Board’s Reasons for the Merger (page 93)

The Eclipse board recommended that Eclipse stockholders approve the Eclipse stock issuance and the Eclipse charter amendment. For the factors considered by the Eclipse board in reaching this decision, see the section entitled “The Merger—The Eclipse Board’s Reasons for the Merger” beginning on page 93.

Recommendation of the BRMR Board and Reasons for the Merger (page 105)

The BRMR board unanimously recommends that you deliver a written consent to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement. For a discussion of the factors considered by the BRMR board in reaching this decision and additional information on the recommendation of the BRMR board, see the section entitled “The Merger—Recommendation of the BRMR Board and Reasons for the Merger” beginning on page 105.

Opinions of Financial Advisors (pages 96 and 110)

Opinion of Jefferies, Eclipse’s financial advisor

In March 2018, Eclipse retained Jefferies LLC (which we refer to as “Jefferies”) to act as Eclipse’s financial advisor in connection with certain potential strategic transactions, including a possible acquisition by Eclipse or possible sale, disposition or other business transaction or series of related transactions involving all or a material portion of the voting securities or assets of Eclipse. At a meeting of the Eclipse board on August 23, 2018, a representative of Jefferies rendered Jefferies’ opinion to the Eclipse board to the effect that, as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken as set forth in its opinion, the exchange ratio as set forth in the merger agreement was fair, from a financial point of view, to Eclipse, as more fully described in the section of this consent solicitation statement/information statement/prospectus entitled “The Merger— Opinion of Jefferies, Eclipse’s Financial Advisor” beginning on page 96.

The full text of the written opinion of Jefferies, dated as of August 23, 2018, is attached hereto as Annex B. Jefferies’ opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Jefferies in rendering its opinion. Eclipse encourages you to read Jefferies’ opinion carefully and in its entirety. Jefferies’ opinion was directed to the Eclipse board (in its capacity as such) and addresses only the fairness, from a financial point of view, to Eclipse of the exchange ratio as set forth in the merger agreement. It does not address the relative merits of the transactions contemplated by the merger agreement as compared to any alternative transaction or opportunity that might be available to Eclipse, nor does it address the underlying business decision by Eclipse to engage in the merger or the terms of the merger agreement or the documents referred to therein. Jefferies’ opinion does not constitute a recommendation as to how or whether any holder of Eclipse common stock should consent, vote or act with respect to the Eclipse stock issuance, the Eclipse charter amendment or any matter related thereto.

For additional information, see the section entitled “The Merger—Opinion of Jefferies, Eclipse’s Financial Advisor” beginning on page 96 and Annex B.

Opinion of Barclays, BRMR’s financial advisor

BRMR engaged Barclays Capital Inc. (which we refer to as “Barclays”) to act as its financial advisor with respect to the merger. On August 22, 2018, Barclays rendered its oral opinion (which opinion was subsequently confirmed in writing) to the BRMR board that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, from a financial point of view, the exchange ratio to be offered to BRMR stockholders in the merger was fair to such stockholders, as more fully described in the section of this consent solicitation statement/information statement/prospectus entitled “The Merger— Opinion of Barclays, BRMR’s Financial Advisor” beginning on page 110. The summary of Barclays’ opinion set forth below is qualified in its entirety by reference to the full text of Barclays’ written opinion.

The full text of Barclays’ written opinion, dated as of August 22, 2018, is attached as Annex C to this consent solicitation statement/information statement/prospectus. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety.

Barclays’ opinion was addressed to the BRMR board, addressed only the fairness, from a financial point of view, to BRMR stockholders of the exchange ratio to be offered to such stockholders and does not constitute a recommendation to any BRMR stockholder as to how such stockholder should vote with respect to the merger or any other matter. Barclays was not requested to opine as to, and its opinion did not in any manner address, BRMR’s underlying business decision to proceed with or effect the merger or the likelihood of the consummation of the merger. In addition, Barclays expressed no opinion on, and its opinion did not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any party to the merger or any class of such persons, relative to the consideration to be offered to BRMR stockholders in connection with the merger. Barclays’ opinion did not address the relative merits of the merger as compared to any other transaction or business strategy in which BRMR might engage.

For additional information, see the section entitled “The Merger—Opinion of Barclays, BRMR’s Financial Advisor” beginning on page 110 and Annex C.

Eclipse Actions by Written Consent (page 69)

On August 23, 2018, the Eclipse board unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the Eclipse stock issuance pursuant to the merger agreement, and the Eclipse charter amendment, are fair to, and in the best interests of, Eclipse and its stockholders, (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the Eclipse stock issuance and the Eclipse charter amendment, (iii) directed that the approval of the Eclipse stock issuance and the Eclipse charter amendment be submitted to the Eclipse stockholders, and (iv) resolved to recommend that the Eclipse stockholders approve the Eclipse stock issuance and approve and adopt the Eclipse charter amendment. Eclipse stockholder approval is required for (x) the Eclipse stock issuance under the rules of the NYSE and (y) the Eclipse charter amendment under the Eclipse certificate of incorporation and the DGCL.

Pursuant to Section 228 of the DGCL and Section 2.14 of the Eclipse bylaws, any action required or permitted to be taken at any annual or special meeting of Eclipse stockholders may be taken without a meeting, without prior notice and without a vote of Eclipse stockholders, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. On August 25, 2018, the EnCap Entities, direct holders of an aggregate of 172,955,027 shares of Eclipse common stock, which comprised approximately 57.2% of the issued and outstanding shares of Eclipse common stock, as of August 23, 2018, executed and delivered the Eclipse stockholder written consent and thereby approved the Eclipse stock issuance and Eclipse charter amendment.

As a result of the Eclipse stockholder written consent, the requisite stockholder approval of the Eclipse stock issuance has been received as required under the rules of the NYSE, and the requisite stockholder approval of the Eclipse charter amendment has been received as required under the Eclipse certificate of incorporation and the DGCL. This consent solicitation statement/information statement/prospectus is furnished by Eclipse for the purpose of informing and notifying Eclipse stockholders regarding the actions taken by the Eclipse stockholder written consent and is being provided pursuant to the requirements of Rule 14c-2 promulgated under Section 13 of the Exchange Act and Section  228(e) of the DGCL.

BRMR Solicitation of Written Consents (page 71)

BRMR is providing this consent solicitation statement/information statement/prospectus to its stockholders in connection with the solicitation of written consents to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement and to separately approve the BRMR 280G payments.

The record date for the determination of BRMR stockholders entitled to execute and return written consents with respect to the consent solicitation contemplated by this consent solicitation statement/information statement/prospectus is                 , 2018. Only BRMR stockholders of record at the close of business on the record date

of                 , 2018 will be entitled to execute and return written consents. As of the close of business on the record date, there were 50,882,938 shares of BRMR common stock outstanding and with respect to which the holders are entitled to execute and return written consents. As of the close of business on the record date, the directors and executive officers of BRMR beneficially owned and were entitled to execute and return written consents with respect to, in the aggregate, 466,467 shares of BRMR common stock, representing less than one percent of the shares of BRMR common stock outstanding on that date. Each holder of BRMR common stock is entitled to one vote for each share of BRMR common stock owned as of the close of business on the record date.

Under the DGCL, the merger agreement must be adopted by the affirmative vote of or consent with respect to a majority of the outstanding shares of BRMR common stock. In addition, the BRMR stockholders agreement prohibits BRMR from consummating a merger or taking certain other actions, including amending its certificate of incorporation and bylaws and changing the number of members of the BRMR board, each of which would occur upon consummation of the merger pursuant to the merger agreement, without the approval of the holders of a majority of the outstanding shares of BRMR common stock. Accordingly, the merger and the other transactions contemplated by the merger agreement require the same approval of BRMR stockholders as is required for the adoption of the merger agreement pursuant to the DGCL. BRMR stockholders are being asked to consent to the adoption of the merger agreement for purposes of the DGCL and the approval of the merger and the other transactions contemplated by the merger agreement for purposes of the BRMR stockholders agreement as a single proposal.

The parties to the BRMR voting agreement, representing approximately 60.7% of the outstanding shares of BRMR common stock, have agreed, subject to the terms of the BRMR voting agreement, to execute and return written consents adopting the merger agreement and approving the merger, the other transactions contemplated by the merger agreement and any actions related to the merger agreement within one business day after both the registration statement of which this consent solicitation statement/information statement/prospectus forms a part becomes effective under the Securities Act and this consent solicitation statement/information statement/prospectus has been delivered to such BRMR stockholders. The delivery of the written consents by the parties to the BRMR voting agreement will be sufficient to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement.

Under Section 280G of the Code, approval of the BRMR 280G payments requires, with respect to each of the 280G Officers, consent of the holders as of the record date of more than 75% of the outstanding shares of BRMR common stock. The BRMR voting agreement does not require the BRMR stockholders to consent to or vote in favor of approval of the BRMR 280G payments. Action by written consent of the BRMR stockholders to approve the BRMR 280G payments is separate from their action by written consent to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement, which adoption and approval is not conditioned upon the approval of the BRMR 280G payments.

Holders of shares of BRMR common stock as of the close of business on the record date may complete, date, and sign the written consent furnished with this consent solicitation statement/prospectus and promptly return it to BRMR by hand delivery or mail or by email of a .pdf copy to Blue Ridge Mountain Resources, Inc., 122 West John Carpenter Freeway, Suite 300, Irving, Texas 75039, Attention: Frank E. Day, Vice President and Corporate Counsel; Email: fday@brmresources.com.

BRMR has set 5:00 p.m., Irving, Texas time, on                 , 2019 as the targeted final date for the receipt of written consents. BRMR reserves the right to extend the final date for the receipt of written consents beyond                 , 2019 for any reason in its sole discretion. Among other reasons, BRMR may extend the final date for receipt of written consents if necessary in order to receive written consents and requests from holders of shares of BRMR common stock sufficient to cause the merger to be a drag transaction under the BRMR stockholders agreement or to receive written consents from the holders of shares of BRMR common stock sufficient to approve the BRMR 280G payments. Any such extension may be made without notice to the BRMR stockholders, although BRMR currently expects that it would issue a press release or other public communication notifying the BRMR stockholders of any such extension. In addition, BRMR reserves the right to conclude the consent solicitation prior to                 , 2019 if, prior to that date, BRMR has received written consents from holders of shares of BRMR common stock sufficient to (i) adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement, (ii) cause the merger to be a drag transaction under the BRMR stockholders agreement and (iii) approve the BRMR 280G payments. Any such early conclusion of the consent solicitation may be made without notice to the BRMR stockholders, although BRMR currently expects that it would issue a press release or other public communication notifying the BRMR stockholders of any such early conclusion.

If you are a BRMR stockholder as of the close of business on the record date and you do not execute and return a written consent, your shares of BRMR common stock will not be voted with respect to the adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement or to the approval of the BRMR 280G payments. Accordingly, failure to execute and return a written consent effectively will constitute a vote against adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement and against approval of the BRMR 280G payments.

The written consent accompanying this consent solicitation statement/information statement/prospectus provides the opportunity to elect to consent separately in favor of or against each of two matters as to which BRMR is soliciting consents (i.e., (1) adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement, and (2) approval of the BRMR 280G payments). Accordingly, you may execute a written consent electing to consent (i) in favor of both matters, (ii) against both matters or (iii) in favor of one matter and against the other matter. If you execute and return your written consent but do not make a specific election with respect to one or both of the matters as to which BRMR is soliciting consents, you will be deemed to have elected to consent in favor of each matter for which you do not make a specific election.

After you execute and return your written consent, except as described below with respect to parties to the BRMR voting agreement, you may revoke your written consent or change your election with respect to either matter (or both matters) as to which BRMR is soliciting consents at any time before BRMR receives written consents from holders of shares of BRMR common stock sufficient to approve the applicable matter. Once BRMR has received written consents from holders of shares of BRMR common stock sufficient to approve a matter, consents with respect to that matter may not be revoked and elections with respect to that matter may not be changed. Because the delivery of the written consents by the BRMR stockholders party to the BRMR stockholders agreement will be sufficient to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement, you will not be able to revoke your consent or change your election with respect to that matter after the delivery of written consents by those BRMR stockholders. Those BRMR stockholders have agreed, subject to the terms of the BRMR voting agreement, to execute and return such written consents within one business day after both the registration statement of which this consent solicitation statement/information statement/prospectus forms a part becomes effective under the Securities Act and this consent solicitation statement/information statement/prospectus has been delivered to such BRMR stockholders.

If you are a BRMR stockholder that is a party to the BRMR voting agreement, your consent to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement will be irrevocable, but you may revoke your consent or change your election with respect to approval of the BRMR 280G payments as described above.

At any time at which you are permitted to revoke your consent or change your election, you can do so by delivering a written notice stating that you revoke your consent or delivering a new written consent with a later date, in either case to Blue Ridge Mountain Resources, Inc., 122 West John Carpenter Freeway, Suite 300, Irving, Texas 75039, Attention: Frank E. Day, Vice President and Corporate Counsel; Email: fday@brmresources.com.

Interests of Eclipse Directors and Executive Officers in the Merger (page 128)

Eclipse stockholders should be aware that the executive officers and directors of Eclipse have interests in the merger that may be different from, or in addition to, the interests of Eclipse stockholders generally. These interests are described in more detail in the section entitled “The Merger—Interests of Eclipse Directors and Executive Officers in the Merger” and “The Merger—Executive Officer Severance Arrangements” beginning on pages 128 and 134, respectively. The members of the Eclipse board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, in approving the merger agreement and in determining to recommend that Eclipse stockholders approve the Eclipse stock issuance and the Eclipse charter amendment.

Board of Directors and Management of Eclipse and the Surviving Corporation Following Completion of the Merger (pages 129 and 253)

Prior to the effective time of the merger, Eclipse will take all actions necessary to cause the Eclipse board as of and immediately following the effective time of the merger to consist of a total of ten directors meeting certain independence standards and other qualifications as set forth in the merger agreement, five of whom shall be designated by Eclipse and five of whom shall be designated by BRMR. From and after the effective time of the merger, such directors will serve as such until their respective successors are duly elected or appointed and qualified or their earlier resignation or removal; provided, however, that one of the directors designated by BRMR will resign on the first anniversary of the effective time of the merger and the Eclipse board will be reduced to consist of a total of nine directors. For information regarding the persons expected to be the directors of Eclipse upon consummation of the merger, see the section entitled “Management of Eclipse Upon Consummation of the Merger.”

Prior to the effective time of the merger, Eclipse will take all actions necessary to cause the officers of Eclipse as of and immediately following the effective time of the merger to be the individuals listed on the disclosure letter delivered by Eclipse to BRMR in connection with the merger agreement, or, in certain cases, a replacement for such individual. From and after the effective time of the merger, such officers will serve until their resignation or removal from office by the Eclipse board. Prior to the effective time of the merger, Eclipse will take all actions necessary to cause the resignation or removal of each officer of Eclipse who will not be an officer of Eclipse as of and after the effective time of the merger as provided in the merger agreement from all offices and positions held by such person with Eclipse or any of its subsidiaries, with such resignation or removal to be effective as of the effective time of the merger. For information regarding the persons expected to be the executive officers of Eclipse upon consummation of the merger, see the section entitled “Management of Eclipse Upon Consummation of the Merger.”

At the effective time, the directors of the surviving corporation will be John Reinhart and Oleg Tolmachev, each to hold office in accordance with the certificate of incorporation and bylaws of the surviving corporation until their respective successors are duly elected or appointed and qualified or their earlier removal or resignation. At the effective time, the officers of the surviving corporation will be the individuals listed on the disclosure letter delivered by Eclipse to BRMR in connection with the merger agreement, or, in certain cases, a replacement for such individual. The executive officers of the surviving corporation upon consummation of the merger will be the same as the executive officers of Eclipse upon consummation of the merger. Each of such officers will hold office in accordance with the certificate of incorporation and bylaws of the surviving corporation until their respective successors are duly appointed or their earlier removal or resignation.

Interests of BRMR Directors and Executive Officers in the Merger (page 130)

In considering the recommendation of the BRMR board with respect to the merger agreement and the merger, BRMR stockholders should be aware that the executive officers and directors of BRMR have interests in the merger that may be different from, or in addition to, the interests of BRMR stockholders generally. These interests are described in more detail in the sections entitled “The Merger—Interests of BRMR Directors and Executive Officers in the Merger” and “The Merger—Treatment of BRMR Equity Awards” beginning on pages 130, and 132, respectively. The members of the BRMR board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, in approving the merger agreement and in determining to recommend that BRMR stockholders adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement.

Conditions to the Completion of the Merger (page 171)

Each party’s obligation to complete the merger is subject to the satisfaction or waiver of the following mutual conditions:

•

Eclipse Stockholder Approval. The Eclipse stockholders must have approved the Eclipse stock issuance and Eclipse charter amendment in accordance with the rules and regulations of the NYSE, the DGCL, and the organizational documents of Eclipse (which we refer to as the “Eclipse Stockholder Approval”), and such Eclipse Stockholder Approval must be in full force and effect.

•

BRMR Stockholder Approval. The BRMR stockholders must have adopted the merger agreement in accordance with the DGCL and the organization documents of BRMR and approved the merger in accordance with the BRMR stockholders agreement (which we refer to as the “BRMR Stockholder Approval”), and such BRMR Stockholder Approval must be in full force and effect.

•	Regulatory Approval. Any waiting period under the HSR Act applicable to the merger and the other transactions contemplated by the merger agreement must have expired or been terminated.

•

No Injunctions or Restraints. Any governmental entity having jurisdiction over Eclipse, BRMR and Merger Sub must not have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the merger, and any law that makes the consummation of the merger illegal or otherwise prohibited must not have been adopted.

•

Effectiveness of the Registration Statement. The registration statement, of which this consent solicitation statement/information statement/prospectus forms a part, must have been declared effective by the SEC under the Securities Act and must not be the subject of any stop order or proceedings seeking a stop order.

•	NYSE Listing. The shares of Eclipse common stock issuable to BRMR stockholders pursuant to the merger agreement must have been authorized for listing on the NYSE, upon official notice of issuance.

•

Appraisal Rights. The total number of dissenting shares must not exceed 12% of the issued and outstanding shares of BRMR common stock immediately prior to the effective time of the merger and the time period for holders of BRMR common stock to submit a written demand for appraisal in accordance with the provisions of Section 262 of the DGCL must have expired.

The obligations of Eclipse and Merger Sub to complete the merger are subject to the satisfaction or waiver of further conditions, including:

•

the accuracy of the representations and warranties of BRMR contained in the merger agreement as of August 25, 2018 and as of the closing date (other than representations that by their terms speak specifically as of another date or period of time), subject to the materiality standards provided in the merger agreement;

•

BRMR having performed and complied with in all material respects all of its obligations under the merger agreement required to be performed or complied with at or prior to the effective time of the merger;

•

Eclipse having received a certificate of BRMR signed by an executive officer of BRMR, dated as of the closing date, confirming that the conditions set forth in the two bullets directly above have been satisfied; and

•

Eclipse having received an opinion from Norton Rose Fulbright US LLP, in form and substance reasonably satisfactory to Eclipse, dated as of the closing date (and, if requested, dated as of the date on which the registration statement, of which this consent solicitation statement/information statement/prospectus forms a part, is declared effective by the SEC), to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

The obligation of BRMR to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•

the accuracy of the representations and warranties of Eclipse contained in the merger agreement as of August 25, 2018 and as of the closing date (other than representations that by their terms speak specifically as of another date or period of time), subject to the materiality standards provided in the merger agreement;

•

Eclipse and Merger Sub having performed and complied with in all material respects all of their respective obligations under the merger agreement required to be performed or complied with by them at or prior to the effective time of the merger;

•

BRMR having received a certificate of Eclipse signed by an executive officer of Eclipse, dated as of the closing date, confirming that the conditions in the two bullets directly above have been satisfied; and

•

BRMR having received an opinion from Bracewell LLP, in form and substance reasonably satisfactory to BRMR, dated as of the closing date (and, if requested, dated as of the date on which the registration statement, of which this consent solicitation statement/information statement/prospectus forms a part, is declared effective by the SEC), to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

No Solicitation (page 154)

No Solicitation by Eclipse

Eclipse has agreed that, from and after August 25, 2018 until the effective time of the merger, or if earlier, the termination of the merger agreement in accordance with its terms, Eclipse and its officers and directors will, and will cause Eclipse’s subsidiaries and their respective officers and directors to, and will use their reasonable best efforts to cause the other representatives of Eclipse and its subsidiaries to, immediately cease, and cause to be terminated, any solicitation, encouragement, discussion or negotiations ongoing with any third party with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Eclipse competing proposal (as such term is defined in the section entitled “The Merger Agreement—No Solicitation; Changes of Recommendation—Definitions of Competing Proposals” beginning on page 160).

Eclipse has also agreed that, except as expressly permitted by the merger agreement, from and after August 25, 2018 until the effective time of the merger, or if earlier, the termination of the merger agreement in accordance with its terms, Eclipse and its officers and directors will not, and will cause Eclipse’s subsidiaries and their respective officers and directors not to, and will use their reasonable best efforts to cause the other representatives of Eclipse and its subsidiaries not to, directly or indirectly, initiate, solicit, propose, knowingly encourage, or knowingly facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to result in, an Eclipse competing proposal.

No Solicitation by BRMR

BRMR has agreed that, from and after August 25, 2018 until the effective time of the merger, or if earlier, the termination of the merger agreement in accordance with its terms, BRMR and its officers and directors will, and will cause BRMR’s subsidiaries and their respective officers and directors to, and will use their reasonable best efforts to cause the other representatives of BRMR and its subsidiaries to, immediately cease, and cause to be terminated, any solicitation, encouragement, discussion or negotiations ongoing with any third party with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a BRMR competing proposal (as such term is defined in the section entitled “The Merger Agreement—No Solicitation; Changes of Recommendation—Definitions of Competing Proposals” beginning on page 160).

BRMR has also agreed that, except as expressly permitted by the merger agreement, from and after August 25, 2018 until the effective time of the merger, or if earlier, the termination of the merger agreement in accordance with its terms, BRMR and its officers and directors will not, and will cause BRMR’s subsidiaries and their respective officers and directors not to, and will use their reasonable best efforts to cause the other representatives of BRMR and its subsidiaries not to, directly or indirectly:

•

initiate, solicit, propose, knowingly encourage, or knowingly facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to result in, a BRMR competing proposal;

•

engage in, continue or otherwise participate in any discussions with any person with respect to or negotiations with any person with respect to, relating to, or in furtherance of a BRMR competing proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a BRMR competing proposal;

•

furnish any information regarding BRMR or its subsidiaries, or access to the properties, assets or employees of BRMR or its subsidiaries, to any person in connection with or in response to any BRMR competing proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a BRMR competing proposal;

•

enter into any letter of intent or agreement in principal, or other agreement providing for a BRMR competing proposal (other than certain confidentiality agreements entered into as permitted by the merger agreement);

•	submit any BRMR competing proposal to the vote of BRMR stockholders; or

•	resolve, agree or publicly propose to, or permit BRMR or any of its subsidiaries or any of their respective representatives to agree or publicly propose to, take any of the actions referred to above.

Notwithstanding the agreements described above, prior to, but not after, the receipt of the BRMR Stockholder Approval, BRMR and its representatives may engage in the second and third bullets directly above with any person if (i) BRMR receives an unsolicited bona fide written BRMR competing proposal from such person; and (ii) such BRMR competing proposal did not arise from or in connection with a breach of the obligations described directly above and in the section entitled “The Merger Agreement—No Solicitation; Changes of Recommendation—No Solicitation by BRMR” beginning on page 155; provided, however, that:

•

no information that is prohibited from being furnished pursuant to the “no solicitation” obligations described above and in the section entitled “The Merger Agreement—No Solicitation; Changes of Recommendation—No Solicitation by BRMR” may be furnished until BRMR receives an executed confidentiality agreement, subject to certain conditions, including that the terms of such confidentiality agreement are no less favorable to BRMR in the aggregate than the terms of the Mutual Confidentiality Agreement dated April 25, 2018 between Eclipse and BRMR;

•

any non-public information furnished to such person will have previously been made available to Eclipse or is made available to Eclipse prior to or concurrently with the time such information is made available to such person;

•

prior to taking any such actions, the BRMR board or any committee of the BRMR board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such BRMR competing proposal is, or would reasonably be expected to lead to, a BRMR superior proposal (as defined in the section entitled “The Merger Agreement—No Solicitation; Changes of Recommendation—Definition of BRMR Superior Proposal”); and

•

prior to taking any such actions, the BRMR board determines in good faith after consultation with its outside legal counsel that failure to take such action would be inconsistent with the fiduciary duties owed by the BRMR board to the stockholders of BRMR under applicable law.

Changes of Recommendation (page 154)

Eclipse Restrictions on Changes of Recommendation

The Eclipse board may not effect an Eclipse recommendation change (as defined in the section entitled “The Merger Agreement—No Solicitation; Changes of Recommendation—Eclipse: Restrictions on Changes of Recommendation” beginning on page 157).

BRMR Restrictions on Changes of Recommendation

Subject to certain exceptions described below, the BRMR board may not effect a BRMR recommendation change (as defined in the section entitled “The Merger Agreement—No-Solicitation; Changes of Recommendation—BRMR: Restrictions on Changes of Recommendation” beginning on page 157).

BRMR: Permitted Changes of Recommendation and Permitted Termination to Enter into a Superior Proposal

Prior to, but not after, the receipt of the BRMR Stockholder Approval, in response to an unsolicited bona fide written BRMR competing proposal from a third party that did not arise from or in connection with a breach of the “no solicitation” obligations described above and in the section entitled “The Merger Agreement—No Solicitation; Changes of Recommendation—No Solicitation by BRMR,” the BRMR board or a committee thereof may effect a BRMR recommendation change or terminate the merger agreement if:

•

the BRMR board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such BRMR competing proposal is a BRMR superior proposal and, after consultation with its outside legal counsel, that the failure to effect a BRMR recommendation change in response to such BRMR superior proposal would be inconsistent with the fiduciary duties owed by the BRMR board to the stockholders of BRMR under applicable law; and

•

BRMR provides Eclipse written notice of such proposed action and the basis of such proposed action four business days in advance, which notice must set forth in writing that the BRMR board intends to take such action and the basis therefor, including a copy of the available proposed BRMR competing proposal and any applicable transaction and financing documents, and complies with certain obligations, each as described in the section entitled “The Merger Agreement—No Solicitation; Changes of Recommendation—BRMR: Permitted Changes of Recommendation and Permitted Termination to Enter into a Superior Proposal” beginning on page 158.

BRMR: Permitted Changes of Recommendation in Connection with Intervening Events

Prior to, but not after, the receipt of the BRMR Stockholder Approval, in response to a BRMR intervening event (as defined in the section entitled “The Merger Agreement—No Solicitation; Changes of Recommendation—

BRMR: Permitted Changes of Recommendation in Connection with Intervening Events” beginning on page 159) that occurs or arises after August 25, 2018 and that did not arise from or in connection with a breach of the merger agreement by BRMR, BRMR may effect a BRMR recommendation change if:

•

the BRMR board or a committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that a BRMR intervening event has occurred and, after consultation with its outside legal counsel, that failure to effect a BRMR recommendation change in response to such BRMR intervening event would be inconsistent with the fiduciary duties owed by the BRMR board to the stockholders of BRMR under applicable law; and

•

BRMR provides Eclipse written notice of such proposed action and the basis of such proposed action four business days in advance, which notice will set forth in writing that the BRMR board intends to take such action and the basis therefor, including a reasonably detailed description of the facts and circumstances of the BRMR intervening event, and complies with certain obligations, each as described in the section entitled “The Merger Agreement—No Solicitation; Changes of Recommendation—BRMR: Permitted Changes of Recommendation in Connection with Intervening Events” beginning on page 159.

Termination (page 173)

Eclipse and BRMR may terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger by mutual written consent of Eclipse and BRMR.

The merger agreement may also be terminated by either Eclipse or BRMR at any time prior to the effective time of the merger in any of the following situations:

•

if any governmental entity having jurisdiction over any party has issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the merger and such order, decree, ruling or injunction or other action has become final and nonappealable, or if any law has been adopted that permanently makes the consummation of the merger illegal or otherwise permanently prohibited, so long as the terminating party has not breached any material covenant or agreement under the merger agreement that has caused or resulted in such order, decree, ruling or injunction or other action;

•	upon an end date termination event (as defined in the section entitled “The Merger Agreement—Termination—Termination Rights” beginning on page 173);

•	upon a BRMR stockholder approval termination event (as defined in the section entitled “The Merger Agreement—Termination—Termination Rights” beginning on page 173);or

•	upon a dissenting shares termination event (as defined in the section entitled “The Merger Agreement—Termination—Termination Rights” beginning on page 173).

In addition, the merger agreement may be terminated by Eclipse:

•	if prior to, but not after, receipt of the BRMR Stockholder Approval, the BRMR board or a committee of the BRMR board has effected a BRMR recommendation change;

•	upon a BRMR breach termination event (as defined in the section entitled “The Merger Agreement—Termination—Termination Rights” beginning on page 173); or

•	upon a BRMR no solicitation breach termination event (as defined in the section entitled “The Merger Agreement—Termination—Termination Rights” beginning on page 173).

Further, the merger agreement may be terminated by BRMR:

•	upon an Eclipse stockholder approval termination event (as defined in the section entitled “The Merger Agreement—Termination—Termination Rights” beginning on page 173);

•	upon an Eclipse breach termination event (as defined in the section entitled “The Merger Agreement—Termination—Termination Rights” beginning on page 173); or

•	upon a BRMR superior proposal termination event (as defined in the section entitled “The Merger Agreement—Termination—Termination Rights” beginning on page 173).

Termination Fees (page 174)

Termination Fees Payable by Eclipse

The merger agreement requires Eclipse to pay BRMR a termination fee of $12 million (which we refer to as the “reverse termination fee”) if:

•	BRMR terminates the merger agreement due to an Eclipse stockholder approval termination event; or

•

(i) BRMR or Eclipse terminates the merger agreement due to an end date termination event or BRMR terminates the merger agreement due to an Eclipse breach termination event and following August 25, 2018 and on or before the date of any such termination, an Eclipse competing proposal was announced, disclosed or otherwise communicated to the Eclipse board and not withdrawn without qualification at least seven business days prior to the date of such termination (however, an Eclipse competing proposal will not be deemed to have been “publicly withdrawn” by any person if, within 12 months of the termination of the merger agreement, Eclipse or any of its subsidiaries have entered into a definitive agreement with respect to, or have consummated, or have approved or recommended to the Eclipse stockholders or otherwise not opposed, in the case of a tender offer or exchange offer, an Eclipse competing proposal made by or on behalf of such person or any of its affiliates), and (ii) within 12 months after the date of such termination, Eclipse enters into a definitive agreement with respect to an Eclipse competing proposal (or publicly approves or recommends to the Eclipse stockholders or otherwise does not oppose, in the case of a tender or exchange offer, an Eclipse competing proposal) or consummates an Eclipse competing proposal. For purposes of this paragraph, any reference in the definition of Eclipse competing proposal to “20%” will be deemed to be a reference to “more than 50%” and any Eclipse competing proposal made prior to August 25, 2018 will be deemed to have been made following August 25, 2018 if Eclipse breaches the “no solicitation” obligations described above and in the section entitled “The Merger Agreement—No Solicitation; Changes of Recommendation—No Solicitation by Eclipse” with respect to such Eclipse competing proposal.

In no event will Eclipse be required to pay the reverse termination fee on more than one occasion. In addition, if both the termination fee (as defined below) and the reverse termination fee are payable pursuant to the merger agreement, no payment of the termination fee or the reverse termination fee will be required.

Termination Fees Payable by BRMR

The merger agreement requires BRMR to pay Eclipse a termination fee of (i) $18 million, if payable (A) in connection with a termination of the merger agreement by Eclipse due to a BRMR recommendation change in response to a BRMR intervening event, or (B) in connection with a termination of the merger agreement by Eclipse or BRMR due to a BRMR stockholder approval termination event and BRMR has effected a BRMR recommendation change in response to a BRMR intervening event, or (ii) $12 million, if payable in any other circumstance (which, in each case, we refer to as the “termination fee”) if:

•	BRMR terminates the merger agreement due to a BRMR superior proposal termination event;

•	Eclipse terminates the merger agreement due to a BRMR recommendation change or due to a BRMR no solicitation breach termination event;

•	Eclipse or BRMR terminates the merger agreement due to a BRMR stockholder approval termination event and the BRMR board or a committee thereof has effected a BRMR recommendation change; or

•

(i) (A) Eclipse or BRMR terminates the merger agreement due to a BRMR stockholder approval termination event and following August 25, 2018 and on or before the date of such termination a BRMR competing proposal was publicly announced or publicly disclosed and not publicly withdrawn without qualification at least seven business days prior to the BRMR Stockholder Consent Deadline or (B) BRMR or Eclipse terminates the merger agreement due to an end date termination event or Eclipse terminates the merger agreement due to a BRMR breach termination event and following August 25, 2018 and on or before the date of such termination a BRMR competing proposal has been announced, disclosed or otherwise communicated to the BRMR board and not withdrawn without qualification at least seven business days prior to the date of such termination (however, a BRMR competing proposal will not be deemed to have been “publicly withdrawn” by any person if, within 12 months of the termination of the merger agreement, BRMR or any of its subsidiaries have entered into a definitive agreement with respect to, or have consummated, or have approved or recommended to the BRMR stockholders or otherwise have not opposed, in the case of a tender offer or exchange offer, a BRMR competing proposal made by or on behalf of such person or any of its affiliates), and (ii) within 12 months after the date of such termination, BRMR enters into a definitive agreement with respect to a BRMR competing proposal (or publicly approves or recommends to the BRMR stockholders or otherwise does not oppose, in the case of a tender or exchange offer, a BRMR competing proposal) or consummates a BRMR competing proposal. For purposes of this paragraph, any reference in the definition of BRMR competing proposal to “20%” will be deemed to be a reference to “more than 50%” and any BRMR competing proposal made prior to August 25, 2018 will be deemed to have been made following August 25, 2018 if BRMR breaches the “no solicitation” obligations described above and in the section entitled “The Merger Agreement—No Solicitation; Changes of Recommendation—No Solicitation by BRMR” with respect to such BRMR competing proposal.

In no event will BRMR be required to pay the termination fee on more than one occasion. In addition, if both the termination fee and the reverse termination fee (as described above) are payable pursuant to the merger agreement, no payment of the termination fee or the reverse termination fee will be required.

Regulatory Approvals (page 164)

Although the merger agreement includes covenants of the parties with respect to the making of any required filings under the HSR Act and efforts to obtain the expiration or early termination of the waiting period under the HSR Act, Eclipse and BRMR have determined that no filing under the HSR Act is required in connection with the merger. Neither Eclipse nor BRMR is aware of any material governmental approvals or actions that are required for completion of the merger. It is presently contemplated that if any such additional material governmental approvals or actions are required, those approvals or actions will be sought.

For additional information, see the section entitled “The Merger Agreement—HSR and Other Regulatory Approvals” beginning on page 164.

Specific Performance; Remedies (page 176)

Eclipse, BRMR and Merger Sub have agreed that each will be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement.

Except in the case of fraud or a willful and material breach, the monetary remedies and the specific performance remedies set forth in the merger agreement will be the receiving party’s sole and exclusive remedy against the paying party.

Dissenters’ Rights of Appraisal (page 208)

Unless the merger constitutes a drag transaction under the BRMR stockholders agreement, holders of BRMR common stock have the right to dissent from the proposed merger and, subject to certain conditions provided for in Section 262 of the DGCL, to receive payment of the fair value of their BRMR common stock as determined by the Delaware Court of Chancery. BRMR stockholders will be bound by the terms of the merger unless the merger does not constitute a drag transaction and they dissent by complying with all of the requirements of the Delaware dissenters’ rights statute. See the section entitled “Dissenters’ Rights of Appraisal” beginning on page 208 for a summary of dissenters’ rights available to BRMR stockholders, which summary is not intended to be a complete statement of applicable Delaware law and is qualified in its entirety by reference to Section 262 of the DGCL which is set forth in its entirety as Annex D to this consent solicitation statement/information statement/prospectus.

Eclipse stockholders do not have dissenter’s or appraisal rights in connection with the merger.

Material U.S. Federal Income Tax Consequences of the Merger (page 180)

It is a condition to each of BRMR’s and Eclipse’s obligation to complete the merger that each receives a written opinion from its counsel to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinions, for U.S. federal income tax purposes, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Assuming the merger qualifies as a “reorganization,” U.S. holders of shares of BRMR common stock generally will not recognize any gain or loss upon receipt of Eclipse common stock in exchange for BRMR common stock in the merger, except that gain or loss will be recognized with respect to any cash received in lieu of a fractional share of Eclipse common stock. On the other hand, non-U.S. holders generally will be required to recognize gain or loss upon receipt of Eclipse common stock and cash in lieu of a fractional share, and the merger consideration will be subject to withholding at the rate of 15%. The U.S. federal income tax consequences of the merger are discussed in more detail in the section entitled “Material U.S. Federal Income Tax Consequences Of The Merger” beginning on page 180. The discussion of the material U.S. federal income tax consequences contained in this consent solicitation statement/information statement/prospectus is intended to provide only a general discussion and is not a complete analysis or description of all potential U.S. federal income tax consequences of the merger that may vary with, or are dependent on, individual circumstances. In addition, it does not address the effects of any foreign, state or local tax laws, or federal tax laws other than U.S. federal income tax laws.

TAX MATTERS ARE COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES AS A RESULT OF THE MERGER TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.

Comparison of Stockholders’ Rights (page 198)

The rights of BRMR stockholders who receive shares of Eclipse common stock in the merger will be governed by the Eclipse certificate of incorporation and the Eclipse bylaws, rather than by the BRMR certificate of incorporation, the BRMR bylaws and the BRMR stockholders agreement. As a result, BRMR stockholders will have different rights once they become Eclipse stockholders due to the differences in the organizational documents of BRMR and Eclipse. The key differences are described in the section entitled “Comparison of Stockholders’ Rights” beginning on page 198.

Listing of Eclipse Common Stock; Halting of Trading of BRMR Shares (page 137)

If the merger is completed, the shares of Eclipse common stock to be issued in the merger will be listed for trading on the NYSE, and shares of BRMR common stock will cease to be traded on the OTC Grey. Upon completion of the merger, Eclipse will change its name to Montage Resources Corporation, and thereafter the Eclipse common stock will trade on the NYSE under the symbol “MR”.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ECLIPSE

The following table presents selected historical consolidated financial data for Eclipse (1) as of and for the years ended December 31, 2017, 2016, 2015, 2014 and 2013 and (2) as of and for the nine months ended September 30, 2018 and 2017. The consolidated financial data for each of the years ended December 31, 2017, 2016 and 2015, and as of December 31, 2017 and 2016, have been derived from Eclipse’s selected financial data and audited consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which is incorporated by reference herein in its entirety. The selected historical consolidated financial data of Eclipse for each of the years ended December 31, 2014 and 2013 and as of December 31, 2015, 2014 and 2013 have been derived from Eclipse’s selected financial data and audited consolidated financial statements for such years, which have not been incorporated by reference herein. The selected historical consolidated financial data for the nine months ended September 30, 2018 and 2017 and as of September 30, 2018 have been derived from Eclipse’s unaudited consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, which is incorporated by reference herein in its entirety. The selected balance sheet data as of September 30, 2017 has been derived from Eclipse’s unaudited consolidated financial statements as of September 30, 2017, which have not been incorporated by reference herein.

On June 24, 2014, prior to the closing of Eclipse’s initial public offering, Eclipse completed its corporate reorganization (which we refer to as the “Corporate Reorganization”), pursuant to which, among other things, Eclipse I, Eclipse’s predecessor for accounting purposes, became a direct subsidiary of Eclipse. Information presented for the period from January 1, 2014 through June 23, 2014, as contained within the year ended December 31, 2014, and for the year ended December 31, 2013 pertains to the historical financial statements and results of operations of Eclipse I. As a result, the historical financial data may not give you an accurate indication of what Eclipse’s actual results would have been had the Corporate Reorganization been completed at the beginning of the periods presented or of what Eclipse’s future results of operations are likely to be.

The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Eclipse nor does it include the effects of the merger. This summary should be read together with the other information contained in Eclipse’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, including the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes therein. For additional information, see the section entitled “Where You Can Find More Information” beginning on page 274.

	Nine Months Ended September 30,		Year Ended December 31,
Statement of Operations data: (in thousands)	2018	2017	2017	2016	2015	2014	2013
	(unaudited)
REVENUES
Natural gas, oil and natural gas liquids sales	$340,620	$277,174	$380,178	$223,015	$234,601	$137,816	$12,935
Brokered natural gas and marketing	3,318	2,428	3,481	12,019	20,720	—	—

Total revenues	343,938	279,602	383,659	235,034	255,321	137,816	12,935
OPERATING EXPENSES
Lease operating	22,026	11,943	20,525	9,023	13,904	8,518	2,576
Transportation, gathering and compression	98,126	92,715	124,839	109,226	85,846	18,114	67
Production and ad valorem taxes	7,226	6,391	8,490	7,927	3,722	2,163	77
Brokered natural gas and marketing expense	3,715	2,474	3,191	12,268	26,173	—	—
Depreciation, depletion and amortization	98,186	86,929	118,818	92,948	244,750	89,218	6,163
Exploration	36,227	29,514	50,208	52,775	116,211	21,186	3,022
General and administrative	33,391	32,209	44,553	39,431	46,409	42,109	21,276
Rig termination and standby	—	—	1	3,846	9,672	3,283	—
Impairment of proved oil and gas properties	—	—	—	17,665	691,334	34,855	2,081
Accretion of asset retirement obligations	486	395	544	391	1,623	791	364

	Nine Months Ended September 30,			Year Ended December 31,
Statement of Operations data: (in thousands)	2018		2017	2017	2016	2015	2014	2013
	(unaudited)
(Gain) loss on sale of assets		(1,814)	(12)	(179)	6,936	(4,737)	(960)	—
Gain on reduction of pension liability		—	—	—	—	—	(2,208)	—

Total operating expenses		297,569	262,558	370,990	352,436	1,234,907	217,069	35,626

OPERATING INCOME (LOSS)		46,369	17,044	12,669	(117,402)	(979,586)	(79,253)	(22,691)
OTHER INCOME (EXPENSE)
Gain (loss) on derivative instruments		(24,055)	41,385	45,365	(52,338)	56,021	20,791	—
Interest expense, net		(39,975)	(36,763)	(49,490)	(50,789)	(53,400)	(48,347)	(20,850)
Gain (loss) on early extinguishment of debt		—	—	—	14,489	(59,392)	—	—
Other income (expense)		(1)	(19)	(19)	(149)	400	353	—

Total income (expense), net		(64,031)	4,603	(4,144)	(88,787)	(56,371)	(27,203)	(20,850)

INCOME (LOSS) BEFORE INCOME TAXES		(17,662)	21,647	8,525	(206,189)	(1,035,957)	(106,456)	(43,541)
INCOME TAX BENEFIT (EXPENSE)		—	—	—	(546)	74,166	(73,519)	—

NET INCOME (LOSS)	$	(17,662)	$21,647	$8,525	$(206,735)	$(961,791)	$(179,975)	$(43,541)

NET INCOME (LOSS) PER COMMON SHARE
Basic		$(0.06)	$0.08	$0.03	$(0.86)	$(4.41)	$(1.25)	$(0.58)
Diluted		$(0.06)	$0.08	$0.03	$(0.86)	$(4.41)	$(1.25)	$(0.58)
Statement of Cash Flow data:
Net cash provided by (used in)
Operating activities		$93,401	$87,203	$112,746	$6,405	$80,299	$8,513	$12,438
Investing activities		(201,156)	(255,703)	(292,469)	(89,318)	(437,268)	(718,436)	(894,274)
Financing activities		96,943	(3,934)	(4,282)	99,737	473,857	667,931	964,288
Balance Sheet data:
Cash and cash equivalents		$6,412	$28,795	$17,224	$201,229	$184,405	$67,517	$109,509
Total property and equipment, net		1,293,767	1,131,473	1,114,372	947,500	993,968	1,722,827	1,018,084
Total assets		1,434,229	1,210,246	1,223,527	1,198,644	1,266,665	1,879,709	1,143,523
Total debt		497,087	494,332	495,021	492,278	527,248	408,754	389,247
Total stockholders’ equity		649,275	583,032	572,354	556,607	633,374	1,155,912	667,971
Other financial data:
Adjusted EBITDAX(1)		$180,854	$135,679	$189,138	$102,071	$120,976	$67,347	$(11,018)

(1)

For additional information regarding Adjusted EBITDAX and a reconciliation of the GAAP measure of net income (loss) to Adjusted EBITDAX (non-GAAP) for the fiscal years ended December 31, 2017, 2016, 2015, 2014 and 2013 and for the nine months ended September 30, 2018 and 2017, see the section entitled “—Non-GAAP Financial Measure—Adjusted EBITDAX” directly below.

Non-GAAP Financial Measure—Adjusted EBITDAX

Reconciliation of Net Income (Loss) to Adjusted EBITDAX

“Adjusted EBITDAX” is a non-GAAP financial measure that Eclipse defines as net income (loss) before interest expense or interest income; income taxes; write-down of abandoned leases; impairments; DD&A; amortization of deferred financing costs; gain (loss) on derivative instruments, net cash receipts (payments) on settled derivative instruments, and premiums (paid) received on options that settled during the period; non-cash compensation expense; gain or loss from sale of interest in gas properties; exploration expenses; and other unusual or infrequent items set forth in the table below. Adjusted EBITDAX, as used and defined by Eclipse, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with U.S. GAAP. Adjusted EBITDAX should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with U.S. GAAP. Adjusted EBITDAX provides no information regarding a company’s capital structure, borrowings, interest costs, capital expenditures, and working capital movement or tax position. Adjusted EBITDAX does not represent funds available for discretionary use because those funds may be required for debt service, capital expenditures, working capital, income taxes, franchise taxes, exploration expenses, and other commitments and obligations.

However, Eclipse’s management team believes Adjusted EBITDAX is useful to an investor in evaluating Eclipse’s financial performance because this measure:

•

is widely used by investors in the oil and natural gas industry to measure a company’s operating performance without regard to items excluded from the calculation of such term, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;

•

helps investors to more meaningfully evaluate and compare the results of Eclipse’s operations from period to period by removing the effect of Eclipse’s capital structure from its operating structure; and

•

is used by Eclipse’s management team for various purposes, including as a measure of operating performance, in presentations to the Eclipse board, as a basis for strategic planning and forecasting and by Eclipse’s lenders pursuant to covenants under the credit agreement governing its revolving credit facility and the indenture governing its senior unsecured notes.

There are significant limitations to using Adjusted EBITDAX as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect Eclipse’s net income or loss, the lack of comparability of results of operations of different companies and the different methods of calculating Adjusted EBITDAX reported by different companies.

The following table provides a reconciliation of the GAAP measure of net income (loss) to Adjusted EBITDAX (non-GAAP) for the periods indicated:

	Nine Months Ended September 30,		Year Ended December 31,
(in thousands)	2018	2017	2017	2016	2015	2014	2013
Net income (loss)	$(17,662)	$21,647	$8,525	$(206,735)	$(961,791)	$(179,975)	$(43,541)
Depreciation, depletion and amortization	98,186	86,929	118,818	92,948	244,750	89,218	6,163
Exploration expense	36,227	29,514	50,208	52,775	116,211	21,186	3,022
Rig termination and standby	—	—	1	3,846	9,672	3,283	—
Stock-based compensation	6,131	6,857	9,301	6,216	4,635	256	43
Impairment of proved oil and gas properties	—	—	—	17,665	691,334	34,855	2,081
Accretion of asset retirement obligations	486	395	544	391	1,623	791	364
(Gain) loss on sale of assets	(1,814)	(12)	(179)	6,936	(4,737)	(960)	—
Gain on reduction of pension obligations	—	—	—	—	—	(2,208)	—
(Gain) loss on derivative instruments	24,055	(41,385)	(45,365)	52,338	(56,021)	(20,791)	—
Net cash receipts (payments) on settled derivatives	(7,724)	(5,048)	(2,224)	38,696	37,074	564	—
Net cash paid for option premium	—	—	—	—	—	(385)	—
Interest expense, net	39,975	36,763	49,490	50,789	53,400	48,347	20,850
(Gain) loss on early extinguishment of debt	—	—	—	(14,489)	59,392	—	—
Merger related expenses	2,993	—	—	—	—	—	—
Other (income) expense	1	19	19	149	(400)	(353)	—
Income tax (benefit) expense	—	—	—	546	(74,166)	73,519	—

Adjusted EBITDAX	$180,854	$135,679	$189,138	$102,071	$120,976	$67,347	$(11,018)

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF BRMR

The following table presents selected historical consolidated financial data for BRMR (1) as of December 31, 2017 and 2016 and for the year ended December 31, 2017 and the period from May 7, 2016 to December 31, 2016 (Successor), (2) for the period from January 1, 2016 to May 6, 2016 (Predecessor), and (3) as of September 30, 2018 and for the nine months ended September 30, 2018 and 2017 (Successor). The consolidated financial data as of December 31, 2017 and 2016 and for the year ended December 31, 2017, the period from May 7, 2016 to December 31, 2016 (Successor) and the period from January 1, 2016 to May 6, 2016 (Predecessor) have been derived from the audited consolidated financial statements of BRMR included elsewhere in this consent solicitation statement/information statement/prospectus. The consolidated financial data as of September 30, 2018 and for the nine months ended September 30, 2018 and 2017 have been derived from the unaudited consolidated financial statements of BRMR included elsewhere in this consent solicitation statement/information statement/prospectus and, in the opinion of BRMR’s management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of this information.

BRMR emerged from bankruptcy on May 6, 2016 and applied fresh start accounting as of that date, resulting in BRMR becoming a new entity for financial reporting purposes. Accordingly, BRMR’s consolidated financial data for periods subsequent to May 6, 2016 (presented as the “Successor”) are not comparable to its consolidated financial data for prior periods (presented as the “Predecessor”).

The information set forth below should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of BRMR” and the historical consolidated financial statements of BRMR and the notes thereto included elsewhere in this consent solicitation statement/information statement/prospectus. The financial data set forth below may not be indicative of BRMR’s future results of operations, financial position and cash flows.

	Successor				Predecessor
	Nine Months Ended September 30,		Year Ended December 31, 2017	Period from May 7, 2016 to December 31, 2016	Period from January 1, 2016 to May 6, 2016
	2018	2017
	(unaudited)
	(in thousands)
Statement of Operations Data:
Revenues and other:
Oil and natural gas sales	$107,324	$63,769	$83,168	$46,627	$21,805
Oilfield services(1)	—	—	—	6,267	1,224
Other revenue	499	533	715	378	282

Total revenue	107,823	64,302	83,883	53,272	23,311
Operating expenses:
Production costs	12,514	7,846	10,691	10,835	5,076
Severance taxes	3,233	866	1,475	2,207	323
Transportation, processing, and other related costs	34,121	36,830	45,605	32,592	18,244
Exploration and impairment of unproved oil and natural gas properties	7,802	47,749	56,334	20,511	8,202
Impairment of proved oil and natural gas properties	330	6	2,488	1,127	1
Oilfield services(1)	—	—	—	4,645	1,901
Other operating expenses	207	983	1,088	2,467	2
Depletion, depreciation, amortization and accretion	23,252	10,534	13,615	20,869	29,189
(Gain) loss on sale of assets, net	(8,202)	(6,719)	(6,545)	7,480	(418)
Impairment of other assets	673	—	—	2,462	—
General and administrative	15,844	15,683	18,610	18,460	7,560

Total operating expenses	89,774	113,778	143,361	123,655	70,080

	Successor				Predecessor
	Nine Months Ended September 30,		Year Ended December 31, 2017	Period from May 7, 2016 to December 31, 2016	Period from January 1, 2016 to May 6, 2016
	2018	2017
	(unaudited)
	(in thousands)
Operating income (loss)	18,049	(49,476)	(59,478)	(70,383)	(46,769)
Other income (expense):
Interest expense, net, excluding compromised interest	(2,308)	(7,485)	(8,630)	(7,045)	(11,221)
Loss on extinguishment of debt	—	—	(2,657)	—	—
Gain (loss) on derivative contracts, net	(4,770)	5,609	10,206	(4,104)	—
Other income (expense)	28	2,445	2,447	555	(111)

Total other income (expense), net	(7,050)	569	1,366	(10,594)	(11,332)

Income (loss) from continuing operations before reorganization items and income tax	10,999	(48,907)	(58,112)	(80,977)	(58,101)
Reorganization items, net(2)	(1,422)	(615)	(829)	(3,970)	(132,144)

Income (loss) from continuing operations before income tax	9,577	(49,522)	(58,941)	(84,947)	(190,245)
Income tax benefit	—	—	—	—	—

Income (loss) from continuing operations	9,577	(49,522)	(58,941)	(84,947)	(190,245)
Income (loss) from discontinued operations, net of tax	(5,043)	(138,766)	(137,818)	(43,107)	405,310
Gain on disposal of discontinued operations, net of tax	2,469	21,603	21,539	—	—

Net income (loss)	$7,003	$(166,685)	$(175,220)	$(128,054)	$215,065

Statement of Cash Flow Data:
Net cash provided by (used in)
Operating activities	$50,654	$10,538	$14,192	$(28,952)	$(111,203)
Investing activities	(103,672)	65,658	102,706	2,306	(4,559)
Financing activities	(549)	(4,130)	(36,754)	(6,734)	135,987
Balance Sheet Data (at period end):
Cash and cash equivalents	$54,408		$107,975	$27,831
Total property and equipment, net	600,747		478,254	503,236
Total assets	713,046		650,080	840,354
Total debt	24,209		23,890	52,409
Total shareholders’ equity	550,805		542,541	715,273
Other Financial Data:
Adjusted EBITDAX(3)	$45,819	$4,735	$8,559	$(11,968)	$(9,296)

(1)

Prior to 2017, BRMR conducted oilfield service operations through the ownership of drilling rigs used primarily for vertical section (top-hole) air drilling in the Appalachian basin for BRMR and third parties. BRMR sold substantially all of its drilling rigs and related equipment effective December 31, 2016 and has not engaged in oilfield services operations after that time.

(2)	Reorganization items represent the direct and incremental costs of BRMR’s bankruptcy, such as professional fees, pre-petition liability claim adjustments and losses related to terminating contracts.
(3)

Adjusted EBITDAX is a non-GAAP financial measure. For a definition of Adjusted EBITDAX and a reconciliation of Adjusted EBITDAX to net income (loss), see “—Non-GAAP Financial Measure—Adjusted EBITDAX” directly below.

Non-GAAP Financial Measure—Adjusted EBITDAX

Adjusted EBITDAX is a supplemental non-GAAP financial measure that is used by BRMR’s management and external users of BRMR’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. BRMR defines Adjusted EBITDAX as income (loss) from continuing operations before depreciation, depletion, amortization and accretion, exploration expense, impairment of oil and natural gas properties, impairment of other assets, stock-based compensation expense, bad debt expense, gain or loss on sale of assets, gain or loss on derivative contracts, interest expense, loss on extinguishment of debt, income tax expense or benefit, reorganization items, other income and expense and other non-recurring items. Adjusted EBITDAX is not a measure of net income (loss) as determined by U.S. GAAP.

BRMR’s management believes Adjusted EBITDAX is useful because it allows them to more effectively evaluate BRMR’s operating performance and compare the results of its operations from period to period and against its peers without regard to its financing methods or capital structure. BRMR excludes the items listed above from net income (loss) in arriving at Adjusted EBITDAX because these amounts can vary substantially from company to company within BRMR’s industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income (loss) as determined in accordance with GAAP or as an indicator of BRMR’s operating performance or liquidity. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depletable and depreciable assets, none of which are components of Adjusted EBITDAX. BRMR’s presentation of Adjusted EBITDAX should not be construed as an inference that its results will be unaffected by these items. BRMR’s computations of Adjusted EBITDAX may not be comparable to other similarly titled measures of other companies.

The following table presents a reconciliation of the non-GAAP financial measure Adjusted EBITDAX to net income (loss), the most directly comparable GAAP financial measure, for the periods presented.

	Successor				Predecessor
	Nine Months Ended September 30,		Year Ended December 31, 2017	Period from May 7, 2016 to December 31, 2016	Period from January 1, 2016 to May 6, 2016
	2018	2017
	(in thousands)
Adjusted EBITDAX reconciliation to net income (loss):
Net income (loss)	$7,003	$(166,685)	$(175,220)	$(128,054)	$215,065
(Income) loss from discontinued operations, net of tax	5,043	138,766	137,818	43,107	(405,310)
Gain on disposal of discontinued operations, net of tax	(2,469)	(21,603)	(21,539)	—	—

Income (loss) from continuing operations	9,577	(49,522)	(58,941)	(84,947)	(190,245)
Depletion, depreciation, amortization and accretion	23,252	10,534	13,615	20,869	29,189
Exploration and impairment of unproved oil and natural gas properties	7,802	47,749	56,334	20,511	8,202
Impairment of proved oil and natural gas properties	330	6	2,488	1,127	1
Impairment of other assets	673	—	—	2,462	—
Stock-based compensation	1,647	1,995	2,638	926	(15)
Bad debt expense	165	290	(849)	5,040	514
(Gain) loss on sale of assets, net	(8,202)	(6,719)	(6,545)	7,480	(418)
(Gain) loss on derivative contracts, net	4,770	(5,609)	(10,206)	4,104	—
Interest expense, net, excluding compromised interest	2,308	7,485	8,630	7,045	11,221
Loss on extinguishment of debt	—	—	2,657	—	—
Other (income) expense	(28)	(2,445)	(2,447)	(555)	111
Income tax benefit	—	—	—	—	—
Reorganization items, net	1,422	615	829	3,970	132,144
Other non-recurring items	2,103	356	356	—	—

Adjusted EBITDAX	$45,819	$4,735	$8,559	$(11,968)	$(9,296)

SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

The following summary unaudited pro forma combined balance sheet data gives effect to the proposed merger as if it had occurred on September 30, 2018, and the following unaudited pro forma combined statement of operations data for the year ended December 31, 2017 and the nine months ended September 30, 2018 are presented as if the merger had occurred on January 1, 2017. The following summary unaudited pro forma combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the merger occurred as of the dates indicated. In addition, the unaudited pro forma combined financial information does not purport to project the future financial position or operating results of the combined company. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page 53. The following summary unaudited pro forma combined financial information should be read in conjunction with the section titled “Unaudited Pro Forma Combined Financial Statements” beginning on page 185 and the related notes included in this consent solicitation statement/information statement/prospectus. The per share calculations below reflect the 15-to-1 reverse stock split of Eclipse common stock to be effected immediately prior to the closing of the merger.

(in thousands)	As of September 30, 2018
Pro Forma Combined Balance Sheet Data:
Cash and cash equivalents	$34,976
Total assets	$1,839,275
Debt, net of unamortized discount and debt issuance costs	$497,087
Credit Facility	$99,000
Total stockholders’ equity	$900,445

(in thousands, except per share data)	Nine Months Ended September 30, 2018	Year Ended December 31, 2017
Pro Forma Combined Statement of Operations Data:
Operating revenues	$451,332	$466,978
Loss from continuing operations	$(2,483)	$(52,214)
Loss from continuing operations per share, basic	$(0.07)	$(1.57)
Loss from continuing operations per share, diluted	$(0.07)	$(1.57)

SUMMARY PRO FORMA COMBINED OIL, NATURAL GAS AND NGL RESERVE INFORMATION

The following tables present the estimated pro forma combined net proved developed and undeveloped natural gas, NGLs and crude oil reserves as of December 31, 2017, along with a summary of changes in quantities of net remaining proved reserves during the year ended December 31, 2017. The pro forma reserve information set forth below gives effect to the merger as if the merger had been completed on January 1, 2017. The following summary pro forma reserve information has been prepared for illustrative purposes only, is not necessarily indicative of the results that might have occurred had the merger been completed on January 1, 2017, and is not intended to be a projection of future results of the combined company. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page 53. The summary pro forma combined reserve information should be read in conjunction with the section titled “Unaudited Pro Forma Combined Financial Statements” beginning on page 185 and the related notes included in this consent solicitation statement/information statement/prospectus.

	Total Equivalent (Bcfe)
	Eclipse Historical	BRMR Historical	Eclipse Pro Forma Combined
Balance - December 31, 2016	469.4	227.1	696.5
Reserve revisions	695.6	190.0	885.6
Extensions and discoveries	405.1	23.7	428.8
Acquisitions	1.9	—	1.9
Divestitures	—	(16.8)	(16.8)
Production	(113.4)	(28.2)	(141.6)

Balance - December 31, 2017	1,458.6	395.8	1,854.4

Proved Developed Reserves:
December 31, 2016	297.8	207.1	504.9
December 31, 2017	456.1	270.4	726.5

Proved Undeveloped Reserves:
December 31, 2016	171.6	20.0	191.6
December 31, 2017	1,002.5	125.4	1,127.9

2017 Changes in Reserves

•

Extensions of 405.1 Bcfe from Eclipse and 23.7 Bcfe from BRMR with a combined pro forma change of 428.8 Bcfe. Eclipse’s additions are primarily from 361.0 Bcfe due to the development of Eclipse’s operated Utica assets. Eclipse also added 0.3 Bcfe from one non-operated Utica well through development. In addition, Eclipse added 43.8 Bcfe due to development of its Ohio Marcellus assets. BRMR’s additions are 10.9 Bcfe due to operated Utica development and 12.8 Bcfe due to non-operated field development;

•

Positive total pro forma revisions of 885.6 Bcfe. Revisions are related to a positive pro forma revision of 651.4 Bcfe due to an increase in pricing, broken down to 607.2 Bcfe from Eclipse and 44.2 Bcfe from BRMR. In addition, a positive pro forma revision of 187.2 Bcfe was due to changes in pricing differentials broken down to 61.4 Bcfe from Eclipse and 125.8 Bcfe from BRMR. Eclipse’s proved reserves decreased 42.6 Bcfe due to wells previously planned but determined not to drill within the original five-year development plan. Eclipse and BRMR realized positive revisions of 69.6 Bcfe and 20.0 Bcfe, respectively, due to improved well performance resulting in a positive total pro forma revision of 89.6 Bcfe;

•	Eclipse acquired 1.9 Bcfe of proved developed leasehold acreage in the Utica Shale; and

•	BRMR divested 16.8 Bcfe of proved developed properties located in the Bakken Shale and certain non-core leaseholds located in West Virginia.

	Natural Gas (Bcf)
	Eclipse Historical	BRMR Historical	Eclipse Pro Forma Combined
Balance - December 31, 2016	386.4	172.5	558.9
Reserve revisions	515.1	133.3	648.4
Extensions and discoveries	274.4	23.7	298.1
Acquisitions	1.6	—	1.6
Divestitures	—	(1.3)	(1.3)
Production	(87.4)	(21.3)	(108.7)

Balance - December 31, 2017	1,090.1	306.9	1,397.0

Proved Developed Reserves:
December 31, 2016	226.1	152.5	378.6
December 31, 2017	334.7	207.9	542.6

Proved Undeveloped Reserves:
December 31, 2016	160.3	20.0	180.3
December 31, 2017	755.4	99.0	854.4

	NGLs (MBbls)
	Eclipse Historical	BRMR Historical	Eclipse Pro Forma Combined
Balance - December 31, 2016	8,675.5	6,185.4	14,860.9
Reserve revisions	20,327.3	7,802.6	28,129.9
Extensions and discoveries	15,598.8	—	15,598.8
Acquisitions	42.6	—	42.6
Divestitures	—	(208.0)	(208.0)
Production	(2,713.6)	(883.4)	(3,597.0)

Balance - December 31, 2017	41,930.6	12,896.6	54,827.2

Proved Developed Reserves:
December 31, 2016	7,520.0	6,185.4	13,705.4
December 31, 2017	13,782.9	9,374.6	23,157.5

Proved Undeveloped Reserves:
December 31, 2016	1,155.5	—	1,155.5
December 31, 2017	28,147.7	3,522.0	31,669.7

	Oil (MBbls)
	Eclipse Historical	BRMR Historical	Eclipse Pro Forma Combined
Balance - December 31, 2016	5,157.7	2,917.2	8,074.9
Reserve revisions	9,746.8	1,640.1	11,386.9
Extensions and discoveries	6,192.9	—	6,192.9
Acquisitions	5.8	—	5.8
Divestitures	—	(2,376.8)	(2,376.8)
Production	(1,622.4)	(265.4)	(1,887.8)

Balance - December 31, 2017	19,480.8	1,915.1	21,395.9

Proved Developed Reserves:
December 31, 2016	4,439.6	2,917.2	7,356.8
December 31, 2017	6,449.7	1,041.4	7,491.1

Proved Undeveloped Reserves:
December 31, 2016	718.1	—	718.1
December 31, 2017	13,031.1	873.7	13,904.8

The changes in the pro forma combined standardized measure of discounted future net cash flows relating to proved natural gas, NGLs and crude oil reserves for the year ended December 31, 2017 are as follows (in thousands):

	Eclipse Historical	BRMR Historical	Eclipse Pro Forma Combined
Standardized Measure as of December 31, 2016	$205,981	$70,382	$276,363
Net change in prices and production costs	653,347	120,373	773,720
Net change in future development costs	(385,042)	(71,337)	(456,379)
Sales, less production costs	(226,324)	(27,905)	(254,229)
Extensions	135,734	10,120	145,854
Acquisitions	2,365	—	2,365
Divestitures	—	(16,741)	(16,741)
Revisions of previous quantity estimates	322,917	62,005	384,922
Previously estimated development costs incurred	34,102	10,459	44,561
Accretion of discount	20,598	7,038	27,636
Changes in timing and other	(33,992)	(13,071)	(47,063)

Standardized Measure as of December 31, 2017	$729,686	$151,323	$881,009

The pro forma combined standardized measure of discounted future net cash flows relating to proved natural gas, NGLs and crude oil reserves as of December 31, 2017 is as follows (in thousands):

	Eclipse Historical	BRMR Historical	Eclipse Pro Forma Combined
Future cash inflows (total revenues)	$4,750,238	$1,321,305	$6,071,543
Future production costs	(2,332,310)	(875,918)	(3,208,228)
Future development costs (capital costs)	(879,399)	(108,711)	(988,110)

Future net cash flows	1,538,529	336,676	1,875,205
10% annual discount for estimated timing of cash flows	(808,843)	(185,353)	(994,196)

Standardized Measure of Discounted Future Net Cash Flow as of December 31, 2017	$729,686	$151,323	$881,009

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following table presents Eclipse’s and BRMR’s historical and pro forma per share data for the year ended December 31, 2017 and for the nine months ended September 30, 2018. The pro forma per share data for the year ended December 31, 2017 and for the nine months ended September 30, 2018 is presented as if the merger had been completed on January 1, 2017. The pro forma per share data as of September 30, 2018 is presented as if the merger had been completed on September 30, 2018. The BRMR equivalent pro forma amounts have been computed by multiplying the Eclipse pro forma amounts by the exchange ratio. This information should be read together with the historical consolidated financial statements and related notes of Eclipse, filed with the SEC and incorporated by reference in this consent solicitation statement/information statement/prospectus, and BRMR, included in this consent solicitation statement/information statement/prospectus, and with the unaudited pro forma combined financial statements included in the section entitled “Unaudited Pro Forma Combined Financial Statements” beginning on page 185. The pro forma per share calculations below reflect the 15-to-1 reverse stock split of Eclipse common stock to be effected immediately prior to the closing of the merger.

	Nine Months Ended September 30, 2018	Year Ended December 31, 2017
	(unaudited)
Historical-Eclipse
Earnings (loss) per share, basic	$(0.06)	$0.03
Earnings (loss) per share, diluted	$(0.06)	$0.03
Book value per share	$2.17
Historical-BRMR (Unaudited)
Earnings (loss) from continuing operations per share, basic	$0.19	$(1.16)
Earnings (loss) from continuing operations per share, diluted	$0.19	$(1.16)
Book value per share	$10.88
Pro Forma Combined (Unaudited)
Loss from continuing operations per share, basic	$(0.07)	$(1.57)
Loss from continuing operations per share, diluted	$(0.07)	$(1.57)
Book value per share	$25.22
Equivalent Pro Forma BRMR (Unaudited)
Loss from continuing operations per share, basic	$(0.02)	$(0.46)
Loss from continuing operations per share, diluted	$(0.02)	$(0.46)
Book value per share	$7.44

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Eclipse Market Price and Dividend Information

Eclipse common stock is listed on the NYSE under the symbol “ECR.” The following table sets forth the high and low prices per share for Eclipse common stock for the periods indicated, rounded to the nearest whole cent. No cash dividends were declared with respect to Eclipse common stock in the periods indicated. Eclipse’s fiscal year ends on December 31. Upon completion of the merger, Eclipse will change its name to Montage Resources Corporation, and thereafter the Eclipse common stock will trade on the NYSE under the symbol “MR”.

	High ($)	Low ($)
2016
First Quarter	$2.09	$0.65
Second Quarter	$4.42	$1.32
Third Quarter	$3.81	$2.42
Fourth Quarter	$3.66	$2.32

2017
First Quarter	$2.81	$2.03
Second Quarter	$3.03	$1.60
Third Quarter	$3.10	$2.06
Fourth Quarter	$2.73	$2.12

2018
First Quarter	$2.79	$1.25
Second Quarter	$1.82	$1.23
Third Quarter	$1.89	$1.16

BRMR Market Price and Dividend Information

BRMR common stock is not listed on a securities exchange, and prices for BRMR common stock are not quoted in an interdealer quotation system. However, since BRMR’s emergence from bankruptcy on May 6, 2016, BRMR common stock has traded sporadically on the OTC Grey, currently under the symbol “BRMR.” The following table sets forth the high and low bid prices per share for BRMR common stock on the OTC Grey for the periods indicated, in each case rounded to the nearest whole cent. BRMR’s fiscal year ends on December 31. In general, broker dealers are not willing or able to publicly quote securities traded on the OTC Grey because of lack of investor interest, limited availability of information regarding the issuer or regulatory requirements. Accordingly, the OTC Grey may not constitute an established public trading market for the BRMR common stock, and you should not rely on the bid prices set forth below as being the product of an established public trading market. These prices are as reported by OTC Markets Group Inc. and do not necessarily represent actual transactions or reflect retail mark-up, mark-down or commission.

	High ($)	Low ($)
2016:
Second Quarter (commencing May 6)	$13.63	$9.00
Third Quarter	$13.63	$11.88
Fourth Quarter	$13.25	$9.45

2017:
First Quarter	$12.00	$10.25
Second Quarter	$11.08	$8.50
Third Quarter	$10.00	$8.15
Fourth Quarter	$10.00	$7.50

2018:
First Quarter	$9.20	$7.50
Second Quarter	$8.70	$5.40
Third Quarter	$7.00	$5.00

BRMR has not paid any dividends on its common stock since its emergence from bankruptcy on May 6, 2016, and it does not anticipate declaring or paying any cash dividends to holders of BRMR common stock in the foreseeable future. In addition, the terms of BRMR’s existing senior term loan facility restrict BRMR’s ability to pay cash dividends. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of BRMR—Liquidity and Capital Resources—Credit Facilities—Senior Term Loan Facility.”

As of                 , 2018, the BRMR common stock was held by             holders of record. The number of holders of record does not include stockholders for whom shares are held in a “nominee” or “street” name.

Comparison of Eclipse and BRMR Market Prices and Implied Share Value of the Stock Consideration

The following table sets forth the closing sale price per share of Eclipse common stock as reported on the NYSE and the closing bid price for BRMR common stock as reported on the OTC Grey on August 24, 2018, the last trading day prior to the public announcement of the merger, and on                 , 2018, the last practicable trading day prior to the mailing of this consent solicitation statement/information statement/prospectus. The table also shows the estimated implied value of the merger consideration proposed for each share of BRMR common stock as of the same two dates. This implied value was calculated by multiplying the closing price of a share of Eclipse common stock on the relevant date by the exchange ratio of 4.4259 shares of Eclipse common stock for each share of BRMR common stock.

	Eclipse Common Stock	BRMR Common Stock	Implied Per Share Value of Merger Consideration
August 24, 2018	$1.68	$5.50	$7.44
December 6, 2018	$1.14	$4.50	$5.05

Eclipse and BRMR stockholders are encouraged to obtain current market quotations for Eclipse common stock and BRMR common stock and to review carefully the other information contained in this consent solicitation statement/information statement/prospectus or incorporated by reference herein. No assurance can be given concerning the market price of Eclipse common stock before or after the effective date of the merger. For additional information, see the section entitled “Where You Can Find More Information” beginning on page 274.

RISK FACTORS

In addition to the other information contained in or incorporated by reference herein, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements”, BRMR stockholders should carefully consider the following risks before submitting their written consents with respect to the merger. BRMR stockholders should also consider the other information in this consent solicitation statement/information statement/prospectus and the other documents incorporated by reference herein, particularly the risk factors contained in Eclipse’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017. For additional information, see the section entitled “Where You Can Find More Information”. The risk factors described below or in documents incorporated by reference related to the business and operations of Eclipse or BRMR also will apply to the business and operations of the combined company following the completion of the merger.

Because the market price of shares of Eclipse common stock will fluctuate and the exchange ratio will not be adjusted to reflect such fluctuations, BRMR stockholders cannot be certain of the precise value of any merger consideration they may receive in the merger.

At the time the merger is completed following the Eclipse reverse stock split, each issued and outstanding share of BRMR common stock (other than dissenting shares as described in “The Merger Agreement—Dissenters’ Rights of Appraisal”, and other than excluded shares as described in “The Merger Agreement—Effect of the Merger on Capital Stock; Merger Consideration”, which will be cancelled for no consideration) will be converted into the right to receive the (post-Eclipse reverse stock split) merger consideration of 0.29506 of a share of Eclipse common stock. The merger agreement does not contain a price-based termination right and there will be no adjustment to the merger consideration for changes in the market price of Eclipse common stock or BRMR common stock prior to the completion of the merger. If the merger is completed, there will be a time lapse between each of the date of this consent solicitation statement/information statement/prospectus, the dates on which BRMR stockholders execute written consents to adopt the merger agreement and approve the transactions contemplated thereby, and the date on which BRMR stockholders entitled to receive the merger consideration actually receive the merger consideration. The market value of shares of Eclipse common stock may fluctuate during and after these periods as a result of a variety of factors, including general market, industry and economic conditions, changes in oil, natural gas and NGL prices, changes in Eclipse’s or BRMR’s businesses, operations and prospects, litigation and regulatory considerations. Such factors are difficult to predict and, in many cases, may be beyond the control of Eclipse and BRMR. Consequently, at the time BRMR stockholders decide whether to approve the merger agreement, they will not know the actual market value of any merger consideration they will receive when the merger is completed. The actual value of any merger consideration received by BRMR stockholders at the completion of the merger will depend on the market value of the shares of Eclipse common stock at that time. This market value may differ, possibly materially, from the market value of shares of Eclipse common stock at the time the merger agreement was entered into or at any other time. BRMR stockholders should obtain current stock quotations for shares of Eclipse common stock before delivering a written consent with respect to their shares of BRMR common stock. For additional information about the merger consideration, see the sections entitled “The Merger—Consideration to BRMR Stockholders” and “The Merger Agreement—Effect of the Merger on Capital Stock; Merger Consideration”.

The market price of Eclipse common stock will continue to fluctuate after the merger.

Upon completion of the merger, holders of BRMR common stock who receive merger consideration will become holders of shares of Eclipse common stock. The market price of Eclipse common stock may fluctuate significantly following completion of the merger and holders of BRMR common stock could lose some or all of the value of their investment in Eclipse common stock. In addition, the stock market has experienced significant price and volume fluctuations in recent times which, if they continue to occur, could have a material adverse effect on the market for, or liquidity of, the Eclipse common stock, regardless of Eclipse’s actual operating performance.

BRMR stockholders will have a reduced ownership and voting interest in the combined company after the merger compared to their ownership in BRMR and will exercise less influence over management of the combined company.

Currently, BRMR stockholders have the power to approve or reject any matters requiring stockholder approval under Delaware law and the BRMR certificate of incorporation and bylaws. In addition, BRMR stockholders currently have certain approval and other rights under the BRMR stockholders agreement, which approval and other rights will terminate upon completion of the merger. Upon completion of the merger, each BRMR stockholder who receives shares of Eclipse common stock in the merger will become a stockholder of Eclipse with a percentage ownership of Eclipse that is significantly smaller than such BRMR stockholder’s current percentage ownership of BRMR. Based on the number of issued and outstanding shares of Eclipse common stock and shares of BRMR common stock as of                     , 2018 and the post-Eclipse reverse stock split exchange ratio of 0.29506, after the merger BRMR stockholders are expected to become owners of approximately 42.5% of the outstanding shares of Eclipse common stock, without giving effect to any shares of Eclipse common stock held by BRMR stockholders prior to the completion of the merger. Even if all former BRMR stockholders voted together on all matters presented to Eclipse stockholders from time to time, the former BRMR stockholders would exercise significantly less influence over Eclipse after the completion of the merger relative to their influence over BRMR prior to the completion of the merger, and thus would have a less significant impact on the approval or rejection of future Eclipse proposals submitted to a stockholder vote.

The merger may not be completed and the merger agreement may be terminated in accordance with its terms.

The merger is subject to a number of conditions, some of which are beyond the control of Eclipse and BRMR, that must be satisfied or waived prior to the completion of the merger, which are described in the section entitled “The Merger Agreement—Conditions to the Completion of the Merger”. These conditions to the completion of the merger may not be satisfied or waived in a timely manner or at all, and, accordingly, the merger may be delayed or may not be completed. Any delay in completing the merger could cause the combined company not to realize some or all of the benefits expected to be achieved if the merger is successfully completed within its expected time frame.

In addition, if the merger is not completed on or before February 28, 2019 (provided certain conditions are met), either Eclipse or BRMR may choose not to proceed with the merger and terminate the merger agreement, and the parties can mutually decide to terminate the merger agreement at any time, before or after stockholder approval. In addition, Eclipse and BRMR may elect to terminate the merger agreement in certain circumstances as further detailed in the section entitled “The Merger Agreement—Termination”.

The merger agreement limits Eclipse’s ability and BRMR’s ability to pursue alternatives to the merger.

The merger agreement contains provisions, including “no shop” provisions and other negative covenants, that may discourage a third party from submitting an Eclipse competing proposal or a BRMR competing proposal that might result in greater value to Eclipse’s or BRMR’s respective stockholders than the merger, or may result in a potential acquirer of Eclipse, or a potential competing acquirer of BRMR, proposing to pay a lower per share price to acquire Eclipse or BRMR, respectively, than it might otherwise have proposed to pay because of the added expense of the termination fee that is payable in certain circumstances. These provisions include a general prohibition on Eclipse and BRMR from soliciting or, with respect to BRMR subject to certain exceptions relating to the exercise of fiduciary duties by the BRMR board, entering into discussions with any third party regarding any competing proposal or offer for a competing transaction. For additional information, see the section entitled “The Merger Agreement—Termination”.

Failure to complete the merger could negatively impact the price of shares of Eclipse common stock and the price of shares of BRMR common stock, as well as Eclipse’s and BRMR’s respective future businesses and financial results.

The merger agreement contains a number of conditions, some of which are beyond the control of Eclipse and BRMR, that must be satisfied or waived prior to the completion of the merger. There can be no assurance that all of the conditions to the completion of the merger will be so satisfied or waived. If these conditions are not satisfied or waived, Eclipse and BRMR will be unable to complete the merger.

If the merger is not completed for any reason, including the failure to receive the required approvals of the BRMR stockholders, Eclipse’s and BRMR’s respective businesses and financial results may be adversely affected, including as follows:

•	Eclipse and BRMR may experience negative reactions from the financial markets, including negative impacts on the market price of Eclipse common stock and BRMR common stock;

•	the manner in which customers, vendors, business partners and other third parties perceive Eclipse and BRMR may be negatively impacted, which in turn could affect Eclipse’s and BRMR’s operations;

•	Eclipse and BRMR may become subject to litigation related to the failure to complete the merger;

•	Eclipse and BRMR may experience negative reactions from employees; and

•

Eclipse and BRMR will have expended time and resources that could otherwise have been spent on Eclipse’s and BRMR’s existing businesses and the pursuit of other opportunities that could have been beneficial to each company, and Eclipse’s and BRMR’s ongoing business and financial results may be adversely affected.

In addition to the above risks, if the merger agreement is terminated and either party’s board seeks an alternative transaction, such party’s stockholders cannot be certain that such party will be able to find a party willing to engage in a transaction on more attractive terms than the merger. If the merger agreement is terminated under specified circumstances, either Eclipse or BRMR may be required to pay the other party a termination fee, reverse termination fee or other termination-related payment. For a description of these circumstances, see the section entitled “The Merger Agreement—Termination”.

Required regulatory approvals of the NYSE may not be received, may take longer than expected to be received or may impose conditions that are not presently anticipated or cannot be met.

Completion of the merger is conditioned upon the approval by the NYSE of the listing of the shares of Eclipse common stock to be issued in the merger upon official notice of issuance. Moreover, approval by the NYSE will be required in connection with the Eclipse reverse stock split. There can be no assurance that such approval will be obtained and that the other conditions to completing the merger will be satisfied.

Eclipse and BRMR will be subject to business uncertainties while the merger is pending, which could adversely affect their respective businesses.

Uncertainty about the effect of the merger on management personnel, key employees, skilled workers, customers and contractual counterparties may have an adverse effect on Eclipse and BRMR. These uncertainties may impair Eclipse’s and BRMR’s ability to attract, retain or motivate management personnel, key employees or skilled workers until the merger is completed and for a period of time thereafter, and could cause customers, contractual counterparties and others that deal with Eclipse and BRMR to seek to change their existing business relationships with Eclipse and BRMR, respectively. Retention of management personnel, key employees and skilled workers at Eclipse and BRMR may be particularly challenging during the pendency of the merger, as such persons may experience uncertainty about their roles with the combined company following the merger. In addition, the merger agreement restricts Eclipse and BRMR from entering into certain transactions and taking other specified actions without the consent of the other party, and generally requires each party to continue its operations in the ordinary course, until completion of the merger. These restrictions could be in place for an extended period of time if completion of the merger is delayed. These restrictions may prevent Eclipse and BRMR from pursuing attractive business opportunities that may arise prior to the completion of the merger. For a description of the restrictive covenants to which Eclipse and BRMR are subject, see the section entitled “The Merger Agreement—Interim Operations of BRMR and Eclipse Pending the Merger”.

Directors and executive officers of Eclipse may have interests in the merger that are different from, or in addition to, the interests of Eclipse stockholders.

Eclipse’s executive officers and directors have interests in the merger that may be different from, or in addition to, the interests of Eclipse stockholders generally. The members of the Eclipse board were aware of and considered these interests, among other matters, when they approved the merger agreement, the Eclipse stock issuance and the Eclipse charter amendment. These interests are described in more detail in the section entitled “The Merger—Interests of Eclipse Directors and Executive Officers in the Merger”.

Directors and executive officers of BRMR may have interests in the merger that are different from, or in addition to, the interests of BRMR stockholders.

Directors and executive officers of BRMR may have interests in the merger that are different from, or in addition to, the interests of BRMR stockholders generally. These interests include, among others, the treatment of outstanding equity and equity-based awards pursuant to the merger agreement, Eclipse’s agreement to appoint five directors designated by BRMR as directors of Eclipse, including BRMR’s current chief executive officer, and to appoint certain executive officers of BRMR as executive officers of Eclipse, and rights to ongoing indemnification and insurance coverage. The members of the BRMR board were aware of and considered these interests, among other matters, when they approved the merger agreement and the transactions contemplated thereby and recommended that the BRMR stockholders adopt the merger agreement and approve the transactions contemplated thereby. These interests may cause the BRMR’s directors and officers to view the merger differently and more favorably than a BRMR stockholder. These interests are described in more detail in the section entitled “The Merger—Interests of BRMR Directors and Executive Officers in the Merger”.

The merger may not be accretive, and may be dilutive, to Eclipse’s earnings per share, which may negatively affect the market price of Eclipse common stock.

Because shares of Eclipse common stock will be issued in the merger, the merger may be dilutive to Eclipse’s earnings per share, which could negatively affect the market price of Eclipse common stock.

In connection with the completion of the merger, based on the number of issued and outstanding shares of BRMR common stock as of             , 2018 and the outstanding BRMR equity awards currently estimated to be payable in Eclipse common stock in connection with the merger, Eclipse will issue up to approximately              shares of Eclipse common stock. The issuance of these new shares of Eclipse common stock could have the effect of depressing the market price of Eclipse common stock, through dilution of earnings per share or otherwise. Any dilution of, or delay of any accretion to, Eclipse’s earnings per share could cause the price of shares of Eclipse common stock to decline or increase at a reduced rate.

Eclipse and BRMR will incur significant transaction and merger-related costs in connection with the merger, which may be in excess of those anticipated by Eclipse or BRMR.

Each of Eclipse and BRMR has incurred and expects to continue to incur a number of non-recurring costs associated with negotiating and completing the merger, integrating the operations of the two companies and achieving desired synergies. There are a large number of processes, policies, procedures, operations, technologies and systems that must be integrated. The substantial majority of non-recurring expenses will consist of transaction costs related to the merger and include, among others, employee retention costs, fees paid to financial, legal and accounting advisors, severance and benefit costs and filing fees.

Eclipse and BRMR will also incur transaction fees and costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and employment-related costs. Eclipse and BRMR will continue to assess the magnitude of these costs, and additional unanticipated costs may be incurred in the merger and the integration of the two companies’ businesses. Although Eclipse and BRMR each expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow Eclipse and BRMR to offset integration-related costs over time, this net benefit may not be achieved in the near term, or at all. For additional information, see the risk factor entitled “The integration of BRMR into Eclipse may not be as successful as anticipated” below.

The fees and costs described above have been, and will continue to be, substantial, are difficult to estimate, and the timing and amounts of such fees and costs may be different than are currently anticipated by Eclipse and BRMR.

Many of these fees and costs will be borne by Eclipse or BRMR even if the merger is not completed.

The opinions of Eclipse’s and BRMR’s respective financial advisors will not reflect changes in circumstances between the date of such opinions and the completion of the merger.

Eclipse and BRMR have received opinions from their respective financial advisors in connection with the signing of the merger agreement, but have not requested updated opinions from their respective financial advisors as of the date of this consent solicitation statement/information statement/prospectus. Developments after the date of such opinions, including changes in the operations and prospects of Eclipse or BRMR, general market and economic conditions and other factors that may be beyond the control of Eclipse or BRMR, may significantly alter the value of Eclipse or BRMR or the prices of the shares of Eclipse common stock or of the shares of BRMR common stock by the time the merger is completed. The opinions do not speak as of the date of this consent solicitation statement/information statement/prospectus, the time the merger will be completed or as of any date other than the date of such opinions. Because Eclipse and BRMR do not currently anticipate asking their respective financial advisors to update their opinions, the opinions will not address the fairness of the merger consideration from a financial point of view at the time the merger is completed. The BRMR board’s recommendation that BRMR stockholders execute and deliver a signed written consent to adopt the merger agreement and approve the transactions contemplated thereby, however, is made as of the date of this consent solicitation statement/information statement/prospectus.

For a description of the opinions that Eclipse and BRMR received from their respective financial advisors, see the sections entitled “The Merger—Opinion of Jefferies, Eclipse’s Financial Advisor” and “The Merger—Opinion of Barclays, BRMR’s Financial Advisor”. A copy of the opinion of Jefferies, Eclipse’s financial advisor, is attached as Annex B to this consent solicitation statement/information statement/prospectus, and a copy of the opinion of Barclays, BRMR’s financial advisor, is attached as Annex C to this consent solicitation statement/information statement/prospectus, and each is incorporated by reference herein in its entirety.

Completion of the merger may trigger change in control, anti-assignment or other provisions in certain agreements to which Eclipse or BRMR is a party.

The completion of the merger may trigger change in control, anti-assignment or other provisions in certain agreements to which Eclipse or BRMR is a party. If Eclipse and BRMR are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages or other remedies. Even if Eclipse and BRMR are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to Eclipse or BRMR. Any such termination, remedies or renegotiated terms could adversely affect the combined company’s business, financial condition or results of operations.

The combined company’s current or future debt may limit its financial flexibility.

As of September 30, 2018, Eclipse had $99 million outstanding under its revolving credit facility and a total of $510.5 million in principal amount of senior unsecured notes. As of September 30, 2018, BRMR had $25 million outstanding under its senior term loan facility. In connection with the closing, it is anticipated that the revolving credit facility of Eclipse will be amended and restated (see “The Merger—Treatment of Indebtedness”) and that BRMR’s senior term loan facility will be repaid in full and terminated (see “The Merger Agreement—BRMR Credit Agreement; Financing Cooperation”). The combined company may incur additional debt from time to time in connection with the financing of operations, acquisitions, recapitalizations and refinancings. The level of the combined company’s debt could have several important effects on future operations, including, among others:

•	a significant portion of the combined company’s income from operations may be applied to the payment of principal and interest on the debt and will not be available for other purposes;

•

covenants contained in the combined company’s existing and future debt arrangements may require the combined company to meet financial tests that may affect its flexibility in planning for and reacting to changes in its business, including possible acquisition opportunities;

•

the combined company’s ability to obtain additional financing for capital expenditures, acquisitions, general corporate and other purposes may be limited or burdened by increased costs or more restrictive covenants;

•	the combined company may not be able to refinance or extend the term of the existing debt on favorable terms or at all which would have a material adverse effect on its ability to continue operations;

•	the combined company may be at a competitive disadvantage to similar companies that have less debt;

•	the combined company’s vulnerability to adverse economic and industry conditions may increase; and

•	the combined company may face limitations on its flexibility to plan for and react to changes in its business and the industries in which it operates.

The unaudited pro forma combined financial information and unaudited forecasted financial information included in this consent solicitation statement/information statement/prospectus is presented for illustrative purposes only and does not represent the actual financial condition or results of operations of the combined company following the completion of the merger. Future results of the combined company may differ, possibly materially, from the unaudited pro forma combined financial information and unaudited forecasted financial information presented in this consent solicitation statement/information statement/prospectus.

The unaudited pro forma combined financial statements and unaudited forecasted financial information contained in this consent solicitation statement/information statement/prospectus are presented for illustrative purposes only, contain a variety of adjustments, assumptions and preliminary estimates, and are subject to a variety of uncertainties, and do not represent the actual financial condition or results of operations of Eclipse and BRMR prior to the merger or that of the combined company following the merger. The unaudited pro forma combined financial statements do not reflect the effect of any potential divestitures that may occur prior to or subsequent to the completion of the merger or the costs associated with the integration process. For additional information, see the section entitled “Unaudited Pro Forma Combined Financial Statements”. In addition, the merger and post-merger integration process may give rise to unexpected liabilities and costs, including costs associated with employee integration and with the defense and resolution of transaction-related litigation or other claims, if any. Unexpected delays in completing the merger or in connection with the post-merger integration process may significantly increase the related costs and expenses incurred by Eclipse. The actual financial positions and results of operations of Eclipse and BRMR prior to the merger and that of the combined company following the merger may be different, possibly materially, from the unaudited pro forma combined financial statements or the unaudited forecasted financial information included in this consent solicitation statement/information statement/prospectus. In addition, the assumptions used in preparing the unaudited pro forma combined financial statements and unaudited forecasted financial information included in this consent solicitation statement/information statement/prospectus may not prove to be accurate and may be affected by other factors. Any potential decline in the combined company’s financial condition or results of operations, or a failure to achieve projected results, may cause significant variations or declines in the stock price of the combined company. Moreover, any significant changes in the market price of Eclipse common stock may cause a significant change in the purchase price used for Eclipse’s accounting purposes and the unaudited pro forma financial statements contained in this consent solicitation statement/information statement/prospectus.

BRMR stockholders will not be able to exercise appraisal rights, among other matters, if the merger constitutes a drag transaction under the BRMR stockholders agreement.

Under the BRMR stockholders agreement, which is binding on all holders of shares of BRMR common stock, if holders of more than 66 2⁄3% of the outstanding shares of BRMR common stock deliver written consents adopting the merger agreement and approving the merger and the other transactions contemplated by the merger agreement and make the request necessary for the merger to constitute a drag transaction for purposes of the BRMR stockholders agreement, all other holders of BRMR common stock, among other things:

•

will be required to waive and refrain from exercising (and will be deemed to have irrevocably waived) any appraisal, dissenters’ or similar rights with respect to the merger and therefore will not be entitled to exercise appraisal rights under Section 262 of the DGCL in connection with the merger;

•	will be prohibited from raising any objection to the merger or the process pursuant to which it was arranged; and

•

will be contractually obligated with respect to certain other matters related to the merger, including the obligation to consent to the merger, although the failure of any such BRMR stockholder to deliver a written consent will not affect the consummation of the merger or the amount and nature of the consideration such stockholder will be entitled to receive in the merger.

In the BRMR voting agreement, BRMR stockholders who beneficially own approximately 60.7% of the outstanding shares of BRMR common stock have agreed to take all actions necessary to cause the merger to be a drag transaction, in addition to their agreement to deliver written consents adopting the merger agreement and approving the merger and the other transactions contemplated by the merger agreement. Therefore, the holders of only an additional approximately 6.0% of the outstanding shares of BRMR common stock would need to deliver written consents and make the necessary request in order for the merger to become a drag transaction. Accordingly, BRMR believes that it is highly likely that the merger will constitute a drag transaction, with the consequences described above and elsewhere in this consent solicitation statement/information statement/prospectus.

For additional information regarding the potential for the merger to be a drag transaction, the related consequences and the provisions of the BRMR stockholders agreement governing these matters, see “BRMR Solicitation of Written Consents—Drag Transaction Under BRMR Stockholders Agreement.”

The impact of the recent significant federal tax reform on the combined company is uncertain and may significantly affect the operations of the combined company after the merger.

On December 22, 2017, the President signed the budget reconciliation act commonly referred to as the Tax Cuts and Jobs Act, which we refer to as the TCJA, into law. The TCJA makes broad and complex changes to the Code and includes significant provisions that may impact income taxes in future years including: (1) the reduction in the U.S. federal corporate tax rate from 35% to 21%; (2) the limitation on the current deductibility of net interest expense in excess of 30% of adjusted taxable income; (3) the limitation on utilization of net operating losses, which we refer to as NOLs, generated after the 2017 tax year to 80% of taxable income; (4) the unlimited carryforward of NOLs generated after the 2017 tax year; (5) the repeal of the corporate alternative minimum tax; (6) temporary 100% expensing of certain business assets; (7) additional limitations on certain general and administrative expenses; and (8) changes in determining the excessive compensation limitation. Eclipse and BRMR continue to evaluate the impact of the TCJA on the combined company’s business. Future interpretations of the TCJA, which may vary from Eclipse’s current interpretation, and possible changes to state tax laws in response to the recently enacted federal legislation, may have a significant effect on the combined company and may, in certain cases, be adverse to the operation of the business of the combined company.

The integration of BRMR into Eclipse may not be as successful as anticipated.

The merger involves numerous operational, strategic, financial, accounting, legal, tax and other risks, potential liabilities associated with the acquired businesses, and uncertainties related to design, operation and integration of BRMR’s internal control over financial reporting. Difficulties or delays in integrating BRMR into Eclipse may result in the combined company performing differently than expected, in operational challenges or in the failure to realize anticipated expense-related efficiencies or other anticipated benefits of the merger and could adversely affect the combined company’s business, financial condition or results of operations. Eclipse’s and BRMR’s existing businesses could also be negatively impacted by the merger. Potential difficulties or delays that may be encountered in the integration process include, among other factors:

•

the inability to successfully integrate the businesses of BRMR into Eclipse in a manner that permits the combined company to achieve the full expense-related efficiencies and operational and other synergies anticipated from the merger;

•	complexities associated with managing the larger, more complex, integrated business;

•	integrating personnel from the two companies and the loss of management personnel, key employees or skilled workers;

•

potential unknown liabilities and unforeseen expenses, delays or regulatory conditions associated with the merger, including one-time cash costs to integrate the two companies that may exceed the anticipated range of such one-time cash costs that Eclipse and BRMR estimated as of the date of the execution of the merger agreement;

•	integrating relationships with customers, vendors and business partners;

•	performance shortfalls or damage to business relationships as a result of the diversion of management’s attention caused by completing the merger and integrating BRMR’s operations into Eclipse; and

•	the disruption of, or the loss of momentum in, each company’s ongoing business or inconsistencies in standards, controls, procedures and policies.

The combined company’s results may suffer if it does not effectively manage its expanded operations following the merger.

Following completion of the merger, the combined company’s success will depend, in part, on its ability to manage its expansion, which poses numerous risks and uncertainties and challenges for management, including the need to integrate the operations and businesses of Eclipse and BRMR in an efficient and timely manner, to combine systems and management controls and to integrate relationships with customers, vendors and business partners. There can be no assurance that the combined company will be successful in these efforts.

Business challenges currently faced by one company may negatively impact the combined company.

To the extent that either Eclipse or BRMR has or is perceived to have any operational or other business challenges, those challenges may raise concerns by existing customers, vendors or business partners of the other company following the merger, which may adversely impact the combined company’s relationship with such parties.

Even if Eclipse and BRMR complete the merger, the combined company may fail to realize all of the anticipated benefits of the merger.

The success of the merger will depend, in part, on the combined company’s ability to realize the anticipated expense-related efficiencies and other anticipated benefits from combining Eclipse’s and BRMR’s businesses, including operational and other synergies that Eclipse and BRMR believe the combined company will achieve. The anticipated expense-related efficiencies and other anticipated benefits of the merger may not be realized fully or at all, may take longer to realize than expected or could have other adverse effects that Eclipse and BRMR do not currently foresee. The integration process may, for each of Eclipse and BRMR, result in the loss of management personnel, key employees or skilled workers, the disruption of ongoing businesses or inconsistencies in standards, controls, procedures and policies. There could be potential unknown liabilities and unforeseen expenses associated with the merger that were not discovered in the course of performing due diligence.

Uncertainties associated with the merger may cause a loss of management personnel, key employees and skilled workers, which could adversely affect the future business and operations of the combined company.

Eclipse and BRMR are dependent on the experience and industry knowledge of their management personnel, key employees and skilled workers to execute their business plans. Each company’s success until the merger and the combined company’s success after the merger will depend in part upon the ability of Eclipse and BRMR to attract, retain and motivate management personnel, key employees and skilled workers. Current and prospective management personnel, key employees and skilled workers of Eclipse and BRMR may experience uncertainty about their roles within the combined company following the merger, which may have an adverse effect on the ability of each of Eclipse and BRMR to attract, retain or motivate management personnel, key employees or skilled workers. Accordingly, no assurance can be given that the combined company will be able to attract, retain or motivate management personnel, key employees or skilled workers of Eclipse and BRMR to the same extent that Eclipse and BRMR have previously been able to attract, retain and motivate their own management personnel, key employees and skilled workers.

The market price of Eclipse common stock may decline in the future as a result of the sale of shares of Eclipse common stock held by former BRMR stockholders or current Eclipse stockholders.

Based on the number of shares of BRMR common stock outstanding as of             , 2018 and the outstanding BRMR equity awards currently estimated to be payable in Eclipse common stock in connection with the merger (and after adjustment for the 15-to-1 reverse stock split), Eclipse expects to issue up to approximately              shares of Eclipse common stock to BRMR stockholders and holders of BRMR equity awards in connection with the merger. Following their receipt of such shares of Eclipse common stock, former BRMR stockholders and former holders of BRMR equity awards may seek to sell the shares of Eclipse common stock delivered to them and, except as described in “The Merger Agreement—Lock-Up Agreements,” the merger agreement and the documents ancillary thereto contain no restriction on the ability of former BRMR stockholders and former holders of BRMR equity awards to sell such shares of Eclipse common stock following completion of the merger. Other Eclipse stockholders, except as described in “The Merger Agreement—Lock-Up Agreements,” may also seek to sell shares of Eclipse common stock held by them following, or in anticipation of, completion of the merger. These sales (or the perception that these sales may occur), coupled with the increase in the outstanding number of shares of Eclipse common stock, may affect the market for, and the market price of, Eclipse common stock in an adverse manner.

The combined company may record goodwill and other intangible assets that could become impaired and result in material non-cash charges to the results of operations of the combined company in the future.

The merger will be accounted for as an acquisition by Eclipse in accordance with GAAP. Under the acquisition method of accounting, the assets and liabilities of BRMR and its subsidiaries will be recorded, as of completion of the merger, at their respective estimated fair values and added to those of Eclipse. The reported financial condition and results of operations of Eclipse for periods after completion of the merger will reflect BRMR balances and results after completion of the merger but will not be restated retroactively to reflect the historical financial condition or results of operations of BRMR for periods prior to the merger. For additional information, see the section entitled “Unaudited Pro Forma Combined Financial Statements”.

Under the acquisition method of accounting, the total purchase price will be allocated to BRMR’s tangible assets and liabilities and identifiable intangible assets based on their estimated fair values as of the date of completion of the merger. The excess of the purchase price over those fair values may be recorded as goodwill. While Eclipse and BRMR do not expect that the merger will result in the creation of goodwill based upon the application of the acquisition method of accounting, the purchase price allocation analysis has not been finalized. To the extent goodwill or intangible assets are booked and the value of goodwill or intangibles becomes impaired, the combined company may be required to incur material non-cash charges relating to such impairment. The combined company’s results of operations may be significantly impacted from both the impairment and the underlying trends in the business that triggered the impairment.

Shares of Eclipse common stock received by BRMR stockholders as a result of the merger will have different rights from shares of BRMR common stock.

Upon completion of the merger, BRMR stockholders will no longer be stockholders of BRMR, and BRMR stockholders who receive merger consideration will become Eclipse stockholders. There will be important differences between the current rights of BRMR stockholders and the rights to which such stockholders will be entitled as Eclipse stockholders. For a discussion of the different rights associated with shares of Eclipse common stock, see the section entitled “Comparison of Stockholders’ Rights”.

The market price of Eclipse common stock may be affected by factors different from those that historically have affected BRMR common stock.

Upon completion of the merger, holders of BRMR common stock who receive merger consideration will become holders of Eclipse common stock. The businesses of Eclipse differ from those of BRMR in certain respects, and, accordingly, the financial condition or results of operations and/or cash flows of Eclipse after the merger, as well as the market price of Eclipse common stock, may be affected by factors different from those currently affecting the financial condition or results of operations and/or cash flows of BRMR. Following the completion of the merger, BRMR will be part of a larger company, so decisions affecting BRMR may be made in respect of the larger combined business as a whole rather than the BRMR businesses individually. For a discussion of the businesses of Eclipse and BRMR and of some important factors to consider in connection with those businesses, see the sections entitled “Information About the Companies” and “Business and Properties of BRMR” and the documents incorporated by reference in the section entitled “Where You Can Find More Information”, the section entitled “Risk Factors” in Eclipse’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and “Risk Factors—Risks Related to BRMR’s Business.”

Following the completion of the merger, Eclipse may incorporate BRMR’s hedging activities into Eclipse’s business, and Eclipse may be exposed to additional commodity price risks arising from such hedges.

To mitigate its exposure to changes in commodity prices, BRMR hedges crude oil, natural gas and NGL prices from time to time, primarily through the use of certain derivative instruments. If Eclipse assumes existing BRMR hedges, Eclipse will bear the economic impact of all of BRMR’s current hedges following the completion of the merger. Actual crude oil, natural gas and NGL prices may differ from the combined company’s expectations and, as a result, such hedges may or may not have a negative impact on the business of the combined company.

Eclipse and BRMR may be targets of securities class actions and derivative lawsuits which could result in substantial costs and may delay or prevent the merger from being completed.

Securities class actions and derivative lawsuits are often brought against public and private companies that have entered into merger agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert director, management and employee time and resources. Eclipse and BRMR cannot predict the outcome of any securities class action or derivative lawsuit, nor can Eclipse and BRMR predict the time and expense that will be required to resolve any such proceeding or the extent to which such expense may be covered by applicable insurance policies. An adverse judgment could result in monetary damages, which could have a negative impact on Eclipse’s and BRMR’s respective liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting completion of the merger, then that injunction may delay or prevent the merger from being completed, which may adversely affect Eclipse’s and BRMR’s respective business, financial position and results of operation.

Eclipse’s and BRMR’s ability to use their respective net operating losses and other tax attributes to offset future income will become subject to certain limitations.

Section 382 of the Code generally serves to limit the use of acquired tax attributes over their fair market values after the effective time of an “ownership change” of the stock of a C corporation with these traits (such corporation is referred to as a “loss corporation”). Tax losses and certain other attributes discussed below (which we refer to as “tax attributes”) on hand at the time of an ownership change are referred to as “pre-change losses.” These tax attributes are subject to an annual limitation based upon the product of: (i) the fair market value of the loss corporation’s stock immediately before the ownership change multiplied by (ii) a federally published rate, which we refer to as the “long-term tax exempt rate,” which is currently 2.29%. An ownership change generally occurs when there are cumulative exchanges of more than 50% of a loss corporation’s stock held by 5% or greater shareholders within a 36-month look-back period. The annual limitation of a loss corporation may be increased where the entity had a net unrealized built-in gain at the time of the ownership change, meaning that the fair market value of its assets exceeded their tax bases by more than 15% and such assets are disposed of at a gain or depreciated/depleted (on the portion of tax basis in excess of their fair market values) within 5 years of the ownership change. Conversely, loss corporations with a net unrealized built-in loss (“NUBIL”) at the time of the ownership change, meaning that the fair market value of its assets were less than their tax bases by more than 15%, must treat a disposition loss or similar depreciation/depletion within the 5 year post-ownership change period as a pre-change loss like a net operating loss for purposes of the Code Section 382 limitation.

BRMR underwent an ownership change when it emerged from bankruptcy on May 6, 2016 and will undergo a second ownership change at the effective time of the merger. Additionally, as a result of the bankruptcy, BRMR reduced its tax attributes at the effective time of its discharge pursuant to its plan of reorganization as required by Section 382(l)(6) of the Code. As such, the tax attributes of BRMR will be subject to two annual limitations: (i) one based on its post-discharge equity value under Section 382(l)(6) of the Code; and (ii) a second annual limitation (on additional tax attributes generated since the bankruptcy but prior to the merger) based upon the fair market value of its stock immediately before the merger.

Eclipse has not incurred an ownership change since inception, but is expected to as a result of the merger. As such, Eclipse will be subject to its own separate ownership change based upon the fair market value of its stock immediately before the effective time of the merger. Additionally, at this time, Eclipse’s management expects that each of BRMR and Eclipse will have NUBILs on their respective assets for federal income tax purposes. As a result of the above described statutory limitations on the use of tax attributes post-merger and other market considerations, Eclipse management has concluded that recording a valuation allowance in an amount equal to the net deferred tax assets resulting from both acquired and historic tax attributes is appropriate. The presence of this valuation allowance on the BRMR net tax attributes means that there is no effect on purchase accounting of the acquired tax attributes from its acquisition by Eclipse. Further, there is no effect on Eclipse’s current period or 2018 annual earnings from the income tax effect of the merger, as no income tax benefit has been nor is expected to be recorded. Should the future judgment of Eclipse’s management change with respect to the post-merger recoverability of either of BRMR’s or Eclipse’s net tax attributes, the effect of such changes would be recorded in income from continuing operations in the period of such change in judgment.

Non-U.S. holders of BRMR common stock generally will be subject to U.S. federal income tax upon receipt of the merger consideration and, with respect to non-U.S. holders, such consideration will also be subject to withholding.

BRMR is a U.S. real property holding corporation, as such term is defined in the Code. As a result, non-U.S. holders of BRMR common stock generally will be subject to U.S. federal income tax upon receipt of the merger consideration. The merger consideration also will be subject to withholding at the rate of 15%. The withholding is not an additional tax, and will be applied against a non-U.S. holder’s U.S. federal income tax liability. A non-U.S. holder may be entitled to a refund of the amount withheld, provided that such non-U.S. holder timely furnishes the required information to the IRS. Alternatively, a non-U.S. holder may apply for a withholding tax certificate to reduce or eliminate, where applicable, the amount required to be withheld based on such holder’s actual U.S. tax liability as a result of the merger, if the holder timely furnishes such withholding tax certificate to Eclipse.

There are risks associated with the proposed Eclipse reverse stock split, including that the reverse stock split may not result in a proportionate increase in the per share price of Eclipse common stock.

If the merger is completed, Eclipse will effect a 15-to-1 reverse stock split immediately before the merger. Eclipse cannot predict whether or to what extent the Eclipse reverse stock split will proportionately increase the market price of Eclipse common stock. The market price of Eclipse common stock will be based on Eclipse’s performance and other factors, including broader market conditions, which are unrelated to the number of shares of Eclipse common stock outstanding.

The Eclipse reverse stock split would have the effect of increasing the amount of common stock Eclipse is authorized to issue without further approval by Eclipse stockholders.

As a result of the Eclipse reverse stock split, and after giving effect to the merger, Eclipse expects that it will have approximately                      shares of common stock outstanding, compared to                      shares of Eclipse common stock outstanding as of                     , 2018. Eclipse’s Amended and Restated Certificate of Incorporation currently authorizes Eclipse to issue one billion shares of common stock and Eclipse does not anticipate reducing this amount in connection with the Eclipse reverse stock split or the merger. As a result, Eclipse expects the Eclipse reverse stock split, after completing the merger, will give it the ability to issue approximately                      additional shares of common stock. Except in certain instances, as required by law or the NYSE, these additional shares may be issued by Eclipse without further vote of Eclipse stockholders. If the Eclipse board chooses to issue additional shares of Eclipse common stock, such issuance could have a dilutive effect on the equity, earnings and voting interests of Eclipse stockholders.

Risks Relating to Eclipse’s Business.

You should read and consider risk factors specific to Eclipse’s businesses that will also affect the combined company after the completion of the merger. These risks are described in Part I, Item 1A of Eclipse’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and in Part II, Item 1A of Eclipse’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, and in other documents that are incorporated by reference herein. For the location of information incorporated by reference in this consent solicitation statement/information statement/prospectus, see the section entitled “Where You Can Find More Information”.

Risks Relating to BRMR’s Business.

BRMR is subject to all of the risks and uncertainties incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil.

As an oil and gas exploration and production company, BRMR is subject to the risks and uncertainties incident to this industry, most of which are difficult to predict and many of which are beyond BRMR’s control. These risks include, but are not limited to, legal and environmental risks, drilling and other operating risks, regulatory changes, commodity price volatility and declines in the price of natural gas, NGLs and oil, inflation, lack of availability of drilling, production and processing equipment and services, counterparty credit risk, the uncertainty inherent in estimating natural gas, NGL and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described in Part I, Item 1A of Eclipse’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and in Part II, Item 1A of Eclipse’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018. Because BRMR is engaged in substantially the same business and in the same general geographic area as Eclipse, the risks described in those reports filed by Eclipse and incorporated by reference in this consent solicitation statement/information statement/prospectus apply to BRMR in generally the same manner as they apply to Eclipse.

There is a limited trading market for BRMR common stock and the market price of BRMR common stock is subject to volatility.

BRMR common stock is not listed on a securities exchange, and prices for BRMR common stock are not quoted in an interdealer quotation system. However, since BRMR’s emergence from bankruptcy on May 6, 2016, BRMR common stock has traded sporadically on the OTC Grey, currently under the symbol “BRMR.” OTC Grey securities do not have bid or ask quotations in the OTC Link system or the OTC Bulletin Board (“OTCBB”). Although broker-dealers must report OTC Grey market trades to the Financial Industry Regulatory Authority and trade data is therefore available from public sources, the OTC Grey may not constitute an established public trading market for the BRMR common stock, and you should not rely on the OTC Grey trading prices as being the product of an established public trading market. Trading in the OTC Grey typically is much more limited than trading on a national securities exchange or in other over-the-counter markets for which quotations are available on the OTCBB. In general, broker-dealers are not willing or able to publicly quote securities traded on the OTC Grey because of lack of investor interest, limited availability of information regarding the issuer or regulatory requirements. The market prices and trading volumes of BRMR common stock may be subject to wide fluctuations. BRMR common stock may continue to be traded only infrequently in transactions arranged through brokers or otherwise, and reliable market quotations may not be available. Holders of BRMR common stock may experience difficulty in reselling, or an inability to sell, their shares. In addition, the lack of an active trading market or significant sales of BRMR common stock, or the expectation of such sales, could materially and adversely affect the market price of BRMR common stock. Moreover, the lack of an active trading market or significant sales of BRMR common stock, or the expectation of such sales, makes it difficult to determine the fair market value of BRMR, and therefore the aggregate value to be received from Eclipse in connection with the merger may be less than or greater than the aggregate fair market value of BRMR.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This consent solicitation statement/information statement/prospectus, and the documents to which BRMR and Eclipse refer you in this consent solicitation statement/information statement/prospectus, as well as oral statements made or to be made by BRMR and Eclipse, include certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. All statements, other than statements of historical fact, included in this consent solicitation statement/information statement/prospectus that address activities, events or developments that Eclipse or BRMR expects, believes or anticipates will or may occur in the future are forward-looking statements. Words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “create,” “intend,” “could,” “may,” “foresee,” “plan,” “will,” “guidance,” “look,” “outlook,” “goal,” “future,” “assume,” “forecast,” “build,” “focus,” “work,” “continue” or the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements include, but are not limited to, statements regarding the merger, pro forma descriptions of the combined company and its operations, integration and transition plans, synergies, opportunities and anticipated future performance. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this consent solicitation statement/information statement/prospectus. These include:

•	the risk that the merger agreement may be terminated in accordance with its terms and that the merger may not be completed;

•	the risk that the parties may not be able to satisfy the conditions to the completion of the merger in a timely manner or at all;

•	the risk that the merger may not be accretive, and may be dilutive, to Eclipse’s earnings per share, which may negatively affect the market price of Eclipse common stock;

•	the possibility that Eclipse and BRMR will incur significant transaction and other costs in connection with the merger, which may be in excess of those anticipated by Eclipse or BRMR;

•	the risk that Eclipse may fail to realize the benefits expected from the merger;

•	the risk that the combined company may be unable to achieve operational or corporate synergies or that it may take longer than expected to achieve those synergies;

•	the risk that any announcements relating to, or the completion of, the merger could have adverse effects on the market price of Eclipse common stock;

•

the risk that the merger and its announcement and/or completion could have an adverse effect on the ability of Eclipse and BRMR to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers; and

•	the risks to their operating results and businesses generally.

Such factors are difficult to predict and, in many cases, may be beyond the control of Eclipse and BRMR. Eclipse’s and BRMR’s forward-looking statements are based on assumptions that Eclipse and BRMR, respectively, believe to be reasonable but that may not prove to be accurate. Consequently, all of the forward-looking statements Eclipse and BRMR make in this consent solicitation statement/information statement/prospectus are qualified by the information contained or incorporated by reference herein, including the information contained under this heading and the information detailed in Eclipse’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and Eclipse’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018. For additional information, see the sections entitled “Risk Factors” and “Where You Can Find More Information”.

Eclipse and BRMR undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which they become aware of, except as required by applicable law or regulation. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

INFORMATION ABOUT ECLIPSE

Eclipse Resources Corporation

2121 Old Gatesburg Road, Suite 110

State College, Pennsylvania 16803

Phone: (814) 308-9754

Eclipse is an independent exploration and production company engaged in the acquisition and development of oil and natural gas properties in the Appalachian Basin. As of September 30, 2018, Eclipse had assembled an acreage position approximating 196,500 net acres in Eastern Ohio and 44,400 net acres in Pennsylvania, which excludes any acreage currently pending title. Approximately 134,200 of Eclipse’s net acres are located in the Utica Shale fairway, which Eclipse refers to as the Utica Core Area, and approximately 14,500 of these net acres are also prospective for the highly liquids rich area of the Marcellus Shale in Eastern Ohio within what Eclipse refers to as its Marcellus Area. Eclipse is the operator of approximately 96% of its net acreage within the Utica Core Area and its Marcellus Area. Eclipse intends to focus on developing its substantial inventory of horizontal drilling locations during commodity price environments that will allow it to generate attractive returns and will continue to opportunistically add to this acreage position where it can acquire acreage at attractive prices. As of September 30, 2018, Eclipse, or its operating partners, had commenced drilling 251 gross wells within the Utica Core Area and its Marcellus Area, of which 5 gross were top holed, 2 gross were drilling, 6 gross were awaiting completion or were in the process of being completed, and 238 gross had been turned to sales. As of September 30, 2018, Eclipse was operating 2 horizontal rigs in the Utica Core Area. Eclipse had average daily production for the three months ended September 30, 2018 of approximately 346.4 MMcfe comprised of approximately 72% natural gas, 17% NGLs and 11% oil. Eclipse was formed in 2014 and is incorporated in the State of Delaware.

Upon completion of the merger, Eclipse will change its name to Montage Resources Corporation, and thereafter the Eclipse common stock will trade on the NYSE under the symbol “MR”.

Everest Merger Sub Inc.

c/o Eclipse Resources Corporation

2121 Old Gatesburg Road, Suite 110

State College, Pennsylvania 16803

Phone: (814) 308-9754

Merger Sub, whose legal name is Everest Merger Sub Inc., is a direct, wholly owned subsidiary of Eclipse. Upon the completion of the merger, Merger Sub will cease to exist. Merger Sub was incorporated in Delaware on August 10, 2018 for the sole purpose of effecting the merger.

ECLIPSE ACTIONS BY WRITTEN CONSENT

Eclipse Stock Issuance and Eclipse Charter Amendment

On August 23, 2018, the Eclipse board unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the Eclipse stock issuance and the Eclipse charter amendment, are fair to, and in the best interests of, Eclipse and its stockholders, (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the Eclipse stock issuance, and the Eclipse charter amendment, (iii) directed that the approval of the Eclipse stock issuance and the Eclipse charter amendment be submitted to the Eclipse stockholders, and (iv) resolved to recommend that the Eclipse stockholders approve the Eclipse stock issuance and approve and adopt the Eclipse charter amendment.

Because Eclipse common stock is traded on the NYSE, Eclipse is subject to Section 312.03 of the NYSE’s Listed Company Manual (which we refer to as “Rule 312”), which requires that Eclipse obtain stockholder approval before issuing shares of common stock if (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock, or (ii) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. The Eclipse stock issuance qualifies as a stock issuance requiring stockholder approval under Rule 312.

Article Thirteenth of the Eclipse certificate of incorporation provides that, prior to the date that certain Eclipse stockholders, including the EnCap Entities, no longer collectively beneficially own more than 50% of the outstanding shares of Eclipse common stock, the affirmative vote of the holders of a majority in voting power of the outstanding shares of Eclipse common stock entitled to vote thereon, voting together as a single class, shall be required to amend, alter or repeal any provision of the Eclipse certificate of incorporation. Thus, Eclipse is required to obtain stockholder approval to effect the Eclipse charter amendment.

Pursuant to Section 228 of the DGCL and Section 2.14 of the Eclipse bylaws, any action required or permitted to be taken at any annual or special meeting of Eclipse stockholders may be taken without a meeting, without prior notice and without a vote of Eclipse stockholders, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. On August 25, 2018, the EnCap Entities, direct holders of an aggregate of 172,955,027 shares of Eclipse common stock, which comprised approximately 57.2% of the issued and outstanding shares of Eclipse common stock as of August 23, 2018, executed and delivered the Eclipse stockholder written consent and thereby approved the Eclipse stock issuance and Eclipse charter amendment. The Eclipse charter amendment will become effective as of immediately prior to the effective time of the merger.

Once effective, the Eclipse charter amendment will result in the declassification of the Eclipse board. The current Eclipse certificate of incorporation provides for a classified Eclipse board, whereby the Eclipse board is classified into three classes and directors in each class are elected to serve for three-year terms and until either they are re-elected or their successors are elected and qualified or until their earlier resignation or removal. Each year, the directors of one class stand for re-election as their terms of office expire. The Eclipse charter amendment will eliminate Eclipse’s classified board of directors. Accordingly, after the closing of the merger, all directors of Eclipse will be elected annually to serve one-year terms expiring at the next succeeding annual meeting of Eclipse’s stockholders.

In addition, the Eclipse charter amendment will result in the Eclipse reverse stock split, which is a 15-to-1 reverse stock split with respect to the issued and outstanding Eclipse common stock in connection with the merger. If the Eclipse reverse stock split is effected, then every fifteen issued and outstanding shares of Eclipse common stock will be combined and converted into one share of Eclipse common stock. Immediately following the Eclipse reverse stock split, each Eclipse stockholder will own a reduced number of shares of Eclipse common stock. The Eclipse reverse stock split will happen at the same time for every Eclipse stockholder, will affect every Eclipse stockholder uniformly and will not change any Eclipse stockholder’s percentage ownership interest or relative voting rights in Eclipse (other than to the extent that the reverse stock split would result in any Eclipse stockholder owning a fractional share, because cash will be paid in lieu of fractional shares). The Eclipse reverse stock split will not change the number of authorized shares of Eclipse common stock.

No Further Eclipse Stockholder Action Needed

As a result of the Eclipse stockholder written consent, the requisite stockholder approval of the Eclipse stock issuance has been received as required under Rule 312, and the requisite stockholder approval of the Eclipse charter amendment has been received as required under the Eclipse certificate of incorporation and the DGCL. Accordingly, all corporate approvals by or on behalf of Eclipse required for the Eclipse stock issuance and the Eclipse charter amendment have been obtained and no further votes will be needed. The Eclipse board does not intend to solicit any proxies or consents in connection with the foregoing actions. This consent solicitation statement/information statement/prospectus is furnished by Eclipse for the purpose of informing and notifying Eclipse stockholders regarding the actions taken by the Eclipse stockholder written consent and is being provided pursuant to the requirements of Rule 14c-2 promulgated under Section 13 of the Exchange Act and Section 228(e) of the DGCL. As noted above, upon completion of the merger, Eclipse will change its name to Montage Resources Corporation, and neither the DGCL nor NYSE rules require stockholder approval of the name change.

BRMR SOLICITATION OF WRITTEN CONSENTS

BRMR is providing this consent solicitation statement/information statement/prospectus to its stockholders in connection with the solicitation of written consents to (i) adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement and (ii) separately approve the BRMR 280G payments. This consent solicitation statement/information statement/prospectus is first being mailed to BRMR stockholders on or about                 , 2018.

Adoption of the Merger Agreement and Approval of the Merger

BRMR is requesting that BRMR stockholders execute and return written consents to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement.

Consent Required

Under the DGCL, the merger agreement must be adopted by the affirmative vote of or consent with respect to a majority of the outstanding shares of BRMR common stock. In addition, the BRMR stockholders agreement prohibits BRMR from consummating a merger or taking certain other actions, including amending its certificate of incorporation and bylaws and changing the number of members of the BRMR board, each of which would occur upon consummation of the merger pursuant to the merger agreement, without the approval of the holders of a majority of the outstanding shares of BRMR common stock. Accordingly, the merger and the other transactions contemplated by the merger agreement require the same approval of BRMR stockholders under the BRMR stockholders agreement as is required for the adoption of the merger agreement pursuant to the DGCL. BRMR stockholders are being asked to consent to the adoption of the merger agreement for purposes of the DGCL and the approval of the merger and the other transactions contemplated by the merger agreement for purposes of the BRMR stockholders agreement as a single proposal.

The parties to the BRMR voting agreement, representing approximately 60.7% of the outstanding shares of BRMR common stock, have agreed, subject to the terms of the BRMR voting agreement, to execute and return written consents adopting the merger agreement and approving the merger, the other transactions contemplated by the merger agreement and any actions related to the merger agreement within one business day after both the registration statement of which this consent solicitation statement/information statement/prospectus forms a part becomes effective under the Securities Act and this consent solicitation statement/information statement/prospectus has been delivered to such BRMR stockholders. The delivery of the written consents by the parties to the BRMR voting agreement will be sufficient to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement.

Adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement are not conditioned upon the approval of the BRMR 280G payments.

Recommendation of the BRMR Board

The BRMR board has reviewed and considered the terms of the merger agreement and the merger and the other transactions contemplated by the merger agreement and has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, BRMR and its stockholders. Accordingly, the BRMR board unanimously recommends that the BRMR stockholders execute and deliver written consents to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement. For additional information regarding the recommendation of the BRMR board and its reasons for the merger, see “The Merger—Recommendation of the BRMR Board and Reasons for the Merger.”

BRMR stockholders should carefully read this consent solicitation statement/information statement/prospectus, including any documents incorporated by reference, and the annexes in their entirety for more detailed information concerning the merger agreement and the merger and the other transactions contemplated by the merger agreement.

Approval of the BRMR 280G Payments

BRMR also is requesting that BRMR stockholders execute and return written consents to approve the BRMR 280G payments.

Section 280G of the Code

Section 280G of the Code provides that certain “payments or benefits” made to or earned by certain individuals as a result of a change in control of a corporation may be characterized as a “parachute payment.” In general, a “parachute payment” is any payment that:

•	is in the nature of compensation, in whatever form made, including the value of any payments or benefits that are accelerated by reason of a change in control;

•	is paid to certain officers, stockholders or highly compensated employees or independent contractors of the corporation (referred to as “disqualified individuals”);

•	is contingent (or treated as contingent) on a change in control of the corporation; and

•

has (together with other payments described in the foregoing bullet points that are made to the same individual) an aggregate present value equal to or in excess of three times the amount of the individual’s average annual compensation from the corporation during the five calendar years preceding the calendar year in which the change in control occurs (such average annual compensation is referred to as the “Base Amount”).

If all such compensatory payments made or benefits earned equal or exceed an amount equal to three times the Base Amount (referred to as the “Safe Harbor Threshold”), all such compensation in excess of the Base Amount constitutes an “excess parachute payment” under the Code. The excess parachute payment is not deductible by the corporation, and the recipient is subject to a 20% excise tax on the excess parachute payment.

In general, payments will not be characterized as a parachute payment, however, if the following conditions are satisfied (referred to as the “stockholder approval exception”):

•	the recipient waives his or her right to receive a portion of the payments that is sufficient to reduce the payments or benefits below the recipient’s Safe Harbor Threshold;

•

receipt of the waived amount (or retention of the waived amount, if payment of such amount occurs before the stockholder vote) is contingent upon the approval by the holders of more than 75% of the outstanding voting shares of the corporation undergoing the change in control, excluding shares held by the recipient and certain stockholders related to the recipient; and

•	such stockholder approval is obtained.

The merger will constitute a change in control of BRMR for purposes of Section 280G of the Code.

BRMR has entered into various compensatory arrangements with its officers and other employees, including John K. Reinhart, BRMR’s President and Chief Executive Officer, and Paul M. Johnston, BRMR’s Senior Vice President and General Counsel (referred to collectively as the “280G Officers”), each of whom is a disqualified individual under Section 280G of the Code. Under certain of these arrangements, which are described below under “—Description of the BRMR 280G Payments,” the 280G Officers are eligible to receive or may be eligible to receive certain payments and benefits upon or following the consummation of the merger that could be parachute payments in an amount equal to or in excess of their respective Safe Harbor Thresholds. Each of the

280G Officers intends to enter into a waiver agreement with BRMR (referred to as the “Waiver Agreements”) pursuant to which he will waive any and all right or entitlement to certain payments or benefits to the extent that any portion of such payment or benefits, either individually or in the aggregate, together with any other compensation and benefits being received in connection with the merger or the other transactions contemplated by the merger agreement, would exceed an amount equal to his Safe Harbor Threshold minus $1.00, unless approved by the holders of more than 75% of the outstanding shares of BRMR common stock (excluding, with respect to each 280G Officer, shares owned by such 280G Officer or certain related persons).

The “BRMR 280G payments,” which BRMR is seeking consent of its stockholders to approve, are the payments and benefits waived by the 280G Officers pursuant to the Waiver Agreements.

Description of the BRMR 280G Payments

Set forth below are descriptions of the potential payments and benefits to the 280G Officers that could, individually or in the aggregate, constitute parachute payments, the estimated values of such payments determined in accordance with Section 280G of the Code and certain assumptions in connection therewith. The following information assumes that (i) the closing of the merger will occur on December 15, 2018 and (ii) the closing price of the Eclipse common stock on the NYSE on the closing date is $1.25 (without taking into account the Eclipse reverse stock split). For additional information regarding the equity awards and severance arrangements described below, see “Management of Eclipse Upon Consummation of the Merger—Certain Information Regarding Executive Officers and Directors of BRMR—Executive Compensation.”

BRMR Restricted Stock Units

Each outstanding BRMR RSU will vest in full at the effective time of the merger. Each BRMR RSU is the equivalent of one share of BRMR common stock. Except with respect to certain BRMR RSUs granted to directors of BRMR, each holder of outstanding BRMR RSUs will be entitled to elect, no later than five business days prior to the closing date, whether to receive in the merger for such BRMR RSUs (i) the merger consideration (including cash in lieu of fractional shares) for each share of BRMR common stock subject to such holder’s BRMR RSUs, (ii) cash equal to the product of (A) the number of shares of BRMR common stock subject to such holder’s BRMR RSUs multiplied by (B) (1) the closing price of Eclipse common stock on the NYSE on the closing date multiplied by (2) the exchange ratio, or (iii) a combination thereof, subject to applicable withholding taxes as provided in the merger agreement and the applicable award agreement.

Of the 280G Officers, only Mr. Johnston is a holder of BRMR RSUs. He was awarded 75,447 BRMR RSUs, which converts to a value of $417,401, based on the assumptions described above. That amount is included in the calculations of the estimated BRMR 280G payments as reflected in the tables below.

BRMR Performance Interest Awards

Each holder of a BRMR PIA will receive, as a result of the merger in respect of such holder’s BRMR PIA, the merger consideration (including cash in lieu of fractional shares) for a number of shares of BRMR common stock equal to (i) the “Performance Interest Stock Value” (as defined in and determined by the BRMR board under the applicable award agreement governing such BRMR PIA) divided by (ii) (A) the closing price of Eclipse common stock on the NYSE on the closing date multiplied by (B) the exchange ratio.

Each 280G Officer has been awarded a BRMR PIA, which is an interest (expressed as a percentage and based on the attainment of certain levels of “Exit Value” of BRMR) in the “Exit Value” of BRMR (as defined in the award agreements) upon a change in control (the merger). Based on the BRMR board’s determination of the Exit Value, the values of the payments to be made (in the form of Eclipse common stock) in respect of the BRMR PIAs for Messrs. Reinhart and Johnston are $4,613,412 and $588,806, respectively. Such amounts are included in the calculations of the estimated BRMR 280G payments as reflected in the tables below.

BRMR Restricted Stock

Each outstanding share of BRMR restricted stock will vest in full at the effective time of the merger, and the holders thereof will be entitled to receive the merger consideration (including cash in lieu of fractional shares) for such shares of BRMR restricted stock. Mr. Reinhart was originally awarded 250,270 shares of BRMR restricted stock. Of the shares of BRMR restricted stock awarded to Mr. Reinhart, he will vest in 83,424 shares at the effective time of the merger, having previously fully vested in 166,846 shares. Mr. Reinhart’s remaining 83,424 shares of BRMR restricted stock are otherwise scheduled to vest on September 6, 2019.

The value, as calculated in accordance with Section 280G of the Code and based on the assumptions described above, with respect to Mr. Reinhart’s vesting early in his BRMR restricted stock because of the merger is $46,498, and such amount is included in the calculations of the estimated BRMR 280G payments as reflected in the tables below.

Potential Severance Payments

Each 280G Officer is party to an employment agreement with BRMR providing for a severance payment upon a 280G Officer’s termination of employment under certain circumstances upon or within twelve months after the closing of the merger. Under such circumstances, Mr. Reinhart is entitled to a lump sum cash payment equal to the sum of (i) two times his base salary and (ii) the product of (A) his target annual bonus for the calendar year in which such termination of employment occurs (calculated at 100% of base salary) and (B) a fraction, in which the numerator is the number of days Mr. Reinhart was an employee of the BRMR in the calendar year in which such termination of employment occurred and the denominator is 365. Under such circumstances, Mr. Johnston is entitled to a lump sum cash payment equal to the sum of (i) 50% of his base salary and (ii) an amount equal to 50% of his target annual bonus for the calendar year in which termination of employment occurs (calculated at 45% of base salary). The values of Messrs. Reinhart’s and Johnston’s severance payments that could potentially be paid within twelve months after the merger are $1,368,912 and $186,688, respectively, based on the assumptions described above, and such amounts are included in the calculations of the estimated BRMR 280G payments as reflected in the tables below. For purposes of calculating the estimated BRMR 280G payments, these values also assume that Messrs. Reinhart’s and Johnston’s employment will be terminated as of the closing date of the merger. It is expected that Messrs. Reinhart and Johnston will become executive officers of Eclipse upon closing of the merger and, accordingly, that they are unlikely to receive the potential severance payments.

Accelerated 2018 Performance Bonus

Annual performance bonuses for BRMR employees are typically paid by BRMR prior to the end of March in the year following the calendar year in which the bonus is earned. For the 2018 annual performance bonuses for certain executive officers of BRMR, including the 280G Officers, the compensation committee of the BRMR board has determined (i) the amounts of such bonuses, based on the executive officers’ target bonuses and the criteria established by the compensation committee earlier in the year, and (ii) that such bonuses will be paid at closing of the merger. The values to the 280G Officers of receiving the 2018 annual performance bonuses prior to the time such bonuses would normally be paid are $4,519 and $1,154 for Messrs. Reinhart and Johnston, respectively, based on the assumptions described above. These values are included in the calculations of the estimated BRMR 280G payments as reflected in the tables below.

Aggregate Potential Payments

The table below indicates, for each of the 280G Officers, the aggregate estimated amount of the potential payments described above that are included in the calculation of the estimated BRMR 280G payments.

	John Reinhart	Paul Johnston
BRMR Restricted Stock Units	—	$417,401
BRMR Performance Interest Awards	$4,613,412	588,806
BRMR Restricted Stock	46,498	—
Potential Severance Payments	1,368,912	186,688
Accelerated 2018 Performance Bonus	4,519	1,154

Aggregate Potential Payments	$6,033,341	$1,194,049

BRMR 280G Payments—Waived Payments and Benefits under the Waiver Agreements

The table below indicates, for each of the 280G Officers, the estimated amount of his BRMR 280G payments, which are the payments and benefits waived under his Waiver Agreement.

	John Reinhart	Paul Johnston
Aggregate Potential Payments	$6,033,341	$1,194,049
Safe Harbor Threshold, plus $1.00	(2,491,078)	(1,123,847)

BRMR 280G Payments—Waived Payments and Benefits	$3,542,263	$70,202

The amounts set forth above are based upon estimates and assumptions relating to the determination of the aggregate potential payments and the BRMR 280G payments. Although BRMR believes that the estimates and assumptions used to determine these amounts are reasonable, the actual amounts and values of these payments may be greater (or less) than the amounts set forth in the tables above. If the BRMR 280G payments are approved by the requisite consent of the BRMR stockholders, such payments will have been approved regardless of the actual amounts and values of those payments.

Other members of the management team of BRMR, not individually listed above, are receiving payments similar to some, but not all, of the payments listed above. Their aggregate payments are below their respective Safe Harbor Thresholds, and therefore are not “parachute payments” under Section 280G of the Code.

Consent Required

Under Section 280G of the Code, approval of the BRMR 280G payments requires, with respect to each of the 280G Officers, consent of the holders as of the record date of more than 75% of the outstanding shares of BRMR common stock, excluding those shares held or constructively owned by the 280G Officers. The BRMR voting agreement does not require the BRMR stockholders party thereto to consent to or vote in favor of approval of the BRMR 280G payments.

Action by written consent of the BRMR stockholders to approve the BRMR 280G payments is separate from their action by written consent to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement, which adoption and approval is not conditioned upon the approval of the BRMR 280G payments.

If the BRMR stockholders do not approve the BRMR 280G payments, the 280G Officers will have forfeited their rights to receive the waived BRMR 280G payments. Regardless of whether the BRMR stockholders approve or do not approve the BRMR 280G payments, each of the 280G Officers will be entitled to receive the benefits they are otherwise entitled to receive, other than, in the case of non-approval, the waived BRMR 280G payments.

Recommendation of the BRMR Board

The BRMR board believes that the payments and benefits the 280G Officers are eligible to receive or may be eligible to receive upon or following the consummation of the merger represent reasonable and appropriate compensation for the 280G Officers given their performance and the circumstances of the merger. In that regard, the BRMR board has noted that:

•

the compensation arrangements under which the BRMR 280G payments will or may be made have been in place for more than two years, in the case of Mr. Reinhart, and were intentionally structured to incentivize BRMR’s executive officers to execute a transaction that would provide enhanced value and liquidity for BRMR’s stockholders;

•	the BRMR board has not authorized any additional bonuses or other one-time compensation for BRMR’s executive officers in connection with the merger;

•

the greatest portion of the BRMR 280G payments will be received in the form of Eclipse common stock, and it is expected that a portion of the BRMR 280G payments, consisting of the potential severance payments (which, in the case of Mr. Reinhart, is a substantial portion of his BRMR 280G payments), is unlikely to be paid; and

•	none of BRMR or its stockholders would receive a tax deduction or other economic benefit as a result of the payment by the 280G Officers of the excise tax under Section 280G of the Code.

Accordingly, the BRMR board unanimously recommends that the BRMR stockholders execute and deliver written consents to approve the BRMR 280G payments.

Record Date

The record date for the determination of BRMR stockholders entitled to execute and return written consents with respect to the consent solicitation contemplated by this consent solicitation statement/information statement/prospectus is                 , 2018.

Shares Entitled to Consent

Only BRMR stockholders of record at the close of business on the record date of                 , 2018 will be entitled to execute and return written consents. Shares of BRMR common stock held by BRMR as treasury shares will not be entitled to vote.

As of the close of business on the record date, there were 50,882,938 shares of BRMR common stock outstanding and with respect to which the holders are entitled to execute and return written consents. Each holder of BRMR common stock is entitled to one vote for each share of BRMR common stock owned as of the close of business on the record date.

Drag Transaction Under BRMR Stockholders Agreement

The BRMR stockholders agreement was entered into in connection with BRMR’s emergence from bankruptcy in May 2016 by BRMR and all of its stockholders upon its emergence from bankruptcy. The BRMR stockholders agreement contains restrictions on transfer of shares of BRMR common stock that, among other matters, require any transferee of shares of BRMR common stock to execute and deliver to BRMR a joinder agreement pursuant to which the transferee agrees to be bound by the terms and provisions of the BRMR stockholders agreement. The agreement provides that any transfer in violation of the transfer restrictions shall be null and void ab initio and of no force or effect. Additionally, the BRMR certificate of incorporation provides that, to the fullest extent permitted by law, every holder of shares of BRMR common stock shall be subject to, and shall be deemed to be bound by, the BRMR stockholders agreement at such time as such holder receives shares of BRMR common stock, regardless of whether such holder has executed the BRMR stockholders agreement or a counterpart thereof. Accordingly, the BRMR stockholders agreement, including the provisions related to drag transactions, is binding on all holders of shares of BRMR common stock.

Under the BRMR stockholders agreement, a “drag-eligible transaction” includes a transaction or series of related transactions that results in 100% of the issued and outstanding shares of BRMR common stock being owned by an unaffiliated person (as defined in the BRMR stockholders agreement), including by way of a merger. Because the merger will result in Eclipse owning 100% of the issued and outstanding shares of BRMR common stock and Eclipse is an unaffiliated person, the merger constitutes a drag-eligible transaction.

The BRMR stockholders agreement provides that, if holders of more than 66 2⁄3% of the outstanding shares of BRMR common stock propose to transfer shares of BRMR common stock in a transaction that would constitute a drag-eligible transaction, then, at the request of such holders (referred to as the “drag-transferring holders”), each other holder of shares of BRMR common stock (referred to as the “selling holders”) shall be required to sell all shares of BRMR common stock owned by it, subject to limited exceptions that are inapplicable to the merger. Any such proposed drag-eligible transaction constitutes a “drag transaction” under the BRMR stockholders agreement if (i) the consideration received by the selling holders consists solely of cash and/or marketable securities (which includes securities that are listed on a national securities exchange) and is in the same form and amount of consideration per share of BRMR common stock to be received by the drag-transferring holders, and (ii) the terms and conditions of the sale by the selling holders are the same as those upon which the drag-transferring holders sell their shares. Based on the nature of the merger consideration (i.e., solely marketable securities in the form of Eclipse common stock and cash in lieu of fractional shares) and the terms of the merger providing that all BRMR stockholders will receive the same consideration per share of BRMR common stock, the merger will constitute a drag transaction if the holders of more than 66 2⁄3% of the outstanding shares of BRMR common stock propose to transfers their shares of common stock in the merger and request that the other holders of BRMR common stock transfer their shares in the merger.

In the BRMR voting agreement, BRMR stockholders who beneficially own approximately 60.7% of the outstanding shares of BRMR common stock have agreed to take all actions necessary to cause the merger to be a drag transaction, in addition to their agreement to deliver written consents adopting the merger agreement and approving the merger and the other transactions contemplated by the merger agreement. The form of written consent these BRMR stockholders will be required to execute and deliver (as attached to the BRMR voting agreement) includes a confirmation that the BRMR stockholders propose to transfer their shares of BRMR common stock in the merger and a request that each other holder of shares of BRMR common stock be required to sell their shares in the merger. Accordingly, if BRMR receives similar consents from the holders of an additional approximately 6.0% of the outstanding shares of BRMR common stock, the merger will constitute a drag transaction. Accordingly, BRMR believes that it is highly likely that the merger will constitute a drag transaction, with the consequences described below.

Under the terms of the BRMR stockholders agreement, if the merger constitutes a drag transaction, the selling holders:

•	will be required to vote (including by written consent) their shares of BRMR common stock in favor of the merger;

•	will be prohibited from raising any objection to the merger or the process pursuant to which it was arranged;

•	will be required to execute and deliver certain documentation in connection with, and take certain other actions in furtherance of, the merger; and

•	will be required to waive and refrain from exercising (and will be deemed to have irrevocably waived) any appraisal, dissenters’ or similar rights with respect to the merger.

If the merger constitutes a drag transaction, whether any selling holder complies with its obligations to consent in favor of the merger, execute related documentation or take other actions in furtherance of the merger will have no effect on the consummation of the merger or the amount and nature of the consideration the selling holders will be entitled to receive in the merger. Accordingly, as a practical matter, the primary consequences to the selling holders of the merger constituting a drag transaction will be that they:

•	will not be entitled to exercise appraisal rights under Section 262 of the DGCL; and

•	will be prohibited from raising any objection to the merger or the process pursuant to which it was arranged.

Notice of Proposed Drag Transaction

The BRMR stockholders agreement requires BRMR to provide at least 20 calendar days’ prior written notice to each selling holder of any proposed drag transaction, specifying the consideration to be paid by the purchaser, the identity of the purchaser and the material terms of the drag transaction. This consent solicitation statement/information statement/prospectus constitutes notice of the merger as a proposed drag transaction. BRMR will provide a subsequent notice to the BRMR stockholders when and if it receives written consents and related requests from holders of BRMR common stock sufficient to cause the merger to be a drag transaction.

Consent by BRMR Directors and Executive Officers

At the close of business on the record date, BRMR’s directors and executive officers beneficially owned and had the right to vote 466,467 shares of BRMR common stock, representing less than 1.0% of the shares of BRMR common stock outstanding on the record date. It is expected that BRMR’s directors and executive officers will (i) consent to the adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement and to the approval of the BRMR 280G payments and (ii) join the parties to the BRMR voting agreement in seeking to cause the merger to be a drag transaction under the BRMR stockholders agreement. However, no director or executive officer has entered into any agreement obligating him or her to take such actions. Any such consent by the 280G Officers to the approval of the BRMR 280G payments will not count toward the required approval of their respective BRMR 280G payments.

How to Return Your Written Consent

Holders of shares of BRMR common stock as of the close of business on the record date should complete, date, and sign the written consent furnished with this consent solicitation statement/information statement/prospectus and promptly return it to BRMR by hand delivery or mail or by email of a .pdf copy to Blue Ridge Mountain Resources, Inc., 122 West John Carpenter Freeway, Suite 300, Irving, Texas 75039, Attention: Frank E. Day, Vice President and Corporate Counsel; Email: fday@brmresources.com.

Deadline for Returning Written Consents

BRMR has set 5:00 p.m., Irving, Texas time, on                 , 2019 as the targeted final date for the receipt of written consents. BRMR reserves the right to extend the final date for the receipt of written consents beyond                 , 2019 for any reason in its sole discretion. Among other reasons, BRMR may extend the final date for receipt of written consents if necessary in order to receive written consents and requests from holders of shares of BRMR common stock sufficient to cause the merger to be a drag transaction under the BRMR stockholders agreement as described above or to receive written consents from the holders of shares of BRMR common stock sufficient to approve the BRMR 280G payments. Any such extension may be made without notice to the BRMR stockholders, although BRMR currently expects that it would issue a press release or other public communication notifying the BRMR stockholders of any such extension.

In addition, BRMR reserves the right to conclude the consent solicitation prior to                 , 2019 if, prior to that date, BRMR has received written consents from holders of shares of BRMR common stock sufficient to (i) adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement, (ii) cause the merger to be a drag transaction under the BRMR stockholders agreement and (iii) approve the

BRMR 280G payments. Any such early conclusion of the consent solicitation may be made without notice to the BRMR stockholders, although BRMR currently expects that it would issue a press release or other public communication notifying the BRMR stockholders of any such early conclusion.

Written Consents Not Returned

If you are a BRMR stockholder as of the close of business on the record date and you do not execute and return a written consent, your shares of BRMR common stock will not be voted with respect to the adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement or to the approval of the BRMR 280G payments. Accordingly, failure to execute and return a written consent effectively will constitute a vote against adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement and against approval of the BRMR 280G payments.

Elections on Written Consents; Written Consents Without Elections

The written consent accompanying this consent solicitation statement/information statement/prospectus provides the opportunity to elect to consent separately in favor of or against each of two matters as to which BRMR is soliciting consents (i.e., (1) adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement, and (2) approval of the BRMR 280G payments). Accordingly, you may execute a written consent electing to consent (i) in favor of both matters, (ii) against both matters or (iii) in favor one matter and against the other matter.

If you execute and return your written consent but do not make a specific election with respect to one or both of the matters as to which BRMR is soliciting consents, you will be deemed to have elected to consent in favor of each matter for which you do not make a specific election.

Revocation of Consent

After you execute and return your written consent, except as described below with respect to parties to the BRMR voting agreement, you may revoke your written consent or change your election with respect to either matter (or both matters) as to which BRMR is soliciting consents at any time before BRMR receives written consents from holders of shares of BRMR common stock sufficient to approve the applicable matter. Once BRMR has received written consents from holders of shares of BRMR common stock sufficient to approve a matter, consents with respect to that matter may not be revoked and elections with respect to that matter may not be changed. Because the delivery of the written consents by the BRMR stockholders party to the BRMR voting agreement will be sufficient to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement, you will not be able to revoke your consent or change your election with respect to that matter after the delivery of written consents by those BRMR stockholders. Those BRMR stockholders have agreed, subject to the terms of the BRMR voting agreement, to execute and return such written consents within one business day after both the registration statement of which this consent solicitation statement/information statement/prospectus forms a part becomes effective under the Securities Act and this consent solicitation statement/information statement/prospectus has been delivered to such BRMR stockholders.

If you are a BRMR stockholder that is a party to the BRMR voting agreement, your consent to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement will be irrevocable, but you may revoke your consent or change your election with respect to approval of the BRMR 280G payments as described above.

At any time at which you are permitted to revoke your consent or change your election, you can do so by delivering a written notice stating that you revoke your consent or delivering a new written consent with a later date, in either case to Blue Ridge Mountain Resources, Inc., 122 West John Carpenter Freeway, Suite 300, Irving, Texas 75039, Attention: Frank E. Day, Vice President and Corporate Counsel; Email: fday@brmresources.com.

Solicitation of Consents

This consent solicitation statement/prospectus is furnished in connection with the solicitation of written consents by the BRMR board.

BRMR will bear all costs and expenses in connection with the solicitation of written consents, including the charges of brokerage houses and other custodians, nominees, or fiduciaries for forwarding documents to security owners. Written consents may also be solicited by certain of BRMR’s directors, officers and employees by telephone, electronic mail, letter, facsimile, or in person, but no additional compensation will be paid to them (other than reasonable out-of-pocket expenses).

Stockholders Should Not Send Stock Certificates With Their Written Consents

A letter of transmittal and instructions for the surrender of BRMR stock certificates or book entry shares will be mailed to the BRMR stockholders shortly after the effective time of the merger.

BRMR Stockholder Account Maintenance

BRMR’s transfer agent is American Stock Transfer and Trust Company, LLC. All communications concerning accounts of BRMR stockholders of record, including address changes, name changes, inquiries as to requirements to transfer shares of BRMR common stock and similar issues, can be handled by contacting American Stock Transfer and Trust Company, LLC at 6201 15th Avenue, Brooklyn, New York 11219 or calling toll-free at (800) 937-5449.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this consent solicitation statement/information statement/prospectus as Annex A and incorporated by reference herein in its entirety. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Transaction Structure

At the effective time of the merger, Merger Sub will merge with and into BRMR. As a result of the merger, the separate corporate existence of Merger Sub will cease, and BRMR will continue as the surviving corporation in the merger and as a wholly owned subsidiary of Eclipse. Upon completion of the merger, Eclipse will change its name to Montage Resources Corporation, and thereafter the Eclipse common stock will trade on the NYSE under the symbol “MR”.

Consideration to BRMR Stockholders

As a result of the merger, each eligible share of BRMR common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.29506 of a share of Eclipse common stock, subject to adjustment as specified in the merger agreement (the merger consideration), after giving effect to the Eclipse reverse stock split.

BRMR stockholders will not be entitled to receive any fractional shares of Eclipse common stock in the merger, and no BRMR stockholders will be entitled to dividends, voting rights or any other rights in respect of any fractional shares of Eclipse common stock. BRMR stockholders that would have otherwise been entitled to receive a fractional share of Eclipse common stock will instead be entitled to receive, in lieu of fractional shares, an amount in cash, without interest, equal to the product of the volume weighted average price of Eclipse common stock for the five consecutive trading days immediately prior to the closing date as reported by Bloomberg, L.P. (adjusted to give effect to the Eclipse reverse stock split), multiplied by the fraction of a share of Eclipse common stock to which the holder would otherwise be entitled.

Background of the Merger

Following BRMR’s emergence from bankruptcy in May 2016, BRMR’s management and the BRMR board regularly reviewed BRMR’s strategic plan, considered a variety of transactions to enhance value for BRMR and its stockholders, including acquisitions and divestitures, joint ventures and other similar transactions, and discussed potential transactions and opportunities with potential transaction counterparties and investment banking firms. However, BRMR’s entry into the merger agreement with Eclipse was not the product of a formal process to identify strategic alternatives for BRMR.

In October 2017, a subsidiary of Eclipse and a subsidiary of BRMR entered into a joint venture for the development of certain oil and gas properties in which both subsidiaries owned an interest. The negotiations regarding this joint venture did not involve discussions regarding a merger or other business combination between Eclipse and BRMR, and no such discussions otherwise occurred between the parties prior to the contacts described below.

In early 2018, the Eclipse board began to have discussions with Eclipse management about initiating a process to identify strategic alternatives for Eclipse. The Eclipse board’s decision to explore strategic alternatives was driven by several factors, including the difficulty of operating at Eclipse’s current scale in a continued low commodity price environment and the desire to potentially increase Eclipse’s scale to reduce Eclipse’s need for outside capital to maintain a robust drilling program. During this time, Eclipse board members approached Jefferies as a potential financial advisor to assist the Eclipse board in the review of strategic alternatives. Jefferies was selected by the Eclipse board because of its investment banking expertise in the oil and gas sector, its demonstrated transactional success and its institutional knowledge of Eclipse due to past strategic engagements. The Eclipse board and management team requested that Jefferies provide its views on a potential process for strategic alternatives at an Eclipse board meeting to be held in early March 2018.

On March 7, 2018, at a meeting of the Eclipse board, representatives of Jefferies discussed with the Eclipse board a potential process by which the Eclipse board could identify and evaluate strategic alternatives for Eclipse, including a potential sale or merger of Eclipse to or with a third party, a potential acquisition of assets or the equity of a third party by Eclipse, or a strategy of continuing to execute a stand-alone business plan. The Eclipse board, together with the representatives of Jefferies, also discussed that the process might be aided if Eclipse were to publicly announce that it was undertaking a strategic review process in order to facilitate dialogue with a wide variety of counterparties. After discussion, the Eclipse board approved moving forward with the strategic review process.

On March 26, 2018, the Eclipse board approved the engagement of Jefferies as Eclipse’s financial advisor in connection with the strategic review process, and Eclipse executed an engagement letter with Jefferies. Additionally, because the Eclipse board determined that it was possible that the potential counterparties to a strategic transaction might include affiliates of EnCap and the EnCap Entities owned a majority of the outstanding shares of Eclipse common stock, the Eclipse board determined that it would be more efficient, advisable and in the best interests of Eclipse and its stockholders for the Eclipse board to appoint a committee of directors who are not affiliated with and are independent from EnCap to oversee the process of reviewing strategic alternatives. Accordingly, on that date, the Eclipse board established a committee comprised of Randall M. Albert, Richard D. Paterson and Joseph C. Winkler III (which we refer to as the “Eclipse Transaction Committee”), who were each determined by the Eclipse board to be independent of EnCap, and delegated to the Eclipse Transaction Committee, among other things, the power and authority to (i) review strategic alternatives available to Eclipse, including a potential strategic transaction, (ii) establish, approve, modify, monitor and direct the process and procedures related to the negotiation, review and evaluation of any potential strategic transaction, (iii) review, evaluate, investigate and pursue and negotiate the terms and conditions of a potential strategic transaction, and (iv) retain and compensate advisors, including its own legal and financial advisors.

On March 26, 2018, Eclipse issued a press release announcing that the Eclipse board had initiated a process to evaluate and consider a full range of strategic alternatives for Eclipse and that Eclipse had retained Jefferies as its financial advisor.

Following the issuance of the press release, at the direction of Eclipse management, Jefferies contacted potential counterparties, including 27 public companies, 26 financial buyers, 3 international buyers and 31 privately held strategic buyers, to gauge interest in pursuing a potential transaction with Eclipse. These potential counterparties were identified by the Eclipse board and Eclipse management, with input from Jefferies, and included parties who may be interested in a variety of different transaction types, as well as parties who contacted Eclipse or its advisors following the issuance of the press release.

As part of Jefferies’ outreach to potential counterparties, a representative of Jefferies, on behalf of Eclipse, contacted John Reinhart, BRMR’s President and Chief Executive Officer, by email on March 26, 2018 after the issuance of Eclipse’s press release on that day. The email, which was similar to communications sent generally to other potential counterparties, indicated that Jefferies, on behalf of Eclipse, desired to discuss Eclipse and its goals in more detail and requested a telephone call for that purpose. By reply email later that day, Mr. Reinhart indicated that BRMR would be interested in learning more about the goals of Eclipse’s process. Through subsequent emails, a call was scheduled for March 29, 2018.

At a meeting of the BRMR board on March 28, 2018, Mr. Reinhart advised the BRMR board that Eclipse had engaged Jefferies as its financial advisor in connection with Eclipse’s exploration of strategic alternatives and that BRMR’s management believed that a business combination or other strategic transaction with Eclipse could be value enhancing to BRMR. Mr. Reinhart informed the BRMR board that BRMR’s management intended to discuss this matter with Jefferies and would report back to the BRMR board regarding any such discussions.

On March 29, 2018, representatives of Jefferies, Mr. Reinhart and Michael Koy, BRMR’s Executive Vice President and Chief Financial Officer, held a telephone call during which representatives of Jefferies discussed Eclipse’s process, including the objectives and timeline. Following the call, a representative of Jefferies, on behalf of Eclipse, sent a form of confidentiality agreement to Mr. Reinhart and Mr. Koy.

Later that day, Mr. Reinhart provided an update on the conversation with representatives of Jefferies to the BRMR board by email.

On April 3, 2018, the Eclipse Transaction Committee met to receive an update from representatives of Jefferies and Eclipse management regarding the status of the strategic process. At the meeting, the Eclipse Transaction Committee retained Potter Anderson & Corroon LLP (“Potter Anderson”) as its legal advisor, and reviewed and reaffirmed the independence from EnCap of the members of the Eclipse Transaction Committee.

Over the next several weeks, Eclipse negotiated one-way confidentiality agreements with 17 potential counterparties, including BRMR, pursuant to which the counterparties agreed to maintain the confidentiality of certain Eclipse information. At the request of the Eclipse Transaction Committee, these negotiations were conducted on behalf of Eclipse primarily by Christopher Hulburt, Eclipse’s Executive Vice President, Secretary and General Counsel, in cooperation with Potter Anderson. On April 13, 2018, BRMR executed a one-way confidentiality agreement with Eclipse.

On the evening of April 16, 2018, Mr. Reinhart called Oleg Tolmachev, Eclipse’s Executive Vice President and Chief Operating Officer, to discuss drilling activities for the existing joint venture between Eclipse and BRMR. Mr. Reinhart and Mr. Tolmachev had previously worked together at Chesapeake Energy Corporation. During the conversation, Mr. Reinhart mentioned the ongoing strategic process undertaken by Eclipse and also stated that he believed BRMR and Eclipse should explore a merger. Mr. Tolmachev told Mr. Reinhart that he would pass the suggestion on to Eclipse’s Chairman, President and Chief Executive Officer, Benjamin Hulburt. After the call, Mr. Reinhart emailed a copy of BRMR’s then-current investor materials to Mr. Tolmachev, which Mr. Tolmachev then passed on to Benjamin Hulburt.

On April 17, 2018, in order to permit Eclipse to begin possible due diligence investigations of BRMR, a draft of a mutual non-disclosure agreement was sent to BRMR.

On April 20, 2018, Eclipse and BRMR management conducted a conference call during which Mr. Reinhart briefly presented the BRMR investor presentation and discussed some of the advantages of a potential merger between Eclipse and BRMR. During the call, Eclipse and BRMR management scheduled an in-person meeting to be held in Jefferies’ Houston, Texas offices on May 15, 2018.

Over the next several days, the parties continued to negotiate the terms of the mutual non-disclosure agreement.

At a telephonic meeting of the BRMR board on April 24, 2018, Mr. Reinhart updated the BRMR board on BRMR management’s prior discussions with Eclipse and Jefferies and plans to continue those discussions.

On April 25, 2018, management of BRMR and Eclipse, as well as representatives of Jefferies, held a meeting at Jefferies’ Houston, Texas offices. At this meeting, Eclipse management gave a presentation regarding Eclipse to BRMR’s management.

On May 1, 2018, Eclipse and BRMR executed the mutual non-disclosure agreement, which included mutual standstill provisions.

BRMR management continued to review evaluation material provided by Eclipse in the virtual data room Eclipse had established for potential counterparties. Other potential counterparties also continued to review materials in Eclipse’s virtual data room, and Eclipse management continued to make management presentations to other potential counterparties.

On May 2, 2018, at the direction of Eclipse, representatives of Jefferies provided potential counterparties with a bid instruction letter that included an initial diligence request list and stated that written proposals must be submitted by potential counterparties to Jefferies, on behalf of Eclipse, by June 15, 2018.

On May 11, 2018, BRMR management met with representatives of Barclays to discuss the potential engagement of Barclays as financial advisor to BRMR in connection with a potential transaction with Eclipse and various matters related to a potential transaction.

On May 15, 2018, Eclipse management, representatives of Jefferies, BRMR management and representatives of Barclays met in Jefferies’ Houston, Texas offices. In that meeting, members of BRMR management made a presentation regarding BRMR to Eclipse’s management and advisors.

Over the next several weeks, Eclipse continued to enter into confidentiality agreements with and Eclipse management continued to provide management presentations to other potential counterparties. In total, Eclipse management made presentations to 11 potential counterparties, including BRMR.

At a telephonic meeting of the BRMR board on May 24, 2018, Mr. Reinhart updated the BRMR board on discussions and meetings with Eclipse and Jefferies and the status of the analysis by BRMR’s management and advisors of a potential merger between BRMR and Eclipse. Mr. Reinhart described to the BRMR board the potential benefits of a merger with Eclipse and reviewed with the BRMR board various financial and operational metrics of BRMR and Eclipse. Also at this meeting, Mr. Reinhart noted that BRMR’s management had been working with Barclays on an analysis of a potential merger with Eclipse and intended to formally engage Barclays as BRMR’s financial advisor in connection with a potential transaction with Eclipse. Mr. Reinhart noted that BRMR’s management had engaged with other firms regarding their potentially acting as financial advisor to BRMR and noted the reasons for engaging Barclays, including Barclays’ experience in providing financial advisory services in similar transactions and its expertise in the oil and gas industry. After discussion, the BRMR board concurred with management’s decision to engage Barclays.

On May 30, 2018, members of BRMR management and representatives of Barclays had a call with representatives of Jefferies, acting on behalf of Eclipse, during which BRMR management provided an update on the status of BRMR’s review of Eclipse and related matters.

On June 7, 2018, at a telephonic meeting of the BRMR board, representatives of Barclays made a presentation to the BRMR board regarding a potential merger between BRMR and Eclipse, including Barclays’ preliminary analyses of various financial and operational metrics of BRMR, Eclipse and a pro forma combined company, potential advantages of the merger and potential implied ranges of percentage ownership of a combined company by BRMR and Eclipse stockholders.

On June 14, 2018, the BRMR board met again by telephone to discuss the potential submission to Eclipse of a non-binding indication of interest for a potential merger between BRMR and Eclipse. At this meeting, representatives of Barclays updated the presentation to the BRMR board given at the June 7, 2018 meeting of the BRMR board, and Mr. Reinhart discussed with the BRMR board the terms of the proposed non-binding indication of interest. Following discussion, the BRMR board unanimously approved the submission to Eclipse of a non-binding indication of interest (i) proposing an all-stock merger of BRMR and Eclipse in which shares of BRMR common stock would be exchanged for newly issued shares of Eclipse common stock, resulting in BRMR stockholders owning between, based on a preliminary relative valuation analysis, 43.0% and 48.0% of the pro forma outstanding equity of Eclipse, and (ii) stating, among other matters, that existing BRMR management would have a significant role in the management of the combined company, that board representation of the combined company would be consistent with the level of ownership each stockholder group would have in the combined company and that the chairman of the board of the combined company would be mutually agreed upon.

BRMR determined to propose to Eclipse an all-stock merger because BRMR’s management and board believed that an all-stock merger would provide a higher potential value to the stockholders of BRMR than a transaction involving consideration consisting of all cash or a significant cash component, for, among other reasons, the following: (i) an all-stock merger would give the BRMR stockholders the opportunity as stockholders to participate in the value of the expected future growth of the combined company, (ii) an all-stock merger would give the BRMR stockholders the opportunity as stockholders to participate in the value of the combined company resulting from the operational synergies expected to result from the merger, including the synergies identified under “The Merger—Recommendation of the BRMR Board and Reasons for the Merger—Benefits of a Combined Company”, (iii) their belief that the market had undervalued BRMR, as reflected in recent trading prices of BRMR’s common stock, and that any potential cash merger transaction based on such trading prices may not recognize the fundamental value of BRMR and would not provide the potential upside associated with an all-stock merger, and (iv) a transaction with a significant cash component likely would require additional financing, which might not be available to Eclipse on acceptable terms or at all, resulting in additional risk to the consummation of a transaction, and might be dilutive to BRMR’s stockholders, in the case of an equity financing, or adversely affect the financial position of the combined company, in the case of a debt financing. In addition, BRMR considered that the terms of a definitive agreement with Eclipse should afford BRMR the opportunity to receive, and under certain conditions accept, an alternative acquisition proposal, which could involve cash consideration. Also, consistent with the BRMR board’s desire that any transaction with Eclipse provide for the board’s desired corporate governance of the combined company, BRMR’s indication of interest specifically referred to BRMR’s requirements regarding corporate governance, as described in clause (ii) of the last sentence of the preceding paragraph. Although not expressly stated in BRMR’s indication of interest, the intent of the BRMR board was that the significant role of existing BRMR management in the management of the combined company would include Mr. Reinhart’s serving as President and Chief Executive Officer of the combined company, reflecting the BRMR board’s confidence in Mr. Reinhart’s leadership and experience and support of his vision for the combined company, as discussed at the meetings of the BRMR board referred to above.

On June 15, 2018, BRMR submitted its non-binding indication of interest to Jefferies, on behalf of Eclipse, with the terms approved by the BRMR board, and two other potential counterparties submitted indicative proposals to Jefferies, on behalf of Eclipse. None of the potential counterparties that submitted proposals was an affiliate of EnCap.

Later on June 15, 2018, Benjamin Hulburt and Mr. Reinhart had a telephone conversation on which they discussed the statement in BRMR’s indication of interest that existing BRMR management would have a significant role in the management of the combined company. During this call, Mr. Reinhart conveyed BRMR’s intent that Mr. Reinhart would lead the management team of the combined company.

On the morning of June 16, 2018, the Eclipse Transaction Committee held a telephonic meeting, with representatives of Eclipse management and representatives of Jefferies in attendance, for an update regarding the proposals received from potential transaction counterparties. During the meeting, the participants discussed that none of the proposals received was from a party that was an affiliate of EnCap.

Later that day, the full Eclipse board met to discuss the proposals received. Representatives of Jefferies reviewed with the Eclipse board a summary of the terms of the proposals received and the identity of the potential counterparties. After discussion among the directors and with counsel, since none of those submitting proposals was an affiliate of EnCap, the Eclipse board determined that it was unnecessary to delegate authority to an independent committee to review and approve potential transactions with any of the potential counterparties that had submitted proposals. Accordingly, the Eclipse board dissolved the Eclipse Transaction Committee.

On June 19, 2018, at the direction of Eclipse, representatives of Jefferies had a call with BRMR management, during which they provided feedback on BRMR’s indication of interest and indicated an expectation that Eclipse would move forward with negotiations with BRMR. The participants on the call also discussed BRMR’s desire to reflect the terms of the potential transaction in a non-binding letter of intent. BRMR believed that a letter of intent would be necessary so that it could approach certain of its significant stockholders to obtain their approval for BRMR to enter into a definitive agreement for the proposed merger, as the entry by BRMR into an agreement for certain matters, including a merger of BRMR, requires the prior approval of the holders of a majority of the outstanding shares of BRMR common stock under the BRMR stockholders agreement. Mr. Reinhart updated the BRMR board on this communication later that day by email.

Eclipse and BRMR, through their respective representatives, sent initial due diligence request lists to one another on June 18, 2018 and June 19, 2018, respectively. Both parties submitted multiple follow-up due diligence requests to other during the due diligence process, which continued throughout the period leading up to the signing of the merger agreement.

On June 20, 2018, representatives of EnCap and Michael Jennings, the Chairman of the BRMR board, had a telephone conversation on which they discussed Mr. Reinhart, his performance as President and Chief Executive Officer of BRMR and leadership of a combined company.

On June 21, 2018, the Eclipse board met telephonically to discuss and further evaluate the proposals received in the strategic process.

On June 25, 2018, the Eclipse board met again to further evaluate and discuss the three proposals received. After the Eclipse board’s discussion of each of the proposals with Eclipse management and representatives of Jefferies, the Eclipse board determined that Eclipse should prioritize pursuing the BRMR proposal. Of the three indicative proposals received, the Eclipse board determined that the BRMR proposal provided the highest potential value for the stockholders of Eclipse and the best strategic fit based on, among other things, the proposed relative ownership of the combined company by the Eclipse stockholders and the BRMR stockholders and the exchange ratio implied thereby and the resulting implied valuation of Eclipse, and BRMR’s financial metrics, including its current cash flows, its liquidity profile and its acreage positions, which were generally contiguous with and complimentary to many of Eclipse’s acreage positions. The Eclipse board determined not to pursue the other two proposals received because (i) the first of such proposals involved a counterparty whose assets consisted mostly of undeveloped acreage and because such proposal would require a potentially risky equity offering, and (ii) the second of such proposals implied a valuation of Eclipse that was substantially less than the valuation implied by BRMR’s proposal.

Later on June 25, 2018, Mr. Reinhart met with members of the Eclipse board, other than Benjamin Hulburt and Christopher Hulburt, at EnCap’s offices in Houston, Texas and then attended a dinner in order for representatives of EnCap and two independent directors of Eclipse to become further acquainted with Mr. Reinhart and his management vision for the combined entity. These discussions centered on alignment on strategy for a combined company and the benefits and synergies a combination could provide, as well as leadership and management of a combined company. Following these discussions, negotiations between the parties proceeded with the understanding that Mr. Reinhart would be President and Chief Executive Officer of the combined company.

On June 26, 2018, BRMR and Eclipse management and certain members of the Eclipse board met in EnCap’s offices in Houston, Texas to discuss BRMR’s proposal. Representatives of Jefferies and Barclays also attended the meeting. At the meeting, representatives of Eclipse and BRMR and their advisors discussed BRMR’s proposal and negotiated regarding the potential exchange ratio, though no agreement was reached on this point.

At a telephonic meeting of the BRMR board on June 27, 2018, Mr. Reinhart provided an update to the BRMR board on discussions with Eclipse.

On June 28, 2018, Mr. Reinhart and representatives of EnCap held a telephone call on which they further discussed relative valuations of the two companies.

The BRMR board met again by telephone on June 29, 2018. At this meeting, Mr. Reinhart provided a further update on discussions with Eclipse and EnCap, and representatives of Barclays made an updated presentation regarding its analysis of the potential merger.

Also on June 29, 2018, representatives of EnCap had a telephone conversation with Mr. Jennings and Mr. Reinhart to further discuss various matters related to the potential merger and the pro forma combined company.

As indicated above, beginning on June 26, 2018, representatives of BRMR and Eclipse engaged in negotiations regarding the potential exchange ratio and other terms of the merger. Through these negotiations, BRMR and Eclipse agreed upon a mutually acceptable exchange ratio that would result in BRMR stockholders owning 42.5% of the combined company following the merger, as reflected in the non-binding letter of intent described below.

On July 2, 2018, BRMR management provided to the BRMR board a proposed draft of a non-binding letter of intent containing more detailed terms of a proposed transaction for the BRMR board’s review and comment.

On July 3, 2018, BRMR sent the draft non-binding letter of intent to Mark Burroughs, a Managing Director of EnCap and a member of the Eclipse board, which Mr. Burroughs forwarded to Eclipse management, representatives of Jefferies and representatives of Norton Rose Fulbright, in its capacity as counsel to Eclipse (“Norton Rose Fulbright”). The non-binding letter of intent proposed that:

•	the proposed merger would be structured using an exchange ratio that would result in BRMR stockholders owning 42.5% of the combined company following the merger;

•

at closing of the merger, half of the board of directors of the combined company would be designees of BRMR (including Mr. Reinhart) and the other half would be designees of Eclipse; after one year, one of the BRMR designated directors (other than Mr. Reinhart) would resign from the board; and the chairman of the board of the combined company would be a director mutually agreed by BRMR and Eclipse;

•

at closing of the merger, Mr. Reinhart would become President and Chief Executive Officer of Eclipse, and the other members of the senior management of Eclipse would be as mutually agreed by BRMR and Eclipse with input from Mr. Reinhart;

•

the merger agreement would contain customary representations, warranties, covenants and conditions for transactions of this type, that the representations and warranties would not survive closing, and that the parties would be obligated to pay mutually agreeable termination fees in certain circumstances in connection with the termination of the merger agreement;

•	both EnCap and significant stockholders of BRMR would enter into voting agreements in which they would agree to approve the proposed merger; and

•

BRMR would not enter into a merger agreement until it had received the consent of holders of a majority of BRMR’s issued and outstanding shares of common stock, as required under the BRMR stockholders agreement.

The letter of intent also included binding exclusivity provisions that required Eclipse to terminate other negotiations regarding alternative transactions and to negotiate exclusively with BRMR for a specified period following execution of the letter of intent.

Over the next few days, BRMR management, Eclipse management and their respective counsel continued to negotiate the terms of the letter of intent, including the inclusion of exclusivity provisions that would apply to

BRMR and proposing that the letter of intent would terminate on August 7, 2018, which would result in the termination of the exclusivity provisions applicable to both parties on such date.

At a telephonic meeting of the BRMR board on July 11, 2018, management of BRMR reviewed with the BRMR board the proposed final terms of the letter of intent. Following discussion, the BRMR board approved BRMR’s entry into the letter of intent.

The Eclipse board met the following morning and also approved the letter of intent. The parties executed the letter of intent later that day.

On July 12, 2018, representatives of Norton Rose Fulbright sent drafts of the merger agreement and the BRMR voting agreement to BRMR and its counsel, Bracewell LLP (“Bracewell”). The draft BRMR voting agreement provided that the BRMR stockholders executing the voting agreement would be required to vote in favor of or provide written consents approving the merger agreement with respect to all of the shares of BRMR common stock owned by such stockholders; provided, however, that if the BRMR board changed its recommendation regarding the merger, such stockholders would only be required to so vote or provide such written consents with respect to shares constituting an aggregate of 35% of the outstanding shares of BRMR common stock.

On July 12, 2018, Mr. Reinhart met with representatives of EnCap to discuss a potential pro forma business plan of the combined company.

On July 13, 2018, BRMR management sent an email to certain of BRMR’s stockholders, each of which beneficially owned more than 5% of the outstanding BRMR common stock and all of which together beneficially owned a majority of the outstanding BRMR common stock, informing these stockholders that BRMR was engaged in discussions regarding a potential transaction that, if pursued, would require approval of the holders of a majority of the outstanding BRMR common stock prior to entry into an agreement for the transaction under the terms of the BRMR stockholders agreement. The email requested that these BRMR stockholders agree to confidentiality obligations with BRMR in order for BRMR to discuss the potential transaction with the stockholders and provide them with related confidential information.

Over the next few days, BRMR management and representatives of Bracewell negotiated with the BRMR stockholders who had been contacted regarding the confidentiality obligations of the stockholders. As the stockholders agreed to confidentiality obligations, BRMR management met individually, either telephonically or in-person, with those stockholders to discuss the potential transaction and seek their written consent for purposes of the BRMR stockholders agreement. Representatives of BRMR also discussed with these stockholders the desire for the stockholders to enter into a voting agreement with Eclipse and BRMR pursuant to which they would agree to vote in favor of, or consent to, the approval of the merger. The meetings took place from July 18, 2018 to July 23, 2018. BRMR received written consents for BRMR’s entry into the merger agreement from the holders of a majority of the outstanding shares of BRMR common stock prior to the execution and delivery of the merger agreement. These consents were limited in scope solely to the entry into the merger agreement and expressly indicated that they did not constitute approval of the merger for purposes of the DGCL or the BRMR stockholders agreement.

During the meetings with BRMR stockholders, certain of the stockholders expressed to representatives of BRMR a desire for significant stockholders of BRMR and EnCap to enter into a lock-up agreement pursuant to which they would agree not to transfer shares of Eclipse common stock for a period of time following the closing of the merger. Representatives of BRMR and its advisors subsequently relayed this request to representatives of Eclipse and its advisors.

On July 24, 2018, Mr. Jennings met with representatives of EnCap to discuss various matters related to the pro forma combined company.

Later that day, representatives of Bracewell sent a revised draft of the merger agreement to Eclipse and its advisors, including Norton Rose Fulbright and Jefferies. The next day, representatives of Bracewell sent a revised draft of the BRMR voting agreement to the same group.

At a meeting of the BRMR board on July 26, 2018, Mr. Reinhart updated the BRMR board on the status of negotiations with Eclipse and discussions with BRMR’s significant stockholders.

On July 28, 2018, representatives of Norton Rose Fulbright sent revised drafts of the merger agreement and the BRMR voting agreement to BRMR and its advisors, including Bracewell and Barclays.

On July 30, 2018, Eclipse management, BRMR management and representatives of their respective counsel, Norton Rose Fulbright and Bracewell, met telephonically to negotiate the terms of the draft merger agreement. Also present at the meeting were representatives of Jefferies and Barclays, as well as Mr. Burroughs and representatives of EnCap’s counsel, Vinson & Elkins. During the negotiations, the parties discussed various terms of the merger agreement, including, without limitation, the relative symmetry, extent and qualifications to the representations and warranties, the terms of the non-solicitation provisions applicable to both Eclipse and BRMR, the conditions precedent to both parties’ obligations to consummate the merger transaction, the termination provisions, the amount of and circumstances under which termination fees would be payable by either party, and whether Eclipse would effect a reverse stock-split in connection with the closing of the proposed merger. The parties also discussed which stockholders of each party would execute voting agreements, the requirements and timing for such stockholders to execute written consents, and the possibility that the transaction would qualify as a drag transaction under the BRMR stockholders agreement.

While the parties continued to negotiate the terms of the definitive agreements for the proposed merger, Eclipse and BRMR and their respective advisors continued to conduct due diligence investigations of the other party and its operations and assets. As part of this process, each party continued to upload documents and other materials to their respective virtual data rooms.

On the morning of July 31, 2018, the Eclipse board met telephonically to discuss regular business and to receive an update regarding the status of negotiations between Eclipse and BRMR and of Eclipse’s due diligence investigations of BRMR and its assets. In the meeting, representatives of Norton Rose Fulbright updated the Eclipse board regarding the negotiations from the prior day, and Christopher Hulburt updated the Eclipse board regarding the status of Eclipse’s due diligence investigations.

On the afternoon of July 31, 2018, internal legal personnel for Eclipse and BRMR, as well as representatives of their respective counsels, Norton Rose Fulbright and Bracewell, conducted a telephonic meeting to further negotiate open points on the merger agreement. During the call, the parties discussed the extent of and qualifications to the various representations and warranties, especially BRMR’s representations and warranties regarding its oil and gas properties, as well as the provisions of the non-solicitation covenants applicable to Eclipse and the circumstances under which termination fees would be payable by either party. Following the call, representatives of Bracewell distributed a revised draft of the BRMR voting agreement to representatives of Norton Rose Fulbright.

Later that afternoon, Paul Johnston, the Senior Vice President and General Counsel of BRMR, e-mailed representatives of Norton Rose Fulbright to inform them that Mr. Reinhart wanted the attorneys for both sides to stop work on the merger agreement until the parties had better alignment on the open issues in the merger agreement. Mr. Reinhart then telephoned Mr. Burroughs and repeated this desire. On this call, Mr. Burroughs and Mr. Reinhart discussed the open items, including the status of Eclipse’s due diligence investigations of BRMR’s oil and gas properties and the appropriate extent of those investigations. Mr. Burroughs and Mr. Reinhart concluded that the parties would be best served to concentrate on efficiently assisting Eclipse personnel and representatives with completion of those investigations before negotiating further regarding the terms of the merger agreement since the results of those investigations would likely provide a clearer context for further negotiations.

On the afternoon of August 1, 2018, Eclipse management, including Christopher Hulburt and other members of the Eclipse legal and land departments, and BRMR management, including Mr. Johnston, held a telephone call to discuss Eclipse’s “high-priority” open diligence requests regarding title and other oil and gas related matters. Over the next few weeks, representatives of BRMR worked to provide Eclipse personnel with the requested materials, and Eclipse legal and land department personnel worked to review the material provided. Also during these weeks, representatives of BRMR and Eclipse discussed and reached agreement on the members of the post-merger senior management team of Eclipse, in addition to Mr. Reinhart.

Also on August 1, 2018, Mr. Reinhart provided an update on the status of negotiations to the BRMR board by email.

On August 2, 2018, representatives of Norton Rose Fulbright called representatives of Bracewell to inform them that the terms of the revised BRMR voting agreement distributed by Bracewell on July 31, 2018 were generally acceptable.

On August 3, 2018, Mr. Johnston emailed representatives of Norton Rose Fulbright on behalf of BRMR to request an extension to the exclusivity provisions of the letter of intent, which was at that time scheduled to expire on August 7, 2018.

On August 7, 2018, the Eclipse board met telephonically to receive an update on Eclipse’s due diligence investigations of BRMR and to consider whether to grant an extension to the exclusivity period applicable under the letter of intent. Christopher Hulburt informed the Eclipse board that progress was being made regarding land and title diligence matters, but that additional work was still required. The Eclipse board determined that it would request that BRMR provide a revised draft of the merger agreement before considering whether or not the extension of exclusivity was appropriate. Following the call, Mr. Burroughs contacted Mr. Reinhart to ask him to summarize the main open points remaining to complete negotiations regarding the merger agreement. Later that same day, Mr. Reinhart emailed Mr. Burroughs a summary, which included the extent and qualifications of BRMR’s representations and warranties regarding its material oil and gas properties, the extent of Eclipse’s non-solicitation obligations, whether BRMR’s obligation to consummate the merger should be conditioned upon the percentage of BRMR stockholders that assert appraisal rights, and the circumstances under which BRMR should have to pay a termination fee to Eclipse.

Later that same day, representatives of Norton Rose Fulbright sent to representatives of Bracewell a draft of a form of lock-up agreement that certain stockholders of BRMR and EnCap would be asked to execute in connection with the execution of voting agreements. The lock-up agreement provided that the BRMR stockholders and EnCap would generally not be permitted to engage in transactions in Eclipse common stock for a period of time following the effectiveness of the merger.

On August 8, 2018, representatives of Bracewell sent a revised draft of the merger agreement to Eclipse and its advisors. The revised draft reflected the positions expressed by Mr. Reinhart to Mr. Burroughs the prior day.

On August 9, 2018, representatives of Bracewell and Norton Rose Fulbright conducted a telephone conference to negotiate certain remaining unresolved terms of the merger agreement, including whether BRMR would be entitled to condition its obligation to consummate the merger upon no more than a certain percentage of its stockholders asserting appraisal rights, the amount of each parties’ termination fees and the circumstances under which those fees would be payable, and the extent of Eclipse’s non-solicitation obligations. Eclipse had proposed that the termination fee payable by BRMR in connection with certain events would be $12.0 million, but such fee would be increased to $21.0 million if the termination right was exercised in connection with a BRMR intervening event (as defined in the section entitled “The Merger—No Solicitation; Changes of Recommendation—BRMR: Permitted Changes of Recommendation in Connection with Intervening Events”). Later that afternoon, after discussing with its client, representatives of Bracewell communicated BRMR’s general agreement with the proposed terms, though representatives of Bracewell proposed that the increased termination fee payable by BRMR in the case of a termination associated with a BRMR intervening event should be $18.0 million. Later that evening, representatives of Norton Rose Fulbright sent a revised draft of the merger agreement to BRMR and its advisors, including Bracewell and Barclays. The revised draft included the terms agreed upon earlier by representatives of Bracewell and Norton Rose Fulbright, including that the termination fee associated with a BRMR intervening event would be $18.0 million and also proposing that the expense reimbursement payable to Eclipse if the merger agreement is terminated in certain circumstances should be $3.25 million.

On August 10, 2018, representatives of Bracewell sent a revised draft of the lock-up agreement to representatives of Norton Rose Fulbright. The revised draft proposed reducing the applicable lock-up period from 90 days to 60 days following the effectiveness of the merger. Representatives of Norton Rose Fulbright sent a revised draft of the lock-up agreement back to Bracewell later that same day accepting these terms and reflecting additional minor changes.

On August 13, 2018, representatives of Norton Rose Fulbright and Bracewell conducted a telephone conference to negotiate some remaining items in the merger agreement, including provisions related to the treatment of outstanding BRMR incentive awards, representations and warranty dollar thresholds and certain changes to the interim operating covenants applicable to both companies. Later that evening, representatives of Bracewell sent a revised draft of the merger agreement to representatives of Norton Rose Fulbright reflecting the changes discussed earlier during the telephone conference. The representatives of Bracewell also stated that, since the merger agreement was likely in substantially final form with no remaining material items to be negotiated, it intended to circulate this draft as well as drafts of the lock-up agreement and voting agreement to certain of BRMR’s significant stockholders for review and approval.

On August 14, 2018, BRMR distributed drafts of the merger agreement, the voting agreement and the lock-up agreement to certain of its significant stockholders, each of which beneficially owned more than 5% of the outstanding shares of BRMR common stock. Over the next week, BRMR management and representatives of Bracewell communicated with these BRMR stockholders and engaged in negotiations regarding the terms of the BRMR voting agreement and the lock-up agreements that would be executed by such stockholders.

On August 17, 2018, the Eclipse board met to receive an update on the status of the proposed transaction. Representatives of Norton Rose Fulbright updated the Eclipse board regarding the material developments regarding the merger agreement, including the general agreement regarding the conditions to closing and the amount of the BRMR termination fee and the circumstances under which it would be payable. Christopher Hulburt and Mr. Tolmachev updated the Eclipse board regarding the status of due diligence investigations. Later that afternoon, representatives of Norton Rose Fulbright and Bracewell exchanged drafts of each party’s disclosure schedules to the merger agreement.

On August 20, 2018, the Eclipse board held a meeting in EnCap’s offices in Houston, Texas. Eclipse management as well as representatives of Jefferies, Norton Rose Fulbright and Vinson & Elkins were also present. During the meeting, representatives of Norton Rose Fulbright updated the Eclipse board regarding events and developments since the prior meeting of the Eclipse board and summarized the material provisions of the merger agreement. Additionally, during the meeting, Eclipse management updated the Eclipse board regarding the findings from their financial and legal due diligence of BRMR, its operations and assets. Finally, during the meeting, representatives of Jefferies discussed with the Eclipse board their preliminary financial analysis of the proposed exchange ratio contemplated in connection with the merger.

Over the next few days, representatives of Norton Rose Fulbright participated in multiple calls with representatives of Bracewell, Mr. Johnston and others to resolve the remaining open issues in the merger agreement, including confirmation of the exchange ratio and interim operating covenants of Eclipse and BRMR. Additionally, representatives of Bracewell and BRMR management, in consultation with representatives of Norton Rose Fulbright and Vinson & Elkins, continued to work with the significant BRMR stockholders to finalize the BRMR voting agreement and the lock-up agreements.

On August 22, 2018, the BRMR board held a telephonic meeting. Representatives of BRMR management, Bracewell and Barclays participated in the meeting. During the meeting, representatives of Bracewell summarized the substantially final terms of the merger agreement, which had previously been provided to the BRMR board. Additionally, representatives of Barclays presented to the BRMR board Barclays’ financial analyses of the exchange ratio set forth in the merger agreement. Following its presentation, upon the request of the BRMR board, Barclays rendered its oral opinion to the BRMR board, which opinion was subsequently confirmed by delivery of a written opinion dated August 22, 2018, to the effect that, based upon and subject to the limitations, qualifications and assumptions set forth therein, as of the date of the opinion, from a financial point of view, the exchange ratio to be offered to BRMR stockholders in the merger was fair to such stockholders. After discussion, the BRMR board unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, BRMR and its stockholders, (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, (iii) directed that the adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement be submitted to the BRMR stockholders for action thereon, and (iv) resolved to recommend that the BRMR stockholders adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement.

On the evening of August 23, 2018, the parties and their respective advisors resolved the remaining open issues regarding the final terms of the merger agreement. For additional information regarding the final terms of the merger agreement, see the section entitled “The Merger Agreement” beginning on page 138. Additionally, a copy of the final merger agreement is attached as Annex A to this consent solicitation statement/information statement/prospectus.

On August 23, 2018, the Eclipse board held a meeting. Representatives of Eclipse management, Norton Rose Fulbright, Vinson & Elkins and Jefferies attended the meeting. During the meeting, representatives of Norton Rose Fulbright summarized the substantially final terms of the merger agreement, which had previously been provided to the Eclipse board. At this meeting, representatives of Jefferies reviewed with the Eclipse board Jefferies’ financial analyses of the exchange ratio of 4.4259 set forth in the merger agreement and, following discussion thereof, rendered Jefferies’ opinion to the Eclipse board (in its capacity as such) to the effect that, as of August 23, 2018 and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken as set forth in its opinion, the exchange ratio set forth in the merger agreement was fair, from a financial point of view, to Eclipse. After discussion, the Eclipse board unanimously (i) declared the merger agreement and the transactions contemplated thereby, including the issuance of shares of Eclipse common stock provided for in the merger agreement, to be fair to, and in the best interests of, Eclipse (ii) determined that the merger agreement and the transactions contemplated thereby are approved and declared advisable, (iii) resolved to submit the issuance of the shares of Eclipse common stock issuable under the merger agreement to the Eclipse stockholders (which submission could be accomplished by obtaining a written consent from the majority stockholders of Eclipse), and (iv) resolved to recommend that the stockholders of Eclipse approve the stock issuance. Additionally, the Eclipse board (i) approved the amendment of Eclipse’s certificate of incorporation to approve a 1-for-15 reverse stock-split in connection with the closing of the merger, subject to approval by the Eclipse stockholders, and (ii) resolved to recommend that the stockholders of Eclipse approve such amendment.

On August 24, 2018, representatives of Norton Rose Fulbright and Bracewell exchanged email correspondence and communications with Eclipse and BRMR management to finalize disclosure schedules to the merger agreement.

On August 25, 2018, the parties executed the merger agreement, and certain affiliates of EnCap that are stockholders of Eclipse executed a written consent approving the issuance of the shares of Eclipse common stock under the merger agreement and the amendment to the Eclipse certificate of incorporation to effect the 1-for-15 reverse stock-split in connection with the closing of the merger. Additionally, certain affiliates of EnCap and certain stockholders of BRMR, each of which beneficially owned more than 5% of the outstanding shares of BRMR common stock, executed voting agreements and lock-up agreements.

On August 27, 2018, the parties issued a joint press release announcing the execution of the merger agreement.

The Eclipse Board’s Reasons for the Merger

By unanimous vote, the Eclipse board, at a meeting held on August 23, 2018, (i) determined that the merger agreement and the transactions contemplated thereby, including the Eclipse stock issuance, are fair to, and in the best interests of, Eclipse and its stockholders, (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the Eclipse stock issuance, (iii) directed that the approval of the Eclipse stock issuance be submitted to the Eclipse stockholders for action thereon and (iv) resolved to recommend that the Eclipse stockholders approve the Eclipse stock issuance. On August 25, 2018, the Eclipse stockholders approved, among other matters, the Eclipse stock issuance. See “Eclipse Actions by Written Consent”.

In evaluating the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the Eclipse stock issuance, the Eclipse board consulted with Eclipse’s senior management, internal and outside legal counsel and financial advisors. In recommending that Eclipse stockholders approve the Eclipse stock issuance, the Eclipse board also considered a number of factors, including the following factors (not necessarily in order of relative importance) which the Eclipse board viewed as being generally positive or favorable in making its determination, approval and related recommendation:

•

Participation in Potential Upside. The Eclipse board considered that, following the merger, Eclipse stockholders would have the opportunity as stockholders to participate in the value of the combined company, including the expected future growth, which the Eclipse board viewed as an important opportunity for Eclipse stockholders from the perspective of maximizing long-term returns.

•

Fixed Exchange Ratio. The Eclipse board considered the fact that the merger consideration is a fixed number of shares and will not fluctuate in the event that the trading price of BRMR common stock increases relative to the trading price of Eclipse common stock between the announcement of the merger and the completion of the merger.

•

Benefits of a Combined Company. The Eclipse board believed that the company resulting from a combination of Eclipse and BRMR would be well positioned to achieve future growth and generate additional returns for Eclipse’s stockholders, including due to:

•	the consolidation of Eclipse’s and BRMR’s contiguous and complementary acreage positions to create a premier Appalachian pure-play and one of the largest Utica focused operators;

•

the combined company’s substantial undeveloped acreage with a deep inventory of both wet and dry gas Utica drilling locations along with Marcellus acreage, providing the opportunity for a consolidated drilling program with attractive growth and cash flow potential;

•	potential opportunities for accretive acquisitions within the combined company’s operating area;

•	the combined company’s solid financial position with ample expected near-term liquidity to fund development, improved leverage metrics and no near-term debt maturities;

•

anticipated enhanced capital efficiency and operating margins on a per unit basis and significant annual general and administrative expense savings across the combined asset base, based on expected synergies generally consistent with those described under “The Merger—BRMR Unaudited Forecasted Financial Information” (although the specifics of the expected synergies described in that section were those of BRMR’s management and not of the Eclipse board or Eclipse’s management);

•	combining BRMR’s experienced management team with exceptional technical teams from both companies;

•	shared midstream providers and expanded production base, allowing for increased optionality and optimization of midstream and downstream commitments and producer netbacks; and

•	other benefits that will potentially be available to the combined company due to the significantly larger scale of its operations.

•

Continuation of Standalone Eclipse or Pursuit of Other Strategic Transactions. The Eclipse board considered Eclipse’s business, prospects and other strategic opportunities, including the risks associated with continuing to operate as a stand-alone company and the likelihood that Eclipse would be able to identify and consummate any alternative strategic transaction that would provide greater value to Eclipse stockholders than the merger.

•

Competing Proposals; Termination Fees; Expense Reimbursement. The Eclipse board considered the possibility that a third party could be willing to enter into a strategic transaction with BRMR on terms more favorable than the merger. In connection therewith, the Eclipse board considered the terms of the merger agreement relating to non-solicitation covenants and termination fees, and the potential that such provisions might deter alternative bidders that might have been willing to submit a superior proposal to BRMR, particularly in light of the fact that BRMR had not broadly canvassed the market for interested counterparties prior to entering into the merger agreement. The Eclipse board also considered that, under specified circumstances, BRMR may be required to pay a termination fee or expenses in the event the merger agreement is terminated and the effect this could have on BRMR, including:

•	the possibility that the termination fee could discourage other potential parties from making a competing offer;

•

if the merger is not consummated, BRMR will pay its own expenses incident to preparing for and entering into and carrying out its obligations under the merger agreement and the transactions contemplated thereby; and

•

the requirement that if the merger agreement is terminated as a result of the failure to obtain approval of BRMR stockholders or in certain other circumstances, BRMR would be obligated to reimburse Eclipse for $3.25 million of its expenses in connection with the merger agreement.

•	Recommendation by Eclipse’s senior management team. The Eclipse board considered the senior management team’s recommendation of the contemplated transaction.

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Receipt of Opinion from Jefferies. The Eclipse board considered the presentation of representatives of Jefferies to the Eclipse board on August 23, 2018 and the opinion of Jefferies, dated August 23, 2018, to the Eclipse board to the effect that, as of August 23, 2018, and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken as set forth in its opinion, the exchange ratio set forth in the merger agreement was fair, from a financial point of view, to Eclipse, as more fully described below in the section of this consent solicitation statement/information statement/prospectus entitled “The Merger—Opinion of Jefferies, Eclipse’s Financial Advisor”.

•

Receipt of Eclipse Stockholder Approval. The Eclipse board considered that, because the EnCap Entities would execute a written consent contemporaneously with signing of the merger agreement constituting the requisite approval of Eclipse stockholders for the transaction, closing of the merger would not be subject to a condition that approval of the Eclipse stockholders be obtained after signing, enhancing closing certainty for Eclipse.

•	Terms of the Merger Agreement. The Eclipse board reviewed and considered the terms of the merger agreement, taken as a whole, including the parties’ representations, warranties and covenants, and the circumstances under which the merger agreement may be terminated, and determined that, in its belief, such terms are reasonable. The Eclipse board also reviewed and considered the conditions to the completion of the merger, and concluded that while the completion of the merger is subject to certain conditions, such conditions were not reasonably likely to prevent the completion of the merger.

The Eclipse board also considered a number of uncertainties, risks and factors it deemed generally negative or unfavorable in making its determination, approval and related recommendation, including the following (not necessarily in order of relative importance):

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Fixed Exchange Ratio. The Eclipse board considered the fact that the merger consideration is a fixed number of shares and will not fluctuate in the event that the trading price of Eclipse common stock increases relative to the trading price of BRMR common stock between the announcement of the merger and the completion of the merger.

•

Interim Operating Covenants. The Eclipse board considered the restrictions on the conduct of Eclipse’s and its subsidiaries’ businesses during the period between the execution of the merger agreement and the completion of the merger as set forth in the merger agreement.

•

Risks Associated with the Pendency of the Merger. The Eclipse board considered the risks and contingencies relating to the announcement and pendency of the merger (including the likelihood of litigation or other opposition brought by or on behalf of Eclipse stockholders or BRMR stockholders challenging the merger and the other transactions contemplated by the merger agreement) and the risks and costs to Eclipse if the completion of the merger is not accomplished in a timely manner or if the merger does not close at all, including potential employee attrition, the impact on Eclipse’s relationships with third parties and the effect termination of the merger agreement may have on the trading price and volumes of Eclipse common stock and Eclipse’s operating results.

•

Opportunity of BRMR to Receive Alternative Acquisition Proposals and to Terminate the Merger in Order to Accept a Superior Proposal. The Eclipse board considered the terms of the merger agreement related to BRMR’s ability to respond to unsolicited acquisition proposals and the terms of the BRMR voting agreement and determined that these terms would not preclude third parties from making a competing proposal, including because the BRMR board may, under certain circumstances, furnish information or enter into discussions in connection with a competing proposal. In this regard, the Eclipse board considered that:

•

subject to its compliance with the merger agreement, the BRMR board can change its recommendation to BRMR stockholders with respect to the adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement prior to the receipt of approval of those matters by its stockholders if it determines in good faith (after consultation with its financial advisors and outside legal advisors) that, with respect to a superior proposal or an intervening event, the failure to take such action would be inconsistent with the BRMR board’s fiduciary duties;

•	subject to its compliance with the merger agreement, the BRMR board may terminate the merger agreement to enter into a definitive agreement for a superior proposal; and

•

under the terms of the BRMR voting agreement, (i) if the BRMR board changes its recommendation to BRMR stockholders, the total number of shares subject to the approval requirements of the BRMR voting agreement would be reduced to 35% of the total number of shares of BRMR common stock outstanding, and (ii) the BRMR voting agreement would terminate if BRMR terminated the merger agreement to enter into a definitive agreement for a superior proposal.

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Regulatory Approval. The Eclipse board considered that the merger and the related transactions may require regulatory approval to complete such transactions and the risk that the applicable governmental entities may seek to impose unfavorable terms or conditions, or otherwise fail to grant, such approval.

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Interests of Eclipse Directors and Executive Officers. The Eclipse board considered that Eclipse’s directors and executive officers may have interests in the merger that may be different from, or in addition to, those of other Eclipse stockholders. For more information about such interests, see “—Interests of Eclipse Directors and Executive Officers in the Merger”.

•	Merger Costs. The Eclipse board considered the costs associated with the completion of the merger, including management’s time and energy and potential opportunity cost.

•	Integration Risks. The Eclipse board considered the risks, associated costs and potential negative impact on employees and operations of the integration of Eclipse and BRMR.

•	Other Risks. The Eclipse board considered risks of the type and nature described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

The Eclipse board believed that, overall, the potential benefits of the merger to Eclipse stockholders outweighed the risks and uncertainties of the merger.

The foregoing discussion of factors considered by the Eclipse board is not intended to be exhaustive, but includes the material factors considered by the Eclipse board. In light of the variety of factors considered in connection with its evaluation of the merger, the Eclipse board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Moreover, each member of the Eclipse board applied his own personal business judgment to the process and may have given different weight to different factors. The Eclipse board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Eclipse board based its determinations and recommendation on the totality of the information available to it.

Opinion of Jefferies, Eclipse’s Financial Advisor

In March 2018, Eclipse retained Jefferies to act as Eclipse’s financial advisor in connection with certain potential strategic transactions, including a possible acquisition by Eclipse or possible sale, disposition or other business transaction or series of related transactions involving all or a material portion of the voting securities or assets of Eclipse. At a meeting of the Eclipse board on August 23, 2018, a representative of Jefferies rendered Jefferies’ opinion to the Eclipse board to the effect that, as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken as set forth in its opinion, the exchange ratio set forth in the merger agreement was fair, from a financial point of view, to Eclipse.

The full text of the written opinion of Jefferies, dated as of August 23, 2018, is attached hereto as Annex B. Jefferies’ opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Jefferies in rendering its opinion. Eclipse encourages you to read Jefferies’ opinion carefully and in its entirety. Jefferies’ opinion was directed to the Eclipse board (in its capacity as such) and addresses only the fairness, from a financial point of view, to Eclipse of the exchange ratio set forth in the merger agreement. It does not address the relative merits of the transactions contemplated by the merger agreement as compared to any alternative transaction or opportunity that might be available to Eclipse, nor does it address the underlying business decision by Eclipse to engage in the merger or the terms of the merger agreement or the documents referred to therein. Jefferies’ opinion does not constitute a recommendation as to how or whether any holder of Eclipse common stock should consent, vote or act with respect to the Eclipse stock issuance, the Eclipse charter amendment or any matter related thereto. The summary of the opinion of Jefferies set forth below is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Jefferies, among other things:

•	reviewed a draft dated August 22, 2018 of the merger agreement;

•	reviewed certain publicly available financial and other information about Eclipse and BRMR;

•

reviewed certain information furnished to it by Eclipse’s management, including financial forecasts and analyses, relating to the business, operations and prospects of Eclipse (which we refer to as the “Eclipse forecasts”);

•

reviewed certain information furnished to it (a) by Eclipse’s management, including financial forecasts and analyses, relating to the business, operations and prospects of BRMR (which we refer to as the “BRMR forecasts”), and (b) by BRMR’s management relating to the business, operations and prospects of BRMR;

•	held discussions with members of senior management of Eclipse concerning the matters described in the second, third and fourth bullet points above;

•	reviewed the relative contributions of Eclipse and BRMR to the combined company on a pro forma basis;

•

reviewed the share trading price history and valuation multiples for the Eclipse common stock and the BRMR common stock and compared them with those of certain publicly traded companies that Jefferies deemed relevant; and

•	conducted such other financial studies, analyses and investigations as Jefferies deemed appropriate.

In Jefferies’ review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by Eclipse or BRMR or that was publicly available to Jefferies (including, without limitation, the information described above), or that was otherwise reviewed by Jefferies. Jefferies relied on assurances of the management of Eclipse that it was not aware of any facts or circumstances that would make such information inaccurate or misleading. In its review, Jefferies did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did Jefferies conduct a physical inspection of any of the properties or facilities of, Eclipse or BRMR, nor was Jefferies furnished with any such evaluations or appraisals, nor did Jefferies assume any responsibility to obtain any such evaluations or appraisals.

With respect to the financial forecasts provided to and examined by Jefferies, Jefferies’ opinion noted that projecting future results of any company is inherently subject to uncertainty. Eclipse informed Jefferies, and Jefferies assumed, that the financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Eclipse as to the future financial performance of each of Eclipse and BRMR. Jefferies expressed no opinion as to such financial forecasts or the assumptions on which they were made.

Jefferies’ opinion was based on economic, monetary, regulatory, market and other conditions that existed and could be evaluated as of the date of its opinion. Jefferies expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting Jefferies’ opinion of which Jefferies became aware after the date of its opinion.

Jefferies made no independent investigation of any legal, regulatory, accounting or tax matters affecting Eclipse or BRMR, and Jefferies assumed the correctness in all respects material to Jefferies’ analysis of all legal, regulatory, accounting and tax advice given to Eclipse and the Eclipse board, including, without limitation, advice as to the legal, regulatory, accounting and tax consequences of the terms of, and transactions contemplated by, the merger agreement to Eclipse. In addition, in preparing its opinion, Jefferies did not take into account any tax consequences of the transaction to any holder of Eclipse common stock. Eclipse senior management advised Jefferies that the merger will qualify as a tax-free reorganization for federal income tax purposes. Jefferies assumed that the final form of the merger agreement would be substantially similar to the last draft reviewed by Jefferies. Jefferies also assumed that the merger will be consummated in accordance with the terms of the merger agreement, without waiver, modification or amendment of any term, condition or agreement and in compliance with all applicable laws, documents and other requirements and that in the course of obtaining the necessary regulatory or third-party approvals, consents and releases for the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Eclipse, BRMR or the contemplated benefits of the merger.

The Eclipse board did not ask Jefferies to address, and Jefferies’ opinion did not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Eclipse. Jefferies expressed no opinion as to the price at which Eclipse common stock will trade at any time. Furthermore, Jefferies did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any officers, directors or employees of any parties to the merger, or any class of such persons, in connection with the merger, whether relative to the exchange ratio or otherwise. Jefferies’ opinion was authorized by the Fairness Committee of Jefferies LLC.

In preparing its opinion, Jefferies performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the applications of those methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description.

Jefferies believes that its analyses must be considered as a whole. Considering any portion of Jefferies’ analyses or the factors considered by Jefferies, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusion expressed in Jefferies’ opinion. In addition, Jefferies may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described below should not be taken to be Jefferies’ view of Eclipse or BRMR’s actual value. Accordingly, the conclusions reached by Jefferies are based on all analyses and factors taken as a whole and also on the application of Jefferies’ own experience and judgment.

In performing its analyses, Jefferies made numerous assumptions with respect to industry performance, general business, economic, monetary, regulatory, market and other conditions and other matters, many of which are beyond Eclipse’s and Jefferies’ control. The analyses performed by Jefferies are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the per share value of Eclipse common stock and BRMR common stock do not purport to be appraisals or to reflect the prices at which the Eclipse common stock or BRMR common stock may actually be sold. The analyses performed were prepared solely as part of Jefferies’ analysis of the fairness, from a financial point of view, of the exchange ratio set forth in the merger agreement to Eclipse, and were provided to the Eclipse board in connection with the delivery of Jefferies’ opinion.

The following is a summary of the material financial and comparative analyses performed by Jefferies in connection with Jefferies’ delivery of its opinion and that was presented to the Eclipse board on August 23, 2018. The financial analyses summarized below include information presented in tabular format. In order to understand fully Jefferies’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies’ financial analyses.

The following summary does not purport to be a complete description of the financial analyses performed by Jefferies. The following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before August 23, 2018, and is not necessarily indicative of current or future market conditions.

Selected Public Company Analysis

Jefferies reviewed publicly available financial and stock market information of the following six publicly traded natural gas and oil exploration and production companies focused on the Appalachian basin that Jefferies in its professional judgment considered generally relevant to BRMR and Eclipse for purposes of its financial analyses (which are referred to as the “selected public companies”), and compared such information with similar financial data of BRMR and Eclipse provided by the management of Eclipse to Jefferies, including the BRMR forecasts and the Eclipse forecasts:

•	Antero Resources Corporation

•	CNX Resources Corporation

•	EQT Corporation

•	Gulfport Energy Corporation

•	Range Resources Corporation, and

•	Southwestern Energy Company

In its analysis, Jefferies derived multiples for the selected public companies as follows:

•

the total enterprise value, defined as equity market value as of August 22, 2018 less cash and cash equivalents, plus total debt, preferred equity and non-controlling interests (as applicable), divided by estimated earnings before interest, tax, depreciation and amortization, and, where applicable, adjusted for certain non-cash expenses and non-recurring items (hereinafter referred to as “Adjusted EBITDA”) for calendar year 2019 (which are referred to as “TEV / 2019E Adjusted EBITDA”);

•	the total enterprise value divided by estimated Adjusted EBITDA for calendar year 2020 (which are referred to as “TEV / 2020E Adjusted EBITDA”);

•	the total enterprise value divided by proved reserves (on a Mcfe basis) for the year ended December 31, 2017 (which are referred to as “TEV / 1P Reserves”); and

•	the total enterprise value divided by production (on a Mcfe per day basis) for the quarter ended June 30, 2018 (which are referred to as “TEV / Production”).

Estimated Adjusted EBITDA of the selected public companies was based on publicly available research analysts’ consensus estimates.

This analysis indicated the following:

Selected Public Companies

Benchmark	1st Quartile	Mean	Median	3rd Quartile
TEV / 2019E Adjusted EBITDA	4.8x	5.5x	5.4x	6.2x
TEV / 2020E Adjusted EBITDA	4.5x	5.0x	4.8x	5.2x
TEV / 1P Reserves ($ / Mcfe)	$0.60	$0.78	$0.75	$0.79
TEV / Production ($ / Mcfe/d)	$3,268	$4,300	$4,280	$4,769

BRMR Analysis

Using the reference ranges for the benchmarks set forth below, which ranges were selected by Jefferies in its professional judgment, and the BRMR forecasts, Jefferies determined ranges of implied enterprise values for BRMR, then added cash and cash equivalents and subtracted total debt as of June 30, 2018, to determine ranges of implied equity values per share of BRMR common stock. This analysis indicated the ranges of implied equity values per share of BRMR common stock set forth opposite the relevant benchmarks below:

Benchmark	Reference Range	Implied Equity Value Range per share of BRMR Common Stock
TEV / 2019E Adjusted EBITDA	5.0x – 6.0x	$13.01 – $15.47
TEV / 2020E Adjusted EBITDA	4.5x – 5.5x	$15.42 – $18.70
TEV / 1P Reserves ($ / Mcfe)	$0.65 – $0.85	$5.14 – $6.52
TEV / Production ($ / Mcfe/d)	$3,500 – $4,500	$8.87 – $11.22

Eclipse Analysis

Using the reference ranges for the benchmarks set forth below, which ranges were selected by Jefferies in its professional judgment, and the Eclipse forecasts, Jefferies determined ranges of implied enterprise values for Eclipse, then added cash and cash equivalents and subtracted total debt, as provided by Eclipse’s management, to determine ranges of implied equity values per share of Eclipse common stock. This analysis indicated the ranges of implied equity values per share of Eclipse common stock set forth opposite the relevant benchmarks below, compared in each case to the closing price per share of Eclipse common stock on August 22, 2018 of $1.71:

Benchmark	Reference Range	Implied Equity Value Range per share of BRMR Common Stock
TEV / 2019E Adjusted EBITDA	5.0x – 6.0x	$1.65 – $2.34
TEV / 2020E Adjusted EBITDA	4.5x – 5.5x	$2.86 – $3.89
TEV / 1P Reserves ($ / Mcfe)	$0.65 – $0.85	$1.25 – $2.19
TEV / Production ($ / Mcfe/d)	$3,500 – $4,500	$1.64 – $2.63

Relative Valuation Analysis

Using the implied value ranges per share of BRMR common stock and Eclipse common stock derived using the analyses summarized above, Jefferies calculated the ratio of the lowest implied value per share of BRMR common stock to the highest implied value per share of Eclipse common stock, and the ratio of the highest implied value per share of BRMR common stock to the lowest implied value per share of Eclipse common stock, compared in each case to the exchange ratio of 4.4259:

Benchmark	Implied Exchange Ratio Range
TEV / 2019E Adjusted EBITDA	5.5498x – 9.3587x
TEV / 2020E Adjusted EBITDA	3.9614x – 6.5423x
TEV / 1P Reserves	2.3445x – 5.1972x
TEV / Production	3.3772x – 6.8228x

No selected public company is identical to BRMR or Eclipse. In evaluating the selected public companies, Jefferies made numerous judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond BRMR’s, Eclipse’s and Jefferies’ control. Mathematical analysis, such as determining the median, is not in itself a meaningful method of using the selected public companies’ data.

Selected Transaction Analysis

BRMR Analysis

Using publicly available information, Jefferies reviewed financial data to the extent available relating to 27 selected transactions announced since February 2016 and valued between $250 million and $5 billion and having at least two-thirds of production in natural gas, that Jefferies in its professional judgment considered generally relevant to BRMR for purposes of its financial analyses, involving corporate or asset-level sales with natural gas exploration and production plays in the Appalachia, Barnett, East Texas, Fayetteville, Haynesville, Jonah/Pinedale, Piceance, Pinedale, San Juan and/or SCOOP/STACK regions which are referred to as the “selected transactions”).

The selected transactions and the month and year each was announced, were as follows:

Month and Year Announced	Buyer	Seller
July 2018	Merit Energy Company	BHP Billiton plc
July 2018	Encino Acquisition Partners	Chesapeake Energy Corporation
June 2018	Ascent Resources Utica Holdings, LLC	Hess Corporation & CNX Resources Corporation
June 2018	Diversified Gas & Oil PLC	EQT Corporation
March 2018	Fleur de Lis Energy LLC	Devon Energy Corp.
February 2018	Undisclosed; Mach Resources LLC	Chesapeake Energy Corporation
July 2017	Oak Ridge Natural Resources, LLC	QEP Resources, Inc.
June 2017	Caerus Oil and Gas LLC	Encana Corporation
May 2017	HG Energy LLC	Noble Energy Inc.
May 2017	Jonah Energy LLC	LINN Energy, Inc.
April 2017	Hilcorp Energy Company	ConocoPhillips
February 2017	EQT Corporation	Stone Energy Corporation
December 2016	Alta Marcellus Development, LLC	Anadarko Petroleum Corporation / Mitsui and Co. Ltd.
December 2016	Covey Park Energy LLC	Chesapeake Energy Corporation
December 2016	Gulfport Energy Corporation	Vitruvian II Woodford, LLC
December 2016	Indigo Minerals LLC	Chesapeake Energy Corporation
October 2016	Castleton Commodities International LLC	Anadarko Petroleum Corporation
October 2016	EQT Corporation	Trans Energy, Inc. / Republic Energy Ventures, LLC
September 2016	Rice Energy Inc.	Vantage Energy Acquisition Corp.
September 2016	Total E&P USA, Inc.	Chesapeake Energy Corporation
July 2016	Aethon United LP	J-W Energy Company
June 2016	Antero Resources Corporation	Southwestern Energy Company
June 2016	Sheridan Production Company, LLC	Devon Energy Corp.
April 2016	EQT Corporation	Statoil USA Onshore Properties, Inc.
March 2016	Covey Park Gas LLC	EP Energy Corporation
February 2016	Terra Energy Partners LLC	WPX Energy, Inc.

In its analysis, Jefferies derived multiples for each of the selected transactions, calculated as follows:

•	the transaction value divided by proved reserves (on a Mcfe basis) for the latest year ended prior to the transaction announcement (which are referred to as “TV / 1P Reserves”); and

•	the transaction value divided by latest reported production (on a Mcfe per day basis) prior to the transaction announcement (which are referred to as “TV / Production”).

This analysis indicated the following:

Benchmark	1st Quartile	Mean	Median	3rd Quartile
TV / 1P Reserves ($ / Mcfe)	$0.75	$1.43	$1.10	$1.54
TV / Production ($ / Mcfe/d)	$2,918	$6,391	$3,840	$7,841

Using the reference ranges for the benchmarks set forth below, which ranges were selected by Jefferies in its professional judgment, and the BRMR forecasts, Jefferies determined ranges of implied enterprise values for BRMR, then added cash and cash equivalents and subtracted total debt as of June 30, 2018 as provided by Eclipse’s management, to determine ranges of implied equity values per share of BRMR common stock. This analysis indicated the ranges of implied equity values per share of BRMR common stock set forth opposite the relevant benchmarks below:

Benchmark	Reference Range	Implied Equity Value Range per share of BRMR Common Stock
TV / 1P Reserves ($ / Mcfe)	$0.70 – $1.00	$5.49 – $7.55
TV / Production ($ / Mcfe/d)	$3,500 – $5,000	$8.87 – $12.39

Relative Valuation Analysis

Using the implied value range per share of BRMR common stock summarized above and the corresponding implied value range per share of Eclipse common stock derived from the Eclipse selected public companies analyses summarized above (i.e., TV / 1P Reserves and TV / Production, as applicable), Jefferies calculated the ratio of the lowest implied value per share of BRMR common stock to the highest implied value per share of Eclipse common stock, and the ratio of the highest implied value per share of BRMR common stock to the lowest implied value per share of Eclipse common stock, compared in each case to the exchange ratio of 4.4259:

Benchmark	Implied Exchange Ratio Range
TV / 1P Reserves	2.5014x – 6.0201x
TV / Production	3.3772x – 7.5357x

No selected transaction is identical to the merger, and none of the target companies in the selected transactions is identical to BRMR. In evaluating the selected transactions, Jefferies made numerous judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond BRMR’s, Eclipse’s and Jefferies’ control. Mathematical analysis, such as determining the median, is not in itself a meaningful method of using the selected transactions’ data.

Net Asset Valuation Analysis

Jefferies performed a net asset value analysis of BRMR and Eclipse to estimate the present value of the after-tax future cash flows that BRMR and Eclipse could be expected to generate from their respective existing proved developed producing reserves, proved developed non-producing reserves and undeveloped resources, using forecasts for each of BRMR and Eclipse provided by Eclipse management, and adjusted such values to take into account net debt and other assets and liabilities for each of BRMR and Eclipse provided by Eclipse management. The present value of the future after-tax cash flows was determined for BRMR using discount rates ranging from 10.5% to 12.5%, which rates were based on the estimated weighted average cost of capital for BRMR, and assuming corporate tax rates of 21%, which tax rate assumption was provided by Eclipse management, and for Eclipse using discount rates ranging from 10.3% to 12.3%, which rates were based on the estimated weighted average cost of capital for Eclipse, and assuming corporate tax rates of 21%, which tax rate assumption was provided by Eclipse management. The net asset valuation analysis for BRMR and Eclipse was based on commodity price assumptions using NYMEX Strip Pricing as of August 22, 2018 and an effective date of July 1, 2018.

BRMR Analysis

Jefferies calculated the net asset value of BRMR by adding the present value of the pre-tax cash flows (after taking into account capital expenditures and other operating expenses) generated by BRMR’s proved developed producing reserves, proved developed non-producing reserves and undeveloped resources, as estimated by Eclipse management, less the book value of BRMR’s net debt as of June 30, 2018, less the sum of the present values of hedges, minimum volume commitments, firm transportation expense, general and administrative expenses and taxes, as estimated by Eclipse management. This analysis indicated a range of implied equity values per share of BRMR common stock of $4.54 to $5.78.

Eclipse Analysis

Jefferies calculated the net asset value of Eclipse by adding the present value of the pre-tax cash flows (after taking into account capital expenditures and other operating expenses) generated by Eclipse’s proved developed producing reserves, proved developed non-producing reserves and undeveloped resources, as estimated by Eclipse management, less the book value of Eclipse’s net debt as of June 30, 2018, less the sum of the present values of hedges, minimum volume commitments, firm transportation expense, general and administrative expenses and taxes, as estimated by Eclipse management. This analysis indicated a range of implied equity values per share of Eclipse common stock of $1.32 to $2.05.

Relative Valuation Analysis

Using the implied value ranges per share of BRMR common stock and Eclipse common stock derived using the net asset value analyses summarized above, Jefferies calculated the ratio of the lowest implied value per share of BRMR common stock to the highest implied value per share of Eclipse common stock, and the ratio of the highest implied value per share of BRMR common stock to the lowest implied value per share of Eclipse common stock, compared in each case to the exchange ratio of 4.4259.

This analysis indicated the following:

Implied Exchange Ratio Range
2.2088x – 4.3821x

Discounted Cash Flow Analysis

BRMR Analysis

Jefferies performed a discounted cash flow analysis to estimate the present value of the unlevered free cash flows (defined as Adjusted EBITDA, less capital expenditures and less taxes) of BRMR from the second half of calendar year 2018 through calendar year 2022 using the BRMR forecasts. The terminal value of BRMR was then calculated by applying a range of multiples of Adjusted EBITDA in the terminal year of 4.5x to 5.5x, which range was selected by Jefferies in its professional judgment. The present values of the unlevered free cash flows and the terminal value of BRMR were then calculated using discount rates ranging from 10.5% to 12.5%, which rates were based on the estimated weighted average cost of capital for BRMR. Jefferies determined ranges of implied enterprise values for BRMR, then added cash and cash equivalents and subtracted total debt as of June 30, 2018 as provided by BRMR’s management, to determine ranges of implied equity values per share of BRMR common stock. This analysis was based on commodity price assumptions using NYMEX Strip Pricing as of August 22, 2018 and an effective date of July 1, 2018. This analysis indicated a range of implied equity values per share of BRMR common stock of $9.10 to $12.05.

Eclipse Analysis

Jefferies performed a discounted cash flow analysis to estimate the present value of the unlevered free cash flows of Eclipse from the second half of calendar year 2018 through calendar year 2022 using the Eclipse forecasts. The terminal value of Eclipse was then calculated by applying a range of multiples of Adjusted EBITDA in the terminal year of 4.5x to 5.5x, which range was selected by Jefferies in its professional judgment. The present values of the unlevered free cash flows and the terminal value of Eclipse were then calculated using discount rates ranging from 10.3% to 12.3%, which rates were based on the estimated weighted average cost of capital for Eclipse. Jefferies determined ranges of implied enterprise values for Eclipse, then added cash and cash equivalents and subtracted total debt as of June 30, 2018 as provided by Eclipse’s management, to determine ranges of implied equity values per share of Eclipse common stock. This analysis was based on commodity price assumptions using NYMEX Strip Pricing as of August 22, 2018 and an effective date of July 1, 2018. This analysis indicated a range of implied equity values per share of Eclipse common stock of $2.25 to $3.61, compared to the closing price per share of Eclipse common stock on August 22, 2018 of $1.71.

Relative Valuation Analysis

Using the implied value ranges per share of BRMR common stock and Eclipse common stock derived using the discounted cash flow analysis summarized above, Jefferies calculated the ratio of the lowest implied value per share of BRMR common stock to the highest implied value per share of Eclipse common stock, and the ratio of the highest implied value per share of BRMR common stock to the lowest implied value per share of Eclipse common stock, compared in each case to the exchange ratio of 4.4259:

This analysis indicated the following:

Implied Exchange Ratio Range
2.5198x – 5.3578x

Contribution Analysis

Jefferies reviewed the relative contribution of each of BRMR and Eclipse to the pro forma combined company that would result from the merger based upon the following:

•	estimated Adjusted EBITDA for calendar year 2019 and for calendar year 2020 for each of BRMR and Eclipse (which are referred to as “2019E Adjusted EBITDA” and “2020E Adjusted EBITDA,” respectively);

•	proved reserves (on a Bcfe basis) for the year ended December 31, 2017 for each of BRMR and Eclipse (which are referred to as “2017 1P Reserves”);

•	latest production (on a MMcfe per day basis) for the quarter ended June 30, 2018 for each of BRMR and Eclipse (which are referred to as “2018 Q2 Production”);

•

proved reserves (on a Bcfe basis) for the year ended December 31, 2017 for each of BRMR and Eclipse, where BRMR’s equity was valued using the selected transaction methodology summarized above for proved reserves and Eclipse’s equity was valued using the selected public company analysis summarized above for 1P reserves (which are referred to as “2017 1P Reserves (BRMR Selected Transactions Basis)”); and

•

latest production (on a MMcfe per day basis) for the quarter ended June 30, 2018 for each of BRMR and Eclipse, where BRMR’s equity was valued using the selected transaction methodology summarized for production above and Eclipse’s equity was valued using the selected public company analysis summarized above for production (which are referred to as “2018 Q2 Production (BRMR Selected Transactions Basis)”).

This analysis indicated the following, compared in each case to the equity ownership of the pro forma combined company implied by the exchange ratio of 42.5% by the former stockholders of BRMR and 57.5% by the former stockholders of Eclipse:

Benchmark	BRMR Contribution	Eclipse Contribution
2019E Adjusted EBITDA	54.3%	45.7%
2020E Adjusted EBITDA	45.8%	54.2%
2017 1P Reserves	36.1%	63.9%
2018 Q2 Production	44.0%	56.0%
2017 1P Reserves (BRMR Selected Transactions Basis)	38.7%	61.3%
2018 Q2 Production (BRMR Selected Transactions Basis)	45.4%	54.6%

General

Jefferies’ opinion was one of many factors taken into consideration by the Eclipse board in making its determination to approve the merger and the merger agreement and should not be considered determinative of the view of the Eclipse board or Eclipse management with respect to the merger or the exchange ratio.

Jefferies was selected by Eclipse based on Jefferies’ qualifications, expertise and reputation. Jefferies is an internationally recognized investment banking and advisory firm. Jefferies, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services.

In March 2018, Eclipse retained Jefferies to act as Eclipse’s financial advisor in connection with certain potential strategic transactions, including a possible acquisition by Eclipse or possible sale, disposition or other business transaction or series of related transactions involving all or a material portion of the voting securities or assets of Eclipse. For its services, Eclipse has agreed to pay Jefferies a transaction fee in an amount which is estimated to be approximately $5 million, based upon a percentage of the transaction value implied by the merger consideration, $1.5 million of which was paid upon delivery of Jefferies’ opinion. No portion of the opinion fee was contingent on the conclusion expressed in Jefferies’ opinion. Eclipse has agreed to reimburse Jefferies for certain of its expenses incurred. Eclipse has also agreed to indemnify Jefferies and its affiliates against liabilities as incurred, relating to or arising out of or in connection with the services rendered and to be rendered by Jefferies under its engagement. In the past, Jefferies has provided financial advisory and financing services to Eclipse and certain portfolio companies of funds managed by EnCap, affiliates of which collectively beneficially own a majority of the outstanding shares of Eclipse common stock, and may continue to do so and has received, and may receive, fees for the rendering of such services. During the two years prior to the date of its opinion, Jefferies did not receive any fees from Eclipse or BRMR for financial advisory or financial services. In the ordinary course of its business, Jefferies and its affiliates may trade or hold securities of Eclipse or BRMR and/or their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions in those securities. In addition, Jefferies may seek to, in the future, provide financial advisory and financing services to Eclipse, BRMR or entities that are affiliated with Eclipse or BRMR, for which Jefferies would expect to receive compensation.

Recommendation of the BRMR Board and Reasons for the Merger

By unanimous vote, the BRMR board, at a meeting held on August 22, 2018, (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, BRMR and its stockholders, (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, (iii) directed that the adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement be submitted to the BRMR stockholders for action thereon, and (iv) resolved to recommend that the BRMR stockholders adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement. The BRMR board unanimously recommends that BRMR stockholders consent to the adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement by executing and delivering the written consent furnished with this consent solicitation statement/information statement/prospectus.

In evaluating the merger agreement, the merger and the other transactions contemplated by the merger agreement, the BRMR board consulted with BRMR’s senior management, internal and outside legal counsel and financial advisors. In recommending that BRMR stockholders adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement, the BRMR board also considered a number of factors, including the following factors (not necessarily in order of relative importance) which the BRMR board viewed as being generally positive or favorable in making its determination, approval and related recommendation:

•

Attractive Value. The BRMR board considered the aggregate value and nature of the consideration to be received in the merger by BRMR stockholders, including the fact that based on the closing trading price of Eclipse common stock of $1.695 on August 21, 2018, the last trading day prior to the BRMR board meeting, the merger consideration represented an implied value of $7.51 per share of BRMR common stock, representing a premium of 36.5% to the last reported trading price of BRMR common stock in the OTC Grey market prior to the BRMR board meeting of $5.50.

•

Participation in Potential Upside. The BRMR board considered that, following the merger, BRMR stockholders would have the opportunity as stockholders to participate in the value of the combined company, including the expected future growth, which the BRMR board viewed as an important opportunity for BRMR stockholders from the perspective of maximizing long-term returns.

•

Access to Liquidity; Receipt of Freely-Tradable Shares. The BRMR board considered that (i) holding shares of Eclipse common stock is expected to provide access to liquidity for BRMR stockholders who do not wish to hold shares of Eclipse common stock following the completion of the merger and (ii) the shares of Eclipse common stock to be issued to BRMR stockholders would be issued in a registered offering and therefore be freely tradeable by BRMR stockholders, other than any of them that would become affiliates of Eclipse or, during the period of 60 days after completion of the merger, those subject to lock-up agreements.

•

Fixed Exchange Ratio. The BRMR board considered that, because the merger consideration is a fixed number of shares of Eclipse common stock and will not fluctuate based on the trading price of Eclipse common stock, BRMR stockholders would have the opportunity to benefit from any increase in the trading price of Eclipse common stock between the announcement of the merger and the completion of the merger.

•

Benefits of a Combined Company. The BRMR board believed that the company resulting from a combination of Eclipse and BRMR would be well positioned to achieve future growth and generate additional returns for BRMR’s former stockholders, including due to:

•	the consolidation of Eclipse’s and BRMR’s contiguous and complementary acreage positions to create a premier Appalachian pure-play and one of the largest Utica focused operators;

•

the combined company’s substantial undeveloped acreage with a deep inventory of both wet and dry gas Utica drilling locations along with Marcellus acreage, providing the opportunity for a consolidated drilling program with attractive growth and cash flow potential;

•	potential opportunities for accretive acquisitions within the combined company’s operating area;

•	the combined company’s solid financial position with ample expected near-term liquidity to fund development, improved leverage metrics and no near-term debt maturities;

•

anticipated enhanced capital efficiency and operating margins on a per unit basis and significant annual general and administrative expense savings across the combined asset base, based on expected synergies described under “The Merger—BRMR Unaudited Forecasted Financial Information”;

•	combining BRMR’s experienced management team with exceptional technical teams from both companies;

•	shared midstream providers and expanded production base, allowing for increased optionality and optimization of midstream and downstream commitments and producer netbacks; and

•	other benefits that will potentially be available to the combined company due to the significantly larger scale of its operations.

•	Immediate Value Increase. The BRMR board believed that the merger would be immediately accretive to BRMR stockholders.

•

Continuation of Standalone BRMR or Pursuit of Other Strategic Transactions. The BRMR board considered BRMR’s business, prospects and other strategic opportunities, including the risks associated with continuing to operate as a stand-alone company and the likelihood that BRMR would be able to identify and consummate any alternative strategic transaction that would provide greater value to BRMR stockholders than the merger.

•

Opportunity to Receive Alternative Acquisition Proposals and to Terminate the Merger in Order to Accept a Superior Proposal. The BRMR board considered the terms of the merger agreement related to BRMR’s ability to respond to unsolicited acquisition proposals and the terms of the BRMR voting agreement and determined that these terms would not preclude third parties from making a competing proposal, including because the BRMR board may, under certain circumstances, furnish information or enter into discussions in connection with a competing proposal. In this regard, the BRMR board considered that:

•

subject to its compliance with the merger agreement, the BRMR board can change its recommendation to BRMR stockholders with respect to the adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement prior to the receipt of approval of those matters by its stockholders if it determines in good faith (after consultation with its financial advisors and outside legal advisors) that, with respect to a superior proposal or an intervening event, the failure to take such action would be inconsistent with the BRMR board’s fiduciary duties;

•	subject to its compliance with the merger agreement, the BRMR board may terminate the merger agreement to enter into a definitive agreement for a superior proposal;

•

although the merger agreement would require BRMR to pay a termination fee to Eclipse in certain circumstances, including if (i) Eclipse terminates the merger agreement in connection with a change in the BRMR board’s recommendation to stockholders or if BRMR willfully and materially breaches its non-solicitation covenants under the merger agreement or (ii) if BRMR terminates the merger agreement in order to enter into a definitive agreement for a superior proposal, the BRMR board believed that the termination fee is reasonable in light of the circumstances and the overall terms of the merger agreement, consistent with fees in comparable transactions, and not preclusive of other offers; and

•

under the terms of the BRMR voting agreement, (i) if the BRMR board changes its recommendation to BRMR stockholders, the total number of shares subject to the approval requirements of the BRMR voting agreement would be reduced to 35% of the total number of shares of BRMR common stock outstanding, and (ii) the BRMR voting agreement would terminate if BRMR terminated the merger agreement to enter into a definitive agreement for a superior proposal.

•

Post-Merger Corporate Governance. The BRMR board considered that the merger agreement provides that, upon closing of the merger, the Eclipse board will consist of ten members, with five members designated by BRMR (including John Reinhart, the President and Chief Executive Officer of BRMR as of the date of the merger agreement) and five members designated by Eclipse.

•	Tax Considerations. The BRMR board considered that the merger is intended to qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

•

Receipt of Opinion and Presentation from Barclays. The BRMR board considered the financial analysis reviewed and discussed with representatives of Barclays, as well as the oral opinion of Barclays rendered to the BRMR board on August 22, 2018, which opinion was subsequently confirmed by delivery of a written opinion dated August 22, 2018, to the effect that, based upon and subject to the limitations, qualifications and assumptions set forth therein, as of the date of the opinion, from a financial point of view, the exchange ratio to be offered to BRMR stockholders in the merger was fair to such stockholders, as more fully described below under the heading “—Opinion of Barclays, BRMR’s Financial Advisor.”

•

Receipt of Eclipse Stockholder Approval. The BRMR board considered that, because the EnCap Entities would execute a written consent contemporaneously with signing of the merger agreement constituting the requisite approval of Eclipse stockholders for the transaction, closing of the merger would not be subject to a condition that approval of the Eclipse stockholders be obtained after signing, enhancing closing certainty for BRMR.

•

Terms of the Merger Agreement. The BRMR board reviewed and considered the terms of the merger agreement, taken as a whole, including the parties’ representations, warranties and covenants, and the circumstances under which the merger agreement may be terminated, and determined that, in its belief, such terms were reasonable. The BRMR board also reviewed and considered the conditions to the completion of the merger, and concluded that while the completion of the merger is subject to certain conditions, such conditions were not reasonably likely to prevent the completion of the merger.

The BRMR board also considered a number of uncertainties, risks and factors it deemed generally negative or unfavorable in making its determination, approval and related recommendation, including the following (not necessarily in order of relative importance):

•

Fixed Exchange Ratio. The BRMR board considered that, because the merger consideration is based on a fixed exchange ratio rather than a fixed value, BRMR stockholders bear the risk of a decrease in the trading price of Eclipse common stock during the pendency of the merger and the fact that the merger agreement does not provide BRMR with a value-based termination right. The BRMR board also considered that BRMR stockholders will not receive any cash as part of the merger consideration (other than cash in lieu of fractional shares), and therefore the ability of BRMR stockholders to receive any cash return on their investment in BRMR common stock may be dependent on future market prices of, and the availability of a liquid market for, Eclipse common stock.

•

Interim Operating Covenants. The BRMR board considered the restrictions on the conduct of BRMR’s and its subsidiaries’ businesses during the period between the execution of the merger agreement and the completion of the merger as set forth in the merger agreement.

•

Risks Associated with the Pendency of the Merger. The BRMR board considered the risks and contingencies relating to the announcement and pendency of the merger (including the likelihood of litigation or other opposition brought by or on behalf of BRMR stockholders or Eclipse stockholders challenging the merger and the other transactions contemplated by the merger agreement) and the risks and costs to BRMR if the completion of the merger is not accomplished in a timely manner or if the merger does not close at all, including potential employee attrition, the impact on BRMR’s relationships with third parties and the effect termination of the merger agreement may have on the trading price and volumes of BRMR common stock and BRMR’s operating results.

•

Competing Proposals; Termination Fees; Expense Reimbursement. The BRMR board considered the possibility that a third party could be willing to enter into a strategic transaction with BRMR on terms more favorable than the merger. In connection therewith, the BRMR board considered the terms of the merger agreement relating to non-solicitation covenants and termination fees, and the potential that such provisions might deter alternative bidders that might have been willing to submit a superior proposal to BRMR, particularly in light of the fact that BRMR had not broadly canvassed the market for interested counterparties prior to entering into the merger agreement. The BRMR board also considered that, under specified circumstances, BRMR may be required to pay a termination fee or expenses in the event the merger agreement is terminated and the effect this could have on BRMR, including:

•

the possibility that the termination fee could discourage other potential parties from making a competing offer; although the BRMR board believed that the termination fee was reasonable in amount and would not unduly deter any other party that might be interested in making a competing proposal;

•

if the merger is not consummated, BRMR will pay its own expenses incident to preparing for and entering into and carrying out its obligations under the merger agreement and the transactions contemplated thereby; and

•

the requirement that if the merger agreement is terminated as a result of the failure to obtain approval of BRMR stockholders, BRMR would be obligated to reimburse Eclipse for $3.25 million of its expenses in connection with the merger agreement.

•

Regulatory Approval. The BRMR board considered that the merger and the related transactions may require regulatory approval to complete such transactions and the risk that the applicable governmental entities may seek to impose unfavorable terms or conditions, or otherwise fail to grant, such approval.

•

Interests of BRMR Directors and Executive Officers. The BRMR board considered that BRMR’s directors and executive officers may have interests in the merger that may be different from, or in addition to, those of other BRMR stockholders. For more information about such interests, see “—Interests of BRMR Directors and Executive Officers in the Merger”.

•	Merger Costs. The BRMR board considered the costs associated with the completion of the merger, including management’s time and energy and potential opportunity cost.

•	Integration Risks. The BRMR board considered the risks, associated costs and potential negative impact on employees and operations of the integration of Eclipse and BRMR.

•	Other Risks. The BRMR board considered risks of the type and nature described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

The BRMR board believed that, overall, the potential benefits of the merger to BRMR stockholders outweighed the risks and uncertainties of the merger.

The foregoing discussion of factors considered by the BRMR board is not intended to be exhaustive, but includes the material factors considered by the BRMR board. In light of the variety of factors considered in connection with its evaluation of the merger, the BRMR board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Moreover, each member of the BRMR board applied his own personal business judgment to the process and may have given different weight to different factors. The BRMR board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The BRMR board based its determinations and recommendation on the totality of the information available to it.

Opinion of Barclays, BRMR’s Financial Advisor

BRMR engaged Barclays to act as its financial advisor with respect to the merger. On August 22, 2018, Barclays rendered its oral opinion (which opinion was subsequently confirmed in writing) to the BRMR board that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the exchange ratio to be offered to BRMR stockholders was fair, from a financial point of view, to such stockholders.

The full text of Barclays’ written opinion, dated as of August 22, 2018, is attached as Annex C to this consent solicitation statement/information statement/prospectus. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The following is a summary of Barclays’ opinion and the methodology that Barclays used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Barclays’ opinion, the issuance of which was approved by Barclays’ Fairness Opinion Committee, was addressed to the BRMR board, addressed only the fairness, from a financial point of view, to BRMR stockholders of the exchange ratio to be offered to such stockholders and does not constitute a recommendation to any BRMR stockholder as to how such stockholder should vote with respect to the merger or any other matter. The terms of the merger were determined through arm’s-length negotiations between BRMR and Eclipse and were unanimously approved by the BRMR board. Barclays did not recommend any specific form of consideration to BRMR or that any specific form of consideration constituted the only appropriate consideration for the merger. Barclays was not requested to opine as to, and its opinion did not in any manner address, BRMR’s underlying business decision to proceed with or effect the merger or the likelihood of consummation of the merger. In addition, Barclays expressed no opinion on, and its opinion did not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any party to the merger or any class of such persons, relative to the consideration to be offered to BRMR stockholders in connection with the merger. Barclays’ opinion did not address the relative merits of the merger as compared to any other transaction or business strategy in which BRMR might engage. No limitations were imposed by the BRMR board upon Barclays with respect to the investigations made or procedures followed by it in rendering its opinion.

In arriving at its opinion, Barclays, among other things, reviewed and analyzed:

•	a draft of the merger agreement dated as of August 21, 2018, including all ancillary documents thereto, and the specific terms of the merger;

•	the form of the BRMR voting agreement;

•	the form of the Eclipse voting agreement;

•	a summary of the proposed terms of the revolver commitment to be entered into by and between Eclipse and its financing sources (the “Revolver Commitment”);

•

publicly available information concerning BRMR and Eclipse that Barclays believed to be relevant to its analysis, including, without limitation, Eclipse’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and Quarterly Reports on Form 10-Q for the fiscal periods ended March 31, 2018 and June 30, 2018 and the audited consolidated financial statements of BRMR and its subsidiaries for the fiscal year ended December 31, 2017 and the unaudited consolidated financial statements of BRMR and its subsidiaries for the fiscal periods ended March 31, 2018 and June 30, 2018;

•

financial and operating information with respect to the business, operations and prospects of BRMR furnished to Barclays by BRMR, including financial projections on a stand-alone and pro forma basis prepared by management of BRMR (“BRMR Financial Estimates”);

•	financial and operating information with respect to the business, operations and prospects of Eclipse, prepared by management of Eclipse and furnished to Barclays by BRMR, including financial projections of Eclipse prepared by management of Eclipse as adjusted by management of BRMR (“Eclipse Financial Estimates”);

•	estimates of proved, probable and possible oil and gas reserves and resources prepared by management of BRMR and furnished to Barclays by BRMR (the “BRMR Resources Estimates”);

•

estimates of proved, probable and possible oil and gas reserves and resources as prepared by the management of Eclipse and as adjusted by management of BRMR and furnished to Barclays by BRMR (such adjusted estimates, the “Eclipse Resources Estimates”);

•	published third party engineer reports of proved, probable and possible oil and gas reserves and resources of BRMR and Eclipse;

•	a trading history of the BRMR common stock from August 16, 2017 to August 16, 2018 and a comparison of that trading history with those of other companies that Barclays deemed relevant;

•	a trading history of the Eclipse common stock from August 16, 2017 to August 16, 2018 and a comparison of that trading history with those of certain other companies that Barclays deemed relevant;

•	a comparison of the historical financial results and present financial condition of BRMR and Eclipse with each other and with those of other companies that Barclays deemed relevant;

•

the pro forma impact of the merger on the future financial performance of the combined company, including cost savings, operating synergies and other strategic benefits expected by management of BRMR to result from a combination of the businesses (the “Expected Synergies”);

•	published estimates of independent research analysts with respect to the future financial and operating performance and price targets of Eclipse;

•	the relative contributions of BRMR and Eclipse to the historical and future financial and operating performance of the combined company on a pro forma basis;

•	commodity price assumptions and the outlook for future commodity prices published by independent information service providers (the “Pricing Assumptions”);

•	a comparison of the financial terms of the merger with the financial terms of certain other transactions that Barclays deemed relevant; and

•	an analysis of BRMR’s liquidity profile on a stand-alone and pro forma basis.

In addition, Barclays had discussions with the management of both BRMR and Eclipse concerning their businesses, operations, assets, liabilities, financial conditions and prospects and undertook such other studies, analyses and investigations as Barclays deemed appropriate.

In arriving at its opinion, Barclays assumed and relied upon the accuracy and completeness of the financial and other information used by it without any independent verification of such information (and did not assume responsibility or liability for any independent verification of such information) and further relied upon the assurances of the management of BRMR that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of BRMR, upon the advice and direction of BRMR, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of BRMR as to the future financial performance of BRMR on a stand-alone and pro forma basis and that BRMR would perform substantially in accordance with such projections. With respect to the BRMR Resources Estimates, Barclays discussed this report with the management of BRMR and, upon the advice and at the direction of BRMR, assumed that the BRMR Resources Estimates was a reasonable basis on which to evaluate BRMR’s oil and gas resources. With respect to the financial projections of Eclipse, upon the advice and at the direction of BRMR, Barclays assumed that the projections prepared by management of Eclipse were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Eclipse as to the future financial performance of Eclipse and that the adjustments by management of BRMR to such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of management of BRMR as to the future financial performance of Eclipse, and that Eclipse would perform substantially in accordance with such adjusted projections. With respect to the Eclipse Resources Estimates, Barclays discussed this report with the management of BRMR and, upon the advice and at the direction of BRMR, assumed that the Eclipse Resources Estimates was a reasonable basis on which to evaluate Eclipse’s oil and gas resources, and that the adjustments by management of BRMR reflected in the Eclipse Resources Estimates were reasonably prepared on a basis reflecting the best currently available estimates and judgments of management of BRMR as to Eclipse’s oil and gas resources. Furthermore, upon the advice and at the direction of BRMR, Barclays assumed that the amounts and timing of the Expected Synergies were reasonable and that the Expected Synergies would be realized in accordance with such estimates. Upon the advice and at the direction of BRMR, Barclays also assumed that the Pricing Assumptions were a reasonable basis on which to evaluate the future commodity pricing environment. Barclays assumes no responsibility for and expresses no view as to any such projections or estimates or the assumptions on which they are based. In arriving at its opinion, Barclays did not conduct a physical inspection of the properties and facilities of BRMR and did not make or obtain any evaluations or appraisals of the assets or liabilities of BRMR. In addition, BRMR did not authorize Barclays to solicit, and Barclays did not solicit, any indications of interest from any third party with respect to the purchase of all or a part of BRMR’s business. Barclays’ opinion necessarily was based upon market, economic and other conditions as they existed on, and could be evaluated as of, August 22, 2018. Barclays assumed no responsibility for updating or revising its opinion based on events or circumstances that have occurred or that may occur after August 22, 2018.

Barclays assumed that the executed merger agreement would conform in all material respects to the draft it reviewed. In addition, Barclays assumed the accuracy of the representations and warranties contained in the merger agreement and all agreements related thereto. Barclays also assumed, upon the advice and at the direction of BRMR, that all material governmental, regulatory and third-party approvals, consents and releases for the merger would be obtained within the constraints contemplated by the merger agreement and that the merger would be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Barclays also assumed that documentation for the Revolver Commitment would be executed and that the Revolver Commitment would be consummated on substantially the same terms as the proposed terms Barclays reviewed. Barclays did not express any opinion as to any tax or other consequences that might result from the merger, nor did the Barclays opinion address any legal, tax, regulatory or accounting matters, as to which Barclays understands that BRMR obtained such advice as it deemed necessary from qualified professionals.

In connection with rendering its opinion, Barclays performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays did not ascribe a specific range of values to the shares of BRMR common stock but rather made its determination as to fairness, from a financial point of view, to holders of BRMR common stock of the exchange ratio to be offered to such stockholders in connection with the merger on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

In arriving at its opinion, Barclays did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, Barclays believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

The following is a summary of the material financial analyses used by Barclays in preparing its opinion to the BRMR board. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of analysis and review and the application of those methods to particular circumstances, and, therefore, is not readily susceptible to summary description. In performing its analyses, Barclays made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters as more fully described above, many of which are beyond the control of BRMR or any other parties to the merger. No company, business or transaction considered in Barclays’ analyses and reviews is identical to BRMR, Eclipse, Merger Sub or the merger, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions considered in Barclays’ analyses and reviews. None of BRMR, Eclipse, Merger Sub, Barclays or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the businesses do not purport to be appraisals or reflect the prices at which the businesses may actually be sold. Accordingly, the estimates used in, and the results derived from, Barclays’ analyses and reviews are inherently subject to substantial uncertainty. The summary of the financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Barclays, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Barclays’ analyses.

Summary of Analyses

The following is a summary of the principal financial analyses performed by Barclays with respect to BRMR and Eclipse in preparing Barclays’ opinion:

•	net asset valuation analysis;

•	comparable company analysis; and

•	comparable transaction analysis.

Each of these methodologies was used to generate reference enterprise and equity value ranges, as applicable, for each of BRMR and Eclipse. The enterprise value ranges for each company were adjusted for appropriate on-balance sheet and off-balance sheet assets and liabilities to arrive at implied equity value ranges (in aggregate dollars) for each company, including, as applicable without limitation, the after-tax estimated value impact of each company’s current commodity hedging portfolio; net debt; and future estimated general and administrative expenses. The implied equity value ranges for each of BRMR and Eclipse were then divided by diluted shares outstanding, consisting of primary shares and incorporating the dilutive effect of outstanding options or other dilutive securities, as appropriate, in order to derive implied equity value ranges per share for each company. The BRMR equity award conversions are accounted for in the fully diluted share count and did not have a material impact on the analysis undertaken by Barclays. For the net asset valuation analysis, the comparable company analysis, and the comparable transaction analysis, the implied equity value range per share of BRMR common stock and per share of Eclipse common stock were used to derive implied exchange ratio ranges which were then compared to the exchange ratio.

In addition to analyzing the value of the BRMR common stock and the Eclipse common stock and implied exchange ratios, Barclays also analyzed and reviewed: (i) the relative financial and operating contribution of BRMR and Eclipse to the pro forma company; (ii) certain publicly available information related to selected corporate transactions to calculate the amount of the premiums paid by the acquirers to the acquired company’s stockholders; (iii) the pro forma impact to the combined company of the merger on projected discretionary cash flow, production and reserves; (iv) the publicly available price targets published by independent Wall Street research analysts; (v) the historical exchange ratios of BRMR common stock and Eclipse common stock for the period from August 16, 2017 to August 16, 2018 and (vi) the daily historical closing prices of BRMR common stock for the period from May 10, 2016 to August 16, 2018 and Eclipse common stock for the period from June 19, 2014 to August 16, 2018.

Net Asset Valuation Analysis

Barclays estimated the present value of the future after-tax cash flows expected to be derived from the oil and gas resources comprising the BRMR Resources Estimates and the Eclipse Resources Estimates. The present value of the future after-tax cash flows was determined using a range of discount rates and risking factors and assuming an effective tax rate of 21.0% (which excludes state income tax). Barclays then adjusted the present values of the cash flows by adding or subtracting as applicable (i) the after-tax general and administrative costs valued at 4.0x and 5.0x the average estimated general and administrative costs in 2018 and 2019, respectively, for both BRMR and Eclipse; (ii) the discounted value impact of hedges for each of BRMR and Eclipse; (iii) the discounted value of minimum volume commitment deficiency payments and firm transportation deficiency payments for both BRMR and Eclipse; (iv) the discounted value of NGL deficiency payments of Eclipse; (v) the discounted value impact of capital expenditures on certain land assets of both BRMR and Eclipse not included in the BRMR Resources Estimates and the Eclipse Resources Estimates; and (vi) the discounted value impact of capital expenditures on certain midstream assets of Eclipse.

Certain of the oil and natural gas price scenarios employed by Barclays were based on NYMEX price forecasts (Henry Hub, Louisiana delivery for natural gas, and West Texas Intermediate (WTI), Cushing Oklahoma delivery for crude oil), to which adjustments were made by Barclays to reflect location and quality differentials. NYMEX gas price quotations, stated in heating value equivalents per MMBtu, were adjusted by Barclays to reflect the value per Mcf of gas. NYMEX oil price quotations are stated in dollars per Bbl of crude oil.

The following table summarizes the oil and natural gas price scenarios Barclays employed to estimate the future after-tax cash flows for each of the reserve and resource categories that Barclays considered for BRMR and Eclipse. Case I reflects an approximation of the NYMEX strip as of the close of business on August 16, 2018. Case II reflects a low commodity price scenario in which a Henry Hub gas price of $2.50/MMBtu and a WTI crude oil price of $55.00/Bbl were used throughout the forecast period. Case III reflects a high commodity price scenario in which a Henry Hub gas price of $3.50 and a WTI crude oil price of $65.00/Bbl were used throughout the forecast period. Case IV reflects the median of the Wall Street research analysts’ estimates as calculated by Bloomberg as of the close of business on August 16, 2018.

	2018	2019	2020	2021	2022	2023
Gas—Henry Hub ($/MMBtu)
Case I	$2.97	$2.81	$2.64	$2.59	$2.63	$2.69
Case II	$2.50	$2.50	$2.50	$2.50	$2.50	$2.50
Case III	$3.50	$3.50	$3.50	$3.50	$3.50	$3.50
Case IV	$2.90	$3.00	$3.01	$3.08	$3.08	$3.08

	2018	2019	2020	2021	2022	2023
Crude Oil—WTI ($/Bbl)
Case I	$65.54	$62.64	$59.78	$57.58	$56.17	$55.42
Case II	$55.00	$55.00	$55.00	$55.00	$55.00	$55.00
Case III	$65.00	$65.00	$65.00	$65.00	$65.00	$65.00
Case IV	$66.61	$65.00	$65.38	$64.29	$64.29	$64.29

In addition, Barclays employed NGL prices with respect to BRMR’s Marcellus and Utica shale formations and Eclipse’s Marcellus and Utica shale formations, based on correlations of NGL prices to WTI prices (expressed as a percentage relative to WTI prices) used in the BRMR Resources Estimates and the Eclipse Resources Estimates. The chart below shows these NGL prices expressed as a percentage of the WTI benchmark prices.

	2018	2019	2020	2021	2022	2023
BRMR NGLs (% of WTI)
Marcellus	60%	56%	54%	55%	55%	55%
Utica	36%	35%	34%	35%	35%	35%

	2018	2019	2020	2021	2022	2023
Eclipse NGLs (% of WTI)
Marcellus	45%	45%	45%	45%	45%	45%
Utica	40%	40%	40%	40%	40%	40%

These net asset valuation analyses yielded valuations for BRMR and Eclipse that implied exchange ratio ranges of Eclipse shares to BRMR shares as set forth below:

	Eclipse Shares per BRMR Share
	Low	High
Case I	2.8902	6.3078
Case II	3.4341	14.2791
Case III	2.7365	4.4910
Case IV	2.7594	4.9219

Barclays noted that the exchange ratio of 4.4259 was within the exchange ratio ranges under each of the four price scenarios as calculated by Barclays’ net asset valuation analyses for BRMR and Eclipse.

Selected Comparable Company Analysis

In order to assess how the public market values shares of similar publicly traded companies, Barclays reviewed and compared BRMR Financial Estimates and Eclipse Financial Estimates with selected companies that Barclays, based on its experience in the oil and gas exploration and production industry, deemed comparable to BRMR and Eclipse.

With respect to BRMR, the selected comparable companies were:

•	Antero Resources Corporation

•	Cabot Oil & Gas Corporation

•	CNX Resources Corporation

•	Eclipse

•	EQT Corporation

•	Gulfport Energy Corporation

•	Range Resources Corporation

•	Southwestern Energy Company

With respect to Eclipse, the selected comparable companies were:

•	Antero Resources Corporation

•	BRMR

•	Cabot Oil & Gas Corporation

•	CNX Resources Corporation

•	EQT Corporation

•	Gulfport Energy Corporation

•	Range Resources Corporation

•	Southwestern Energy Company

Barclays calculated and compared various financial multiples and ratios of BRMR and Eclipse and their selected comparable companies, respectively. As part of its selected comparable company analysis, Barclays calculated and analyzed each company’s (i) ratio of equity value to cash flow from operations for 2018 and 2019 based on Wall Street research estimates per FactSet Research Systems (“FactSet”), an independent third party data provider, (ii) ratio of enterprise value to earnings before interest, taxes, depreciation and amortization, and exploration expense (“EBITDAX”) for 2018 and 2019 based on Wall Street research estimates per FactSet, and (iii) enterprise value per latest quarter average daily production as of June 30, 2018 (measured in MMcfe), and proved reserves as of June 30, 2018 (measured in Bcfe), as adjusted for any acquisition or divesture activity occurring for any of the selected comparable companies after June 30, 2018. The enterprise value of BRMR was obtained by adding its short and long-term debt and cash settlement of restricted stock units to the sum of the market value of its common equity on a fully diluted basis and subtracting its cash and cash equivalents. The enterprise value of Eclipse was obtained by adding its short and long-term debt to the sum of the market value of its common equity and subtracting its cash and cash equivalents. The implied equity value range of BRMR was obtained by adjusting, as applicable, the calculated enterprise value by its short and long-term debt, the value of any restricted stock units at liquidation value and its cash and cash equivalents. The implied equity value range of Eclipse was obtained by adjusting, as applicable, the calculated enterprise value by its short and long-term debt, and its cash and cash equivalents. All of these calculations were performed, and based on publicly available financial data including company filings and FactSet estimates and closing prices, as of August 16, 2018.

The results of the BRMR selected comparable company analysis are summarized below:

Multiple Range
	Low	Median	High
Equity Value to 2018 Cash Flow from Operations	2.5x	3.3x	9.7x
Equity Value to 2019 Cash Flow from Operations	2.3x	2.9x	7.2x
Enterprise Value to 2018 EBITDAX	4.3x	6.1x	9.6x
Enterprise Value to 2019 EBITDAX	4.2x	5.3x	7.2x
Enterprise Value / Latest Daily Production ($/Mcfe/d)	$2,133	$2,696	$5,865
Enterprise Value / Proved Reserves ($/Mcfe)	$0.37	$0.52	$1.19

The results of the Eclipse selected comparable company analysis are summarized below:

Multiple Range
	Low	Median	High
Equity Value to 2018 Cash Flow from Operations	2.5x	3.9x	9.7x
Equity Value to 2019 Cash Flow from Operations	2.3x	3.0x	7.2x
Enterprise Value to 2018 EBITDAX	4.3x	6.1x	9.6x
Enterprise Value to 2019 EBITDAX	2.4x	5.3x	7.2x
Enterprise Value / Latest Daily Production ($/Mcfe/d)	$2,133	$2,662	$5,865
Enterprise Value / Proved Reserves ($/Mcfe)	$0.37	$0.52	$1.19

Barclays selected the comparable companies listed above because their businesses and operating profiles were reasonably similar to that of BRMR or Eclipse, as applicable. However, because no selected comparable company was exactly the same as BRMR or Eclipse, Barclays believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of each of BRMR and Eclipse and the selected comparable companies that could affect the public trading values of each of BRMR and Eclipse in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between BRMR and Eclipse and the companies included in the selected company analysis.

Based upon these judgments, Barclays’ selected comparable company analysis yielded an exchange ratio range of 2.4934 to 7.6059 shares of Eclipse common stock for each share of BRMR common stock. Barclays noted that the exchange ratio of 4.4259 shares of Eclipse common stock for each share of BRMR common stock falls within the exchange ratio ranges as calculated by Barclays’ selected comparable company analysis.

Selected Precedent Transaction Analysis

Barclays reviewed and compared the purchase prices and financial multiples paid in selected other transactions in the oil and gas industry that Barclays, based on its experience with merger and acquisition transactions, deemed relevant. Barclays chose such transactions based on, among other things, the similarity of the applicable target companies in the transactions to BRMR and Eclipse with respect to the size, focus, commodity mix, reserve profile, margins and other characteristics of their businesses.

The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the respective businesses, operations, financial condition and prospects of each of BRMR and Eclipse and the companies included in the selected precedent transaction analysis. Accordingly, Barclays believed that a purely quantitative selected precedent transaction analysis would not be particularly meaningful in the context of considering the merger. Barclays therefore made qualitative judgments concerning differences between the characteristics of the selected precedent transactions and the merger that would affect the acquisition values of the selected assets, BRMR and Eclipse. The criteria used in selecting, from the IHS Herold M&A database, the selected precedent transactions analyzed included all transactions: (i) with target assets in the Marcellus or Utica formations; (ii) announced between January 1, 2014 and August 16, 2018; and (iii) with transaction values greater than $50 million.

The following table sets forth the transactions analyzed for BRMR and Eclipse’s businesses based on such characteristics and the results of such analysis:

Date Announced	Buyer	Seller
07/26/2018	Encino Acquisition Partners	Chesapeake Energy Corporation
06/29/2018	Ascent Resources Utica Holdings, LLC	Hess Corporation & CNX Resources Corporation
01/31/2018	Diversified Gas & Oil plc	Alliance Petroleum Corporation
12/21/2017	Alta Marcellus Development LLC	Ultra Petroleum Corporation
12/12/2017	Banpu pcl & Kalnin Ventures LLC	Warren Resources Inc.
12/11/2017	Eclipse Resources Corporation	Travis Peak Resources, LLC
10/06/2017	Kalnin Ventures LLC	Reliance Marcellus II, LLC, & Carrizo (Marcellus) LLC
09/05/2017	Ascent Resources Utica Holdings, LLC	Carrizo Oil & Gas Inc.
07/17/2017	Rice Energy Inc.	Lola Energy LLC
06/30/2017	Undisclosed	CONSOL Energy Inc.
06/09/2017	Antero Resources Corporation	CONSOL Energy Inc.
05/02/2017	HG Energy LLC	Noble Energy Inc.
02/09/2017	EQT Corporation	Stone Energy Corporation
02/02/2017	EQT Corporation	Undisclosed
01/04/2017	Antero Resources Corporation	Rex Energy Corporation / MFC Drilling Inc

Date Announced	Buyer	Seller
12/22/2016	Alta Resources, LLC	Mitsui & Co., Ltd
12/21/2016	Alta Resources, LLC	Anadarko Petroleum Corporation
12/19/2016	Undisclosed	Eclipse Resources Corporation
12/07/2016	Gulfport Energy Corporation	Undisclosed
10/26/2016	Undisclosed	Murray Energy Corporation
10/25/2016	EQT Corporation	Trans Energy Inc. / Republic Energy Ventures LLC
10/25/2016	EQT Corporation	Antero Resources Corporation
08/01/2016	Antero Resources Corporation	Statoil ASA
06/09/2016	Antero Resources Corporation	Southwestern Energy Company
05/17/2016	Vantage Energy Inc.	Alpha Natural Resources, Inc.
05/02/2016	EQT Corporation	Statoil ASA
02/26/2016	Banpu Public Company Limited	Range Resources Corporation
02/19/2016	Tug Hill Operating, LLC	Gastar Exploration Inc
09/30/2015	Undisclosed	Hess Corporation
07/02/2015	Alpha Natural Resources, Inc.	EDF Trading
06/08/2015	Gulfport Energy Corporation	American Energy—Utica, LLC
04/15/2015	Gulfport Energy Corporation	EnCap Investments LP, Macquarie Group and Paloma Partners III, LLC
12/31/2014	Antero Resources Corporation	Undisclosed
12/23/2014	Southwestern Energy Company	Statoil ASA
12/02/2014	Southwestern Energy Company	WPX Energy, Inc.
10/16/2014	Southwestern Energy Company	Chesapeake Energy Corporation
08/12/2014	Rex Energy Corporation	Royal Dutch Shell plc
07/30/2014	Mountaineer Keystone Energy, LLC	PDC Energy, Inc.
07/07/2014	Warren Resources, Inc.	Citrus Energy Corporation
07/07/2014	Rice Energy Inc.	Chesapeake Energy Corporation
06/09/2014	American Energy—Marcellus, LLC	East Resources Inc. & Undisclosed
06/09/2014	American Energy—Utica, LLC	East Resources Inc. & Undisclosed
03/19/2014	Gulfport Energy Corporation	Rhino Resource Partners LP/Rhino Exploration LLC
01/29/2014	American Energy Partners, LP	Hess Corporation

As part of its selected precedent transaction analysis, Barclays calculated and analyzed enterprise value as a multiple of latest daily production and proved reserves for the BRMR and Eclipse businesses. The implied equity value range of BRMR was obtained by adjusting, as applicable, the calculated enterprise value by its short and long-term debt, the value of any restricted stock units at liquidation value and its cash and cash equivalents. The implied equity value range of Eclipse was obtained by adjusting, as applicable, the calculated enterprise value by its short and long-term debt and its cash and cash equivalents. All of these calculations were performed, and based on publicly available financial data including company filings and FactSet estimates and closing prices, as of August 16, 2018. The results of the selected precedent transaction analysis for both BRMR and Eclipse are summarized below:

	Multiple Range
	Low	Median	Mean	High
Enterprise Value / Latest Daily Production ($/Mcfed)	$1,709	$7,894	$13,808	$85,000
Enterprise Value / Proved Reserves ($/Mcfe)	$0.31	$0.97	$5.85	$40.91

Based on Barclays’ judgments as described above, Barclays’ selected precedent transaction analysis yielded an implied exchange ratio range of 1.6377 to 10.2623 shares of Eclipse common stock for each share of BRMR common stock. Barclays noted that the exchange ratio of 4.4259 shares of Eclipse common stock for each share of BRMR common stock falls within the implied exchange ratio range as calculated by Barclays’ selected precedent transaction analysis.

Relative Contribution Analysis

Barclays reviewed and analyzed the relative equity contribution of BRMR and Eclipse, respectively, to the equity value of the combined company on a pro forma basis based on selected metrics, including production, reserves, acreage, net asset value (“NAV”) per share and cash flow from operations, in comparison to the pro forma equity received by BRMR stockholders in the combined company. The analysis excluded synergies. For the selected metrics, the relative equity contribution was calculated by multiplying BRMR’s percent contribution by the expected market enterprise value of the combined company (assuming no premium), based on prices as of August 16, 2018, and subtracting short and long-term debt and the value of any restricted stock units at liquidation value, and adding cash and cash equivalents.

Barclays reviewed and analyzed BRMR and Eclipse’s contribution of (i) estimated cash flow from operations at the Case I price scenario for 2019 and 2020; (ii) estimated EBITDA at the Case I price scenario for 2019 and 2020; (iii) estimated production for 2019 and 2020; (iv) acreage on the basis of net effective undeveloped core acres; (v) reserves of the combined company on a pro forma basis on a proved (“1P”) basis; (vi) undeveloped reserves with an estimated internal rate of return greater than 25%, as measured in horizontal feet; (vii) undeveloped reserves with an estimated internal rate of return greater than 35%, as measured in horizontal feet; (viii) undeveloped upstream value at the midpoint of the Case I price scenario; and (ix) equity value based on NAV per share at the midpoint of the Case I price scenario.

	Relative Equity Contribution
	BRMR % of Total	Eclipse % of Total
Case I Estimated Cash Flow from Operations
2019	40.2%	59.8%
2020	46.2%	53.8%
Case I Estimated EBITDA
2019	35.8%	64.2%
2020	41.6%	58.4%
Estimated Production
2019	48.3%	51.7%
2020	55.3%	44.7%
Net Effective Undeveloped Core Acres	58.3%	41.7%
1P Reserves (Bcfe)	30.7%	69.3%
Undeveloped Horizontal Feet
>25% IRR	38.4%	61.6%
>35% IRR	24.5%	75.5%
Case I Undeveloped Upstream Value	19.3%	80.7%
Case I NAV Equity Value	41.0%	59.0%

Barclays noted that the pro forma ownership received by BRMR stockholders in connection with the merger of 42.5% was greater than the equity contribution based on a majority of the selected metrics. Barclays notes that the primary shortcoming of a contribution analysis is that it treats all cash flow, reserves, acreage, production and NAVs the same regardless of capitalization, expected growth rates, upside potential, risk profile or credit profile.

Transaction Premium Analysis

In order to assess the premium offered to BRMR stockholders in connection with the merger relative to the premiums offered to stockholders in other transactions, Barclays reviewed the premium paid in the oil and gas industry in all public transactions, as listed in the IHS Herold M&A database, of oil and gas exploration and production companies domiciled in the U.S. with an enterprise value above $250 million announced between January 1, 2004 and August 16, 2018. For each transaction, Barclays calculated the premium per share paid by the acquirer by comparing the announced transaction value per share to the target company’s (a) historical share price at closing on the following days: (i) one trading day prior to announcement, (ii) five trading days prior to announcement and (iii) 30 trading days prior to announcement, and (b) the 52-week high trading price prior to announcement. Barclays separately calculated these premia based on the form of consideration and analyzed (i) all transactions, (ii) all stock transactions, (iii) all cash transactions, and (iv) transaction where the consideration was more than 50%, but less than 100%, stock. The selected transactions and results of this transaction premium analysis are summarized below:

Date Announced	Buyer	Target
08/14/2018	Diamondback Energy, Inc.	Energen Corporation
06/18/2018	Cox Operating LLC	Energy XXI Gulf Coast, Inc.
03/28/2018	Concho Resources, Inc.	RSP Permian, Inc.
11/21/2017	Talos Energy LLC	Stone Energy Corporation
06/19/2017	EQT Corporation	Rice Energy, Inc.
01/16/2017	Noble Energy Inc.	Clayton Williams Energy Inc.
05/16/2016	Range Resources Corporation	Memorial Resource Development Corp.
05/21/2015	Vanguard Natural Resources LLC	Eagle Rock Energy Partners, L.P.
05/11/2015	Noble Energy, Inc.	Rosetta Resources Inc.
04/21/2015	Vanguard Natural Resources LLC	LRR Energy, L.P.
09/29/2014	EnCana Corporation	Athlon Energy Inc.
07/24/2014	BreitBurn Energy Partners LP	QR Energy, LP
07/13/2014	Whiting Petroleum Corporation	Kodiak Oil & Gas Corp.
03/12/2014	Energy XXI Ltd.	EPL Oil & Gas, Inc.
04/30/2013	Contango Oil & Gas Company	Crimson Exploration, Inc.
02/21/2013	LinnCo, LLC	Berry Petroleum Company, LLC
12/05/2012	Freeport-McMoRan Copper & Gold Inc.	Plains Exploration & Production Company
04/25/2012	Halcon Resources Corporation	GeoResources, Inc.
10/17/2011	Statoil ASA	Brigham Exploration Company
08/29/2011	Venoco, Inc. Management	Venoco, Inc.
07/14/2011	BHP Billiton	Petrohawk Energy Corporation
03/25/2011	Vanguard Natural Resources LLC	Encore Energy Partners LP
11/09/2010	Chevron Corporation	Atlas Energy, Inc.
07/27/2010	Hess Corporation	American Oil & Gas Inc.
04/15/2010	Apache Corporation	Mariner Energy, Inc.
04/04/2010	SandRidge Energy, Inc.	Arena Resources Inc.
12/14/2009	Denbury Resources Inc.	Encore Energy Partners LP
11/01/2009	Exxon Mobil Corporation	XTO Energy Inc.
09/15/2009	Apollo Global Management LLC	Parallel Petroleum Corporation
01/15/2009	HH GP Holding, LLC	Hiland Partners, LP / Hiland Holdings GP, LP
04/30/2008	Stone Energy Corporation	Bois d’Arc Energy, Inc.
07/17/2007	Plains Exploration & Production Company	Pogo Producing Company
01/07/2007	Forest Oil Corporation	The Houston Exploration Company
07/08/2006	MDU Resources Group Inc.	Cascade Natural Gas Corp.
06/23/2006	Anadarko Petroleum Corporation	Kerr-McGee Corporation
06/23/2006	Anadarko Petroleum Corporation	Western Gas Resources, Inc.
04/21/2006	Petrohawk Energy Corporation	KCS Energy, Inc.
01/23/2006	Cal Dive International Inc.	Remington Oil & Gas Corp.
12/12/2005	ConocoPhillips	Burlington Resources Inc.

Date Announced	Buyer	Target
09/19/2005	Norsk Hydro ASA	Spinnaker Exploration Company
07/01/2005	Santos Limited	Tipperary Corporation
04/04/2005	ChevronTexaco Corporation	Unocal Corporation
04/04/2005	Petrohawk Energy Corporation	Mission Resources Corporation
01/26/2005	Cimarex Energy Co.	Magnum Hunter Resources, Inc.
12/16/2004	Noble Energy, Inc.	Patina Oil & Gas Corporation
06/09/2004	Petro-Canada (US) Holdings Ltd.	Prima Energy Corporation
05/24/2004	Forest Oil Corporation	The Wiser Oil Company
05/04/2004	Pioneer Natural Resources Company	Evergreen Resources, Inc.
04/15/2004	EnCana Corporation	Tom Brown Inc.
04/07/2004	Kerr-McGee Corporation	Westport Resources Corporation
02/12/2004	Plains Exploration & Production Company	Nuevo Energy Company

	Premiums on All-Selected Deals
	1 Day	5 Days	30 Days	52-Week High
Median	20.7%	22.1%	27.3%	7.4%
Mean	21.8%	22.9%	26.7%	(1.9%)
High	61.9%	54.6%	68.1%	47.3%
Low	(5.2%)	(14.0%)	(8.6%)	(88.4%)

	Premiums on Selected All-Stock Deals
	1 Day	5 Days	30 Days	52-Week High
Median	17.1%	16.7%	22.0%	(4.6)%
Mean	14.4%	16.6%	22.2%	(7.1%)
High	37.7%	33.9%	54.6%	47.3%
Low	(5.2%)	(4.6%)	(2.0%)	(55.6%)

	Premiums on Selected >50% Stock Deals
	1 Day	5 Days	30 Days	52-Week High
Median	19.0%	18.7%	2.4%	8.2%
Mean	18.5%	20.2%	25.9%	(0.4%)
High	44.9%	54.6%	68.1%	47.3%
Low	(5.2%)	(4.6%)	(2.0%)	(55.6%)

	Premiums on All Cash Deals
	1 Day	5 Days	30 Days	52-Week High
Median	23.8%	32.1%	32.0%	12.6%
Mean	28.1%	29.1%	29.6%	(5.1%)
High	61.9%	54.3%	67.3%	42.5%
Low	(0.2%)	(14.0%)	(8.6%)	(88.4%)

	Implied Premium on BRMR/Eclipse Exchange Ratio
	1 Day	5 Days	30 Days	52-Week High
As of August 16, 2018 close	20.2%	20.2%	7.7%	(30.5%)

The reasons for and the circumstances surrounding each of the transactions analyzed in the transaction premium analysis were diverse and there are inherent differences in the business, operations, financial conditions and prospects of BRMR and the companies included in the transaction premium analysis. Accordingly, Barclays believed that a purely quantitative transaction premium analysis would not be particularly meaningful in the context of considering the merger. Barclays therefore made qualitative judgments concerning the differences between the characteristics of the selected transactions and the merger that would affect the acquisition values of the target companies and BRMR.

Pro Forma Merger Consequences Analysis

Barclays reviewed and analyzed the pro forma impact of the merger, both including and excluding the Expected Synergies, on projected cash flow per share and NAV per share, respectively. With respect to cash flow per share for BRMR and Eclipse, Barclays reviewed the pro forma impact of these metrics for 2019 and 2020 using the BRMR Financial Estimates and the Eclipse Financial Estimates for the Case I and Case IV price scenarios. Barclays noted that using Case I pricing, pro forma cash flow per share would be accretive to BRMR in 2019 (6.0%) and dilutive in 2020 (-8.0%) for the pro forma case excluding Expected Synergies and accretive to BRMR in 2019 (17.0%) and 2020 (8.0%) for the pro forma case including Expected Synergies. Using Case IV pricing, Barclays noted that pro forma cash flow per share would be accretive to BRMR in 2019 (5.0%) and dilutive in 2020 (-6.0%) for the pro forma case excluding Expected Synergies and accretive to BRMR in 2019 (15.0%) and 2020 (8.0%) for the pro forma case including Expected Synergies. Barclays also noted that using Case I pricing, pro forma cash flow per share would be dilutive to Eclipse in 2019 (-4.0%) and accretive in 2020 (7.0%) for the pro forma case excluding Expected Synergies and accretive to Eclipse in 2019 (6.0%) and 2020 (26.0%) for the pro forma case including Expected Synergies. Using Case IV pricing, Barclays noted that pro forma cash flow per share would be dilutive to Eclipse in 2019 (-3.0%) and accretive in 2020 (5.0%) for the pro forma case excluding Expected Synergies and accretive to Eclipse in 2019 (6.0%) and 2020 (21.0%) for the pro forma case including Expected Synergies. Lastly, using the midpoint of the Case I price scenario, Barclays noted that pro forma NAV per share would be accretive to BRMR for both the pro forma case excluding Expected Synergies (4.0%) and the pro forma case including Expected Synergies (97.0%). Using the midpoint of the Case IV price scenario, Barclays noted that NAV per share would be accretive to BRMR for both the pro forma case excluding Expected Synergies (12.0%) and the pro forma case including Expected Synergies (89.0%). Barclays also noted that using the midpoint of the Case I price scenario, pro forma NAV per share would be dilutive to Eclipse for the pro forma case excluding Expected Synergies (-3.0%) and accretive to Eclipse for the pro forma case including Expected Synergies (85.0%). Using the midpoint of the Case IV price scenario, Barclays noted that NAV per share would be dilutive to Eclipse for the pro forma case excluding Expected Synergies (-7.0%) and accretive to Eclipse pro forma case including Expected Synergies (56.0%).

Historical Share Price Analysis

To provide background information and perspective to the historical share prices for BRMR and Eclipse common stock, Barclays reviewed the daily historical closing prices of BRMR common stock for the period from May 10, 2016 to August 16, 2018 and Eclipse common stock for the period from June 19, 2014 to August 16, 2018. To illustrate the trend in the historical trading prices of BRMR common stock, Barclays compared the trading prices of BRMR common stock for the period from August 16, 2017 to August 16, 2018 with the relative stock price performance of Eclipse common stock during that same period.

Historical Exchange Ratio Analysis

Barclays also reviewed the implied relative exchange ratio based on the share prices for BRMR and Eclipse as of 5 and 30 days prior to August 16, 2018; the 52-week high share price for BRMR and Eclipse respectively; and the 5-day, 10-day, 30-day, 90-day average share prices for BRMR and Eclipse as of August 16, 2018. This analysis implied relative exchange ratios from 3.4897 to 4.3611 shares of Eclipse common stock per share of BRMR common stock. Barclays determined that the median relative exchange ratio based on the closing share prices for BRMR and Eclipse from August 16, 2017 to August 16, 2018 was 3.9200. Barclays noted that the exchange ratio of 4.4259 for the merger was above the exchange ratio ranges calculated by Barclays’ historical exchange ratio analysis.

General

Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The BRMR board selected Barclays because of its familiarity with BRMR and its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as substantial experience in transactions comparable to the merger.

Barclays is acting as financial advisor to BRMR in connection with the merger. As compensation for its services in connection with the merger, BRMR paid Barclays a fee of $1,000,000 upon the delivery of Barclays’ opinion. Additional compensation of approximately $4.5 million will be payable on completion of the merger, less the amount paid for the opinion, and an additional fee of $2.5 million may be payable at such time at the discretion of BRMR. In addition, BRMR has agreed to reimburse Barclays for a portion of its reasonable out-of-pocket expenses incurred in connection with the merger and to indemnify Barclays for certain liabilities that may arise out of its engagement by BRMR and the rendering of Barclays’ opinion. Barclays has performed various investment banking and financial services for BRMR, Eclipse and certain of their affiliates in the past, and is likely to perform such services in the future, and has received, and is likely to receive, customary fees for such services. However, in the past two years Barclays has not performed any investment banking services for either BRMR or Eclipse.

Barclays and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays and affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of BRMR and Eclipse and their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

Eclipse Unaudited Forecasted Financial Information

Eclipse does not, as a matter of course, make public long-term forecasts or internal projections as to future performance, revenues, production, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with its evaluation of the merger, Eclipse’s management prepared certain unaudited internal financial forecasts with respect to Eclipse that were provided to the Eclipse board and to Jefferies in connection with its preparation of its fairness opinion. The inclusion of this information should not be regarded as an indication that any of Eclipse, its advisors or other representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future performance or events, or that it should be construed as financial guidance, and such summary projections set forth below should not be relied on as such.

This information was prepared solely for internal use and is subjective in many respects. While presented with numeric specificity, the unaudited forecasted financial information reflects numerous estimates and assumptions that are inherently uncertain and may be beyond the control of Eclipse’s management, including, among others, Eclipse’s future results, oil and gas industry activity, commodity prices, demand for natural gas and crude oil, the availability of financing to fund the exploration and development costs associated with the respective projected drilling programs, general economic and regulatory conditions and other matters described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” The unaudited forecasted financial information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Eclipse can give no assurance that the unaudited forecasted financial information and the underlying estimates and assumptions will be realized. In addition, since the unaudited forecasted financial information covers multiple years, such information by its nature becomes less predictive with each successive year. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the unaudited forecasted financial information to be inaccurate include, but are not limited to, risks and uncertainties relating to its business, industry performance, the regulatory environment, general business and economic conditions and other matters described under the section of this consent solicitation statement/information statement/prospectus entitled “Risk Factors.” See also the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Where You Can Find More Information.”

The unaudited forecasted financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Eclipse’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited forecasted financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of the independent registered public accounting firm to Eclipse contained in its Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated by reference into this consent solicitation statement/information statement/prospectus, relates to historical financial information of Eclipse, and such report does not extend to the projections included below and should not be read to do so.

Furthermore, the unaudited forecasted financial information does not take into account any circumstances or events occurring after the date it was prepared. Eclipse can give no assurance that, had the unaudited forecasted financial information been prepared either as of the date of the merger agreement or as of the date of this consent solicitation statement/information statement/prospectus, similar estimates and assumptions would be used. Except as required by applicable securities laws, Eclipse does not intend to, and disclaims any obligation to, make publicly available any update or other revision to the unaudited forecasted financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even if any or all of the underlying assumptions are shown to be in error, including with respect to the accounting treatment of the merger under GAAP, or to reflect changes in general economic or industry conditions. The unaudited forecasted financial information does not take into account all of the possible financial and other effects of the merger on Eclipse, the effect on Eclipse of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the unaudited forecasted financial information does not take into account the effect on Eclipse of any possible failure of the merger to occur. None of Eclipse or its affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any Eclipse or BRMR stockholder or other person regarding Eclipse’s ultimate performance compared to the information contained in the unaudited forecasted financial information or that the forecasted results will be achieved. The inclusion of the unaudited forecasted financial information herein should not be deemed an admission or representation by Eclipse, its advisors or any other person that it is viewed as material information of Eclipse, particularly in light of the inherent risks and uncertainties associated with such forecasts. The summary of the unaudited forecasted financial information included below is not being included to influence any BRMR stockholder’s decision of whether to deliver a written consent to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement, but is being provided solely because it was made available to the Eclipse board and Eclipse’s financial advisor in connection with the merger.

In light of the foregoing, and considering that the written consents of BRMR stockholders are being solicited several months after the unaudited forecasted financial information was prepared, as well as the uncertainties inherent in any forecasted information, BRMR stockholders are cautioned not to place undue reliance on such information, and Eclipse urges you to review Eclipse’s most recent SEC filings for a description of Eclipse’s reported financial results included therein. See the section entitled “Where You Can Find More Information.”

In preparing the unaudited forecasted financial information described below, the management team of Eclipse used the following price assumptions for the second half of 2018 and the years 2019 through 2023, which are based on NYMEX Strip Pricing as of August 22, 2018:

	2H 2018E	2019E	2020E	2021E	2022E	2023E
BENCHMARK PRICING
Natural Gas ($/MMBtu)	$2.95	$2.83	$2.65	$2.59	$2.61	$2.76
Oil ($/Bbl)	$68.09	$65.37	$61.95	$59.29	$57.52	$56.98

The following table sets forth certain summarized prospective financial and operating information regarding Eclipse for the second half of 2018 and the years 2019 through 2023—based on the respective price assumptions indicated above—which information was prepared by Eclipse management and provided to Jefferies and the Eclipse board. Jefferies was instructed to use and rely upon the prospective financial and operating information regarding Eclipse and BRMR prepared by Eclipse management as the basis for its analysis in rendering its opinion described in the section of this consent solicitation statement/information statement/prospectus entitled “The Merger—Opinion of Jefferies, Eclipse’s Financial Advisor”.

	2H 2018E	2019E	2020E	2021E	2022E	2023E
NET DAILY PRODUCTION (MMcfe/d)
Eclipse	357	364	568	780	858	808
ADJUSTED EBITDA ($MM)
Eclipse	$130	$214	$321	$372	$436	$496
DRILLING AND COMPLETION CAPITAL EXPENDITURES ($MM)
Eclipse	$89	$298	$352	$374	$325	$374

BRMR Unaudited Forecasted Financial Information

BRMR does not, as a matter of course, make public long-term forecasts or internal projections as to future performance, revenues, production, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with its evaluation of the merger, BRMR’s management prepared certain unaudited financial forecasts with respect to BRMR that were provided to the BRMR board and to Barclays in connection with the preparation of its fairness opinion. The inclusion of this information should not be regarded as an indication that any of BRMR, its advisors or other representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future performance or events, or that it should be construed as financial guidance, and the summary financial forecast information set forth below should not be relied on as such.

This information was prepared solely for internal use and is subjective in many respects. While presented with numeric specificity, the unaudited forecasted financial information reflects numerous estimates and assumptions that are inherently uncertain and may be beyond the control of BRMR’s management, including, among others, BRMR’s future results, oil and gas industry activity, commodity prices, demand for natural gas, NGLs and crude oil, the availability of financing to fund the exploration and development costs associated with the projected drilling programs, general economic and regulatory conditions and other matters described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” The unaudited forecasted financial information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and therefore is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. BRMR can give no assurance that the unaudited forecasted financial information and the underlying estimates and assumptions will be realized. In addition, because the unaudited forecasted financial information covers multiple years, such information by its nature becomes less predictive with each successive year. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the unaudited forecasted financial information to be inaccurate include, but are not limited to the risks and uncertainties noted above.

The unaudited forecasted financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither BDO USA, LLP, BRMR’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited forecasted financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

Furthermore, the unaudited forecasted financial information does not take into account any circumstances or events occurring after the date it was prepared. BRMR can give no assurance that, had the unaudited forecasted financial information been prepared either as of the date of the merger agreement or as of the date of this consent solicitation statement/information statement/prospectus, similar estimates and assumptions would be used. Except as required by applicable securities laws, BRMR and Eclipse do not intend to, and disclaim any obligation to, make publicly available any update or other revision to the unaudited forecasted financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even if any or all of the underlying assumptions are shown to be in error or to reflect changes in general economic or industry conditions. The unaudited forecasted financial information does not take into account all of the possible financial and other effects on BRMR of the merger, the effect on BRMR of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed or the effect of any business or strategic decisions or actions that would or may have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the unaudited forecasted financial information does not take into account the effect on BRMR of any possible failure of the merger to occur. None of BRMR, Eclipse or their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any BRMR or Eclipse stockholder or other person regarding BRMR’s ultimate performance compared to the information contained in the unaudited forecasted financial information or that the forecasted results will be achieved.

The inclusion of the unaudited forecasted financial information herein should not be deemed an admission or representation by BRMR, Eclipse their respective advisors or any other person that it is viewed as material information of BRMR or Eclipse, particularly in light of the inherent risks and uncertainties associated with such forecasts. The summary of the unaudited forecasted financial information included below is not being included to influence any BRMR stockholder’s decision of whether to deliver a written consent to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement but is being provided solely because it was made available to the BRMR board and BRMR’s financial advisor in connection with the merger.

The unaudited forecasted financial information includes non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP, and non-GAAP financial measures used by BRMR may not be comparable to similarly titled measures used by other companies.

In light of the foregoing, and considering that the written consents of BRMR stockholders are being solicited several months after the unaudited forecasted financial information was prepared, as well as the uncertainties inherent in any forecasted information, BRMR stockholders are cautioned not to place undue reliance on such information. You are encouraged to review BRMR’s historical consolidated financial statements included elsewhere in this consent solicitation statement/information statement/prospectus and the information in the section entitled “Selected Historical Consolidated Financial Data of BRMR.”

In preparing the unaudited forecasted financial information set forth below, BRMR’s management used the following price assumptions for the second half of 2018, 2019 and 2020, which are based on NYMEX Strip Pricing as of August 16, 2018:

	2H 2018E	2019E	2020E
Benchmark pricing
Natural gas ($/MMBtu)	$2.97	$2.81	$2.64
Oil ($/Bbl)	$65.54	$62.64	$59.78

The following table sets forth certain summarized prospective financial and operating information regarding BRMR for the second half of 2018, 2019 and 2020—based on the respective price assumptions indicated above—which information was prepared by BRMR’s management and provided to the BRMR board and Barclays.

	2H 2018E	2019E	2020E
Net daily production (MMcfe/d)	169	235	349
Adjusted EBITDAX ($ in millions)	$55	$144	$193
Cash flow from operations ($ in millions)	$55	$141	$189
Capital expenditures ($ in millions)	$78	$234	$239

In addition to the information set above, BRMR’s management provided to the BRMR board and Barclays certain information regarding cost savings, operating synergies and other strategic benefits expected by BRMR’s management to result from the combination of the businesses of BRMR and Eclipse (referred to in this document as the “Expected Synergies”). Summary information regarding the Expected Synergies is set forth below. The following information is subject to the same general risks, uncertainties and qualifications as those described above with respect to the BRMR unaudited forecasted financial information.

•

Development activity and well mix. The Expected Synergies include increased scale and combined midstream and downstream commitments. These benefits facilitate (i) the optimization of development through a combined three-rig development program, which prioritizes development of high return areas from an increased inventory of high return well locations and optimizes a development well mix for desired corporate returns, and (ii) increased optionality and optimization of midstream and downstream commitments and producer netbacks. BRMR’s planned optimized development program assumes the three-rig program is effective beginning in 2019.

•

Reduced CAPEX. The Expected Synergies include a reduction in development capital expenditures by $24 million in 2019 due to a strategic outlook that contemplates outsourcing gathering operations with respect to production from certain of Eclipse’s Ohio acreage, rather than expend capital on the build out or further development of gathering lines that Eclipse currently operates or is required to operate to gather such production. In addition, the optimized development well mix for 2019 effectively shifts the focus of development towards liquids rich areas with existing nearby midstream infrastructure, which should also reduce midstream development capital requirements.

•

Reduced MVC shortfall payments. The Expected Synergies include a reduction in MVC shortfall payments through 2020 of an aggregate of $21 million due to the combined company’s development plan optimization. The primary drivers are (i) the utilization of BRMR’s NGLs volumes to fill a forecasted near term production shortfall with respect to Eclipse’s NGLs take away commitments and (ii) a development well mix more focused on liquids.

•

Improved realized NGLs prices. The Expected Synergies include an improvement in realized NGLs prices of 5% of WTI oil prices in 2019 and 1.5% of WTI oil prices in 2020, facilitated by expected utilization of BRMR’s current gas processing contract which contemplates ethane rejection and assuming the development of Eclipse’s Marcellus acreage.

•	Expected G&A savings. The Expected Synergies include annual cash G&A expense savings approximately equal to BRMR’s anticipated BRMR standalone annual cash G&A costs, due primarily to expected reduction in salaries and wages, professional services costs and software costs as a result of the merger. BRMR anticipates that these savings will be fully realized by midyear 2019.

BRMR management also made an adjustment to Eclipse’s forecasted dry gas initial production rates due to planned shorter lateral lengths as part of the 2019 and beyond development program of the combined company (14,000 - 15,000 foot average lateral lengths are planned for 2019). In this regard, BRMR anticipates dry gas initial production rates to average 4-7 MMcf/d less on Eclipse’s dry gas acreage compared to Eclipse’s standalone model. BRMR assumes these reduced dry gas initial production rates are effective for 2019.

Regulatory Approvals

Although the merger agreement includes covenants of the parties with respect to the making of any required filings under the HSR Act and efforts to obtain the expiration or early termination of the waiting period under the HSR Act, Eclipse and BRMR have determined that no filing under the HSR Act is required in connection with the merger. Neither Eclipse nor BRMR is aware of any material governmental approvals or actions that are required for completion of the merger. It is presently contemplated that if any such additional material governmental approvals or actions are required, those approvals or actions will be sought.

For additional information, see the section entitled “The Merger Agreement—HSR and Other Regulatory Approvals”.

Interests of Eclipse Directors and Executive Officers in the Merger

The directors and executive officers of Eclipse have interests in the merger that may be different from, or in addition to, the interests of Eclipse stockholders generally. These interests may present such directors and executive officers with actual or potential conflicts of interest. The members of the Eclipse board were aware of and considered them, among other matters, in approving the merger agreement and in making its recommendation that the Eclipse stockholders approve, among other matters, the Eclipse stock issuance. See “—The Eclipse Board’s Reasons for the Merger.”

These interests include, but are not limited to, the following:

Executive Officer Severance Arrangements

Eclipse has entered into separation and release agreements with certain of its executive officers providing for certain payments and other benefits in connection with the consummation of the merger (see “Executive Officer Severance Arrangements”).

Management and Directors of Eclipse Upon Consummation of the Merger

Oleg Tolmachev, the Executive Vice President and Chief Operating Officer of Eclipse, will continue to serve the combined company in that capacity immediately following the merger (see “Management of Eclipse Upon Consummation of the Merger”).

Mark E. Burroughs, Jr., Richard D. Paterson, D. Martin Phillips, Douglas E. Swanson, Jr. and Robert L. Zorich, currently directors of Eclipse, will each retain their position as a director of Eclipse immediately following the merger (see “Management of Eclipse Upon Consummation of the Merger”). The Eclipse board after the merger will include the current directors from the Eclipse board described above as well as five new directors designated by BRMR as described in “Management of Eclipse Upon Consummation of the Merger”.

Except as described above, none of Eclipse’s directors or executive officers is a party to, or participates in any, Eclipse plan, program, or arrangement that provides such director or executive officer with any kind of compensation that is based on or otherwise relates to the completion of the merger.

Board of Directors and Management of Eclipse Following Completion of the Merger

Directors and Officers of Eclipse

Prior to the effective time of the merger, Eclipse will take all actions necessary to cause the Eclipse board as of and immediately following the effective time of the merger to consist of a total of ten directors consisting of the persons designated as follows:

•

Eclipse will designate five of such ten directors prior to the effective time of the merger. Of such five designees, at least three will qualify as “independent directors” under the listing standards of the NYSE and the applicable rules of the SEC, and at least one of such independent director designees will qualify as “independent” pursuant to Rule 10A-3(b)(1) under the Exchange Act and will qualify as an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K; and

•

BRMR will designate five of such ten directors prior to the effective time of the merger. Of such five designees, at least three will qualify as “independent directors” under the listing standards of the NYSE and the applicable rules of the SEC, and (i) at least two of such independent director designees will qualify as “independent” pursuant to Rule 10A-3(b)(1) under the Exchange Act, and (ii) one such designees will be John Reinhart, the Chief Executive Officer of BRMR as of the date of the merger agreement (or, if Mr. Reinhart is unable to serve, another person designated by Eclipse and BRMR).

From and after the effective time of the merger, such directors will serve as such until their respective successors are duly elected or appointed and qualified or their earlier resignation or removal; provided, however, that one of the directors designated by BRMR will resign on the first anniversary of the effective time of the merger and the Eclipse board will be reduced to consist of a total of nine directors. For information regarding the persons expected to be the directors of Eclipse upon consummation of the merger, see the section entitled “Management of Eclipse Upon Consummation of the Merger.”

Prior to the effective time of the merger, Eclipse will take all actions necessary to cause the officers of Eclipse as of and immediately following the effective time of the merger to be the individuals listed on the disclosure letter delivered by Eclipse to BRMR in connection with the merger agreement, or, in certain cases, a replacement for such individual.

From and after the effective time of the merger, such officers will serve until their resignation or removal from office by the Eclipse board. Prior to the effective time of the merger, Eclipse will take all actions necessary to cause the resignation or removal of each officer of Eclipse who will not be an officer of Eclipse as of and after the effective time of the merger as provided in the merger agreement from all offices and positions held by such person with Eclipse or any of its subsidiaries, with such resignation or removal to be effective as of the effective time of the merger. For information regarding the persons expected to be the executive officers of Eclipse upon consummation of the merger, see the section entitled “Management of Eclipse Upon Consummation of the Merger.”

Directors and Officers of the Surviving Corporation

At the effective time, the directors of the surviving corporation will be John Reinhart and Oleg Tolmachev, each to hold office in accordance with the certificate of incorporation and bylaws of the surviving corporation until their respective successors are duly elected or appointed and qualified or their earlier removal or resignation. At the effective time, the officers of the surviving corporation will be the individuals listed on the disclosure letter delivered by Eclipse to BRMR in connection with the merger agreement, or, in certain cases, a replacement for such individual. The executive officers of the surviving corporation upon consummation of the merger will be the same as the executive officers of Eclipse upon consummation of the merger. Each of such officers will hold office in accordance with the certificate of incorporation and bylaws of the surviving corporation until their respective successors are duly appointed or their earlier removal or resignation.

Interests of BRMR Directors and Executive Officers in the Merger

In considering the recommendation of the BRMR board with respect to the adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement, BRMR stockholders should be aware that the directors and executive officers of BRMR have certain interests in the merger that may be different from, or in addition to, the interests of BRMR stockholders generally. These interests may present such directors and executive officers with actual or potential conflicts of interest.

The BRMR board was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger and making its recommendation that the BRMR stockholders adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement. See “—Recommendation of the BRMR Board and Reasons for the Merger.”

These interests include, but are not limited to, the following:

Management of Eclipse Upon Consummation of the Merger

Pursuant to the terms of the merger agreement, at closing of the merger, certain of BRMR’s directors will become directors of Eclipse, and certain of BRMR’s executive officers will become executive officers of Eclipse. See “Management of Eclipse Upon Consummation of the Merger.”

Indemnification and Insurance

The merger agreement provides for the indemnification of the current and former directors and officers of BRMR and its subsidiaries by Eclipse and BRMR (as the surviving corporation of the merger) after closing of the merger for claims and liabilities related to acts and omissions prior to or at the closing of the merger. The merger agreement also requires Eclipse to obtain, or cause BRMR (as the surviving corporation of the merger) to obtain, directors’ and officers’ liability insurance tail policies with respect to matters, acts or omissions existing or occurring at or prior to closing of the merger for persons who are currently covered under BRMR’s existing policy. See “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance.”

BRMR Equity Incentive Awards.

The majority of BRMR’s directors and executive officers hold BRMR RSUs, BRMR PIAs and/or shares of BRMR restricted stock. As more fully described under “—Treatment of BRMR Equity Awards,” as result of the consummation of the merger:

•

outstanding BRMR RSUs will vest in full, and the holders of BRMR RSUs will (i) be entitled to elect to receive shares of Eclipse common stock, cash or a combination thereof in respect of their BRMR RSUs, in the case of BRMR RSUs the terms of which provide for such an election, or (ii) receive shares of Eclipse common stock, in the case of other BRMR RSUs;

•	holders of outstanding BRMR PIAs will be entitled to receive shares of Eclipse common stock in respect of their BRMR PIAs; and

•

all outstanding unvested shares of BRMR restricted stock will vest in full, and the holders of such shares of BRMR restricted stock will be entitled to receive the merger consideration for such shares.

For illustrative purposes, the following table sets forth, for each of BRMR’s directors and executive officers, the estimated values (on a pre-tax basis) of (i) the accelerated vesting of their shares of BRMR restricted stock, (ii) the shares of Eclipse common stock they will be entitled to receive in respect of their BRMR PIAs and (iii) the cash or shares of Eclipse common stock they will be entitled to receive in respect of their vested BRMR RSUs and their BRMR RSUs that will vest upon closing of the merger. The estimated values have been calculated assuming that (i) the closing of the merger occurs on December 15, 2018, (ii) unvested shares of BRMR restricted stock outstanding as of the date of this consent solicitation statement/information statement/prospectus do not otherwise vest prior to the completion of the merger, (iii) the closing price of the Eclipse common stock on the NYSE on the closing date of the merger is $1.43 (which is equal to the average closing price of the Eclipse common stock on the NYSE over the first five business days following the first public announcement of the merger), and (iv) none of BRMR’s directors or executive officers receives any additional equity grants prior to completion of the merger. The actual values BRMR’s directors and executive officers will receive in connection with merger in respect of these equity awards will not be determinable until the closing of trading on the NYSE on the closing date of the merger. For additional information regarding these BRMR equity awards, see “—Treatment of BRMR Equity Awards” and “Management of Eclipse Upon Consummation of the Merger—Certain Information Regarding Executive Officers and Directors of BRMR—Executive Compensation” and “—Director Compensation.” With respect to BRMR’s executive officers, see also “—Merger-Related Compensation” below.

Name	Unvested Restricted Stock	Restricted Stock Units	Performance Interest Awards
John K. Reinhart	$527,994	—	$4,613,412
Michael C. Jennings	—	$208,333	—
Eugene I. Davis	$78,423	$129,910	—
Don Dimitrievich	—	—	—
Matthew McCann	$78,423	$63,290	—
Paul R. Smith	—	$141,713	—
Michael Hodges	—	—	—
Michael Koy	$265,320	—	$1,400,545
Paul M. Johnston	—	$477,507	$588,806
Matthew Rucker	$159,194	—	$561,070

Repayment of BRMR Senior Term Loan Facility

Don Dimitrievich, a director of BRMR, is a Managing Director at HPS Investment Partners, LLC (“HPS”). HPS is administrative agent for, and certain affiliates of HPS are the lenders under, BRMR’s senior term loan facility. Pursuant to the merger agreement, Eclipse will cause the Senior Term Loan Facility to be repaid in full on the closing date of the merger. For additional information regarding the senior term loan facility, see “The Merger—Treatment of Indebtedness” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of BRMR—Credit Facilities—Senior Term Loan Facility.”

Merger-Related Compensation

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation of each of the BRMR Named Executive Officers (as identified under “Management of Eclipse Upon Consummation of the Merger—Certain Information Regarding Executive Officers and Directors of BRMR—Executive Compensation”) that is based on or otherwise relates to the merger and that will or may become payable to the BRMR Named Executive Officers at the completion of the merger or on a qualifying termination of employment upon or following the consummation of the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use that term to describe the merger-related compensation payable to the BRMR Named Executive Officers.

The table below sets forth, for the purposes of this golden parachute disclosure, the amount of payments and benefits (on a pre-tax basis) that each of the BRMR Named Executive Officers would receive using the following assumptions: (i) the closing of the merger occurs on December 15, 2018, (ii) each BRMR Named Executive Officer experiences a qualifying termination at such time, (iii) each BRMR Named Executive Officer’s base salary and annual target bonus remain unchanged from that in effect as of the date of this consent solicitation statement/information statement/prospectus, (iv) unvested shares of BRMR restricted stock outstanding as of the date of this consent solicitation statement/information statement/prospectus do not otherwise vest prior to the completion of the merger, (v) the closing price of the Eclipse common stock on the NYSE on the closing date of the merger is $1.43 (which is equal to the average closing price of the Eclipse common stock on the NYSE over the first five business days following the first public announcement of the merger), (vi) none of the BRMR Named Executive Officers receives any additional equity grants prior to completion of the merger and (vii) each BRMR Named Executive Officer has properly executed any required releases and complied with all requirements (including any applicable restrictive covenants) necessary in order to receive the payments and benefits. Some of the assumptions used in the table below are based upon information not currently available and, as a result, the actual amounts to be received by any of the BRMR Named Executive Officers may differ materially from the amounts set forth in the table.

For additional information regarding the agreements and equity awards under which the BRMR Named Executive Officers would be entitled to receive the golden parachute compensation, see “Management of Eclipse Upon Consummation of the Merger—Certain Information Regarding Executive Officers and Directors of BRMR—Executive Compensation.”

Name	Cash(1)	Equity(2)	Total
John K. Reinhart	$1,368,912	$5,141,406	$6,510,318
Paul M. Johnston	$186,688	$1,066,313	$1,253,001
Matthew Rucker	$179,220	$720,264	$899,484

(1)

The amount shown in this column for each BRMR Named Executive Officer consists of a lump sum cash severance payment equal to the sum of (i) two times (for Mr. Reinhart) or 0.5 times (for Messrs. Johnston and Rucker) the BRMR Named Executive Officer’s base salary and (ii) a pro rata portion (for Mr. Reinhart) or 50% (for Messrs. Johnston and Rucker) of the BRMR Named Executive Officer’s target bonus for 2018 (calculated, in the case of Mr. Reinhart, at 100% of base salary and, in the case of Messrs. Johnston and Rucker, at 45% of base salary). The severance payments are considered to be double-trigger payments, which means that both a Change in Control (as defined in the BRMR Named Executive Officers’ employment agreements with BRMR), such as the merger, and a qualifying termination of employment must occur prior to any payment being provided to the BRMR Named Executive Officer.

(2)

The amount shown in this column for each BRMR Named Executive Officer reflects the estimated values of (i) the accelerated vesting of the BRMR Named Executive Officer’s shares of BRMR restricted stock (for Mr. Reinhart and Mr. Rucker), (ii) the shares of Eclipse common stock the BRMR Named Executive Officer will be entitled to receive in respect of his BRMR PIA (for each of the BRMR Named Executive Officers) and (iii) the cash or shares of Eclipse common stock the BRMR Named Executive Officer will be entitled to receive in respect of his vested BRMR RSUs and his BRMR RSUs that will vest upon closing of the merger (for Mr. Johnston).

Treatment of BRMR Equity Awards

The merger agreement provides for the following treatment of BRMR equity awards in the merger, consistent with the terms of the applicable BRMR equity plan and/or equity award agreement:

BRMR Restricted Stock Units

Each outstanding BRMR RSU will vest in full at the effective time of the merger. Each BRMR RSU is the equivalent of one share of BRMR common stock. Except as described below with respect to certain BRMR RSUs granted to directors of BRMR, each holder of outstanding BRMR RSUs will be entitled to elect, no later than five business days prior to the closing date, whether to receive in the merger for such BRMR RSUs (i) the merger consideration (including cash in lieu of fractional shares) for each share of BRMR common stock subject to such holder’s BRMR RSUs, (ii) cash equal to the product of (A) the number of shares of BRMR common stock subject to such holder’s BRMR RSUs multiplied by (B) (1) the closing price of Eclipse common stock on the NYSE on the closing date multiplied by (2) the exchange ratio, or (iii) a combination thereof, subject to the provisions related to withholding taxes described below.

The foregoing does not apply to BRMR RSUs granted to directors of BRMR as their one-time “charter equity grant,” the terms of which do not provide for such an election. Holders of these other BRMR RSUs will receive the merger consideration (including cash in lieu of fractional shares) for each share of BRMR common stock subject to such BRMR RSUs, after giving effect to an adjustment to the number of such BRMR RSUs in connection with the merger pursuant to the terms of the applicable award agreement, subject to the provisions related to withholding taxes described below. The effect of these adjustments will be to reduce the number of BRMR RSUs subject to each award agreement by 50%, based on the “vesting date equity value” of BRMR as determined by the BRMR board under the applicable award agreement.

In connection with the delivery of shares of Eclipse common stock to each holder of a BRMR RSU that will receive the merger consideration in respect of the shares of BRMR common stock subject to such BRMR RSU in accordance with the foregoing, Eclipse will withhold from such delivery a number of shares of Eclipse common stock (valued at the closing price of Eclipse common stock on the NYSE on the closing date) sufficient to cover any withholding taxes required in connection with such delivery in lieu of requiring such holder to pay such withholding taxes in cash.

For additional information regarding BRMR RSUs, see “Management of Eclipse Upon Consummation of the Merger—Certain Information Regarding Executive Officers and Directors of BRMR—Executive Compensation” and “—Director Compensation.”

BRMR Performance Interest Awards

Each holder of a BRMR PIA will receive as a result of the merger in respect of such holder’s BRMR PIA the merger consideration (including cash in lieu of fractional shares) for a number of shares of BRMR common stock equal to (i) the “Performance Interest Stock Value” (as defined in and determined by the BRMR board under the applicable award agreement governing such BRMR PIA) divided by (ii) (A) the closing price of Eclipse common stock on the NYSE on the closing date multiplied by (B) the exchange ratio, subject to the provisions related to withholding taxes described below.

In connection with the delivery of shares of Eclipse common stock to each holder of a BRMR PIA, Eclipse will withhold from such delivery a number of shares of Eclipse common stock (valued at the closing price of Eclipse common stock on the NYSE on the closing date) sufficient to cover any withholding taxes required in connection with such delivery in lieu of requiring such holder to pay such withholding taxes in cash.

For additional information regarding BRMR PIAs, see “Management of Eclipse Upon Consummation of the Merger—Certain Information Regarding Executive Officers and Directors of BRMR—Executive Compensation.”

BRMR Restricted Stock

Each outstanding share of BRMR restricted stock will vest in full at the effective time of the merger, and the holders thereof will be entitled to receive the merger consideration (including cash in lieu of fractional shares) for such shares of BRMR restricted stock, subject to the provisions related to withholding taxes described below.

In connection with the vesting of the shares of BRMR restricted stock, BRMR will redeem or otherwise acquire from each holder of shares of BRMR restricted stock a number of shares of BRMR common stock (valued at the closing price of Eclipse common stock on the NYSE on the closing date multiplied by the exchange ratio) sufficient to cover any withholding taxes required in connection with such vesting in lieu of requiring such holder to pay such withholding taxes in cash. Any shares of BRMR restricted stock so redeemed or acquired will be treated as excluded shares and therefore will not be converted into the right to receive the merger consideration in the merger.

For additional information regarding BRMR restricted stock, see “Management of Eclipse Upon Consummation of the Merger—Certain Information Regarding Executive Officers and Directors of BRMR—Executive Compensation” and “—Director Compensation.”

Executive Officer Severance Arrangements

On August 24, 2018, Eclipse entered into separation and release agreements with certain of its executive officers. The separation and release agreements provide for the following (all unit counts are described on a pre-split basis):

•

Separation and Release Agreement with Benjamin W. Hulburt, Chairman, President and Chief Executive Officer. Pursuant to the separation and release agreement, Mr. Hulburt has agreed that, unless his employment terminates earlier, his employment will terminate on the closing of the transactions contemplated by the merger agreement, and has agreed (contingent upon such closing) to resign from the Eclipse board. If Mr. Hulburt remains employed with Eclipse through the earlier of the closing of the transactions contemplated by the merger agreement, his termination without cause (as defined in his employment agreement), or his termination for good reason (as defined in his employment agreement), he will receive, among other things, (i) accrued benefits, including unpaid but earned base salary through his separation date, benefits or compensation due to him under Eclipse’s benefits plans, unreimbursed business expenses and continuing indemnification rights, (ii) a cash severance payment of $3,672,000, which is equal to three times the sum of his base salary as of the separation date and his 2018 target bonus, (iii) a pro rata target annual bonus equal to the product of $612,000 and the percentage of days that have elapsed in the 2018 calendar year through his separation date, (iv) the accelerated vesting of 1,224,021 outstanding and unvested performance stock units, with his remaining outstanding and unvested performance units being forfeited and cancelled, (v) the accelerated vesting of 970,081 outstanding and unvested restricted stock units, (vi) a cash payment equal to the value of accrued but unused paid time off (without regard to any annual accrual limits), and (vii) if Mr. Hulburt elects coverage under Eclipse’s group health plans under COBRA, reimbursement for the monthly premiums for such coverage for a period of up to 18 months. With the exception of the accrued benefits, Eclipse’s obligation to make the payments described above is conditioned upon Mr. Hulburt’s signing and non-revocation of a release of claims and compliance with certain restrictive covenants contained in his employment agreement and in the separation and release agreement. The severance payments and benefits under the separation and release agreement will be received in lieu of the payments and benefits that would have been received under Mr. Hulburt’s employment agreement for termination without cause.

•

Separation and Release Agreement with Matthew R. DeNezza, Executive Vice President and Chief Financial Officer. Pursuant to the separation and release agreement, as amended, Mr. DeNezza has agreed that, unless his employment terminates earlier, his employment will terminate on the closing of the transactions contemplated by the merger agreement. If Mr. DeNezza remains employed with Eclipse through the earlier of the closing of the transactions contemplated by the merger agreement, his termination without cause (as defined in his employment agreement), or his termination for good reason (as defined in his employment agreement), he will receive, among other things, (i) accrued benefits, including unpaid but earned base salary through his separation date, benefits or compensation due to him under Eclipse’s benefits plans, unreimbursed business expenses and continuing indemnification rights, (ii) a cash severance payment of $1,441,668, which is equal to two times the sum of his base salary as of the separation date and his 2018 target bonus, (iii) a pro rata target annual bonus equal to the product of $331,194 and the percentage of days that have elapsed in the 2018 calendar year through his separation date, (iv) the accelerated vesting of 593,282 outstanding and unvested performance stock units, with his remaining outstanding and unvested performance units being forfeited and cancelled, (v) the accelerated vesting of 486,684 outstanding and unvested restricted stock units, (vi) a cash payment equal to the value of accrued but unused paid time off (without regard to any annual accrual limits), and (vii) if Mr. DeNezza elects coverage under Eclipse’s group health plans under COBRA, reimbursement for the monthly premiums for such coverage for a period of up to 18 months. With the exception of the accrued benefits, Eclipse’s obligation to make the payments described above is conditioned upon Mr. DeNezza’s signing and non-revocation of a release of claims and compliance with certain restrictive covenants contained in his employment agreement and in the separation and release agreement. The severance payments and benefits under the separation and release agreement will be received in lieu of the payments and benefits that would have been received under Mr. DeNezza’s employment agreement for termination without cause.

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Separation and Release Agreement with Christopher K. Hulburt, Executive Vice President, Secretary and General Counsel. Pursuant to the separation and release agreement, Mr. Hulburt has agreed that, unless his employment terminates earlier, his employment will terminate on the closing of the transactions contemplated by the merger agreement, and has agreed (contingent upon such closing) to resign from the Eclipse board. If Mr. Hulburt remains employed with Eclipse through the earlier of the closing of the transactions contemplated by the merger agreement, his termination without cause (as defined in his employment agreement), or his termination for good reason (as defined in his employment agreement), he will receive, among other things, (i) accrued benefits, including, unpaid but earned base salary through his separation date, benefits or compensation due to him under Eclipse’s benefits plans, unreimbursed business expenses and continuing indemnification rights, (ii) a cash severance payment of $1,283,160, which is equal to two times the sum of his base salary as of the separation date and his 2018 target bonus, (iii) a pro rata target annual bonus equal to the product of $294,780 and the percentage of days that have elapsed in the 2018 calendar year through his separation date, (iv) the accelerated vesting of 536,895 outstanding and unvested performance stock units, with his remaining outstanding and unvested performance units being forfeited and cancelled, (v) the accelerated vesting of 427,122 outstanding and unvested restricted stock units, (vi) a cash payment equal to the value of accrued but unused paid time off (without regard to any annual accrual limits), and (vii) if Mr. Hulburt elects coverage under Eclipse’s group health plans under COBRA, reimbursement for the monthly premiums for such coverage for a period of up to 18 months. With the exception of the accrued benefits, Eclipse’s obligation to make the payments described above is conditioned upon Mr. Hulburt’s signing and non-revocation of a release of claims and compliance with certain restrictive covenants contained in his employment agreement and in the separation and release agreement. The severance payments and benefits under the separation and release agreement will be received in lieu of the payments and benefits that would have been received under Mr. Hulburt’s employment agreement for termination without cause.

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Separation and Release Agreement with Thomas S. Liberatore, Executive Vice President, Corporate Development and Geosciences. Pursuant to the separation and release agreement, Mr. Liberatore has agreed that, unless his employment terminates earlier, his employment will terminate on the closing of the transactions contemplated by the merger agreement. If Mr. Liberatore remains employed with Eclipse through the earlier of the closing of the transactions contemplated by the merger agreement, his termination without cause (as defined in his employment agreement), or his termination for good reason (as defined in his employment agreement), he will receive, among other things, (i) accrued benefits, including, unpaid but earned base salary through his separation date, benefits or compensation due to him under Eclipse’s benefits plans, unreimbursed business expenses and continuing indemnification rights, (ii) a cash severance payment of $1,139,748, which is equal to two times the sum of his base salary as of the separation date and his 2018 target bonus, (iii) a pro rata target annual bonus equal to the product of $261,834 and the percentage of days that have elapsed in the 2018 calendar year through his separation date, (iv) the accelerated vesting of 468,322 outstanding and unvested performance stock units, with his remaining outstanding and unvested performance units being forfeited and cancelled, (v) the accelerated vesting of 361,472 outstanding and unvested restricted stock units, (vi) a cash payment equal to the value of accrued but unused paid time off (without regard to any annual accrual limits), and (vii) if Mr. Liberatore elects coverage under Eclipse’s group health plans under COBRA, reimbursement for the monthly premiums for such coverage for a period of up to 18 months. With the exception of the accrued benefits, Eclipse’s obligation to make the payments described above is conditioned upon Mr. Liberatore’s signing and non-revocation of a release of claims and compliance with certain restrictive covenants contained in his employment agreement and in the separation and release agreement. The severance payments and benefits under the separation and release agreement will be received in lieu of the payments and benefits that would have been received under Mr. Liberatore’s employment agreement for termination without cause.

Indemnification and Insurance

Eclipse and the surviving corporation have agreed to, jointly and severally, indemnify, defend and hold harmless each person who is now, or has been at any time prior to August 25, 2018 or who becomes prior to the effective time of the merger, a director or officer of BRMR or any of its subsidiaries or who acts as a fiduciary under any employee benefit plan sponsored, maintained or contributed to by BRMR or any subsidiary of BRMR, or with respect to which BRMR or any of its subsidiaries has or may have any liability (which we refer to herein as a “BRMR plan”), in each case, when acting in such capacity (whom we refer to as the “indemnified persons”) against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement of, or incurred in connection with, any threatened or actual claim, action, suit, proceeding, investigation, grievance, citation, summons, subpoena, inquiry, hearing, originating application to a tribunal, arbitration or other proceeding or order or ruling to which such indemnified person is a party or is otherwise involved (including as a witness) based on, in whole or in part, or arising out of, in whole or in part, the fact that such person is or was a director or officer of BRMR or any of its subsidiaries, a fiduciary under any BRMR plan or is or was serving at the request of BRMR or any of its subsidiaries as a director, officer or fiduciary of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise, as applicable, or by reason of anything done or not done by such person in any such capacity, whether pertaining to any act or omission occurring or existing prior to or at, but not after, the effective time of the merger and whether asserted or claimed prior to, at or after the effective time of the merger (which liabilities we refer to as “indemnified liabilities”), including all indemnified liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the merger agreement or the transactions contemplated by the merger agreement, in each case to the same extent such indemnified person is indemnified as of the date of the merger agreement by BRMR or its subsidiaries pursuant to the organizational documents of BRMR or the organizational documents of any of BRMR’s subsidiaries, as applicable (and Eclipse and the surviving corporation will, jointly and severally, pay expenses incurred in connection therewith in advance of the final disposition of any such claim, action, suit, proceeding or investigation to each indemnified person to the same extent such indemnified person is indemnified as of the date of the merger agreement by BRMR or its subsidiaries pursuant to the organizational documents of BRMR or the organizational documents of any of BRMR’s subsidiaries, as applicable).

Eclipse and the surviving corporation will not amend, repeal or otherwise modify any provision in the organizational documents of the surviving corporation in any manner that would affect (or manage the surviving corporation or its subsidiaries, with the intent to or in a manner that would affect) adversely the rights of any indemnified person to indemnification, exculpation and advancement except to the extent required by applicable law. Eclipse and the surviving corporation will fulfill and honor any indemnification, expense advancement, or exculpation agreements between BRMR or any of its subsidiaries and any of its directors, officers or employees existing and in effect prior to August 25, 2018.

Eclipse shall obtain or cause the surviving corporation to obtain, and Eclipse will fully prepay immediately prior to the effective time of the merger, “tail” insurance policies with a claims period of at least six years from the effective time of the merger (which we refer to as the “tail period”) from an insurance carrier with the same or better credit rating as BRMR’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as BRMR’s existing policies, subject to a premium cap, with respect to matters, acts or omissions existing or occurring at or prior to, but not after, the effective time of the merger. For additional information, see the section entitled “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance”.

Listing of Eclipse Shares; Halting of Trading of BRMR Shares

If the merger is completed, the shares of Eclipse common stock to be issued in the merger will be listed for trading on the NYSE, and shares of BRMR common stock will cease to be traded on the OTC Grey. Upon completion of the merger, Eclipse will change its name to Montage Resources Corporation, and thereafter the Eclipse common stock will trade on the NYSE under the symbol “MR”.

Accounting Treatment of the Merger

Eclipse prepares its financial statements in accordance with GAAP. The accounting guidance for business combinations requires the use of the acquisition method of accounting for the merger, which requires the determination of the acquirer, the purchase price, the acquisition date, the fair value of assets and liabilities of the acquiree and the measurement of goodwill (if any). Eclipse will be treated as the acquirer for accounting purposes.

Treatment of Indebtedness

In connection with the closing of the merger, Eclipse intends to amend and restate the credit agreement governing its revolving credit facility in order to, among other things, increase the borrowing base from $225 million to approximately $375 million and extend the maturity date thereof to approximately five years after the closing of the merger. Eclipse anticipates that the amended and restated revolving credit facility would be secured by mortgages on substantially all of the combined company’s properties and guaranteed by the combined company’s operating subsidiaries. The amended and restated revolving credit facility may also contain certain financial and affirmative and restrictive covenants, including covenants similar to those in place under Eclipse’s current revolving credit facility. There can be no assurance that Eclipse will successfully amend and restate the credit agreement governing its revolving credit facility on the foregoing terms, on favorable terms, or at all.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement, which was executed on August 25, 2018. The description of the merger agreement in this section and elsewhere in this consent solicitation statement/information statement/prospectus is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A to this consent solicitation statement/information statement/prospectus and is incorporated by reference herein in its entirety. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. You are encouraged to read the merger agreement carefully, and in its entirety, because it is the legal document that governs the merger.

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary are included solely to provide you with information regarding the terms of the merger agreement. Factual disclosures about Eclipse, BRMR, or any of their respective subsidiaries or affiliates contained in this consent solicitation statement/information statement/prospectus or in Eclipse’s or BRMR’s public reports filed with the SEC may supplement, update or modify the factual disclosures about Eclipse or BRMR, as applicable, contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by Eclipse, BRMR and Merger Sub were made solely for the purposes of the merger agreement and as of specific dates and were qualified and subject to important limitations agreed to by Eclipse, BRMR and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to complete the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and, with respect to representations and warranties of Eclipse and Merger Sub, reports and documents filed with the SEC, and in some cases were qualified by the matters contained in the respective disclosure letters that Eclipse and Merger Sub, on the one hand, and BRMR, on the other hand, delivered to each other in connection with the merger agreement, which disclosures were not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this consent solicitation statement/information statement/prospectus, may have changed since August 25, 2018. You should not rely on the merger agreement representations, warranties, covenants or any descriptions thereof as characterizations of the actual state of facts of Eclipse, BRMR and Merger Sub or any of their respective subsidiaries or affiliates.

The Merger

Upon the terms and subject to the conditions of the merger, at the effective time of the merger, Merger Sub will be merged with and into BRMR in accordance with the DGCL. As a result of the merger, the separate existence of Merger Sub will cease and BRMR will continue its existence under the laws of the State of Delaware as the surviving corporation (in such capacity, we sometimes refer to BRMR as the “surviving corporation”).

At the effective time of the merger, the merger will have the effects set forth in the merger agreement and the applicable provisions of the DGCL and all the property, rights, privileges, powers and franchises of each of BRMR and Merger Sub will vest in the surviving corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of BRMR and Merger Sub will become the debts, liabilities, obligations, restrictions, disabilities and duties of the surviving corporation.

Closing

Unless otherwise mutually agreed to in writing between Eclipse and BRMR, the completion of the merger will take place at 9:00 a.m. Central Time on the date that is no later than the second business day following the satisfaction or waiver of the conditions to the completion of the merger (other than any such conditions which by their nature cannot be satisfied until the closing date, which will be required to be so satisfied or (to the extent permitted by applicable law) waived in accordance with the merger agreement on the closing date), or at such other time or on such other date as Eclipse and BRMR may agree in writing. For more information on the conditions to the completion of the merger, please see the section entitled “The Merger Agreement—Conditions to the Completion of the Merger”. We refer to the date on which the completion of the merger occurs as the “closing date.”

Upon the terms and subject to the satisfaction or waiver of the conditions set forth in the merger agreement and the DGCL, as soon as practicable on the closing date after the completion of the merger, a certificate of merger prepared and executed in accordance with the relevant provisions of the DGCL will be filed with the Secretary of State of the State of Delaware and the merger will become effective upon the filing of such certificate of merger with the Secretary of State of the State of Delaware, or at such later time as agreed in writing by Eclipse and BRMR and specified in such certificate of merger.

Organizational Documents; Directors and Officers

Organizational Documents of the Surviving Corporation

At the effective time of the merger, (i) the certificate of incorporation of BRMR in effect immediately prior to the effective time of the merger will be amended and restated so as to read in its entirety as set forth in Annex D to the merger agreement, and as so amended and restated will be the certificate of incorporation of the surviving corporation, until duly amended, in accordance with the provisions of the merger agreement and in accordance with its terms and the DGCL, and (ii) the bylaws of BRMR in effect immediately prior to the effective time of the merger will be amended and restated in their entirety to read as set forth in Annex E to the merger agreement, and as so amended and restated will be the bylaws of the surviving corporation, until duly amended, in accordance with the provisions of the merger agreement and in accordance with its terms, the certificate of incorporation of the surviving corporation, and the DGCL.

Directors and Officers of Eclipse

Prior to the effective time of the merger, Eclipse will take all actions necessary to cause the Eclipse board as of and immediately following the effective time of the merger to consist of a total of ten directors consisting of the persons designated as follows:

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Eclipse will designate five of such ten directors prior to the effective time of the merger. Of such five designees, at least three will qualify as an “independent directors” under the listing standards of the NYSE and the applicable rules of the SEC, and at least one of such independent director designees will qualify as “independent” pursuant to Rule 10A-3(b)(1) of the Exchange Act and will qualify as an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K; and

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BRMR will designate five of such ten directors prior to the effective time of the merger. Of such five designees, at least three will qualify as an “independent directors” under the listing standards of the NYSE and the applicable rules of the SEC, and (i) at least two of such independent director designees will qualify as “independent” pursuant to Rule 10A-3(b)(1) of the Exchange Act, and (ii) one such designees will be John Reinhart, the Chief Executive Officer of BRMR as of the date of the merger agreement (or, if Mr. Reinhart is unable to serve, another person designated by Eclipse and BRMR).

From and after the effective time of the merger, such directors will serve as such until their respective successors are duly elected or appointed and qualified or their earlier resignation or removal; provided, however, that one of the directors designated by BRMR will resign on the first anniversary of the effective time of the merger and the Eclipse board will be reduced to consist of a total of nine directors. For information regarding the persons expected to be the directors of Eclipse upon consummation of the merger, see the section entitled “Management of Eclipse Upon Consummation of the Merger.”

Prior to the effective time of the merger, Eclipse will take all actions necessary to cause the officers of Eclipse as of and immediately following the effective time of the merger to be the individuals listed on the disclosure letter delivered by Eclipse to BRMR in connection with the merger agreement, or, in certain cases, a replacement for such individual.

From and after the effective time of the merger, such officers will serve until their resignation or removal from office by the Eclipse board. Prior to the effective time of the merger, Eclipse will take all actions necessary to cause the resignation or removal of each officer of Eclipse who will not be an officer of Eclipse as of and after the effective time of the merger as provided in the merger agreement from all offices and positions held by such person with Eclipse or any of its subsidiaries, with such resignation or removal to be effective as of the effective time of the merger. For information regarding the persons expected to be the executive officers of Eclipse upon consummation of the merger, see the section entitled “Management of Eclipse Upon Consummation of the Merger.”

Directors and Officers of the Surviving Corporation

At the effective time, the directors of the surviving corporation will be John Reinhart and Oleg Tolmachev, each to hold office in accordance with the certificate of incorporation and bylaws of the surviving corporation until their respective successors are duly elected or appointed and qualified or their earlier removal or resignation. At the effective time, the officers of the surviving corporation will be the individuals listed on the disclosure letter delivered by Eclipse to BRMR in connection with the merger agreement, or, in certain cases, a replacement for such individual. The executive officers of the surviving corporation upon consummation of the merger will be the same as the executive officers of Eclipse upon consummation of the merger. Each of such officers will hold office in accordance with the certificate of incorporation and bylaws of the surviving corporation until their respective successors are duly appointed or their earlier removal or resignation.

Effect of the Merger on Capital Stock; Merger Consideration

At the effective time of the merger, by virtue of the merger and without any action on the part of Eclipse, Merger Sub, BRMR, or any holder of any shares of capital stock of Eclipse, Merger Sub or BRMR:

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Each share of common stock of Merger Sub issued and outstanding immediately prior to the effective time of the merger will be converted into and become one fully paid and nonassessable share of common stock of the surviving corporation.

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Each share of BRMR common stock issued and outstanding immediately prior to the effective time of the merger (excluding any excluded shares and dissenting shares (each as defined below)) will be converted into the right to receive that number of validly issued, fully-paid and nonassessable shares of Eclipse common stock equal to 4.4259, subject to adjustment as specified in the merger agreement, including for the Eclipse reverse stock split (the merger consideration).

All such shares of BRMR common stock, when so converted, will cease to be outstanding and will automatically be canceled and cease to exist. Each holder of a share of BRMR common stock that was outstanding immediately prior to the effective time of the merger will cease to have any rights with respect thereto, except the right to receive the merger consideration, any dividends or other distributions payable with respect to such shares following the effective time and any cash to be paid in lieu of any fractional shares of Eclipse common stock.

All shares of BRMR common stock held by BRMR (as treasury shares or otherwise) or by Eclipse or Merger Sub or by any direct or indirect wholly owned subsidiary of BRMR, Eclipse or Merger Sub immediately prior to the effective time of the merger and, in each case, not held on behalf of third parties (which we refer to collectively as “excluded shares”) will automatically be canceled and cease to exist as of the effective time of the merger, and no consideration will be paid or be delivered in exchange for excluded shares.

In the event of any change in the number of shares of BRMR or Eclipse common stock or securities convertible or exchangeable into or exercisable for shares of BRMR or Eclipse common stock (in each case issued and outstanding after August 25, 2018 and before the effective time) by reason of any stock split, reverse stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares, readjustment of shares or the like (which we refer to as a “Share Change Event”), the merger consideration will be equitably adjusted to reflect the effect of such change. In particular, the merger consideration will be adjusted prior to the effective time of the merger to give effect to the Eclipse reverse stock split contemplated by the Eclipse charter amendment, which adjustment will cause the exchange ratio to be a number equal to (i) the exchange ratio otherwise in effect immediately prior to the effective time of the merger by (ii) 15 (resulting in an adjusted exchange ratio of 0.29506 assuming no other adjustments to the exchange ratio pursuant to the merger agreement).

Treatment of BRMR Equity Awards in the Merger

The merger agreement provides for the following treatment of BRMR equity awards in the merger, consistent with the terms of the applicable BRMR equity plan and/or equity award agreement:

BRMR Restricted Stock Units

Each outstanding BRMR RSU will vest in full at the effective time of the merger. Each BRMR RSU is the equivalent of one share of BRMR common stock. Except as described below with respect to certain BRMR RSUs granted to directors of BRMR, each holder of outstanding BRMR RSUs will be entitled to elect, no later than five business days prior to the closing date, whether to receive in the merger for such BRMR RSUs (i) the merger consideration (including cash in lieu of fractional shares) for each share of BRMR common stock subject to such holder’s BRMR RSUs, (ii) cash equal to the product of (A) the number of shares of BRMR common stock subject to such holder’s BRMR RSUs multiplied by (B) (1) the closing price of Eclipse common stock on the NYSE on the closing date multiplied by (2) the exchange ratio, or (iii) a combination thereof, subject to the provisions related to withholding taxes described below.

The foregoing does not apply to BRMR RSUs granted to directors of BRMR as their one-time “charter equity grant,” the terms of which do not provide for such an election. Holders of these other BRMR RSUs will receive the merger consideration (including cash in lieu of fractional shares) for each share of BRMR common stock subject to such BRMR RSUs, after giving effect to an adjustment to the number of such BRMR RSUs in connection with the merger pursuant to the terms of the applicable award agreement, subject to the provisions related to withholding taxes described below. The effect of these adjustments will be to reduce the number of BRMR RSUs subject to each award agreement by 50%, based on the “vesting date equity value” of BRMR as determined by the BRMR board under the applicable award agreement.

In connection with the delivery of shares of Eclipse common stock to each holder of a BRMR RSU that will receive the merger consideration in respect of the shares of BRMR common stock subject to such BRMR RSU in accordance with the foregoing, Eclipse will withhold from such delivery a number of shares of Eclipse common stock (valued at the closing price of Eclipse common stock on the NYSE on the closing date) sufficient to cover any withholding taxes required in connection with such delivery in lieu of requiring such holder to pay such withholding taxes in cash.

For additional information regarding BRMR RSUs, see “Management of Eclipse Upon Consummation of the Merger—Certain Information Regarding Executive Officers and Directors of BRMR—Executive Compensation” and “—Director Compensation.”

BRMR Performance Interest Awards

Each holder of a BRMR PIA will receive as a result of the merger in respect of such holder’s BRMR PIA the merger consideration (including cash in lieu of fractional shares) for a number of shares of BRMR common stock equal to (i) the “Performance Interest Stock Value” (as defined in and determined by the BRMR board under the applicable award agreement governing such BRMR PIA) divided by (ii) (A) the closing price of Eclipse common stock on the NYSE on the closing date multiplied by (B) the exchange ratio, subject to the provisions related to withholding taxes described below.

In connection with the delivery of shares of Eclipse common stock to each holder of a BRMR PIA, Eclipse will withhold from such delivery a number of shares of Eclipse common stock (valued at the closing price of Eclipse common stock on the NYSE on the closing date) sufficient to cover any withholding taxes required in connection with such delivery in lieu of requiring such holder to pay such withholding taxes in cash.

For additional information regarding BRMR PIAs, see “Management of Eclipse Upon Consummation of the Merger—Certain Information Regarding Executive Officers and Directors of BRMR—Executive Compensation.”

BRMR Restricted Stock

Each outstanding share of BRMR restricted stock will vest in full at the effective time of the merger, and the holders thereof will be entitled to receive the merger consideration (including cash in lieu of fractional shares) for such shares of BRMR restricted stock, subject to the provisions related to withholding taxes described below.

In connection with the vesting of the shares of BRMR restricted stock, BRMR will redeem or otherwise acquire from each holder of shares of BRMR restricted stock a number of shares of BRMR common stock (valued at the closing price of Eclipse common stock on the NYSE on the closing date multiplied by the exchange ratio) sufficient to cover any withholding taxes required in connection with such vesting in lieu of requiring such holder to pay such withholding taxes in cash. Any shares of BRMR restricted stock so redeemed or acquired will be treated as excluded shares and therefore will not be converted into the right to receive the merger consideration in the merger.

For additional information regarding BRMR restricted stock, see “Management of Eclipse Upon Consummation of the Merger—Certain Information Regarding Executive Officers and Directors of BRMR—Executive Compensation” and “—Director Compensation.”

Payment for Securities; Exchange

Prior to the effective time of the merger, Eclipse has agreed to enter into an agreement with an exchange agent, to act as exchange agent for the holders of BRMR common stock in connection with the merger (which we refer to as the “exchange agent”). Promptly after the effective time, Eclipse has agreed to deposit with the exchange agent, for the benefit of the holders of eligible shares BRMR common stock, the number of shares of Eclipse common stock issuable as merger consideration pursuant to the merger agreement. Eclipse has also agreed to deposit, or cause to be deposited, with the exchange agent, from time to time as needed, cash sufficient to pay certain dividends or other distributions on the shares of Eclipse common stock issuable as merger consideration and to make payments in lieu of fractional shares. Eclipse or the surviving corporation will pay all charges and expenses, including those of the exchange agent, in connection with the exchange of shares pursuant to the merger agreement.

Certificates

As soon as practicable after the effective time of the merger, Eclipse has agreed to cause the exchange agent to deliver to each record holder, as of immediately prior to the effective time, of BRMR common stock certificates a letter of transmittal advising such holders of the effectiveness of the merger and instructions for use in effecting the surrender of BRMR common stock certificates (or affidavits of loss in lieu of such certificates as provided in the merger agreement) for payment of the merger consideration. Upon surrender to the exchange agent of a

BRMR common stock certificate (or an affidavit of loss in lieu of such certificates as provided in the merger agreement), together with the letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be reasonably required by the exchange agent, the holder of such BRMR common stock certificate will be entitled to receive in exchange therefor (i) one or more shares of Eclipse common stock (which will be in uncertificated book-entry form) representing, in the aggregate, the whole number of shares of Eclipse common stock, if any, that such holder has the right to receive pursuant to the merger agreement (after taking into account all shares of BRMR common stock then held by such holder) and (ii) a check in an amount equal to the cash payable in lieu of any fractional shares of Eclipse common stock and dividends and other distributions on the shares of Eclipse common stock issuable as merger consideration, as subject to applicable provisions of the merger agreement.

Non-DTC Book-Entry Shares

As soon as practicable after the effective time of the merger, Eclipse has agreed to cause the exchange agent to deliver to each record holder, as of immediately prior to the effective time of the merger, of BRMR book-entry shares not held through DTC, (i) a notice advising such holders of the effectiveness of the merger, (ii) a statement reflecting the number of shares of Eclipse common stock (which will be in uncertificated book-entry form) representing, in the aggregate, the whole number of shares of Eclipse common stock, if any, that such holder has the right to receive pursuant to the merger agreement (after taking into account all shares of BRMR common stock then held by such holder) and (iii) a check in the amount equal to the cash payable in lieu of any fractional shares of Eclipse common stock and dividends and other distributions on the shares of Eclipse common stock issuable as merger consideration, as subject to applicable provisions of the merger agreement.

DTC Book-Entry Shares

With respect to BRMR book-entry shares held through DTC, Eclipse and BRMR have agreed to cooperate to establish procedures with the exchange agent and DTC to ensure the exchange agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the closing date, upon surrender of the shares held of record by DTC, the merger consideration, cash in lieu of any fractional shares of Eclipse common stock and any dividends and other distributions on the shares of Eclipse common stock issuable as merger consideration (as subject to applicable provisions of the merger agreement), in each case, that DTC has the right to receive.

No Interest

No interest will be paid or accrued on any amount payable for shares of BRMR common stock eligible to receive the merger consideration pursuant to the merger agreement.

Termination of Rights

All merger consideration and any cash in lieu of fractional shares of Eclipse common stock paid upon the surrender of certificates will be deemed to have been paid in full satisfaction of all rights pertaining to such BRMR common stock. At the effective time of the merger, the stock transfer books of the surviving corporation will be closed immediately, and there will be no further registration of transfers on the stock transfer books of BRMR of the shares of BRMR common stock that were outstanding immediately prior to the effective time of the merger. If, after the effective time of the merger, stock certificates formerly representing shares of BRMR common stock are presented to the surviving corporation for any reason, they will be canceled and exchanged for the merger consideration, any cash in lieu of any fractional shares of Eclipse common stock and dividends and other distributions on the shares of Eclipse common stock issuable as merger consideration.

No Liability

None of the surviving corporation, Eclipse, Merger Sub, or the exchange agent will be liable to any holder of BRMR common stock for any amount of merger consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat, or similar law.

Lost, Stolen, or Destroyed Certificates

If any BRMR common stock certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such BRMR common stock certificate to be lost, stolen or destroyed and, if reasonably required by Eclipse, the posting by such person of a bond in such reasonable amount as Eclipse may direct as indemnity against any claim that may be made against it with respect to such BRMR common stock certificate, the exchange agent will issue in exchange for such lost, stolen or destroyed BRMR common stock certificate the merger consideration, any cash in lieu of any fractional shares of Eclipse common stock and dividends and other distributions on the shares of Eclipse common stock issuable as merger consideration.

No Fractional Shares of Eclipse Common Stock

No BRMR common stock certificates or scrip or book-entry notations representing fractional shares of Eclipse common stock will be issued upon the exchange of eligible shares of BRMR common stock, and such fractional share interests will not entitle the owner of such fractional share interests to vote or to have any rights of a stockholder of Eclipse or a holder of shares of Eclipse common stock. Each holder of shares exchanged pursuant to the merger who would otherwise have been entitled to receive a fraction of a share of Eclipse common stock (after taking into account all certificates and book-entry shares held by such holder) will receive, in lieu of such fractional shares of Eclipse common stock, cash (without interest), rounded to the nearest whole cent, in an amount equal to the product of (i) such fractional part of a share of Eclipse common stock multiplied by (ii) the volume weighted average price of Eclipse common stock for the five consecutive trading days immediately prior to the closing date as reported by Bloomberg, L.P (with appropriate adjustments to give effect to the Eclipse reverse stock split and any other Share Change Event that occurs during such five trading-day period).

Withholding Taxes

Eclipse, the surviving corporation and the exchange agent will be entitled to deduct and withhold from any amounts (including from shares of Eclipse common stock) otherwise payable to any holder of BRMR common stock pursuant to the merger agreement any amount required to be deducted and withheld with respect to the making of such payment under applicable law. To the extent such amounts are so properly deducted or withheld and paid over to the relevant taxing authority by the exchange agent, the surviving corporation or Eclipse, as the case may be, such deducted or withheld amounts will be treated for all purposes of the merger agreement as having been paid to the holder of the BRMR common stock to whom such amounts would have been paid absent such deduction or withholding by the exchange agent, the surviving corporation or Eclipse, as the case may be.

Dissenters’ Rights of Appraisal

The merger agreement provides that shares of BRMR common stock issued and outstanding immediately prior to the effective time of the merger (other than excluded shares cancelled in accordance with the merger agreement) and held by a holder (i) who has not voted in favor of adoption of the merger agreement or consented thereto in writing, (ii) who has properly exercised and perfected appraisal rights of such shares pursuant to, and who has complied in all respects with, the provisions of Section 262 of the DGCL, and (iii) who is not prohibited from exercising (and who has not waived, is not required to waive and is not deemed to have waived) such appraisal rights pursuant to the terms of the BRMR stockholders agreement, by and among BRMR and the holders of BRMR common stock party thereto (which shares we refer to collectively as the “dissenting shares”) shall not be converted into a right to receive the merger consideration, any dividends or other distributions in accordance with the merger agreement, or any cash in lieu of fractional shares of Eclipse common stock. Instead, the dissenting shares shall be entitled to only such rights as are granted by Section 262 of the DGCL. Under the terms of the merger agreement, if (i) after the effective time of the merger agreement, such holder of such shares fails to properly perfect or effectively waives or withdraws or otherwise loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or (ii) a court of competent jurisdiction shall finally determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares shall be treated as if they had been converted as of the effective time of the merger into the right to receive the merger consideration, any dividends or other distributions in accordance with the merger agreement, and any cash in lieu of any fractional shares of Eclipse common stock to which such holder is entitled pursuant to the merger agreement, upon surrender of stock certificates representing such shares in accordance with the merger agreement.

BRMR has agreed to provide Eclipse prompt written notice of any demands received by BRMR for appraisal of shares of BRMR common stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to BRMR prior to the effective time of the merger pursuant to the DGCL that relates to such demand. Eclipse shall have the opportunity and right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of the other party, neither BRMR nor Eclipse shall make any payment with respect to, or settle or offer to settle, any such demands prior to the effective time of the merger.

A detailed description of the appraisal rights available to holders of BRMR common stock and procedures required to exercise statutory appraisal rights is included in the section entitled “Dissenters’ Rights of Appraisal.”

Representations and Warranties

Representations and Warranties

The merger agreement contains customary and, in certain cases, reciprocal, representations and warranties by BRMR, on the one hand, and Eclipse and Merger Sub, on the other hand, that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement, in the disclosure letters delivered by BRMR, on the one hand, and Eclipse and Merger Sub, on the other hand, to each other in connection with the merger agreement, or, with respect to the representations and warranties by Eclipse and Merger Sub, in forms, reports, certifications, schedules, statements and documents filed with or furnished to the SEC by Eclipse, since December 31, 2016 and prior to August 25, 2018. These representations and warranties relate to, among other things:

•	organization, good standing and qualification to conduct business;

•	capitalization, including regarding:

•

the number of shares of common stock, preferred stock and/or other capital stock of Eclipse (or, as applicable, BRMR) issued, outstanding and/or reserved for issuance, and that such stock has been duly authorized and validly issued;

•	the number of Eclipse (or, as applicable, BRMR) equity awards outstanding;

•

the absence of options, warrants, subscriptions, calls, rights (including preemptive and appreciation rights), commitments or agreements to which Eclipse or any of its subsidiaries (or, as applicable, BRMR or any of its subsidiaries) is a party or by which it is bound in any case obligating Eclipse or any of its subsidiaries (or, as applicable, BRMR or any of its subsidiaries) to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional securities of Eclipse or any of its Subsidiaries (or, as applicable, BRMR or any of its subsidiaries);

•

the absence of any bonds, debentures, notes or other obligations the holders of which have the right to vote, or which are convertible into securities having the right to vote, on any matters on which the Eclipse stockholders (or, as applicable, the BRMR stockholders) may vote; and

•

the absence of interests in any material joint venture, or, directly or indirectly, equity securities or other similar equity interests or obligations to consummate any material additional investment in any individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, governmental entity, association or unincorporated organization, or any other form of business or professional entity, other than Eclipse’s subsidiaries (or, as applicable, BRMR’s subsidiaries) and disclosed joint ventures; and

•	the absence of any stockholders agreements, voting trusts or other agreements, other than disclosed agreements.

•

corporate authority and approval relating to the execution, delivery and performance of the merger agreement, including regarding the approval by the Eclipse board and BRMR board of the merger agreement and the transactions contemplated by the merger agreement;

•

the absence of a default or adverse change in the rights or obligations under any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which Eclipse or any of its subsidiaries (or, as applicable, BRMR or any of BRMR’s subsidiaries) are a party or violation of Eclipse’s or Merger Sub’s (or, as applicable, BRMR’s or any of its subsidiaries’) organizational documents as a result of entering into, delivering and performing under the merger agreement and consummating the merger;

•

governmental filings, notices, reports, registrations, approvals, consents, ratifications, permits, permissions, amendments, waivers, expirations of waiting periods or authorizations required in connection with the execution, delivery and performance of the merger agreement and the completion of the merger;

•	the conduct of business in the ordinary course of business since December 31, 2017;

•	the absence since December 31, 2017 of any material damage, destruction or other casualty loss with respect to any of Eclipse’s or BRMR’s, as applicable, material assets or property;

•	the absence of certain undisclosed liabilities;

•	compliance with applicable laws, the absence of governmental investigations and the possession of and compliance with licenses and permits necessary for the conduct of business;

•	employee benefit plan and labor matters;

•	tax matters;

•	the absence of certain legal proceedings, investigations and governmental orders against Eclipse and its subsidiaries (or, as applicable, against BRMR and its subsidiaries);

•	intellectual property matters;

•	real property matters;

•	certain easements and rights-of-way required to conduct the business of Eclipse and its subsidiaries (or, as applicable, BRMR and its subsidiaries);

•	certain oil and gas matters;

•	environmental matters;

•	certain material contracts;

•	hedging arrangements and derivative transactions;

•	insurance;

•	receipt by Eclipse (or, as applicable, BRMR) of a fairness opinion from its financial advisor regarding the fairness of the merger consideration;

•	the absence of any undisclosed broker’s or finder’s fees;

•	the absence of any undisclosed related party transactions; and

•	certain regulatory matters relating to utilities and investment companies.

The merger agreement also contains additional representations and warranties by BRMR relating to the following, among other things:

•	certain financial statements of BRMR; and

•	inapplicability of anti-takeover laws.

The merger agreement also contains additional representations and warranties by Eclipse and Merger Sub relating to the following, among other things:

•	ownership of shares of BRMR common stock;

•	conduct of business of Merger Sub;

•	the capitalization of Merger Sub;

•	filings with the SEC since January 1, 2017 and the financial statements included therein; and

•	compliance with the applicable requirements under the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002;

Definition of Material Adverse Effect

A “material adverse effect” means, when used with respect to Eclipse or BRMR, as applicable, any fact, circumstance, effect, change, event or development that (i) would prevent, materially delay or materially impair the ability of such party or its subsidiaries to consummate the merger and the other transaction contemplated by the merger agreement or (ii) has, or would have, a material adverse effect on the financial condition, business, assets, properties or results of operations of such party and its subsidiaries, taken as a whole, except, however, that with respect to the foregoing clause (ii) only, no effect (by itself or when aggregated or taken together with any and all other effects) to the extent directly or indirectly resulting from, arising out of, attributable to, or related to any of the following will be deemed to be or constitute a material adverse effect or will be taken into account when determining whether a material adverse effect has occurred or may, would or could occur:

•	general economic conditions (or changes in such conditions) or conditions in the global economy generally;

•

conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets, including changes in interest rates and changes in exchange rates for the currencies of any countries and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

•

conditions (or changes in such conditions) in the oil and gas exploration, development or production industry (including changes in commodity prices, general market prices and regulatory changes affecting the industry);

•	political conditions (or changes in such conditions) or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism);

•	earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, and weather conditions;

•

the announcement of the merger agreement or the pendency or consummation of the merger and the other transactions contemplated by the merger agreement (other than with respect to any representation or warranty that is intended to address the consequences of the execution or delivery of the merger agreement or the announcement or consummation of the merger and the other transactions contemplated by the merger agreement);

•

compliance with the terms of, or the taking of any action expressly permitted or required by, the merger agreement (except for certain obligations under the merger agreement to operate in the ordinary course of business (or similar obligations));

•

changes in law or other legal or regulatory conditions, or the interpretation thereof, or changes in GAAP or other accounting standards (or the interpretation thereof), or that result from any action taken for the purpose of complying with any of the foregoing;

•

any changes in such party’s stock price or the trading volume of such party’s stock, or any failure by such party to meet any analysts’ estimates or expectations of such party’s revenue, earnings or other financial performance or results of operations for any period, or any failure by such party or any of its subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures may constitute, or be taken into account in determining whether there has been or will be, a material adverse effect); or

•

any proceedings made or brought by any of the current or former stockholders or shareholders of such party (on their own behalf or on behalf of such party) against BRMR, Eclipse, Merger Sub or any of their directors or officers, arising out of the merger or in connection with any other transactions contemplated by the merger agreement.

Notwithstanding the foregoing, if such effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the first five bullets directly above disproportionately adversely affect such party and its subsidiaries, taken as a whole, as compared to other similarly situated participants operating in the oil and gas exploration, development or production industry, such adverse effects (if any) will be taken into account when determining whether a material adverse effect has occurred or may, would or could occur, but solely to the extent they are disproportionate.

A “BRMR material adverse effect” means a material adverse effect with respect to BRMR, and a “Eclipse material adverse effect” means a material adverse effect with respect to Eclipse.

Interim Operations of BRMR and Eclipse Pending the Merger

Interim Operations of BRMR

BRMR has agreed that, until the earlier of the effective time of the merger and the termination of the merger agreement, it will, and will cause each of its subsidiaries to, use reasonable best efforts to:

•	conduct its business in the ordinary course; and

•

preserve substantially intact its present business organization, goodwill and assets, to keep available the services of its current officers and employees and preserve its existing relationships with governmental entities and its significant customers, suppliers, licensors, licensees, distributors, lessors and others having significant business dealings with BRMR.

In addition, BRMR has further agreed that, subject to certain exceptions set forth in the merger agreement, the disclosure letter it delivered to Eclipse in connection with the merger agreement, required by applicable law or otherwise consented to by Eclipse in writing (which consent will not be unreasonably withheld, delayed or conditioned), until the earlier of the effective time of the merger and the termination of the merger agreement, BRMR will not, and will not permit its subsidiaries to:

•

declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, BRMR or its subsidiaries, except for dividends and distributions by a direct or indirect wholly owned subsidiary of BRMR to BRMR or another direct or indirect wholly owned subsidiary of BRMR;

•

split, combine or reclassify any capital stock of, or other equity interests in, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for equity interests in BRMR or any of its subsidiaries;

•

purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, BRMR or any subsidiary of BRMR, except as required by the terms of any capital stock or equity interest of a subsidiary existing and disclosed to Eclipse as of August 25, 2018 or in respect of any BRMR restricted stock units, BRMR performance interest awards, or BRMR restricted stock outstanding as of August 25, 2018, or issued after August 25, 2018 in accordance with the merger agreement, in accordance with the terms of, as applicable, the related BRMR restricted stock unit agreement, the BRMR restricted stock units plan, the related BRMR performance interest award agreement, or the related BRMR restricted stock award agreement;

•

offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, BRMR or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (i) the delivery of BRMR common stock upon the vesting or lapse of any restrictions on any BRMR restricted stock units, BRMR performance interest awards, or BRMR restricted stock outstanding as of August 25, 2018, or issued after August 25, 2018 in accordance with the merger agreement, in accordance with the terms of, as applicable, the related BRMR restricted stock unit agreement, the BRMR restricted stock units plan, the related BRMR performance interest award agreement, or the related BRMR restricted stock award agreement, (ii) issuances of BRMR restricted stock or BRMR restricted stock units to members of the BRMR board pursuant to the BRMR director compensation policy to the extent described on the disclosure letter delivered by BRMR to Eclipse in connection with the merger agreement, (iii) issuances by a wholly owned subsidiary of BRMR of such subsidiary’s capital stock or other equity interests to BRMR or any other wholly owned subsidiary of BRMR and (iv) shares of capital stock issued as a dividend made in accordance with the merger agreement;

•	amend or propose to amend BRMR’s certificate of incorporation or bylaws or amend or propose to amend the organizational documents of any of BRMR’s subsidiaries;

•

merge, consolidate, combine or amalgamate with any person other than between wholly owned subsidiaries of BRMR or acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any business or any corporation, partnership, association or other business organization or division thereof, other than acquisitions for which the consideration is less than $1,000,000 individually or in the aggregate;

•

sell, lease, transfer, farmout, license, encumber (other than encumbrances permitted by the merger agreement), discontinue or otherwise dispose of, or agree to sell, lease, transfer, farmout, license, encumber (other than encumbrances permitted by the merger agreement), discontinue or otherwise dispose of, any portion of its assets or properties, other than (i) sales, leases or dispositions for which the consideration is less than $2,000,000 in the aggregate or (ii) the sale of hydrocarbons in the ordinary course of business;

•

authorize, recommend, propose, enter into, adopt a plan or announce an intention to adopt a plan of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of BRMR or any of its subsidiaries, other than such transactions among wholly owned subsidiaries of BRMR;

•

change in any material respect their material accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of BRMR and its subsidiaries, except as required by GAAP or applicable law;

•

make, change or revoke any material tax election, change an annual tax accounting period, adopt or change any material tax accounting method, file any material amended tax return, enter into any closing agreement with respect to material taxes, settle any material tax claim, audit, assessment or dispute, surrender any right to claim a material refund, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any material tax, or take any action which is reasonably likely to result in a material increase in the tax liability of BRMR or its subsidiaries;

•

grant any material increases in the compensation payable or to become payable to any of its directors, officers or key employees except as required by applicable law or as required pursuant to an agreement or BRMR Plan existing as of August 25, 2018;

•

except as required by applicable law or as required pursuant to an agreement or a BRMR plan existing as of August 25, 2018, take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any BRMR plan;

•

except as required by applicable law or as required pursuant to an agreement or a BRMR plan existing as of August 25, 2018, grant any new equity-based awards, other than issuances of BRMR restricted stock or BRMR restricted stock units to members of the BRMR board pursuant to the BRMR director compensation policy to the extent described on the disclosure letter delivered by BRMR to Eclipse in connection with the merger agreement, or amend or modify the terms of any outstanding equity-based awards, under any BRMR plan;

•

pay or agree to pay to any director, officer or employee, whether past or present, any material pension, retirement allowance or other employee benefit not required by any BRMR plan existing as of August 25, 2018;

•	enter into any new, or amend any existing, material employment or severance or termination agreement with any director, officer or employee making an annualized salary of more than $150,000;

•

establish any material BRMR plan which was not in existence or approved by the BRMR board prior to August 25, 2018, or amend any such plan or arrangement in existence on August 25, 2018 if such amendment would have the effect of enhancing any benefits thereunder or otherwise result in increased costs to BRMR;

•	hire any employee with an annualized salary of more than $150,000 or engage any independent contractor (who is a natural person) with annualized payments of more than $150,000;

•	Other than for cause, terminate the employment of any officer or any other employee with an annualized salary of more than $150,000;

•

incur, create or assume any indebtedness or guarantee any such indebtedness of another person or create any encumbrances on any property or assets of BRMR or any of its subsidiaries in connection with any indebtedness thereof, other than encumbrances permitted by the merger agreement, except for: (i) the incurrence of indebtedness under existing credit facilities, (ii) the incurrence of indebtedness by BRMR that is owed to any wholly owned subsidiary of BRMR or by any subsidiary of BRMR that is owed to BRMR or a wholly owned subsidiary of BRMR, (iii) the incurrence of indebtedness in an amount not to exceed $250,000, (iv) the incurrence of indebtedness incurred or assumed in connection with certain acquisitions permitted by the merger agreement, or (v) the creation of any encumbrances securing any indebtedness permitted by the foregoing exceptions;

•

enter into any contract that would be a Company Contract (as defined in the merger agreement), if it were in effect on August 25, 2018 or modify, amend, terminate or assign, or waive or assign any rights under, any Company Contract (as defined in the merger agreement, including the renewal of an existing Company Contract on substantially the same terms in the ordinary course of business consistent with past practice), other than in each case, with respect to certain contracts only, in the ordinary course of business consistent with past practice;

•

cancel, modify or waive any debts or claims held by BRMR or any of its subsidiaries or waive any rights held by BRMR or any of its subsidiaries having in each case a value in excess of $250,000 in the aggregate;

•

waive, release, assign, settle or compromise or offer or propose to waive, release, assign, settle or compromise, any proceeding (excluding any audit, claim or other proceeding in respect of taxes) other than (i) the settlement of such proceedings involving only the payment of monetary damages by BRMR or any of its subsidiaries of any amount exceeding $500,000 in the aggregate and (ii) as would not result in any restriction on future activity or conduct or a finding or admission of a violation of law; except that BRMR will be permitted to settle any transaction litigation in accordance with the merger agreement;

•

make or commit to make any capital expenditures in a given calendar quarter that are, in the aggregate, greater than 15% of the quarterly budgeted amount of capital expenditures scheduled to be made in BRMR’s capital expenditure budget set forth in the disclosure letter BRMR delivered to Eclipse in connection with the merger agreement, except for capital expenditures to repair damage resulting from insured casualty events or capital expenditures required on an emergency basis or for the safety of individuals, assets or the environment;

•

take any action, cause any action to be taken, knowingly fail to take any action or knowingly fail to cause any action to be taken, which action or failure to act would prevent or impede, or would be reasonably likely to prevent or impede, the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

•

take any action or omit to take any action that is reasonably likely to cause any of the conditions to the merger set forth in the merger agreement to not be satisfied, as further described in the section entitled “The Merger Agreement—Conditions to the Completion of the Merger”;

•	enter into any contract or consummate any transaction described in certain sections of the disclosure letter delivered by BRMR to Eclipse in connection with the merger agreement; or

•	agree to take any action described above.

Interim Operations of Eclipse

Eclipse has agreed that, until the earlier of the effective time of the merger and the termination of the merger agreement pursuant to the merger agreement, it will, and will cause each of its subsidiaries to, use reasonable best efforts to:

•	conduct its business in the ordinary course; and

•

preserve substantially intact its present business organization, goodwill and assets, to keep available the services of its current officers and employees and preserve its existing relationships with governmental entities and its significant customers, suppliers, licensors, licensees, distributors, lessors and others having significant business dealings with Eclipse.

In addition, Eclipse has further agreed that, subject to certain exceptions set forth in the merger agreement, the disclosure letter Eclipse delivered to BRMR in connection with the merger agreement, required by applicable law or otherwise consented to by BRMR in writing (which consent will not be unreasonably withheld, delayed or conditioned), until the earlier of the effective time of the merger and the termination of the merger agreement, Eclipse will not, and will not permit its subsidiaries to:

•

declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Eclipse or its subsidiaries, except for dividends and distributions by a direct or indirect wholly owned subsidiary of Eclipse to Eclipse or another direct or indirect wholly owned subsidiary of Eclipse;

•

split, combine or reclassify any capital stock of, or other equity interests in, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for equity interests in Eclipse or any of its subsidiaries;

•

purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Eclipse, except as required by the terms of any capital stock or equity interest of a subsidiary or as contemplated by any employee benefit plan sponsored, maintained, or contributed to by Eclipse or any subsidiary of Eclipse, or with respect to which Eclipse or any of its subsidiaries has or may have any liability (which we refer to as an “Eclipse plan”), in each case existing as of August 25, 2018;

•

offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Eclipse or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (i) the issuance of Eclipse common stock upon the vesting or lapse of any restrictions on any awards granted under Eclipse’s stock plan and outstanding on August 25, 2018, or (ii) issuances by a wholly owned subsidiary of Eclipse of such subsidiary’s capital stock or other equity interests to Eclipse or any other wholly owned subsidiary of Eclipse;

•	amend or propose to amend Eclipse’s certificate of incorporation or bylaws or amended or propose to amend the organizational documents of any of Eclipse’s subsidiaries;

•

merge, consolidate, combine or amalgamate with any person other than between wholly owned subsidiaries of Eclipse or, in the case of a subsidiary of Eclipse, in connection with any acquisition permitted by the following bullet;

•

acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any business or assets or any corporation, partnership, association or other business organization or division thereof, other than acquisitions for which the consideration is less than $1,000,000 individually or in the aggregate;

•

sell, lease, transfer, farmout, or license or encumber (other than encumbrances permitted by the merger agreement), discontinue or otherwise dispose of, or agree to sell, lease, transfer, farmout, license (other than encumbrances permitted by the merger agreement), discontinue or otherwise dispose of, any portion of its assets or properties, other than (i) sales, leases or dispositions for which the cash consideration is less than $2,000,000, (ii) the sale of hydrocarbons in the ordinary course of business, or (iii) swaps of undeveloped acreage in the ordinary course of business for no cash consideration, provided that all of the acreage transfers and received by Eclipse or any of its subsidiaries in any such swap is located in the State of Ohio and such swaps do not involve, in the aggregate, transfer by Eclipse and its subsidiaries of more than 1,000 net leasehold acres;

•

authorize, recommend, propose, enter into, adopt a plan or announce an intention to adopt a plan of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Eclipse or any of its subsidiaries, other than such transactions among wholly owned subsidiaries of Eclipse;

•

change in any material respect their material accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of Eclipse and its subsidiaries, except as required by GAAP or applicable law;

•

make, change or revoke any material tax election, change an annual tax accounting period, adopt or change any material tax accounting method, file any material amended tax return, enter into any closing agreement with respect to material taxes, settle any material tax claim, audit, assessment or dispute, surrender any right to claim a material refund, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any material tax, or take any action which is reasonably likely to result in a material increase in the tax liability of Eclipse or any of its subsidiaries;

•

except as required by applicable law or as required pursuant to an agreement or Eclipse plan existing as of August 25, 2018 (i) grant any material increases in the compensation payable or to become payable to any of its directors, officers or employees; (ii) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Eclipse plan; (iii) grant any new equity-based awards, or amend or modify the terms of any outstanding equity-based awards, under any Eclipse plan, or settle any restricted stock unit or performance stock unit by payment of cash or other property other than shares of Eclipse common stock; (iv) pay or agree to pay to any director, officer or employee, whether past or present, any material pension, retirement allowance or other employee benefit not required by any of any Eclipse plan existing as of August 25, 2018; (v) enter into any new, or amend any existing, material employment or severance or termination agreement with any director, officer or employee making an annualized salary of more than $150,000; (vi) establish any material Eclipse plan which was not in existence or approved by the Eclipse board prior to August 25, 2018, or amend any such plan or arrangement in existence on August 25, 2018 if such amendment would have the effect of enhancing any benefits thereunder or otherwise result in increased costs to Eclipse; (vii) hire any employee with an annualized salary of more than $150,000 or engage any independent contractor (who is a natural person) with annualized payments of more than $150,000; or (viii) other than for cause, terminate the employment of any officer or any other employee with annualized salary of more than $150,000;

•	retire, repay, defease, repurchase or redeem all or any portion of the outstanding aggregate principal amount of Eclipse’s 8.875% Senior Notes due 2023;

•

incur, create or assume any indebtedness, or guarantee any such indebtedness of another person, or create any encumbrances on any property or assets of Eclipse or any of its subsidiaries in connection with any indebtedness thereof, other than encumbrances permitted by the merger agreement, except for (i) the incurrence of indebtedness under existing credit facilities in the ordinary course of business (provided, however, that no such incurrence shall be permitted if the aggregate principal amount outstanding under such existing credit facilities exceeds $100 million prior to such incurrence or would exceed $100 million after such incurrence unless Eclipse has provided advance notice of such proposed incurrence to BRMR and provided BRMR’s Chief Executive Officer a reasonable opportunity to discuss such proposed incurrence with senior management of Eclipse (including Eclipse’s Chief Executive Officer)), (ii) the incurrence of indebtedness by Eclipse that is owed to any wholly owned subsidiary of Eclipse or by any subsidiary of Eclipse that is owed to Eclipse or a wholly owned subsidiary of Eclipse, (iii) the incurrence of additional indebtedness in an amount not to exceed $250,000, (iv) the incurrence or assumption of indebtedness incurred or assumed in connection with certain acquisitions permitted by the merger agreement or (v) the creation of any encumbrances securing any indebtedness permitted by the foregoing exceptions;

•

(i) enter into any contract that would be a Parent Contract (as defined in the merger agreement) if it were in effect on August 25, 2018 or (ii) modify, amend, terminate or assign, or waive or assign any rights under, any Parent Contract (including the renewal of any existing Parent Contract on substantially the same terms in the ordinary course of business consistent with past practice), other than in each case, with respect to certain contracts only, in the ordinary course of business consistent with past practice;

•

cancel, modify or waive any debts or claims held by Eclipse or any of its subsidiaries or waive any rights held by Eclipse or any of its subsidiaries having in each case a value in excess of $250,000 in the aggregate;

•

waive, release, assign, settle or compromise or offer or propose to waive, release, assign, settle or compromise, any proceeding (excluding any audit, claim or other proceeding in respect of taxes) other than (A) the settlement of such proceedings involving only the payment of monetary damages by Eclipse or any of its subsidiaries of any amount not exceeding $500,000 in the aggregate and (B) as would not result in any restriction on future activity or conduct or a finding or admission of a violation of law; except that Eclipse will be permitted to settle any transaction litigation in accordance with the merger agreement;

•

make or commit to make any capital expenditures in a given calendar quarter that are, in the aggregate, greater than 15% of the quarterly budgeted amount of capital expenditures scheduled to be made in Eclipse’s capital expenditure budget set forth in the disclosure letter Eclipse delivered to BRMR in connection with the merger agreement, except for capital expenditures to repair damage resulting from insured casualty events or capital expenditures required on an emergency basis or for the safety of individuals, assets or the environment;

•

take any action, cause any action to be taken, knowingly fail to take any action or knowingly fail to cause any action to be taken, which action or failure to act would prevent or impede, or would be reasonably likely to prevent or impede, the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

•

take any action or omit to take any action that is reasonably likely to cause any of the conditions to the merger set forth in the merger agreement to not be satisfied, further described in the section entitled “The Merger Agreement—Conditions to the Completion of the Merger”;

•	enter into any contract or consummate any transaction described in certain sections of the disclosure letter delivered by Eclipse to BRMR in connection with the merger agreement; or

•	agree to take any action described above.

No Solicitation; Changes of Recommendation

No Solicitation by Eclipse

Eclipse has agreed that, from and after August 25, 2018 until the effective time of the merger, or if earlier, the termination of the merger agreement in accordance with its terms, Eclipse and its officers and directors will, and will cause Eclipse’s subsidiaries and their respective officers and directors to, and will use their reasonable best efforts to cause the other representatives of Eclipse and its subsidiaries to, immediately cease, and cause to be terminated, any solicitation, encouragement, discussion or negotiations ongoing with any third party with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an “Eclipse competing proposal” (as defined below). Eclipse has agreed that by August 27, 2018, Eclipse will have delivered written notice to each third party that has received non-public information regarding Eclipse for purposes of evaluating any transaction that could be an Eclipse competing proposal within the six months prior to August 25, 2018 requesting the return or destruction of all confidential information concerning Eclipse, and must terminate any data access related to any potential Eclipse competing proposal previously granted to such third parties.

Eclipse has also agreed that, except as expressly permitted by the merger agreement, from and after August 25, 2018 until the effective time of the merger, or if earlier, the termination of the merger agreement in accordance with its terms, Eclipse and its officers and directors will not, and will cause Eclipse’s subsidiaries and their respective officers and directors not to, and will use their reasonable best efforts to cause the other representatives of Eclipse and its subsidiaries not to, directly or indirectly, initiate, solicit, propose, knowingly encourage, or knowingly facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to result in, an Eclipse competing proposal.

From and after August 25, 2018 until the effective time of the merger, or if earlier, the termination of the merger agreement in accordance with its terms, Eclipse has agreed to promptly (and in any event within the shorter of one business day and 48 hours) notify BRMR orally and in writing of the receipt by Eclipse (directly or indirectly) of any Eclipse competing proposal or any expression of interest, inquiry, proposal or offer with respect to an Eclipse competing proposal made on or after August 25, 2018, any request for information or data relating to Eclipse or any of its subsidiaries made by any person in connection with an Eclipse competing proposal or any request for discussions or negotiations with Eclipse or any representative of Eclipse relating to an Eclipse competing proposal (including the identity of such person), and Eclipse will provide to BRMR promptly (and in any event within the shorter of one business day and 48 hours) (i) a copy of any such expression of interest, inquiry, proposal or offer with respect to an Eclipse competing proposal made in writing provided to Eclipse or any of its subsidiaries or (ii) if any such expression of interest, inquiry, proposal or offer with respect to an Eclipse competing proposal is not (or any portion thereof is not) made in writing, a written summary of the material financial and other terms thereof, including the identity of the person making any such expression of interest, inquiry, proposal or offer. Thereafter Eclipse has agreed to (i) keep BRMR reasonably informed, on a prompt basis (and in any event within the shorter of one business day and 48 hours), of any material development regarding the status or terms of any such expressions of interest, proposals or offers (including any amendments thereto) or material requests and (ii) provide to BRMR as soon as practicable after receipt or delivery thereof (and in any event within the shorter of one business day and 48 hours) copies of all material written correspondence and other material written materials provided to Eclipse or its representatives from any person. All information and documentation provided by Eclipse to BRMR pursuant to the foregoing requirements will be subject to the confidentiality provisions of the Mutual Confidentiality Agreement dated April 25, 2018 between Eclipse and BRMR, except as to any disclosure required by applicable law.

No Solicitation by BRMR

BRMR has agreed that, from and after August 25, 2018 until the effective time of the merger, or if earlier, the termination of the merger agreement in accordance with its terms, BRMR and its officers and directors will, and will cause BRMR’s subsidiaries and their respective officers and directors to, and will use their reasonable best efforts to cause the other representatives of BRMR and its subsidiaries to, immediately cease, and cause to be terminated, any solicitation, encouragement, discussion or negotiations ongoing with any third party with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a “BRMR competing proposal” (as defined below). BRMR has agreed that by August 27, 2018, BRMR will have delivered written notice to each third party that has received non-public information regarding BRMR for purposes of evaluating any transaction that could be a BRMR competing proposal within the six months prior to August 25, 2018 requesting the return or destruction of all confidential information concerning BRMR, and must terminate any data access related to any potential BRMR competing proposal previously granted to such third parties.

BRMR has also agreed that, except as expressly permitted by the merger agreement, from and after August 25, 2018 until the effective time of the merger, or if earlier, the termination of the merger agreement in accordance with its terms, BRMR and its officers and directors will not, and will cause BRMR’s subsidiaries and their respective officers and directors not to, and will use their reasonable best efforts to cause the other representatives of BRMR and its subsidiaries not to, directly or indirectly:

•

initiate, solicit, propose, knowingly encourage, or knowingly facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to result in, a BRMR competing proposal;

•

engage in, continue or otherwise participate in any discussions with any person with respect to or negotiations with any person with respect to, relating to, or in furtherance of a BRMR competing proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a BRMR competing proposal;

•

furnish any information regarding BRMR or its subsidiaries, or access to the properties, assets or employees of BRMR or its subsidiaries, to any person in connection with or in response to any BRMR competing proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a BRMR competing proposal;

•

enter into any letter of intent or agreement in principal, or other agreement providing for a BRMR competing proposal (other than certain confidentiality agreements entered into as permitted by the merger agreement);

•	submit any BRMR competing proposal to the vote of BRMR stockholders; or

•	resolve, agree or publicly propose to, or permit BRMR or any of its subsidiaries or any of their respective representatives to agree or publicly propose to take any of the actions referred to above.

From and after August 25, 2018 until the effective time of the merger, or if earlier, the termination of the merger agreement in accordance with its terms, BRMR has agreed to promptly (and in any event within the shorter of one business day and 48 hours) notify Eclipse orally and in writing of the receipt by BRMR (directly or indirectly) of any BRMR competing proposal or any expression of interest, inquiry, proposal or offer with respect to a BRMR competing proposal made on or after August 25, 2018, any request for information or data relating to BRMR or any of its subsidiaries made by any person in connection with a BRMR competing proposal or any request for discussions or negotiations with BRMR or a representative of BRMR relating to a BRMR competing proposal (including the identity of such person), and BRMR will provide to Eclipse promptly (and in any event within the shorter of one business day and 48 hours) (i) a copy of any such expression of interest, inquiry, proposal or offer with respect to a BRMR competing proposal made in writing provided to BRMR or any of its subsidiaries or (ii) if any such expression of interest, inquiry, proposal or offer with respect to a BRMR competing proposal is not (or any portion thereof is not) made in writing, a written summary of the material financial and other terms thereof, including the identity of the person making any such expression of interest, inquiry, proposal or offer. Thereafter BRMR has agreed to (i) keep Eclipse reasonably informed, on a prompt basis (and in any event within the shorter of one business day and 48 hours), of any material development regarding the status or terms of any such expressions of interest, proposals or offers (including any amendments thereto) or material requests and will promptly (and in any event within the shorter of one business day and 48 hours) apprise Eclipse of the status of any such discussions or negotiations and (ii) provide to Eclipse as soon as practicable after receipt or delivery thereof (and in any event within the shorter of one business day and 48 hours) copies of all material written correspondence and other material written materials provided to BRMR or its representatives from any person. BRMR has agreed to notify Eclipse if BRMR determines to begin providing information or to engage in discussions or negotiations concerning a BRMR competing proposal, prior to providing any such information or engaging in any such discussions or negotiations.

BRMR: No Solicitation Exceptions

Prior to, but not after, the receipt of the BRMR Stockholder Approval, BRMR and its representatives may engage in the second and third bullets in the second paragraph of the section directly above with any person if (i) BRMR receives an unsolicited bona fide written BRMR competing proposal from such person; and (ii) such BRMR competing proposal did not arise from or in connection with a breach of the obligations described in “The Merger Agreement—No Solicitation; Changes of Recommendation—No Solicitation by BRMR”; provided, however, that:

•

no information that is prohibited from being furnished pursuant to the “no solicitation” obligations described in the section entitled “The Merger Agreement—No Solicitation; Changes of Recommendation—No Solicitation by BRMR” may be furnished until BRMR receives an executed confidentiality agreement, subject to certain conditions, including that the terms of such confidentiality agreement are no less favorable to BRMR in the aggregate than the terms of the Mutual Confidentiality Agreement dated April 25, 2018 between Eclipse and BRMR;

•

any non-public information furnished to such person will have previously been made available to Eclipse or is made available to Eclipse prior to or concurrently with the time such information is made available to such person;

•

prior to taking any such actions, the BRMR board or any committee of the BRMR board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such BRMR competing proposal is, or would reasonably be expected to lead to, a BRMR superior proposal; and

•

prior to taking any such actions, the BRMR board determines in good faith after consultation with its outside legal counsel that failure to take such action would be inconsistent with the fiduciary duties owed by the BRMR board to the stockholders of BRMR under applicable law.

Eclipse: Restrictions on Changes of Recommendation

The Eclipse board, including any committee of the Eclipse board, may not:

•

withhold, withdraw, qualify or modify, or publicly propose or announce any intention to withhold, withdraw, qualify or modify, in a manner adverse to BRMR, its recommendation that Eclipse stockholders approve the Eclipse stock issuance and the Eclipse charter amendment;

•

fail to include its recommendation that Eclipse stockholders approve the Eclipse stock issuance and the Eclipse charter amendment in this consent solicitation statement/information statement/prospectus;

•	approve, endorse, recommend or publicly propose or announce any intention to approve, endorse or recommend, any Eclipse competing proposal;

•

publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement relating to an Eclipse competing proposal;

•

in the case of an Eclipse competing proposal that is structured as a tender offer or exchange offer for outstanding shares of Eclipse common stock, fail to recommend against acceptance of such tender offer or exchange offer by its stockholders on or prior to the earlier of (i) three business days prior to the date of the earlier of (A) the second business day before the End Date (as defined below) or (B) the third business day following the Information Statement/Prospectus Distribution Date (as defined below) (which we refer to as the “BRMR Stockholder Consent Deadline”) (or promptly after commencement of such tender offer or exchange offer if commenced on or after the third business day prior to the date of the BRMR Stockholder Consent Deadline) or (ii) 10 business days (as such term is used in Rule 14d-9 of the Exchange Act) after commencement of such tender offer or exchange offer;

•

if an Eclipse competing proposal shall have been publicly announced or disclosed (other than pursuant to the bullet directly above), fail to publicly reaffirm its recommendation that Eclipse stockholders approve the Eclipse stock issuance and Eclipse charter amendment on or prior to the earlier of (i) five business days after BRMR so requests in writing or (ii) three business days prior to the date of the BRMR Stockholder Consent Deadline (or promptly after announcement or disclosure of such Eclipse competing proposal if announced or disclosed on or after the third business day prior to the date of the BRMR Stockholder Consent Deadline); or

•

cause or permit Eclipse to enter into a letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement relating to an Eclipse competing proposal.

We refer to the taking of any of the actions described in the seven bullets directly above as a “Eclipse recommendation change.”

BRMR: Restrictions on Changes of Recommendation

Subject to certain exceptions described below, the BRMR board, including any committee of the BRMR board, may not:

•

withhold, withdraw, qualify or modify, or publicly propose or announce any intention to withhold, withdraw, qualify or modify, in a manner adverse to Eclipse or Merger Sub, its recommendation that BRMR stockholders approve the merger proposal;

•	fail to include its recommendation that BRMR stockholders approve the merger proposal in this consent solicitation statement/information statement/prospectus;

•	approve, endorse or recommend, or publicly propose or announce any intention to approve, endorse or recommend, any BRMR competing proposal;

•

publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than certain confidentiality agreements) relating to a BRMR competing proposal;

•

in the case of a BRMR competing proposal that is structured as a tender offer or exchange offer for outstanding shares of BRMR common stock (other than by Eclipse or an affiliate of Eclipse), fail to recommend against acceptance of such tender offer or exchange offer by its stockholders on or prior to the earlier of (i) three business days prior to the date of the BRMR Stockholder Consent Deadline (or promptly after commencement of such tender offer or exchange offer if commenced on or after the third business day prior to the date of the BRMR Stockholder Consent Deadline) or (ii) 10 business days (as such term is used in Rule 14d-9 of the Exchange Act) after commencement of such tender offer or exchange offer;

•

if a BRMR competing proposal shall have been publicly announced or disclosed (other than pursuant to the bullet directly above), fail to publicly reaffirm its recommendation that BRMR stockholders approve the merger proposal on or prior to the earlier of (i) five business days after Eclipse so requests in writing or (ii) three business days prior to the date of the BRMR Stockholder Consent Deadline (or promptly after announcement or disclosure of such BRMR competing proposal if announced or disclosed on or after the third business day prior to the date of the BRMR Stockholder Consent Deadline); or

•

cause or permit BRMR to enter into a letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than certain confidentiality agreements) relating to a BRMR competing proposal.

We refer to the taking of any of the actions described in the seven bullets directly above as a “BRMR recommendation change.”

BRMR: Permitted Changes of Recommendation and Permitted Termination to Enter into a Superior Proposal

Prior to, but not after, the receipt of the BRMR Stockholder Approval, in response to an unsolicited bona fide written BRMR competing proposal from a third party that did not arise from or in connection with a breach of the obligations described above and in the section entitled “The Merger Agreement—No Solicitation; Changes of Recommendation—No Solicitation by BRMR,” if the BRMR board or a committee thereof so chooses, the BRMR board or a committee thereof may effect a BRMR recommendation change or terminate the merger agreement if:

•	the BRMR board determines in good faith after consultation with its financial advisors and outside legal counsel that such BRMR competing proposal is a BRMR superior proposal;

•

the BRMR board determines in good faith, after consultation with its outside legal counsel, that failure to effect a BRMR recommendation change in response to such BRMR superior proposal would be inconsistent with the fiduciary duties owed by the BRMR board to the stockholders of BRMR under applicable law;

•

BRMR provides Eclipse written notice of such proposed action and the basis of such proposed action four business days in advance, which notice must set forth in writing that the BRMR board intends to take such action and the basis therefor, including a copy of the available proposed BRMR competing proposal and any applicable transaction and financing documents;

•

after giving such notice and prior to effecting such BRMR recommendation change, BRMR negotiates in good faith with Eclipse (to the extent Eclipse wishes to negotiate) to make such adjustments or revisions to the terms of the merger agreement as would permit the BRMR board not to effect a BRMR recommendation change; and

•

at the end of the four-business-day period, prior to taking action to effect a BRMR recommendation change, the BRMR board or a committee thereof takes into account any adjustments or revisions to the terms of the merger agreement proposed by Eclipse in writing and any other information offered by Eclipse in response to the notice, and determines in good faith after consultation with its financial advisors and outside legal counsel, that the BRMR competing proposal remains a BRMR superior proposal and that the failure to effect a BRMR recommendation change in response to such BRMR superior proposal would be inconsistent with the fiduciary duties owed by the BRMR board to the stockholders of BRMR under applicable law.

In the event of any amendment or modification to any BRMR superior proposal, BRMR will be required to deliver a new written notice to Eclipse and to comply with the foregoing requirements with respect to such new written notice, except that the advance written notice obligation will be reduced to one business day.

BRMR: Permitted Changes of Recommendation in Connection with Intervening Events

Prior to, but not after, the receipt of the BRMR Stockholder Approval, in response to a BRMR intervening event that occurs or arises after August 25, 2018 and that did not arise from or in connection with a breach of the merger agreement by BRMR, BRMR may, if the BRMR board or a committee thereof so chooses, effect a BRMR recommendation change if:

•	the BRMR board or a committee thereof determines in good faith after consultation with its financial advisors and outside legal counsel that a BRMR intervening event has occurred;

•

the BRMR board or a committee thereof determines in good faith, after consultation with its outside legal counsel, that failure to effect a BRMR recommendation change in response to such BRMR intervening event would be inconsistent with the fiduciary duties owed by the BRMR board to the stockholders of BRMR under applicable law;

•

BRMR provides Eclipse written notice of such proposed action and the basis of such proposed action four business days in advance, which notice must set forth in writing that the BRMR board intends to take such action and the basis therefor, including a reasonably detailed description of the facts and circumstances of the BRMR intervening event;

•

after giving such notice and prior to effecting such BRMR recommendation change, BRMR negotiates in good faith with Eclipse (to the extent Eclipse wishes to negotiate) to make such adjustments or revisions to the terms of the merger agreement as would permit the BRMR board not to effect a BRMR recommendation change in response thereto; and

•

at the end of the four-business-day period, prior to taking action to effect a BRMR recommendation change, the BRMR board takes into account any adjustments or revisions to the terms of the agreement proposed by Eclipse in writing and any other information offered by Eclipse in response to the notice, and determines in good faith after consultation with its financial advisors and outside legal counsel, that the failure to effect a BRMR recommendation change in response to such BRMR intervening event would be inconsistent with the fiduciary duties owed by the BRMR board to the stockholders of BRMR under applicable law.

In the event of any material changes regarding any BRMR intervening event, BRMR will be required to deliver a new written notice to Eclipse and to comply with the foregoing requirements with respect to such new written notice.

A “BRMR intervening event” is a material development or change in circumstance that occurs or arises after August 25, 2018 that was not known to or reasonably foreseeable by the BRMR board as of August 25, 2018, except for any development occurring as a consequence of a BRMR competing proposal.

BRMR: Confidentiality and Standstill Arrangements

From August 25, 2018 and continuing until the earlier of the effective time of the merger and the termination of the merger agreement, BRMR has agreed not to (and it will cause its subsidiaries not to) terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement to which it or any of its subsidiaries is a party. However, prior to, but not after, the receipt of the BRMR Stockholder Approval, if, in response to an unsolicited request from a third party to waive any “standstill” or similar provision, the BRMR board determines in good faith, after consultation with its outside legal counsel that the failure to take such action would be inconsistent with its fiduciary duties owed by the BRMR board to the stockholders of BRMR under applicable law, BRMR may waive any such “standstill” or similar provision solely to the extent necessary to permit a third party to make a BRMR competing proposal, on a confidential basis, to the BRMR board and communicate such waiver to the applicable third party. BRMR must advise Eclipse of its intent to take such action at least two business days prior to taking such action. BRMR has represented and warranted to Eclipse that it has not taken any action that (i) would be prohibited by this paragraph or (ii) but for the ability to avoid actions inconsistent with the fiduciary duties owed by the BRMR board to the stockholders of BRMR under applicable law, would have been prohibited by this paragraph during the 30 days prior to August 25, 2018.

Certain Permitted Disclosure

The BRMR board may, after consultation with its outside legal counsel, make such disclosures as it determines in good faith are necessary to comply with Rule 14e-2(a) promulgated under the Exchange Act. If such disclosure has the effect of withdrawing or adversely modifying the recommendation of the BRMR board that its stockholders vote in favor of adoption of the merger agreement, such disclosure will be deemed to be a BRMR recommendation change and Eclipse will have the right to terminate the merger agreement. The Eclipse board may, after consultation with its outside legal counsel, make such disclosures as it determines in good faith are necessary to comply with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act.

Definitions of Competing Proposals

A “Eclipse competing proposal” means any contract, proposal, offer or indication of interest relating to any transaction or series of related transactions involving directly or indirectly:

•

any acquisition (by asset purchase, stock purchase, merger, or otherwise) by any third party or group of any business or assets of Eclipse or any of its subsidiaries (including capital stock of or ownership interests in any subsidiary) that constitute 20% or more of the value of Eclipse’s and its subsidiaries’ assets (by fair market value) or generate 20% or more of Eclipse’s and its subsidiaries’ net revenue or EBITDA for the preceding 12 months, or any license, lease or long-term supply agreement having a similar economic effect;

•

any acquisition of beneficial ownership by any third party or group of 20% or more of the outstanding shares of Eclipse common stock or any other securities entitled to vote on the election of directors or any tender or exchange offer that would result in that person or group beneficially owning 20% or more of the outstanding shares of Eclipse common stock or any other securities entitled to vote on the election of directors; or

•	any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Eclipse.

A “BRMR competing proposal” means any contract, proposal, offer or indication of interest relating to any transaction or series of related transactions (other than transactions only with Eclipse or any of its subsidiaries) involving, directly or indirectly:

•

other than in a transaction or series of related transactions permitted pursuant to the merger agreement, any acquisition (by asset purchase, stock purchase, merger, or otherwise) by any third party or group of any business or assets of BRMR or any of its subsidiaries (including capital stock of or ownership interest in any subsidiary) that constitute 20% or more of BRMR’s and its subsidiaries’ assets (by fair market value) or generated 20% or more of the value of BRMR’s and its subsidiaries’ net revenue or EBITDA for the preceding 12 months, or any license, lease or long-term supply agreement having a similar economic effect;

•

any acquisition of beneficial ownership by any third party or group of 20% or more of the outstanding shares of BRMR common stock or any other securities entitled to vote on the election of directors or any tender or exchange offer that would result in that person or group beneficially owning 20% or more of the outstanding shares of BRMR common stock or any other securities entitled to vote on the election of directors; or

•	any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving BRMR or any of its subsidiaries.

Definition of BRMR Superior Proposal

A “BRMR superior proposal” means a bona fide written proposal that is not solicited after August 25, 2018 and is made after such date by any person or group (other than Eclipse or any of its affiliates) to acquire, directly or indirectly, (i) businesses or assets of BRMR or any of its subsidiaries (including capital stock of or ownership interest in any subsidiary) that account for 50% or more of the fair market value of such assets or that generated 50% or more of BRMR’s and its subsidiaries’ net revenue or EBITDA for the preceding 12 months, respectively, or (ii) more than 50% of the outstanding shares of BRMR common stock, in each case whether by way of merger, amalgamation, share exchange, tender offer, exchange offer, recapitalization, consolidation, sale of assets or otherwise, that, in the good faith determination of the BRMR board or a committee thereof, after consultation with its financial advisors:

•

if consummated, would result in a transaction more favorable to BRMR’s stockholders from a financial point of view than the merger (after taking into account the time likely to be required to consummate such proposal and any adjustments or revisions to the terms of the merger agreement offered by Eclipse in response to such proposal or otherwise);

•

is reasonably likely to be consummated on the terms proposed, taking into account any legal, financial, regulatory and stockholder approval requirements, the sources, availability and terms of any financing, financing market conditions and the existence of a financing contingency, the likelihood of termination, the timing of closing, the identity of the person or persons making the proposal and any other aspects considered relevant by the BRMR board; and

•	if applicable, financing is fully committed or reasonably determined to be available to the BRMR board.

Preparation of Consent Solicitation Statement/Information Statement/Prospectus and Registration Statement

Eclipse has agreed to promptly furnish to BRMR such data and information relating to it, its subsidiaries (including Merger Sub) and the holders of its capital stock, as BRMR may reasonably request for the purpose of including such data and information in this consent solicitation statement/information statement/prospectus and any amendments or supplements hereto used by BRMR to obtain the adoption by the BRMR stockholders of the merger agreement. BRMR has agreed to promptly furnish to Eclipse such data and information relating to it, its subsidiaries and the holders of its capital stock, as Eclipse may reasonably request for the purpose of including such data and information in this consent solicitation statement/information statement/prospectus and any amendments or supplements hereto and the registration statement, of which this consent solicitation statement/information statement/prospectus forms a part, and any amendments or supplements thereto. Without limiting the foregoing, Eclipse and BRMR have agree to (i) furnish to each other for inclusion in this consent solicitation statement/information statement/prospectus and the registration statement, of which this consent solicitation statement/information statement/prospectus forms a part, all financial statements of such party and its subsidiaries required to be included in this consent solicitation statement/information statement/prospectus and the registration statement, and (ii) use commercially reasonable efforts to (A) cause such party’s independent auditor to provide any necessary consents to the inclusion of financial statements or such independent auditor’s reports in this consent solicitation statement/information statement/prospectus and in the registration statement, and (B) cause such party’s independent petroleum engineers and geologists to provide any necessary consents to the inclusion of their reports with respect to estimates of reserves and future revenue in this consent solicitation statement/information statement/prospectus and the registration statement.

BRMR and Eclipse have agreed to each use reasonable best efforts to cause this consent solicitation statement/information statement/prospectus and the registration statement, of which this consent solicitation statement/information statement/prospectus forms a part, to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Eclipse and BRMR will each use its reasonable best efforts to cause the registration statement, of which this consent solicitation statement/information statement/prospectus forms a part, to become effective under the Securities Act as soon after such filing as reasonably practicable, and BRMR and Eclipse will each use reasonable best efforts to keep the registration statement, of which this consent solicitation statement/information statement/prospectus forms a part, effective as long as is necessary to consummate the merger. Eclipse will advise BRMR promptly after it receives any request by the SEC for amendment of this consent solicitation statement/information statement/prospectus or the registration statement, of which this consent solicitation statement/information statement/prospectus forms a part, or comments thereon and responses thereto or any request by the SEC for additional information. Each of BRMR and Eclipse have agreed to use reasonable best efforts to cause all information and documents that it has provided for inclusion in any filing with the SEC in connection with the transactions contemplated by the merger agreement to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Prior to filing the registration statement, of which this consent solicitation statement/information statement/prospectus forms a part (or any amendment or supplement thereto), or the mailing of this consent solicitation statement/information statement/prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Eclipse has agreed to (i) provide BRMR with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) include in such document or response all comments reasonably and promptly proposed by BRMR and (iii) not file or mail such document or respond to the SEC prior to receiving the approval of BRMR, which approval will not be unreasonably withheld, conditioned or delayed.

Eclipse has agreed to make all necessary filings with respect to the merger and the transactions contemplated by the merger agreement under the Securities Act, the Exchange Act and applicable blue sky laws and the rules and regulations thereunder. Eclipse will advise BRMR, promptly after it receives notice thereof, of the time when the registration statement, of which this consent solicitation statement/information statement/prospectus forms a part, has become effective or any supplement or amendment has been filed, the issuance of any stop order, and the suspension of the qualification of the Eclipse common stock issuable in connection with the merger or pursuant to the merger agreement’s treatment of BRMR equity awards for offering or sale in any jurisdiction. Each of BRMR and Eclipse will use reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

If at any time prior to the effective time of the merger, any information relating to Eclipse or BRMR, or any of their respective affiliates, officers or directors, should be discovered by Eclipse or BRMR that should be set forth in an amendment or supplement to the registration statement, of which this consent solicitation statement/information statement/prospectus forms a part, or this consent solicitation statement/information statement/prospectus, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information will promptly notify the other party and an appropriate amendment or supplement describing such information will be promptly filed by Eclipse with the SEC and, to the extent required by applicable law, disseminated to the BRMR and Eclipse stockholders.

BRMR Consent Solicitation and Eclipse Stockholder Written Consent

BRMR has agreed to take all action necessary in accordance with applicable laws and its organizational documents to distribute to BRMR’s stockholders this consent solicitation statement/information statement/prospectus for the purpose of obtaining the BRMR Stockholder Approval, as promptly as reasonably practicable following (i) the clearance of this consent solicitation statement/information statement/prospectus by the SEC, (ii) the effectiveness of the registration statement, of which this consent solicitation statement/information statement/prospectus forms a part, and (iii) the provision by Eclipse to BRMR of an electronic version of this consent solicitation statement/information statement/prospectus in a form that may be distributed to BRMR stockholders (which date of such distribution to BRMR’s stockholders we refer to as the “Information Statement/Prospectus Distribution Date”) (and in any event within two business days thereof).

Except as permitted by the merger agreement as described in the section entitled “The Merger Agreement—No Solicitation; Changes of Recommendation,” the BRMR board will (i) recommend that the BRMR stockholders provide written consents in favor of the adoption of the merger agreement and (ii) solicit from BRMR stockholders consents in favor of the adoption of the merger agreement, and this consent solicitation statement/information statement/prospectus will include such BRMR board recommendation. If requested by Eclipse, BRMR will promptly provide all written consent tabulation reports relating to the BRMR Stockholder Approval that have been prepared by BRMR or its transfer agent, consent solicitor or other representative, and will otherwise keep Eclipse reasonably informed regarding the status of the solicitation and any material oral or written communications from or to BRMR’s stockholders with respect thereto. Unless there has been a BRMR recommendation change in accordance with the merger agreement, BRMR and Eclipse have agreed to cooperate and use their reasonable best efforts to defend against any efforts by any of BRMR’s stockholders or any other person to prevent the BRMR Stockholder Approval from being obtained.

Once BRMR has established a record date for the purpose of determining BRMR’s stockholders entitled to deliver written consents with respect to the BRMR Stockholder Approval, BRMR may not change such record date or establish a different record date without the prior written consent of Eclipse (which consent will not be unreasonably withheld, conditioned or delayed), unless required to do so by applicable law or BRMR’s organizational documents. Without the prior written consent of Eclipse or as required by applicable law, (i) the BRMR Stockholder Approval will be the only matter (other than matters of procedure) that BRMR will propose to be consented to by the BRMR stockholders and BRMR may not submit any other proposal to such stockholders in connection with the consent solicitation contemplated by the merger agreement or otherwise (including any proposal inconsistent with the adoption of the merger agreement or the consummation of the transactions contemplated by the merger agreement), except that such consent solicitation also may include a proposal with respect to approval by the BRMR stockholders of any “parachute payment” within the meaning of Section 280G of the Code, and (ii) BRMR may not call any meeting of the BRMR stockholders.

As required by the merger agreement, on August 25, 2018, and as soon as practicable after the execution and delivery of the merger agreement by Eclipse, Merger Sub and BRMR, Eclipse provided BRMR with a copy of the Eclipse stockholder written consent. In connection with the Eclipse stockholder written consent, Eclipse will take all actions necessary to comply with the DGCL, including Section 228 thereof, and Eclipse’s organizational documents. If, prior to the effective time of the merger or the earlier termination of the merger agreement pursuant to its terms, for any reason the Eclipse stockholder written consent ceases to be valid and in full force or otherwise does not constitute the Eclipse Stockholder Approval, Eclipse will (i) seek to obtain as promptly as practicable a written consent duly executed by the EnCap Entities or other stockholders of Eclipse that constitutes the Eclipse Stockholder Approval and (ii) as soon as practicable after receipt by Eclipse of such written consent, provide BRMR with a copy thereof. In all cases, the Eclipse board will recommend that the Eclipse stockholders approve the Eclipse stock issuance.

Each of BRMR and Eclipse has agreed that BRMR’s obligation to solicit from BRMR stockholders consents in favor of the adoption of the merger agreement and Eclipse’s obligation to deliver the Eclipse stockholder written consent or to obtain and deliver any other written consent of stockholders of Eclipse will not be affected by the making of any BRMR recommendation change or Eclipse recommendation change, as applicable, and such obligations will not be affected by the commencement, announcement, disclosure, or communication by BRMR or Eclipse, as applicable, of any BRMR competing proposal or Eclipse competing proposal or other proposal (including, in the case of BRMR, a BRMR superior proposal) or the occurrence or disclosure by BRMR of any BRMR intervening event.

Access to Information

Subject to applicable law and certain other exceptions set forth in the merger agreement, during the period prior to the earlier of the effective time of the merger and the termination of the merger agreement pursuant to its terms, BRMR and Eclipse have each agreed to (and to cause its subsidiaries to), upon request by the other, furnish the other with all information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with this consent solicitation statement/information statement/prospectus, the registration statement, of which this consent solicitation statement/information statement/prospectus forms a part, or any other statement, filing, notice or application made by or on behalf of Eclipse, BRMR or any of their respective subsidiaries to any third party or any governmental entity in connection with the transactions contemplated by the merger agreement.

BRMR has agreed to, and to cause each of its subsidiaries to, afford to Eclipse and its representatives, during the period prior to the earlier of the effective time of the merger and the termination of the merger agreement, reasonable access, at reasonable times upon reasonable prior notice, to the officers, key employees, agents, properties, offices and other facilities of BRMR and its subsidiaries and to their books, records, contracts and documents and to, and to cause each of its subsidiaries to, furnish reasonably promptly to Eclipse and its representatives such information concerning its and its subsidiaries’ business, properties, contracts, records and personnel as may be reasonably requested, from time to time, by or on behalf of Eclipse. Eclipse and its representatives are required to conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of BRMR or its subsidiaries or otherwise cause any unreasonable interference with the prompt and timely discharge by the employees of BRMR or its subsidiaries of their normal duties.

HSR and Other Regulatory Approvals

Except for the filings and notifications made pursuant to antitrust laws (as defined below), promptly after August 25, 2018, the parties have agreed to prepare and file with the appropriate governmental entities and other third parties all authorizations, consents, notifications, certifications, registrations, declarations and filings that are necessary in order to consummate the transactions contemplated by the merger agreement and to diligently and expeditiously prosecute, and cooperate fully with each other in the prosecution of, such matters. However, in no event will either BRMR or Eclipse or any of their respective affiliates be required to pay any consideration to any third parties or give anything of value to obtain any such person’s authorization, approval, consent or waiver to effectuate the transactions contemplated by the merger agreement, other than filing, recordation or similar fees. Subject to applicable law relating to the exchange of information, Eclipse will have the right to direct all matters with any governmental entity; provided, however, that Eclipse and BRMR will have the right to review in advance and, to the extent reasonably practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Eclipse or BRMR, as applicable, and any of their respective subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any governmental entity in connection with the transactions contemplated by the merger agreement (including this consent solicitation statement/information statement/prospectus). BRMR and its subsidiaries will not agree to any actions, restrictions or conditions with respect to obtaining any consents, registrations, approvals, permits, expirations of waiting periods or authorizations in connection with the transactions contemplated by the merger agreement without the prior written consent of Eclipse (which consent, subject to certain commitments relating to antitrust laws, will not be unreasonably withheld, conditioned or delayed). Eclipse and its subsidiaries will not agree to any actions, restrictions or conditions with respect to obtaining any consents, registrations, approvals, permits, expirations of waiting periods or authorizations in connection with the transactions contemplated by the merger agreement without the prior written consent of BRMR (which consent, subject to certain commitments relating to antitrust laws, will not be unreasonably withheld, conditioned or delayed).

Eclipse and BRMR agreed to, as promptly as reasonably practicable after August 25, 2018, but in no event later than 15 business days after August 25, 2018, make any filings required under the HSR Act and to cooperate fully with each other and will furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filings under any applicable antitrust laws. Unless otherwise agreed, Eclipse and BRMR will each use commercially reasonable efforts to ensure the prompt expiration of any applicable waiting period under the HSR Act. Eclipse and BRMR will each use its commercially reasonable efforts to respond to and comply with any request for information from any governmental entity charged with enforcing, applying, administering or investigating the HSR Act or any other law designed to prohibit, restrict or regulate actions for the purpose or effect of mergers, monopolization, restraining trade or abusing a dominant position (which we refer to collectively as “antitrust laws”).

Each of Eclipse and BRMR will, in connection with the efforts referenced in the paragraph directly above, (i) use commercially reasonable efforts to cooperate in all respects with each other in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) promptly notify the other party of any communication concerning the merger agreement or any of the transactions contemplated thereby to that party from or with any governmental entity, or from any other person alleging that the consent of such person (or another person) is or may be required in connection with the transactions contemplated by the merger agreement, and consider in good faith the views of the other party and keep the other party reasonably informed of the status of matters related to the transactions contemplated by the merger agreement, including furnishing the other party with any written notices or other communications received by such party from, or given by such party to, any governmental entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by the merger agreement, except that any materials concerning one party’s valuation of the other party may be redacted; and (iii) permit the other party to review in draft any proposed communication to be submitted by it to any governmental entity with reasonable time and opportunity to comment, and consult with each other in advance of any in-person or telephonic meeting or conference with any governmental entity or, in connection with any proceeding by a private party, with any other person, and, to the extent permitted by the applicable governmental entity or person, not agree to participate in any meeting or discussion with any governmental entity relating to any filings or investigations concerning the merger agreement or any of the transactions contemplated thereby unless it consults with the other party and its representatives in advance and invites the other party’s representatives to attend in accordance with applicable Laws. Eclipse and BRMR will take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this paragraph so as to preserve any applicable privilege.

Each of Eclipse and BRMR and each of their respective subsidiaries will use commercially reasonable efforts to resolve objections, if any, as may be asserted with respect to the transactions contemplated by the merger agreement under any laws, including any antitrust laws; provided, however, that in no event will Eclipse or any of its affiliates or BRMR or any of its affiliates be required, under the HSR Act or any antitrust laws, to (i) propose, negotiate, agree to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any material assets or material businesses of such person, (ii) accept any condition, undertake any obligation, or take or refrain from taking any action that would materially limit such person’s freedom of action with respect to, or its ability to own or operate, any of its material businesses or material assets; (iii) contest, resist or seek to have vacated, lifted, reversed or overturned any governmental order or judicial order that is in effect that prohibits, prevents or materially restricts the consummation of the transactions contemplated by the merger agreement; or (iv) litigate or defend against any administrative or judicial action or proceeding

(including any proceeding seeking a temporary restraining order or preliminary injunction) challenging any of the transactions contemplated by the merger agreement.

Eclipse and Merger Sub have each agreed not to take any action that could reasonably be expected to hinder or delay in any material respect the obtaining of clearance or the expiration of the required waiting period under the HSR Act or any other applicable antitrust law.

Notwithstanding the foregoing, Eclipse and BRMR have determined that no filing under the HSR Act is required in connection with the merger. Neither Eclipse nor BRMR is aware of any material governmental approvals or actions that are required for completion of the merger. It is presently contemplated that if any such additional material governmental approvals or actions are required, those approvals or actions will be sought.

Employee Matters

Prior to the effective time of the merger, the BRMR board (or the appropriate committee thereof) will adopt resolutions and take such corporate action as is necessary to terminate BRMR’s 401(k) plan (which we refer to as the “BRMR 401(k) Plan”) and to ensure that the account balances of the participants in the BRMR 401(k) Plan are fully vested upon such plan termination, in each case effective as of the day prior to the closing date. Eclipse will take commercially reasonable efforts, including adopting or causing the adoption of amendments to the tax-qualified defined contribution retirement plan designated by Eclipse (which we refer to as the “Eclipse 401(k) Plan”) to permit each individual who is employed as of the closing date by BRMR or its subsidiaries (which we refer to as a “continuing employee”) to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in cash in an amount equal to the full account balance distributed or distributable to such continuing employee from the BRMR 401(k) Plan to the Eclipse 401(k) Plan, including outstanding loans. Each continuing employee who satisfies the eligibility requirements for participation in the Eclipse 401(k) Plan (after giving effect to the service crediting provisions described below) will become a participant in the Eclipse 401(k) Plan on the closing date (giving effect to the service crediting provisions described below), with no gap in participation in a tax-qualified defined contribution plan.

From August 25, 2018 until the closing date, (i) BRMR will provide Eclipse with a reasonable opportunity to review and comment on all written or broad-based oral communications to employees and other individual service providers of BRMR and its subsidiaries related to the transactions contemplated by the merger agreement, including in regard to employment or compensation or benefits matters addressed in the merger agreement or to be provided following the closing of the merger, (ii) Eclipse will provide BRMR with a reasonable opportunity to review and comment on all written or broad-based oral communications to employees and other individual service providers of Eclipse and its subsidiaries related to the transactions contemplated by the merger agreement, including in regard to employment or compensation or benefits matters addressed in the merger agreement or to be provided following the closing of the merger and (iii) BRMR and Eclipse will cooperate in good faith regarding any such communications.

In addition, Eclipse has agreed to:

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use commercially reasonable efforts to give each continuing employee service credit for such continuing employee’s employment with BRMR and its subsidiaries for purposes of vesting, eligibility and benefit accrual under each applicable Eclipse plan, to the same extent and for the same purposes that such service was taken into account under a corresponding BRMR plan prior to the closing date, except for benefit accrual under defined benefit pension plans, retiree medical benefits, disability benefits or to the extent it would result in a duplication of benefits;

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use commercially reasonable efforts to cause any eligibility waiting periods, active employment requirements and requirements to show evidence of good health under any group health plans of Eclipse or its affiliates to be waived with respect to the continuing employees and their eligible dependents to the extent such conditions, periods or requirements are satisfied or waived under a BRMR plan; and

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use commercially reasonable efforts to give each continuing employee credit for the plan year in which the closing date occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the closing date for which payment has been made.

Indemnification; Directors’ and Officers’ Insurance

Eclipse and the surviving corporation have agreed to, jointly and severally, indemnify, defend and hold harmless each indemnified person against all indemnified liabilities, including all indemnified liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the merger agreement or the transactions contemplated by the merger agreement, in each case, to the same extent such indemnified person is indemnified as of the date of the merger agreement by BRMR or its subsidiaries pursuant the organizational documents or BRMR or the organizational documents of any of BRMR’s subsidiaries, as applicable (and Eclipse and the surviving corporation will, jointly and severally, pay expenses incurred in connection therewith in advance of the final disposition of any such claim, action, suit, proceeding or investigation to each indemnified person to the same extent such indemnified person is indemnified as of the date of the merger agreement by BRMR or its subsidiaries pursuant to the organizational documents of BRMR or the organizational documents of any of BRMR’s subsidiaries, as applicable).

In the event any such claim, action, suit, proceeding or investigation is brought or threatened to be brought against any indemnified persons (whether arising before or after the effective time of the merger), (i) the indemnified persons may retain BRMR’s regularly engaged legal counsel or other counsel satisfactory to them, and Eclipse and the surviving corporation have agreed to, jointly and severally, pay all reasonable fees and expenses of such counsel for the indemnified persons as promptly as statements therefor are received, and (ii) each of Eclipse and the surviving corporation have agreed to use their best efforts to cooperate in the defense of any such matter.

Eclipse and the surviving corporation will not amend, repeal or otherwise modify any provision in the organizational documents of the surviving corporation in any manner that would (or manage the surviving corporation or its subsidiaries with the intent to or in a manner that would) affect adversely the rights thereunder or under the organizational documents of the surviving corporation or any of its subsidiaries of any indemnified person to indemnification, exculpation and advancement except to the extent required by applicable law. Eclipse has agreed to, and will cause the surviving corporation to, fulfill and honor any indemnification, expense advancement or exculpation agreements between Eclipse or any of its subsidiaries and any of its directors, officers or employees existing and in effect prior to August 25, 2018.

Eclipse and the surviving corporation will, jointly and severally, indemnify any indemnified person against all reasonable costs and expenses (including reasonable attorneys’ fees and expenses), such amounts to be payable in advance upon request as provided in the merger agreement, relating to the enforcement of such indemnified person’s rights under the merger agreement or under any charter, bylaw or contract regardless of whether such indemnified person is ultimately determined to be entitled to indemnification thereunder.

Eclipse will obtain or cause the surviving corporation to obtain, and Eclipse will fully prepay immediately prior to the effective time of the merger, “tail” insurance policies with a claims period equal to the tail period from an insurance carrier with the same or better credit rating as BRMR’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as BRMR’s existing policies with respect to matters, acts or omissions existing or occurring at or prior to, but not after, the effective time of the merger. In no event will the aggregate cost of the directors’ and officers’ liability insurance exceed during the tail period 300% of the current aggregate annual premium paid by BRMR for such purpose. If the cost of such insurance coverage exceeds such amount, Eclipse will obtain or cause the surviving corporation to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

In the event that Eclipse or the surviving corporation or any of its successors or assignees (i) consolidates with or merges into any other person and neither Eclipse or the surviving company, as applicable, is the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, in each such case, Eclipse has agreed to make proper provisions so that the successors and assigns of Eclipse or the surviving corporation, as the case may be, will assume the indemnification, insurance coverage and expense advancement obligations set forth in the merger agreement.

Transaction Litigation

In the event of any litigation or other legal proceedings by any governmental entity or other person in relation to the merger agreement, the merger or other transactions contemplated by the merger agreement that is commenced or, to the knowledge of Eclipse or BRMR, is threatened, the relevant party will notify the other party of any such litigation and keep that party reasonably informed of its status. BRMR and Eclipse have agreed to give each other a reasonable opportunity to participate in the defense or settlement of any transaction litigation against BRMR or Eclipse, and will consider in good faith the other’s advice with respect to such litigation. BRMR and Eclipse have each agreed that neither will offer or agree to settle any transaction litigation commenced against BRMR or Eclipse without the prior written consent of the other.

Public Announcements

Any party to the merger agreement, its subsidiaries or their representatives may issue a public announcement or other public disclosures (i) required by applicable law, (ii) required by the rules of any stock exchange upon which such party’s or its subsidiary’s capital stock is traded or (iii) consistent with the final form of the joint press release announcing the merger and the investor presentation given to investors on the morning of August 27, 2018. However, in each case, such party must use its reasonable best efforts to afford the other party an opportunity to first review the content of the proposed disclosure and provide reasonable comments thereon. Except as described in the section entitled “The Merger Agreement—Employee Matters,” the merger agreement does not restrict a party’s ability to communicate with its or its subsidiaries’ employees.

Advice of Certain Matters

Subject to compliance with applicable law, BRMR and Eclipse, as the case may be, have agreed to confer on a regular basis with each other and will promptly advise each other orally and in writing of any change or event having, or which would be reasonably likely to have, individually or in the aggregate, BRMR material adverse effect or an Eclipse material adverse effect, as the case may be. Except with respect to antitrust laws, BRMR and Eclipse have agreed to promptly provide each other (or their respective counsel) with copies of all filings made by such party or its subsidiaries with the SEC or any other governmental entity in connection with the merger agreement and the transactions contemplated by the merger agreement.

Transfer Taxes

Generally, all transfer, documentary, sales, use, stamp, registration and other similar taxes and fees imposed with respect to the merger or the transfer of shares of BRMR common stock pursuant to the merger will be borne by Eclipse or BRMR and expressly will not be a liability of holders of shares of BRMR common stock. Eclipse and BRMR have agreed to cooperate, in good faith, in the filing of any tax returns with respect to transfer taxes and the minimization, to the extent reasonably permissible under applicable law, of the amount of any transfer taxes.

Reasonable Best Efforts; Notification

Eclipse and BRMR have agreed to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the merger and the other transactions contemplated by the merger agreement.

Eclipse and BRMR have agreed, subject to applicable law and as otherwise required by any governmental entity, to keep the other apprised of the status of matters relating to the completion of the merger, including promptly furnishing the other with copies of notices or other communications received by Eclipse or BRMR, as applicable, or any of its subsidiaries, from any third party or any governmental entity with respect to the transactions contemplated by the merger agreement (including those alleging that the approval or consent of such person is or may be required in connection with the transactions contemplated by the merger agreement).

Section 16 Matters

Prior to the effective time of the merger, the parties have agreed to take all such steps as may be required to cause any dispositions of equity securities of BRMR or acquisitions of equity securities of Eclipse in connection with the merger agreement by each individual who is or will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Eclipse, to be exempt under Rule 16b-3 under the Exchange Act.

Stock Exchange Listing

Eclipse will take all action necessary to cause the shares of Eclipse common stock to be issued in the merger or pursuant to the merger agreement’s treatment of BRMR equity awards to be approved for listing on the NYSE prior to the effective time of the merger, subject to official notice of issuance.

BRMR Credit Agreement; Financing Cooperation

On the closing date, Eclipse will cause all outstanding indebtedness and other obligations of BRMR and its subsidiaries under the Credit Agreement dated as of November 7, 2017 among BRMR, HPS Investment Partners, LLC, as administrative agent, and the lenders party thereto (which we refer to as the “BRMR Credit Agreement”) to be paid in full, and the BRMR Credit Agreement will be terminated (other than with respect to any provisions of the BRMR Credit Agreement that by their express terms survive such termination, which provisions will continue in accordance with their terms). At least two business days prior to the closing date, BRMR will deliver or cause to be delivered to Eclipse a payoff letter executed by the administrative agent under the BRMR Credit Agreement, effective as of the closing date and in form and substance reasonably satisfactory to Eclipse, which will (i) indicate the total amount required to be paid to satisfy in full all indebtedness and other obligations outstanding pursuant to the BRMR Credit Agreement as of the closing date (including any per diem or similar ticking fee), and (ii) provide for, among other things, the release, discharge, removal and termination of all encumbrances on the assets of BRMR and its subsidiaries arising under the BRMR Credit Agreement or related agreements upon payment of the amounts set forth therein. BRMR and Eclipse will use reasonable best efforts to take all other actions necessary to facilitate the repayment in full and termination of the BRMR Credit Agreement.

From and after August 25, 2018, and through the earlier of the effective time of the merger and the date on which the merger agreement is terminated in accordance with its terms, Eclipse and BRMR will, and will cause their respective subsidiaries to, cooperate with each other in the arrangement of any bank debt financing (including through amendments to existing bank debt financings) or any capital markets debt financing for the purposes of financing any repayment or refinancing of debt contemplated by the merger agreement or required in connection with the transactions contemplated by the merger agreement or as otherwise mutually determined by Eclipse and BRMR to be necessary or desirable in connection with the consummation of the transactions contemplated by the merger agreement (which we refer to collectively as the “Debt Financing”), including providing reasonably available financial and other information to each other and to potential sources, arrangers or underwriters of the Debt Financing, except that no obligation of Eclipse, BRMR or any of their respective subsidiaries under the Debt Financing will be effective prior to the effective time of the merger.

Tax Matters

Each of Eclipse and BRMR have agreed to use its reasonable best efforts to cause the merger to qualify, and will not take (and will use its reasonable best efforts to prevent any affiliate of such party from taking) any actions that would reasonably be expected to prevent the merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Code. Each of Eclipse and BRMR will comply, to the extent reasonably expected to be necessary to cause the merger to qualify as a reorganization under the provisions of Section 368(a) of the Code, with all representations, warranties, and covenants contained in the Eclipse tax certificate and BRMR tax certificate, respectively.

Eclipse and BRMR have agreed to cooperate with one another to facilitate the issuance of the opinions of counsel referred to in “The Merger Agreement—Conditions to the Completion of the Merger”, including, in connection therewith, each delivering to such counsel duly executed certificates containing such representations, warranties and covenants as are reasonably necessary or appropriate to enable such counsel to render the opinions, in each case dated as of the closing date (and, if requested, dated as of the date on which the registration statement, of which this consent solicitation statement/information statement/prospectus forms a part, is declared effective by the SEC), and providing such other information as reasonably requested by each counsel for purposes of rendering the opinions.

Takeover Laws

Each party to the merger agreement has agreed that it will not take any action that would cause the transactions contemplated by the merger agreement to be subject to the requirements imposed by any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under applicable law, and each of them will take all reasonable steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by the merger agreement from any such takeover law that purports to apply to the merger agreement or the transactions contemplated by the merger agreement. Neither BRMR nor Eclipse will take any action that would cause the transactions contemplated by the merger agreement to be subject to any anti-takeover provisions in its organizational documents, and each of BRMR and Eclipse will take all reasonable steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by the merger agreement from any anti-takeover provisions in its organizational documents.

Obligations of Merger Sub

Eclipse has agreed to take all action necessary to cause Merger Sub and the surviving corporation to perform their respective obligations under the merger agreement.

Amendment of Eclipse Certificate of Incorporation and Bylaws

On the closing date, subject to the satisfaction or (to the extent permitted by applicable law) waiver in accordance with the merger agreement of all of the conditions described in the section entitled “The Merger Agreement—Conditions to the Completion of the Merger,” Eclipse will cause (i) the Eclipse charter amendment to occur, such that the Eclipse certificate of incorporation will be in the form attached to this consent solicitation statement/information statement/prospectus as Annex J, and (ii) the Eclipse bylaws to be amended and restated, effective as of or immediately prior to the effective time of the merger, to be in the form attached to this consent solicitation statement/information statement/prospectus as Annex K.

Eclipse Stockholders Agreement

Prior to the effective time of the merger, Eclipse will take such action as is necessary to cause the Stockholders Agreement, dated as of June 25, 2014, by and among Eclipse and the Principal Stockholders (as defined therein) to be terminated effective as of the effective time of the merger.

Conditions to the Completion of the Merger

Mutual Conditions

The respective obligations of Eclipse, BRMR and Merger Sub to consummate the merger are subject to the satisfaction at or prior to the effective time of the merger of the following conditions, any or all of which may be waived jointly by Eclipse, BRMR and Merger Sub, in whole or in part, to the extent permitted by applicable law:

•	Eclipse Stockholder Approval. The Eclipse Stockholder Approval must have been obtained and must be in full force and effect.

•	BRMR Stockholder Approval. The BRMR Stockholder Approval must have been obtained and must be in full force and effect.

•	Regulatory Approval. Any waiting period under the HSR Act applicable to the merger and the other transactions contemplated by the merger agreement must have expired or been terminated.

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No Injunctions or Restraints. Any governmental entity having jurisdiction over Eclipse, BRMR and Merger Sub must not have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the merger, and any law that makes the consummation of the merger illegal or otherwise prohibited must not have been adopted.

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Effectiveness of the Registration Statement. The registration statement, of which this consent solicitation statement/information statement/prospectus forms a part, must have been declared effective by the SEC under the Securities Act and must not be the subject of any stop order or proceedings seeking a stop order.

•	NYSE Listing. The shares of Eclipse common stock issuable to BRMR stockholders pursuant to the merger agreement must have been authorized for listing on the NYSE, upon official notice of issuance.

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Appraisal Rights. The total number of dissenting shares must not exceed 12% of the issued and outstanding shares of BRMR common stock immediately prior to the effective time of the merger and the time period for holders of BRMR common stock to submit a written demand for appraisal in accordance with the provisions of Section 262 must have expired.

Additional Conditions to the Obligations of Eclipse

The obligations of Eclipse and Merger Sub to consummate the merger are subject to the satisfaction at or prior to the effective time of the merger of the following conditions, any or all of which may be waived exclusively by Eclipse, in whole or in part, to the extent permitted by applicable law:

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certain representations and warranties of BRMR set forth in the merger agreement regarding organization, standing and power, capital structure, authority and absence of certain changes or events must have been true and correct as of August 25, 2018 and shall be true and correct as of the closing date, as though made on and as of the closing date (except, with respect to certain representations and warranties regarding capital stock, for any de minimis inaccuracies) (except that representations and warranties that speak as of a specified date or period of time must have been true and correct only as of such date or period of time);

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certain other representations and warranties of BRMR set forth in the merger agreement relating to capital structure must have been true and correct in all material respects as of August 25, 2018 and must be true and correct in all material respects as of the closing date, as though made on and as of the closing date (except that representations and warranties that speak as of a specified date or period of time must have been true and correct in all material respects only as of such date or period of time);

•	all other representations and warranties of BRMR set forth in the merger agreement must have been true and correct as of August 25, 2018 and must be true and correct as of the closing date, as though made on and as of the closing date (except that representations and warranties that speak as of a specified date or period of time must have been true and correct only as of such date or period of time), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality,” “in all material respects” or “BRMR material adverse effect”) would not reasonably be expected to have, individually or in the aggregate, a BRMR material adverse effect;

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BRMR must have performed, or complied with, in all material respects, all agreements and covenants required to be performed or complied with by it under the merger agreement on or prior to the effective time of the merger;

•	Eclipse must have received a certificate of BRMR signed by an executive officer of BRMR, dated as of the closing date, confirming that the conditions in the four bullets above have been satisfied; and

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Eclipse must have received an opinion from Norton Rose Fulbright US LLP, in form and substance reasonably satisfactory to Eclipse, dated as of the closing date (and, if requested, dated as of the date on which the registration statement, of which this consent solicitation statement/information statement/prospectus forms a part, is declared effective by the SEC), to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering the opinion, Norton Rose Fulbright US LLP must have received and may rely upon the duly executed certificate of Eclipse containing such representations, warranties and covenants as will be reasonably necessary or appropriate and the duly executed certificate of BRMR containing such representations, warranties and covenants as will be reasonably necessary or appropriate and such other information reasonably requested by and provided to it by BRMR or Eclipse for purposes of rendering such opinion.

Additional Conditions to the Obligations of BRMR

The obligation of BRMR to consummate the merger is subject to the satisfaction at or prior to the effective time of the merger of the following conditions, any or all of which may be waived exclusively by BRMR, in whole or in part, to the extent permitted by applicable law:

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certain representations and warranties of Eclipse and Merger Sub set forth in the merger agreement regarding organization, standing and power, capital structure, authority and absence of certain changes or events must have been true and correct as of August 25, 2018 and must be true and correct as of the closing date, as though made on and as of the closing date (except, with respect to certain representations and warranties regarding capital stock, for any de minimis inaccuracies) (except that representations and warranties that speak as of a specified date or period of time will have been true and correct only as of such date or period of time);

•

certain other representations and warranties of Eclipse set forth in the merger agreement relating to capital structure must have been true and correct in all material respects as of August 25, 2018 and must be true and correct in all material respects as of the closing date, as though made on and as of the closing date (except that representations and warranties that speak as of a specified date or period of time will have been true and correct in all material respects only as of such date or period of time);

•

all other representations and warranties of Eclipse and Merger Sub set forth in the merger agreement must have been true and correct as of August 25, 2018 and must be true and correct as of the closing date, as though made on and as of the closing date (except that representations and warranties that speak as of a specified date or period of time must have been true and correct only as of such date or period of time), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality,” “in all material respects” or “Eclipse material adverse effect”) that would not reasonably be expected to have, individually or in the aggregate, an Eclipse material adverse effect;

•

Eclipse and Merger Sub each must have performed, or complied with, in all material respects, all agreements and covenants required to be performed or complied with by them under the merger agreement at or prior to the effective time of the merger;

•

BRMR must have received a certificate of Eclipse signed by an executive officer of Eclipse, dated as of the closing date, confirming that the conditions in the four bullets above have been satisfied; and

•

BRMR must have received an opinion from Bracewell LLP, in form and substance reasonably satisfactory to BRMR, dated as of the closing date (and, if requested, dated as of the date on which the registration statement, of which this consent solicitation statement/information statement/prospectus forms a part, is declared effective by the SEC), to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering the opinion described in this bullet, Bracewell LLP must have received and may rely upon the duly executed certificate of Eclipse containing such representations, warranties and covenants as will be reasonably necessary or appropriate and the duly executed certificate of BRMR containing such representations, warranties and covenants as will be reasonably necessary or appropriate and such other information reasonably requested by and provided to it by BRMR or Eclipse for purposes of rendering such opinion.

Frustration of Closing Conditions

None of Eclipse, BRMR or Merger Sub may rely, either as a basis for not consummating the merger or for terminating the merger agreement, on the failure of any condition set forth above, as the case may be, to be satisfied if such failure was caused by such party’s breach in any material respect of any provision of the merger agreement.

Termination

Termination Rights

Eclipse and BRMR may terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger by mutual written consent of Eclipse and BRMR.

The merger agreement may also be terminated by either Eclipse or BRMR at any time prior to the effective time of the merger in any of the following situations:

•

if any governmental entity having jurisdiction over any party has issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the merger and such order, decree, ruling or injunction or other action has become final and nonappealable, or if any law has been adopted that permanently makes the consummation of the merger illegal or otherwise permanently prohibited, so long as the terminating party has not breached any material covenant or agreement under the merger agreement that has caused or resulted in such order, decree, ruling or injunction or other action;

•

if the merger has not been consummated on or before February 28, 2019; provided, however, that if on such date the condition to closing relating to regulatory approval or no injunctions or restraints as described in the section entitled “The Merger Agreement—Conditions to the Completion of the Merger—Mutual Conditions” (if the failure of such condition to be then satisfied is due to an antitrust law) shall not have been satisfied but all other conditions to closing shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the closing, shall be capable of being satisfied or waived by all parties entitled to the benefit of such conditions), such date may be extended by Eclipse or BRMR by written notice to the other party up to a date that is no later than May 31, 2019 (which date, as it may be extended, we refer to as the “End Date”); provided, further, that the right to terminate described in this bullet will not be available to any party whose failure to fulfill any material covenant or agreement under the merger agreement has been the cause of or resulted in the failure of the merger to occur on or before such date (which termination event described in this bullet we refer to as the “end date termination event”);

•

in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in the merger agreement which would give rise to the failure of an applicable closing condition (and such breach is not curable prior to the End Date, or if curable prior to End Date, has not been cured by the earlier of (i) 30 days after the giving of written notice to the breaching party of such breach and (ii) two business days prior to the End Date) (which, in the case of a breach by BRMR, we refer to as a “BRMR breach termination event” and, in the case of a breach by Eclipse, we refer to as a “Eclipse breach termination event”);

•

if the BRMR Stockholder Approval has not been obtained by the BRMR Stockholder Consent Deadline, except that the right to terminate the merger agreement under this provision will not be available to any part whose failure to fulfill any material covenant or agreement under the merger agreement has been the cause of or resulted in the failure of the BRMR Stockholder Approval to have been obtained (which we refer to as a “BRMR stockholder approval termination event”); or

•	if the total number of dissenting shares exceeds 12% of the issued and outstanding shares of BRMR common stock (which we refer to as a “dissenting shares termination event”).

In addition, the merger agreement may be terminated by Eclipse:

•	if prior to, but not after, receipt of the BRMR Stockholder Approval, the BRMR board or a committee of the BRMR board has effected a BRMR recommendation change; or

•

if BRMR has willfully and materially breached BRMR’s “no solicitation” obligations under the merger agreement as described in the section entitled “The Merger Agreement—No Solicitation; Changes of Recommendation” (which we refer to as a “BRMR no solicitation breach termination event”).

Further, the merger agreement may be terminated by BRMR:

•

if (i) Eclipse failed to deliver a copy of the Eclipse stockholder written consent to BRMR on August 25, 2018 pursuant to the merger agreement or (ii) for any reason the Eclipse stockholder written consent ceases to be valid and in full force or otherwise does not constitute the Eclipse Stockholder Approval (which we refer to as a “Eclipse stockholder approval termination event”); or

•

if prior to, but not after, receipt of the BRMR Stockholder Approval, the BRMR board has entered into a definitive agreement with respect to a BRMR superior proposal, so long as BRMR complied in all material respects with the match right and “no solicitation” obligations under the merger agreement with respect to such BRMR competing proposal (which we refer to as a “BRMR superior proposal termination event”).

Termination Fees Payable by Eclipse

The merger agreement requires Eclipse to pay BRMR the reverse termination fee, if:

•	BRMR terminates the merger agreement due to an Eclipse stockholder approval termination event; or

•

(i) BRMR or Eclipse terminates the merger agreement due to an end date termination event or BRMR terminates the merger agreement due to an Eclipse breach termination event and following August 25, 2018 and on or before the date of any such termination, an Eclipse competing proposal was announced, disclosed or otherwise communicated to the Eclipse board and not withdrawn without qualification at least seven business days prior to the date of such termination (however, an Eclipse competing proposal will not be deemed to have been “publicly withdrawn” by any person if, within 12 months of the termination of the merger agreement, Eclipse or any of its subsidiaries have entered into a definitive agreement with respect to, or have consummated, or have approved or recommended to the Eclipse stockholders or otherwise not opposed, in the case of a tender offer or exchange offer, an Eclipse competing proposal made by or on behalf of such person or any of its affiliates), and (ii) within 12 months after the date of such termination, Eclipse enters into a definitive agreement with respect to an Eclipse competing proposal (or publicly approves or recommends to the Eclipse stockholders or otherwise does not oppose, in the case of a tender or exchange offer, an Eclipse competing proposal) or consummates an Eclipse competing proposal. For purposes of this paragraph, any reference in the definition of Eclipse competing proposal to “20%” will be deemed to be a reference to “more than 50%” and any Eclipse competing proposal made prior to August 25, 2018 will be deemed to have been made following August 25, 2018 if Eclipse breaches the “no solicitation” obligations described in the section entitled “The Merger Agreement—No Solicitation; Changes of Recommendation—No Solicitation by Eclipse” with respect to such Eclipse competing proposal.

In no event will Eclipse be required to pay the reverse termination fee on more than one occasion. In addition, if both the termination fee (as described below) and the reverse termination fee are payable pursuant to the merger agreement, no payment of the termination fee or the reverse termination fee will be required.

Termination Fees Payable by BRMR

The merger agreement requires BRMR to pay Eclipse the termination fee if:

•	BRMR terminates the merger agreement due to a BRMR superior proposal termination event;

•	Eclipse terminates the merger agreement due to a BRMR recommendation change or due to a BRMR no solicitation breach termination event;

•	Eclipse or BRMR terminates the merger agreement due to a BRMR stockholder approval termination event and the BRMR board or a committee thereof has effected a BRMR recommendation change; or

•

(i) (A) Eclipse or BRMR terminates the merger agreement due to a BRMR stockholder approval termination event and following August 25, 2018 and on or before the date of such termination a BRMR competing proposal was publicly announced or publicly disclosed and not publicly withdrawn without qualification at least seven business days prior to the BRMR Stockholder Consent Deadline or (B) BRMR or Eclipse terminates the merger agreement due to an end date termination event or Eclipse terminates the merger agreement due to a BRMR breach termination event and following August 25, 2018 and on or before the date of such termination a BRMR competing proposal has been announced, disclosed or otherwise communicated to the BRMR board and not withdrawn without qualification at least seven business days prior to the date of such termination (however, a BRMR competing proposal will not be deemed to have been “publicly withdrawn” by any person if, within 12 months of the termination of the merger agreement, BRMR or any of its subsidiaries have entered into a definitive agreement with respect to, or have consummated, or have approved or recommended to the BRMR stockholders or otherwise have not opposed, in the case of a tender offer or exchange offer, a BRMR competing proposal made by or on behalf of such person or any of its affiliates), and (ii) within 12 months after the date of such termination, BRMR enters into a definitive agreement with respect to a BRMR competing proposal (or publicly approves or recommends to the BRMR stockholders or otherwise does not oppose, in the case of a tender or exchange offer, a BRMR competing proposal) or consummates a BRMR competing proposal. For purposes of this paragraph, any reference in the definition of BRMR competing proposal to “20%” will be deemed to be a reference to “more than 50%” and any BRMR competing proposal made prior to August 25, 2018 will be deemed to have been made following August 25, 2018 if BRMR breaches the “no solicitation” obligations described in the section entitled “The Merger Agreement—No Solicitation; Changes of Recommendation—No Solicitation by BRMR” with respect to such BRMR competing proposal.

In no event will BRMR be required to pay the termination fee on more than one occasion. In addition, if both the termination fee and the reverse termination fee (as described above) are payable pursuant to the merger agreement, no payment of the termination fee or the reverse termination fee will be required.

Eclipse Expenses Payable by BRMR

The merger agreement requires BRMR to pay Eclipse an expense reimbursement fee of $3,250,000 (which we refer to as the “Eclipse expense reimbursement fee”) if either BRMR or Eclipse terminates the merger agreement due to a BRMR stockholder approval termination event or if either BRMR or Eclipse terminates the merger agreement due to a dissenting shares termination event. In no event will Eclipse be entitled to receive more than one payment of the Eclipse expense reimbursement fee. If Eclipse receives the termination fee, then Eclipse will not be entitled to also receive the Eclipse expense reimbursement fee.

Effect of Termination

In the event of termination of the merger agreement pursuant to the provisions described in the section entitled “The Merger Agreement—Termination”, the merger agreement (other than certain provisions as set forth in the merger agreement) will become void and of no effect with no liability on the part of any party to the merger agreement. However, except as otherwise expressly provided in the merger agreement, no termination of the merger agreement will relieve any party to the merger agreement of any liability or damages to the other parties resulting from any willful and material breach of the merger agreement.

Expenses

Except as otherwise provided in the merger agreement, whether or not the merger is completed, all costs and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring the expense.

Specific Performance; Remedies

Eclipse, BRMR and Merger Sub have agreed that each will be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement. Eclipse, BRMR and Merger Sub accordingly have agreed not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under the merger agreement.

The monetary remedies and the specific performance remedies set forth in the merger agreement will be the sole and exclusive remedies of (i) BRMR and its subsidiaries against Eclipse and Merger Sub and any of their respective former, current or future directors, officers, stockholders, representatives or affiliates for any loss suffered as a result of the failure of the merger to be consummated, except in the case of fraud or a willful and material breach of any covenant, agreement or obligation (in which case only Eclipse and Merger Sub will be liable for damages for such fraud or willful and material breach), and upon payment of such amount, none of Eclipse or Merger Sub or any of their respective former, current or future directors, officers, stockholders, representatives or affiliates will have any further liability or obligation relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement, except for the liability of Eclipse in the case of fraud or a willful and material breach of any covenant, agreement or obligation; and (ii) Eclipse and Merger Sub against BRMR and its subsidiaries and any of their respective former, current or future directors, officers, stockholders, representatives or affiliates for any loss suffered as a result of the failure of the merger to be consummated, except in the case of fraud or a willful and material breach of any covenant, agreement or obligation (in which case only BRMR will be liable for damages for such fraud or willful and material breach), and upon payment of such amount, none of BRMR and its subsidiaries or any of their respective former, current or future directors, officers, stockholders, representatives or affiliates will have any further liability or obligation relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement, except for the liability of BRMR in the case of fraud or a willful and material breach of any covenant, agreement or obligation.

No Third-Party Beneficiaries

Nothing in the merger agreement, express or implied, is intended to or confers upon any person other than Eclipse, BRMR and Merger Sub any right, benefit or remedy of any nature whatsoever under or by reason of the merger agreement, except:

•

from and after the effective time of the merger, the rights of former holders of shares of BRMR common stock, and holders of BRMR restricted stock units, BRMR performance interest awards, and BRMR restricted stock to receive the merger consideration or other payments pursuant to the merger agreement’s treatment of BRMR equity awards; and

•	the right of the indemnified persons to enforce the obligations described under “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance”.

Amendment

The merger agreement may be amended in writing at any time; however, after the approval by BRMR stockholders of the merger proposal or the approval by Eclipse stockholders of the Eclipse stock issuance, no amendment or waiver may be made which requires further approval by BRMR stockholders or Eclipse stockholders under applicable law unless such further approval is obtained. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Governing Law

The merger agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of relate to the merger agreement, or the negotiation, execution or performance of the merger agreement, are governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

Voting Agreements

Eclipse Voting Agreement

On August 25, 2018, Eclipse entered into the Eclipse voting agreement with BRMR and the EnCap Entities, which EnCap Entities hold a majority of the outstanding shares of Eclipse’s common stock, whereby, among other things, the Eclipse Entities confirmed that each had irrevocably and unconditionally executed and delivered to Eclipse and BRMR the Eclipse stockholder written consent and agreed to (i) not revoke or seek to revoke the Eclipse stockholder written consent or take or seek to take any other action that would cause the Eclipse stockholder written consent to be invalid or ineffective or otherwise not to constitute the Eclipse Stockholder Approval and (ii) vote all shares of Eclipse common stock beneficially owned by them in favor of the Eclipse stock issuance and the Eclipse charter amendment at any meeting of the Eclipse stockholders called with respect to any of such matters, and at every adjournment or postponement thereof.

The EnCap Entities also agreed to vote such shares against any action or agreement that would be expected to result in any condition to the consummation of the merger agreement not being satisfied, any Eclipse competing proposal, any action or agreement that would reasonably be expected to prevent, impede, interfere with, discourage, delay, postpone or materially adversely affect the consummation of the transactions contemplated by the merger agreement or dilute, in any material respect, the benefit of the transactions contemplated thereby to

BRMR or BRMR’s stockholders, or any action that would reasonably be expected to result in a breach of Eclipse’s or Merger Sub’s obligations in the merger agreement. The Eclipse voting agreement also limits the ability of the EnCap Entities to transfer their Eclipse common stock.

The Eclipse voting agreement terminates upon the earlier to occur of (i) the effective time of the merger, (ii) such date and time as the merger agreement shall be terminated pursuant to its terms, or (iii) the termination of the merger agreement by mutual written consent of the parties.

A copy of the Eclipse voting agreement is attached to this consent solicitation statement/information statement/prospectus as Annex E. The preceding summary of the terms of the Eclipse voting agreement is not a complete description of the Eclipse voting agreement and is qualified in its entirety by the full text of the Eclipse voting agreement.

BRMR Voting Agreement

On August 25, 2018, Eclipse and BRMR entered into the BRMR voting agreement with certain stockholders of BRMR, whereby, among other things, such BRMR stockholders agreed, subject to the terms of the BRMR voting agreement, to (i) execute and deliver to BRMR and Eclipse a written consent with respect to all of the shares of BRMR common stock beneficially owned by them adopting the merger agreement and approving the merger, the other transactions contemplated by the merger agreement and any actions related to the merger agreement within one business day after both (A) the registration statement of which this consent solicitation statement/information statement/prospectus forms a part becomes effective under the Securities Act and (B) this consent solicitation statement/information statement/prospectus has been delivered to such BRMR stockholders, and (ii) vote such shares in favor of such matters at any meeting of the BRMR stockholders called with respect to any of such matters, and at every adjournment or postponement thereof. The written consent delivered pursuant to the BRMR voting agreement will be irrevocable in accordance with its terms and will constitute the prior written approval by such BRMR stockholder of the consummation by BRMR of the merger and the other transactions contemplated by the merger agreement for purposes of the BRMR stockholders agreement.

The BRMR stockholders that are parties to the BRMR voting agreement also agreed to (i) vote such shares against any action or agreement that would be expected to result in any condition to the consummation of the merger agreement not being satisfied, any BRMR competing proposal, any action or agreement that would reasonably be expected to prevent, impede, interfere with, discourage, delay, postpone or materially adversely affect the consummation of the transactions contemplated by the merger agreement or dilute, in any material respect, the benefit of the transactions contemplated thereby to Eclipse or Eclipse’s stockholders, or any action that would reasonably be expected to result in a breach of BRMR’s obligations in the merger agreement, and (ii) take such actions as may reasonably be requested by BRMR or Eclipse in order to cause the merger to constitute a Drag Transaction (as such term is defined in the BRMR stockholders agreement). The BRMR voting agreement also limits the ability of the BRMR stockholders parties thereto to transfer their BRMR common stock. The BRMR voting agreement provides that if a BRMR recommendation change has occurred, then the number of the stockholders’ shares of BRMR common stock subject to the obligations under the BRMR voting agreement will be reduced on a pro rata basis such that the aggregate number of shares required to provide a written consent, or vote, in favor of the matters described above pursuant to the BRMR voting agreement will not be more than 35% of the total outstanding shares of BRMR common stock.

The BRMR voting agreement terminates upon the earlier to occur of (i) the effective time of the merger, (ii) such date and time as the merger agreement shall be terminated pursuant to its terms, or (iii) the termination of the merger agreement by mutual written consent of the parties.

A copy of the BRMR voting agreement is attached to this consent solicitation statement/information statement/prospectus as Annex F. The preceding summary of the terms of the BRMR voting agreement is not a complete description of the BRMR voting agreement and is qualified in its entirety by the full text of the BRMR voting agreement.

Lock-Up Agreements

EnCap Lock-Up Agreement

On August 25, 2018, the EnCap Entities and Travis Peak Resources, LLC (which we refer to as “Travis Peak”) delivered a lock-up agreement (which we refer to as the “EnCap Lock-Up Agreement”) to Eclipse and BRMR pursuant to which the EnCap Entities and Travis Peak agreed, among other things, not to sell or dispose of any shares of Eclipse common stock for a 60-day period commencing on the effective time of the merger, subject to certain exceptions.

A copy of the EnCap Lock-Up Agreement is attached to this consent solicitation statement/information statement/prospectus as Annex G. The preceding summary of the terms of the EnCap Lock-Up Agreement is not a complete description of the EnCap Lock-Up Agreement and is qualified in its entirety by the full text of the EnCap Lock-Up Agreement.

BRMR Lock-Up Agreements

On August 25, 2018, certain stockholders of BRMR collectively holding approximately 44% of the outstanding shares of BRMR common stock delivered lock-up agreements (each of which we refer to as a “BRMR Lock-Up Agreement”) to Eclipse and BRMR pursuant to which such stockholders agreed, among other things, not to sell or dispose of any shares of BRMR common stock for a 60-day period commencing on the effective time of the merger, subject to certain exceptions.

A copy of the form of BRMR Lock-Up Agreement is attached to this consent solicitation statement/information statement/prospectus as Annex H. The preceding summary of the terms of the BRMR Lock-Up Agreement is not a complete description of the BRMR Lock-Up Agreement and is qualified in its entirety by the full text of the form of BRMR Lock-Up Agreement.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion addresses certain material U.S. federal income tax consequences of the merger to U.S. holders and Non-U.S. holders (each as defined below) of shares of BRMR common stock that exchange their shares of BRMR common stock for shares of Eclipse common stock in the merger or that exercise their dissenters’ rights. The discussion is based on the provisions of the Code, its legislative history, U.S. Treasury regulations, administrative rulings and judicial decisions, all as currently in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect) and differing interpretations. Tax considerations under foreign, state, local or federal laws other than those pertaining to U.S. federal income tax, and tax reporting and record retention requirements are not addressed in this consent solicitation statement/information statement/prospectus.

This discussion is addressed only to BRMR stockholders that hold their shares of BRMR common stock, and will hold the Eclipse common stock received in the merger, if applicable, as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal taxation that may be relevant to a particular U.S. holder in light of its specific circumstances or to U.S. holders subject to special treatment under the U.S. federal income tax laws, including, for example:

•	financial institutions;

•	pass-through entities and investors in such pass-through entities;

•	persons liable for the alternative minimum tax;

•	insurance companies;

•	tax-exempt organizations;

•	brokers or dealers in securities or foreign currency;

•	traders in securities that elect to use the mark-to-market method of accounting;

•	persons that hold shares of BRMR common stock as part of a straddle, hedge, constructive sale or conversion transactions or other integrated transactions;

•	regulated investment companies and real estate investment trusts;

•

persons subject to special tax accounting rules as a result of any item of gross income with respect to BRMR common stock being taken into account in an “applicable financial statement” (as defined in the Code);

•	U.S. expatriates;

•	persons whose “functional currency” is not the U.S. dollar; and

•	stockholders that acquired their shares of BRMR common stock through the exercise of an employee stock option, as a restricted stock award, or otherwise as compensation.

If a partnership or other entity or arrangement taxed as a partnership for U.S. federal income tax purposes holds shares of BRMR common stock, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partner and partnership. The tax consequences to partnerships and partners in such partnerships are not addressed in this consent solicitation statement/information statement/prospectus. Partnerships and partners in such partnerships should consult their own tax advisors about the tax consequences of the merger to them.

THE ACTUAL TAX CONSEQUENCES OF THE MERGER TO YOU MAY BE COMPLEX AND WILL DEPEND ON YOUR SPECIFIC SITUATION AND ON FACTORS THAT ARE NOT WITHIN ECLIPSE’S OR BRMR’S CONTROL. YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR AS TO THE TAX

CONSEQUENCES OF THE MERGER IN YOUR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, UNEARNED INCOME MEDICARE CONTRIBUTION TAX AND ANY STATE, LOCAL OR FOREIGN AND OTHER TAX LAWS AND OF CHANGES IN THOSE LAWS, NONE OF WHICH ARE DISCUSSED HEREIN.

U.S. Holders

For purposes of this discussion, the term “U.S. holder” refers to a beneficial owner of shares of BRMR common stock that is:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) incorporated or organized under the laws of the United States or any state thereof or the District of Columbia;

•

a trust that (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income taxation on its income regardless of its source.

U.S. Federal Income Tax Consequences of the Merger Generally

Eclipse and BRMR intend for the merger to be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. The obligation of each of Eclipse and BRMR to complete the merger is conditioned on, among other things, the receipt by Eclipse of a tax opinion from Norton Rose Fulbright US LLP and by BRMR of a tax opinion from Bracewell LLP, each dated as of the closing date of the merger, to the effect that, on the basis of facts, representations and assumptions described or referenced in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (which we refer to collectively as the “opinions”).

The opinions will be based on certain customary assumptions, including the assumption that the merger will be completed in the manner set forth in the merger agreement and the registration statement on Form S-4 of which this consent solicitation statement/information statement/prospectus is a part. The opinions also will be based on customary representations and warranties from Eclipse and BRMR, as well as certain covenants and undertakings by Eclipse and BRMR. If any of the assumptions, representations, warranties, covenants or undertakings is or becomes incorrect, incomplete, inaccurate or is violated, the validity of the opinions described above may be affected and the U.S. federal income tax consequences of the merger could differ materially from those described in this consent solicitation statement/information statement/prospectus.

The opinions will not be binding on the IRS or any court. Neither Eclipse nor BRMR intends to request any ruling from the IRS as to the U.S. federal income tax consequences of the merger. Accordingly, there can be no assurance that the IRS will not assert, and a court will not sustain, a position contrary to the position addressed below or in the opinions. The following discussion regarding the U.S. federal income tax consequences of the merger assumes that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code.

U.S. Federal Income Tax Consequences to Eclipse, Merger Sub and BRMR

None of Eclipse, Merger Sub and BRMR will recognize any gain or loss for U.S. federal income tax purposes as a result of the merger.

U.S. Federal Income Tax Consequences to U.S. Holders

Exchange of Shares of BRMR Common Stock for Shares of Eclipse Common Stock

U.S. holders who exchange all of their shares of BRMR common stock for shares of Eclipse common stock will not recognize any gain or loss for U.S. federal income tax purposes, except with respect to cash, if any, they receive in lieu of a fractional share of Eclipse common stock (see below under the heading “Receipt of Cash Upon the Deemed Sale of a Fractional Share” for tax treatment of such cash received for a fractional share). Each U.S. holder’s aggregate tax basis in the shares of Eclipse common stock received will be the same as such holder’s aggregate tax basis in the shares of BRMR common stock surrendered in the transaction, reduced by the basis attributable to any fractional share of Eclipse common stock deemed sold (as discussed below). The holding period of the shares of Eclipse common stock received by a BRMR stockholder will include the holding period of the shares of BRMR common stock surrendered. If a BRMR stockholder has differing tax bases and/or holding periods in respect of shares of BRMR common stock, such BRMR stockholder should consult with its own tax advisor with respect to the determination of the tax bases and/or holding periods of the particular shares of Eclipse common stock received.

Receipt of Cash Upon the Deemed Sale of a Fractional Share

A U.S. holder of shares of BRMR common stock who receives cash in lieu of a fractional share of Eclipse common stock will be treated as having received the fractional share pursuant to the merger and then as having sold the fractional share for cash in a redemption by Eclipse. As a result, subject to possible dividend treatment (see below), such U.S. holder generally will recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her fractional share interest as set forth above. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, such U.S. holder’s holding period for such share is greater than one year. For U.S. holders of shares of BRMR common stock that are non-corporate holders, long-term capital gain generally will be taxed at a U.S. federal income tax rate that is lower than the rate for ordinary income or for short-term capital gains. The deductibility of capital losses is subject to limitations.

In some cases, if the U.S. holder owns shares of Eclipse common stock actually or constructively after the merger, the cash received in lieu of a fractional share of Eclipse common stock could be treated as a dividend, in which case such holder may recognize dividend income up to the amount of cash received. Because the possibility of dividend treatment depends upon each U.S. holder’s particular circumstances, including the application of constructive ownership rules, U.S. holders of BRMR common stock are urged to consult their own tax advisors regarding the application of the foregoing rules to their particular circumstances.

Dissenters

Upon the proper exercise of dissenters’ rights, a U.S. holder of shares of BRMR common stock will exchange all of the shares of BRMR common stock actually owned by such holder solely for cash and will recognize gain or loss equal to the difference between the amount of cash received, and such holder’s tax basis in the shares of BRMR common stock surrendered. The gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period with respect to the BRMR common stock surrendered is more than one year. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

Payments of any cash in lieu of a fractional share of Eclipse common stock or to dissenters are subject to information reporting unless the U.S. holder is an exempt recipient and may, under certain circumstances, be subject to backup withholding, unless such stockholder provides Eclipse with its taxpayer identification number and otherwise complies with the backup withholding rules. Any amounts withheld from payments to a U.S. holder of shares of BRMR common stock under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against such U.S. holder’s federal income tax liability; provided that such U.S. holder timely furnishes the required information to the IRS.

U.S. Federal Income Tax Consequences to Non-U.S. holders

Exchange of Shares of BRMR Common Stock for Shares of Eclipse Common Stock or Cash to Dissenters

For purposes of this discussion, a “Non-U.S. holder” is a beneficial owner of shares of BRMR common stock that is not a U.S. holder. The following discussion under the heading “U.S. Federal Income Tax Consequences to Non-U.S. Holders,” is limited to Non-U.S. holders who will own 5% or less of the outstanding Eclipse common stock immediately after the closing of the merger. Non-U.S. holders who will own more than 5% of the outstanding Eclipse common stock immediately after the merger are urged to consult their own tax advisor regarding the U.S. federal income tax consequences of the exchange of BRMR common stock for Eclipse common stock in the merger to them.

Because BRMR is a U.S. real property holding corporation, any gain recognized by a Non-U.S. holder as a result of the merger generally will be subject to U.S. federal income tax at regular graduated U.S. federal income tax rates. The amount of gain recognized by a Non-U.S. holder will be equal to the excess of the fair market value of the Eclipse common stock received in the exchange plus any cash received in lieu of a fractional share (or cash if the Non-U.S. holder properly exercises dissenters’ rights) over such holder’s aggregate U.S. federal income tax basis in the BRMR common stock exchanged. A Non-U.S. holder’s basis in the Eclipse common stock received will equal the fair market value of such stock, and such holder’s holding period for the Eclipse common stock will begin the day after the merger. Additionally, Eclipse will be required to withhold from the number of shares of Eclipse common stock to be received by the Non-U.S. holder in the merger fifteen percent (15%) of the value of such common stock determined as of the close of the business day immediately preceeding the closing date of the merger. Eclipse will also be required to withhold fifteen percent (15%) of any cash received upon proper exercise of dissenters’ rights and/or in lieu of fractional shares. Any withheld amounts will be treated as paid to the Non-U.S. holder. The amounts withheld are not an additional tax, and will be applied against the Non-U.S. holder’s U.S. federal income tax liability as a result of the merger as discussed above. A Non-U.S. holder may be entitled to a refund against such holder’s U.S. federal income tax liability, provided that such Non-U.S. holder timely furnishes the required information to the IRS. A non-U.S. holder also may apply for a withholding tax certificate to reduce or eliminate, where applicable, the amount required to be withheld based on such holder’s actual U.S. tax liability as a result of the merger, if the holder timely furnishes such withholding tax certificate to Eclipse. Non-U.S. holders are urged to consult their own tax advisors regarding the availability of, and procedures for applying for, a withholding tax certificate.

Backup Withholding and Information Reporting

Information reporting and backup withholding will generally apply to payments made pursuant to the merger to a Non-U.S. holder, unless such holder certifies its status as a Non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption.

A Non-U.S. holder must generally submit an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable IRS Form W-8) attesting to its exempt foreign status in order to qualify as an exempt recipient. Notwithstanding the foregoing, backup withholding and information reporting may apply if the paying agent has actual knowledge, or reason to know, that a Non-U.S. holder is a U.S. person. Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules from a payment to a Non-U.S. holder can be refunded or credited against the Non-U.S. holder’s U.S. federal income tax liability, if any; provided, that an appropriate claim is timely filed with the IRS.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS AN OVERVIEW OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. IT IS NOT A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS THAT MAY BE IMPORTANT TO YOU. THUS, YOU ARE STRONGLY ENCOURAGED TO CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES RESULTING FROM THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE EFFECT OF THE TCJA AND ANY PROPOSED CHANGES IN THE TAX LAWS.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial statements (which we refer to as the “unaudited pro forma financial statements”) present the combination of the historical consolidated financial statements of Eclipse and BRMR adjusted to give effect to the merger and related transactions. The unaudited combined pro forma statements of operations (which we refer to as the “unaudited pro forma statements of operations”) for the year ended December 31, 2017, and for the nine months ended September 30, 2018, combine the historical consolidated statements of operations of Eclipse and BRMR, giving effect to the merger and related transactions as if they had been consummated on January 1, 2017, the beginning of the earliest period presented. The unaudited pro forma condensed combined balance sheet (which we refer to as the “unaudited pro forma balance sheet”) combines the historical consolidated balance sheets of Eclipse and BRMR as of September 30, 2018, giving effect to the merger and related transactions as if they had been consummated on September 30, 2018. The historical consolidated financial statements of BRMR have been adjusted to reflect certain reclassifications in order to conform to Eclipse’s historical financial statement presentation.

The unaudited pro forma financial statements reflect the following merger-related pro forma adjustments, based on available information and certain assumptions that Eclipse believes are reasonable:

•

Eclipse’s merger with BRMR, which will be accounted for using the acquisition method of accounting, with Eclipse identified as the acquirer, which is described in the section entitled “The Merger—Accounting Treatment of the Merger”;

•	adjustments to conform the classification of expenses in BRMR’s historical statements of operations to Eclipse’s classification for similar expenses;

•	adjustments to conform the classification of certain assets and liabilities in BRMR’s historical balance sheet to Eclipse’s classification for similar assets and liabilities;

•	the assumption of liabilities for transaction-related expenses;

•	estimated tax impact of pro forma adjustments;

•	adjusted to reflect a 15-to-1 reverse stock split of the Eclipse common stock to be effected immediately prior to the closing of the transaction; and

•

BRMR’s adoption of ASU 2014-09, “Revenue from Contracts with Customers (Topic 606)” using the modified retrospective method. BRMR did not recognize a cumulative effect adjustment or make any adjustments to the pro forma statement of operations for the nine months ended September 30, 2018 upon adoption of this new standard.

As of the date of this consent solicitation statement/information statement/prospectus, Eclipse has not completed the detailed valuation study necessary to arrive at the required final estimates of the fair value of the BRMR assets to be acquired and the liabilities to be assumed and the related allocations of purchase price. A final determination of the fair value of BRMR’s assets and liabilities, including intangible assets with both indefinite or finite lives, will be based on the actual net tangible and intangible assets and liabilities of BRMR that exist as of the closing date of the merger and, therefore, cannot be made prior to the completion of the merger. In addition, the value of the consideration to be paid by Eclipse upon the consummation of the merger will be determined based on the closing price of Eclipse’s common stock on the closing date of the merger. As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma financial statements presented below. Eclipse estimated the fair value of BRMR’s assets and liabilities based on discussions with BRMR’s management, preliminary valuation studies, and due diligence. Until the merger is completed, both companies are limited in their ability to share certain information. Any increases or decreases in the fair value of assets acquired and liabilities assumed upon completion of the final valuations will result in adjustments to the unaudited pro forma balance sheet and/or statements of operations. The final purchase price allocation may be materially different than that reflected in the pro forma purchase price allocation presented herein.

Assumptions and estimates underlying the adjustments to the unaudited pro forma financial statements (which we refer to as the “pro forma adjustments”) are described in the accompanying notes. The historical consolidated financial statements have been adjusted in the unaudited pro forma financial statements to give effect to items that are directly attributable to the merger, factually supportable and, with respect to the unaudited pro forma statements of operations, expected to have a continuing impact on the combined results of Eclipse and BRMR following the merger. The unaudited pro forma financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the merger occurred on the dates indicated. Further, the unaudited pro forma financial statements do not purport to project the future operating results or financial position of the combined company following the merger.

The unaudited pro forma financial statements, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, do not reflect the benefits of expected cost savings (or associated costs to achieve such savings), opportunities to earn additional revenue, significant acquisitions or dispositions or other factors that may result as a consequence of the merger and, accordingly, do not attempt to predict or suggest future results. Specifically, the unaudited pro forma statements of operations exclude projected synergies expected to be achieved as a result of the merger, which are described in the sections entitled “The Merger—The Eclipse Board’s Reasons for the Merger” and “The Merger—Recommendation of the BRMR Board and Reasons for the Merger,” and exclude any associated costs that may be incurred to achieve the identified synergies. The unaudited pro forma statements of operations also exclude the effects of costs associated with any restructuring, integration activities or asset dispositions resulting from the merger, which costs, to the extent incurred, are expected to be non-recurring and will not have been incurred at the closing date of the merger. However, such costs could affect the combined company following the merger in the period the costs are incurred or recorded. Further, the unaudited pro forma financial statements do not reflect the effect of any regulatory actions that may impact the results of the combined company following the merger. The unaudited pro forma statements of operations also do not reflect BRMR results related to discontinued operations, although discontinued operations will continue to affect results until divested.

The unaudited pro forma financial statements have been developed from and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma financial statements;

•

the historical audited consolidated financial statements of Eclipse for the year ended December 31, 2017, included in Eclipse’s Annual Report on Form 10-K and incorporated by reference into this document;

•

the historical unaudited condensed consolidated financial statements of Eclipse as of and for the nine months ended September 30, 2018, included in Eclipse’s Quarterly Report on Form 10-Q and incorporated by reference into this document;

•	the historical audited consolidated financial statements of BRMR for the year ended December 31, 2017, included in this document;

•	the historical unaudited condensed consolidated financial statements of BRMR as of and for the nine months ended September 30, 2018, included in this document;

•

other information relating to Eclipse and BRMR contained in or incorporated by reference into this document, which is described in the sections entitled “Selected Historical Consolidated Financial Data of Eclipse,” “Selected Historical Consolidated Financial Data of BRMR,” “Business and Properties of BRMR,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of BRMR,” and “Where You Can Find More Information”; and

•	the risk factors described in the section entitled “Risk Factors”.

ECLIPSE RESOURCES CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

SEPTEMBER 30, 2018

(in thousands)

	Eclipse Historical	BRMR Historical	Total Pro Forma Adjustments		Eclipse Pro Forma Combined
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$6,412	$54,408	$(25,844)	(c)	$34,976
Accounts receivable	125,285	22,494	(5,317)	(e)	142,462
Assets held for sale	—	3,400	—		3,400
Other current assets	7,266	2,246	—		9,512

Total current assets	138,963	82,548	(31,161)		190,350

PROPERTY AND EQUIPMENT AT COST
Oil and natural gas properties, successful efforts method:
Unproved properties	485,123	301,374	(185,660)	(b)	600,837
Proved oil and gas properties, net	802,026	291,828	(70,741)	(b)	1,023,113
Other property and equipment, net	6,618	7,545	—		14,163

Total property and equipment, net	1,293,767	600,747	(256,401)		1,638,113

OTHER NONCURRENT ASSETS
Other assets	1,499	4,934	—		6,433
Assets held for sale	—	24,817	(20,438)	(b)	4,379

TOTAL ASSETS	$1,434,229	$713,046	$(308,000)		$1,839,275

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$94,586	$13,362	$(5,317)	(e)	$124,136
	—	—	21,505	(d)	—
Accrued capital expenditures	11,619	—	49,681	(a)	61,300
Accrued liabilities	62,077	78,856	(49,681)	(a)	90,908
	—	—	(344)	(a)	—
Liabilities held for sale	—	8,898	—		8,898
Accrued interest payable	10,866	—	344	(a)	10,866
	—	—	(344)	(c)

Total current liabilities	179,148	101,116	15,844		296,108

NONCURRENT LIABILITIES
Debt, net of unamortized discount and debt issuance costs	497,087	24,209	(25,000)	(c)	497,087
	—	—	791	(b)	—
Credit facility	99,000	—	—		99,000
Asset retirement obligations	6,903	23,107	—		30,010
Other liabilities	2,816	—	—		2,816
Long-term liabilities associated with assets held for sale	—	13,809	—		13,809

Total liabilities	784,954	162,241	(8,365)		938,830
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock	—	—	—		—
Common stock, $0.01 par value	3,043	507	(3,190)	(b)	360
Additional paid in capital	2,063,396	843,568	(566,919)	(b)	2,345,974
	—	—	5,929	(d)	—
Treasury stock, shares at cost	(3,357)	—	—		(3,357)
Accumulated deficit	(1,413,807)	(293,270)	(500)	(c)	(1,442,532)
	—	—	292,479	(b)	—
	—	—	(27,434)	(d)	—

Total stockholders’ equity	649,275	550,805	(299,635)		900,445

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,434,229	$713,046	$(308,000)		$1,839,275

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

ECLIPSE RESOURCES CORPORATION

UNAUDITED PRO FORMA STATEMENT OF COMBINED OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2018

(in thousands, except per share data)

	Eclipse Historical	BRMR Historical	Total Pro Forma Adjustments		Eclipse Pro Forma Combined
REVENUES
Natural gas, oil and natural gas liquids sales	$340,620	$107,324	$70	(a)	$448,014
Brokered natural gas and marketing revenue	3,318	—	—		3,318
Other revenue	—	499	(499)	(a)	—

Total revenues	343,938	107,823	(429)		451,332

OPERATING EXPENSES
Lease operating	22,026	12,514	—		34,540
Transportation, gathering and compression	98,126	34,121	—		132,247
Production and ad valorem taxes	7,226	3,233	—		10,459
Brokered natural gas and marketing expense	3,715	—	—		3,715
Depreciation, depletion and amortization	98,186	23,252	(1,042)	(a)	120,396
Exploration	36,227	7,802	—		44,029
General and administrative	33,391	15,844	(5,096)	(d)	44,139
Rig termination and standby	—	—	—		—
Impairment of proved oil and gas properties	—	1,003	(673)	(a)	330
Accretion of asset retirement obligations	486	—	1,042	(a)	1,528
(Gain) loss on sale of assets	(1,814)	(8,202)	—		(10,016)
Other operating expenses	—	207	—		207

Total operating expenses	297,569	89,774	(5,769)		381,574

OPERATING INCOME (LOSS)	46,369	18,049	5,340		69,758
OTHER INCOME (EXPENSE)
Gain (loss) on derivative instruments	(24,055)	(4,770)	—		(28,825)
Interest expense, net	(39,975)	(2,308)	506	(b)	(41,777)
Other income (expense)	(1)	28	429	(a)	(217)
	—	—	(673)	(a)	—

Total other income (expense), net	(64,031)	(7,050)	262		(70,819)

INCOME (LOSS) BEFORE REORGANIZATION ITEMS AND INCOME TAXES	(17,662)	10,999	5,602		(1,061)
Reorganization items, net	—	(1,422)	—		(1,422)
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAX	(17,662)	9,577	5,602		(2,483)
INCOME TAX BENEFIT (EXPENSE)	—	—	—		—

NET INCOME (LOSS)	$(17,662)	$9,577	$5,602		$(2,483)

NET INCOME (LOSS) PER COMMON SHARE
Basic	$(0.06)	$0.19	$(0.02)		$(0.07)
Diluted	$(0.06)	$0.19	$(0.02)		$(0.07)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	299,212	50,617	(314,119)	(f)	35,710
Diluted	299,212	50,899	(314,401)	(f)	35,710

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

ECLIPSE RESOURCES CORPORATION

UNAUDITED PRO FORMA STATEMENT OF COMBINED OPERATIONS

YEAR ENDED DECEMBER 31, 2017

(in thousands, except per share data)

	Eclipse Historical	BRMR Historical	Total Pro Forma Adjustments		Eclipse Pro Forma Combined
REVENUES
Natural gas, oil and natural gas liquids sales	$380,178	$83,168	$(3)	(a)	$463,343
Brokered natural gas and marketing revenue	3,481	—	154	(a)	3,635
Other revenue	—	715	(715)	(a)	—

Total revenues	383,659	83,883	(564)		466,978

OPERATING EXPENSES
Lease operating	20,525	10,691	—		31,216
Transportation, gathering and compression	124,839	45,605	—		170,444
Production and ad valorem taxes	8,490	1,475	—		9,965
Brokered natural gas and marketing expense	3,191	—	—		3,191
Depreciation, depletion and amortization	118,818	13,615	(1,290)	(a)	131,143
Exploration	50,208	56,334	—		106,542
General and administrative	44,553	18,610	—		63,163
Rig termination and standby	1	—	—		1
Impairment of proved oil and gas properties	—	2,488	—		2,488
Accretion of asset retirement obligations	544	—	1,290	(a)	1,834
Gain on sale of assets	(179)	(6,545)	—		(6,724)
Other operating expenses	—	1,088	—		1,088

Total operating expenses	370,990	143,361	—		514,351

OPERATING INCOME (LOSS)	12,669	(59,478)	(564)		(47,373)
OTHER INCOME (EXPENSE)
Gain on derivative instruments	45,365	10,206	—		55,571
Interest expense, net	(49,490)	(8,630)	(1,298)	(b)	(59,918)
	—	—	(500)	(c)	—
Loss on early extinguishment of debt	—	(2,657)	—		(2,657)
Other income (expense)	(19)	2,447	564	(a)	2,992

Total other income (expense), net	(4,144)	1,366	(1,234)		(4,012)

INCOME (LOSS) BEFORE REORGANIZATION ITEMS AND INCOME TAXES	8,525	(58,112)	(1,798)		(51,385)
Reorganization items, net	—	(829)	—		(829)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAX	8,525	(58,941)	(1,798)		(52,214)
INCOME TAX BENEFIT (EXPENSE)	—	—	—		—

NET INCOME (LOSS) FROM CONTINUING OPERATIONS	$8,525	$(58,941)	$(1,798)		$(52,214)

NET INCOME (LOSS) FROM CONTINUING OPERATIONS PER COMMON SHARE
Basic	$0.03	$(1.16)	$0.01		$(1.57)
Diluted	$0.03	$(1.16)	$0.01		$(1.57)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	262,181	50,702	(279,642)	(f)	33,241
Diluted	265,182	50,702	(282,643)	(f)	33,241

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Note 1. Basis of Presentation

The pro forma financial statements have been prepared to reflect the effects of the merger on the financial statements of Eclipse. The pro forma balance sheet is presented as if the merger had occurred on September 30, 2018. The pro forma statements of operations for the year ended December 31, 2017, and the nine months ended September 30, 2018, are presented as if the merger had occurred on January 1, 2017. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the merger and, with respect to the statements of operations only, are expected to have a continuing impact on the combined results.

The pro forma financial statements have been prepared using the acquisition method of accounting based on the accounting guidance in ASC 805—Business Combinations, with Eclipse treated as the acquirer. The acquisition method of accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measure. Accordingly, the pro forma adjustments are preliminary, have been made solely for the purpose of providing the pro forma financial statements, and are subject to revision based on a final determination of fair value as of the date of acquisition. Differences between these preliminary estimates and the final acquisition accounting may have a material impact on the accompanying pro forma financial statements and the combined company’s future results of operations and financial position.

The pro forma financial statements are provided for informational purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Eclipse would have been had the merger occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position.

Note 2. Pro Forma Adjustments and Assumptions

The pro forma adjustments are based on currently available information and certain assumptions that Eclipse management believes are reasonable. The actual effects of these transactions will differ from the pro forma adjustments. A general description of these transactions and adjustments are provided as follows:

(a)	The following pro forma adjustments were made to conform to Eclipse’s presentation for the period ended September 30, 2018 unless otherwise noted:

1.	Reclassification of $49.7 million of BRMR’s accrued liabilities to accrued capital expenditures;

2.	Reclassification of $0.3 million of BRMR’s accrued liabilities to accrued interest payable;

3.	Reclassification of $0.5 million of BRMR’s other revenue to natural gas, oil, and natural gas liquids sales; and other income (expense);

4.	Reclassification of $1.0 million of BRMR’s depreciation, depletion and amortization to accretion of asset retirement obligations;

5.	Reclassification of $0.7 million of BRMR’s impairment of other assets to other income (expense);

6.

Reclassification of $0.7 million of BRMR’s other revenue to natural gas, oil, and natural gas liquids sales; brokered natural gas and marketing revenue; and other income (expense) for the period ended December 31, 2017; and

7.	Reclassification of $1.3 million of BRMR’s depreciation, depletion and amortization to accretion of asset retirement obligations for the period ended December 31, 2017.

(b)

These adjustments reflect the estimated value of net consideration to be paid by Eclipse in the merger and the adjustment of the historical book values of BRMR assets and liabilities as of September 30,

2018 to their estimated fair values. The following table represents the preliminary purchase price allocation to the assets acquired and liabilities assumed from BRMR. This preliminary purchase price allocation has been used to prepare pro forma adjustments in the unaudited pro forma balance sheet and the unaudited pro forma statements of operations. The final purchase price allocation will be determined when Eclipse has completed the detailed valuations and necessary calculations subsequent to closing the merger. The final purchase price allocation will differ from these estimates and could differ materially from the preliminary allocation used in the pro forma adjustments.

The preliminary purchase price allocation is subject to change as a result of several factors, including but not limited to:

1.

Changes in the estimated fair value of the Eclipse common stock consideration transferred to BRMR stockholders, and to BRMR directors and employees related to share-based compensation for pre-combination services, based on Eclipse’s share price at the closing date of the merger;

2.	Finalization of assumed and retired BRMR indebtedness;

3.

Changes in the estimated fair value of BRMR’s assets acquired and liabilities assumed as of the date of the closing, which could result from changes in future oil and natural gas commodity prices, reserve estimates, interest rates and other factors;

4.

As of the closing date of the merger: (a) the tax bases of BRMR’s assets and liabilities, (b) the amount of other tax attributes (such as net operating losses (“NOLs”)) (“Tax Attributes”) carried over to the Eclipse group, and (c) Eclipse management’s judgment as to the recoverability, on a more-likely-than-not basis, of the excess of BRMR’s deferred tax assets over its deferred tax liabilities; and

5.	The factors described in the section entitled “Risk Factors”.

Preliminary Purchase Price Allocation (in thousands)
Fair value of Eclipse common stock to be issued	$263,487
Fair Value of BRMR share-based and other compensation	10,479

Total Fair Value of Consideration	$273,966

Accounts payable	(13,362)
Accrued liabilities	(65,378)
Liabilities held for sale	(22,707)
Debt	(24,209)
Asset retirement obligation	(23,107)
Other liabilities	(13,478)

Total liabilities assumed	$(162,241)

Cash and cash equivalents	$54,408
Accounts receivable	22,494
Assets held for sale	7,779
Other current assets	2,246
Unproved properties	115,714
Proved oil and gas properties	221,087
Other property and equipment	7,545
Other assets	4,934

Total assets acquired	$436,207

Net assets acquired	$273,966

The merger is intended to qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. As such, BRMR’s tax bases in its assets and liabilities and other tax attributes including NOLs will carry over to Eclipse after the effective time of the merger. For financial accounting purposes, we are recording a valuation allowance that offsets the excess of the deferred tax assets over deferred tax liabilities of BRMR acquired at the effective time, which results in no deferred income tax impact on the preliminary purchase price set out above. Any change in judgment of the valuation allowance recorded by us on our net deferred tax assets as a result of the merger or post-merger is not a part of purchase accounting.

NYMEX strip pricing as of November 30, 2018 was utilized in determining the pro forma fair value of proved producing reserves at a discount rate of 10.3%, based on Eclipse’s weighted average cost of capital.

From August 24, 2018, the last trading day prior to the merger’s initial public announcement, to December 3, 2018, the preliminary value of Eclipse’s merger consideration to be transferred had decreased by approximately $120.6 million, as a result of the decrease in the closing share price for Eclipse’s common stock from $1.68 to $1.17. The final value of total merger consideration paid by Eclipse will be determined based on the actual number of Eclipse shares issued and the market price of Eclipse’s common stock at the effective time of the merger. A ten percent increase or decrease in the closing price of Eclipse common stock, as compared to the December 3, 2018 closing price of $1.17, would increase or decrease the total consideration by approximately $27.7 million, assuming all other factors are held constant.

The pro forma financial statements assume the BRMR 280G payments are approved by the stockholders and are included in the compensation-related payments to be paid on the merger date that is part of the total fair value of consideration to be transferred. These are considered to be related to pre-combination services.

Pro forma adjustment of approximately $0.8 million was made to eliminate the amortization of deferred financing costs and discount related to the BRMR senior term loan facility for the period ended September 30, 2018.

(c)

Pro forma adjustment to reflect the payoff of BRMR’s outstanding balance on the senior term loan facility at 102% including accrued interest of $0.3 million on the pro forma balance sheet as of September 30, 2018. The senior term loan facility had a principal balance of $25 million as of September 30, 2018 and is expected to be repaid concurrently with closing of the merger.

(d)	The following pro forma adjustments to reflect estimated remaining transaction costs and severance costs to be paid concurrently with closing.

1.

Pro forma adjustment of $21.5 million including financial advisor, lender, legal and accounting fees that are not capitalized as part of the merger, and Eclipse severance costs. The estimated remaining costs are not reflected in the historical September 30, 2018 balance sheets, but are reflected in the pro forma balance sheet as a payable.

2.

Pro forma adjustment of $5.9 million relating to Eclipse stock compensation expense for equity-based awards associated with employee retention and separation and release agreements with certain of its executive officers.

3.	Pro forma adjustment of $5.1 million for incurred transaction costs that were recognized in 2018.

(e)

Pro forma adjustment for the elimination of $5.3 million of receivables and corresponding payables, consisting of outstanding joint interest billings owed by BRMR to Eclipse as of September 30, 2018. These amounts will be treated as an intercompany transaction after the merger.

(f)	Reflects the issuance of Eclipse common stock for each share of BRMR common stock outstanding immediately prior to the closing of the merger (all shares in thousands):

Common Shares Issued as Part of Acquisition
Number of Outstanding BRMR Shares	50,883
Exchange Ratio (Eclipse Shares to BRMR Shares)	4.4259

Shares of Eclipse common stock to be issued to BRMR shareholders	225,203
Shares of Eclipse common stock to be issued to Eclipse employees as part of Separation and Release Agreements	5,068
Shares of Eclipse common stock to be issued to BRMR employees for Equity Awards	6,167

Total Eclipse common stock to be issued	236,438

Weighted Average Common Shares Outstanding for the Nine Months Ended September 30, 2018
Eclipse weighted average common shares outstanding prior to acquisition – Basic and Diluted	299,212
Total Eclipse common stock to be issued as part of acquisition	236,438

Eclipse weighted average common shares outstanding following acquisition - Basic and Diluted	535,650
Eclipse weighted average common shares outstanding following acquisition adjusted for 15:1 reverse stock split – Basic and Diluted	35,710

Weighted Average Common Shares Outstanding for the Year Ended December 31, 2017
Eclipse weighted average common shares outstanding prior to acquisition – Basic	262,181
Total Eclipse common stock to be issued as part of acquisition	236,438

Eclipse weighted average common shares outstanding following acquisition – Basic	498,619
Eclipse weighted average common shares outstanding following acquisition adjusted for 15:1 reverse stock split – Basic and Diluted	33,241

Note 3. Supplemental Pro Forma Oil, Natural Gas and NGL Reserve Information

The following tables present the estimated pro forma net proved developed and undeveloped natural gas, NGLs and crude oil reserves as of December 31, 2017, along with a summary of changes in quantities of net remaining proved reserves during the year ended December 31, 2017. The pro forma reserve information set forth below gives effect to the merger as if the merger had been completed on January 1, 2017. The following estimated pro forma reserve information has been prepared for illustrative purpose only, it is not necessarily indicative of the results that might have occurred had the merger been completed on January 1, 2017, and is not intended to be a projection of future results of the combined company. Future results may vary significantly from that reflected because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page 53. The summary pro forma combined reserve information should be read in conjunction with the section titled “Unaudited Pro Forma Combined Financial Statements” beginning on page 185 and the related notes included in this consent solicitation statement/information statement/prospectus.

	Total Equivalent (Bcfe)
	Eclipse Historical	BRMR Historical	Eclipse Pro Forma Combined
Balance - December 31, 2016	469.4	227.1	696.5
Reserve revisions	695.6	190.0	885.6
Extensions and discoveries	405.1	23.7	428.8
Acquisitions	1.9	—	1.9
Divestitures	—	(16.8)	(16.8)
Production	(113.4)	(28.2)	(141.6)

Balance - December 31, 2017	1,458.6	395.8	1,854.4

Proved Developed Reserves:
December 31, 2016	297.8	207.1	504.9
December 31, 2017	456.1	270.4	726.5

Proved Undeveloped Reserves:
December 31, 2016	171.6	20.0	191.6
December 31, 2017	1,002.5	125.4	1,127.9

2017 Changes in Reserves

•

Extensions of 405.1 Bcfe from Eclipse and 23.7 Bcfe from BRMR with a combined pro forma change of 428.8 Bcfe. Eclipse’s additions are primarily from 361.0 Bcfe due to the development of Eclipse’s operated Utica assets. Eclipse also added 0.3 Bcfe from one non-operated Utica well through development. In addition, Eclipse added 43.8 Bcfe due to development of its Ohio Marcellus assets. BRMR’s additions are 10.9 Bcfe due to operated Utica development and 12.8 Bcfe due to non-operated field development;

•

Positive total pro forma revisions of 885.6 Bcfe. Revisions are related to a positive pro forma revision of 651.4 Bcfe due to an increase in pricing, broken down to 607.2 Bcfe from Eclipse and 44.2 Bcfe from BRMR. In addition, a positive pro forma revision of 187.2 Bcfe was due to changes in pricing differentials broken down to 61.4 Bcfe from Eclipse and 125.8 Bcfe from BRMR. Eclipse’s proved reserves decreased 42.6 Bcfe due to wells previously planned but determined not to drill within the original five-year development plan. Eclipse and BRMR realized positive revisions of 69.6 Bcfe and 20.0 Bcfe, respectively, due to improved well performance resulting in a positive total pro forma revision of 89.6 Bcfe;

•	Eclipse acquired 1.9 Bcfe of proved developed leasehold acreage in the Utica Shale; and

•	BRMR divested 16.8 Bcfe of proved developed properties located in the Bakken Shale and certain non-core leaseholds located in West Virginia.

	Natural Gas (Bcf)
	Eclipse Historical	BRMR Historical	Eclipse Pro Forma Combined
Balance - December 31, 2016	386.4	172.5	558.9
Reserve revisions	515.1	133.3	648.4
Extensions and discoveries	274.4	23.7	298.1
Acquisitions	1.6	—	1.6
Divestitures	—	(1.3)	(1.3)
Production	(87.4)	(21.3)	(108.7)

Balance - December 31, 2017	1,090.1	306.9	1,397.0

Proved Developed Reserves:
December 31, 2016	226.1	152.5	378.6
December 31, 2017	334.7	207.9	542.6

Proved Undeveloped Reserves:
December 31, 2016	160.3	20.0	180.3
December 31, 2017	755.4	99.0	854.4

	NGLs (MBbls)
	Eclipse Historical	BRMR Historical	Eclipse Pro Forma Combined
Balance - December 31, 2016	8,675.5	6,185.4	14,860.9
Reserve revisions	20,327.3	7,802.6	28,129.9
Extensions and discoveries	15,598.8	—	15,598.8
Acquisitions	42.6	—	42.6
Divestitures	—	(208.0)	(208.0)
Production	(2,713.6)	(883.4)	(3,597.0)

Balance - December 31, 2017	41,930.6	12,896.6	54,827.2

Proved Developed Reserves:
December 31, 2016	7,520.0	6,185.4	13,705.4
December 31, 2017	13,782.9	9,374.6	23,157.5

Proved Undeveloped Reserves:
December 31, 2016	1,155.5	—	1,155.5
December 31, 2017	28,147.7	3,522.0	31,669.7

	Oil (MBbls)
	Eclipse Historical	BRMR Historical	Eclipse Pro Forma Combined
Balance - December 31, 2016	5,157.7	2,917.2	8,074.9
Reserve revisions	9,746.8	1,640.1	11,386.9
Extensions and discoveries	6,192.9	—	6,192.9
Acquisitions	5.8	—	5.8
Divestitures	—	(2,376.8)	(2,376.8)
Production	(1,622.4)	(265.4)	(1,887.8)

Balance - December 31, 2017	19,480.8	1,915.1	21,395.9

Proved Developed Reserves:
December 31, 2016	4,439.6	2,917.2	7,356.8
December 31, 2017	6,449.7	1,041.4	7,491.1

Proved Undeveloped Reserves:
December 31, 2016	718.1	—	718.1
December 31, 2017	13,031.1	873.7	13,904.8

The changes in the pro forma combined standardized measure of discounted future net cash flows relating to proved natural gas, NGLs and crude oil reserves for the year ended December 31, 2017 are as follows (in thousands):

	Eclipse Historical	BRMR Historical	Eclipse Pro Forma Combined
Standardized Measure as of December 31, 2016	$205,981	$70,382	$276,363
Net change in prices and production costs	653,347	120,373	773,720
Net change in future development costs	(385,042)	(71,337)	(456,379)
Sales, less production costs	(226,324)	(27,905)	(254,229)
Extensions	135,734	10,120	145,854
Acquisitions	2,365	—	2,365
Divestitures	—	(16,741)	(16,741)
Revisions of previous quantity estimates	322,917	62,005	384,922
Previously estimated development costs incurred	34,102	10,459	44,561
Accretion of discount	20,598	7,038	27,636
Changes in timing and other	(33,992)	(13,071)	(47,063)

Standardized Measure as of December 31, 2017	$729,686	$151,323	$881,009

The pro forma combined standardized measure of discounted future net cash flows relating to proved natural gas, NGLs and crude oil reserves as of December 31, 2017 is as follows (in thousands):

	Eclipse Historical	BRMR Historical	Eclipse Pro Forma Combined
Future cash inflows (total revenues)	$4,750,238	$1,321,305	$6,071,543
Future production costs	(2,332,310)	(875,918)	(3,208,228)
Future development costs (capital costs)	(879,399)	(108,711)	(988,110)
Future net cash flows	1,538,529	336,676	1,875,205
10% annual discount for estimated timing of cash flows	(808,843)	(185,353)	(994,196)

Standardized Measure of Discounted Future Net Cash Flow as of December 31, 2017	$729,686	$151,323	$881,009

COMPARISON OF STOCKHOLDERS’ RIGHTS

This section describes the material differences between the rights of holders of shares of BRMR common stock and the rights of holders of shares of Eclipse common stock. BRMR and Eclipse are each incorporated under the laws of the State of Delaware and, accordingly, the rights of BRMR stockholders and Eclipse stockholders are both governed by the laws of the State of Delaware. The differences between the rights of BRMR stockholders and Eclipse stockholders primarily result from differences between the organizational documents of BRMR and Eclipse. As a result of the merger, holders of shares of BRMR common stock that receive merger consideration in respect of their shares of BRMR common stock will become holders of shares of Eclipse common stock. As a result, following the merger, the rights of BRMR stockholders who become Eclipse stockholders in the merger will continue to be governed by the laws of the State of Delaware and will also then be governed by the Eclipse certificate of incorporation and the Eclipse bylaws.

This section does not include a complete description of all differences among the rights of BRMR stockholders and Eclipse stockholders, nor does it include a complete description of the specific rights referred to below. Furthermore, the description of some of the differences in these rights in this section is not intended to indicate that other differences that may be equally important do not exist. All BRMR stockholders and Eclipse stockholders are urged to read carefully the relevant provisions of the DGCL, as well as each company’s organizational documents. This summary is qualified in its entirety by reference to the full text of each of the Eclipse certificate of incorporation, the Eclipse bylaws, the Eclipse corporate governance guidelines, the BRMR certificate of incorporation, the BRMR bylaws, and the BRMR stockholders agreement. For information on how to obtain a copy of these documents, see the section entitled “Where You Can Find More Information”.

BRMR Stockholders	Eclipse Stockholders
Authorized Capital Stock

The authorized capital stock of BRMR consists of (i) 10,000,000 shares of preferred stock, par value $0.01 per share, and (ii) 65,000,000 shares of common stock, par value $0.01 per share.

The BRMR board is authorized to issue the preferred stock in series and to fix the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof.

The authorized capital stock of Eclipse consists of (i) 50,000,000 shares of preferred stock, par value $0.01 per share, and (ii) 1,000,000,000 shares of common stock, par value $0.01 per share.

The Eclipse board is authorized to issue the preferred stock in series and to fix the designation, powers, preferences and rights of the shares, and any qualifications, limitations or restrictions thereof. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of the capital stock entitled to vote thereon, and no vote of the holders of either common stock or preferred stock voting separately as a class shall be required.

As of , 2018, the record date for the determination of the BRMR stockholders entitled to execute and return written consents with respect to adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement, there were outstanding (i) 50,882,938 shares of BRMR common stock and (ii) 0 shares of BRMR preferred stock.	As of , 2018, the latest practicable trading date before the date of this consent solicitation statement/information statement/prospectus, there were outstanding (i) shares of Eclipse common stock and (ii) 0 shares of Eclipse preferred stock.
Voting Rights

BRMR Stockholders	Eclipse Stockholders

Each holder of shares of BRMR common stock is entitled to one vote for each share of common stock on all matters on which stockholders generally are entitled to vote, except that holders of shares of BRMR common stock are not entitled to vote on amendments to the BRMR certificate of incorporation that relate solely to the terms of one or more outstanding series of BRMR preferred stock if the holders of the affected series of BRMR preferred stock are entitled to vote on that matter.	Each holder of shares of Eclipse common stock is entitled to one vote for each share of common stock upon all questions presented to the stockholders, except that holders of shares of Eclipse common stock are not entitled to vote on amendments to the Eclipse certificate of incorporation that relate solely to the terms of one or more outstanding classes or series of Eclipse preferred stock if the holders of the affected class or series of Eclipse preferred stock are entitled to vote on that matter.

Quorum and Adjournment

The BRMR bylaws provide that, except as otherwise provided by applicable law, the BRMR certificate of incorporation or the BRMR bylaws, the holders of a majority in voting power of the outstanding shares of BRMR stock entitled to vote at the meeting, represented in person or by proxy, will constitute a quorum at a meeting of stockholders, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of a majority in voting power of the shares of that class or series will constitute a quorum of that class or series for the transaction of such business.	The Eclipse bylaws provide that, except as otherwise provided by applicable law or the Eclipse certificate of incorporation, the holders of a majority in voting power of the outstanding shares of Eclipse stock entitled to vote at the meeting, represented in person or by proxy, will constitute a quorum at a meeting of stockholders, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of a majority in voting power of the shares of that class or series will constitute a quorum of the class or series for the transaction of such business.

The BRMR bylaws provide that any meeting of stockholders may adjourn from time to time, and the chairman of the meeting, or a majority in voting power of the stockholders present and entitled to vote at the meeting, may adjourn the meeting whether or not there is a quorum. The stockholders present at a duly called meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. The BRMR bylaws further provide that notice need not be given of any such adjourned meeting if the date, time and place thereof are announced at the meeting at which adjournment is taken; provided, however, that if the adjournment is for more than thirty days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.	The Eclipse bylaws provide that any meeting of stockholders may adjourn from time to time, and the chairman of the meeting, or a majority in voting power of the shares represented, may adjourn the meeting whether or not there is a quorum. The stockholders present at a duly called meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. The Eclipse bylaws further provide that notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which adjournment is taken; provided, however, that if the adjournment is for more than thirty days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Number of Directors and Composition of Board of Directors

The BRMR certificate of incorporation provides that the number of BRMR directors in any event shall not be less than five nor more than seven, plus that number of directors who may be elected by the holders of any one or more series of BRMR preferred stock voting separately as a class pursuant to the provisions applicable in the case of arrearages in the payment of	Neither the Eclipse certificate of incorporation nor bylaws provides for a minimum or maximum number of directors. Subject to the rights of the holders of any class or series of preferred stock to elect directors under specified circumstances, if any, the number of directors is fixed by resolution of a majority of the Eclipse board from time to time. There are currently

BRMR Stockholders	Eclipse Stockholders
dividends or other defaults. Subject to the terms of the BRMR stockholders agreement, the number of BRMR directors shall be fixed from time to time by a majority of the directors then in office as provided in the BRMR bylaws. There are currently six members of the BRMR board.

nine members of the Eclipse board – however, as of the effective time of the merger, the size of the Eclipse board will increase to ten members, as further detailed below and as described in the section entitled “The Merger Agreement—Organizational Documents; Directors and Officers”.

The Eclipse corporate governance guidelines require a majority of the Eclipse board to be composed of “independent” directors, as defined by the listing standards of the NYSE.

Election of Directors

The BRMR board is not divided into classes.

The BRMR certificate of incorporation provides that each BRMR director shall serve for a term ending on the date of the next annual meeting following the annual meeting at which such director was elected; provided, that the term of each director shall continue until the election and qualification of a successor and be subject to such director’s earlier death, resignation or removal.

The BRMR certificate of incorporation further provides that, except with respect to vacancies or as otherwise provided in the BRMR stockholders agreement, BRMR directors shall be elected by a plurality of the votes present in person or represented by proxy at the annual meetings of stockholders and entitled to vote thereon, and each such director so elected shall hold office until his successor is duly elected and qualified or until his earlier death, resignation, disqualification or removal.

The Eclipse bylaws provide that, subject to the rights of the holders of any class or series of preferred stock to elect directors under specified circumstances, so long as a quorum is present at any meeting at which directors are to be elected, the directors shall be elected by a plurality of the votes validly cast.

Effective as of immediately prior to the effective time of the merger, Eclipse’s classified board of directors will be eliminated, and all directors of Eclipse will be elected annually to serve one-year terms expiring at the next succeeding annual meeting of Eclipse’s stockholders, as further detailed in the section entitled “Eclipse Actions by Written Consent”.

Qualification of Directors

The BRMR certificate of incorporation, bylaws and stockholders’ agreement do not specify the criteria to be considered in determining director qualification.	The Eclipse corporate governance guidelines provide that, in evaluating the suitability of individual Eclipse board members, the Eclipse board takes into account many factors, including general understanding of operations, marketing, finance and other disciplines relevant to the success of a large publicly traded company in today’s business environment; understanding of the business on a technical level; and educational and professional background.

Filling Vacancies on the Board of Directors

The BRMR certificate of incorporation provides that any vacancy on the BRMR board caused by death, resignation, retirement, disqualification, removal from office or otherwise, and newly created directorships resulting from any increase in the authorized number of BRMR directors, shall be solely filled by a majority of	The Eclipse certificate of incorporation and bylaws provide that any vacancy on the Eclipse board caused by death, resignation, disqualification or removal from office or other cause will be filled by the vote of a majority of the remaining directors, even if less than a quorum, or by a sole remaining director.

BRMR Stockholders	Eclipse Stockholders
the directors then in office, even if less than a quorum, or by a sole remaining director.

Removal of Directors

The BRMR stockholders agreement provides that any director may be removed at any time in accordance with the BRMR certificate of incorporation and bylaws, in each case subject to the rights and privileges set forth in any certificate of designations of BRMR preferred stock.

The BRMR certificate of incorporation and bylaws do not specify the process for director removal. Under the DGCL, any director or the entire BRMR board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except as follows: (1) unless the certificate of incorporation provides otherwise, in the case of a corporation whose board is classified, stockholders may effect such removal only for cause; or (2) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors, or, if there be classes of directors, at an election of the class of directors of which such director is a part. Whenever the holders of any class or series are entitled to elect one or more directors, the above described provisions of the DGCL shall apply, in respect to the removal without cause of a director or directors so elected, to the vote of the holders of the outstanding shares of that class or series and not to the vote of the outstanding shares as a whole.

Following the amendment of the Eclipse certificate of incorporation and bylaws in connection with the consummation of the merger, neither will specify the process for director removal. However, under the DGCL, directors of Eclipse may be removed by the stockholders holding a majority of outstanding common stock without cause.

Director Nominations by Stockholders

The BRMR stockholders agreement provides that, at any meeting of the stockholders for the election of the BRMR board that is held prior to the third anniversary of the effective date of BRMR’s emergence from bankruptcy (as “effective date” is defined in the Third Amended Joint Chapter 11 Plan of Reorganization (as modified) of BRMR and its debtor affiliates), BRMR and the BRMR board shall take the actions necessary to cause each of the “initial board members” (as defined in the BRMR stockholders agreement) that has consented to stand for election and is willing to serve on the board to be nominated and submitted to the stockholders for election to the BRMR board.

The Eclipse bylaws provide that a stockholder must give advance written notice to the Secretary of Eclipse of a director nomination to be considered at an annual meeting, or at a special meeting at which the Eclipse board has determined that directors are to be elected.

With respect to nominations to be considered at an annual meeting, the notice must be in writing, meet the requirements of the Eclipse bylaws and be delivered not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary date of the annual meeting for the preceding year, except that if

BRMR Stockholders	Eclipse Stockholders

Following the third anniversary of the effective date of BRMR’s emergence from bankruptcy, subsequent elections of directors shall take place in accordance with the BRMR certificate of incorporation and bylaws.

the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be delivered not later than the close of business on the later of:

•  the 90th day prior to the date of such annual meeting; or

•  the 10th day following the day on which public announcement of the date of such meeting is first made by Eclipse, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting.

The BRMR certificate of incorporation provides that the number of BRMR directors may be increased or decreased from time to time as provided in the BRMR bylaws and subject to the provisions of the BRMR stockholders agreement. The BRMR bylaws and certificate of incorporation do not specify the procedures for notice by stockholders with respect to director nominations.	Director nominations to be considered at a special meeting must be in writing, meet the requirements of the Eclipse bylaws and be delivered not earlier than the close of business on the 120th day prior to the special meeting and not later than the close of business on the later of the 90th day prior to the date of such special meeting or, if the first public announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement is first made.

Proxy Access

Neither the BRMR certificate of incorporation nor bylaws contain proxy access provisions.	Neither the Eclipse certificate of incorporation nor bylaws contain proxy access provisions.

Action by Stockholders

The BRMR bylaws provide that the vote by a majority of the votes cast by the stockholders present in person or represented by proxy and entitled to vote on a matter shall be the act of the stockholders, except in the case of certain board elections (discussed above in “Comparison of Stockholders’ Rights—Election of Directors”) or another matter upon which a different vote is required by applicable law, the BRMR certificate of incorporation or the BRMR bylaws.	The Eclipse bylaws provide that the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on a matter shall be the act of the stockholders, except in the case of certain board elections (discussed above in “Comparison of Stockholders’ Rights—Election of Directors”) and certain non-binding advisory votes described in the Eclipse bylaws.

The BRMR bylaws provide that any action required or permitted to be taken at any annual or special meeting of BRMR stockholders may be taken without a meeting, without prior notice and without a vote of stockholders, if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum voting power that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.	In connection with the consummation of the merger, the Eclipse certificate of incorporation and bylaws will be amended to provide that stockholders may not act by written consent.

BRMR Stockholders	Eclipse Stockholders
Stockholder Proposals

The BRMR bylaws provide that, for a stockholders’ meeting other than an annual meeting, notice shall be given by BRMR not less than 10 nor more than 60 days before the date of the meeting. Such notice must state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the notice of the meeting (or any supplement thereto).

The Eclipse bylaws provide that a stockholder must give advance written notice to the Secretary of Eclipse of any proposal for business to be conducted at an annual meeting.

With respect to proposals to be considered at an annual meeting, the notice must be in writing, meet the requirements of the Eclipse bylaws and be delivered not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary date of the annual meeting for the preceding year, except that if the annual meeting is more than 30 days before or more than 60 days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of:

•  the 90th day prior to the date of such annual meeting; or

•  the 10th day following the day on which public announcement of the date of such meeting is first made by Eclipse, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting.

Certificate of Incorporation Amendments

The BRMR certificate of incorporation provides that BRMR reserves the right to amend, alter, change or repeal any provision of the BRMR certificate of incorporation, subject to the provisions of the BRMR stockholders agreement.

The BRMR stockholders agreement provides that, from and after the effective date of BRMR’s emergence from bankruptcy (as “effective date” is defined in the Third Amended Joint Chapter 11 Plan of Reorganization (as modified) of BRMR and its debtor affiliates), BRMR shall not, and shall not permit any subsidiary to, modify or amend in any material respect the BRMR certificate of incorporation, unless prior written approval is given by stockholders party to the stockholders’ agreement representing in the aggregate more than a majority of the issued and outstanding BRMR common stock.

In connection with the consummation of the merger, the Eclipse certificate of incorporation will be amended to provide that the affirmative vote of the holders of at least 66 2/3% in voting power of the outstanding shares of Eclipse stock entitled to vote thereon, voting together as a single class, shall be required to amend, alter or repeal any provision of the Eclipse certificate of incorporation.

BRMR Stockholders	Eclipse Stockholders
Bylaw Amendments

The BRMR bylaws provide that the BRMR board shall have the power to adopt, amend, alter or repeal the BRMR bylaws. The BRMR bylaws also may be adopted, amended, altered or repealed by the BRMR stockholders.	The Eclipse certificate of incorporation provides that the Eclipse board is expressly authorized to adopt, alter, amend or repeal the Eclipse bylaws without any action on the part of the Eclipse stockholders.

The BRMR stockholders agreement provides that, from and after the effective date of BRMR’s emergence from bankruptcy (as “effective date” is defined in the Third Amended Joint Chapter 11 Plan of Reorganization (as modified) of BRMR and its debtor affiliates), BRMR shall not, and shall not permit any subsidiary to, modify or amend in any material respect the BRMR bylaws, unless prior written approval is given by stockholders party to the stockholders’ agreement representing in the aggregate more than a majority of the issued and outstanding BRMR common stock.

The Eclipse bylaws will be amended in connection with the consummation of the merger to provide that, subject to the provisions of the Eclipse certificate of incorporation, the Eclipse bylaws may be amended, altered or repealed (a) by resolution adopted by a majority of the directors present at any special or regular meeting of the Eclipse board at which a quorum is present, or (b) at any regular or special meeting of the stockholders upon the affirmative vote of holders of at least 66 2/3% in voting power of Eclipse shares entitled to vote in the election of directors, provided that, in the case of such special meeting only, notice of such amendment, alteration or repeal is contained in the notice or waiver of notice of such meeting.

The Eclipse bylaws will be amended in connection with the consummation of the merger to further provide that Section 3.9 and the second paragraph of Section 8.1 of the Eclipse bylaws may only be amended, altered or repealed at any regular or special meeting of the stockholders upon the affirmative vote of holders of at least 66 2/3% in voting power of Eclipse shares entitled to vote thereon, if, in the case of such special meeting only, notice of such amendment, alteration or repeal is contained in the notice or waiver of notice of such meeting.

Special Meetings of Stockholders

The BRMR bylaws provide that special meetings of stockholders may be called only by the Chairman of BRMR, the President, the BRMR board or by the Secretary at the request in writing of stockholders holding shares representing at least 25% of the voting power of the outstanding shares entitled to vote on the matter for which such meeting is to be called.	The Eclipse bylaws provide that special meetings of stockholders may be called only by the Chairman of the Eclipse board, the Chief Executive Officer or the Eclipse board pursuant to a resolution adopted by a majority of the total number of directors that Eclipse would have if there were no vacancies. In connection with the consummation of the merger, the Eclipse bylaws will be amended to provide that holders of common stock do not have the power to call special meetings.

Notice of Meetings of Stockholders

Under the BRMR bylaws, notice of an annual or special meeting must be given to stockholders of record entitled to vote at the meeting at least 10 days but no more than 60 days prior to the date of the meeting.	Under the Eclipse bylaws, unless otherwise provided by law, notice of an annual or special meeting must be given to stockholders of record entitled to vote at the meeting at least 10 days but no more than 60 days prior to the date of the meeting.

BRMR Stockholders	Eclipse Stockholders
Proxies

The BRMR bylaws provide that at all meetings of stockholders, a stockholder may vote by proxy executed in writing, or by electronic transmission, by the stockholder or by such stockholder’s authorized officer, director, employee or agent; provided, that if such proxy is executed by electronic transmission, any such electronic transmission must set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder.	The Eclipse bylaws provide that at all meetings of stockholders, a stockholder may vote by proxy executed in writing (or in such other manner prescribed by law) by the stockholder or by such stockholder’s duly authorized attorney-in-fact.

Forum Selection

Under the BRMR bylaws, unless BRMR consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for:

•  any derivative action or proceeding brought on behalf of BRMR;

•  any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of BRMR to BRMR or the BRMR stockholders;

•  any action asserting a claim arising pursuant to any provision of the DGCL; or

•  any action asserting a claim governed by the internal affairs doctrine.

In connection with the consummation of the merger, the Eclipse certificate of incorporation will be amended to provide that, unless Eclipse consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court or a federal court located within the State of Delaware) will, to the fullest extent permitted by applicable law and subject to applicable jurisdictional requirements, be the sole and exclusive forum for any current or former stockholder (including any current or former beneficial owner) to bring claims, including claims in the right of Eclipse, that are based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity, or as to which the DGCL confers jurisdiction upon the Court of Chancery.

Limitation of Liability of Directors

The DGCL provides that a corporation may limit or eliminate a director’s personal liability for monetary damages to the corporation or its stockholders for breach of fiduciary duty as a director, except for liability for: (i) any breach of the director’s duty of loyalty to such corporation or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) willful or negligent violation of provisions of Delaware law governing payment of dividends and stock purchases or redemptions; or (iv) any transaction from which the director derived an improper personal benefit.

The BRMR certificate of incorporation provides that, to the fullest extent that the DGCL or other law of the State of Delaware (now existing or as hereafter amended) permits the limitation or elimination of the liability of directors, no person who is or was a director of BRMR shall be personally liable to BRMR or any of its

The DGCL provides that a corporation may limit or eliminate a director’s personal liability for monetary damages to the corporation or its stockholders for breach of fiduciary duty as a director, except for liability for: (i) any breach of the director’s duty of loyalty to such corporation or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) willful or negligent violation of provisions of Delaware law governing payment of dividends and stock purchases or redemptions; or (iv) any transaction from which the director derived an improper personal benefit.

The Eclipse certificate of incorporation provides that no Eclipse director shall be liable to Eclipse or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not

BRMR Stockholders	Eclipse Stockholders
stockholders for monetary damages for breach of fiduciary duty as a director.	permitted under the DGCL. In addition to the circumstances in which an Eclipse director is not personally liable as set forth in the preceding sentence, the director shall not be liable to the fullest extent permitted by any amendment to the DGCL later enacted that further limits the liability of a director.

Indemnification of Directors and Officers

The BRMR bylaws provide that BRMR will indemnify and hold harmless, to the fullest extent permitted by applicable law, each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of BRMR or, while a director or officer of BRMR, is or was serving at the request of BRMR as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all expenses, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith.

The BRMR bylaws provide that the right to indemnification under the BRMR certificate of incorporation shall include the right to be paid by BRMR the expenses incurred in defending or otherwise participating in any such proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, an advancement of expenses shall be made only upon delivery to BRMR of an undertaking, by or on behalf of such person, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified.

The Eclipse bylaws provide that Eclipse will indemnify and hold harmless, to the fullest extent permitted by applicable law, any person who was or is made or is threatened to be made a party to or otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of Eclipse or, while a director or officer of Eclipse, is or was serving at the request of Eclipse as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or agent, or in any other capacity while serving as a director, officer, employee or agent, against all expenses, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith.

The Eclipse bylaws provide that Eclipse will pay the expenses (including attorneys’ fees) incurred by a person potentially eligible for indemnification (as specified above) in defending any proceeding in advance of its final disposition to the fullest extent not prohibited by applicable law; except that, to the extent required by law, such payment of expenses in advance of the final disposition of a proceeding will be made only upon receipt of an undertaking by such person to repay all amounts advanced if it should be ultimately determined that such person is not entitled to be indemnified.

State Anti-Takeover Provisions

BRMR has not opted out of Section 203 of the DGCL, which provides that a corporation may not engage in certain business combinations, including mergers, sales and leases of assets, issuances of securities and other	The Eclipse certificate of incorporation provides that Eclipse has opted out of Section 203 of the DGCL.

BRMR Stockholders	Eclipse Stockholders
similar transactions, with any stockholder that owns 15% or more of the outstanding voting stock of a corporation (an “interested stockholder”) for three years following the date such stockholder became an interested stockholder unless one of the following exceptions applies: (i) the BRMR board approved the business combination or the transaction that resulted in the person becoming an interested stockholder prior to the time that the person became an interested stockholder; (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, such person owned at least 85% of the outstanding voting stock of the corporation, excluding, for purposes of determining the voting stock outstanding, voting stock owned by directors who are also officers and certain employee stock plans; or (iii) the transaction is approved by the BRMR board and by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested stockholder. An “interested stockholder” also includes the affiliates and associates of a 15% or more owner and any affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock within the preceding three-year period (subject to certain exceptions).

Stockholder Rights Plan

BRMR is not party to a rights plan.	Eclipse is not party to a rights plan.

DISSENTERS’ RIGHTS OF APPRAISAL

Applicability of Appraisal Rights

The following discussion of dissenters’ rights of appraisal assumes that the merger will not constitute a drag transaction for purposes of the BRMR stockholders agreement and therefore that the provisions of the BRMR stockholders agreement governing drag transactions, including the waiver of appraisal rights, will not be applicable. If the merger constitutes a drag transaction for purposes of the BRMR stockholders agreement, the appraisal rights described below will not be available to holders of BRMR common stock in connection with the merger. For additional information regarding the possibility that the merger will constitute a drag transaction, the related consequences and the applicable provisions of the BRMR stockholders agreement, see the section entitled “BRMR Solicitation of Written Consents—Drag Transaction Under BRMR Stockholders Agreement.”

Summary of Appraisal Rights and Related Procedures

Under the DGCL, as more fully described below, if you do not wish to accept the merger consideration provided for in the merger agreement and the merger is consummated, you have the right to seek appraisal of your shares of BRMR common stock and to receive payment in cash for the fair value of your BRMR common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of your shares of BRMR common stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the per share merger consideration that you are otherwise entitled to receive under the terms of the merger agreement. These rights are known as appraisal rights. BRMR stockholders who elect to exercise appraisal rights must not vote in favor of or consent in writing to the proposal to adopt and approve the merger agreement and the merger and must comply with the provisions of Section 262 of the DGCL (which we refer to as “Section 262”) to perfect their rights. Strict compliance with the statutory procedures in Section 262 is required. A holder of BRMR common stock who wishes to exercise appraisal rights, or preserve the ability to do so, must not sign and deliver a written consent approving the merger, or sign and deliver a consent without indicating a decision on the proposal. Any written consent returned without indicating a decision on the proposal will be counted as approving the proposal.

This section is intended as a brief summary of the material provisions of the Delaware statutory procedures that a stockholder must follow to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements, and it is qualified in its entirety by reference to Section 262, the full text of which appears in Annex D to this consent solicitation statement/information statement/prospectus. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Section 262 requires that, where a merger agreement is adopted by written consent of stockholders in lieu of a meeting, certain stockholders must be given notice that appraisal rights are available. A copy of Section 262 must be included with such notice. The notice must be provided after the merger is approved and no later than 10 days after the effective date of the merger. Only those BRMR stockholders who did not submit a consent in favor of the proposal to adopt the merger agreement and who have otherwise complied with Section 262 are entitled to receive such notice. The notice may be given by BRMR, if sent prior to effectiveness of the merger, or the surviving corporation in the merger, if given after effectiveness. If given on or after the effective date, the notice must also specify the effective date of the merger; otherwise, a supplementary notice will provide this information.

Following BRMR’s receipt of sufficient written consents to approve the merger, we will send all non-consenting BRMR stockholders who satisfy the other statutory conditions the notice regarding the receipt of such written consents. A BRMR stockholder wishing to exercise his, her or its appraisal rights will need to take action at that time, in response to that notice, but this description is being provided to all BRMR stockholders now so they can determine whether they wish to preserve their ability to demand appraisal rights in the future in response to that notice.

In order to preserve your right to receive notice and demand appraisal rights, you must not deliver a written consent in favor of the adoption and approval of the merger agreement and the merger, or deliver a consent without indicating a decision on the proposal. Consents that are signed and delivered without indicating a decision on the proposal will be counted as approving the proposal, which will also eliminate any appraisal rights. As described below, you must also continue to hold your shares through the effective time of the merger.

If you elect to demand appraisal of your shares of BRMR common stock, you must deliver to BRMR or to the surviving corporation in the merger, as applicable, at the specific address which will be included in the notice, a written demand for appraisal of your shares of BRMR common stock within 20 days after the date of the mailing of the notice. Do not submit a demand before the date of the notice, because under Delaware case law, a demand that is made before the notice is mailed may not be effective to perfect your appraisal rights.

A holder of shares of BRMR common stock wishing to exercise appraisal rights must hold of record the shares of BRMR common stock on the date the written demand for appraisal is made and must continue to hold the shares of BRMR common stock of record through the effective time of the merger, because appraisal rights will be lost if the shares of BRMR common stock are transferred prior to the effective time. If you are not the stockholder of record, you will need to follow special procedures as discussed further below.

If you and/or the record holder of your shares fail to comply with all of the conditions required by Section 262 to perfect your rights, and the merger is completed, you (assuming that you hold your shares through the effective date) will be entitled to receive payment for your shares of BRMR common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of BRMR common stock.

In order to satisfy the statute, a demand for appraisal in respect of shares of capital stock must reasonably inform BRMR or the surviving corporation, as applicable, of the identity of the stockholder of record and the stockholder’s intent to seek appraisal rights. The demand should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, should specify the holder’s name and mailing address and the number of shares registered in the holder’s name and must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. The demand cannot be made by the beneficial owner if he or she does not also hold the shares of BRMR common stock of record. The beneficial holder must, in such cases, have the registered owner, such as a bank, broker or other nominee, submit the required demand in respect of those shares of common stock. If you hold your shares of BRMR common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If shares of BRMR common stock are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian) or other nominee, a demand for appraisal must be executed by or for such record holder. If the shares of BRMR common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record holder or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record holder. If a stockholder holds shares of BRMR common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co. (the nominee for The Depository Trust Company), a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as a record holder. A record holder, such as a broker, who holds shares of BRMR common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of BRMR common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of BRMR common stock as to which appraisal is sought. Where no number of shares of BRMR common stock is expressly mentioned, the demand will be presumed to cover all shares of BRMR common stock held in the name of the record holder.

At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the merger consideration for that stockholder’s shares of BRMR common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time will require written approval of the surviving corporation. Unless the demand is properly withdrawn by the stockholder within 60 days after the effective date of the merger, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Court deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration offered pursuant to the merger agreement.

Within 120 days after the effective time of the merger, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of BRMR common stock held by all stockholders entitled to appraisal. Upon the filing of such a petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. Eclipse has no present intent to cause BRMR to file such a petition and has no obligation to cause such a petition to be filed, and holders should not assume that the surviving corporation will file a petition. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previous written demand for appraisal. In addition, within 120 days after the effective time of the merger, any stockholder who has properly filed a written demand for appraisal and who did not submit a consent in favor of the proposal to adopt the merger agreement, upon written request, will be entitled to receive from the surviving corporation, a statement setting forth the aggregate number of shares of BRMR common stock not voted in favor of the proposal to adopt the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after such written request has been received by the surviving corporation. A person who is the beneficial owner of shares of BRMR common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares of BRMR common stock and with whom agreements as to the value of their shares of BRMR common stock have not been reached. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares of BRMR common stock and who hold stock represented by certificates to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of BRMR common stock, the Delaware Court of Chancery will appraise the shares of BRMR common stock, determining their fair value as of the effective time after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the value is determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares of BRMR common stock. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time and the date of payment of the judgment.

No representation is made as to the outcome of the appraisal of fair value as determined by the Court and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Moreover, we do not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of BRMR common stock is less than the merger consideration.

In determining “fair value,” the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion that does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Each stockholder seeking appraisal is responsible for his or her attorneys’ and expert witness expenses, although, upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of BRMR common stock entitled to appraisal. Any stockholder who duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote shares of BRMR common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of BRMR common stock, other than with respect to payment as of a record date prior to the effective time. However, if no petition for appraisal is filed within 120 days after the effective time, or if the stockholder otherwise fails to perfect his, her or its appraisal rights, successfully withdraws his, her or its demand for appraisal or loses his, her or its right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the per share merger consideration for his, her or its shares of BRMR common stock pursuant to the merger agreement.

FAILING TO FOLLOW PROPER STATUTORY PROCEDURES WILL RESULT IN LOSS OF YOUR APPRAISAL RIGHTS. In view of the complexity of Section 262 of the Delaware General Corporation Law, BRMR stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

Holders of Eclipse common stock do not have any appraisal or dissenter’s rights with respect to the merger.

BUSINESS AND PROPERTIES OF BRMR

Overview of BRMR’s Business

BRMR is an independent exploration and production company engaged in the acquisition, development and production of natural gas, NGLs and oil. BRMR is active in two of the most prolific unconventional shale resource plays in North America, the Marcellus and Utica Shales.

As of September 30, 2018, BRMR held approximately 105,000 net surface leasehold acres in the Marcellus and Utica Shales in Ohio and West Virginia, approximately 97,000, or 93%, of which are undeveloped. Approximately 73% of BRMR’s total net surface acres in these areas are held by production. BRMR is the operator on approximately 98% of this net acreage and holds an average 81% working interest across the position within developed units.

As of December 31, 2017, BRMR had net proved reserves attributable to its continuing operations of conventional and unconventional properties of approximately 357 Bcfe. BRMR’s unconventional properties within the Marcellus and Utica Shales accounted for approximately 351 Bcfe of its net proved reserves. For the third quarter of 2018, BRMR’s average daily production from continuing operations was approximately 135 MMcfe/d from 1,017 gross (918 net) producing wells. Of such average daily production, unconventional operations within the Marcellus and Utica Shales accounted for 131 MMcfe/d from 76 gross (62 net) producing wells. As of September 30, 2018, BRMR has identified approximately 356 net additional drilling locations on its Marcellus and Utica Shale acreage, approximately 98% of which are on acreage operated by BRMR.

Chapter 11 Bankruptcy Reorganization and Developments Since Emergence

On December 15, 2015, BRMR and certain of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code. BRMR emerged from bankruptcy on May 6, 2016, under a plan of reorganization that, among other things, provided for:

•	the conversion of substantially all of BRMR’s funded debt into equity;

•	an exit financing facility (the “Exit Financing Facility”) in the form of a three-year, $50 million term loan;

•	resolution of certain of BRMR’s pre-petition obligations and settlement of various issues, controversies and disputes;

•	the revised capital structure of the newly reorganized entity; and

•	corporate governance subsequent to exit from bankruptcy.

For additional information regarding BRMR’s Chapter 11 reorganization, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of BRMR—Chapter 11 Bankruptcy Reorganization” and the notes to BRMR’s audited consolidated financial statements included elsewhere in this consent solicitation statement/information statement/prospectus.

Following BRMR’s emergence from bankruptcy, under the leadership of its new board of directors and John Reinhart, who joined BRMR as its President and Chief Executive Officer in September 2016, BRMR adopted a strategy focused on being a pure play Marcellus and Utica Shale operator. In furtherance of that strategy, BRMR has achieved the following key accomplishments since its emergence from bankruptcy:

•

Divestment of North Dakota Assets. In May 2017, BRMR sold substantially all of its Williston Basin/Bakken Shale properties in North Dakota for a purchase price of approximately $34.7 million before closing costs and purchase price adjustments.

•	Planned Divestment of Southern Appalachian Basin (MHP) Assets. In the first quarter of 2017, BRMR adopted a plan to divest all of its Southern Appalachian Basin assets held by its Magnum Hunter

Production, Inc. (“MHP”) subsidiary, consisting primarily of oil and gas properties in Kentucky, including interests in certain drilling partnerships. BRMR has completed the sale of certain of the MHP assets and continues to pursue the sale of the remaining assets.

•

Divestment of Midstream Equity Investment. In October 2017, BRMR sold its 44.53% equity interest in Eureka Midstream Holdings, LLC (“Eureka Midstream Holdings”), which, through its subsidiary, Eureka Midstream, LLC (“Eureka Midstream”), owns and operates the Eureka Gas Gathering System in Ohio and West Virginia. A subsidiary of BRMR has been a party to a gas gathering agreement with Eureka Midstream since 2012. In exchange for its equity interest in Eureka Midstream Holdings, BRMR received $50.0 million in cash proceeds, $2.5 million in cash as settlement of outstanding accounts receivable with Eureka Midstream Holdings, and a renegotiated gas gathering agreement with Eureka Midstream, which reduced BRMR gathering fees and minimum volume commitments and became effective as of September 1, 2017.

•

Divestment of Other Non-Core Assets. During 2017 and the first nine months of 2018, BRMR completed sales of certain other non-core assets for aggregate cash proceeds of approximately $14.8 million. Additionally, in December 2016, BRMR sold substantially all of its drilling rigs and related equipment previously used by BRMR in its oilfield services operations, effecting BRMR’s exit from the oilfield services business.

•

Financing Activities. In October 2017, BRMR repaid the Exit Financing Facility in full with the proceeds from the sale of its equity interest in Eureka Midstream Holdings. In November 2017, BRMR obtained a new $50 million Senior Term Loan Credit Facility, of which $25 million is outstanding.

•

Development Drilling Program. In late 2017, BRMR initiated a development drilling program focused on its highest return Marcellus and Utica core acreage. The program involves running one to two drilling rigs on its core operated properties and one to two drilling rigs on its core non-operated properties throughout 2018.

•

Ohio Working Interest Sale. In April 2018, BRMR closed on the divestment of certain undivided leasehold working interests with an undisclosed buyer. In the transaction, the buyer acquired from BRMR an undivided 40% non-operated working interest in approximately 21,000 undeveloped net leasehold acres within the Marcellus and Utica Shale formations in Monroe and Washington Counties, Ohio pursuant to a purchase and sale agreement. The total sales price was $56 million, before customary closing adjustments. At closing, BRMR and the buyer also entered into a joint development agreement (“JDA”) that established an area of mutual interest (“AMI”) located predominately in Benton, Ludlow and Grandview townships in Monroe and Washington Counties, Ohio. Under the terms of the JDA, the buyer will fund its share of the first year of budgeted drilling, completion and land renewal expenditures, which share is estimated to be approximately $36 million in 2018. Under the JDA, the buyer will have the right to a 40% participation in additional leasehold acreage acquired by BRMR within the AMI. Participation by the buyer in development activities after 2018 will be subject to the terms and conditions of the JDA and associated joint operating agreements.

BRMR’s Properties

Marcellus Shale

As of September 30, 2018, BRMR held approximately 60,000 net leasehold acres in the Marcellus Shale, approximately 55,000, or 92%, of which are undeveloped. BRMR’s Marcellus Shale acreage is located principally in the liquids rich gas window of the Marcellus in Tyler, Pleasants, Ritchie and Wetzel Counties, West Virginia and Washington and Monroe Counties, Ohio, with a portion of the acreage overlapping BRMR’s Utica Shale acreage. Approximately 82% of BRMR’s total net acreage in the Marcellus Shale is held by production. BRMR is the operator on approximately 98% of its Marcellus Shale net acreage and holds an average 83% working interest across the position within developed units.

As of September 30, 2018, BRMR had 61 gross (51 net) horizontal wells producing in the Marcellus Shale (including non-operated wells). During the second half of 2017 and the first three quarters of 2018, following BRMR’s initiation of a development drilling program in late 2017, BRMR spud 5 gross (5 net) wells and completed and turned-in-line 6 gross (6 net) wells in the Marcellus Shale. The following table sets forth certain information regarding the Marcellus Shale wells drilled or completed by BRMR during the second half of 2017 and the first three quarters of 2018, all of which are operated by BRMR.

Well Name	County	Rich/Dry Gas Window	BRMR Working Interest	First Production	Horizontal Lateral Length (feet)	No. of Frac Stages
Wells Meckley 1401MH	Tyler, WV	Rich	100%	5/19/2018	5,813	40
Wells Meckley 1402MH	Tyler, WV	Rich	100%	5/18/2018	6,393	43
Wells Meckley 1403MH	Tyler, WV	Rich	100%	5/16/2018	7,900	53
Wells Meckley 1404MH	Tyler, WV	Rich	100%	5/13/2018	8,842	51
Wells Meckley 1405MH	Tyler, WV	Rich	100%	5/11/2018	8,052	54
Wells Meckley 1406MH	Tyler, WV	Rich	100%	5/11/2018	7,299	49

As of September 30, 2018, BRMR has identified approximately 139 net additional drilling locations on its Marcellus Shale acreage, based on 750-foot spacing, approximately 90% of which are on acreage operated by BRMR. BRMR does not plan to drill or complete any additional wells in the Marcellus Shale during the fourth quarter of 2018.

Utica Shale

As of September 30, 2018, BRMR held approximately 81,500 net leasehold acres in the Utica Shale, approximately 78,800, or 97%, of which are undeveloped. BRMR’s Utica Shale acreage is located principally in Tyler and Pleasants Counties, West Virginia and Washington, Monroe and Noble Counties, Ohio, with a portion of the acreage overlapping BRMR’s Marcellus Shale acreage. BRMR believes that approximately 44% of its Utica Shale acreage is located in the liquids rich window of the play, with the other 56% located in the dry gas window of the play. Approximately 65% of BRMR’s total net acreage in the Utica Shale is held by production. BRMR is the operator on approximately 97% of its Utica Shale net acreage and holds an average 73% working interest across the position within developed units.

As of September 30, 2018, BRMR had 15 gross (11 net) horizontal wells producing in the Utica Shale (including non-operated wells), and it had 4 gross (4 net) wells drilled waiting to be turned-in-line and had 4 gross (4 net) wells drilled waiting on completion. During the second half of 2017 and the first three quarters of 2018, following BRMR’s initiation of a development drilling program in late 2017, BRMR spud 14 gross (13 net) wells, completed 13 gross (12 net) wells and turned-in-line 9 gross (8 net) wells in the Utica Shale. The following table sets forth certain information regarding the Utica Shale wells drilled or completed by BRMR during the second half of 2017 and the first three quarters of 2018, all of which are operated by BRMR.

Well Name	County	Rich/Dry Gas Window	BRMR Working Interest	First Production	Horizontal Lateral Length (feet)	No. of Frac Stages
Ormet 7-15UH	Monroe, OH	Dry	100%	3/11/2018	5,248	38
Ormet 11-15UH	Monroe, OH	Dry	100%	3/14/2018	5,662	41
Farley 1404H	Washington, OH	Rich	100%	1/25/2018	5,204	35
Farley 1405H	Washington, OH	Rich	100%	1/28/2018	3,178	14
Farley 1406AH	Washington, OH	Rich	100%	1/24/2018	6,032	40
Pool 1UH	Monroe, OH	Dry	60%	9/23/2018	6,740	39
Pool 2UH	Monroe, OH	Dry	60%	9/23/2018	7,592	44
Pool 3UH	Monroe, OH	Dry	60%	9/23/2018	11,132	64
Ormet 4-9UH	Monroe, OH	Dry	100%	10/2/2018	6,685	47
Ormet 5-9UH	Monroe, OH	Dry	100%	10/4/2018	6,827	49
Ormet 6-9UH	Monroe, OH	Dry	100%	10/4/2018	7,527	54
Ormet 7-9UH	Monroe, OH	Dry	100%	10/2/2018	7,667	55
Spencer 1UH	Tyler, WV	Dry	100%	9/4/2018	7,327	48
Woodchopper N 1UH	Noble, OH	Rich	100%	N/A	7,107	N/A
Woodchopper N 2UH	Noble, OH	Rich	100%	N/A	7,565	N/A
Woodchopper N 3UH	Noble, OH	Rich	100%	N/A	10,853	N/A
Woodchopper N 4UH	Noble, OH	Rich	100%	N/A	10,752	N/A

As of September 30, 2018, BRMR has identified approximately 217 net additional drilling locations on its Utica Shale acreage, based on 1,000-foot spacing (750-foot spacing in the condensate window), approximately 96% of which are on acreage operated by BRMR. During the fourth quarter of 2018, BRMR plans to complete 4 gross (4 net) wells in the Utica Shale.

Southern Appalachian Basin and Other Properties

BRMR, through MHP, owns certain oil and gas properties, primarily in Kentucky, including interests in certain drilling partnerships. As discussed above, BRMR has adopted a plan to divest these assets and continues to seek to do so. These assets are reflected as assets held for sale on BRMR’s consolidated balance sheets, and the results of operations of these assets are included in discontinued operations on BRMR’s consolidated statements of operations.

BRMR also owns an immaterial amount of royalty interests and working interests in other oil and gas properties, primarily consisting of working interests in the Eagle Ford Shale in South Texas that were retained when BRMR sold substantially all of its Eagle Ford Shale assets in 2014. These non-core assets are not material to BRMR’s business and results of operations and will be divested by BRMR when practicable.

Oil and Natural Gas Data

Proved Reserves

Evaluation and Review of Proved Reserves

Software Integrated Solutions (“SIS”) Division of Schlumberger Technology Corporation evaluated BRMR’s proved reserve estimates as of December 31, 2017. The lead evaluator for the evaluation was Charles M. Boyer

II, and his qualifications, independence, objectivity, and confidentiality meet the requirements set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers. Mr. Boyer has over 30 years of practical experience in the estimation and evaluation of reserves. Mr. Boyer has been an employee of SIS since 1998 and is currently the Technical Team Leader and Advisor-Unconventional Reservoirs. His responsibilities include reserves evaluation, acquisition and divestiture analysis, unconventional reservoir analysis, and underground gas storage evaluation. Mr. Boyer graduated with a Bachelor of Science degree in Geological Sciences from The Pennsylvania State University in 1976, he is a registered Professional Geologist in the Commonwealth of Pennsylvania, a Certified Petroleum Geologist of the American Association of Petroleum Geologists, and he is member in good standing of the Society of Petroleum Engineers, the Society of Petroleum Evaluation Engineers, the American Association of Petroleum Geologists, and the Society for Mining, Metallurgy, and Exploration. SIS does not own an interest in any of BRMR’s properties, nor is it employed by BRMR on a contingent basis. A copy of SIS’s BRMR proved reserve report as of December 31, 2017 is filed as an exhibit to the registration statement of which this consent solicitation statement/information statement/prospectus forms a part.

BRMR maintains an internal staff of petroleum engineers and geoscience professionals who work closely with its independent reserve engineers to ensure the integrity, accuracy and timeliness of the data used to calculate BRMR’s proved reserves. BRMR’s internal technical team members meet with its independent reserve engineers periodically during the period covered by the proved reserve report to discuss the assumptions and methods used in the proved reserve estimation process. BRMR provides historical information to the independent reserve engineers for its properties, such as ownership interest, oil and natural gas production, well test data, commodity prices and operating and development costs. Matthew Rucker, BRMR’s Vice President Resource Planning and Development, is primarily responsible for overseeing the preparation of all of BRMR’s reserve estimates. Mr. Rucker is a petroleum engineer with 11 years of reservoir and operations experience, and BRMR’s reservoir and geoscience staff has an average of approximately 7 years of energy industry experience.

The preparation of BRMR’s proved reserve estimates is completed in accordance with its internal control procedures. These procedures, which are intended to ensure reliability of reserve estimations, include the following:

•	review and verification of historical production data, which data is based on actual production as reported by BRMR;

•	preparation of reserve estimates by BRMR’s Vice President Resource Planning and Development or under his direct supervision;

•

review by BRMR’s President and Chief Executive Officer of all of BRMR’s reported proved reserves, including the review of all significant reserve changes and all new proved undeveloped reserve (“PUD”) additions;

•	direct reporting responsibilities by BRMR’s Vice President Resource Planning and Development to its President and Chief Executive Officer; and

•	verification of property ownership by BRMR’s land department.

Estimation of Proved Reserves

Under SEC rules, proved reserves are those quantities of oil and natural gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs and under existing economic conditions, operating methods and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. If deterministic methods are used, the SEC has defined reasonable certainty for proved reserves as a “high degree of confidence that the quantities will be recovered.” All of BRMR’s proved reserves as of December 31, 2017 were estimated using a deterministic method. The estimation of reserves involves two distinct determinations. The first determination results in the estimation of the quantities of recoverable oil and natural gas and the second determination results in the estimation of the uncertainty associated with those estimated quantities in accordance with the definitions established under SEC rules. The process of estimating the quantities of recoverable oil and natural gas reserves relies on the use of certain generally accepted analytical procedures. These analytical procedures fall into three broad categories or methods: (1) production performance based methods; (2) volumetric based methods; and (3) analogy. These methods may be used individually or in combination by the reserve evaluator in the process of estimating the quantities of reserves. Reserves for proved developed producing wells were estimated using production performance methods for the vast majority of properties. Certain new producing properties with very little production history were forecast using a combination of production performance and analogy to similar production, both of which are considered to provide a relatively high degree of accuracy. Non producing reserve estimates, for developed and undeveloped properties, were forecast using either volumetric or analogy methods, or a combination of both. These methods provide a relatively high degree of accuracy for predicting proved developed non producing and proved undeveloped reserves for BRMR’s properties, due to the mature nature of the properties targeted for development and an abundance of subsurface control data.

To estimate economically recoverable proved reserves and related future net cash flows, SIS considered many factors and assumptions, including the use of reservoir parameters derived from geological, geophysical and engineering data which cannot be measured directly, economic criteria based on current costs and the SEC pricing requirements and forecasts of future production rates.

Under SEC rules, reasonable certainty can be established using techniques that have been proven effective by actual production from projects in the same reservoir or an analogous reservoir or by other evidence using reliable technology that establishes reasonable certainty. Reliable technology is a grouping of one or more technologies (including computational methods) that have been field tested and have been demonstrated to provide reasonably certain results with consistency and repeatability in the formation being evaluated or in an analogous formation. To establish reasonable certainty with respect to BRMR’s estimated proved reserves, the technologies and economic data used in the estimation of BRMR’s proved reserves have been demonstrated to yield results with consistency and repeatability, and include production and well test data, downhole completion information, geologic data, electrical logs, radioactivity logs, core analyses, available seismic data and historical well cost and operating expense data.

Summary of Oil, Natural Gas and NGL Reserves

The following table presents BRMR’s estimated net proved oil, natural gas and NGL reserves as of December 31, 2017. Totals may not add due to rounding.

	As of December 31, 2017
	Marcellus and Utica Shale Properties	Other Properties(1)	Total
Proved Developed Reserves:
Oil (MBbls)	459	583	1,041
Natural gas (MMcf)	181,412	26,490	207,902
NGLs (MBbls)	7,901	1,474	9,375
Total proved developed reserves (MMcfe)	231,568	38,830	270,398
Proved developed reserves as a percentage of total proved reserves	64.9%	100%	68.3%
Proved Undeveloped Reserves:
Oil (MBbls)	874	—	874
Natural gas (MMcf)	99,013	—	99,013
NGLs (MBbls)	3,522	—	3,522
Total proved undeveloped reserves (MMcfe)	125,387	—	125,387
Total Proved Reserves:
Oil (MBbls)	1,332	583	1,915
Natural gas (MMcf)	280,425	26,490	306,915
NGLs (MBbls)	11,423	1,474	12,896
Total proved reserves (MMcfe)	356,954	38,830	395,784
PV-10 of Total Proved Reserves (in thousands)(2)	$139,859	$11,465	$151,323
Oil, Natural Gas and NGL Prices(3):
Oil-Realized price per Bbl	$40.39	$40.39	$40.39
Natural gas-Realized price per Mcf	$2.80	$2.80	$2.80
NGL-Realized price per Bbl	$29.83	$29.83	$29.83

(1)

Consists primarily of Southern Appalachian Basin Properties held by MHP in discontinued operations, as well as other miscellaneous properties. See “—BRMR’s Properties—Southern Appalachian Basin and Other Properties.”

(2)

PV-10 is a non-GAAP financial measure and generally differs from standardized measure, the most directly comparable GAAP financial measure, because it does not include the effects of income taxes on future net revenues. Neither PV-10 nor standardized measure represents an estimate of the fair market value of BRMR’s oil and natural gas properties. BRMR and others in the industry use PV-10 as a measure to compare the relative size and value of proved reserves held by companies without regard to the specific tax characteristics of such entities. BRMR believes that the presentation of the pre-tax PV-10 is relevant and useful to investors because it presents the discounted future net cash flows attributable to BRMR’s proved reserves prior to taking into account corporate income taxes and BRMR’s current tax structure.

(3)

BRMR’s estimated net proved reserves were determined using average first day of the month prices for the prior 12 months in accordance with SEC guidance. The unweighted arithmetic average first day of the month prices for the prior 12 months were $47.79/Bbl for oil and $2.98/MMBtu for natural gas on December 31, 2017. These prices were adjusted by lease for quality, transportation fees, geographical differentials, marketing bonuses or deductions and other factors affecting the price received at the wellhead. All prices were held constant through the life of the properties.

Reserve engineering is and must be recognized as a subjective process of estimating volumes of economically recoverable oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation. As a result, the estimates of different engineers often vary. In addition, the results of drilling, testing and production may justify revisions of such estimates. Accordingly, reserve estimates often differ from the quantities of oil and natural gas that are ultimately recovered. Estimates of economically recoverable oil and natural gas and of future net revenues are based on a number of variables and assumptions, all of which may vary from actual results, including geologic interpretation, prices and future production rates and costs.

Additional information regarding BRMR’s proved reserves can be found in the notes to BRMR’s consolidated financial statements included elsewhere in this consent solicitation statement/information statement/prospectus and SIS’s reserve report as of December 31, 2017, which is included as an exhibit to the registration statement of which this consent solicitation statement/information statement/prospectus forms a part.

Proved Undeveloped Reserves (PUDs)

As of December 31, 2017, BRMR’s PUDs consisted of 874 MBbls of oil, 99,013 MMcf of natural gas and 3,522 MBbls of NGLs, for a total of 125,387 MMcfe. PUDs will be converted from undeveloped to developed as the applicable wells are drilled and completed and production begins. All of BRMR’s PUD drilling locations are scheduled to be drilled within five years of their initial booking.

The following table summarizes the changes in BRMR’s PUDs for the year ended December 31, 2017:

Proved Undeveloped Reserves (Bcfe)	For the Year Ended December 31, 2017
Proved undeveloped reserves – beginning of year	20.0
Revisions of previous estimates	81.7
Extensions and discoveries	23.7

Proved undeveloped reserves – end of year	125.4

During 2017, BRMR’s development activity began in the third quarter, which consisted of drilling four proved undeveloped locations at a capital cost of approximately $12 million. These proved undeveloped locations were completed and converted into proved developed locations in 2018. Estimated future development costs relating to the development of BRMR’s proved undeveloped reserves as of December 31, 2017 are approximately $77 million over the next five years. Revisions to previous estimates are comprised of approximately 19 Bcfe of positive revisions due to pricing, approximately 54.1 Bcfe of positive revisions due to improvements related to realized gathering, transport, and improved differentials, and approximately 8.6 Bcfe of positive revisions due to well performance.

Oil, Natural Gas and NGL Production, Price and Cost History

For information regarding BRMR’s net production of oil, natural gas and NGLs and price and cost information for the nine months ended September 30, 2018 and 2017 and the years ended December 31, 2017 and 2016, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of BRMR—Results of Operations.”

Productive Wells

As of September 30, 2018, BRMR owned an average 90% working interest in 1,023 gross (925 net) productive wells on its core Marcellus and Utica Shale acreage, consisting of both conventional and unconventional wells. Productive wells consist of producing wells, wells capable of production and wells awaiting connection to production facilities. Gross wells are the total number of producing wells in which BRMR has an interest, operated and non-operated, and net wells are the sum of BRMR’s fractional working interests owned in gross wells.

The following table sets forth the number of productive oil and gas wells attributable to BRMR’s Marcellus and Utica Shale properties as of September 30, 2018:

	Producing Oil Wells		Producing Gas Wells		Total Producing Wells
	Gross	Net	Gross	Net	Gross	Net
Total	35	34	988	891	1,023	925

Developed and Undeveloped Acreage

The following table sets forth information as of September 30, 2018, relating to BRMR’s surface leasehold acreage in its core Marcellus and Utica Shale areas. Developed acreage consists of acres spaced or assigned to productive wells and does not include undrilled acreage held by production under the terms of the lease. Undeveloped acreage is defined as acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil or natural gas, regardless of whether such acreage contains proved reserves.

Developed Acreage		Undeveloped Acreage		Total Acreage(3)
Gross(1)	Net(2)	Gross(1)	Net(2)	Gross(1)	Net(2)
8,107	7,330	117,796	97,255	125,903	104,585

(1)	A gross acre is an acre in which a working interest is owned. The number of gross acres is the total number of acres in which a working interest is owned.
(2)

A net acre is deemed to exist when the sum of the fractional ownership working interests in gross acres equals one. The number of net acres is the sum of the fractional working interests owned in gross acres expressed as whole numbers and fractions thereof.

(3)

Represents total leasehold surface acreage. Total leasehold surface acreage is less than the acreage reported under “—BRMR’s Properties” because a portion of BRMR’s Marcellus Shale acreage overlaps BRMR’s Utica Shale acreage. The overlapping acreage is counted only once in the calculation of total leasehold surface acreage but is included in the separate disclosures of both BRMR’s Marcellus Shale acreage and its Utica Shale acreage.

Many of the leases comprising the undeveloped acreage set forth in the table above will expire at the end of their respective primary terms unless production from the leasehold acreage has been established prior to such date, in which event the lease will remain in effect until the cessation of production. However, the leases on approximately 87% of BRMR’s core Marcellus and Utica Shale acreage provide for three to five year extensions of the primary term at BRMR’s option. None of BRMR’s identified drilling locations associated with proved undeveloped reserves are scheduled for drilling outside of a lease’s primary term or optional extension period. The following table sets forth the net undeveloped acreage that, as of September 30, 2018, was subject to expiration over the succeeding five years unless production is established within the spacing units covering the acreage or the lease is renewed or extended prior to the primary term expiration dates.

October 2018— December 2018	2019	2020	2021	2022 and beyond
4,822	8,991	598	5,341	1,815

Based on BRMR’s current development plans, it expects to maintain approximately 60% of the acreage that would otherwise expire during 2018 and 2019 either through drilling and establishing production or making lease extension payments. Given BRMR’s currently planned drilling activities, it does not expect the amount of any such lease extension payments to be material.

Drilling Results

The following table sets forth the results of BRMR’s drilling activity, as defined by wells having been placed on production, for the periods indicated. The information should not be considered indicative of future performance, nor should it be assumed that there is necessarily any correlation among the number of productive wells drilled, quantities of reserves found or economic value. Productive wells are those that produce, or are capable of producing, commercial quantities of hydrocarbons, regardless of whether they produce a reasonable rate of return. Dry wells are those that prove to be incapable of producing hydrocarbons in sufficient quantities to justify completion.

	Nine Months Ended September 30, 2018		Year Ended December 31, 2017		Year Ended December 31, 2016
	Gross	Net	Gross	Net	Gross	Net
Exploratory Wells(1):
Productive(2)	—	—	—	—	—	—
Dry	—	—	—	—	—	—
Total Exploratory	—	—	—	—	—	—
Development Wells(1):
Productive(2)	15	14	—	—	—	—
Dry	—	—	—	—	—	—
Total Development	15	14	—	—	—	—
Total Wells:
Productive(2)	15	14	—	—	—	—
Dry	—	—	—	—	—	—
Total	15	14	—	—	—	—

(1)

An exploratory well is a well drilled to explore for oil and gas in a strata not known to contain oil and gas reserves. A development well is a well drilled with proved areas of an oil or gas reservoir to the depth of stratigraphic horizon known to be productive.

(2)

Although a well may be classified as productive upon completion, future changes in oil and natural gas prices, operating costs and production may result in the well becoming uneconomical, particularly exploratory wells where there is not production history.

As of September 30, 2018, BRMR had 8 gross (8 net) drilled, non-producing horizontal wells waiting either on commencement of completion operations or to be placed on production.

Operations

General

As of September 30, 2018, BRMR was the operator on approximately 98% of its net leasehold acreage in its core Marcellus and Utica Shale areas. As operator, BRMR designs and manages the development of a well and supervises operation and maintenance activities on a day to day basis. Independent contractors engaged by BRMR provide all the equipment and personnel associated with these activities. BRMR employs petroleum engineers, geologists and land professionals who work to improve its production rates, increase its reserves and lower the cost of operating its oil and natural gas properties.

Marketing and Customers

BRMR generally sells its natural gas and oil production on “month-to-month” or “spot” pricing contracts to a variety of buyers, including marketing companies, local distribution companies and industrial customers. In April 2017, BRMR entered into a marketing services agreement with BP Energy Company (“BP Energy”) pursuant to which BP Energy purchases, markets and sells the majority of BRMR’s natural gas and oil production from BRMR’s Marcellus and Utica Shale properties. The majority of BRMR’s NGLs are extracted and fractionated by MarkWest Liberty Midstream & Resources, L.L.C. (“MarkWest”) through its Mobley Processing Plant and related fractionation facility and are marketed by BP Products North America, Inc. and BP Energy (collectively

“BP”) at a fixed basis to Mont Belvieu. A portion of BRMR’s NGLs are extracted and fractionated by Blue Racer Midstream, LLC (“Blue Racer”) through its Berne Processing Plant and related fractionation facility and are marketed by Blue Racer at prevailing market prices.

For the nine months ended September 30, 2018, sales to BP and BD Oil Gathering. Inc represented approximately 82% and 10% of BRMR’s total oil and natural gas sales. For the year ended December 31, 2017, sales to Sequent Energy Management (“Sequent”), BP and MarkWest represented approximately 34%, 31% and 26% of BRMR’s total oil and natural gas sales, respectively. For the year ended December 31, 2016, sales to Sequent, MarkWest and Stone Energy Corporation represented approximately 46%, 25% and 12% of BRMR’s total oil and natural gas sales, respectively. No other customer accounted for more than 10% of BRMR’s total oil and natural gas sales during these periods. Although a substantial portion of BRMR’s production has been purchased by the major customers identified above, BRMR does not believe the loss of any one or several customers would have a material adverse effect on its business, as other customers or markets would be accessible to it.

Midstream Agreements

BRMR’s subsidiary Triad Hunter, LLC (“Triad Hunter”) is a party to certain midstream agreements related to production from Triad Hunter’s core Marcellus and Utica acreage, which agreements are described below.

Triad Hunter is a party to a gas processing agreement with MarkWest, with a term expiring in October 2023, pursuant to which MarkWest extracts and fractionates NGLs from Triad Hunter’s natural gas production. Under this agreement, Triad Hunter has a minimum processing commitment of 37,500 Mcf per day.

Triad Hunter is a party to a gas transportation service agreement with Equitrans, L.P. for the delivery by Triad Hunter and the transportation by Equitrans of natural gas produced by Triad Hunter. Under this agreement, which expires in October 2029, Triad Hunter has committed to purchase 50,000 MMBtu per day of firm transportation capacity through 2024 and 35,000 MMBtu per day of firm transportation capacity thereafter.

Under the renegotiated gas gathering contract with Eureka Midstream effective September 1, 2017, Triad Hunter has agreed to minimum volume commitments of 125,000 MMBtu per day for 2018 and 210,000 MMBtu per day for 2019 through the remaining term of the contract, which runs through 2033.

Triad Hunter is also a party to a gas gathering, processing and fractionation agreement with Blue Racer, with a term expiring January 1, 2034, pursuant to which Blue Racer gathers natural gas and extracts and fractionates NGLs from BRMR’s natural gas production and markets the NGLs.

Triad Hunter also is a party to transportation services agreements with Rockies Express Pipeline LLC (“REX”) for the delivery by Triad Hunter and the transportation by REX of natural gas produced by Triad Hunter. Under the agreements, Triad Hunter has committed to purchase 50,000 MMBtu per day of firm transportation capacity through 2031 and, commencing October 1, 2018, Triad Hunter is committed to purchase an additional 50,000 MMBtu per day of firm transportation capacity through September 30, 2023.

For additional information regarding BRMR’s midstream agreements and related commitments, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of BRMR—Liquidity and Capital Resources—Contractual Commitments” and “Note 17—Commitments and Contingencies” in the notes to BRMR’s audited consolidated financial statements included elsewhere in this consent solicitation statement/information statement/prospectus.

Title to Properties

BRMR believes that it has satisfactory title to all of its producing properties in accordance with generally accepted industry standards. As is customary in the industry, in the case of undeveloped properties, often only cursory investigation of record title is made at the time of lease acquisition. Investigations are made before the consummation of an acquisition of producing properties and before commencement of drilling operations on undeveloped properties. Individual properties may be subject to burdens that BRMR believes do not materially interfere with the use or affect the value of the properties. Burdens on properties may include:

•	customary royalty interests;

•	liens incident to operating agreements and for current taxes;

•	obligations or duties under applicable laws;

•	development obligations under natural gas leases;

•	net profits interests;

•	mortgages by a lessor; or

•	rights of way or easements held by third parties such as utilities.

Seasonality

Demand for natural gas generally decreases during the spring and fall months and increases during the summer and winter months. However, seasonal anomalies such as mild winters or mild summers sometimes lessen this fluctuation. In addition, some natural gas users utilize natural gas storage facilities and purchase some of their anticipated winter requirements during the summer. This can also lessen seasonal demand fluctuations. These seasonal anomalies can increase competition for equipment, supplies and personnel during the spring and summer months, which could lead to shortages and increase costs or delay BRMR’s operations.

Competition

The oil and natural gas industry is intensely competitive, and BRMR competes with other companies in its industry that have greater resources. Many of these companies not only explore for and produce oil and natural gas, but also manage more extensive midstream operations as well as refining operations and market petroleum and other products on a regional, national or worldwide basis. These companies may be able to pay more for productive oil and natural gas properties and exploratory prospects or to define, evaluate, bid for and purchase a greater number of properties and prospects than BRMR’s financial or human resources permit. BRMR’s larger or more integrated competitors may be able to absorb the burden of existing, and any changes to, federal, state and local laws and regulations more easily than BRMR can, which would adversely affect BRMR’s competitive position. BRMR’s ability to acquire additional properties and to discover reserves in the future will be dependent upon its ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. In addition, because BRMR has fewer financial and human resources than many companies in its industry, BRMR may be at a disadvantage in bidding for exploratory prospects and producing oil and natural gas properties.

There is also competition between oil and natural gas producers and other industries producing energy and fuel. Furthermore, competitive conditions may be substantially affected by various forms of energy legislation and/or regulation considered from time to time by the federal, state and local jurisdictions in which BRMR operates. It is not possible to predict the nature of any such legislation or regulation, which may ultimately be adopted or its effects on BRMR’s future operations. Such laws and regulations may substantially increase the costs of developing oil and natural gas and may prevent or delay the commencement or continuation of a given operation.

Regulation of the Oil and Natural Gas Industry

BRMR’s operations are substantially affected by federal, state and local laws and regulations. In particular, natural gas production and related operations are, or have been, subject to price controls, taxes and numerous other laws and regulations. All of the jurisdictions in which BRMR owns or operates producing oil and natural gas properties have statutory provisions regulating the development and production of oil and natural gas, including provisions related to permits for the drilling of wells, bonding requirements to drill or operate wells, the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled, sourcing and disposal of water used in the drilling and completion process and the abandonment of wells. BRMR’s operations are also subject to various conservation laws and regulations. These include the regulation of the size of drilling and spacing units or proration units, the number of wells which may be drilled in an area and the unitization or pooling of crude oil or natural gas wells, as well as regulations that generally prohibit the venting or flaring of natural gas and impose certain requirements regarding the ratability or fair apportionment of production from fields and individual wells.

Failure to comply with applicable laws and regulations can result in substantial penalties. The regulatory burden on the industry increases the cost of doing business and affects profitability. Although BRMR believes it is in substantial compliance with all applicable laws and regulations, such laws and regulations are frequently amended or reinterpreted. Therefore, BRMR is unable to predict the future costs or impact of compliance. Additional proposals and proceedings that affect the oil and natural gas industry are regularly considered by Congress, the states, FERC and the courts. BRMR cannot predict when or whether any such proposals may become effective. BRMR does not believe that it would be affected by any such action materially differently than similarly situated competitors. Additionally, currently unforeseen environmental incidents may occur or past non-compliance with environmental laws or regulations may be discovered.

BRMR is generally subject to the same regulations that Eclipse is subject to, and such regulations affect, or may affect, BRMR and its operations in substantially the same manner as they affect, or may affect, Eclipse and its operations. For a more detailed discussion of these regulations, see “Items 1 and 2. Business and Properties—Regulation of the Oil and Natural Gas Industry” in Eclipse’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which is incorporated by reference in this consent solicitation statement/information statement/prospectus.

Legal Proceedings

Although BRMR from time to time is involved in litigation and claims arising out of its operations in the normal course of business, BRMR is not currently a party to any material legal proceeding. In addition, BRMR is not aware of any material legal or governmental proceedings contemplated to be brought against it.

Employees

As of September 30, 2018, BRMR had 140 full time employees. BRMR hires independent contractors on an as needed basis. BRMR has no collective bargaining agreements with its employees. BRMR believes that its employee relationships are satisfactory.

Corporate Information

BRMR was incorporated in the State of Delaware in 1997. In 2005, BRMR began oil and gas operations under the name Petro Resources Corporation. BRMR changed its name to Magnum Hunter Resources Corporation in 2009 and to Blue Ridge Mountain Resources, Inc. in 2017.

BRMR’s principal executive offices are located at 122 West John Carpenter Freeway, Suite 300, Irving, Texas 75309, and its telephone number is (469) 444-1647. BRMR’s website is www.brmresources.com. Information on or accessible through BRMR’s website does not constitute a part of this consent solicitation statement/information statement/prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS OF BRMR

The following discussion and analysis should be read in conjunction with the “Selected Historical Consolidated Financial Data of BRMR” and BRMR’s consolidated financial statements and related notes included elsewhere in this consent solicitation statement/information statement/prospectus. The following discussion contains forward-looking statements that reflect BRMR’s future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside BRMR’s control. Actual results, circumstances or events could differ materially from those contemplated by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, prices for natural gas, NGLs and oil, production volumes, estimates of proved reserves, capital expenditures, economic and competitive conditions, regulatory changes and other uncertainties, as well as those factors discussed below and elsewhere in this consent solicitation statement/information statement/prospectus, particularly in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements,” all of which are difficult to predict. Neither BRMR nor Eclipse undertakes any obligation to update publicly any forward-looking statements except as otherwise required by applicable law.

Overview of BRMR’s Business

BRMR is an independent exploration and production company engaged in the acquisition, development and production of natural gas, NGLs and oil. BRMR is active in two of the most prolific unconventional shale resource plays in North America, the Marcellus and Utica Shales. For additional information regarding BRMR’s business and properties, see “Business and Properties of BRMR.”

Chapter 11 Bankruptcy Reorganization

On December 15, 2015 (the “Petition Date”), BRMR (then named Magnum Hunter Resources Corporation) and certain of its wholly owned subsidiaries (collectively, the “Debtors”) filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The Chapter 11 cases (the “Chapter 11 Cases”) were jointly administered by the Bankruptcy Court under the caption In re Magnum Hunter Resources Corporation, et al., Case No. 15-12533.

On April 18, 2016, the Bankruptcy Court approved the Debtors’ plan of reorganization (as amended, the “Plan”), which, among other things, resolved certain of the Debtors’ pre-petition obligations, set forth the revised capital structure of the newly reorganized entity and provided for corporate governance subsequent to exit from bankruptcy. The effective date of the Plan was May 6, 2016 (the “Plan Effective Date”), and BRMR and the other Debtors emerged from bankruptcy on the Plan Effective Date.

Prior to filing the Chapter 11 Cases, on December 15, 2015, BRMR and the other Debtors entered into a Restructuring Support Agreement (as amended, the “RSA”) with certain of its lenders and noteholders. The agreed terms of the restructuring of the Debtors, as contemplated in the RSA, were memorialized in the Plan. The RSA and the Plan contemplated the restructuring of BRMR through a conversion of substantially all of BRMR’s funded debt into equity and also provided for a multi-draw debtor-in-possession financing facility in an aggregate principal amount of up to $200 million (the “DIP Facility”). The Plan represented a settlement of various issues, controversies, and disputes. The restructuring included the following transactions, completed as of the Plan Effective Date:

•	The Predecessor’s second lien term loan, the Predecessor’s senior unsecured notes and the DIP Facility were converted into shares of BRMR common stock.

•

The Debtors transferred $23.0 million in cash to a trust account for the settlement of the Predecessor’s general unsecured claims. Payment of claims has been and will be made subject to Bankruptcy Court approval in accordance with an unsecured creditor distribution trust agreement provided for in the Plan and in accordance with the Final Decree of the Bankruptcy Court entered on August 16, 2018. Holders of certain general unsecured claims of the Predecessor elected to receive shares of BRMR common stock instead of cash. Although certain administrative activities remain to be finalized, the claims reconciliation process for the general unsecured claims of the Predecessor has been completed and, on August 16, 2018, the Bankruptcy Court entered a Final Decree closing the Chapter 11 Cases.

•	Certain other secured debt of the Debtors, consisting primarily of real estate loans and equipment financings, was reinstated.

•	The Debtors entered into an exit financing facility (the “Exit Financing Facility”) for a three year term loan with a principal balance of $50.0 million.

•

All of the Predecessor’s equity securities, including shares of common stock and preferred stock and warrants and options, were canceled, extinguished, and discharged without receiving any distribution.

•	The Predecessor’s stock incentive plan was canceled.

•

BRMR entered into the BRMR stockholders agreement and a registration rights agreement with the holders of BRMR common stock as of the Plan Effective Date, and BRMR’s certificate of incorporation and bylaws were amended and restated.

•

BRMR’s former Chief Executive Officer resigned, and each member of the Predecessor’s board of directors resigned. The Successor established a new seven-person board of directors, including the new President and Chief Executive Officer of BRMR.

For additional information regarding the Chapter 11 Cases and the Plan, see “Note 3—Voluntary Reorganization Under Chapter 11” in the notes to BRMR’s audited 2017 consolidated financial statements included elsewhere in this consent solicitation statement/information statement/prospectus.

Sources of BRMR’s Revenues

BRMR derives substantially all of its revenues from the sale of its natural gas and oil production and the sale of NGLs extracted from its natural gas during processing. BRMR’s revenues and cash flow from operations may vary significantly from period to period as a result of changes in volumes of production sold or changes in commodity prices.

Increases or decreases in BRMR’s revenue, profitability and future production growth are highly dependent on the commodity prices it receives. Natural gas, NGL and oil prices historically have been volatile and may fluctuate widely in the future due to a variety of factors, including, but not limited to, prevailing economic conditions, supply of and demand for hydrocarbons in the marketplace and geopolitical events such as wars or natural disasters. Sustained periods of low prices for these commodities would materially and adversely affect BRMR’s financial condition, its results of operations, the quantities of natural gas, NGLs and oil that it can economically produce, and its ability to access capital and fund its planned capital expenditures.

The NYMEX Henry Hub price of natural gas is a widely used benchmark for the pricing of natural gas in the United States. The actual prices realized from the sale of natural gas may differ from the quoted NYMEX Henry Hub price as a result of quality and location differentials. For example, liquids rich natural gas with a high Btu content sells at a premium to low Btu content dry natural gas because it yields a greater quantity of NGLs. Location differentials to NYMEX Henry Hub prices result from variances in local market dynamics and transportation costs based on the natural gas’ proximity to the major consuming markets to which it is ultimately delivered. The NYMEX WTI price of oil is a widely used benchmark for the pricing of oil in the United States. Similar to natural gas, the actual prices realized from the sale of oil may differ from the quoted NYMEX WTI price as a result of quality and location differentials. The Mont Belvieu prices for NGLs are a widely used benchmark in the United States for the pricing of NGL component products such as ethane, propane, butanes and natural gasoline. The actual prices realized from the sale of NGLs may differ from the quoted Mont Belvieu prices as a result of location differentials.

BRMR uses commodity derivative instruments to manage and reduce price volatility and other market risks associated with its production. These arrangements are structured to reduce BRMR’s exposure to commodity price decreases, but they can also limit the benefit BRMR might otherwise receive from commodity price increases. BRMR’s risk management activity is generally accomplished through over-the-counter commodity derivative contracts with large financial institutions. See “—Quantitative and Qualitative Disclosures About Market Risk—Commodity Price Risk” for additional information regarding BRMR’s commodity derivative contracts.

BRMR’s results of operations also are directly affected by the volumes of natural gas, NGLs and oil it sells. Like other oil and gas exploration and production companies, BRMR faces the challenge of natural production declines. As initial reservoir pressures decline, natural gas and oil production from a given well naturally decreases all else being equal. BRMR’s future growth will depend on its ability to add reserves in excess of production in a cost effective manner. BRMR’s ability to add reserves through drilling projects and acquisitions is dependent on many factors, including its access to capital and its ability to obtain regulatory approvals, procure materials, services and personnel and successfully identify and consummate acquisitions.

Prior to 2017, BRMR conducted oilfield service operations for BRMR and third parties through the ownership of drilling rigs used primarily for vertical section (top-hole) air drilling in the Appalachian. BRMR sold the majority of its drilling rigs and related equipment effective December 31, 2016 and has not engaged in oilfield services operations after that time.

Principal Components of BRMR’s Cost Structure

Production Costs

Production costs are the costs incurred in the operation of producing properties and workover costs. Such costs include direct labor, superintendence, equipment rental, well pad compression, water disposal, repairs, maintenance, allocated overhead charges, expensed workovers, insurance and other expenses incidental to production, including ad valorem taxes.

Severance Taxes

Severance taxes are taxes or fees imposed by states on the extraction, production and sale of natural gas, NGLs and oil.

Transportation, Processing and Other Related Costs

Transportation, processing and other related costs principally consist of expenditures to gather natural gas production from the wellhead and deliver to facilities for processing, receipt points for transportation to specified sales points or directly to specified sales points. Such costs include the costs to operate and maintain BRMR owned gathering systems, and fees paid to third parties who own gathering systems, compression, processing facilities and transportation systems utilized by BRMR. They also include costs to extract, separate and transport by product NGLs from BRMR’s natural gas production.

Exploration and Impairment of Unproved Oil and Natural Gas Properties.

Exploration and impairment of unproved oil and natural gas properties are geological and geophysical costs, seismic costs, delay rentals, the costs of unsuccessful exploratory dry holes and the impairment of unproved property. Unproved oil and natural gas properties are evaluated for impairment quarterly taking into account the results of exploration activities, management’s development plans, and lease expiration dates. A loss is recognized at the time of impairment by providing an impairment allowance recognized in “Exploration and impairment of unproved oil and natural gas properties” expense in the consolidated statements of operations.

Impairment of Proved Oil and Gas Properties

Proved properties are evaluated for impairment when circumstances indicate that the carrying value of an asset could exceed its fair value. When the carrying value exceeds the sum of the future undiscounted cash flows, an impairment loss is recognized for the difference between the fair market value and carrying value of the asset.

Depletion, Depreciation, Amortization and Accretion

Depletion, depreciation, amortization and accretion includes the systematic expensing of the capitalized costs incurred to acquire and develop oil and natural gas properties. BRMR uses the successful efforts method of accounting for oil and natural gas activities and therefore capitalizes all costs incurred related to the acquisition of oil and natural gas properties and the costs of drilling development wells and successful exploratory wells. This category also includes the monthly accretion of the future abandonment costs of tangible assets such as wells, service assets, pipelines and other facilities.

General and Administrative Expense

General and administrative expense consists of costs incurred for overhead, including payroll and benefits for BRMR’s corporate staff, costs of maintaining BRMR’s corporate offices, costs of managing BRMR’s production and development operations, audit cost, costs of certain insurance coverages, fees and expenses related to the BRMR board and other fees for professional services and legal compliance. General and administrative expense also includes non-cash expenses for share-based compensation and bad debt expense.

Gain (Loss) on Derivative Contracts, Net

BRMR utilizes commodity derivative contracts to reduce its exposure to fluctuations in the price of natural gas and NGLs. None of BRMR’s commodity derivative contracts are designated as hedges for accounting purposes. Consequently, BRMR’s derivative contracts are marked-to-market each quarter, with changes in fair value recognized currently as a gain or loss in its results of operations. The amount of future gain or loss recognized on derivative instruments is dependent upon future prices, which will affect the value of the contracts. Cash flow is affected only to the extent the actual settlements under the contracts result in making a payment to or receiving a payment from the counterparty. In addition to gains and losses recognized from changes in fair value of the derivative instruments, gain (loss) on derivative contracts includes actual amounts realized from settlement of derivative instruments upon expiration.

Interest Expense

Interest expense includes interest paid to the lenders under BRMR’s credit facilities, as well as the amortization of deferred financing costs (including origination and amendment fees).

Adjusted EBITDAX

BRMR defines Adjusted EBITDAX as income (loss) from continuing operations before depreciation, depletion, amortization and accretion, exploration expense, impairment of oil and natural gas properties, impairment of other assets, stock-based compensation expense, bad debt expense, gain or loss on sale of assets, gain or loss on derivative contracts, interest expense, loss on extinguishment of debt, income tax expense or benefit, reorganization items, other income and expense and other non-recurring items. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income (loss) as determined in accordance with

GAAP or as an indicator of BRMR’s operating performance or liquidity. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depletable and depreciable assets, none of which are components of Adjusted EBITDAX. BRMR’s presentation of Adjusted EBITDAX should not be construed as an inference that its results will be unaffected by these items. BRMR’s computations of Adjusted EBITDAX may not be comparable to other similarly titled measures of other companies. For further discussion and a reconciliation of Adjusted EBITDAX to net income (loss), see “Selected Historical Consolidated Financial Data of BRMR—Non-GAAP Financial Measure—Adjusted EBITDAX.”

Factors That Significantly Affect Comparability of BRMR’s Financial Condition and Results of Operations

BRMR’s historical financial condition and results of operations for the periods presented may not be comparable, either from period to period or going forward, for the following reasons:

Fresh Start Accounting

The consolidated financial statements of BRMR included elsewhere in this consent solicitation statement/information statement/prospectus have been prepared in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 852, Reorganizations. This guidance requires that transactions and events directly associated with the Chapter 11 reorganization be distinguished from the ongoing operations of the business. Accordingly, BRMR reported all expenses, realized gains and losses and provisions for losses associated with the reorganization of the business in “Reorganization items, net” on the consolidated statements of operations.

On the Plan Effective Date, BRMR adopted fresh start accounting, which resulted in BRMR becoming a new entity for financial reporting purposes. Upon the adoption of fresh start accounting, BRMR’s assets and liabilities were recorded at their fair values as of the Plan Effective Date, which differed materially from the recorded values of the assets and liabilities as reflected in BRMR’s historical consolidated balance sheets prior to the Plan Effective Date. The effects of the Plan and the application of fresh start accounting were reflected in BRMR’s consolidated financial statements as of the Plan Effective Date and the related adjustments thereto were recorded in the consolidated statements of operations as reorganization items for the period from January 1, 2016 through the Plan Effective Date.

As a result, BRMR’s consolidated financial statements subsequent to the Plan Effective Date are not comparable to BRMR’s consolidated financial statements prior to the Plan Effective Date. BRMR’s audited consolidated financial statements and related footnotes included elsewhere in this consent solicitation statement/information statement/prospectus are presented with a black line division which delineates the lack of comparability between amounts presented. References to “Successor” relate to BRMR subsequent to the Plan Effective Date, and references to “Predecessor” refer to BRMR prior to and through the Plan Effective Date.

For additional information, see “Note 4—Fresh Start Accounting” in the notes to BRMR’s audited 2017 consolidated financial statements included elsewhere in this consent solicitation statement/information statement/prospectus.

Divestments of Assets; Continuing Operations

Ohio Working Interest Sale

On April 11, 2018, BRMR closed on the divestment of certain undivided leasehold working interests with an undisclosed buyer. In the transaction, the buyer acquired from BRMR an undivided 40% non-operated working interest in approximately 21,000 undeveloped net leasehold acres within the Marcellus and Utica Shale formations in Monroe and Washington Counties, Ohio pursuant to a purchase and sale agreement. The total sales price was $56 million, before customary closing adjustments. At closing, approximately 22% of the unadjusted total sales price was placed into escrow to be released on an on-going basis to BRMR as BRMR renews, replaces or extends certain term leases in 2018 or brings such term leases to their secondary term through development and production activities. As of August 15, 2018, all of the escrowed funds have been released to BRMR. At closing, BRMR and the buyer also entered into a joint development agreement (“JDA”) that established an area of mutual interest (“AMI”) located predominately in Benton, Ludlow and Grandview townships in Monroe and Washington Counties, Ohio. Under the terms of the JDA, the buyer will fund its share of the first year of budgeted drilling, completion and land renewal expenditures, which share is estimated to be approximately $36 million in 2018. Under the JDA, the buyer will have the right to a 40% participation in additional leasehold acreage acquired by BRMR within the AMI. Participation by the buyer in development activities after 2018 will be subject to the terms and conditions of the JDA and associated joint operating agreements.

Other Divestitures

On January 30, 2017 and effective as of January 31, 2017, BRMR sold certain land, land improvements, and premises located in Marietta, Ohio. The total purchase price was $0.4 million, before post-closing adjustments, and BRMR recognized a loss on the sale of assets of approximately $0.02 million.

On and effective as of March 8, 2017, BRMR sold certain interests in leases, wells and equipment located in the Primrose field in Larue and Lee Counties, Kentucky. The total purchase price was approximately $4.0 million before post-closing adjustments, and BRMR recognized a gain on the sale of assets of approximately $3.5 million.

On March 9, 2017, BRMR closed on the sale of a Piaggio airplane. The total purchase prices was approximately $2.3 million before concessions and post-closing adjustments, and BRMR recognized a gain on the sale of assets of approximately $0.9 million.

On July 12, 2017 and effective as of July 1, 2017, BRMR sold certain interests in leases, wells, and other property and equipment located in West Virginia, generally referred to by BRMR as the Granny’s Creek and Tariff Field waterflood properties. The total purchase price was approximately $0.9 million before post-closing adjustments, and BRMR recognized a gain on the sale of the assets of approximately $1.8 million.

On August 2, 2017, BRMR sold certain oil and gas leasehold interests, excluding certain overriding royalty interests, located in Ritchie and Tyler Counties, West Virginia and Noble County, Ohio. The total purchase price was approximately $1.4 million, and BRMR recognized a gain on the sale of the assets of approximately $0.8 million.

On November 30, 2017, BRMR closed on the sale of an apartment building and certain furnishings located in Marietta, Ohio. The total purchase price was approximately $0.8 million before post-closing adjustments, and BRMR recognized a loss on the sale of the assets of approximately $0.2 million.

On January 12, 2018, BRMR closed on the sale of a Schramm T500XD drilling rig and certain related equipment. The total purchase price was approximately $2.5 million before post-closing adjustments, and BRMR recognized a loss on the sale of the assets of approximately $0.2 million.

On March 15, 2018, BRMR sold certain oil and gas overriding royalty interests in Gonzales and Lavaca Counties, Texas. The total purchase price was approximately $0.5 million before post-closing adjustments, and BRMR recognized a gain on the sale of the assets of approximately $0.5 million.

For additional information regarding the foregoing matters and additional continuing operations asset divestitures completed by BRMR, see “Note 5—Acquisitions, Divestitures, and Discontinued Operations” in the notes to

BRMR’s audited 2017 consolidated financial statements and “Note 2—Acquisitions, Divestitures, and Discontinued Operations” in the notes to BRMR’s interim unaudited 2018 condensed consolidated financial statements included elsewhere in this consent solicitation statement/information statement/prospectus.

Divestments of Assets; Discontinued Operations

North Dakota and MHP Assets

During the first quarter of 2017, as part of BRMR’s strategy to focus on core assets in the Marcellus and Utica shales, BRMR adopted a plan to divest all of its oil and gas properties and related assets in the Williston Basin/Bakken Shale in North Dakota and the assets of its Magnum Hunter Production, Inc. (“MHP”) subsidiary, consisting of oil and gas properties and related assets primarily in Kentucky, including interests in certain drilling partnerships.

BRMR completed the sale of a majority the North Dakota assets on May 5, 2017, with an effective date of April 1, 2017, for a total purchase price of $34.7 million before closing costs and purchase price adjustments. BRMR recognized a gain of approximately $18.0 million on the sale of the assets.

On September 4, 2018, and effective as of August 1, 2018, BRMR sold certain overriding royalty interests in oil and natural gas properties located in Dunn County, North Dakota. The total purchase price was approximately $1.4 million before post-closing adjustments, and BRMR recognized a gain on the sale of assets of approximately $1.4 million.

During the third quarter of 2017, BRMR sold certain of the MHP assets for total proceeds of approximately $0.02 million and recognized gains on the sales totaling approximately $3.4 million due primarily to the relief of related asset retirement obligations and other liabilities associated with certain of the properties.

On September 28, 2018 and effective as of July 1, 2018, BRMR sold certain of MHP’s interests in leases, wells, equipment and pipelines located in Arkansas and Oklahoma. The total purchase price was approximately $0.5 million before post-closing adjustments, and BRMR recognized a gain on the sale of assets of approximately $0.9 million.

The results of operations of the North Dakota assets through May 5, 2017 and of the MHP assets for all periods are included in discontinued operations in BRMR’s consolidated statements of operations. These assets and related liabilities are included as assets held for sale and liabilities associated with assets held for sale on BRMR’s consolidated balance sheets as of dates prior to the sale of such assets, including, in the case of remaining MHP assets, on BRMR’s unaudited consolidated balance sheet as of September 30, 2018.

Investment in Eureka Midstream Holdings

On October 2, 2017, BRMR completed the sale of its 44.53% equity interest in Eureka Midstream Holdings, LLC (“Eureka Midstream Holdings”), which, through its subsidiary, Eureka Midstream, LLC (“Eureka Midstream”), owns and operates the Eureka Gas Gathering System. A subsidiary of BRMR has been a party to a gas gathering agreement with Eureka Midstream since 2012.

In exchange for its equity interest in Eureka Midstream Holdings, BRMR received $50.0 million in cash proceeds, $2.5 million in cash as settlement of outstanding accounts receivable with Eureka Midstream Holdings, and a renegotiated gas gathering agreement with Eureka Midstream. The new gas gathering agreement became effective as of September 1, 2017 and included changes to the minimum volume commitments by BRMR in connection with its acquisition of firm transportation and compression capacity from Eureka Midstream. The changes included moving from a gathering system segment-by-segment minimum volume commitment to a gathering system-wide minimum volume commitment and lowering of the minimum volume commitment for the period of September 1, 2017 to December 31, 2018. These changes to the minimum volume commitment resulted in the elimination of reservation shortfall payments of approximately $2.5 million from September 1, 2017 to December 31, 2017, and $6.0 million for the first nine months of 2018. Approximately 61% of BRMR’s revenues were supported by the minimum volume commitments for the period of September 1, 2017 to December 31, 2017 and approximately 54% of BRMR revenues were supported by the minimum volume commitments for the first nine months of 2018. This commitment historically has been treated as an off-balance sheet arrangement, and as such, the value associated with the more beneficial terms in the renegotiated contract is also considered off-balance sheet and is unable to be recognized as proceeds from the sale. For additional information, see “Note 17—Commitments and Contingencies” in the notes to BRMR’s audited consolidated financial statements included elsewhere in this consent solicitation statement/information statement/prospectus, “—Liquidity and Capital Resources—Contractual Commitments” and “—Off-Balance Sheet Arrangements.” BRMR accounted for its equity interest in Eureka Midstream Holdings under the equity method. The results of operations of BRMR’s equity method investment in Eureka Midstream Holdings are included in discontinued operations through October 2, 2017, and the related assets and liabilities are included as assets held for sale and liabilities associated with assets held for sale on BRMR’s consolidated balance sheets as of dates prior to October 2, 2017.

For additional information regarding the foregoing matters and additional discontinued operations asset divestitures completed by BRMR, see “Note 5 – Acquisitions, Divestitures, and Discontinued Operations” in the notes to BRMR’s audited 2017 consolidated financial statements included elsewhere in this consent solicitation statement/information statement/prospectus.

Results of Operations

Nine Months Ended September 30, 2018 Compared to Nine Months Ended September 30, 2017

Production

The following table sets forth information regarding BRMR’s production volumes and average daily production volumes attributable to its reserves in the Appalachian Basin, which accounts for substantially all of BRMR’s reserves, for the nine months ended September 30, 2018 and 2017. This information excludes production from discontinued operations.

	Nine Months Ended September 30,
	2018	2017
Production volumes:
Oil/condensate (Mbbls)	198	77
Natural gas (MMcf)	23,725	14,304
NGLs (Mbbls)	880	570
Total (MMcfe)	30,190	18,190
Average daily production volumes:
Oil/condensate (Bbls/d)	724	284
Natural gas (Mcf/d)	86,905	52,397
NGLs (Bbls/d)	3,222	2,089
Total (Mcfe/d)	110,586	66,631

The increase in total average daily production for the nine months ended September 30, 2018 from the comparable period of 2017 was attributable to increased development activity, partially offset by the loss of production from divestments of oil and gas properties in the first quarter of 2017. Natural gas production was approximately 79% of total production on an Mcfe/d basis for the nine months ended September 30, 2018 and 2017, respectively.

Prices

The following table sets forth information regarding average benchmark prices and average BRMR realized prices for the nine months ended September 30, 2018 and 2017. Average realized prices set forth in the table reflect prices before the effects of realized commodity derivative transactions.

	Nine Months Ended September 30,
	2018	2017
Oil/condensate (per Bbl):
Average NYMEX WTI price	$66.75	$49.47
Average realized price	$58.55	$43.55
Natural gas (per MMBtu)
Average NYMEX Henry Hub price	$2.90	$3.17
Average realized price	$2.60	$2.99
NGLs (per Bbl)
Average realized price	$38.85	$30.81

BRMR’s average realized oil price increased for the nine months ended September 30, 2018 compared to the comparable period of 2017 primarily due to the increase in the average NYMEX WTI price. BRMR’s average realized natural gas price decreased for the nine months ended September 30, 2018 compared to the comparable period of 2017 due primarily to the decrease in the average NYMEX Henry Hub price. BRMR’s average realized NGL price increased for the nine months ended September 30, 2018 compared to the comparable period of the prior year, due primarily to increases in propane prices partially offset by higher recovered ethane volumes which have a lower realized price than other NGL components.

Revenues

The following table sets forth the components of BRMR’s revenues for the nine months ended September 30, 2018 and 2017.

	Nine Months Ended September 30,
	2018	2017
Revenues (in thousands):
Oil sales	$11,577	$3,374
Natural gas sales	61,569	42,826
NGL sales	34,178	17,569

Total oil and natural gas sales	107,324	63,769
Other revenue	499	533

Total revenue	$107,823	$64,302

Oil sales increased for the nine months ended September 30, 2018 from the comparable period of 2017 due to increased production and a higher average realized price. Natural gas sales increased for the nine months ended September 30, 2018 from the comparable period of 2017 due to increased production, partially offset by a lower average realized price. NGL sales increased for the nine months ended September 30, 2018 from the comparable period of 2017 due to increased production and a higher average realized price. Other revenue includes pipeline transportation income, income from a small regulated utility and certain adjustments related to gas imbalances.

Operating Expenses

The following table sets forth the components of BRMR’s operating expenses for the nine months ended September 30, 2018 and 2017. The table also sets forth certain of BRMR’s operating expenses on a per Mcfe basis. BRMR uses this information to evaluate its performance relative to its peers and to identify and measure trends it believes may require additional analysis.

	Nine Months Ended September 30,
	2018	2017
Operating Expenses (in thousands):
Production costs	$12,514	$7,846
Severance taxes	3,233	866
Processing, transportation and other related costs	34,121	36,830
Exploration and impairment of unproved oil and natural gas properties	7,802	47,749
Impairment of proved oil and natural gas properties	330	6
Other operating expenses	207	983
Depletion, depreciation, amortization and accretion	23,252	10,534
Gain on sale of assets, net	(8,202)	(6,719)
Impairment of other assets	673	—
General and administrative	15,844	15,683

Total operating expenses	$89,774	$113,778

Expenses per Mcfe:
Production costs	$0.41	$0.43
Severance taxes	0.11	0.05
Processing, transportation and other related costs	1.13	2.02
Depletion, depreciation, amortization and accretion	0.77	0.58
General and administrative	0.52	0.86

Production Costs. Production costs increased for the nine months ended September 30, 2018 from the comparable period of 2017 due to higher production, higher repair and maintenance costs on certain well pads, higher water disposal costs and an increase in other operating expenses allocated to production costs. On a per Mcfe basis, production costs decreased for the nine months ended September 30, 2018 from the comparable period of 2017 due to the divestment of certain high cost legacy assets during 2017.

Severance Taxes. Severance taxes and severance taxes per Mcfe increased for the nine months ended September 30, 2018 from the comparable period of 2017 due to increased production and increased production in West Virginia which has relatively higher tax rates. In addition, the prior period included an adjustment related to the finalization of historical tax filings.

Processing, Transportation and Other Related Costs. Processing, transportation and other related costs decreased overall and on a per Mcfe basis for the nine months ended September 30, 2018 from the comparable period of 2017 primarily because of lower gathering fees paid to Eureka Midstream under the renegotiated gas gathering agreement with Eureka Midstream, which became effective as of September 1, 2017, and also due to lower average transportation costs from a higher proportion of in-basin natural gas sales, which do not incur transportation costs.

Exploration and Impairment of Unproved Oil and Natural Gas Properties. Exploration and impairment of unproved oil and natural gas properties in the nine months ended September 30, 2018 and 2017 related primarily to impairment of 3,168 net acres in 2018 and 22,691 net acres in 2017 with leases expected to expire prior to the acreage being developed.

Impairment of Proved Oil and Natural Gas Properties. Impairment of proved oil and natural gas properties in the nine months ended September 30, 2018 and 2017 related to impairments of conventional, or legacy, oil and natural gas properties.

Other Operating Expenses. Other operating expenses consist primarily of expenses related to certain insignificant operated pipelines, costs associated with a small regulated utility and field level costs not allocated to individual wells. Other operating expenses decreased for the nine months ended September 30, 2018 from the comparable period of 2017 due to an improved methodology for allocation of costs to wells as production costs.

Depreciation, Depletion, Amortization and Accretion. Depreciation, depletion, amortization and accretion expense increased overall and on a per Mcfe basis for the nine months ended September 30, 2018 from the comparable period of 2017 primarily due to increased depletion expense attributable to new wells being brought on line during 2018.

Gain on Sale of Assets, Net. The gain on sale of assets, net, for the nine months ended September 30, 2018 related primarily to a $0.5 million gain recognized on the sale of certain overriding royalty interests and a $7.8 million gain recognized on the divestment of a 40% working interest as part of the Ohio working interest sale. The gain on sale of assets, net, for the nine months ended September 30, 2017 related primarily to the $3.5 million gain recognized on the sale of the Primrose field, a $0.9 million gain recognized on the sale of the Piaggio airplane, a $1.8 million gain recognized on the sale of the Granny Creek and Tariff fields, a $0.8 million gain on the sale of leaseholds and other activity partially offset by losses of $0.3 million related to sales of other buildings, vehicles and equipment.

Impairment of Other Assets. Impairment of other assets for the nine months ended September 30, 2018 represents the write-down of an office building in Ohio included in assets held for sale in order to reduce its carrying value to fair market value less costs to sell.

General and Administrative. General and administrative expense increased for the nine months ended September 30, 2018 from the comparable period of 2017 primarily due to non-reoccuring expenses related to the proposed merger with Eclipse of approximately $2.1 million and increased compensation-related costs of $0.9 million, offset by decreases in insurance expense of $0.5 million and professional fees of $0.5 million, and the capitalization of approximately $1.8 million of certain payroll costs related to capital asset development during 2018. General and administrative expense decreased on a per Mcfe basis for the nine months ended September 30, 2018 from the comparable period of 2017 due to higher production levels.

Other Income (Expense)

The following table sets forth the components of BRMR’s other income and expense for the nine months ended September 30, 2018 and 2017.

	Nine Months Ended September 30,
	2018	2017
Other income (expense) (in thousands):
Interest expense, net	$(2,308)	$(7,485)
Gain (loss) on derivative contracts, net	(4,770)	5,609
Other income	28	2,445

Total other income (expense), net	$(7,050)	$569

Interest Expense, Net. Interest expense for the nine months ended September 30, 2018 related to interest incurred and amortization of deferred financing costs under BRMR’s Senior Term Loan Credit Facility entered into in November 2017. Interest expense for the nine months ended September 30, 2017 related to interest incurred and amortization of deferred financing costs under the Exit Financing Facility, which BRMR repaid in full in October 2017. The decrease in interest expense for the nine months ended September 30, 2018 compared to the comparable period of 2017 was attributable to the lower outstanding principal amount and lower interest rate under the Senior Term Loan Credit Facility compared to the Exit Financing Facility. For additional information regarding BRMR’s credit facilities, see “—Liquidity and Capital Resources—Credit Facilities.”

Gain (Loss) on Derivative Contracts, Net. The loss on derivative contracts for the nine months ended September 30, 2018 included an approximately $2.9 million realized gain on settlement of derivative contracts and an approximately $7.7 million unrealized loss on changes in fair value of derivative contracts. The gain on derivative contracts for the nine months ended September 30, 2017 included an approximately $0.7 million realized gain on settlement of derivative contracts and an approximately $4.9 million unrealized gain on changes in fair value of derivative contracts.

Other Income. The decrease in other income for the nine months ended September 30, 2018 compared to the comparable period of 2017 related primarily to a one-time recovery of sales taxes during the nine months ended September 30, 2017.

Other Components of Net Income (Loss)

The following table sets forth information regarding the components of BRMR’s net income (loss) for the nine months ended September 30, 2018 and 2017 other than those components discussed above.

	Nine Months Ended September 30,
	2018	2017
	(in thousands)
Income (loss) from continuing operations before reorganization items and income tax	$10,999	$(48,907)
Reorganization items, net	(1,422)	(615)

Income (loss) from continuing operations before income tax	9,577	(49,522)
Income tax benefit	—	—

Income (loss) from continuing operations	9,577	(49,522)
Loss from discontinued operations, net of tax	(5,043)	(138,766)
Gain on disposal of discontinued operations, net of tax	2,469	21,603

Net income (loss)	$7,003	$(166,685)

Reorganization Items, Net. Reorganization items, net, for the nine months ended September 30, 2018 and 2017 related primarily to professional and U.S. Trustee fees associated with administrative matters related to the Chapter 11 Cases. On June 8, 2018, the Bankruptcy court entered an order to close all Chapter 11 Cases except the case involving Magnum Hunter Resources Corporation, and on August 16, 2018, the last remaining case was closed.

Discontinued Operations. Discontinued operations for the nine months ended September 30, 2018 included the results of operations of MHP. Discontinued operations for the nine months ended September 30, 2017 included the results of operations of MHP, the North Dakota assets through May 5, 2017 and BRMR’s equity method investment in Eureka Hunter Midstream. The gain on disposal of discontinued operations in the nine months ended September 30, 2018 relates to the divestment of certain overriding royalty interests in the Bakken and the divestment of the Arkoma assets. The gain on disposal of discontinued operations in the nine months ended September 30, 2017 related to the gain recognized on the sale of the North Dakota assets, net of tax expense.

Adjusted EBITDAX

Adjusted EBITDAX increased approximately 874% to approximately $45.8 million for the nine months ended September 30, 2018 from approximately $4.7 million for the nine months ended September 30, 2017. The increase in Adjusted EBITDAX resulted from higher revenues, lower transportation, processing and other related costs and lower other operating expenses, partially offset by higher production costs, higher severance taxes and higher G&A expense.

Year Ended December 31, 2017 Compared to Year Ended December 31, 2016

Comparability of Results of Operations

As discussed under “—Factors That Significantly Affect Comparability of BRMR’s Financial Condition and Results of Operations—Fresh Start Accounting,” BRMR’s results of operations for periods prior to emergence from bankruptcy on May 6, 2016 are not comparable to its results of operations for periods after its emergence from bankruptcy.

For purposes of the following comparison of BRMR’s results of operations for the year ended December 31, 2017 to those for the year ended December 31, 2016, BRMR believes that a presentation of the results of operations of the Predecessor for the period from January 1, 2016 to May 6, 2016 and the Successor for period from May 7, 2016 to December 31, 2016 on a combined basis for certain items will assist readers in understanding and assessing changes in BRMR’s results of operations and provide a more meaningful method of comparison between periods. These items include:

•	production, prices and revenues;

•

the following elements of operating expenses: production costs, severance taxes, transportation, processing and other related costs, other operating expenses and general and administrative expenses; and

•	Adjusted EBITDAX.

However, BRMR’s emergence from bankruptcy and adoption of fresh start accounting significantly affected BRMR’s debt and the carrying value of its assets, which affects the comparability of certain items in such a manner that a combined presentation of Predecessor and Successor periods of 2016 would not be meaningful or appropriate. These items include depreciation, depletion, amortization and accretion, exploration and impairment, gain or loss on disposal of assets, gain or loss on derivative contracts and interest expense. Accordingly, BRMR discusses these items separately for each of the Predecessor and Successor periods.

Production

The following table sets forth information regarding BRMR’s production volumes and average daily production volumes attributable to its reserves in the Appalachian Basin, which accounts for substantially all of BRMR’s reserves, for the years ended December 31, 2017 and 2016. This information excludes production from discontinued operations.

	Successor		Predecessor
	Year Ended December 31, 2017	Period from May 7, 2016 to December 31, 2016	Period from January 1, 2016 to May 6, 2016
Production volumes
Oil/condensate (Mbbls)	94	96	68
Natural gas (MMcf)	18,858	17,358	9,120
NGLs (Mbbls)	741	588	414
Total (MMcfe)	23,868	21,462	12,014
Average daily production volumes:
Oil/condensate (Bbls/d)	258	393	568
Natural gas (Mcf/d)	51,667	70,851	76,000
NGLs (Bbls/d)	2,030	2,399	3,451
Total (Mcfe/d)	65,392	87,599	100,115

The decrease in total average daily production for the year ended December 31, 2017 from the prior year was the result of natural production declines, no development activity in 2017 and the loss of production from divestments of the Primrose field in the first quarter of 2017 and the Granny’s Creek and Tariff Field waterflood properties in the third quarter of 2017. Natural gas production was approximately 79% of total production on an Mcfe/d basis for the years ended December 31, 2017 and 2016.

Prices

The following table sets forth information regarding average benchmark prices and average BRMR realized prices for the years ended December 31, 2017 and 2016. Average realized prices set forth in the table reflect prices before the effects of realized commodity derivative transactions.

	Successor		Predecessor
	Year Ended December 31, 2017	Period from May 7, 2016 to December 31, 2016	Period from January 1, 2016 to May 6, 2016
Oil/condensate (per Bbl):
Average NYMEX WTI price	$50.95	$47.18	$35.08
Average realized price	$44.75	$42.81	$24.68
Natural gas (per MMBtu):
Average NYMEX Henry Hub price	$3.11	$2.53	$2.83
Average realized price	$2.90	$1.65	$1.58
NGLs (per Bbl):
Average realized price	$32.79	$23.62	$13.78

BRMR’s average realized oil price increased for the year ended December 31, 2017 compared to the prior year due to the increase in the average NYMEX WTI price. BRMR’s average realized natural gas price increased for the year ended December 31, 2017 compared to the prior year due to the increase in the average NYMEX Henry Hub price and a narrowing basis between NYMEX Henry Hub prices and the M2 market hub where a portion of BRMR’s natural gas is marketed. In addition, in December 2016, BRMR began transporting natural gas on the Rockies Express pipeline which allowed BRMR to market natural gas at the Lebanon/Shelby market hubs at improved prices relative to M2. BRMR’s average realized NGL price increased for the year ended December 31, 2017 compared to the prior year, due to increasing NGL component prices in addition to improved differentials driven by renegotiating NGL marketing contracts during 2017.

Revenues

The following table sets forth the components of BRMR’s revenues for the years ended December 31, 2017 and 2016.

	Successor		Predecessor
	Year Ended December 31, 2017	Period from May 7, 2016 to December 31, 2016	Period from January 1, 2016 to May 6, 2016
Revenues (in thousands):
Oil sales	$4,211	$4,119	$1,683
Natural gas sales	54,665	28,628	14,416
NGL sales	24,292	13,880	5,706

Total oil and natural gas sales	83,168	46,627	21,805
Oilfield services	—	6,267	1,224
Other revenue	715	378	282

Total revenue	$83,883	$53,272	$23,311

Oil sales decreased for the year ended December 31, 2017 from the prior year due to decreased production, partially offset by a higher average realized price. Natural gas sales increased for the year ended December 31, 2017 from the prior year, as the higher average realized price more than offset lower production. NGL sales increased for the year ended December 31, 2017 from the prior year, as the higher average realized price more than offset lower production. BRMR had no oilfield services revenues for the year ended December 31, 2017, as it has not conducted oilfield service operations following the sale in December 2016 of the majority of the drilling rigs and other equipment previously used in those operations. Other revenue includes pipeline transportation income, income from a small regulated utility and certain adjustments related to gas imbalances.

Operating Expenses

The following table sets forth the components of BRMR’s operating expenses for the periods presented. The table also sets forth certain of BRMR’s operating expenses on a per Mcfe basis. BRMR uses this information to evaluate its performance relative to its peers and to identify and measure trends it believes may require additional analysis.

	Successor		Predecessor
	Year Ended December 31, 2017	Period from May 7, 2016 to December 31, 2016	Period from January 1, 2016 to May 6, 2016
Operating Expenses (in thousands):
Production costs	$10,691	$10,835	$5,076
Severance taxes	1,475	2,207	323
Processing, transportation and other related costs	45,605	32,592	18,244
Exploration and impairment of unproved oil and natural gas properties	56,334	20,511	8,202
Impairment of proved oil and natural gas properties	2,488	1,127	1
Oilfield services	—	4,645	1,901
Other operating expenses	1,088	2,467	2
Depletion, depreciation, amortization and accretion	13,615	20,869	29,189
(Gain) loss on sale of assets, net	(6,545)	7,480	(418)
Impairment of other assets	—	2,462	—
General and administrative	18,610	18,460	7,560

Total operating expenses	$143,361	$123,655	$70,080

Expenses per Mcfe:
Production costs	$0.45	$0.50	$0.42
Severance taxes	0.06	0.10	0.03
Processing, transportation and other related costs	1.91	1.52	1.52
Depletion, depreciation, amortization and accretion	0.57	0.97	2.43
General and administrative	0.78	0.86	0.63

Production Costs. Production costs and production costs per Mcfe decreased for the year ended December 31, 2017 from the prior year due to lower production, reductions in ad valorem taxes, lower salt water disposal costs resulting from rate renegotiations and the divestments of the Primrose field and the Granny’s Creek and Tariff Field waterflood properties in 2017.

Severance Taxes. Severance taxes and severance taxes per Mcfe decreased for the year ended December 31, 2017 from the prior year due to lower production. In addition, the prior year period included an adjustment related to the finalization of historical tax filings.

Processing, Transportation and Other Related Costs. Processing, transportation and other related costs decreased for the year ended December 31, 2017 from the prior year primarily due to lower production and lower unit gathering fees paid to Eureka Midstream under the renegotiated gas gathering agreement with Eureka Midstream, which became effective as of September 1, 2017. On a per Mcfe basis, these costs increased for the year ended December 31, 2017 compared to the prior year due to BRMR’s utilization of the Rockies Express pipeline beginning in December 2016 and also due to the increase in reservation fee shortfall on the Eureka Midstream gathering system during the first eight months of 2017 resulting from the decline in BRMR’s natural gas production. Reservation fee shortfall is the difference between the reservation capacity commitments and actual production delivered against those commitments multiplied by the reservation fee.

Exploration and Impairment of Unproved Oil and Natural Gas Properties. Exploration and impairment of unproved oil and natural gas properties for the year ended December 31, 2017, the period from May 7, 2016 to December 31, 2016 and the period from January 1, 2016 to May 6, 2016 related primarily to impairment of 26,483 net acres in 2017, 899 from May 7, 2016 to December 31, 2016, and 8,028 net acres from January 31, 2016 to May 6, 2016 with leases expected to expire prior to the acreage being developed.

Impairment of Proved Oil and Natural Gas Properties. Impairment of proved oil and natural gas properties for the year ended December 31, 2017, the period from May 7, 2016 to December 31, 2016 and the period from January 1, 2016 to May 6, 2016 related primarily to impairments of conventional, or legacy, oil and natural gas properties.

Oilfield Services. Oilfield services expenses for the 2016 periods consisted of expenses related to the oilfield service operations conducted by BRMR prior to the sale of the drilling rigs and other equipment previously used in those operations effective December 31, 2016.

Other Operating Expenses. Other operating expenses consist primarily of expenses related to certain insignificant operated pipelines, costs associated with a small regulated utility and field level costs not allocated to individual wells. Other operating expenses decreased for the year ended December 31, 2017 from the prior year due to decreases in labor costs, and due to an improved methodology for allocation of costs to wells as production costs.

Depreciation, Depletion, Amortization and Accretion. Depreciation, depletion, amortization and accretion expense declined overall and on a per Mcfe basis over the periods presented due to the combination of lower production volumes in the year ended December 31, 2017 than in the prior year, lower net book values resulting from the application of fresh start accounting upon BRMR’s emergence from bankruptcy on May 6, 2016 and increases to the reserve base resulting from the addition of proved undeveloped reserves during the second quarter of 2017.

(Gain) Loss on Sale of Assets, Net. The gain on sale of assets for the year ended December 31, 2017 related primarily to the approximately $3.5 million gain recognized on the sale of the Primrose field and the approximately $1.7 million gain recognized on the sale of the Granny’s Creek and Tariff Field waterflood properties, as well as gains recognized on the sale of miscellaneous other assets. The loss on sale of assets for the period from May 7, 2016 to December 31, 2016 related primarily to the approximately $6.1 million loss recognized on the sale of the drilling rigs and other equipment previously used in BRMR’s oilfield services operations.

Impairment of Other Assets. Impairment of other assets in the period from May 7, 2016 to December 31, 2016 represents the write-down of a drilling rig and associated equipment included in assets held for sale in order to reduce its carrying value to fair market value less costs to sell.

General and Administrative. General and administrative expense decreased for the year ended December 31, 2017 from the prior year for several reasons. Insurance expense decreased by approximately $0.8 million due to reductions achieved during the annual policy renewal process. Professional fees decreased by approximately $2.9 million due to continued cost reduction efforts and reduced reliance on external consultants and other service providers throughout the year. Various other expenses decreased by approximately $0.6 million. These decreases were partially offset by increased salaries and bonuses of $1.5 million resulting from the implementation of an employee performance contract program. Additionally, non-cash general and administrative expense decreased by $6.1 million due to lower bad-debt expense, partially offset by approximately $1.5 million of increased share-based compensation expense. General and administrative expense on a per Mcfe basis remained consistent between the two periods, as the decreases in expenses described above were offset by lower production.

Other Income (Expense)

The following table sets forth the components of BRMR’s other income and expense for the periods presented.

	Successor		Predecessor
	Year Ended December 31, 2017	Period from May 7, 2016 to December 31, 2016	Period from January 1, 2016 to May 6, 2016
Other income (expense) (in thousands):
Interest expense, net, excluding compromised interest	$(8,630)	$(7,045)	$(11,221)
Loss on extinguishment of debt	(2,657)	—	—
Gain (loss) on derivative contracts, net	10,206	(4,104)	—
Other income (expense)	2,447	555	(111)

Total other income (expense), net	$1,366	$(10,594)	$(11,332)

Interest Expense, Net. Interest expense for the year ended December 31, 2017 related to interest incurred and amortization of deferred financing costs under the Exit Financing Facility through the time it was repaid in October 2017 and under BRMR’s Senior Term Loan Credit Facility entered into in November 2017 thereafter. Interest expense for the period from May 7, 2016 to December 31, 2016 related to interest incurred and amortization of deferred financing costs under the Exit Financing Facility. Interest expense for the period from January 1, 2016 to May 6, 2016 related to interest incurred under certain secured debt, including the DIP Facility, and excludes compromised interest. During the time between the Petition Date and the Plan Effective Date, the Debtors ceased accruing interest on unsecured and undersecured debt obligations and only recorded interest expense to the extent such interest expense was expected to be paid. Absent the Chapter 11 Cases and the corresponding suspension of the accrual of interest on unsecured and undersecured debt, BRMR would have recorded additional contractual interest expense of approximately $24.2 million for the period from January 1, 2016 through May 6, 2016. For additional information regarding BRMR’s credit facilities, see “—Liquidity and Capital Resources—Credit Facilities.”

Loss on Extinguishment of Debt. Loss on extinguishment of debt for the year ended December 31, 2017 related primarily to the repayment in full of the Exit Financing Facility in October 2017.

Gain (Loss) on Derivative Contracts, Net. The gain on derivative contracts for the year ended December 31, 2017 included an approximately $1.4 million realized gain on settlement of derivative contracts and an approximately $8.8 million unrealized loss on changes in fair value of derivative contracts. The loss on derivative contracts for the period from May 7, 2016 to December 31, 2016 included an approximately $0.6 million realized loss on settlement of derivative contracts and an approximately $3.5 million unrealized loss on changes in fair value of derivative contracts. There were no derivative contracts in place during the period from January 1, 2016 to May 6, 2016.

Other Income (Expense). The increase in other income (expense) for the year ended December 31, 2017 compared to the 2016 periods related to primarily to a one-time recovery of sales taxes during 2017.

Other Components of Net Income (Loss)

The following table sets forth information regarding the components of BRMR’s net income (loss) for the periods presented other than those components discussed above.

	Successor		Predecessor
	Year Ended December 31, 2017	Period from May 7, 2016 to December 31, 2016	Period from January 1, 2016 to May 6, 2016
Other Components of Net Income (Loss) (in thousands):
Loss from continuing operations before reorganization items and income tax	$(58,112)	$(80,977)	$(58,101)
Reorganization items, net	(829)	(3,970)	(132,144)

Loss from continuing operations before income tax	(58,941)	(84,947)	(190,245)
Income tax expense	—	—	—

Loss from continuing operations	(58,941)	(84,947)	(190,245)
Income (loss) from discontinued operations, net of tax	(137,818)	(43,107)	405,310
Gain on disposal of discontinued operations, net of tax	21,539	—	—

Net income (loss)	$(175,220)	$(128,054)	$215,065

Reorganization Items, Net. Reorganization items, net, for the year ended December 31, 2017 and the period from May 7, 2016 to December 31, 2016 related to professional fees associated with administrative matters related to the Chapter 11 Cases. Reorganization items, net, for the period from January 1, 2016 to May 6, 2016 included professional fees related to the Chapter 11 Cases as well as adjustments related to the Plan and the application of fresh start accounting upon BRMR’s emergence from bankruptcy. For additional information, see “Note 4—Fresh Start Accounting” in the notes to BRMR’s audited 2017 consolidated financial statements included elsewhere in this consent solicitation statement/information statement/prospectus.

Discontinued Operations. Discontinued operations for the year ended December 31, 2017 included the results of operations of MHP, the results of operations of the North Dakota assets through May 5, 2017 and the results of operations of BRMR’s equity method investment in Eureka Hunter Midstream through October 2, 2017. Discontinued operations for the periods from May 7, 2016 to December 31, 2016 and January 1, 2016 to May 6, 2016 included the results of operations of MHP, the North Dakota assets and BRMR’s equity investment in Eureka Hunter Midstream.

Loss from discontinued operations for the year ended December 31, 2017 included an impairment of BRMR’s equity investment in Eureka Hunter Midstream of approximately $144.3 million recognized in the third quarter of 2017 to reduce the carrying value of this investment to its fair value of approximately $50.0 million. Income from discontinued operations for the period from January 1, 2016 to May 6, 2016 included reorganization items that increased income from discontinued operations by approximately $412.2 million.

The gain on disposal of discontinued operations in the year ended December 31, 2017 related primarily to the gains recognized on the sale of the North Dakota assets and certain MHP assets, net of tax expense.

Adjusted EBITDAX

Adjusted EBITDAX increased approximately 141% to approximately $8.6 million for the year ended December 31, 2017 from negative Adjusted EBITDAX of approximately $21.0 million for the year ended December 31, 2016. The increase in Adjusted EBITDAX resulted from higher revenues and lower production costs, severance taxes, processing, transportation and other related costs, other operating expenses, and general and administrative expenses.

Liquidity and Capital Resources

Overview

Since its emergence from bankruptcy on May 6, 2016, BRMR has relied on cash generated from operations, borrowings under its credit facilities and proceeds from sales of assets to meet its liquidity needs. BRMR’s primary needs for cash are to fund capital expenditures for development and acquisition of oil and natural gas properties, working capital requirements and cash interest expense.

The BRMR board approved an initial capital budget for 2018 of approximately $220 million, of which approximately $190 million was allocated to development activities and approximately $30 million was allocated for land activities. As of September 30, 2018, BRMR had incurred approximately $177 million and $21 million of expenditures related to development and land activities, respectively. BRMR’s capital expenditures in 2018 have been and are expected to be substantially funded through cash on hand, internally generated cash flows, and available borrowing capacity under its Senior Term Loan Facility.

As of September 30, 2018, BRMR had cash and cash equivalents of approximately $54.4 million and available borrowing capacity under its Senior Term Loan Facility of $25.0 million. BRMR believes that its cash on hand, cash flows from operations, available borrowing capacity under its Senior Term Loan Facility and proceeds from future sales of non-core assets will be sufficient to satisfy its liquidity needs for the foreseeable future. However, future cash flows are subject to a number of variables, including the level of natural gas, NGL and oil production, commodity prices and BRMR’s ability to consummate asset sales. Additionally, BRMR’s ability to borrow additional amounts under its Senior Term Loan Facility extends until January 6, 2019. Moreover, over the longer term, significant additional capital expenditures will be required to fully develop BRMR’s properties.

If BRMR requires additional capital for capital expenditures, acquisitions or other reasons, it may seek such capital through traditional reserve base borrowing or other debt facilities, drilling joint ventures, asset sales, offerings of debt or equity securities or other means. Availability of additional capital from such sources will be affected by prevailing economic conditions in the oil and gas industry and financial, business and other factors, some of which are beyond BRMR’s control, and BRMR cannot predict whether additional liquidity from such sources will be available on acceptable terms or at all when needed. If BRMR is unable to obtain funds when needed or on acceptable terms, it may be required to curtail its drilling program, which could result in a reduction in production or production growth, cash flows or cash flow growth, proved reserves or proved reserves growth or a loss of acreage through lease expirations.

Cash Flows

The following table summarizes BRMR’s cash flows for the periods indicated.

	Successor				Predecessor
	Nine Months Ended September 30,		Year Ended December 31, 2017	Period from May 7, 2016 to December 31, 2016	Period from January 1, 2016 to May 6, 2016
	2018	2017
	(unaudited)
	(in thousands)
Net cash provided by (used in) operating activities	$50,654	$10,538	$14,192	$(28,952)	$(111,203)
Net cash provided by (used in) investing activities	(103,672)	65,658	102,706	2,306	(4,559)
Net cash provided by (used in) financing activities	(549)	(4,130)	(36,754)	(6,734)	135,987

Operating Activities

Net cash provided by (used in) operating activities is primarily affected by the price of natural gas, NGLs and oil, production volumes and changes in operating assets and liabilities.

The increase in net cash provided by operating activities for the nine months ended September 30, 2018 compared to the nine months ended September 30, 2017 related primarily to the increase in revenue, as cash operating expenses and changes in operating assets and liabilities were relatively flat between the periods.

Net cash provided by operating activities for the year ended December 31, 2017 compared to net cash used in operating activities for the 2016 periods was driven by higher revenues, lower cash operating costs and more favorable changes in operating assets and liabilities, which were significantly affected by BRMR’s emergence from bankruptcy for the period from January 1, 2016 to May 6, 2016.

Investing Activities

Net cash provided by (used in) investing activities comprises capital expenditures for development and oil and gas property acquisitions, changes in deposits and other long-term assets and proceeds from sales of assets.

Net cash used in investing activities for the nine months ended September 30, 2018 included capital expenditures and advancements of approximately $161.3 million, primarily for development, unfavorable changes in deposits and other long-term assets of approximately $1.2 million and proceeds from asset sales of approximately $58.9 million, primarily related to the Ohio Working Interest Sale.

Net cash provided by investing activities for the nine months ended September 30, 2017 included capital expenditures and advancements of approximately $3.8 million, favorable changes in deposits and other long-term assets of approximately $26.0 million and proceeds from asset sales of approximately $43.4 million, primarily related to the sale of the North Dakota assets and the Primrose field.

Net cash provided by investing activities for the year ended December 31, 2017 included capital expenditures and advancements of approximately $19.5 million, primarily for development during the second half of the year, favorable changes in deposits and other long-term assets of approximately $28.2 million and proceeds from asset sales of approximately $94.0 million, primarily related to the sale of the equity investment in Eureka Hunter Midstream, the North Dakota assets, the Primrose field and various other assets.

Net cash provided by investing activities for the period from May 7, 2016 to December 31, 2016 included capital expenditures and advancements of approximately $16.8 million, favorable changes in deposits and other long-term assets of approximately $10.3 million and proceeds from asset sales of approximately $8.8 million.

Net cash used in investing activities for the period from January 1, 2016 to May 6, 2016 included capital expenditures and advancements of approximately $4.5 million and unfavorable changes in deposits and other long-term assets of approximately $0.1 million.

Financing Activities

Net cash provided by (used in) financing activities comprises repayments of debt, proceeds from borrowings, deferred financing costs and changes in other long-term liabilities.

Net cash used in financing activities for the nine months ended September 30, 2018 consisted of repayments of debt of approximately $0.1 million, unfavorable changes in other long-term liabilities of approximately $0.2 million and the repurchase of common shares of approximately $0.2 million.

Net cash used in financing activities for the nine months ended September 30, 2017 consisted of repayments of debt of approximately $4.6 million, related to certain real estate loans and equipment financings, proceeds from borrowings of approximately $1.3 million, related to financed insurance premiums, and unfavorable changes in other long-term assets of approximately $0.8 million.

Net cash used in financing activities for the year ended December 31, 2017 included repayments of debt of approximately $61.0 million, consisting primarily of repayment in full of the Exit Financing Facility and certain real estate loans and equipment financings, proceeds from borrowings of approximately $26.3 million, consisting primarily of borrowings under the Senior Term Loan Facility, deferred financing costs of approximately $1.2 million, primarily related to the Senior Term Loan Facility, and unfavorable changes in other long-term liabilities of approximately $0.8 million.

Net cash used in financing activities for the period from May 7, 2016 to December 31, 2016 included repayments of debt of approximately $6.7 million, consisting primarily of repayment of certain real estate loans and equipment financings, proceeds from borrowings of approximately $2.0 million, consisting primarily of financed insurance premiums, and unfavorable changes in other long-term liabilities of approximately $2.0 million.

Net cash provided by financing activities for the period from January 1, 2016 to May 6, 2016 included repayments of debt of approximately $72.4 million related primarily to the payment in full of the Senior Secured Bridge Financing Facility which was paid from borrowings under the DIP Facility in January 2016, proceeds from borrowings under the DIP Facility of $160.0 million, proceeds of borrowings under the Exit Financing Facility of $50.0 million, deferred financing costs related to the Exit Financing Facility of approximately $1.7 million.

Credit Facilities

Senior Term Loan Facility

On November 7, 2017, BRMR entered into a Credit Agreement by and among BRMR, as borrower, HPS Investment Partners, LLC as administrative agent, and the lenders party thereto, all of whom are also shareholders of BRMR (the “Credit Agreement”). The Credit Agreement provides for a $50 million term loan facility (the “Senior Term Loan Facility”), secured by, subject to certain exceptions, substantially all assets of BRMR and certain of its subsidiaries. BRMR’s obligations under Credit Agreement are guaranteed by certain of its subsidiaries.

BRMR drew $25 million of the Senior Term Loan Facility on November 7, 2017, net of financing costs of approximately $1.2 million. BRMR may draw an additional $25 million within an availability period that ends on January 6, 2019. BRMR used the proceeds of the initial draw on the Senior Term Loan Facility to fund working capital needs. The Senior Term Loan Facility has a maturity date of November 7, 2019.

At BRMR’s election, outstanding borrowings under the Senior Term Loan Facility bear interest at a rate per annum equal to the adjusted LIBO rate plus 7.00% payable in cash. The adjusted LIBO rate is calculated as the greater of (i) 1.00% per annum and (ii) the product of the LIBO rate and the Statutory Reserve Rate. As of September 30, 2018, the interest rate was 9.35%.

The Senior Term Loan Facility contains negative covenants and financial covenants that, among other things, restrict BRMR’s ability to, with certain exceptions: (i) incur indebtedness; (ii) grant liens; (iii) dispose of all or substantially all of its assets or enter into mergers, consolidations, or similar transactions; (iv) change the nature of its business; (v) make investments, loans, or advances or guarantee obligations; (vi) enter into transactions with affiliates; (vii) enter into sale and leaseback transactions; and (viii) amend its organizational documents.

The Senior Term Loan Facility also requires BRMR to satisfy certain financial covenants, including covenants that (i) prohibit BRMR’s unrestricted cash to be less than $5 million at any time and (ii) require BRMR to maintain a ratio of the present value of specified percentages of BRMR’s proved developed producing reserves and proved undeveloped reserves to the outstanding borrowings under the Senior Term Loan Facility of not less than 1.0 to 1.0.

At September 30, 2018, BRMR was in compliance with all of its covenants under the Credit Agreement.

As discussed under “The Merger Agreement—BRMR Credit Agreement; Financing Cooperation,” the merger agreement provides that Eclipse will cause all obligations under the Senior Term Loan Facility to be paid in full on the closing date and that the Senior Term Loan Facility will be terminated on the closing date.

Exit Financing Facility

BRMR entered into the Exit Financing Facility in connection with its emergence from bankruptcy on May 6, 2016. The Exit Financing Facility consisted of a $50 million term loan secured by, subject to certain exceptions, substantially all assets of BRMR and certain of its subsidiaries. The entire $50 million Exit Financing Facility was drawn on May 6, 2016, net of financing costs of approximately $1.7 million. BRMR used the proceeds from the Exit Financing Facility to pay certain costs, fees and expenses related to the Plan and to fund working capital needs.

Borrowings under the Exit Financing Facility bore interest at a rate per annum equal to the adjusted LIBO rate plus 12.00% payable in cash. The adjusted LIBO rate was calculated as the greater of (i) 1.00% per annum and (ii) the product of the LIBO rate and the Statutory Reserve Rate. For each interest period, BRMR could elect to “pay in kind” a portion of interest by adding such interest to the principal amount of the loan, and paying the remainder of the interest in cash. In the event of such an election, borrowings bore interest (i) for the portion paid in kind, at the adjusted LIBO rate plus 7.00% and (ii) for the portion paid in cash, at the adjusted LIBO rate plus 7.00%. For interest payable during the year ended December 31, 2017 and for the period from May 7, 2016 to December 31, 2016, BRMR elected to “pay in kind,” resulting in cash interest payments of $4.3 million and $2.1 million, respectively, during the two periods. The election also resulted in the addition of $3.7 million and $2.7 million, including accrued interest, to the principal amount of the loan during the year ended December 31, 2017 and the period from May 7, 2016 to December 31, 2016, respectively.

On October 27, 2017, BRMR repaid the Exit Financing Facility and all accrued interest in full with the proceeds of the sale of its equity interest in Eureka Midstream Holdings. In addition, BRMR paid a prepayment penalty of approximately $1.6 million and wrote-off approximately $0.9 million of unamortized deferred financing costs related to the Exit Financing Facility, which is included in “Loss on extinguishment of debt” in the consolidated statements of operations.

For information regarding BRMR’s debt facilities prior to its emergence from bankruptcy, including the DIP Facility, see “Note 12—Long-Term Debt” in the notes to BRMR’s audited 2017 consolidated financial statements included elsewhere in this consent solicitation statement/information statement/prospectus.

Contractual Commitments

The following table summarizes BRMR’s contractual commitments as of December 31, 2017.

	Payments Due by Period
	Total	2018	2019 to 2020	2021 to 2022	2023 & Beyond
	(in thousands)
Long-term debt(1)	$33,211	$2,481	$27,665	$725	$2,340
Gas gathering and processing agreements(2)	397,642	24,824	60,240	60,196	252,382
Operating leases(3)	1,994	377	712	697	208
Asset retirement obligations(4)	24,060	856	1,972	1,429	19,803

Total contractual obligations	$456,907	$28,538	$90,589	$63,047	$274,733

(1)

Consists of (i) future principal and interest payments on the Senior Term Loan Credit Facility, which matures in November 2019 and (ii) future principal and interest payments on a real estate note payable by MHP related to an office building in Lexington, Kentucky, which matures in September 2024 and bears interest at a rate of 4.88% per annum. Interest payments on the Senior Term Loan Credit Facility accrue at a variable rate and are estimated.

(2)

For additional information regarding BRMR’s gas gathering and processing agreements, see “Note 17—Commitments and Contingencies” in the notes to BRMR’s audited consolidated financial statements included elsewhere in this consent solicitation statement/information statement/prospectus.

(3)	Consists of minimum future lease payments under the lease for BRMR’s offices in Irving, Texas and other operating leases.
(4)

Represents BRMR’s estimate of future asset retirement obligations on a discounted basis. Because these costs typically extend many years into the future, estimating these future costs requires BRMR’s management to make estimates and judgments that are subject to future revisions based upon numerous factors. For additional information, see “Note 8—Asset Retirement Obligations” in the notes to BRMR’s audited 2017 consolidated financial statements included elsewhere in this consent solicitation statement/information statement/prospectus.

Critical Accounting Policies and Estimates

This discussion and analysis of BRMR’s financial condition and results of operations is based on BRMR’s consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of BRMR’s financial statements requires it to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. Changes in facts and circumstances or additional information may result in revised estimates, and actual results may differ from these estimates.

BRMR’s significant accounting policies are more fully described in “Note 2—Summary of Significant Accounting Policies” in the notes to BRMR’s audited 2017 consolidated financial statements included elsewhere in this consent solicitation statement/information statement/prospectus.

Successful Efforts Method of Accounting for Oil and Gas Properties

BRMR follows the successful efforts method of accounting for oil and gas producing activities. Costs to acquire mineral interests in oil and gas properties and to drill and equip new development wells and related asset retirement costs are capitalized. Costs to acquire mineral interests and drill exploratory wells are also capitalized pending determination of whether the wells have proved reserves or not. If BRMR determines that the wells do not have proved reserves, the costs are charged to exploration expense. Geological and geophysical costs, including seismic studies and related costs of carrying and retaining unproved properties are charged to exploration expense as incurred.

On the sale or retirement of a complete unit of a proved property, the cost and related accumulated depreciation, depletion, and amortization are eliminated from the property accounts, and the resulting gain or loss is recognized. On the retirement or sale of a partial unit of proved property, the cost is charged to accumulated depreciation, depletion, and amortization as a normal retirement with no resulting gain or loss recognized in income if the amortization rate is not significantly affected; otherwise it is accounted for as the sale of an asset and a gain or loss is recognized.

Leasehold costs attributable to proved oil and gas properties are depleted by the unit-of-production method over total proved reserves. Capitalized development costs are depleted by the unit-of-production method over proved developed reserves.

Unproved oil and gas leasehold costs are evaluated for impairment quarterly taking into account the results of exploration activities, management’s development plans, and lease expiration dates. A loss is recognized at the time of impairment by providing an impairment allowance recognized in “Exploration and impairment of unproved oil and natural gas properties” expense in the consolidated statements of operations.

Capitalized costs related to proved oil and natural gas properties, including wells and related equipment and facilities, are evaluated quarterly for impairment based on an analysis of undiscounted future net cash flows of proved reserves. If undiscounted future net cash flows are insufficient to recover the net capitalized costs related to proved properties, then BRMR recognizes an impairment charge in income from operations equal to the difference between the net capitalized costs related to proved properties and their estimated fair values based on the present value of the related future net cash flows and other relevant market value data. Impairment of proved oil and natural gas properties is calculated on a field by field basis.

It is common for operators of oil and natural gas properties to request that joint interest owners pay for large expenditures, typically for drilling new wells, in advance of the work commencing. This right to call for cash advances is typically a provision of the joint operating agreement that working interest owners in a property adopt. BRMR records these advance payments to other operators in the property accounts. If a lease associated with an unproved property expires without identifying proved reserves, the cost of the property is charged to the impairment allowance. If a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained. If BRMR sells its entire interest in an unproved property, the cost of the property and any proceeds received from the sale are charged to “(Gain) loss on sale of assets, net” in the consolidated statements of operations.

The estimates of proved reserves materially impact depletion expense and impairment expense. If the estimates of proved reserves decline, the rate at which BRMR records depletion expense will increase, reducing future net income. Such a decline may result from lower market commodity prices, which may make it uneconomic to drill for and produce due to higher-cost fields.

Proved Reserves

Estimates of BRMR’s proved reserves included in this consent solicitation statement/information statement/prospectus have been prepared in accordance with SEC guidelines for reporting reserves and future net revenue. The accuracy of a reserve estimate is a function of:

•	the quality and quantity of available data;

•	the interpretation of that data;

•	the accuracy of various mandated economic assumptions; and

•	the judgment of the persons preparing the estimate.

BRMR’s proved reserve information included in this consent solicitation statement/information statement/prospectus is based on a report prepared by BRMR’s independent third-party petroleum engineers. Because these estimates depend on many assumptions, all of which may substantially differ from future actual results, reserve estimates will be different from the quantities of oil and gas that are ultimately recovered. In addition, results of drilling, testing and production after the date of an estimate may justify material revisions to the estimate.

In accordance with SEC requirements, BRMR based the estimated discounted future net cash flows from proved reserves on the unweighted arithmetic average of the prior 12-month commodity prices as of the first day of each of the months constituting the period and costs on the date of the estimate.

For additional information regarding BRMR’s proved reserves, see “Business and Properties of BRMR—Oil and Natural Gas Data—Proved Reserves” and “Note 20—Supplemental Oil and Gas Disclosures (Unaudited)” to BRMR’s consolidated financial statements included elsewhere in this consent solicitation statement/information statement/prospectus.

Asset Retirement Obligation

Asset retirement obligations (“ARO”) primarily represent the estimated present value of the amount BRMR will incur to plug, abandon and remediate its producing properties at the projected end of their productive lives, in accordance with applicable federal, state and local laws. BRMR determines its ARO by calculating the present value of estimated cash flows related to the obligation. The retirement obligation is recorded as a liability at its estimated present value as of the obligation’s inception, with an offsetting increase to proved properties. Periodic adjustments to the liability for changes in the present value are recorded as accretion expense in the consolidated statements of operations.

ARO liability is determined using assumptions that materially impact the present value, including current estimates of plugging and abandonment costs, future escalation of these costs, the productive lives of wells and a credit-adjusted risk free interest rate. Changes in any of these assumptions can result in significant revisions to the estimated ARO. The liability for current ARO is reported in other current liabilities.

Derivative Instruments and Commodity Derivative Activities

Marked-to-market at fair value, derivative contracts are included on BRMR’s consolidated balance sheets as current or non-current assets or liabilities based on the anticipated timing of cash settlements under the related contracts. BRMR records changes in such fair value of derivative contracts in “Gain (loss) on derivative contracts, net” on its consolidated statements of operations

Although BRMR has not designated its derivative instruments as cash-flow hedges, its uses those instruments to reduce its exposure to fluctuations in commodity prices related to its natural gas production. Gains and losses on open transactions result from changes in the fair market value of the derivative contracts from period to period, and represent non-cash gains or losses. Changes in commodity prices could have a significant effect on the fair value of our derivative contracts.

BRMR estimates the fair values of swap contracts based on the present value of the difference in exchange-quoted forward price curves and contractual settlement prices multiplied by notional quantities. BRMR internally values collar contracts using industry-standard option pricing models and observable market inputs. It utilizes the assistance of third-party valuations providers to determine the fair values of the contracts that are reflected on its consolidated balance sheets.

Gains and losses on settled transactions are also included in “Gain (loss) on derivative contracts” on BRMR’s consolidated statements of operations.

Revenue Recognition

Revenues associated with sales of crude oil, natural gas, and natural gas liquids are recognized when title passes to the customer, which is when the risk of ownership passes to the purchaser and physical delivery of goods occurs, either immediately or within a fixed delivery schedule that is reasonable and customary in the industry. Prices for production are defined in sales contracts and are readily determinable or estimable based on available data. Revenues from field servicing activities are recognized at the time the services are provided and earned as provided in the various contract agreements. Gas gathering revenues are recognized at the time the natural gas is delivered at the destination point.

Recent Accounting Pronouncements

Information related to recently issued accounting pronouncements and their potential impact on BRMR’s consolidated financial statements is set forth in in “Note 2—Summary of Significant Accounting Policies” in the notes to BRMR’s audited 2017 consolidated financial statements included elsewhere in this consent solicitation statement/information statement/prospectus.

In May 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 supersedes the revenue recognition requirements in ASC Topic 605, Revenue Recognition, and most industry-specific guidance throughout the Industry Topics of the ASC. The core principle of the revised standard is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. To achieve that core principle, an entity should apply the following steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. ASU 2014-09 requires entities to disclose both quantitative and qualitative information that enables users of financial statements to understand the nature, amount, timing, and uncertainty of revenues and cash flows arising from contracts with customers. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which defers the effective date of ASU 2014-09 for all entities by one year. As such, this amendment is effective for annual reporting periods beginning after December 15, 2018, including interim periods within those reporting periods. The guidance allows for either a “full retrospective” adoption or a “modified retrospective” adoption, and earlier application is permitted as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. BRMR expects to adopt this standard using the modified retrospective method. In addition, BRMR has substantially completed its analysis of the impact of the standard on its contracts, internal systems and policies. Based on the work performed to date, BRMR does not expect this standard to have a significant impact on its financial position or results of operations, but to result in enhanced disclosures.

Quantitative and Qualitative Disclosures About Market Risk

BRMR is exposed to market risk, including the effects of adverse changes in commodity prices and interest rates as described below. The primary objective of the following information is to provide quantitative and qualitative information about BRMR’s potential exposure to market risks. The term “market risk” refers to the risk of loss arising from adverse changes in oil and natural gas prices and interest rates. The disclosures are not meant to be precise indicators of expected future losses, but rather indicators of reasonably possible losses. All of BRMR’s market risk sensitive instruments were entered into for purposes other than speculative trading.

Commodity Price Risk

BRMR’s major market risk exposure is in the pricing that it receives for its natural gas, NGL and oil production. Pricing for natural gas, NGLs and oil historically has been volatile, and BRMR expects this volatility to continue in the future. The prices BRMR receives for its natural gas, NGL and oil production depend on numerous factors beyond BRMR’s control. A reduction or extended decline in natural gas, NGL or oil prices may adversely affect BRMR’s business, financial condition or results of operations. Natural gas prices affect BRMR more than oil prices, as approximately 80% of BRMR’s production on a per Mcfe basis has been natural gas in recent periods.

A $0.10 per MMBtu change in BRMR’s realized natural gas price would have resulted in a $2.4 million change in BRMR’s natural gas revenues for the nine months ended September 30, 2018 and a $2.1 million change in BRMR’s natural gas revenues for the year ended December 31, 2017. A $1.00 per Bbl change in BRMR’s realized NGL price would have resulted in a $0.9 million change in BRMR’s NGL revenues for the nine months ended September 30, 2018 and a $0.7 million change in BRMR’s NGL revenues for the year ended December 31, 2017. A $1.00 per Bbl change in BRMR’s realized oil price would have resulted in a $0.2 million change in BRMR’s oil revenues for the nine months ended September 30, 2018 and a $0.1 million change in BRMR’s oil revenues for the year ended December 31, 2017.

Because of this volatility, BRMR uses commodity derivative instruments, such as collars and swaps, to hedge price risk associated with its natural gas and NGL production. These hedging instruments allow BRMR to reduce, but not eliminate, the potential variability in cash flow from operations due to fluctuations in natural gas and NGL prices. This provides increased certainty of cash flows for funding BRMR’s drilling program and debt service requirements. These instruments provide only partial price protection against declines in natural gas and NGL prices and may partially limit BRMR’s potential gains from future increases in prices.

As of September 30, 2018, BRMR had commodity derivative contracts outstanding through September 30, 2019 for natural gas at NYMEX prices, as well as commodity derivative contracts outstanding through March 31, 2019 for propane at Mt. Belvieu prices. BRMR does not have outstanding commodity derivative contracts for oil. The following table presents BRMR’s open natural gas and propane hedge positions as of September 30, 2018.

Product	Term		Contract	Volume (MMBtu/d)	Swap ($/MMBtu)	Bought Put ($/MMBtu)	Sold Put ($/MMBtu)	Bought Call ($/MMBtu)	Sold Call ($/MMBtu)
Gas	1-Apr-18	31-Dec-18	Collar	10,000	—	2.90	2.40	—	3.38
Gas	1-Apr-18	31-Dec-18	Option	10,000	—	—	—	—	3.39
Gas	1-Apr-18	31-Dec-18	Collar	10,000	—	3.00	2.50	—	3.39
Gas	1-Apr-18	31-Dec-18	Option	10,000	—	—	—	—	3.47
Gas	1-Apr-18	31-Dec-18	Collar	10,000	—	2.95	2.45	—	3.47
Gas	1-Jan-19	31-Mar-19	Collar	10,000	—	3.00	—	—	3.51
Gas	1-Oct-18	31-Dec-18	Swap	5,000	3.05	—	—	—	—
Gas	1-Jan-19	31-Mar-19	Collar	10,000	—	3.00	—	—	3.50
Gas	1-Oct-18	31-Dec-18	Swap	5,000	3.05	—	—	—	—
Gas	1-Jan-19	31-Mar-19	Collar	10,000	—	3.00	—	—	3.50
Gas	1-Jan-19	31-Mar-19	Collar	10,000	—	3.25	2.75	—	3.61
Gas	1-Oct-18	31-Dec-18	Collar	10,000	—	2.90	—	—	3.28
Gas	1-Jan-19	31-Mar-19	Collar	10,000	—	3.25	2.75	—	3.70
Gas	1-Jan-19	31-Mar-19	Collar	10,000	—	3.25	2.65	—	3.57
Gas	1-Jan-19	31-Mar-19	Option	15,000	—	—	—	—	4.00
Gas	1-Oct-18	31-Dec-18	Swap	8,000	2.89	—	—	—	—
Gas	1-Oct-18	31-Dec-18	Collar	10,000	—	2.70	—	—	3.11
Gas	1-Oct-18	31-Dec-18	Swap	10,000	2.92	—	—	—	—
Gas	1-Oct-18	31-Dec-18	Collar	13,000	—	2.90	2.40	—	3.08
Gas	1-Jan-19	31-Mar-19	Collar	19,000	—	3.00	2.50	—	3.46
Gas	1-Apr-19	30-Jun-19	Collar	20,000	—	2.65	2.25	—	2.86
Gas	1-Apr-19	30-Jun-19	Collar	10,000	—	2.65	2.35	—	2.80
Gas	1-Oct-18	31-Dec-18	Collar	8,000	—	2.90	2.50	—	3.13
Gas	1-Apr-19	30-Jun-19	Collar	10,000	—	2.65	2.35	—	2.83
Gas	1-Apr-19	30-Jun-19	Collar	10,000	—	2.50	—	—	2.78
Gas	1-Apr-19	30-Jun-19	Collar	10,000	—	2.50	—	—	2.79
Gas	1-Jul-19	30-Sep-19	Collar	10,000	—	2.50	—	—	2.84
Gas	1-Jul-19	30-Sep-19	Collar	10,000	—	2.50	—	—	2.85
Gas	1-Apr-19	30-Jun-19	Collar	15,000	—	2.50	—	—	2.78
Gas	1-Jul-19	30-Sep-19	Collar	10,000	—	2.50	—	—	2.87
Gas	1-Jul-19	30-Sep-19	Collar	10,000	—	2.50	—	—	2.85
Gas	1-Jul-19	30-Sep-19	Collar	5,000	—	2.50	—	—	2.86
Gas	1-Jul-19	30-Sep-19	Collar	5,000	—	2.50	—	—	2.86
Gas	1-Jul-19	30-Sep-19	Collar	10,000	—	2.50	—	—	2.90
Propane	1-Jan-18	31-Dec-18	Swap	21,000	0.84	—	—	—	—
Propane	1-Jul-18	31-Dec-18	Swap	14,700	0.72	—	—	—	—
Propane	1-Jan-19	31-Mar-19	Swap	33,600	0.71	—	—	—	—
Propane	1-Jun-18	31-Mar-19	Swap	12,600	0.82	—	—	—	—

Counterparty and Customer Credit Risk

BRMR’s derivative contracts expose it to credit risk in the event of nonperformance by counterparties. Although BRMR does not require counterparties to its derivative contracts to post collateral, it does evaluate the credit standing of such counterparties as it deems appropriate. The counterparties to BRMR’s derivative contracts currently in place have investment grade ratings.

BRMR’s principal exposures to credit risk are through receivables resulting from joint interest receivables and receivables from the sale of natural gas, NGL and oil production due to the concentration of BRMR’s oil and natural gas receivables with several significant customers. The inability or failure of BRMR’s significant customers to meet their obligations to BRMR or their insolvency or liquidation may adversely affect BRMR’s financial results.

Joint operations receivables arise from billings to entities that own partial interests in the wells BRMR operates. These entities participate in BRMR’s wells primarily based on their ownership in leases on which BRMR intends to drill. BRMR has little ability to control whether these entities will participate in its wells.

Interest Rate Risk

As of September 30, 2018, BRMR had $25.0 million of borrowings outstanding under its senior term loan facility, with an interest rate of 9.35%. Borrowings under the senior term loan facility bear interest at a rate per annum equal to the adjusted LIBO rate plus 7.00% payable in cash. The adjusted LIBO rate is calculated as the greater of (i) 1.00% per annum and (ii) the product of the LIBO rate and the Statutory Reserve Rate. Assuming no change in the amount outstanding, the impact on interest expense of a 1% increase or decrease in the interest rate would be approximately $0.3 million per year. BRMR does not currently have any derivative arrangements to protect against fluctuations in interest rates applicable to its outstanding indebtedness.

Off-Balance Sheet Arrangements

From time to time, BRMR may enter into off-balance sheet arrangements and transactions that can give rise to off-balance sheet obligations. As of September 30, 2018 and December 31, 2017, BRMR did not have any significant off-balance sheet arrangements that are reasonably likely to have a current or future material effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

MANAGEMENT OF ECLIPSE UPON CONSUMMATION OF THE MERGER

Directors and Executive Officers

Set forth below are the names, ages and positions of each of the individuals expected to serve as directors and executive officers of Eclipse upon consummation of the merger, in accordance with the provisions of the merger agreement described under “The Merger Agreement—Organizational Documents; Directors and Officers—Directors and Officers of Eclipse.”

Name	Age	Position
John K. Reinhart(1)(2)	49	President and Chief Executive Officer and Director
Mark E. Burroughs, Jr.(3)	43	Director
Eugene I. Davis(1)	63	Director
Don Dimitrievich(1)	47	Director
Michael C. Jennings(1)	52	Director
Richard D. Paterson(3)	67	Director
D. Martin Phillips(3)	65	Director
Paul R. Smith(1)	47	Director
Douglas E. Swanson, Jr.(3)	47	Director
Robert L. Zorich(3)	68	Director
Oleg E. Tolmachev(4)	43	Executive Vice President and Chief Operating Officer
Michael Hodges(2)	40	Executive Vice President and Chief Financial Officer
Paul M. Johnston(2)	63	Executive Vice President, General Counsel and Corporate Secretary
Matthew Rucker(2)	33	Senior Vice President, Resource Planning and Development

(1)	BRMR designee to the Eclipse board and current director of BRMR.
(2)	Current officer of BRMR.
(3)	Eclipse designee to the Eclipse board and current director of Eclipse.
(4)	Current officer of Eclipse.

Set forth below is biographical information for the individuals named above who are not currently directors or executive officers of Eclipse. Biographical information for the individuals named above who are currently directors or executive officers of Eclipse is included in Eclipse’s definitive Proxy Statement for its 2018 Annual Meeting of Stockholders and incorporated by reference in this consent solicitation statement/information statement/prospectus.

John K. Reinhart. Mr. Reinhart will become President and Chief Executive Officer and a director of Eclipse upon consummation of the merger. He has served as President and Chief Executive Officer and a director of BRMR since September 2016. Before joining BRMR, Mr. Reinhart served as Executive Vice President and Chief Operations Officer of Ascent Resources, LLC from September 2014 to April 2016. He served as Senior Vice President—Operations & Technical Services for Chesapeake Energy Corporation (“Chesapeake”) from August 2013 to September 2014, leading over 1,400 employees in support of Chesapeake’s corporate development programs. Prior to that time, he served as Chesapeake’s Vice President—Operations, Eastern Division from February 2009 to August 2013, overseeing Chesapeake’s operations and development activities in the Marcellus and Utica Shales. Mr. Reinhart joined Chesapeake in 2005 and initially held key positions in engineering and asset management in the Mid-Continent region and also established and managed the corporate Engineering Technology Group, which supported corporate operations as technical advisors specializing in facilities, completions, drilling, artificial lift and chemical optimization. Before joining Chesapeake, Mr. Reinhart worked for Schlumberger from 1994 to 2005, where he held positions of increasing responsibility in technical, operational and leadership roles. Mr. Reinhart graduated from West Virginia University in 1994 with a Bachelor of Science degree in Mechanical Engineering.

BRMR designated Mr. Reinhart to serve as a director of Eclipse because of his experience and perspective as BRMR’s President and Chief Executive Officer and his extensive leadership and operational experience in the oil and gas exploration and production industry.

Eugene I. Davis. Mr. Davis will become a director of Eclipse upon consummation of the merger. He has served as a director of BRMR since May 2016. Mr. Davis currently serves as the Chairman and Chief Executive Officer of PIRINATE Consulting Group, LLC, a privately held consulting firm specializing in turnaround management, merger and acquisition consulting, hostile and friendly takeovers, proxy contests and strategic planning advisory services for domestic and international public and private business entities. Since forming PIRINATE in 1997, Mr. Davis has advised, managed, sold, liquidated and served as a chief executive officer, chief restructuring officer, director, chairman or committee chairman of a number of businesses operating in diverse sectors. He was the President, Vice Chairman and a director of Emerson Radio Corporation, a consumer electronics company, from 1990 to 1997 and was the Chief Executive Officer and Vice Chairman of Sport Supply Group, Inc., a direct-mail marketer of sports equipment, from 1996 to 1997. Mr. Davis began his career in 1980 as an attorney and international negotiator with Exxon Corporation and Standard Oil Company (Indiana) and was in private practice from 1984 to 1998. Mr. Davis currently is a director of Seadrill Limited and VICI Properties Inc., and he is a director and co-chairman of the board of Verso Corporation. During the past five years, Mr. Davis has been a director of the following public or formerly public companies: ALST Casino Holdco, LLC, Atlas Air Worldwide Holdings, Inc., Atlas Iron Limited, The Cash Store Financial Services, Inc., Dex One Corp., Genco Shipping & Trading Limited, Global Power Equipment Group, Inc., Goodrich Petroleum Corp., Great Elm Capital Corp., GSI Group, Inc., Hercules Offshore, Inc., HRG Group, Inc., Knology, Inc., SeraCare Life Sciences, Inc., Spansion, Inc., Spectrum Brands Holdings, Inc., Titan Energy LLC, Trump Entertainment Resorts, Inc., U.S. Concrete, Inc. and WMIH Corp. In addition, Mr. Davis is and has been a director of several private companies in various industries.

BRMR designated Mr. Davis to serve as a director of Eclipse because of his significant knowledge about strategic planning, mergers and acquisitions, finance, accounting, capital structure and board practices and his extensive experience serving as a director of public and private companies in various industries, including BRMR.

Don Dimitrievich. Mr. Dimitrievich will become a director of Eclipse upon consummation of the merger. He has served as a director of BRMR since May 2016. Mr. Dimitrievich currently is a Managing Director at HPS Investment Partners, LLC and is responsible for the energy and power portfolio. Prior to joining HPS in 2012, Mr. Dimitrievich was a Managing Director of Citi Credit Opportunities, a credit-focused principal investment group. At Citi Credit Opportunities, Mr. Dimitrievich oversaw the energy and power portfolio and invested in mezzanine, special situation and equity co-investments and secondary market opportunities. Prior to joining Citi, Mr. Dimitrievich worked in the New York office of Skadden, Arps, Slate, Meagher & Flom LLP from 1998 to 2004 focusing on energy M&A and capital markets transactions. Mr. Dimitrievich has a law degree Magna Cum Laude from McGill University in Montreal, Canada and earned a chemical engineering degree with Great Distinction from Queen’s University in Kingston, Canada. Mr. Dimitrievich currently serves on the board of directors of the following companies, in addition to BRMR: Alta Mesa Resources, Inc., Expro International Group Holdings Ltd., Glacier Oil & Gas Corp., Marquis Resources, LLC and Upstream Exploration LLC.

BRMR designated Mr. Dimitrievich to serve as a director of Eclipse because of his significant mergers and acquisitions, financing and investing experience in the energy and power industry, as well as his experience as a director of BRMR.

Michael C. Jennings. Mr. Jennings will become a director of Eclipse upon consummation of the merger. He has served as a director of BRMR and as Chairman of the BRMR board since May 2016. Mr. Jennings has served as Chairman of the Board of HollyFrontier Corporation (“HollyFrontier”) since January 2017, a position he previously held from January 2013 until January 2016. He served as Executive Chairman of HollyFrontier from January 2016 until his retirement in January 2017. Mr. Jennings served as Chief Executive Officer and President of HollyFrontier from the merger of Holly Corporation (“Holly”) and Frontier Oil Corporation (“Frontier”) in July 2011 until January 2016. Mr. Jennings has served as the Chairman of the Board of Holly Logistic Services, L.L.C. (“HLS”) since November 2017. He served as the Chief Executive Officer of HLS from January 2014 until November 2016 and served as President of HLS from October 2015 until February 2016. Mr. Jennings served as President and Chief Executive Officer of Frontier from 2009 until the merger of Holly and Frontier in July 2011. He served as Executive Vice President and Chief Financial Officer of Frontier from 2005 until 2009. Mr. Jennings served as Chairman of the Board of Frontier from 2010 until the merger in July 2011 and served as a director of Frontier from 2008 to July 2011. He currently serves as a director of ION Geophysical Corporation and HLS, the general partner of the general partner of Holly Energy Partners, L.P.

BRMR designated Mr. Jennings to serve as a director of Eclipse because of his extensive energy industry experience, as well as his experience as a director of BRMR and Chairman of the BRMR board.

Paul R. Smith. Mr. Smith will become a director of Eclipse upon consummation of the merger. He has served as a director of BRMR since June 2016. Mr. Smith has served as Chief Financial Officer and Executive Vice President Corporate Development of Vesta Energy Ltd., a privately owned oil and gas company focused on the light oil window of the Joffre Duvernay shale oil play in Western Canada, since September 2016. Mr. Smith served as Chief Financial Officer and Executive Vice President of Finance of Talisman Energy Inc. (“Talisman”) from June 2013 until its acquisition by Repsol S.A. in June 2015, having previously served as Talisman’s Executive Vice President, North American Operations from September 2009 to May 2013 and Executive Vice President, International Operations, West from February 2009 to September 2009. During his tenure at Talisman, Mr. Smith led the disposition of $5 billion of non-core assets and strategically repositioned the company’s North American business into four of the leading resource plays in North America. He received a BSc (1st Class Honours) in Business Organization from Heriot-Watt University.

BRMR designated Mr. Smith to serve as a director of Eclipse because of his extensive experience in the in the oil and gas exploration and production industry, as well as his experience as a director of BRMR.

Michael Hodges. Mr. Hodges will become Executive Vice President and Chief Financial Officer of Eclipse upon consummation of the merger. He joined BRMR as Senior Vice President of Finance in September 2018. Prior to joining BRMR, Mr. Hodges served as Chief Financial Officer of PayRock Energy II, LLC (an EnCap portfolio company), an exploration and production company focused on oil and natural gas assets within the Eagle Ford Shale of South Texas, from August 2016 to September 2018. He has approximately 20 years of experience in the upstream oil and gas industry, and his areas of expertise include financial planning and analysis, capital markets, mergers and acquisitions, investor relations and accounting. Previously, Mr. Hodges served as Chief Financial Officer of Ward Energy Partners, LLC, a private-equity sponsored business focused on developing liquids-rich assets in the Anadarko Basin of Oklahoma and the DJ Basin of Colorado and Wyoming, from August 2015 to August 2016. Prior to joining Ward Energy Partners, he was Chief Financial Officer of Rex Energy Corporation, a publicly-traded company developing natural resources in the Marcellus Shale of Pennsylvania and the Utica Shale of Ohio, from June 2012 to January 2015. Mr. Hodges began his career in 2001 with Chesapeake Energy Corporation and subsequently worked for SandRidge Energy, Inc. from 2007 to 2012 in various accounting roles of increasing responsibility. He received a B.B.A. in Finance from the University of Oklahoma in 2000 and an M.S. in Energy Management from Oklahoma City University in 2017 and is a Certified Public Accountant in the State of Oklahoma.

Paul M. Johnston. Mr. Johnston will become Executive Vice President, General Counsel and Corporate Secretary of Eclipse upon consummation of the merger. He has served as Senior Vice President and General Counsel of BRMR since June 2010. Mr. Johnston has over 30 years of increasing responsibility and management experience in all facets of general corporate, finance, securities and regulatory related legal matters. He is a former partner with the Dallas-based law firm, Thompson & Knight, LLP, representing both private and publicly held companies during his twenty-year career with the firm. Mr. Johnston also had ten years of in-house counsel experience before joining BRMR, including his service as Vice President and Corporate Counsel for an NYSE-

listed Fortune 250 company from 2000 to 2007, and his service as General Counsel for an SEC-registered investment advisor involved in the management of onshore and offshore hedge funds, from 2007 to 2010. A 1977 graduate of Texas Tech University, Mr. Johnston received his Juris Doctorate from Texas Tech University in 1980.

Matthew Rucker. Mr. Rucker will become Senior Vice President, Resource Planning and Development of Eclipse upon consummation of the merger. He has served as Vice President, Resource Planning and Development of BRMR since November 2016. Prior to joining BRMR, Mr. Rucker served as a Production Superintendent for Chesapeake Energy Corporation from January 2014 to October 2016, overseeing Chesapeake’s Utica Shale production. As a member of Chesapeake Energy’s Eastern Division leadership team, Mr. Rucker focused on the safe and efficient optimization of production in the Utica Shale and led an operating team of over 45 employees. During his service at Chesapeake, Mr. Rucker held several engineering positions in the Marcellus and Utica Shale Asset Teams within reservoir, primarily focused on strategic joint ventures, divestitures, acquisitions and resource development planning. Mr. Rucker graduated with a Bachelor’s degree in Petroleum Engineering at Marietta College in 2007, where he continues to serve as Chair of the Marietta College Industry Advisory Council. He is a member of the Society of Petroleum Engineers.

Board of Directors and Committees

Declassification of Eclipse Board; Election of Directors

As discussed under “Eclipse Actions by Written Consent,” in connection with the closing of the merger, Eclipse’s certificate of incorporation will be amended and restated to, among other matters, eliminate Eclipse’s classified board of directors. Accordingly, after the closing of the merger, all directors of Eclipse will be elected annually to serve one-year terms expiring at the next succeeding annual meeting of Eclipse’s stockholders. The individuals designated to serve as directors of Eclipse upon closing of the merger will serve terms expiring at the 2019 annual meeting of stockholders and until they are re-elected or their successors are elected and qualified or until their earlier resignation or removal. Additionally, one of the directors designated by BRMR will resign on the first anniversary of the effective time of the merger and the Eclipse board will be reduced to nine directors.

Termination of Eclipse Stockholders Agreement; Board Observation Agreement

In connection with the closing of its initial public offering, Eclipse entered into a stockholders agreement (the “Eclipse Stockholders Agreement”) with the EnCap Entities and certain investment funds controlled by certain members of Eclipse’s management team (collectively, the “Stockholders”). The Eclipse Stockholders Agreement provides that Eclipse and the Stockholders will take certain actions, such as soliciting proxies or voting shares of Eclipse common stock, to cause the Eclipse board to consist of the following members: (i) Benjamin W. Hulburt, for so long as he remains Eclipse’s President and Chief Executive Officer; (ii) Christopher K. Hulburt, for so long as he remains Eclipse’s Executive Vice President, Secretary and General Counsel; and (iii) a number of members designated by the EnCap Entities, currently up to five, which number will be adjusted in the future based on the level of beneficial ownership of shares of Eclipse common stock by the EnCap Entities and their affiliates. Additionally, for so long as the EnCap Entities and their affiliates beneficially own at least 50% of the outstanding Eclipse common stock, Eclipse and the Stockholders have agreed to take certain actions to cause at least one of the directors designated by the EnCap Entities to be a member of each committee of the Eclipse board (subject to applicable legal requirements and stock exchange rules). In addition, Eclipse and the Stockholders have agreed to take certain actions to cause Benjamin W. Hulburt to be elected as Chairman of the Board.

The merger agreement provides that the Eclipse Stockholders Agreement will be terminated at closing of the merger. Accordingly, following the closing, the EnCap Entities will have no further contractual rights with respect to the election of their designees to Eclipse board or to the appointment of such designees to committees of the Eclipse board.

In connection with the execution of the merger agreement, on August 25, 2018, Eclipse entered into a board observation agreement (which we refer to as the “Board Observation Agreement”) with the EnCap Entities, pursuant to which, among other things, from and after the effective time of the merger, the EnCap Entities will be entitled to designate up to two non-voting observers to the Eclipse board so long as the EnCap Entities and their affiliates continue to collectively beneficially own (directly or indirectly) at least 20% of the issued and outstanding shares of Eclipse common stock. A copy of the Board Observation Agreement is attached to this consent solicitation statement/information statement/prospectus as Annex I. The preceding summary of the terms of the Board Observation Agreement is not a complete description of the Board Observation Agreement and is qualified in its entirety by the full text of the Board Observation Agreement.

Loss of “Controlled Company” Status

Because the EnCap Entities beneficially own a majority of the outstanding Eclipse common stock, Eclipse currently is a “controlled company” within the meaning of the NYSE’s corporate governance standards. Under the NYSE’s rules, a controlled company may elect not to comply with certain NYSE corporate governance requirements, including the requirements that:

•	a majority of the company’s board of directors consist of independent directors;

•	the company have a nominating and governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the company have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

Eclipse is currently utilizing the exemption relating to the nominating and governance committee. Upon closing of the merger, Eclipse will no longer be a controlled company for purposes of NYSE rules and therefore, subject to a transition period, will be required to comply with all of the corporate governance standards applicable to NYSE listed companies generally, including the requirements related to a nominating and governance committee. Eclipse currently expects that its board will create and appoint a nominating and governance committee in connection with or promptly after the closing of the merger.

Director Independence

Eclipse believes that each individual designated to be a director of Eclipse upon closing of the merger other than Mr. Reinhart will be independent as defined by the listing standards of the NYSE.

Committees of the Board; Board Leadership Structure

Following the closing of the merger, the Eclipse board will have an audit committee, a compensation committee and a nominating and governance committee satisfying the independence and other requirements of NYSE listing standards and applicable SEC rules. The composition of these committees following the closing has not yet been finally determined but will be determined prior to or in connection with the closing. The Eclipse board may have one or more other committees following closing of the merger, as determined by the newly constituted Eclipse board.

It is expected that Mr. Jennings will become the Chairman of the Eclipse board upon closing of the merger and, accordingly, that the positions of Chairman of the Board and Chief Executive Officer will be held by different persons and the Chairman of the Board will be an independent, non-employee director.

Certain Information Regarding Executive Officers and Directors of BRMR

This section provides certain information regarding the individuals expected to serve as executive officers and directors of Eclipse upon consummation of the merger who are currently officers or directors of BRMR. Similar information regarding the individuals expected to serve as executive officers and directors of Eclipse upon consummation of the merger who are currently officers or directors of Eclipse is included in Eclipse’s definitive Proxy Statement for its 2018 Annual Meeting of Stockholders and incorporated by reference in this consent solicitation statement/information statement/prospectus.

Executive Compensation

The following sets forth information regarding the compensation paid by BRMR to certain of its executive officers who are expected to serve as executive officers of Eclipse upon consummation of the merger, consisting of (i) John K. Reinhart, BRMR’s President and Chief Executive Officer, (ii) Paul M. Johnston, BRMR’s Senior Vice President and General Counsel, and (iii) Matthew Rucker, BRMR’s Vice President Resource Planning and Development (collectively, the “BRMR Named Executive Officers”).

2017 Summary Compensation Table

The following table summarizes the cash and non-cash compensation earned by or awarded to the BRMR Named Executive Officers for the year ended December 31, 2017 for service in all capacities with BRMR.

Name and Principal Position	Salary	Equity Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
John K. Reinhart President and Chief Executive Officer	$450,000		$450,000	$25,825	$925,825

Paul M. Johnston Senior Vice President and General Counsel	$245,385		$101,700	$28,275	$375,360

Matthew Rucker Vice President Resource Planning and Development	$235,385		$96,012	$29,118	$360,515

(1)

BRMR did not grant any equity-based awards to the BRMR Named Executive Officers during the year ended December 31, 2017, other than grants to Mr. Johnston of (i) 75,447 BRMR RSUs under its Restricted Stock Units Plan (the “BRMR RSU Plan”) and (ii) a BRMR PIA. BRMR RSUs awarded under the BRMR RSU Plan and BRMR PIAs are considered liability classified awards with a performance condition in accordance with FASB guidance on stock-based compensation. BRMR records compensation expense for liability classified awards with a performance condition when it becomes probable that the performance condition will be met. BRMR did not record any compensation expense during the year ended December 31, 2017 related to the BRMR RSUs and BRMR PIA awarded to Mr. Johnston during 2017. Accordingly, no grant date fair value for the awards has been reflected in the table. Based on the last reported bid price of BRMR common stock on the OTC Grey on the grant date of June 28, 2017, which was $8.95 per share, the market value of the BRMR RSUs awarded to Mr. Johnston during the year ended December 31, 2017 was $675,250, subject to the occurrence of a Liquidity Event (as defined in the BRMR RSU Plan). The value of the BRMR PIA awarded to Mr. Johnston during the year ended December 31, 2017 is based on the equity value of BRMR, as reasonably determined by the BRMR board, at the time of occurrence of a Liquidity Event (as defined in the underlying award agreement), and, accordingly, it is not possible to determine a value of the BRMR PIA as of the grant date. For additional information, see “—Restricted Stock Units (Executive Officers and Other Employees)” and “—Performance Interest Awards” below and “Note 13—Share-Based Compensation” in the notes to BRMR’s audited consolidated financial statements included elsewhere in this consent solicitation statement/information statement/prospectus.

(2)

The amounts in this column consist of amounts earned pursuant to BRMR’s short-term (cash) incentive plan for 2017, which amounts were paid in March 2018. BRMR generally provides short-term incentives in the form of annual cash performance bonuses designed to reward, where earned, short-term performance and the achievement of short-term goals. The short-term performance objectives and goals are established by the compensation committee of the BRMR board in consultation with BRMR executive management. For 2017, the short-term performance objectives and goals consisted of (i) safety and environmental compliance objectives; (ii) corporate business performance relating to production, operating costs, capital expenditures and general and administrative expenses; (iii) key business deliverables relating to the sale of non-core assets and refinancing of bank debt; (iv) the employee’s department objectives; and (v) the employee’s personal objectives. Achievement of short-term performance objectives and goals is evaluated by the compensation committee of the BRMR board.
(3)	The following table sets forth the components of “All Other Compensation” for the BRMR Named Executive Officers for 2017.

Name	401(k) Matching Contributions(a)	Health, Dental and Vision Insurance Premiums(b)	Life Insurance Premiums(c)	Disability Insurance Premiums(d)	Total
John K. Reinhart	$6,025	$13,214	$1,476	$5,110	$25,825
Paul M. Johnston	$6,445	$13,020	$1,615	$7,195	$28,275
Matthew Rucker	$7,645	$18,077	$1,180	$2,216	$29,118

(a)	These amounts represent BRMR matching contributions to the BRMR Named Executive Officers in the BRMR 401(k) Plan.
(b)	These amounts represent the premiums paid by BRMR on behalf of the BRMR Named Executive Officers for health, dental and vision insurance.
(c)	These amounts represent the premiums paid by BRMR on behalf of the BRMR Named Executive Officers for life insurance.
(d)	These amounts represent the premiums paid by BRMR on behalf of the BRMR Named Executive Officers for long-term disability insurance.

Outstanding Equity Awards at 2017 Fiscal Year-End

The following table sets forth information regarding BRMR RSUs and shares of BRMR restricted stock held by the BRMR Named Executive Officers as of December 31, 2017. For information regarding the BRMR PIAs held by the BRMR Named Executive Officers, see “—Performance Interest Awards” below.

		Restricted Stock Units				Unvested Restricted Stock
Name	Grant Date	Number of RSUs		Market or Payout Value		Number of Shares		Market Value(4)
John K. Reinhart	09/06/2016					166,847	(2)	$1,376,488
Paul M. Johnston	06/28/2017	75,447	(1)	$622,438	(1)
Matthew Rucker	11/07/2016					50,305	(3)	$415,016

(1)

Represents BRMR RSUs granted under the BRMR RSU Plan. Of these BRMR RSUs, 25,149 were vested as of December 31, 2017, 25,149 vested on June 28, 2018, and 25,149 are scheduled to vest on June 28, 2019, subject to earlier vesting under certain circumstances. Based on the last reported bid price of BRMR common stock on the OTC Grey on December 29, 2017, which was $8.25 per share, the market value of the BRMR RSUs awarded to Mr. Johnston during the year ended December 31, 2017 was $622,438, contingent upon the occurrence of a Liquidity Event (as defined in the BRMR RSU Plan). For additional information, see “—Restricted Stock Units (Executive Officers and Other Employees)” below.

(2)

Of these unvested shares of BRMR restricted stock as of December 31, 2017, 83,423 vested on September 6, 2018, and 83,424 are scheduled to vest on September 6, 2019, subject to earlier vesting under certain circumstances. For additional information, see “—Restricted Stock (Executive Officers)” below.

(3)

Of these unvested shares of BRMR restricted stock as of December 31, 2017, 25,152 vested on November 7, 2018, and 25,153 are scheduled to vest on November 7, 2019, subject to earlier vesting in certain circumstances. For additional information, see “—Restricted Stock (Executive Officers)” below.

(4)

Market values of the unvested shares of BRMR restricted stock as of December 31, 2017 disclosed in the table were calculated based on the last reported bid price of the BRMR common stock on the OTC Grey on December 29, 2017, which was $8.25 per share.

Restricted Stock Units (Executive Officers and Other Employees)

The following describes the material terms of the BRMR RSUs granted to certain of its employees, including Mr. Johnston, under the BRMR RSU Plan. BRMR has not granted BRMR RSUs to any of its executive officers other than Mr. Johnston. The BRMR RSUs granted to BRMR’s directors, which were not granted under the BRMR RSU Plan, are described under “—Director Compensation—Restricted Stock Units (Directors)” below.

The BRMR RSUs granted under the BRMR RSU Plan represent the right to receive, upon the occurrence of a Liquidity Event (as defined in the BRMR RSU Plan) on or before June 28, 2022, at the election of the holder of the BRMR RSUs, (a) one share of BRMR common stock for each BRMR RSU, (b) cash in an amount equal to the Fair Market Value (as defined in the BRMR RSU Plan) on the date of the Liquidity Event of the number of shares of BRMR common stock the holder could receive in respect of such holder’s BRMR RSUs pursuant to clause (a), or (c) a combination of the foregoing. The BRMR RSUs vest in equal increments on the first, second and third anniversaries of the grant date or upon the earlier occurrence of a Liquidity Event. If the holder’s employment with BRMR is terminated prior to a Liquidity Event voluntarily by the holder without Good Reason (as defined in the holder’s employment agreement, if applicable, or the related award agreement) or by BRMR for Cause (as defined in the holder’s employment agreement, if applicable, or the related award agreement), all vested and unvested BRMR RSUs will be forfeited. If the holder’s employment with BRMR is terminated prior to a Liquidity Event by the holder for Good Reason, by BRMR without Cause or upon the holder’s death or disability, all vested BRMR RSUs will be retained by the holder, and all unvested BRMR RSUs will be forfeited. If no Liquidity Event occurs on or before June 28, 2022, all BRMR RSUs will terminate and be forfeited. The merger will constitute a Liquidity Event for purposes of the BRMR RSUs. See “The Merger—Treatment of BRMR Equity Awards—BRMR Restricted Stock Units.”

Restricted Stock (Executive Officers)

The following describes the material terms of the BRMR restricted stock awards granted to certain of its executive officers, including Mr. Reinhart and Mr. Rucker. BRMR has not granted any BRMR restricted stock awards to Mr. Johnston. The BRMR restricted stock awards granted to BRMR’s directors are described under “—Director Compensation—Restricted Stock (Directors)” below.

Shares of BRMR restricted stock granted to its executive officers vest in equal increments on the first, second and third anniversaries of the grant date or upon the earlier occurrence of a Change in Control (as defined in the applicable holder’s employment agreement). In addition, upon termination of the holder’s employment with BRMR by the holder for Good Reason (as defined in the applicable employment agreement) or by BRMR without Cause (as defined in the applicable employment agreement), 50% of the then unvested shares of BRMR restricted stock will vest, and the remainder will be forfeited. Upon termination of the holder’s employment with BRMR for any other reason, all then unvested shares of BRMR restricted stock will be forfeited. The merger will constitute a Change in Control for purposes of the BRMR restricted stock. See “The Merger—Treatment of BRMR Equity Awards—BRMR Restricted Stock.”

Performance Interest Awards

The BRMR PIAs represent a notional interest in a specified percentage of the total shares of BRMR common stock outstanding (the “Performance Interest Percentage”). The BRMR PIAs represent the right to receive, upon the occurrence of a Liquidity Event (as defined in the related award agreements) on or before the third anniversary of the grant date (subject to extension in certain circumstances, the “PIA Termination Date”), shares of BRMR common stock, cash, other property received in the Liquidity Event or a combination thereof, as determined by the BRMR board, having an aggregate value, as determined by the BRMR Board, equal to the Performance Interest Stock Value (as defined below).

The Performance Interest Stock Value is determined under the following formula, which contemplates an initial $500.0 million equity value of BRMR (the “Base Value”):

•

the Base Value is increased for a cost-of-capital adjustment for the period from the grant date to the date of the Liquidity Event, with such adjustment determined a rate of 8% per annum, compounded annually (the Base Value as so increased, the “Adjusted Base Value”);

•

the equity value of BRMR at the time of a Liquidity Event as determined the BRMR board (the “Exit Value”) is divided by the Adjusted Base Value, with the result being the “Performance Factor” (but the Performance Factor cannot be greater than 2.0); and

•

the Performance Interest Percentage is then multiplied by the Performance Factor, and the resulting amount is then multiplied by the Exit Value, with the result being the “Performance Interest Stock Value.”

The BRMR PIAs vest upon the occurrence of a Liquidity Event. Upon the termination of a BRMR PIA holder’s employment with BRMR prior to a Liquidity Event, such holder’s BRMR PIA’s will be forfeited. However, if a Liquidity Event is (i) definitively agreed to within six months after the termination of the holder’s employment by the holder for Good Reason (as defined in the award agreements) or by BRMR without Cause (as defined in the award agreements) and (ii) consummated within 12 months after such termination, the holder will be entitled to receive the stock, cash or other property described above, subject to reduction of the Performance Interest Stock Value in the discretion of the BRMR board to an amount that is not less than 40% of the Performance Interest Stock Value determined as described above. If no Liquidity Event occurs prior to the applicable PIA Termination Date, the BRMR PIA will terminate and be forfeited. The merger will constitute a Liquidity Event for purposes of the BRMR PIAs. See “The Merger—Treatment of BRMR Equity Awards—BRMR Performance Interest Awards.”

The following table sets forth information regarding the BRMR PIAs held by the BRMR Named Executive Officers as of December 31, 2017 and as of the date of this consent solicitation statement/information statement/prospectus.

Name	Grant Date	Performance Interest Percentage
John K. Reinhart	09/06/2016	1.25%
Paul M. Johnston	06/26/2017	0.15%
Matthew Rucker	11/07/2016	0.15%

Employment Agreements

BRMR has entered into employment agreements with each of the BRMR Named Executive Officers, which became effective on September 6, 2016 for Mr. Reinhart, on October 26, 2017 for Mr. Johnston and on November 7, 2016 for Mr. Rucker. Each of the employment agreements provides for an initial term of three years and automatic renewal for successive one-year terms after the initial term unless either party provides notice of nonrenewal at least 60 days prior to the expiration of the then current term. The employment agreements provide the executives with an annual base salary, the opportunity to earn an annual cash bonus, annual paid time off, the right to participate in all other benefit plans and programs in which executives of BRMR are generally eligible to participate, coverage under BRMR’s director and officer insurance policies and reimbursement for reasonable and documented business-related expenses incurred by them. The employment agreements also provided for the grant of the BRMR RSUs, BRMR restricted stock and BRMR PIAs, as applicable, described with respect to each of the BRMR Named Executive Officers under “—Outstanding Equity Awards at 2017 Fiscal Year-End” and “—Performance Interest Awards” above.

The employment agreements with the BRMR Named Executive Officers also provide for the following benefits upon termination of an executive’s employment with BRMR. Capitalized terms used in the following discussion have the meanings given to them in the employment agreements.

•

Termination for Any Reason. Upon termination of a BRMR Named Executive Officer’s employment for any reason, the executive will be entitled to receive his unpaid base salary earned through the date of termination, any earned but unpaid annual bonus and any other vested benefits provided for in his employment agreement (the “Accrued Benefits”). The Accrued Benefits are the only benefits a BRMR Named Executive Officer would be entitled to receive upon termination of his employment (i) voluntarily by the executive without Good Reason, including nonrenewal by the executive at the end of the applicable term, (ii) by reason of the executive’s Disability or (iii) by BRMR for Cause.

•

Termination Upon Executive’s Death. If a BRMR Named Executive Officer’s employment is terminated upon his death, then, in addition to the Accrued Benefits, the executive’s beneficiary will be entitled to receive a lump sum cash payment equal to (i) 100% (for Mr. Reinhart) or 50% (for Mr. Johnston or Mr. Rucker) of the executive’s base salary in effect at the time of death less (ii) any and all death benefits payable under benefit plans and programs in which the executive participated.

•

Termination by Executive for Good Reason or by BRMR Without Cause—Absence of Change in Control. If a BRMR Named Executive Officer’s employment is terminated by the executive for Good Reason or by BRMR without Cause, including nonrenewal by BRMR at the end of the applicable term, in the absence of a Change in Control, then, in addition to the Accrued Benefits, the executive will be entitled to receive a lump sum cash payment in amount equal to:

•

for Mr. Reinhart, the sum of (i) his base salary in effect immediately prior to termination and (ii) a prorated portion of his target annual bonus for the year in which termination occurs, calculated at 100% of base salary and with proration based on the number of days elapsed during the year prior to termination; and

•

for Mr. Johnston or Mr. Rucker, the sum of (i) 50% of his base salary in effect immediately prior to termination and (ii) 50% of a prorated portion of his target annual bonus for the year in which termination occurs, calculated at 45% of base salary and with proration based on the number of days elapsed during the year prior to termination.

•

Termination by Executive for Good Reason or by BRMR Without Cause—Change in Control. If a BRMR Named Executive Officer’s employment is terminated by the executive for Good Reason or by BRMR without Cause, including nonrenewal by BRMR at the end of the applicable term, upon or within twelve months after a Change in Control, then, in addition to the Accrued Benefits, the executive will be entitled to receive a lump sum cash payment in amount equal to:

•

for Mr. Reinhart, the sum of (i) two times his base salary in effect immediately prior to termination and (ii) a prorated portion of his target annual bonus for the year in which termination occurs, calculated at 100% of base salary and with proration based on the number of days elapsed during the year prior to termination; and

•

for Mr. Johnston or Mr. Rucker, the sum of (i) 50% of his base salary in effect immediately prior to termination and (ii) 50% of his target annual bonus for the year in which termination occurs, calculated at 45% of base salary.

Under the employment agreements, the BRMR Named Executive Officers have also agreed to certain confidentiality, non-solicitation and non-competition covenants. The confidentiality covenants continue indefinitely following termination of employment. The non-solicitation and non-competition covenants apply for a period of one year following termination of employment if the executive’s employment is terminated voluntarily by the executive without Good Reason prior to the end of the applicable term or by BRMR for Cause.

Other Benefits

BRMR has not maintained, and does not currently maintain, a defined benefit pension plan or nonqualified deferred compensation plan. BRMR currently maintains a retirement plan intended to provide benefits under section 401(k) of the Code under which employees, including the BRMR Named Executive Officers, are allowed to contribute portions of their base compensation to a tax-qualified retirement account. BRMR provides discretionary matching contributions equal to 100% of the first 5% of employees’ eligible compensation contributed to the plan. Employees generally become vested in 100% of the matching contributions made to their tax-qualified retirement account after two years of service. Employees also become 100% vested in the matching contributions made to their tax-qualified retirement account upon death, disability or retirement on or after normal retirement age (i.e., age 65) or upon termination of the plan. Employees may receive a distribution of the vested portion of their tax-qualified retirement accounts upon (i) a termination of employment, (ii) normal retirement, (iii) disability or (iv) death. The merger agreement provides that BRMR’s 401(k) plan will be terminated in connection with the closing of the merger. See “The Merger Agreement—Employee Matters.” BRMR also offers participation in broad-based health and welfare plans to all of its employees, including the BRMR Named Executive Officers.

Potential Payments Upon Termination or a Change in Control

The potential payments to the BRMR Named Executive Officers upon termination of employment or upon the occurrence of a Liquidity Event or Change in Control are described above (i) with respect to BRMR equity awards, under “—Restricted Stock Units (Executive Officers and Other Employees),” “—Restricted Stock (Executive Officers)” and “—Performance Interest Awards” above and (ii) with respect to potential payments under their employment agreements, under “—Employment Agreements” above. See also “The Merger—Interests of BRMR Directors and Executive Officers in the Merger—Merger-Related Compensation.”

Director Compensation

Director Compensation Policy

BRMR has adopted a director compensation policy, effective upon its emergence from bankruptcy in May 2016, applicable to each member of the BRMR board who is not (i) an employee of BRMR or any of its subsidiaries or (ii) a representative of a BRMR stockholder whose internal policies prohibit such director from receiving compensation in connection with his or her service as a member of the BRMR board. Mr. Reinhart, because of his employment relationship with BRMR, and Mr. Dimitrievich, because of internal policies of HPS Investment Partners, LLC, are not eligible for compensation under BRMR’s director compensation policy and do not otherwise receive compensation from BRMR for service in their capacities as directors of BRMR.

Under BRMR’s director compensation policy, eligible directors are entitled to receive (i) a one-time “charter equity grant” of BRMR RSUs with a value equal to $200,000, awarded to eligible directors serving at the time of adoption of the compensation policy and to eligible directors elected or appointed thereafter upon such election or appointment, (ii) an annual retainer of $70,000 and (iii) an annual equity grant of, at the election of the director, shares of BRMR restricted stock or BRMR RSUs with a value equal to $100,000. For additional information regarding the BRMR restricted stock and BRMR RSUs granted to directors, see “—Restricted Stock Units (Directors)” and “—Restricted Stock (Directors)” below. In addition, members of the BRMR board are entitled to receive, as applicable, additional annual compensation in the amount of (i) $50,000 for serving as chairperson of the BRMR board, (ii) $25,000 for serving as chairperson of its audit committee and (iii) $20,000 for serving as chairperson of its compensation committee or its strategy committee. The annual retainer and additional compensation for service as chairpersons are payable, at the director’s election, in cash, shares of BRMR common stock or a combination thereof. For 2017, each director elected to receive his annual retainer and additional compensation for service as a chairperson in cash.

Until BRMR’s divestment of its equity interest in Eureka Midstream Holdings in October 2017, Messrs. Davis and Jennings also served on the board of managers of Eureka Midstream Holdings (the “Eureka Board”). During 2017, Messrs. Davis and Jennings were entitled to receive from BRMR $1,500 for each telephonic meeting and $2,500 for each in-person meeting of the Eureka Board that they attended.

2017 Director Compensation Table

The following table sets forth a summary of the compensation paid by BRMR to each of its non-employee directors expected to become a director of Eclipse upon consummation of the merger for service during the year ended December 31, 2017.

		Stock Awards
Name	Fees Earned or Paid in Cash(1)	Restricted Stock		Restricted Stock Units		Total
Eugene I. Davis(4)	$91,500	—			(3)	$91,500
Don Dimitrievich	—	—		—		—
Michael C. Jennings(5)	$121,500	—			(3)	$121,500
Paul R. Smith(6)	$95,000	$97,997	(2)	—		$192,997

(1)	Includes $1,500 received for service on the Eureka Board for each of Messrs. Davis and Jennings.
(2)

Reflects a grant of 10,526 shares of BRMR restricted stock as Mr. Smith’s 2017 annual equity grant elected to be received in the form of shares of BRMR restricted stock. The shares of BRMR restricted stock had an estimated grant date fair value of $9.31 per share, determined in accordance with FASB guidance on stock-based compensation based on an estimate of BRMR’s enterprise value, adjusted by a discount for lack of marketability. For additional information, see “—Restricted Stock (Directors)” below and “Note 13—Share-Based Compensation” in the notes to BRMR’s audited consolidated financial statements included elsewhere in this consent solicitation statement/information statement/prospectus.

(3)

BRMR granted 10,526 BRMR RSUs to each of Messrs. Davis and Jennings as their 2017 annual equity grants elected to be received in the form of BRMR RSUs. These BRMR RSUs are considered liability classified awards with a performance condition in accordance with FASB guidance on stock-based compensation. BRMR records compensation expense for liability classified awards with a performance condition when it becomes probable that the performance condition will be met. BRMR did not record any compensation expense during the year ended December 31, 2017 related to the BRMR RSUs awarded to Messrs. Davis and Jennings during 2017. Accordingly, no grant date fair value of the awards has been reflected in the table. Based on the last reported bid price of BRMR common stock on the OTC Grey on the grant date of May 6, 2017, which was $9.45 per share, the market value of the BRMR RSUs granted to each of Messrs. Davis and Jennings during the year ended December 31, 2017 was $99,471, subject to the occurrence of a Liquidity Event (as defined in the related award agreements). For additional information, see “—Restricted Stock Units (Directors)” below and “Note 13—Share-Based Compensation” in the notes to BRMR’s audited consolidated financial statements included elsewhere in this consent solicitation statement/information statement/prospectus.

(4)	Mr. Davis serves as chairman of the strategy committee of the BRMR board.
(5)	Mr. Jennings serves as chairman of the BRMR board.
(6)	Mr. Smith serves as chairman of audit committee of the BRMR board.

Outstanding Equity Awards at 2017 Fiscal Year-End

The following table sets forth information regarding BRMR RSUs and shares of BRMR restricted stock held as of December 31, 2017 by each of BRMR’s non-employee directors expected to become a director of Eclipse upon consummation of the merger.

		Restricted Stock Units		Unvested Restricted Stock
Name	Grant Date	Number of RSUs	Market or Payout Value	Number of Shares	Market Value
Eugene I. Davis	06/23/2016 05/06/2017	20,000(1) 10,526(2)	(1) (2)
Don Dimitrievich	—
Michael C. Jennings	06/23/2016 05/06/2017	20,000(1) 10,526(2)	(1) (2)
Paul R. Smith	06/23/2016	20,000(1)	(1)
	05/06/2017			10,526(3)	$86,840(3)

(1)

Represents one-time charter equity grants of BRMR RSUs. As described under “—Restricted Stock Units (Directors)” below, the number of BRMR RSUs is subject to adjustment based on the equity value of BRMR on the applicable vesting date. Based on the adjustment range of 50% to 200% and therefore a number of BRMR RSUs of 10,000 to 40,000 for each director, the market value of these BRMR RSUs held by each director ranged from $82,500 to $330,000 as of December 31, 2017, calculated based on the last reported bid price of the BRMR common stock on the OTC Grey on December 29, 2017, which was $8.25 per share. For additional information, see “—Restricted Stock Units (Directors)” below.

(2)

Represents the 2017 annual equity grant to the director, elected by the director to be received in the form of BRMR RSUs. All of these BRMR RSUs vested on May 6, 2018. Based on the last reported bid price of BRMR common stock on the OTC Grey on December 29, 2017, which was $8.25 per share, the market value of the BRMR RSUs granted to each of Messrs. Davis and Jennings during the year ended December 31, 2017 was $86,840, contingent upon the occurrence of a Liquidity Event. For additional information, see “—Restricted Stock Units (Directors)” below.

(3)

Represents the 2017 annual equity grant to the director, elected by the director to be received in the form of shares of BRMR restricted stock. All of these shares of BRMR restricted stock vested on May 6, 2018. The market value of the unvested shares of BRMR restricted stock as of December 31, 2017 disclosed in the table was calculated based on the last reported bid price of the BRMR common stock on the OTC Grey on December 29, 2017, which was $8.25 per share. For additional information, see “—Restricted Stock (Directors)” below.

Restricted Stock Units (Directors)

BRMR RSUs granted to directors as the one-time charter equity grant vest on the earlier of May 6, 2019 or the occurrence of a Liquidity Event (as defined in the related award agreements), subject to the director’s service as a director not having terminated prior to the vesting date. Each of these BRMR RSUs entitles the holder to receive one share of BRMR common stock on the vesting date. However, the award agreements provide that the number of BRMR RSUs granted under each award agreement will be adjusted based on the equity value of BRMR on the vesting date, with the adjusted number of BRMR RSUs ranging from 50% to 200% of the number of BRMR RSUs granted under the award agreement. The merger will constitute a Liquidity Event for purposes of these BRMR RSUs, and, based on the equity value of BRMR, the number of BRMR RSUs will be adjusted to be equal to 50% of the number BRMR RSUs granted under each award agreement. See “The Merger—Treatment of BRMR Equity Awards—BRMR Restricted Stock Units.”

BRMR RSUs granted to directors as the annual equity grant elected to be received in the form of BRMR RSUs vest on the earlier of the first anniversary of the grant date or the occurrence of a Liquidity Event (as defined in the related award agreements). The BRMR RSUs represent the right to receive, upon the occurrence of a

Liquidity Event on or before the fifth anniversary of the grant date, at the election of the holder of the BRMR RSUs, (a) one share of BRMR common stock for each BRMR RSU, (b) cash in an amount equal to the Fair Market Value (as defined in the related award agreements) on the date of the Liquidity Event of the number of shares of BRMR common stock the holder could receive in respect of such holder’s BRMR RSUs pursuant to clause (a), or (c) a combination of the foregoing. If no Liquidity Event occurs on or before the fifth anniversary of the grant date, all of these BRMR RSUs will terminate and be forfeited. The merger will constitute a Liquidity Event for purposes of these BRMR RSUs. See “The Merger—Treatment of BRMR Equity Awards—BRMR Restricted Stock Units.”

Restricted Stock (Directors)

Shares of BRMR restricted stock granted to directors as the annual equity grant elected to be received in the form of shares of BRMR restricted stock vest on the earlier of the first anniversary of the grant date or the occurrence of a Liquidity Event (as defined in the related award agreements). The merger will constitute a Liquidity Event for purposes of these shares of BRMR restricted stock. See “The Merger—Treatment of BRMR Equity Awards—BRMR Restricted Stock.”

Certain Relationships and Related Party Transactions

Except as set forth in the following paragraph and as described under “The Merger—Interests of BRMR Directors and Executive Officers in the Merger,” none of the directors or officers of BRMR expected to become a director or executive officer of Eclipse upon consummation of the merger, or any immediate family of any such person, has a direct or indirect material interest in any transaction since the beginning or 2017 or that is currently proposed to which BRMR or Eclipse is or is proposed to be a participant and in which the amount involved exceeds $120,000.

Don Dimitrievich is a Managing Director at HPS Investment Partners, LLC (“HPS”). HPS is administrative agent for, and certain affiliates of HPS are the lenders under, BRMR’s Senior Term Loan Facility. Pursuant to the merger agreement, Eclipse will cause the Senior Term Loan Facility to repaid in full on the closing date of the merger. For additional information regarding the Senior Term Loan Facility, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of BRMR—Credit Facilities—Senior Term Loan Facility.”

Compensation Committee Interlocks and Insider Participation

None of the officers of BRMR expected to become an executive officer of Eclipse upon consummation of the merger served during the year ended December 31, 2017, or currently serves, as a member of the board of directors or compensation committee of any entity that has one or more executive officers who served, or upon consummation of the merger is expected to serve, on the Eclipse board or the compensation committee of the Eclipse board.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT/DIRECTORS OF ECLIPSE

To Eclipse’s knowledge, the following table sets forth certain information regarding the beneficial ownership of shares of Eclipse common stock as of the close of business on                     , 2018 (except as noted in the footnotes below) and with respect to: each person known by Eclipse to beneficially own 5% or more of the outstanding shares of Eclipse common stock; each member of the Eclipse board; each named executive officer; and the members of the Eclipse board and Eclipse’s executive officers as a group.

Eclipse has determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, Eclipse believes, based on the information furnished to Eclipse, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Eclipse common stock that he, she or it beneficially owns.

As of                     , 2018, approximately 302,535,938 shares of Eclipse common stock were outstanding. Unless otherwise noted below, the address of each beneficial owner listed in the table below is c/o Eclipse Resources Corporation, 2121 Old Gatesburg Road, Suite 110, State College, Pennsylvania 16803.

Name of Beneficial Owner	Number of Shares	Percentage of Total Outstanding Common Stock (%)
5% Stockholder:
EnCap Entities(1)	210,778,623	69.7%
Directors and Named Executive Officers:
D. Martin Phillips(1)	23,373	*
Robert L. Zorich(1)	23,373	*
Douglas E. Swanson, Jr.(1)	23,373	*
Mark E. Burroughs, Jr.(1)	23,373	*
Richard D. Paterson	203,634	*
Randall M. Albert	203,634
Joseph C. Winkler	209,134	*
Benjamin W. Hulburt(2)	1,167,413	*
Christopher K. Hulburt(3)	632,580	*
Matthew R. DeNezza(4)	286,532	*
All directors and executive officers as a group (12 individuals)	3,569,303	1.2%

*	Less than one percent
(1)

Based on a Schedule 13D/A filed with the SEC on September 4, 2018 by the EnCap Entities, EnCap Partners GP, LLC (“EnCap Partners GP”), and Travis Peak. Includes an aggregate of 172,955,027 shares held directly by the EnCap Entities and 37,823,596 shares held directly by Travis Peak. Travis Peak is member-managed by TPR Holding Company, LLC (“TPR Holding”). EnCap Energy Capital Fund IX, L.P. is a member of TPR Holding that holds the right to appoint three of the five representatives to the board of managers of TPR Holding. Each of the representatives to the board of managers of TPR Holding has one vote and decisions are made by a majority vote. As a result, EnCap Energy Capital Fund IX, L.P. may be deemed to have the power to vote or direct the vote or to dispose or direct the disposition of the shares owned by Travis Peak. EnCap Partners GP, through its indirect control of the sole general partners of the EnCap Entities, shares the power to vote or to direct the vote and to dispose or to direct the disposition of the shares of common stock held by the EnCap Entities. The business address of Travis Peak is 9020 North Capital of Texas Hwy, Building 1, Suite 170, Austin, Texas 78759. The business address for EnCap Partners GP and the EnCap Entities is 1100 Louisiana Street, Suite 4900, Houston, Texas 77002. Messrs. Phillips, Zorich, Swanson and Burroughs serve in various functions and capacities for EnCap.

(2)

Includes shares that are held directly by Benjamin W. Hulburt and shares held by The Hulburt Family II Limited Partnership, which is controlled by Benjamin W. Hulburt. Does not include 1,224,021 shares subject to performance stock units and 970,081 shares subject to restricted stock units, which are subject to accelerated vesting pursuant to Benjamin W. Hulburt’s separation and release agreement. See the section entitled “The Merger—Executive Officer Severance Arrangements.”

(3)

Includes shares that are held directly by Christopher K. Hulburt and shares held by CKH Partners II, L.P., which is controlled by Christopher K. Hulburt. Does not include 536,895 shares subject to performance stock units and 427,122 shares subject to restricted stock units, which are subject to accelerated vesting pursuant to Christopher K. Hulburt’s separation and release agreement. See the section entitled “The Merger—Executive Officer Severance Arrangements.”

(4)

Does not include 593,282 shares subject to performance stock units and 486,684 shares subject to restricted stock units, which are subject to accelerated vesting pursuant to Matthew R. DeNezza’s separation and release agreement. See the section entitled “The Merger—Executive Officer Severance Arrangements.”

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT/DIRECTORS OF BRMR

The following table sets forth certain information regarding the beneficial ownership of shares of BRMR common stock as of the close of business on                 , 2018 with respect to (1) each person known by BRMR to beneficially own 5% or more of the outstanding shares of BRMR common stock, (2) each member of the BRMR board, (3) each executive officer of BRMR and (4) the members of the BRMR board and BRMR’s executive officers as a group.

BRMR has determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, BRMR believes, based on the information furnished to BRMR, that each of the persons and entities named in the table below has sole voting and investment power with respect to all shares of BRMR common stock beneficially owned by such person or entity.

Percentage ownership is based on 50,882,938 shares of BRMR common stock outstanding as of                 , 2018, which does not include shares of BRMR common underlying BRMR RSUs and BRMR PIAs that will vest or confer benefits to the holder upon consummation of the merger. See “The Merger Agreement—Treatment of BRMR Equity Awards in the Merger.”

Unless otherwise noted below, the address of each beneficial owner listed in the table below is 122 West John Carpenter Freeway, Suite 300, Irving, Texas 75039.

Name of Beneficial Owner	Number of Shares of BRMR Common Stock	Percent of Outstanding Shares of BRMR Common Stock
5% Stockholders
Goldman Sachs Asset Management, L.P.(1)	12,507,558	24.6%
Western Asset Management Company, LLC(2)	5,678,224	11.2%
Axar Capital Management LP(3)	4,556,828	9.0%
CVC Credit Partners L.P.(4)	4,190,491	8.2%
Raging Capital Management, LLC(5)	3,263,132	6.4%
HPS Investment Partners, LLC(6)	3,117,559	6.1%
Directors and Executive Officers
John K. Reinhart(7)	204,638	*
Michael C. Jennings	10,000	*
Eugene I. Davis(8)	22,391	*
Don Dimitrievich	—	—
Matthew McCann(9)	32,917	*
Paul R. Smith	20,526	*
Michael Hodges	—	—
Michael Koy(10)	114,296	*
Paul M. Johnston	—	—
Matthew Rucker(11)	61,699	*
All directors and executive officers as a group (10 persons)(12)	466,467	*

*	Less than one percent
(1)

Consists of (i) 670,713 shares of BRMR common stock owned by Goldman Sachs Trust – Goldman Sachs High Yield Fund, (ii) 44,975 shares of BRMR common stock owned by Factory Mutual Insurance Company, (iii) 7,667,598 shares of BRMR common stock owned by Goldman Sachs Trust – Goldman Sachs Strategic Income Fund, (iv) 1,286,477 shares of BRMR common stock owned by Goldman Sachs Trust – Goldman Sachs High Yield Floating Rate Fund, (v) 260,072 shares of BRMR common stock owned by Goldman Sachs Trust – Goldman Sachs Income Builder Fund, (vi) 234,725 shares of BRMR common stock owned by Advanced Series Trust – AST Goldman Sachs Strategic Income Portfolio, (vii) 440,155 shares of BRMR common stock owned by Global Opportunities LLC, (viii) 90,263 shares of BRMR common stock owned by Tactical Tilt Overlay LLC, (ix) 200,259 shares of BRMR common stock owned by Goldman Sachs Trust – Goldman Sachs Tactical Tilt Overlay Fund, (x) 1,090,713 shares of BRMR common stock owned by Global Opportunities Offshore WTI Ltd, (xi) 242,080 shares of BRMR common stock owned by High Yield Floating Rate Portfolio WTI (Lux) Ltd, (xii) 152,622 shares of BRMR common stock owned by Global Multi-Sector Credit Portfolio WTI (Lux) Ltd, and (xiii) 126,906 shares of BRMR common stock owned by FRL WTI Ltd (collectively, the “GSAM funds”). Goldman Sachs Asset Management L.P. serves as the investments manager to each of the GSAM funds. The address for the foregoing persons is 200 West Street, New York, New York 10005.
(2)

Consists of shares of BRMR common stock held by certain accounts managed by and/or affiliated with Western Asset Management Company, LLC (collectively, the “WAMC funds”). Western Asset Management Company, LLC is the investment manager of the WAMC funds and may be deemed to have voting and investment power with respect to the shares of BRMR common stock owned by the WAMC funds. The address for the foregoing persons is 385 E. Colorado Blvd., Pasadena, California 91101.

(3)

Axar Capital Management LP, a registered investment advisor, has sole voting power and sole dispositive power over, and is the beneficial owner of, these shares of BRMR common stock as a result of its serving as investment manager of collective client accounts. The address for Axar Capital Management, LP is 1330 Avenue of the Americas, 30th Floor, New York, New York 10019.

(4)

Represents shares of BRMR common stock held directly by (i) CVC Global Credit Opportunities Master Fund, LP, CVC Global Credit Opportunities Master Fund II, LP and CVC Credit Partners Global Special Situations Holdings, L.P., for which CVC Credit Partners, LLC (the “U.S. Manager”) is the investment manager, and (ii) CVC European Credit Opportunities S.A.R.L. and CVC European Credit Opportunities (No. 8) S.A.R.L., for which CVC Credit Partners Investment Management Limited (the “U.K. Manager”) is the investment manager. CVC Credit Partners L.P. owns a majority interest in the U.K. Manager (through its majority interest in CVC Credit Partners Group Limited) and in the U.S. Manager. The address for CVC Credit Partners L.P. is 712 Fifth Avenue, 42nd Floor, New York, New York 10019.

(5)

Represents shares of BRMR common stock held directly by Raging Capital Master Fund, Ltd. (“Raging Master”). Raging Capital Management, LLC (“Raging Capital”) is the Investment Manager of Raging Master. William C. Martin is the Chairman, Chief Investment Officer and Managing Member of Raging Capital. Raging Master has delegated to Raging Capital the sole authority to vote and dispose of the securities held by Raging Master pursuant to an Investment Management Agreement, dated December 21, 2016 (the “IMA”). The IMA may be terminated by any party thereto effective at the close of business on the last day of any fiscal quarter by giving the other party not less than sixty-one days written notice. As a result, each of Raging Capital and Mr. Martin may be deemed to beneficially own the securities held by Raging Master. Raging Master specifically disclaims beneficial ownership of the shares of BRMR common stock held by it by virtue of its inability to vote or dispose of such securities as a result of the IMA. The address for Raging Capital Management, LLC is Ten Princeton Avenue, P.O. Box 228, Rocky Hill, New Jersey 08553.

(6)

Represents shares of BRMR common stock held by (i) Specialty Loan Sector D Investment Fund, L.P., (ii) Specialty Loan Institutional Fund III, L.P., (iii) NDT Senior Loan Fund, L.P., (iv) Specialty Loan Institutional Holdings Designated Activity Company, (v) Specialty Loan Fund III, L.P., (vi) Specialty Loan VG Fund, L.P., and (vii) Aiguilles Rouges Sector F Investment Fund, L.P. (collectively, the “HPS Shareholders”). As the investment manager of the HPS Shareholders, HPS Investment Partners, LLC has voting and dispositive power over the shares of BRMR common stock held by the HPS Shareholders. The address for HPS Investment Partners, LLC is 40 West 57th Street, 33rd Floor, New York, New York 10019.

(7)	Includes 83,424 unvested shares of BRMR restricted stock.
(8)	Includes 12,391 unvested shares of BRMR restricted stock.
(9)	Includes 12,391 unvested shares of BRMR restricted stock.
(10)	Includes 41,921 unvested shares of BRMR restricted stock.
(11)	Includes 25,153 unvested shares of BRMR restricted stock.
(12)	Includes175,280 unvested shares of BRMR restricted stock.

VALIDITY OF COMMON STOCK

The validity of the shares of Eclipse common stock offered hereby will be passed upon for Eclipse by Norton Rose Fulbright US LLP.

TAX OPINIONS

Certain U.S. federal income tax consequences of the merger will be passed upon for BRMR by Bracewell LLP.

Certain U.S. federal income tax consequences of the merger will be passed upon for Eclipse by Norton Rose Fulbright US LLP.

EXPERTS

Eclipse Resources Corporation

The audited financial statements of Eclipse Resources Corporation incorporated by reference in this consent solicitation statement/information statement/prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

Certain estimates of Eclipse’s oil and natural gas reserves and related future net cash flows related to Eclipse’s properties as of December 31, 2017 incorporated by reference in this consent solicitation statement/information statement/prospectus and elsewhere in the registration statement were based upon reserve reports prepared by independent petroleum engineers, Netherland, Sewell & Associates, Inc. Eclipse has included these estimates in reliance on the authority of such firm as experts in such matters.

Blue Ridge Mountain Resources, Inc.

The consolidated financial statements of Blue Ridge Mountain Resources, Inc. as of December 31, 2017 and 2016 (Successor), and for the year ended December 31, 2017 and for the period from May 7, 2016 to December 31, 2016 (Successor) and from January 1, 2016 to May 6, 2016 (Predecessor) included in this consent solicitation statement/information statement/prospectus have been so included in reliance upon the reports of BDO USA, LLP, an independent registered public accounting firm, included elsewhere herein, given on the authority of said firm as experts in accounting and auditing.

Certain estimates of BRMR’s oil and natural gas reserves and related future net cash flows related to BRMR’s properties as of December 31, 2017 included in this consent solicitation statement/information statement/prospectus and elsewhere in the registration statement were based upon a reserve report prepared by independent petroleum engineers, Software Integrated Solutions Division of Schlumberger Technology Corporation. These estimates have been so included in reliance on the authority of such firm as experts in such matters.

HOUSEHOLDING

Eclipse

To reduce the expense of delivering duplicate materials to stockholders who may have more than one account holding Eclipse common stock but who share the same address, Eclipse has adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name will receive only one copy of this consent solicitation statement/information statement/prospectus until such time as one or more of these stockholders notifies Eclipse that they want to receive separate copies. In addition, the broker, bank or other nominee for any stockholder who is a beneficial owner of Eclipse stock may deliver only one copy of this consent solicitation statement/information statement/prospectus to multiple stockholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the Eclipse stockholders. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If, now or in the future, you no longer wish to participate in householding and would prefer to receive a separate consent solicitation statement/information statement/prospectus or other proxy materials, notify Eclipse by calling Eclipse’s Investor Relations Department at (814) 325-2059 or by sending a written request to Eclipse’s Executive Vice President, Secretary and General Counsel at Eclipse’s principal executive offices, 2121 Old Gatesburg Road, Suite 110, State College, Pennsylvania 16803 and Eclipse will promptly deliver a separate copy of these materials. Record owners who are receiving multiple copies and wish to receive only one should call Eclipse’s Investor Relations Department at the number listed above or send a written request to Eclipse’s Executive Vice President, Secretary and General Counsel at the address listed above. Beneficial owners sharing an address who receive multiple copies of this consent solicitation statement/information statement/prospectus or other proxy materials and who would like to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

FUTURE STOCKHOLDER PROPOSALS

Eclipse Stockholder Proposals

Eclipse will hold an annual meeting of stockholders in 2019 (which we refer to as the “Eclipse 2019 annual meeting”) regardless of whether the merger has been completed.

Any stockholder proposals intended to be presented at the Eclipse 2019 annual meeting and considered for inclusion in Eclipse’s proxy materials must have been received by Eclipse’s Executive Vice President, Secretary and General Counsel no later than December 4, 2018. Such proposals must have been sent to: Executive Vice President, Secretary and General Counsel, Eclipse Resources Corporation, 2121 Old Gatesburg Road, Suite 110, State College, Pennsylvania 16803. Such proposals also needed to comply with the SEC’s rules and regulations, namely Rule 14a-8 under the Exchange Act, regarding the inclusion of stockholder proposals in Eclipse-sponsored proxy materials.

In order for an Eclipse stockholder proposal to be raised from the floor during the Eclipse 2019 annual meeting instead of being submitted for inclusion in Eclipse’s proxy statement, the stockholder’s written notice or nomination must have been received by Eclipse’s Executive Vice President, Secretary and General Counsel no earlier than January 16, 2019 and no later than February 15, 2019 (assuming the date of the 2019 Annual Meeting of Stockholders is not more than 30 days before nor more than 60 days after the first anniversary of Eclipse’s 2018 annual meeting of stockholders), and must have contained the information required by the Eclipse bylaws.

You may contact Eclipse’s Executive Vice President, Secretary and General Counsel at Eclipse’s principal executive offices, 2121 Old Gatesburg Road, Suite 110, State College, Pennsylvania 16803, for a copy of the relevant provisions of the Eclipse bylaws regarding the requirements for making stockholder proposals and nominating director candidates. You can also visit Eclipse’s website and download a copy of the Eclipse bylaws.

WHERE YOU CAN FIND MORE INFORMATION

Eclipse has filed with the SEC a registration statement on Form S-4 under the Securities Act to register the shares of Eclipse common stock that BRMR stockholders will be entitled to receive in connection with the merger if the merger is completed. This consent solicitation statement/information statement/prospectus is a part of that registration statement. The registration statement, including the attached annexes, exhibits and schedules, contains additional relevant information about Eclipse and Eclipse common stock.

Eclipse also files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of the materials Eclipse files with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy and information statements and other information about issuers who file electronically with the SEC. The address of that site is www.sec.gov. General information about Eclipse, including Eclipse’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through Eclipse’s website at www.eclipseresources.com as soon as reasonably practicable after Eclipse files them with, or furnishes them to, the SEC. Information on Eclipse’s website is not incorporated into this consent solicitation statement/information statement/prospectus or Eclipse’s other securities filings and is not a part of these filings.

Set forth below are additional documents which are incorporated by reference and contain important information about Eclipse and its financial condition.

This document incorporates by reference the following documents that have previously been filed with the SEC by Eclipse (Commission File No. 001-36511) (other than portions thereof deemed furnished and not filed):

•

Annual Report on Form 10-K for the year ended December 31, 2017 (including specific portions of Eclipse’s definitive Proxy Statement for the 2018 Annual Meeting of Stockholders incorporated therein by reference);

•	Amendment No. 1 to the Annual Report on Form 10-K for the year ended December 31, 2017 filed on December 7, 2018;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018, and September 30, 2018;

•	Eclipse’s Forms 8-K filed on January 22, 2018, May 16, 2018, August 27, 2018, and December 4, 2018; and

•	The description of Eclipse common stock contained in Eclipse’s Form 8-A filed on June 19, 2014, and any other amendment or report filed for the purposes of updating such description.

This document also incorporates by reference any additional documents that Eclipse may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of the initial filing of the registration statement of which this consent solicitation statement/information statement/prospectus forms a part and the date on which the merger is consummated (other than the portions of those documents deemed furnished and not filed). These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as well as proxy statements.

You can obtain any of the documents referred to above through Eclipse or from the SEC through the SEC’s website at the address described above. Documents incorporated by reference are available from Eclipse without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this consent solicitation statement/information statement/prospectus. You can obtain documents incorporated by reference into this consent solicitation statement/information statement/prospectus by requesting them in writing or by telephone from Eclipse at the following address:

Eclipse Resources Corporation

2121 Old Gatesburg Road, Suite 110

State College, Pennsylvania 16803

Attention: Investor Relations

Phone: (814) 308-9754

BRMR is a private company and accordingly does not file reports or other information with the SEC. If you would like to request documents from BRMR, please send a request in writing or by telephone to BRMR at the following address:

Blue Ridge Mountain Resources, Inc.

122 West John Carpenter Freeway, Suite 300

Irving, Texas 75039

Attention: Frank E. Day, Vice President and Corporate Counsel

Telephone: (469) 444-1647

If you would like to request documents, please do so by                     ,             , which is no later than five business days before the targeted final date for the receipt of written consents from BRMR stockholders. If you request any incorporated documents from Eclipse, then Eclipse will mail them to you by first-class mail, or another equally prompt means, within one business day after Eclipse receives your request.

Eclipse has supplied all information contained in or incorporated by reference into this consent solicitation statement/information statement/prospectus relating to Eclipse, and BRMR has supplied all information contained in this consent solicitation statement/information statement/prospectus relating to BRMR.

Neither Eclipse nor BRMR has authorized anyone to give any information or make any representation about the merger, the Eclipse share issuance or their companies that is different from, or in addition to, that contained in this consent solicitation statement/information statement/prospectus or in any of the materials that have been incorporated by reference into this consent solicitation statement/information statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this consent solicitation statement/information statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this consent solicitation statement/information statement/prospectus does not extend to you. The information contained herein speaks only as of the date of this consent solicitation statement/information statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS OF BRMR

Audited Consolidated Financial Statements of Blue Ridge Mountain Resources, Inc.:
Independent Auditor’s Report	FS-2
Consolidated Balance Sheet as of December 31, 2017 and 2016	FS-4

Consolidated Statement of Operations and Comprehensive Income (Loss) for the Year Ended December 31, 2017 and for the Period from May 7, 2016 to December 31, 2016 (Successor) and for the Period from January 1, 2016 to May 6, 2016 (Predecessor)

FS-5

Consolidated Statement of Shareholders’ Equity for the Year Ended December 31, 2017 and for the Period from May 7, 2016 to December 31, 2016 (Successor) and for the Period from January 1, 2016 to May 6, 2016 (Predecessor)

FS-6

Consolidated Statement of Cash Flows for the Year Ended December  31, 2017 and for the Period from May 7, 2016 to December 31, 2016 (Successor) and for the Period from January 1, 2016 to May 6, 2016 (Predecessor)

FS-7
Notes to Consolidated Financial Statements	FS-8

Unaudited Consolidated Financial Statements of Blue Ridge Mountain Resources, Inc.:
Condensed Consolidated Balance Sheets as of September 30, 2018 and December 31, 2017	FS-62
Condensed Consolidated Statements of Operations for the Nine Months Ended September 30, 2018 and 2017	FS-63
Condensed Consolidated Statements of Shareholders’ Equity for the Nine Months Ended September 30, 2018	FS-64
Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2018 and 2017	FS-65
Notes to Unaudited Condensed Consolidated Financial Statements	FS-66

Independent Auditor’s Report

Board of Directors and Stockholders

Blue Ridge Mountain Resources, Inc.

Irving, Texas

We have audited the accompanying consolidated financial statements of Blue Ridge Mountain Resources, Inc. and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2017 and 2016 (Successor), and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders’ equity (deficit), and cash flows for the year ended December 31, 2017 and for the period from May 7, 2016 to December 31, 2016 (Successor) and the period from January 1, 2016 to May 6, 2016 (emergence date) (Predecessor) and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Blue Ridge Mountain Resources, Inc. and its subsidiaries as of December 31, 2017 and 2016 (Successor), and the results of its operations and its cash flows for the year ended December 31, 2017 and for the period from May 7, 2016 to December 31, 2016 (Successor) and the period from January 1, 2016 to May 6, 2016 (emergence date) (Predecessor) in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 1 to the consolidated financial statements, effective May 6, 2016, the Company emerged from bankruptcy and applied fresh-start accounting. Accordingly, the consolidated financial statements as of

December 31, 2017 and 2016 and the related consolidated statements of operations and cash flows for the year ended December 31, 2017 and the period from May 7, 2016 to December 31, 2016 have been prepared in conformity with Accounting Standards Codification 852-10, Reorganizations, for the Successor as a new entity with assets, liabilities and a capital structure presented on a different basis than that for the periods before fresh-start and, therefore, are not comparable.

/s/ BDO USA, LLP

Dallas, Texas

March 29, 2018

BLUE RIDGE MOUNTAIN RESOURCES, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	Successor
	December 31, 2017	December 31, 2016
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$107,975	$27,831
Accounts receivable, net of allowance for doubtful accounts	8,460	18,360
Derivative assets	5,020	—
Inventory	978	912
Investments	—	9
Prepaid expenses and other assets	9,972	14,084
Assets held for sale	2,640	4,863

Total current assets	135,045	66,059

PROPERTY, PLANT AND EQUIPMENT
Oil and natural gas properties, net, successful efforts method of accounting	469,798	490,647
Gas transportation, gathering and processing equipment and other, net	8,456	12,589

Total property, plant and equipment, net	478,254	503,236

OTHER ASSETS
Derivative assets	342	—
Other assets	3,552	31,715
Assets held for sale	32,887	239,344

Total assets	$650,080	$840,354

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$3,226	$3,455
Current portion of long-term debt	—	1,007
Accrued liabilities	34,825	15,539
Revenue payable	4,605	4,780
Derivative liabilities	—	2,931
Other liabilities	842	775
Liabilities associated with assets held for sale	3,166	10,479

Total current liabilities	46,664	38,966
Long-term debt, net of current portion	23,890	51,402
Asset retirement obligation, net of current portion	23,218	15,433
Derivative liabilities, long-term	—	534
Long-term liabilities associated with assets held for sale	13,767	18,746

Total liabilities	107,539	125,081

COMMITMENTS AND CONTINGENCIES (Note 17)
SHAREHOLDERS’ EQUITY
Common stock	506	501
Additional paid in capital	842,308	839,675
Accumulated deficit	(300,273)	(125,053)
Accumulated other comprehensive income	—	150

Total shareholders’ equity	542,541	715,273

Total liabilities and shareholders’ equity	$650,080	$840,354

The accompanying Notes to Consolidated Financial Statements are an integral part of these Statements.

BLUE RIDGE MOUNTAIN RESOURCES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in thousands)

	Successor		Predecessor
	Year Ended December 31, 2017	Period from May 7, 2016 to December 31, 2016	Period from January 1, 2016 to May 6, 2016
REVENUES AND OTHER
Oil and natural gas sales	$83,168	$46,627	$21,805
Oilfield services	—	6,267	1,224
Other revenue	715	378	282

Total revenue	83,883	53,272	23,311

OPERATING EXPENSES
Production costs	10,691	10,835	5,076
Severance taxes	1,475	2,207	323
Transportation, processing, and other related costs	45,605	32,592	18,244
Exploration and impairment of unproved oil and natural gas properties	56,334	20,511	8,202
Impairment of proved oil and natural gas properties	2,488	1,127	1
Oilfield services	—	4,645	1,901
Other operating expenses	1,088	2,467	2
Depletion, depreciation, amortization and accretion	13,615	20,869	29,189
(Gain) loss on sale of assets, net	(6,545)	7,480	(418)
Impairment of other assets	—	2,462	—
General and administrative	18,610	18,460	7,560

Total operating expenses	143,361	123,655	70,080

OPERATING LOSS	(59,478)	(70,383)	(46,769)
OTHER INCOME (EXPENSE)
Interest expense, net, excluding compromised interest	(8,630)	(7,045)	(11,221)
Loss on extinguishment of debt	(2,657)	—	—
Gain (loss) on derivative contracts, net	10,206	(4,104)	—
Other income (expense)	2,447	555	(111)

Total other income (expense), net	1,366	(10,594)	(11,332)

LOSS FROM CONTINUING OPERATIONS BEFORE REORGANIZATION ITEMS AND INCOME TAX	(58,112)	(80,977)	(58,101)
Reorganization items, net	(829)	(3,970)	(132,144)

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAX	(58,941)	(84,947)	(190,245)
Income tax expense	—	—	—

LOSS FROM CONTINUING OPERATIONS	(58,941)	(84,947)	(190,245)
Income (loss) from discontinued operations, net of tax	(137,818)	(43,107)	405,310
Gain on disposal of discontinued operations, net of tax	21,539	—	—

NET INCOME (LOSS)	$(175,220)	$(128,054)	$215,065

NET INCOME (LOSS)	$(175,220)	$(128,054)	$215,065
OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation gain	—	—	1
Unrealized gain (loss) on available for sale securities	(3)	120	63
Amounts reclassified for other than temporary impairment of available for sale securities	—	30	371
Amounts reclassified from accumulated other comprehensive income upon sale of available for sale securities	(147)	—	—

Total other comprehensive income (loss)	(150)	150	435

COMPREHENSIVE INCOME (LOSS)	$(175,370)	$(127,904)	$215,500

The accompanying Notes to Consolidated Financial Statements are an integral part of these Statements.

BLUE RIDGE MOUNTAIN RESOURCES, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(in thousands)

	Number of Shares
	Series D Preferred Stock	Series E Preferred Stock	Common Stock	Series D Preferred Stock	Series E Preferred Stock	Common Stock	Additional Paid in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Shareholders’ Equity
Balance at January 1, 2016 (Predecessor)	4,425	4	261,397	$221,244	$95,069	$2,614	$975,041	$(1,602,235)	$(273)	$(3,944)	$(312,484)
Share-based compensation	—	—	6	—	—	—	(9)	—	—	—	(9)
Shares issued upon conversion of preferred shares	—	—	75	—	(631)	1	624	—	—	—	(6)
Net loss, prior to implementation of the Plan of Reorganization	—	—	—	—	—	—	—	(108,679)	—	—	(108,679)
Foreign currency translation	—	—	—	—	—	—	—	—	1	—	1
Unrealized gain on available for sale securities	—	—	—	—	—	—	—	—	63	—	63
Amounts reclassified from other comprehensive income for other than temporary impairment of available for sale securities	—	—	—	—	—	—	—	—	371	—	371

Balances prior to implementation of the Plan of Reorganization	4,425	4	261,478	$221,244	$94,438	$2,615	$975,656	$(1,710,914)	$162	$(3,944)	$(420,743)
Cancellation of Predecessor equity, extinguishment of debt, and fresh-start reporting	(4,425)	(4)	(261,478)	(221,244)	(94,438)	(2,615)	(975,656)	1,713,915	(162)	3,944	423,744
Issuance of Successor equity	—	—	50,066	—	—	501	838,499	—	—	—	839,000

Balance, May 6, 2016 (Successor)	—	—	50,066	$—	$—	$501	$838,499	$3,001	$—	$—	$842,001
Additional issuances of common stock, effective at emergence	—	—	14	—	—	—	250	—	—	—	250
Share-based compensation	—	—	—	—	—	—	926	—	—	—	926
Net loss	—	—	—	—	—	—	—	(128,054)	—	—	(128,054)
Unrealized gain on available for sale securities	—	—	—	—	—	—	—	—	120	—	120
Amounts reclassified from accumulated other comprehensive income for other than temporary impairment of available for sale securities	—	—	—	—	—	—	—	—	30	—	30

Balance at December 31, 2016 (Successor)	—	—	50,080	$—	$—	$501	$839,675	$(125,053)	$150	$—	$715,273
Additional issuances of common stock, effective at emergence	—	—	336	—	—	3	(3)	—	—	—	—
Share-based compensation	—	—	190	—	—	2	2,636	—	—	—	2,638
Net loss	—	—	—	—	—	—	—	(175,220)	—	—	(175,220)
Unrealized loss on available for sale securities	—	—	—	—	—	—	—	—	(3)	—	(3)
Amounts reclassified from accumulated other comprehensive income upon sale of available for sale securities	—	—	—	—	—	—	—	—	(147)	—	(147)

Balance at December 31, 2017 (Successor)	—	—	50,606	$—	$—	$506	$842,308	$(300,273)	$—	$—	$542,541

The accompanying Notes to Consolidated Financial Statements are an integral part of these Statements.

BLUE RIDGE MOUNTAIN RESOURCES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Successor		Predecessor
	Year Ended December 31, 2017	Period from May 7, 2016 to December 31, 2016	Period from January 1, 2016 to May 6, 2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(175,220)	$(128,054)	$215,065
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depletion, depreciation, amortization and accretion	16,935	30,851	33,716
Impairment of unproved oil and natural gas properties	56,216	27,468	18,984
Impairment of proved oil and natural gas properties	2,560	3,059	132
Impairment of other assets	—	14,573	—
Share-based compensation	2,638	926	(15)
Cash paid for plugging wells	(379)	(135)	—
(Gain) loss on sale of assets	(28,084)	7,484	(283)
(Gain) loss on derivative contracts	(10,206)	4,104	—
Cash proceeds (payment) on settlement of derivative contracts	1,379	(639)	—
Gain on dilution of interest in Eureka Midstream Holdings, LLC	—	—	(7,509)
(Income) loss from equity method investments	134,800	(6,239)	(4,894)
Loss on investments	131	30	371
Amortization and write-off of deferred financing costs	1,400	360	—
Noncash interest paid in kind	3,663	2,702	—
Noncash severance payment	—	250	—
Noncash reorganization items	—	—	(323,744)
Changes in operating assets and liabilities:
Accounts receivable, net	11,070	12,591	(1,305)
Inventory	(175)	20	457
Prepaid expenses and other current assets	4,292	(10,357)	1,557
Accounts payable	(858)	2,880	(39,477)
Revenue payable	1,547	4,038	(2,469)
Accrued liabilities	(7,517)	5,136	(1,469)
Other current liabilities	—	—	(320)

Net cash provided by (used in) operating activities	14,192	(28,952)	(111,203)

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures and advances	(19,492)	(16,802)	(4,501)
Change in deposits and other long-term assets	28,163	10,302	(59)
Proceeds from sale of assets	94,035	8,806	1

Net cash provided by (used in) investing activities	102,706	2,306	(4,559)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayments of debt	(61,007)	(6,717)	(72,372)
Proceeds from borrowings on debt	26,288	1,999	50,000
Proceeds from borrowings on debtor-in-possession financing	—	—	160,000
Deferred financing costs	(1,211)	—	(1,659)
Change in other long-term liabilities	(824)	(2,016)	18

Net cash provided by (used in) financing activities	(36,754)	(6,734)	135,987

Effect of changes in exchange rate on cash	—	—	115

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	80,144	(33,380)	20,340

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	27,831	61,211	40,871

CASH AND CASH EQUIVALENTS, END OF PERIOD	$107,975	$27,831	$61,211

The accompanying Notes to Consolidated Financial Statements are an integral part of these Statements.

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 1—ORGANIZATION AND NATURE OF OPERATIONS

Blue Ridge Mountain Resources, Inc., a Delaware corporation, operating directly and indirectly through its subsidiaries (“Blue Ridge Mountain Resources” or the “Company”), is an Irving, Texas based independent oil and natural gas company engaged primarily in the exploration, development and production of natural gas and natural gas liquids resources predominantly within the Utica and Marcellus shale plays in the United States. Prior to January 17, 2017, Blue Ridge Mountain Resources was known as Magnum Hunter Resources Corporation.

Chapter 11 Bankruptcy Filings and Emergence from Bankruptcy

On December 15, 2015 (the “Petition Date”), the Company and certain of its wholly owned subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). On April 18, 2016, the Bankruptcy Court approved the Company’s plan of reorganization (as amended, the “Plan”), which, among other things, resolved certain of the Company’s pre-petition obligations, set forth the revised capital structure of the newly reorganized entity, and provided for corporate governance subsequent to exit from bankruptcy. The Company emerged from bankruptcy on May 6, 2016 (the “Effective Date”) and applied fresh start accounting as of that date. See “Note 3—Voluntary Reorganization under Chapter 11” for further discussion of the Plan and “Note 4—Fresh Start Accounting” for further discussion of fresh start accounting.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Presentation of Consolidated Financial Statements

The consolidated financial statements include the accounts of the Company and entities in which it holds a controlling financial interest. The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All significant intercompany balances and transactions have been eliminated.

The consolidated financial statements also reflect interests in various drilling partnerships held by the Company’s wholly owned subsidiary, Magnum Hunter Production, Inc. (“MHP”). The Company accounts for the interests in these managed drilling partnerships using the proportionate consolidation method. As a result of filing for bankruptcy, the Company wound down 38 drilling partnerships during 2016 and two drilling partnerships during 2017. The remaining managed drilling partnerships are presented with all other assets of MHP in assets held for sale and the results of the managed drilling partnerships are presented in discontinued operations. See “Note 5—Acquisitions, Divestitures, and Discontinued Operations” for further discussion of assets held for sale and discontinued operations.

Comparability of Financial Statements to Prior Periods

The consolidated financial statements have been prepared in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 852, Reorganizations. This guidance requires that transactions and events directly associated with the Chapter 11 reorganization be distinguished from the ongoing operations of the business. Accordingly, the Company reported all expenses, realized gains and losses and provisions for losses associated with the reorganization of the business in “Reorganization items, net” on the consolidated statements of operations.

On the Effective Date, the Company adopted fresh start accounting, which resulted in the Company becoming a new entity for financial reporting purposes. Upon the adoption of fresh start accounting, the Company’s assets

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Consolidated Financial Statements

and liabilities were recorded at their fair values as of the Effective Date, which differed materially from the recorded values of the assets and liabilities as reflected in the Company’s historical consolidated balance sheets. The effects of the Plan and the application of fresh start accounting were reflected in the Company’s consolidated financial statements as of the Effective Date and the related adjustments thereto were recorded in the consolidated statements of operations as reorganization items for the period from January 1, 2016 through the Effective Date. See “Note 4—Fresh Start Accounting”.

As a result, the Company’s consolidated financial statements subsequent to the Effective Date will not be comparable to the Company’s consolidated financial statements prior to the Effective Date. The consolidated financial statements and related footnotes are presented with a black line division which delineates the lack of comparability between amounts presented. References to “Successor” relate to the Company on and subsequent to the Effective Date, and references to “Predecessor” refer to the Company prior to the Effective Date.

Reclassification of Prior-Period Balances

Certain prior-period balances have been reclassified to correspond with current-period presentation. As a result of the Company’s adoption of plans during 2017 to divest assets of Bakken Hunter, LLC (“Bakken Hunter”) and MHP, as well as its equity method investment in Eureka Midstream Holdings, operating losses and expenses related to these operations have been classified as discontinued operations in the consolidated statements of operations, and the related assets and liabilities have been classified as assets held for sale and liabilities associated with assets held for sale in the consolidated balance sheets for all periods presented. See “Note 5 – Acquisitions, Divestitures, and Discontinued Operations.”

Use of Estimates in the Preparation of Financial Statements

Preparation of the accompanying consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from the estimates and assumptions utilized.

Cash and Cash Equivalents

Cash and cash equivalents include cash in banks and highly liquid investment securities that have original maturities of three months or less. The Company holds cash deposits which may at times be in excess of FDIC insured limits.

Accounts Receivable

The Company’s accounts receivable are primarily from joint interest owners and purchasers of oil and natural gas. The Company extends credit as part of normal business procedures based on management’s assessment of credit worthiness. The Company records an allowance for doubtful accounts based on the age of accounts receivables and historical trends, as well as by specifically identifying receivables that may be uncollectible based upon the financial condition of the counterparty and other relevant facts and circumstances.

Commodity and Financial Derivative Instruments

At various times, the Company has used commodity and financial derivative instruments, typically options and swaps, to manage the risk associated with fluctuations in oil and natural gas prices.

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Consolidated Financial Statements

Freestanding derivative instruments are recorded at fair value in the consolidated balance sheets as either an asset or liability, with those contracts maturing in the next twelve months classified as current, and those maturing thereafter as long-term. The Company recognizes changes in the fair value of derivatives in earnings, as it has not designated its oil and natural gas price derivative contracts as cash flow hedges. The Company recognizes the gains and losses on settled and open transactions on a net basis within the “Gain (loss) on derivative contracts, net” line item within the “Other Income (Expense)” section of the consolidated statements of operations.

Investments in Affiliates, Equity Method

Investments in non-controlled affiliates over which the Company is able to exercise significant influence but not control are accounted for under the equity method of accounting. Under the equity method of accounting, the Company’s share of the investee’s underlying net income or loss is recorded as “Income (loss) from equity method investments”. Distributions received from the investment reduce the Company’s investment balance. When an investee accounted for using the equity method issues its own equity or when the Company sells a portion of its interest in the investee that results in a reduction in the Company’s interest in the investee, a gain or loss is recognized equal to the proportionate change in the Company’s interest in the investee’s net assets. Investments in equity method investees are evaluated for impairment as events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If a decline in the value of an equity method investment is determined to be other-than-temporary, a loss is recorded. See “Note 5—Acquisitions, Divestitures, and Discontinued Operations” for further discussion of the Company’s equity interest in Eureka Midstream Holdings.

Property, Plant and Equipment

Oil and Natural Gas Properties

The Company follows the successful efforts method of accounting for oil and natural gas producing activities. Costs to acquire mineral interests in oil and natural gas properties and to drill and equip new development wells and related asset retirement costs are capitalized. Costs to acquire mineral interests and drill exploratory wells are also capitalized pending determination of whether the wells have proved reserves or not. If the Company determines that the wells do not have proved reserves, the costs are charged to exploration expense. Geological and geophysical costs, including seismic studies and related costs of carrying and retaining unproved properties are charged to exploration expense as incurred.

On the sale or retirement of a complete unit of a proved property, the cost and related accumulated depreciation, depletion, and amortization are eliminated from the property accounts, and the resulting gain or loss is recognized. On the retirement or sale of a partial unit of proved property, the cost is charged to accumulated depreciation, depletion, and amortization as a normal retirement with no resulting gain or loss recognized in income if the amortization rate is not significantly affected; otherwise it is accounted for as the sale of an asset and a gain or loss is recognized.

Leasehold costs attributable to proved oil and natural gas properties are depleted by the unit-of-production method over total proved reserves. Capitalized development costs are depleted by the unit-of-production method over proved developed reserves.

Unproved oil and natural gas leasehold costs are evaluated for impairment quarterly taking into account the results of exploration activities, management’s development plans, and lease expiration dates. A loss is recognized at the time of impairment by providing an impairment allowance recognized in “Exploration and impairment of unproved oil and natural gas properties” expense in the consolidated statements of operations.

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Consolidated Financial Statements

Capitalized costs related to proved oil and natural gas properties, including wells and related equipment and facilities, are evaluated quarterly for impairment based on an analysis of undiscounted future net cash flows of proved reserves. If undiscounted future net cash flows are insufficient to recover the net capitalized costs related to proved properties, then the Company recognizes an impairment charge in income from operations equal to the difference between the net capitalized costs related to proved properties and their estimated fair values based on the present value of the related future net cash flows and other relevant market value data. Impairment of proved oil and natural gas properties is calculated on a field by field basis.

It is common for operators of oil and natural gas properties to request that joint interest owners pay for large expenditures, typically for drilling new wells, in advance of the work commencing. This right to call for cash advances is typically a provision of the joint operating agreement that working interest owners in a property adopt. The Company records these advance payments to other operators in the property accounts. If a lease associated with an unproved property expires without identifying proved reserves, the cost of the property is charged to the impairment allowance. If a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained. If the Company sells its entire interest in an unproved property, the cost of the property and any proceeds received from the sale are charged to “(Gain) loss on sale of assets, net” in the consolidated statements of operations.

The estimates of proved reserves materially impact depletion expense and impairment expense. If the estimates of proved reserves decline, the rate at which the Company records depletion expense will increase, reducing future net income. Such a decline may result from lower market commodity prices, which may make it uneconomic to drill for and produce due to higher-cost fields.

Gas Transportation, Gathering and Processing Equipment and Other

The Company’s gas gathering system assets and field servicing assets are carried at cost. Depreciation of gas gathering system assets is provided using the straight line method over estimated useful lives ranging from twelve to twenty years. Depreciation of field servicing assets is provided using the straight line method over various useful lives ranging from three to fifteen years. Gain or loss on retirement or sale of assets is included in “(Gain) loss on sale of assets, net” in the period of disposition or retirement.

Furniture, fixtures and other equipment are carried at cost. Depreciation of furniture, fixtures and other equipment is provided using the straight-line method over estimated useful lives ranging from three to ten years. Gain or loss on retirement or sale of assets is included in “(Gain) loss on sale of assets, net” in the period of disposition or retirement.

Realization of the carrying value of gas transportation, gathering and processing equipment and other property, plant, and equipment is reviewed for possible impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. An asset is considered impaired when estimated undiscounted cash flows expected to result from the use of the asset and its eventual disposition are less than the carrying amount of the asset. Impairment is measured as the excess of the carrying amount of the impaired asset over its fair value.

Assets Held for Sale

The Company classifies assets and associated liabilities as held for sale when management, having the authority to approve the action, commits to a plan to sell the asset, the sale is probable within one year, and the asset is available for immediate sale in its present condition. The Company also considers whether an active program to locate a buyer has been initiated, whether the asset is marketed actively for sale at a price that is reasonable in

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Consolidated Financial Statements

relation to its current fair value, and whether actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn. Assets held for sale are measured at the lower of carrying amount at designation and fair value less costs to sell, and are not depreciated or amortized. The measurement of fair value less costs to sell is evaluated at the end of each subsequent reporting period.

Deferred Financing Costs

Deferred financing costs are generally recorded as a reduction of the carrying amount of the debt liability, consistent with debt discounts, and deferred over the life of the debt instrument using the straight line method for lines of credit and the effective interest method for term loans. The Company evaluates changes and modifications of debt instruments under the guidance provided in ASC Topic 470, Debt, which provides that unamortized deferred financing costs attributable to an extinguished debt instrument should be included in any gain or loss recognized on extinguishment.

As of December 31, 2017, the Company had $1.1 million of deferred financing costs (net of amortization) and recorded interest expense of $0.5 million related to the amortization of deferred financing costs for the year ended December 31, 2017. The Company wrote-off approximately $0.9 million of unamortized deferred financing costs related to extinguished debt during the year ended December 31, 2017, which is included in “Loss on extinguishment of debt” in the consolidated statements of operations. As of December 31, 2016, the Company had $1.3 million of deferred financing costs (net of amortization) and recorded interest expense of $0.4 million related to the amortization of deferred financing costs for the period from May 7, 2016 through December 31, 2016. The Company had no deferred financing costs or amortization of deferred financing costs for the period from January 1, 2016 to May 6, 2016.

Revenue Payable

Revenue payable represents amounts collected from purchasers for oil and natural gas sales which are primarily revenues due to other working or royalty interest owners. Generally, the Company is required to remit amounts due under these liabilities within 30 days of the end of the month in which the related proceeds from the production are received.

Asset Retirement Obligation

Asset retirement obligations (“ARO”) primarily represent the estimated present value of the amount the Company will incur to plug, abandon and remediate its producing properties at the projected end of their productive lives, in accordance with applicable federal, state and local laws. The Company determines its ARO by calculating the present value of estimated cash flows related to the obligation. The retirement obligation is recorded as a liability at its estimated present value as of the obligation’s inception, with an offsetting increase to proved properties. Periodic adjustments to the liability for changes in the present value are recorded as accretion expense in the accompanying consolidated statements of operations.

ARO liability is determined using assumptions that materially impact the present value, including current estimates of plugging and abandonment costs, future escalation of these costs, the productive lives of wells and a credit-adjusted risk free interest rate. Changes in any of these assumptions can result in significant revisions to the estimated ARO. The liability for current ARO is reported in other current liabilities.

Revenue Recognition

Revenues associated with sales of crude oil, natural gas, and natural gas liquids are recognized when title passes to the customer, which is when the risk of ownership passes to the purchaser and physical delivery of goods

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Consolidated Financial Statements

occurs, either immediately or within a fixed delivery schedule that is reasonable and customary in the industry. Prices for production are defined in sales contracts and are readily determinable or estimable based on available data. Revenues from field servicing activities are recognized at the time the services are provided and earned as provided in the various contract agreements. Gas gathering revenues are recognized at the time the natural gas is delivered at the destination point.

Share-Based Compensation

The Company estimates the fair value of share-based payment awards made to employees and directors, including restricted stock and restricted stock units, on the date of grant. The value of the portion of the award that is ultimately expected to vest is recognized as an expense ratably over the requisite service periods. Awards that vest only upon achievement of performance criteria are recorded only when achievement of the performance criteria is considered probable. The Company’s estimates of fair value and the probability of achieving performance criteria are complex and involve significant judgment.

Income Taxes and Uncertain Tax Positions

Income taxes are accounted for in accordance with ASC Topic 740, Income Taxes, under which deferred income taxes are recognized for the future tax effects of temporary differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities using the enacted statutory tax rates in effect at year-end. The effect on deferred taxes for a change in tax rates is recognized in earnings in the period that includes the enactment date. A valuation allowance for deferred tax assets is recorded when it is more likely than not that the benefit from the deferred tax asset will not be realized. Interest and penalties related to income taxes are recognized in “Income tax expense” in the consolidated statement of operations.

Under accounting standards for uncertainty in income taxes, a company recognizes a tax benefit in the financial statements for an uncertain tax position only if management’s assessment is that the position is “more likely than not” (i.e. a likelihood greater than 50 percent) to be allowed by the tax jurisdiction based solely on the technical merits of the position. The term “tax position” in the accounting standards for income taxes refers to a position in a previously filed tax return or a position expected to be taken in a future tax return that is reflected in measuring current or deferred income tax assets and liabilities for interim or annual periods. The Company had no material uncertain tax positions at December 31, 2017 or 2016.

The Company applies the intra-period tax allocation rules, using the with and without approach, to allocate income taxes among continuing operations, discontinued operations, other comprehensive income (loss), and additional paid-in capital when it meets the criteria as prescribed in the rules.

Other Comprehensive Income (Loss)

Unrealized gains and losses on changes in fair value of common and preferred stock of publicly traded companies designated as available for sale securities, except those losses that are other-than-temporary and charged to earnings, are included in accumulated other comprehensive income. Upon the sale of available for sale securities, the related gain or loss in accumulated other comprehensive income is reclassified to “Other income (expense)” in the consolidated statements of operations.

Regulated Activities

Sentra Corporation, a wholly owned subsidiary, owns and operates distribution systems for retail sales of natural gas in south central Kentucky. Sentra Corporation’s gas distribution billing rates are regulated by the Kentucky

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Consolidated Financial Statements

Public Service Commission based on recovery of purchased gas costs. The Company accounts for its operations based on the provisions of ASC 980-605, Regulated Operations—Revenue Recognition, which requires covered entities to record regulatory assets and liabilities resulting from actions of regulators. During the years ended December 31, 2017 and 2016, the Company had gas transmission, compression and processing revenue, reported in other revenue, which included gas utility sales from Sentra Corporation’s regulated operations aggregating $279,000 and $117,000, respectively.

Recently Issued Accounting Standards

Accounting standards-setting organizations frequently issue new or revised accounting rules. The Company regularly reviews all new pronouncements to determine their impact, if any, on its financial statements.

In May 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 supersedes the revenue recognition requirements in ASC Topic 605, Revenue Recognition, and most industry-specific guidance throughout the Industry Topics of the ASC. The core principle of the revised standard is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. To achieve that core principle, an entity should apply the following steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. ASU 2014-09 requires entities to disclose both quantitative and qualitative information that enables users of financial statements to understand the nature, amount, timing, and uncertainty of revenues and cash flows arising from contracts with customers. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which defers the effective date of ASU 2014-09 for all entities by one year. As such, this amendment is effective for annual reporting periods beginning after December 15, 2018, including interim periods within those reporting periods. The guidance allows for either a “full retrospective” adoption or a “modified retrospective” adoption, and earlier application is permitted as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. The Company is currently evaluating the adoption methods and the impact of this ASU on its consolidated financial statements and financial statement disclosures.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The core principle of Topic 842 is that a lessee should recognize the assets and liabilities that arise from leases. The ASU will require lessees to recognize the following for all leases (with the exception of short-term leases) at the commencement date: (1) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (2) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Under the new guidance, lessor accounting is largely unchanged. Certain targeted improvements were made to align, where necessary, lessor accounting with the lessee accounting model and Topic 606, Revenue from Contracts with Customers. Lessees (for capital and operating leases) and lessors (for sales-type, direct financing, and operating leases) must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. The ASU is effective for fiscal years beginning after December 15, 2019 and for interim periods within fiscal years beginning after December 15, 2020, with early adoption permitted. The Company is currently evaluating the impact of this ASU on its consolidated financial statements and financial statement disclosures.

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Consolidated Financial Statements

In March 2016, the FASB issued ASU 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, which simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. This amendment is effective for fiscal years beginning after December 15, 2017 and interim periods within fiscal years beginning after December 15, 2018, with early adoption permitted. The Company is currently evaluating the impact of this ASU on its consolidated financial statements and financial statement disclosures.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, which includes guidance on the presentation of certain cash receipts and payments, such as debt prepayment or extinguishment costs and distributions received from equity method investees, on the statement of cash flows. This amendment is effective for fiscal years beginning after December 15, 2017 and interim periods within fiscal years beginning after December 15, 2018, with early adoption permitted. The Company is currently evaluating the impact of this ASU on its consolidated financial statements and financial statement disclosures.

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, which clarifies the definition of a business in order to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. This amendment is effective for fiscal years beginning after December 15, 2018 and interim periods within fiscal years beginning after December 15, 2019, with early adoption permitted in certain circumstances. The Company is currently evaluating the impact of this ASU on its consolidated financial statements and financial statement disclosures.

NOTE 3—VOLUNTARY REORGANIZATION UNDER CHAPTER 11

On the Petition Date, the Company and certain of its wholly owned subsidiaries, namely, Alpha Hunter Drilling, LLC (“Alpha Hunter Drilling”), Bakken Hunter Canada, Inc., Bakken Hunter, Energy Hunter Securities, Inc., Hunter Aviation, LLC, Hunter Real Estate, LLC, Magnum Hunter Marketing, LLC, MHP, Magnum Hunter Resources GP, LLC, Magnum Hunter Resources, LP, Magnum Hunter Services, LLC, NGAS Gathering, LLC, NGAS Hunter, LLC, PRC Williston LLC, Shale Hunter, LLC, Triad Holdings, LLC, Triad Hunter, LLC (“Triad Hunter”), Viking International Resources Co., Inc. (“VIRCO”), and Williston Hunter ND, LLC (together with the Company, the “Debtors”), filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code. The Chapter 11 cases (the “Chapter 11 Cases”) were jointly administered by the Bankruptcy Court under the caption In re Magnum Hunter Resources Corporation, et al., Case No. 15-12533.

The Company’s subsidiaries and affiliates excluded from the Chapter 11 Cases include wholly owned subsidiaries Magnum Hunter Management, LLC, Sentra Corporation, 54NG, LLC, and the Company’s 44.53% owned affiliate, Eureka Midstream Holdings, LLC (“Eureka Midstream Holdings”) (collectively, the “Non-Debtors”).

Subsequent to the Petition Date and until the Effective Date, the Debtors operated their business as “debtors-in-possession” pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code, which allows the Company to continue operations in the ordinary course of business during their Chapter 11 Cases. Each Debtor remained in possession of its assets and properties, and its business and affairs continued to be managed by its directors and officers, subject in each case to the supervision of the Bankruptcy Court.

On April 18, 2016, the Bankruptcy Court approved the Plan, which, among other things, resolved the Debtors’ pre-petition obligations, set forth the revised capital structure of the newly reorganized entity, and provided for corporate governance subsequent to exit from bankruptcy. The effective date of the Plan was May 6, 2016, and on that date the Company emerged from bankruptcy.

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Consolidated Financial Statements

Restructuring Support Agreement and Plan of Reorganization

Prior to filing the Chapter 11 Cases, on December 15, 2015, the Company and the other Debtors entered into a Restructuring Support Agreement (as amended, the “RSA”) with the following parties:

•	Substantially all of the Second Lien Lenders and Noteholders (each as defined herein) party to the Senior Secured Bridge Financing Facility (as defined in “Note 12 – Long-Term Debt”);

•	Lenders holding approximately 66.5% in principal amount outstanding under the Second Lien Term Loan Agreement (the “Second Lien Lenders”); and

•	Holders, in the aggregate, of approximately 79.0% in principal amount outstanding of the Company’s unsecured 9.750% Senior Notes due 2020 (the “Senior Notes”) (collectively, the “Noteholders”).

The agreed terms of the restructuring of the Debtors, as contemplated in the RSA, were memorialized in the Plan. The RSA and the Plan contemplated the restructuring of the Company through a conversion of substantially all of the Company’s funded debt into equity and also provided for a multi-draw debtor-in-possession financing facility in an aggregate principal amount of up to $200 million (the “DIP Facility”). The Plan represented a settlement of various issues, controversies, and disputes. The key terms of the restructuring, resulted in the following transactions, completed as of the Effective Date (unless otherwise noted):

•	On December 17, 2015, the Debtors entered into a $200 million multi-draw DIP Facility with certain Second Lien Lenders and Noteholders.

•	The Second Lien Term Loan was converted into new common equity of the Successor, receiving 36.87% of the new common equity.

•	The Senior Notes were converted into new common equity of the Successor, receiving 31.33% of the new common equity.

•	The DIP Facility was converted into 28.80% of the new common equity.

•

The Debtors transferred $23.0 million in cash to a trust account for the settlement of the Predecessor’s general unsecured claims. Payment of claims will be made subject to Bankruptcy Court approval in accordance with the Unsecured Creditor Distribution Trust Agreement as specified in the Plan. Holders of certain general unsecured claims of the Predecessor elected to receive new common equity instead of cash, which will dilute the new common equity issued to the holders of the Senior Notes and the lenders of the Second Lien Term Loan as described in the Plan.

•	Other Secured Debt (as defined in the RSA and the Plan) was reinstated.

•	The Debtors entered into an Exit Financing Facility for a three year term loan with a principal balance of $50.0 million.

•

All of the Predecessor’s equity securities, including shares of common stock and preferred stock and warrants and options, were canceled, extinguished, and discharged without receiving any distribution.

•	The Predecessor stock incentive plan was canceled.

•

The Successor entered in to a shareholders agreement and a registration rights agreement and amended the articles of incorporation and bylaws for the authorization of the new common equity and to provide customary registration rights thereunder, among other corporate governance actions.

•

The Company’s former Chief Executive Officer, Gary C. Evans, resigned, and each member of the Predecessor’s board of directors resigned. The Successor established a new seven-person board of directors, including the new President and CEO of the Company.

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Consolidated Financial Statements

While the Company’s emergence from bankruptcy is effectively complete, certain administrative activities, including the claims reconciliation process for the general unsecured claims of the Predecessor, are continuing under the authority of the Bankruptcy Court.

Debtors Condensed Combined Financial Statements

Condensed combined financial statements of the Debtors are set forth below. These condensed combined financial statements exclude the financial statements of the Non-Debtors, but include the Company’s equity method investment in Eureka Midstream Holdings. Transactions between Debtors are eliminated in consolidation.

Condensed Combined Statement of Operations

(in thousands)

Predecessor
Period from January 1, 2016 to May 6, 2016
Revenues	$23,046
Operating expenses	69,921

Operating loss	(46,875)
Other Income (Expense)
Interest expense, net	(11,221)
Reorganization items, net	(132,144)
Other expense	(111)

Total other income (expense)	(143,476)

Net loss from continuing operations	(190,351)
Net income from discontinued operations, net of tax	405,310

Net income	$214,959

Condensed Combined Statement of Comprehensive Income

(in thousands)

Predecessor
Period from January 1, 2016 to May 6, 2016
Net income	$214,959
Other comprehensive income
Foreign currency translation gain	1
Unrealized gain on available for sale securities	63
Amounts reclassified for other than temporary impairment of available for sale securities	371

Total other comprehensive income	435

Comprehensive income	$215,394

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Consolidated Financial Statements

Condensed Combined Statement of Cash Flows

(in thousands)

Predecessor
Period from January 1, 2016 to May 6, 2016
Cash flow from operating activities	$(111,400)
Cash flow from investing activities	(4,559)
Cash flow from financing activities	135,987
Effect of exchange rate changes on cash	115

Net increase in cash	20,143
Cash at beginning of period	40,767

Cash at end of period	$60,910

NOTE 4—FRESH START ACCOUNTING

The Company adopted fresh start accounting on the Effective Date in accordance with ASC Topic 852.

Successor Equity and Reorganization Value

The Company’s assets immediately prior to the Effective Date were substantially less than the Company’s post-petition liabilities and allowed claims. The outstanding common and preferred shares of the Predecessor were canceled and substantially all of the new common stock was issued in the form of common shares to the Predecessor’s creditors, who thereby became the Company’s shareholders. Accordingly, the holders of the Predecessor’s common and preferred shares effectively received no shares of the Successor.

The value of the Successor’s equity was based on an independent assessment of enterprise value, which represents the estimated fair value of an entity’s long-term debt and shareholders’ equity. The enterprise value of the Company was estimated to be within a range of $700 million to $1,000 million, with a mid-point value of $850 million. The Company utilized an enterprise value of $900 million, which is within the range confirmed by the Bankruptcy Court.

The estimated enterprise value was prepared using a sum-of-the-parts analysis considering the following components:

i.

Proved reserves: the value of the Company’s proved reserves was estimated using a net asset value analysis, in which the value of proved oil and natural gas reserves was estimated by risk adjusting the discounted cash flows expected to be generated by a company’s proved reserves.

ii.	Undrilled acreage: the value of the Company’s undrilled acreage was estimated using a combination of precedent transaction analysis and hypothetical drilling analysis.

iii.

Equity stake in Eureka Midstream Holdings: the value of the Company’s equity investment in Eureka Midstream Holdings was estimated by considering the results of prior marketing efforts, comparable company analysis, precedent transaction analysis, and discounted cash flow analysis.

iv.

Other assets: the value of the Company’s other assets was estimated considering information from secondary markets for fixed assets, the age and technology of fixed assets, information regarding local real estate markets, and other relevant guidance.

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Consolidated Financial Statements

v.

Unallocated general and administrative expenses and reservation fees: the overall valuation was adjusted to reflect overhead and other costs, such as reservation fees, not otherwise captured in the sum-of-the-parts analysis.

Enterprise value was determined using numerous projections and assumptions that are inherently subject to significant uncertainties and resolution of contingencies beyond the Company’s control. Accordingly, the estimates set forth herein are not necessarily indicative of actual outcomes, and there can be no assurance that the estimates, projections or assumption will be realized.

Reorganization value represents the fair value of the Successor’s total assets and is intended to approximate the amount a willing buyer would pay for the assets immediately after restructuring. Under fresh start accounting, the reorganization value was allocated to the Company’s individual assets based on their estimated fair values. The following table reconciles the Successor’s equity value to the reorganization value of Successor assets as of the Effective Date:

(in thousands)
Successor equity	$839,000
Debt	61,000
Current liabilities, excluding debt	54,047
Non-current liabilities, excluding debt	26,941
Other adjustments	1,088

Reorganization value	$982,076

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Consolidated Financial Statements

Successor Balance Sheet

The following table reflects the reorganization and fresh start accounting adjustments to the Company’s condensed consolidating balance sheet as of the Effective Date (in thousands):

	Predecessor	Reorganization Adjustments		Fresh Start Adjustments		Successor
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$66,245	$(5,034	)(a)	$—		$61,211
Accounts receivable	36,095	121	(b)	—		36,216
Inventory	1,394	—		—		1,394
Investments	161	—		—		161
Prepaid expenses and other assets	4,134	(2	)(b)	—		4,132

Total current assets	108,029	(4,915)		—		103,114
PROPERTY, PLANT & EQUIPMENT
Oil and natural gas properties, net	645,796	—		(48,781	)(j)	597,015
Gas transportation, gathering and processing equipment and other, net	67,844	—		(5,927	)(k)	61,917

Total property, plant and equipment, net	713,640	—		(54,708)		658,932
OTHER ASSETS
Other assets	42,032	—		—		42,032
Investment in affiliate, equity method	178,561	—		—		178,561

Total assets	$1,042,262	$(4,915)		$(54,708)		$982,639

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$77,259	$(63,213	)I	$—		$14,046
Current portion of notes payable	11,310	(4,160	)(d)	—		7,150
Debtor-in-possession financing	200,000	(200,000	)(e)	—		—
Accrued liabilities	9,864	27,128	(b)	—		36,992
Revenue payable	861	—		—		861
Other liabilities	2,113	(171	)(b)	205	(l)	2,147

Total current liabilities	301,407	(240,416)		205		61,196
Notes payable, net of current portion	—	52,501	(f)	—		52,501
Asset retirement obligations, net of current portion	27,818	—		(4,368	)(l)	23,450
Other long-term liabilities	3,491	—		—		3,491

Total liabilities not subject to compromise	332,716	(187,915)		(4,163)		140,638
Liabilities subject to compromise	1,030,289	(1,030,289	)(g)	—		—

Total liabilities	1,363,005	(1,218,204)		(4,163)		140,638
REDEEMABLE PREFERRED STOCK
Predecessor Series C Cumulative Perpetual Preferred Stock	100,000	—		(100,000	)(m)	—
SHAREHOLDERS’ EQUITY
Predecessor Series D Cumulative Preferred Stock	221,244	—		(221,244	)(m)	—
Predecessor Series E Cumulative Preferred Stock	94,438	—		(94,438	)(m)	—
Predecessor common stock	2,615	—		(2,615	)(m)	—
Predecessor treasury stock, at cost	(3,944)	—		3,944	(m)	—
Predecessor additional paid in capital	975,656	—		(975,656	)(m)	—
Successor common stock	—	501	(h)	—		501
Successor additional paid in capital	—	838,499	(h)	—		838,499
Accumulated deficit	(1,710,914)	374,289	(i)	1,339,626	(n)	3,001
Accumulated other comprehensive income (loss)	162	—		(162	)(m)	—

Total shareholders’ equity (deficit)	(420,743)	1,213,289		49,455		842,001

Total liabilities and shareholders’ equity	$1,042,262	$(4,915)		$(54,708)		$982,639

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Consolidated Financial Statements

(a)

Represents disbursements made pursuant to the Plan for distributions to creditors, cure payments resulting from assumption of certain contracts, and the funding of a trust for the benefit of pre-petition creditors. The adjustment to cash also includes the issuance of new debt, net of financing costs.

(b)	Upon emergence from bankruptcy, the Company made certain reclassifications in order to more accurately reflect the nature of the underlying account.

(c)

In the reorganization process, the Company elected not to cancel certain contracts that were in effect prior to the Petition Date. For the contracts the Company assumed, the Company was required to make payments to the other parties on the contracts to cure defaults on the contracts. Payables to pre-petition creditors include accruals for payments to be made to pre-petition creditors in settlement of liabilities subject to compromise. In addition, upon emergence the Company made certain reclassifications between accounts payable and accrued liabilities in order to more accurately reflect the nature of the underlying accounts.

(d)	Certain loans secured by equipment, buildings, and other assets were reinstated upon emergence. The long-term portion of these notes were reclassified to long-term liabilities.

(e)	Represents the extinguishment of debtor-in-possession financing.

(f)

Represents the issuance of new debt of $50 million, less approximately $1.7 million of deferred financing costs. Also includes the reclassification of the long-term portion of certain reinstated loans secured by equipment, buildings, and other assets.

(g)

Upon filing for bankruptcy protection, certain claims against the Company were stayed, pending resolution of the amount of consideration the claimants would receive in the reorganization process. The Company recorded as liabilities subject to compromise its estimate of the total amount of valid claims that were expected not to be paid in full. Liabilities subject to compromise were settled in the reorganization process and consisted of the following prior to the Effective Date:

(in thousands)
Senior Notes	$599,305
Second Lien Term Loan	335,853
Other notes payable	1,560
Accounts payable	33,639
Dividends payable	7,275
Accrued liabilities	48,048
Other liabilities	4,609

Total liabilities subject to compromise	$1,030,289

(h)	The reorganized Company issued shares of new common stock in settlement of liabilities subject to compromise.

(i)	Reflects the settlement of liabilities subject to compromise and the extinguishment of debtor-in-possession financing pursuant to the Plan as follows:

(in thousands)
Liabilities subject to compromise	$1,030,289
Debtor-in-possession financing and commitment fees	206,000
Fair value of equity issued to creditors	(839,000)
General unsecured claims settled in cash	(23,000)

Gain on extinguishment of debt	$374,289

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Consolidated Financial Statements

(j)

Reflects adjustments to the net book values of oil and natural gas properties to record estimated fair values in accordance with fresh start accounting. The fair value of proved properties was determined using the discounted cash flow method under the income approach, and the fair value of unproved properties was determined using a market approach.

(k)

Reflects adjustments to the net book values of gas transportation, gathering and processing equipment and other property, plant and equipment to record estimated fair values in accordance with fresh start accounting. The fair value was determined using a combination of cost and market approaches. Gas gathering equipment was valued using direct costing and cost-to-capacity methodologies; mobile-equipment was valued using the market approach considering direct sales comparisons, and drilling rigs and related equipment were valued considering replacement cost and market conditions. Real property was valued utilizing a combination of cost and sales comparison approaches.

(l)

Reflects adjustments to asset retirement obligation to record estimated fair values in accordance with fresh start accounting. The fair value was determined utilizing the Company’s estimated credit-adjusted risk-free rate.

(m)	Reflects the cancellation of Predecessor company equity.

(n)	Fresh start adjustment to retained earnings (accumulated deficit) resets accumulated deficit for the Debtors to zero.

Reorganization Items

Reorganization items represent the direct and incremental costs of bankruptcy, such as professional fees, pre-petition liability claim adjustments and losses related to terminating contracts. Unamortized deferred financing costs, premiums, and discounts associated with debt classified as liabilities subject to compromise were expensed to reorganization items in order to reflect the expected amounts of the probable allowed claims. Reorganization items consist of the following for the periods indicated:

	Successor		Predecessor
	Year Ended December 31, 2017	Period from May 7, 2016 to December 31, 2016	Period from January 1, 2016 to May 6, 2016
(in thousands)
Loss on extinguishment of debt	$—	$—	$(4,509)
Loss on asset revaluation in fresh start accounting	—	—	(84,023)
Professional fees	(829)	(3,970)	(38,288)
Debt issuance costs	—	—	(1,997)
Claims adjustments	—	—	(1,761)
Employment costs	—	—	(1,566)

Total reorganization items	$(829)	$(3,970)	$(132,144)

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 5—ACQUISITIONS, DIVESTITURES, AND DISCONTINUED OPERATIONS

Assets Held for Sale

The Company has identified certain assets for divestiture that meet the criteria for assets held for sale. These assets include certain fixed assets such as buildings and mobile equipment, interests in certain leases and fields, and other assets that are considered non-core to the Company’s ongoing business. The following summarizes the Company’s assets and liabilities held for sale at December 31, 2017 and 2016:

	Successor
	December 31, 2017	December 31, 2016
	(in thousands)
Accounts receivable, net of allowance for doubtful accounts	$2,021	$3,723
Other current assets	619	1,140
Oil and natural gas properties, net	21,412	40,613
Gas transportation, gathering, and processing equipment and other, net	11,460	13,916
Other long-term assets	15	15
Investment in affiliates, equity method	—	184,800

Total assets held for sale	$35,527	$244,207

Accrued liabilities	$1,230	$7,178
Current portion of long-term debt	198	2,347
Other current liabilities	1,738	954
Asset retirement obligations, net of current portion	10,077	14,033
Long-term debt, net of current portion	3,039	3,238
Other long-term liabilities	651	1,475

Total liabilities associated with assets held for sale	$16,933	$29,225

Discontinued Operations

Bakken Hunter and MHP Assets

During the first quarter of 2017, the Company adopted a plan to divest all of its interests in the assets of Bakken Hunter, located in North Dakota, and the assets of MHP, located primarily in Kentucky and Tennessee, as part of the Company’s strategy to focus on core assets in the Marcellus and Utica shales. The Company determined that the planned divestitures met the assets held for sale criteria and the criteria for classification as discontinued operations as of March 31, 2017.

Divestment of Bakken Hunter Assets

On April 25, 2017, Bakken Hunter entered into an Asset Purchase Agreement with Resource Energy Can-Am, LLC for the sale of certain interests in leases, wells, and other property and equipment located in North Dakota. The effective date of the sale was April 1, 2017, and the transaction closed on May 5, 2017. The total purchase price was $34.7 million before closing costs and purchase price adjustments, and the Company recognized a gain of approximately $18.0 million on the sale of the assets. Primarily as a result of this divestiture, Bakken Hunter has no significant remaining assets as of December 31, 2017.

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Consolidated Financial Statements

Divestment of Certain MHP Assets

On July 21, 2017, the Company sold its entire investment in Redstar Gold Corp., consisting of 2,619,981 shares which were publicly traded on the TSX Venture Exchange, for cash consideration of approximately $150,000. The Company recognized a gain on the sale of approximately $25,000.

On August 17, 2017, MHP entered into an Asset Purchase Agreement with Hard Rock Exploration, Inc. for the sale of certain interests in leases and wells located in West Virginia of which Hard Rock Exploration, Inc. is the operator. The total purchase price was $15,000, and the sale closed and was effective as of August 18, 2017. The Company recognized a gain on the sale of the assets of $3.4 million, due primarily to the relief of related asset retirement obligations and other liabilities associated with the properties.

Investment in Eureka Midstream Holdings

During the third quarter of 2017, the Company pursued the sale of all of its equity interest in Eureka Midstream Holdings in order to accelerate and de-risk the realization of the value of its investment and to facilitate the renegotiation of gathering rates with Eureka Midstream Holdings. The Company determined that the planned divestiture met the criteria for assets held for sale and classification as a discontinued operation.

The Company owned a 44.53% interest in Eureka Midstream Holdings as of December 31, 2016. Eureka Midstream Holdings owns, directly or indirectly, 100% of the equity interests of Eureka Midstream, LLC (“Eureka Midstream”), TransTex, LLC, and Eureka Land, LLC. Eureka Midstream Holdings was governed by the Second Amended and Restated Limited Liability Company Agreement of Eureka Midstream Holdings (the “LLC Agreement”). Under the LLC Agreement, and as a result of various other agreements and transactions between the parties, as of December 31, 2016 the Company held 12,771,898 Series A-1 Units and a third party held 15,482,783 Series A-2 Units, which together represented approximately 98.5% of the outstanding Class A Common Units of Eureka Midstream Holdings as of that date.

Expiration of Deferred Contribution Deadline

As a result of certain agreements and transactions between the parties, the Company had the right to make deferred catch-up capital contributions to Eureka Midstream Holdings of approximately $27.2 million before March 31, 2016. The Company did not exercise this right, and accounted for the expiration of the March 31, 2016 deadline for deferred capital contributions in accordance with the subsequent measurement provision of ASC Topic 323, Investments—Equity Method and Joint Ventures, which requires the Company to recognize a gain or loss on the dilution of its equity interest as if the Company had sold a proportionate interest in Eureka Midstream Holdings. During the first quarter of 2016, the Company recognized a gain of $7.5 million in the consolidated statements of operations on the expiry of the deferred contribution deadline. The gain included a proportionate decrease in the equity method basis difference which was reduced by $0.1 million during the first quarter of 2016.

Impairment

During the fourth quarter of 2016, the Company obtained a forecast from Eureka Midstream Holdings which indicated a shift in growth patterns from previous expectations, and which resulted in lower projections of certain performance metrics. The Company determined that the updated information represented an indication that the carrying value of its investment in Eureka Midstream Holdings might not be fully recoverable. Based on an updated valuation of its investment in Eureka Midstream Holdings, which indicated a lower fair value than carrying value as of December 31, 2016, the Company determined the decline in value was other-than-temporary, and recorded an impairment loss of $1.5 million as of December 31, 2016 in the consolidated statements of operations in order to write down the investment to its fair value of $184.8 million as of that date.

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Consolidated Financial Statements

During the third quarter of 2017, the Company assessed its investment in Eureka Midstream Holdings in order to record the investment at the lesser of its carrying value and its fair value less cost to sell as of the date the planned divestiture met the criteria for classification as assets held for sale and discontinued operations. Although the planned divestiture had not yet closed, the terms of the potential transaction were agreed-upon and approved as of September 30, 2017 and included cash proceeds of $50.0 million in addition to a cash payment for settlement of outstanding accounts receivable and certain renegotiated contract terms and other commitments from Eureka Midstream Holdings. The Company determined that the carrying value of the investments could not be recovered through cash proceeds, and the approved transaction price was a reasonable estimate of fair value of the investment. The Company recorded impairment of approximately $144.3 million during the third quarter of 2017 in order to reduce the carrying value of its investment in Eureka Midstream Holdings to fair value of approximately $50.0 million.

Sale of Investment

On October 2, 2017, the Company closed on the sale of its investment in Eureka Midstream Holdings. In exchange for its ownership interest in Eureka Midstream Holdings, the Company received $50.0 million in cash proceeds, $2.5 million in cash as settlement of outstanding accounts receivable with Eureka Midstream Holdings, and a renegotiated Gas Gathering Contract with Eureka Midstream. The Gas Gathering Contract includes a commitment by the Company in connection with its acquisition of firm transportation capacity from Eureka Midstream. This commitment has historically been treated as an off-balance sheet arrangement, and as such, the value associated with the more beneficial terms in the renegotiated contract is also considered off-balance sheet and is unable to be recognized as proceeds from the sale. See “Note 17—Commitments and Contingencies” for further discussion of the Gas Gathering Contract. The Company recognized no significant gain or loss on the sale of its investment in Eureka Midstream Holdings.

Basis Difference

Income (loss) from equity method investments includes amortization of the basis difference between the carrying value of the Company’s investment in Eureka Midstream Holdings and its proportionate share in net assets of Eureka Midstream Holdings. The components of the Company’s basis difference, excluding goodwill, were being amortized over their estimated useful lives ranging from 3 to 39 years. The following table reflects the allocation of basis difference to the identifiable assets of Eureka Midstream Holdings for the periods indicated:

	Identifiable Assets
	Fixed Assets	Intangible Assets	Goodwill	Total Basis Difference
	(in thousands)
Ending basis at December 31, 2015 (Predecessor)	$95	$2,880	$847	$3,822
Basis amortization	(2)	(47)	—	(49)
Basis reduction	(3)	(76)	(23)	(102)

Ending basis at May 6, 2016 (Successor)	$90	$2,757	$824	$3,671
Basis amortization	(3)	(93)	—	(96)

Ending basis at December 31, 2016 (Successor)	$87	$2,664	$824	$3,575
Basis amortization	(4)	(98)	—	(102)
Basis reduction	(1)	(22)	(7)	(30)
Sale of investment	(82)	(2,544)	(817)	(3,443)

Ending basis at December 31, 2017 (Successor)	$—	$—	$—	$—

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Consolidated Financial Statements

Summarized Financial Information for Eureka Midstream Holdings

The following table includes summarized balance sheet information for Eureka Midstream Holdings as of December 31, 2016:

December 31, 2016
(in thousands)
Current assets	$30,711
Non-current assets	$576,653
Current liabilities	$11,374
Non-current liabilities	$182,503

The following table includes summarized income information for Eureka Midstream Holdings for the periods indicated:

	Period from January 1, 2017 to October 2, 2017	Period from May 7, 2016 to December 31, 2016	Period from January 1, 2016 to May 6, 2016
(in thousands)
Operating revenues	$64,562	$53,560	$29,191
Operating income	$27,572	$21,332	$12,820
Net income	$21,632	$17,685	$11,232

The following table includes the impact to the Company from its investment in Eureka Midstream Holdings for the periods indicated:

	Successor		Predecessor
	Year Ended December 31, 2017	Period from May 7, 2016 to December 31, 2016	Period from January 1, 2016 to May 6, 2016
(in thousands)
Blue Ridge Mountain Resources’ interest in Eureka Midstream Holdings net income	$9,633	$7,875	$5,002
Basis difference amortization	(102)	(96)	(49)
Impairment	(144,331)	(1,540)	—

Blue Ridge Mountain Resources’ income (loss) from equity method investment	$(134,800)	$6,239	$4,953

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Consolidated Financial Statements

Results of Discontinued Operations

The Company included the results of operations of Bakken Hunter through May 5, 2017, its equity method investment in Eureka Midstream Holdings through October 2, 2017, and MHP for all periods presented in discontinued operations as follows:

	Successor		Predecessor
	Year Ended December 31, 2017	Period from May 7, 2016 to December 31, 2016	Period from January 1, 2016 to May 6, 2016
(in thousands)
Revenues	$20,871	$23,737	$8,015
Exploration and impairment of unproved oil and natural gas properties	(16)	(6,978)	(11,407)
Impairment of proved oil and natural gas properties	(72)	(1,932)	(131)
Impairment of other assets	—	(12,111)	—
Depletion, depreciation, amortization and accretion	(3,320)	(9,982)	(4,527)
Other operating expenses	(20,248)	(42,073)	(10,933)
Gain on dilution of interest in Eureka Midstream Holdings	—	—	7,509
Income (loss) from equity method investments	(134,800)	6,239	4,953
Other income (expense)	(106)	108	(395)
Reorganization items	(127)	(115)	412,226

Income (loss) from discontinued operations, net of tax	(137,818)	(43,107)	405,310
Gain on disposal of discontinued operations, net of tax	21,539	—	—

Income (loss) from discontinued operations, net of tax	$(116,279)	$(43,107)	$405,310

Total operating and investing cash flows of discontinued operations for the periods presented were as follows:

	Successor		Predecessor
	Year Ended December 31, 2017	Period from May 7, 2016 to December 31, 2016	Period from January 1, 2016 to May 6, 2016
(in thousands)
Net cash provided by (used in) operating activities	$(34,317)	$4,162	$299

Net cash provided by (used in) investing activities	$34,989	$(1,891)	$50

Other Divestitures

Divestments of Certain West Virginia Assets

On November 24, 2015, Triad Hunter entered into a Purchase and Sale Agreement with BB Land, LLC (“Jay-Bee”) for the sale of Triad Hunter’s rights, title, and interests in and to certain leasehold acreage located in Pleasants and Tyler Counties, West Virginia to Jay-Bee. The sale transaction closed on May 18, 2016 for a total purchase price of $3.2 million. The Company recognized a loss on the sale of approximately $0.9 million.

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Consolidated Financial Statements

Divestment of Drilling Rigs and Related Equipment

On December 30, 2016, Alpha Hunter Drilling entered into an Asset Purchase Agreement with Fountain Quail Drilling, LLC for the sale of certain drilling rigs and related equipment. The effective date of the sale was December 31, 2016 and the total purchase price was $2.5 million. The Company recognized a loss on the sale of approximately $6.1 million.

Divestment of Primrose Field

On and effective as of March 8, 2017, Triad Hunter entered into a Purchase and Sale Agreement with Primrose Oil, LLC for the sale of certain interests in leases, wells, and equipment located in Larue and Lee Counties, Kentucky. The total purchase price was $4.0 million before post-closing adjustments. The Company recognized a gain on the sale of assets of approximately $3.5 million.

Divestment of Waterflood Properties

On June 30, 2017, Triad Hunter entered into an Asset Purchase Agreement with Ground Resources, LLC for the sale of certain interests in leases, wells, and other property and equipment located in West Virginia, generally referred to by the Company as the Granny’s Creek and Tariff Field waterflood properties. The effective date of the sale was July 1, 2017 and the transaction closed on July 12, 2017. The total purchase price was $0.9 million, before post-closing adjustments. The Company recognized a gain on the sale of the assets of approximately $1.8 million.

Divestment of Certain Ohio and West Virginia Assets

On June 21, 2017, Triad Hunter entered into a Purchase and Sale Agreement with Antero Resources Corporation for the sale of certain oil and natural gas leasehold interests, excluding certain overriding royalty interests, located in Ritchie and Tyler Counties, West Virginia and Noble County, Ohio. The transaction closed on August 2, 2017. The total purchase price was $1.4 million, and the Company recognized a gain on the sale of the assets of $0.8 million.

Divestment of Other Fixed Assets

During the year ended December 31, 2017, the Company sold a jet, an apartment building in Ohio, and other vehicles and equipment for a combined gain on sale of assets of approximately $0.4 million. During the period from May 7, 2016 through December 2016, the Company sold a jet, an office building in Texas, and other vehicles and equipment for a combined loss on sale of assets of $0.5 million.

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 6—ACCOUNTS RECEIVABLE

The following table summarizes the Company’s accounts receivable by type:

	Successor
	December 31, 2017	December 31, 2016
	(in thousands)
Oil and natural gas sales	$8,047	$10,930
Joint interests	1,210	10,603
Other	103	2,283

Total accounts receivable, gross of allowance for doubtful accounts	9,360	23,816
Allowance for doubtful accounts	(900)	(5,456)

Total accounts receivable, net of allowance for doubtful accounts	$8,460	$18,360

NOTE 7—PROPERTY, PLANT, & EQUIPMENT

Oil and Natural Gas Properties

The following sets forth the Company’s net capitalized costs under the successful efforts method for oil and natural gas properties:

	Successor
	December 31, 2017	December 31, 2016
	(in thousands)
Mineral interests in properties:
Unproved properties	$335,037	$386,028
Proved oil and natural gas properties	157,005	116,754

Total costs	492,042	502,782
Less accumulated depreciation, depletion, and amortization	(22,244)	(12,135)

Net capitalized costs	$469,798	$490,647

Depreciation, depletion, and amortization expense for proved oil and natural gas properties was $10.2 million for the year ended December 31, 2017 and $13.3 million for the period from May 7, 2016 through December 31, 2016. Depreciation, depletion, and amortization expense for proved oil and natural gas properties was $26.4 million for the period from January 1, 2016 through May 6, 2016.

The Company recorded impairments of its conventional proved oil and natural gas properties as follows:

	Successor		Predecessor
	Year Ended December 31, 2017	Period from May 7, 2016 to December 31, 2016	Period from January 1, 2016 to May 6, 2016
(in thousands)
Appalachian Basin	$2,452	$1,127	$1
Other	36	—	—

	$2,488	$1,127	$1

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Consolidated Financial Statements

Exploration and Impairment of Unproved Oil and Natural Gas Properties

Exploration and impairment of unproved oil and natural gas properties for the year ended December 31, 2017 included leasehold impairment of $56.2 million related to approximately 26,483 net acres of leasehold with terms expiring during 2018 and for which the Company had no intent to renew, extend, or develop the lease. Leasehold impairments of $20.5 million for the period from May 7, 2016 to December 31, 2016 and $7.6 million for the period from January 1, 2016 to May 6, 2016 related to impairments of 899 and 8,028 net acres, respectively, based upon lease expiration terms and management’s intentions. The following table provides the Company’s exploration expense and impairment of unproved oil and natural gas properties:

	Successor		Predecessor
	Year Ended December 31, 2017	Period from May 7, 2016 to December 31, 2016	Period from January 1, 2016 to May 6, 2016
(in thousands)
Geological and geophysical	$118	$18	$625
Leasehold impairments	56,216	20,493	7,577

	$56,334	$20,511	$8,202

The Company did not drill any dry holes during the periods presented. All wells drilled were completed as commercially productive wells.

Gas Transportation, Gathering, and Processing Equipment and Other

The historical cost of gas transportation, gathering, and processing equipment and other property, presented on a gross basis with accumulated depreciation, is summarized as follows:

	Successor
	December 31, 2017	December 31, 2016
	(in thousands)
Gas transportation, gathering and processing equipment and other	$12,004	$15,348
Less accumulated depreciation	(3,548)	(2,759)

Net capitalized costs	$8,456	$12,589

Depreciation expense for gas transportation, gathering, and processing equipment and other property was $2.2 million for the year ended December 31, 2017 and $6.6 million for the period from May 7, 2016 through December 31, 2016. Depreciation expense for other property and equipment was $2.3 million for the period from January 1, 2016 through May 6, 2016.

NOTE 8—ASSET RETIREMENT OBLIGATIONS

The Company’s ARO liability is determined using significant assumptions, including current estimates of plugging and abandonment costs, annual inflation of these costs, the productive lives of wells and a credit-adjusted risk free discount rate. Changes in any of these assumptions can result in significant revisions to the estimated ARO. During the year ended December 31, 2017, the Company recorded revisions in estimated ARO of approximately $7.1 million, resulting primarily from adjustments to estimated plugging and abandonment costs. Revisions to the ARO are recorded with a corresponding change to producing properties, resulting in prospective changes to depreciation, depletion and amortization expense and accretion of discount. Because of

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Consolidated Financial Statements

the subjectivity of assumptions and the relatively long lives of most of the Company’s wells, the costs to ultimately retire its wells may vary significantly from prior estimates. The Company’s liability for its ARO was approximately $24.1 million and $16.2 million at December 31, 2017 and 2016, respectively.

The following table summarizes the changes in the Company’s ARO balances during the periods indicated:

	Successor		Predecessor
	Year Ended December 31, 2017	Period from May 7, 2016 to December 31, 2016	Period from January 1, 2016 to May 6, 2016
(in thousands)
Asset retirement obligation at beginning of period	$16,208	$17,642	$28,662
Liabilities incurred	15	—	—
Liabilities settled	(322)	(135)	—
Liabilities disposed	(239)	(309)	—
Accretion expense	1,290	953	643
Revisions in estimated liabilities	7,108	962	(876)
Reclassified as liabilities associated with assets held for sale	—	(2,905)	(10,787)

Asset retirement obligation at end of period	24,060	16,208	17,642
Less: current portion	(842)	(775)	(1,363)

Asset retirement obligation at end of period	$23,218	$15,433	$16,279

NOTE 9—ACCRUED LIABILITIES

Accrued liabilities consisted of the following:

	Successor
	December 31, 2017	December 31, 2016
	(in thousands)
Accrued taxes	$327	$355
Accrued interest	315	665
Accrued production costs	976	1,814
Accrued capital expenditures	21,344	470
Accrued revenue deductions	4,929	2,065
Accrued legal contingencies	3,500	7,000
Other accrued liabilities	3,434	3,170

Total accrued liabilities	$34,825	$15,539

NOTE 10—FAIR VALUE OF FINANCIAL INSTRUMENTS

GAAP defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. GAAP also establishes a framework for measuring fair value and a valuation hierarchy based upon the transparency of inputs used in the valuation of an asset or liability. Classification within the hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The valuation hierarchy contains three levels:

i.	Level 1—Quoted prices (unadjusted) for identical assets or liabilities in active markets;

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Consolidated Financial Statements

ii.

Level 2—Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; and model-derived valuations whose inputs or significant value drivers are observable; and

iii.	Level 3—Significant inputs to the valuation model are unobservable.

Transfers between levels of the fair value hierarchy occur at the end of the reporting period in which it is determined that the observability of significant inputs has increased or decreased. There were no transfers between levels of the fair value hierarchy during 2017 and 2016.

Fair Value on a Recurring Basis

The carrying amounts of financial instruments including cash and cash equivalents, accounts receivable, notes receivable, payables and accrued liabilities, derivatives, and certain long-term debt instruments approximate fair value as of December 31, 2017 and 2016.

The Company used the following fair value measurements for certain of its assets and liabilities:

Level 1 Classification:

At December 31, 2016, the Company held common and preferred stock of publicly traded companies with quoted prices in an active market. Accordingly, the fair market value measurements of these securities have been classified as Level 1. The Company had no remaining investments in common or preferred stock of publicly traded companies at December 31, 2017.

Level 2 Classification:

The Company had commodity derivative financial instruments in place at December 31, 2017 and 2016. The estimated fair value amounts of the Company’s derivative instruments have been determined at discrete points in time based on relevant market information which resulted in the Company classifying such derivatives as Level 2. Although the Company’s derivative instruments are valued using public indices, the instruments themselves are traded with unrelated counterparties and are not openly traded on an exchange; therefore, the Company has classified these instruments as Level 2. See “Note 11—Investments and Derivatives”.

Level 3 Classification:

The Company had an embedded derivative asset resulting from the fair value of the bifurcated conversion feature associated with a convertible note from GreenHunter Resources, Inc. (“GreenHunter”), a related party, which expired on February 17, 2017. The convertible security embedded derivative was valued using a Black-Scholes model valuation of the conversion option. At December 31, 2016, the embedded derivative had no remaining fair value. The Company held no remaining assets or liabilities classified as Level 3 at December 31, 2017.

The following tables present financial assets and liabilities which are adjusted to fair value on a recurring basis at December 31, 2017 and 2016:

	Successor
	Fair Value Measurements on a Recurring Basis December 31, 2017
	(in thousands)
	Level 1	Level 2	Level 3
Commodity derivative assets	$—	$5,362	$—

Total assets at fair value	$—	$5,362	$—

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Consolidated Financial Statements

	Successor
	Fair Value Measurements on a Recurring Basis December 31, 2016
	(in thousands)
	Level 1	Level 2	Level 3
Available for sale securities	$9	$—	$—

Total assets at fair value	$9	$—	$—

Commodity derivative liabilities	$—	$(3,465)	$—

Total liabilities at fair value	$—	$(3,465)	$—

Other Fair Value Measurements

The following table presents the carrying amounts and fair values categorized by fair value hierarchy level of the Company’s financial instruments not carried at fair value:

		Successor
	Fair Value Hierarchy Level	December 31, 2017		December 31, 2016
		Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
		(in thousands)
Equipment notes payable	Level 3	$—	$—	$6,592	$6,592
Exit Financing Facility	Level 3	$—	$—	$51,402	$51,402
Senior Term Loan Facility	Level 3	$23,890	$23,890	$—	$—

The carrying value of the Senior Term Loan Facility approximated fair value as of December 31, 2017, based on interest rates currently available to the Company.

The carrying value of the Exit Financing Facility approximated fair value at December 31, 2016, based on interest rates currently available to the Company.

Fair Value on a Non-Recurring Basis

The Company follows the provisions of ASC Topic 820, Fair Value Measurement, for non-financial assets and liabilities measured at fair value on a non-recurring basis. As it relates to Blue Ridge Mountain Resources, ASC Topic 820 applies to the measurement of assets and liabilities with respect to the application of fresh start accounting, measurements of impairments of oil and natural gas properties, equity method investments, and other assets, and the initial recognition of AROs, for which fair value is used.

Fresh Start Accounting

A discussion of the non-recurring fair value measurements recognized in conjunction with fresh start accounting is included in “Note 4—Fresh Start Accounting”. The inputs used by management for the fair value measurements utilized in these valuations include significant unobservable inputs, and therefore, the fair value measurements employed are classified as Level 3.

Recognition of AROs

ARO estimates are derived from historical costs as well as management’s expectation of future cost environments. As there is no corroborating market activity to support the assumptions used, the Company has

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Consolidated Financial Statements

designated these measurements as Level 3. A reconciliation of the beginning and ending balances of the Company’s ARO is presented in “Note 8—Asset Retirement Obligations”.

Proved Properties Impairment

In order to determine the amounts of the impairment charges, the Company compares net capitalized costs of proved oil and natural gas properties to estimated undiscounted future net cash flows using management’s expectations of economically recoverable proved reserves. If the net capitalized cost exceeds the undiscounted future net cash flows, the Company impairs the net cost basis down to the discounted future net cash flows, which is management’s estimate of fair value. Significant inputs used to determine the fair value include estimates of: (i) reserves; (ii) future operating and development costs; (iii) future commodity prices; and (iv) a discounted cash flow model utilizing a market-based discount rate. The underlying commodity prices embedded in the Company’s estimated cash flows are the product of a process that begins with forward curve pricing, adjusted for estimated location and quality differentials, as well as other factors that management believes will impact realizable prices. The inputs used by management for the fair value measurements utilized in this review include significant unobservable inputs, and therefore, the fair value measurements employed are classified as Level 3 for these types of assets. See “Note 7—Property, Plant, & Equipment” for a summary of impairment charges recorded by the Company.

Impairment of Other Assets

During the fourth quarter of 2016, the Company recognized impairment expense of $14.6 million related to a drilling rig and certain related equipment owned by Alpha Hunter Drilling and certain gas gathering assets, processing facilities and equipment, and other property, plant, and equipment owned by MHP. The fair value of the gas gathering assets was determined utilizing an income approach, and the fair value of the remaining assets was determined utilizing a market approach. The inputs used by management for these analyses include significant unobservable inputs, and therefore, the fair value measurements employed are classified as Level 3.

Interest in Eureka Midstream Holdings

On December 31, 2016, the Company determined the decline in the value of its equity method investment in Eureka Midstream Holdings was other-than-temporary, and wrote down the carrying amount to fair value. See “Note 5—Acquisitions, Divestitures, and Discontinued Operations—Discontinued Operations—Investment in Eureka Midstream Holdings”. The fair value was determined by utilizing a combination of income and market approaches, as well as an option pricing model considering the differing rights and preferences of the various securities having a claim on value. Key assumptions used in the model to determine fair value included the cost of capital of Eureka Midstream Holdings and the expected volatility of the equity of Eureka Midstream Holdings. The inputs used by management for the fair value measurements utilized in these valuations include significant unobservable inputs, and therefore, the fair value measurements employed are classified as Level 3.

NOTE 11—INVESTMENTS AND DERIVATIVES

Investment Holdings—Available for Sale Securities

As of December 31, 2016, the Company owned 88,000 shares of GreenHunter 10% Series C Preferred Stock, which was publicly traded. During the period from January 1, 2016 through May 6, 2016, the Company reviewed the business outlook and market conditions for this investment and recorded other-than-temporary impairment of $0.4 million, which was reclassified from accumulated other comprehensive income into “Other income (expense)” on the consolidated statements of operations during the period. The Company recorded additional

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Consolidated Financial Statements

other-than-temporary impairment of $29,920 during the period from May 7, 2016 through December 31, 2016. The Series C Preferred Stock had a fair value of $8,800 at December 31, 2016. During the first quarter of 2017, the Company sold its entire investment in GreenHunter for cash consideration of approximately $932.

The Company’s investment in available for sale securities was presented in current assets as “Investments” in the consolidated balance sheet as of December 31, 2016.

Investment Holdings—Equity Method Investments

As of December 31, 2016, the Company held an equity method investment in 1,846,722 restricted common shares of GreenHunter. The GreenHunter common stock investment was accounted for under the equity method and had no carrying value as of December 31, 2016. The GreenHunter common shares were publicly traded and had minimal fair value at December 31, 2016, which was not reflected in the carrying value since the Company’s investment is accounted for using the equity method. All equity of GreenHunter was cancelled during October 2017 as a result of its bankruptcy proceedings, and as such the Company has no remaining investment in GreenHunter at December 31, 2017.

Below is a summary of changes in investments:

Available for Sale Securities
(in thousands)
Carrying value at January 1, 2016 (Predecessor)	$81
Loss from equity method investment(1)	(59)
Change in fair value recognized in other comprehensive loss	13

Carrying value at May 6, 2016 (Successor)	35
Change in fair value recognized in other comprehensive loss	(26)

Carrying value at December 31, 2016 (Successor)	9
Change in fair value recognized in other comprehensive loss	(8)
Sales of securities	(1)

Carrying value at December 31, 2017 (Successor)	$—

(1)

As a result of the carrying value of the Company’s investment in common stock of GreenHunter being reduced to zero from equity method losses, the Company is required to allocate any additional losses to its investment in the Series C preferred stock of GreenHunter. The Company recorded additional equity method loss against the carrying value of its investment in the Series C preferred stock of GreenHunter before recording any mark-to-market adjustments.

The cost for equity securities and their respective fair values as of December 31, 2016 are as follows:

	Successor
	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in thousands)
Securities available for sale, carried at fair value:
Equity securities—related party (see“Note 16—Related Party Transactions”)	$5	$4	$—	$9

Total securities available for sale	$5	$4	$—	$9

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Consolidated Financial Statements

Commodity Derivative Instruments

The Company periodically enters into certain commodity derivative instruments such as futures contracts, swaps, collars, and basis swap contracts, which are effective in mitigating commodity price risk associated with a portion of its future monthly natural gas and crude oil production and related cash flows. The Company has not designated any of its commodity derivatives as hedges.

The table below is a summary of the Company’s commodity derivatives as of December 31, 2017 (Successor):

Natural Gas	Period	MMBtu/d	Weighted Average Price per MMBtu
Collars(1)	2018	26,740	$3.13 - $3.59
	2019	7,397	$3.00 - $3.50
3-way collars	2018	37,671	$2.45 - $2.95 - $3.42
	2019	7,397	$2.72 - $3.25 - $3.63
Swaps	2018	10,140	$3.10
Puts sold	2018	7,397	$2.75
Calls sold	2018	5,425	$4.65
	2019	3,699	$4.00

Propane	Period	Gallons/d	Weighted Average Price per MMBtu
Swaps	2018	21,000	$0.84

(1)	A collar is a sold call and a purchased put. Some collars are “costless” collars with the premiums netting to approximately zero.

As of December 31, 2017, BP Energy Company, Cargill, Inc., acting through its Cargill Risk Management Business Unit, NextEra Energy Power Marking, LLC, and Shell Trading Risk Management, LLC are the counterparties to the Company’s commodity derivatives positions. The Company is exposed to credit losses in the event of nonperformance by the counterparties where the Company’s open commodity derivative contracts are in a gain position. The Company does not anticipate nonperformance by the counterparties over the term of the commodity derivatives positions.

The following table summarizes the fair value of the Company’s derivative contracts not designated as hedging instruments as of December 31, 2017 and 2016:

	Successor
	Derivatives Not Designated as Hedging Instruments
	Derivative Assets December 31,		Derivative Liabilities December 31,
	2017	2016	2017	2016
	(in thousands)
Derivative assets	$5,020	$—	$—	$—
Derivative assets, long-term	342	—	—	—
Derivative liabilities	—	—	—	(2,931)
Derivative liabilities, long-term	—	—	—	(534)

Total commodity derivatives	$5,362	$—	$—	$(3,465)

Certain of the Company’s derivative instruments are subject to enforceable master netting arrangements that provide for the net settlement of all derivative contracts between the Company and a counterparty in the event of

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Consolidated Financial Statements

default or upon the occurrence of certain termination events. The table below summarizes the Company’s commodity derivatives and the effect of master netting arrangements on the presentation in the Company’s consolidated balance sheets:

	Successor
	December 31, 2017
	Gross Amounts of Assets and Liabilities	Gross Amounts Offset on the Consolidated Balance Sheet	Net Amount
	(in thousands)
Current assets: Fair value of derivative contracts	$5,332	$(312)	$5,020
Long-term assets: Fair value of derivative contracts	539	(197)	342
Current liabilities: Fair value of derivative contracts	(312)	312	—
Long-term liabilities: Fair value of derivative contracts	(197)	197	—

Total fair value of derivative contracts	$5,362	$—	$5,362

	Successor
	December 31, 2016
	Gross Amounts of Assets and Liabilities	Gross Amounts Offset on the Consolidated Balance Sheet	Net Amount
	(in thousands)
Current assets: Fair value of derivative contracts	$1,119	$(1,119)	$—
Long-term assets: Fair value of derivative contracts	—	—	—
Current liabilities: Fair value of derivative contracts	(4,050)	1,119	(2,931)
Long-term liabilities: Fair value of derivative contracts	(534)	—	(534)

Total fair value of derivative contracts	$(3,465)	$—	$(3,465)

The following table summarizes the net gain (loss) on all derivative contracts included in other income (expense) on the consolidated statements of operations for the periods indicated:

	Successor		Predecessor
	Year Ended December 31, 2017	Period from May 7, 2016 to December 31, 2016	Period from January 1, 2016 to May 6, 2016
(in thousands)
Gain (loss) on settled transactions	$1,379	$(639)	$—
Gain (loss) on open transactions	8,827	(3,465)	—

Total gain (loss), net	$10,206	$(4,104)	$—

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 12—LONG-TERM DEBT

Notes payable at December 31, 2017 and 2016 consisted of the following:

	Successor
	December 31, 2017	December 31, 2016
	(in thousands)
Senior Term Loan Facility, interest rate of 8.39%, net of deferred financing costs of $1.1 million at December 31, 2017	$23,890	$—
Exit Financing Facility, interest rate of 16.0%, net of deferred financing costs of $1.3 million at December 31, 2016	—	51,402
Real estate note payable due September 2024, interest rate of 4.88% at December 31, 2017 and 2016	3,237	3,426
Various equipment and other notes payable with maturity dates of February 2017—May 2017, interest rates of 3.49%—5.50%	—	3,166

	$27,127	$57,994
Less: current portion	—	(1,007)
Less: liabilities associated with assets held for sale	(3,237)	(5,585)

Total long-term debt obligations, net of current portion	$23,890	$51,402

The following table presents the approximate annual maturities of debt, gross of deferred financing costs of approximately $1.1 million:

(in thousands)
2018	$198
2019	25,207
2020	213
2021	226
2022	238
Thereafter	2,155

$28,237

Successor Notes Payable

On the Effective Date, the Company entered into a new Exit Financing Facility in accordance with the Plan. In addition, certain Predecessor notes payable secured by equipment, buildings, and other assets were reinstated in accordance with the Plan. During October 2017, the Company paid all outstanding balances under the Exit Financing Facility, and during November 2017 the Company entered into a new Senior Term Loan Facility, as further described below.

Senior Term Loan Facility

On November 7, 2017, the Company entered into a Credit Agreement by and among the Company, as borrower, HPS Investment Partners, LLC as administrative agent, and the lenders party thereto, all of whom are also shareholders of the Company (the “Credit Agreement”). The Credit Agreement provides for a $50 million term loan facility (the “Senior Term Loan Facility”), secured by, subject to certain exceptions, substantially all assets of the Company and certain of its subsidiaries. The Company drew $25 million of the Senior Term Loan Facility

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Consolidated Financial Statements

on November 7, 2017, net of financing costs of approximately $1.2 million. The Company may draw an additional $25 million within an availability period that ends on May 7, 2018. The Company may elect to extend the availability period through November 7, 2018 by providing notice prior to May 7, 2018. The Company used the proceeds from the Senior Term Loan Facility to fund working capital needs. The Senior Term Loan Facility has a maturity date of November 7, 2019.

At the Company’s election, the outstanding borrowings under the Senior Term Loan Facility consist of Eurodollar Borrowings, as defined in the Credit Agreement, and as such bear interest at a rate per annum equal to the adjusted LIBO rate plus 7.00% payable in cash. The adjusted LIBO rate is calculated as the greater of (i) 1.00% per annum and (ii) the product of the LIBO rate and the Statutory Reserve Rate.

The Senior Term Loan Facility contains negative covenants and financial covenants that, among other things, restrict the Company’s ability to, with certain exceptions: (i) incur indebtedness; (ii) grant liens; (iii) dispose of all or substantially all of its assets or enter into mergers, consolidations, or similar transactions; (iv) change the nature of its business; (v) make investments, loans, or advances or guarantee obligations; (vi) enter into transactions with affiliates; (vii) enter into sale and leaseback transactions; and (viii) amend its organizational documents.

The Senior Term Loan Facility also requires the Company to satisfy certain financial covenants, including the following:

i.	Minimum Liquidity. The Company shall not permit unrestricted cash to be less than $5 million at any time.

ii.

Minimum Proved Coverage Ratio. The Company shall maintain a Proved Coverage Ratio of 1.0 to 1.0 as of each fiscal quarter, commencing with the first reserve report delivered after the closing date. The Proved Coverage Ratio represents a ratio of the Proved Coverage Assets to the outstanding borrowings under the Senior Term Loan Facility.

At December 31, 2017, the Company was in compliance with all of its covenants applicable for the period, contained in the Credit Agreement.

In connection with the Credit Agreement, the Company and certain of its subsidiaries also entered into customary ancillary agreements and arrangements, which among other things, provide that the Senior Term Loan Facility is unconditionally guaranteed by such subsidiaries.

Exit Financing Facility

On May 6, 2016, the Company entered into a Credit Agreement by and among the Company, as borrower, Cantor Fitzgerald Securities as administrative agent and collateral agent, and the lenders party thereto, all of whom were also shareholders of the Company (the “Exit Financing Credit Agreement”). The Exit Financing Credit Agreement provided for a $50 million term loan facility (the “Exit Financing Facility”), secured by, subject to certain exceptions, substantially all assets of the Company and certain of its subsidiaries. The entire $50 million Exit Financing Facility was drawn on May 6, 2016, net of financing costs of approximately $1.7 million. The Company used the proceeds from the Exit Financing Facility to pay certain costs, fees and expenses related to the Plan and to fund working capital needs. The Exit Financing Facility had a maturity date of May 6, 2019. Amounts borrowed under the Exit Financing Facility that were repaid or prepaid were not available to be reborrowed.

At the Company’s election, the outstanding borrowings under the Exit Financing Facility consisted of Eurodollar Borrowings, as defined in the Exit Financing Credit Agreement, and as such bore interest at a rate per annum

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Consolidated Financial Statements

equal to the adjusted LIBO rate plus 12.00% payable in cash. The adjusted LIBO rate was calculated as the greater of (i) 1.00% per annum and (ii) the product of the LIBO rate and the Statutory Reserve Rate. At each interest period, as defined in the Exit Financing Credit Agreement, the Company could elect to “pay in kind” a portion of interest by adding such interest to the principal amount of the loan, and paying the remainder of the interest in cash. In the event of such an election, borrowings bore interest (i) for the portion paid in kind, at the adjusted LIBO rate plus 7.00% and (ii) for the portion paid in cash, at the adjusted LIBO rate plus 7.00%. For interest payable during the year ended December 31, 2017 and for the period from May 7, 2016 to December 31, 2016, the Company elected to “pay in kind”, resulting in cash interest payments of $4.3 million and $2.1 million, respectively, during the two periods. The election also resulted in the addition of $3.7 million and $2.7 million, including accrued interest, to the principal amount of the loan during the year ended December 31, 2017 and the period from May 7, 2016 to December 31, 2016, respectively.

On October 27, 2017, the Company paid the Exit Financing Facility and all accrued interest in full. In addition, the Company paid a prepayment penalty of approximately $1.6 million and wrote-off approximately $0.9 million of unamortized deferred financing costs related to the Exit Financing Facility, which is included in “Loss on extinguishment of debt” in the consolidated statements of operations.

Equipment and Real Estate Notes Payable

The Company has various outstanding term loans collateralized by equipment, buildings, and other assets. These loans were reinstated on the Effective Date in accordance with the Plan.

Alpha Hunter Drilling’s outstanding term loan with WesBanco Bank, Inc. of approximately $0.3 million was paid in full on December 29, 2016, and its outstanding term loan with CIT Finance LLC of approximately $1.3 million was paid in full on December 30, 2016.

Blue Ridge Mountain Resources’ outstanding term loan with Capital One, National Association of approximately $2.1 million was paid in full on February 28, 2017, and the Company’s financed insurance premiums with First Insurance Funding Corp. of approximately $0.5 million were paid in full on August 30, 2017.

As of December 31, 2017, the Company’s only remaining real estate note payable is MHP’s outstanding term loan collateralized by an office building in Lexington, Kentucky, which is included in “Liabilities associated with assets held for sale” on the consolidated balance sheets.

Predecessor Notes Payable

Prior to and during the bankruptcy proceedings, the Company had outstanding borrowings under various indentures and credit agreements. All of the Company’s notes payable prior to the Effective Date, with the exception of certain equipment and real estate notes payable discussed above, were repaid, canceled, or extinguished as part of the reorganization process.

Senior Notes

The $600 million in Senior Notes were unsecured and were guaranteed, jointly and severally, on a senior unsecured basis by certain of the Company’s domestic subsidiaries. The Senior Notes were issued pursuant to an indenture entered into on May 16, 2012 as supplemented, among the Company, the subsidiary guarantors party thereto, Wilmington Trust, National Association, as the trustee, and Citibank, N.A., as the paying agent, registrar and authenticating agent.

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Consolidated Financial Statements

Interest on the Senior Notes accrued at an annual rate of 9.75% and was payable semi-annually on May 15 and November 15. The Company did not pay the interest payment of approximately $29.3 million which was due on November 15, 2015 on its Senior Notes. The failure by the Company to make the interest payment on the Senior Notes within 30 days following the due date constituted an event of default under the Senior Notes; however, under the Bankruptcy Code the holders of the Senior Notes were stayed from taking any action against the Debtors as a result of any event of default, including the bankruptcy filing.

On the Effective Date, the Senior Notes were converted into new common equity of the Successor, receiving 31.33% of the new common equity.

Second Lien Term Loan

The Company had a $340 million term loan facility under the Second Lien Term Loan Agreement by and among the Company, as borrower, Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent, the lenders party thereto and the agents party thereto. The loan was secured by a second lien on substantially all of the assets (except unproved leases) of the Company and its restricted subsidiaries.

The loan had a maturity date of October 22, 2019 and bore interest at either (i) an alternate base rate (which is equal to the higher of (a) the prime rate (as determined by Credit Suisse AG), (b) the overnight federal funds effective rate, plus 0.50% per annum, and (c) the adjusted one-month LIBOR plus 1.00%) plus 6.50% or (ii) the adjusted LIBO Rate, which means an interest rate per annum equal to the greater of (a) 1.00% per annum and (b) the product of (i) the LIBO Rate in effect for such Interest Period and (ii) the Statutory Reserve Rate, plus 7.50%.

The Second Lien Term Loan Agreement contained various negative covenants and financial covenants. During the fourth quarter of 2015, the Company experienced an event of default relating to certain of these covenants regarding the aging of accounts payable and its failure to make the October 30, 2015 interest payment; however, under the Bankruptcy Code the lenders were stayed from taking any action against the Debtors as a result of any event of default, including the bankruptcy filing.

On the Effective Date, the Second Lien Term Loan was converted into new common equity of the Successor, receiving 36.87% of the new common equity.

Senior Secured Bridge Financing Facility

On and effective as of November 3, 2015, the Company entered into a Senior Secured Bridge Financing Facility with certain holders of its Senior Notes and lenders under its Second Lien Term Loan (the “New First Lien Lenders”). The aggregate amounts outstanding under the Senior Secured Bridge Financing Facility as of December 31, 2015 totaled approximately $70 million, and were used for payment of borrowings outstanding under the Company’s first lien credit facility, cash collateralization of certain outstanding letters of credit, and for general corporate purposes.

Borrowings under the Senior Secured Bridge Financing Facility were due and payable on the earlier of: (a) December 30, 2015, (b) in the case of an event of default under the Senior Secured Bridge Financing Facility, the acceleration of the payment of the term loans, as determined by the requisite percentage of the New First Lien Lenders, or (c) the filing of a Chapter 11 case (or cases) by the Company or any of its subsidiaries. The Senior Secured Bridge Financing Facility bore interest, at the Company’s option, at either the London Interbank Offered Rate, plus an applicable margin of 4.00%, or a specified prime rate of interest, plus an applicable margin of 3.00%.

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Consolidated Financial Statements

On January 14, 2016, the Senior Secured Bridge Financing Facility and outstanding interest was paid in full with proceeds from borrowings under the Debtor-in-Possession Credit Facility.

Debtor-in-Possession Credit Facility

In connection with the Chapter 11 Cases, on the Petition Date the Company filed a motion seeking Bankruptcy Court approval of debtor-in-possession financing on the terms set forth in a Debtor-in-Possession Credit Agreement (as amended from time to time, the “DIP Credit Agreement”). On December 16, 2015, the Bankruptcy Court entered an order approving, on an interim basis, the financing to be provided pursuant to the DIP Credit Agreement (i.e., the Interim DIP Order) and, on December 17, 2015, the DIP Credit Agreement was entered into by and among the Company, as borrower, Cantor Fitzgerald Securities, as administrative agent and collateral agent, and the lenders party thereto.

Under the DIP Credit Agreement, the Company borrowed an aggregate principal amount of $200 million in senior secured term loans (the “DIP Facility”), which consisted of:

i.	a term loan in the principal amount of $40 million funded on December 17, 2015;

ii.

a term loan in the principal amount of $100 million funded on January 14, 2016, a portion of which was used to pay in full all loans outstanding under the Company’s Senior Secured Bridge Financing Facility; and

iii.	a term loan in the principal amount of $60 million funded on April 21, 2016.

Interest on the outstanding principal amount of the term loans under the DIP Facility was payable monthly in arrears and on the maturity date at a per annum rate equal to LIBOR plus 8.00%, subject to a 1.00% floor. The Company paid to the lenders under the DIP Credit Agreement a commitment fee equal to 2.00% of the lenders’ respective commitments thereunder upon entry of the Final DIP Order on January 11, 2016. The Debtors also paid a backstop fee equal to 3.00% of the lenders’ respective commitments in the form of new common equity of the reorganized Company.

On the Effective Date, the DIP Facility was converted into new common equity of the Successor, receiving 28.80% of the new common equity.

Interest Expense, net

The following table sets forth interest expense, net of interest income, for the periods indicated:

	Successor		Predecessor
	Year Ended December 31, 2017	Period from May 7, 2016 to December 31, 2016	Period from January 1, 2016 to May 6, 2016
(in thousands)
Interest expense incurred	$8,140	$6,685	$11,234
Amortization of deferred financing costs	516	360	—
Interest income	(26)	—	(13)

Total interest expense, net	$8,630	$7,045	$11,221

During the time between the Petition Date and the Effective Date, the Debtors ceased accruing interest on unsecured and undersecured debt obligations and only recorded interest expense to the extent such interest expense was expected to be paid. Absent the bankruptcy proceedings and the corresponding suspension of the accrual of interest on unsecured and undersecured debt, the Company would have recorded additional contractual interest expense of $24.2 million for the period from January 1, 2016 through May 6, 2016.

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 13—SHARE-BASED COMPENSATION

Successor Share-Based Compensation

In accordance with the Plan, upon emergence from bankruptcy, the board of directors was authorized to implement a management equity incentive plan, under which distributions are capped at 5% of the new common equity of the reorganized Company.

Restricted Stock and Certain Restricted Stock Units

On June 23, 2016, the Company awarded 40,000 shares of restricted stock to certain directors of the Company. The shares had an estimated fair value of $12.08 per share at the date of grant, which was determined based upon the per-share reorganization value of the Company adjusted by a discount for lack of marketability. The shares vested on May 6, 2017.

On June 23, 2016, the Company also awarded 80,000 restricted stock units to certain directors of the Company, which vest on the earlier of May 6, 2019 or a liquidity event. A liquidity event may be the completion of an underwritten public offering of common equity generating a minimum amount of gross proceeds as established by the board of directors or a change in common control. Each restricted stock unit grants the recipient one share of common stock at the vesting date. The number of restricted stock units granted will be adjusted based on the equity value of the Company at the vesting date, with a floor of 50%, or 10,000 shares, and a cap of 200%, or 40,000 shares. The Company utilized a Monte Carlo simulation to estimate the expected number of shares that will be issued at the vesting date, and determined that the total estimated fair value of the restricted stock units at the date of grant was approximately $1.1 million.

In September, October, and November 2016, the Company awarded a combined total of 451,488 shares of restricted stock to certain executives and officers of the Company. Each award vests in three tranches, consisting of one-third of each award at approximately the first, second, and third anniversaries of the date of each grant. The combined estimated grant-date fair value of the shares was approximately $5.5 million.

On May 25, 2017, the Company awarded 21,052 shares of restricted stock to certain directors of the Company. The shares had an estimated fair value of $9.31 per share at the date of grant, which was determined based upon an estimate of the Company’s enterprise value, adjusted by a discount for lack of marketability. Enterprise value was estimated through a combination of market and income approaches. The shares vest on May 6, 2018.

The Company recognizes the expense for the restricted stock and restricted stock units described above on a straight-line basis over the vesting period of the awards. During the year ended December 31, 2017 and the period from May 7, 2016 through December 31, 2016, the Company recorded $2.6 million and $0.9 million, respectively, in share based compensation expense included in “General and administrative” expense on the consolidated statements of operations. Total unrecognized compensation cost related to the non-vested awards was $3.8 million as of December 31, 2017, and is expected to be recognized over a weighted-average period of 1.7 years.

Other Restricted Stock Units

On May 25, 2017, the Company also awarded 21,052 restricted stock units to certain directors of the Company, which vest on May 6, 2018. Each restricted stock unit represents the right to receive a share of the Company’s common stock or the fair market value thereof in cash. The units expire on the earlier of (a) the occurrence of a liquidity event, or (b) the fifth anniversary of the grant date. Upon the occurrence of a liquidity event, the expired units will be settled by either the delivery of common stock, cash in the amount equal to the fair market value of the common stock as of the date of the liquidity event, or a combination thereof.

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Consolidated Financial Statements

A liquidity event is defined in the agreements as the completion of an underwritten public offering of the Company’s common equity on a firm commitment basis generating a minimum amount of gross proceeds to the Company, or a change in control. A change in control generally will occur when (a) a person or group acquires 50% or more of the total voting power of the outstanding stock of the Company, (b) the Company disposes of all or substantially all of its assets, or (c) the Company consummates a reorganization, merger, consolidation, share exchange, or other similar transaction wherein the Company’s stockholders prior to the transaction will not own 50% or more of the voting power of the outstanding stock of the entity issuing cash or securities after the transaction, or where the board of directors of the Company prior to the transaction will not constitute a majority of the members of the board of directors of the entity issuing cash or securities after the transaction.

As the restricted stock units may require cash redemption, they are considered liability classified awards with a performance condition (achievement of a liquidity event). The Company records compensation expense for liability classified awards with a performance condition when it becomes probable that the performance condition will be met; as of December 31, 2017, the Company has recorded no expense related to the restricted stock units awarded on May 25, 2017.

Performance Interest Awards

In September, October, and November 2016, the Company awarded performance interest awards to certain executives and officers of the Company, granting a notional interest in 1.25%, 0.25%, and 0.15% of the total shares of stock outstanding, respectively, as of each grant date. In June 2017, the Company awarded performance interest awards to an additional officer of the Company, granting a notional interest in 0.15% of the total shares of stock outstanding as of the grant date. The awards represent the right to receive shares, cash, or other property at the vesting date based upon a formula which contemplates an initial $500.0 million base value of the Company, increased by 8% annually, and adjusted by a factor to incorporate the value of equity of the Company as of the vesting date. The awards vest upon the occurrence of a liquidity event, defined as the completion of an underwritten public offering of common equity generating a minimum amount of gross proceeds as established by the board of directors or a change in common control. As the performance interest awards may require cash redemption, they are considered liability classified awards with a performance condition (achievement of a liquidity event). The Company records compensation expense for liability classified awards with a performance condition when it becomes probable that the performance condition will be met; as of December 31, 2017, the Company has recorded no expense related to the performance interest awards.

Restricted Stock Units Plan

On June 28, 2017, the board of directors adopted the Blue Ridge Mountain Resources, Inc. Restricted Stock Units Plan (the “Restricted Stock Units Plan”) to provide long-term incentive compensation to attract and retain key management and service employees of the Company, to encourage such individuals to remain with the Company and devote their best efforts to Company affairs, and to enable such individuals to participate in the growth of the Company.

The Restricted Stock Units Plan authorizes the compensation committee of the board of directors to administer the Restricted Stock Units Plan and, among other things, award a maximum of 1,393,714 restricted stock units to eligible employees. Each restricted stock unit represents the right to receive a share of the Company’s common stock or the fair market value thereof in cash. The units expire on the earlier of (a) the occurrence of a liquidity event, or (b) the fifth anniversary of the effective date of the Restricted Stock Units Plan. Upon the occurrence of a liquidity event, the expired units will be settled by either the delivery of common stock, cash in the amount equal to the fair market value of the common stock as of the date of the liquidity event, or a combination thereof.

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Consolidated Financial Statements

A liquidity event is defined in the Restricted Stock Units Plan as the completion of an underwritten public offering of the Company’s common equity on a firm commitment basis generating a minimum amount of gross proceeds to the Company, or a change in control. A change in control is defined in the Restricted Stock Units Plan, and generally will occur when (a) a person or group acquires 50% or more of the total voting power of the outstanding stock of the Company, (b) the Company disposes of all or substantially all of its assets, or (c) the Company consummates a reorganization, merger, consolidation, share exchange, or other similar transaction wherein the Company’s stockholders prior to the transaction will not own 50% or more of the voting power of the outstanding stock of the entity issuing cash or securities after the transaction, or where the board of directors of the Company prior to the transaction will not constitute a majority of the members of the board of directors of the entity issuing cash or securities after the transaction.

As of December 31, 2017, 737,947 units had been awarded to certain employees of the Company. As the units may require cash redemption, they are considered liability classified awards with a performance condition (achievement of a liquidity event). The Company records compensation expense for liability classified awards with a performance condition when it becomes probable that the performance condition will be met; as of December 31, 2017, the Company has recorded no expense related to the units awarded under the Restricted Stock Units Plan.

Predecessor Share-Based Compensation

Employees, officers, directors and certain other persons were eligible for grants of unrestricted common stock, restricted common stock, common stock options, and stock appreciation rights under the Predecessor’s Amended and Restated Stock Incentive Plan. On the Effective Date, all outstanding share-based compensation awards were canceled as part of the reorganization process.

The Company recognized an insignificant amount of share-based compensation expense for the period from January 1, 2016 through May 6, 2016.

The table below represents a summary of stock option and stock appreciation rights activity for the periods indicated:

	Predecessor
	Period from January 1, 2016 to May 6, 2016
	Shares	Weighted-Average Exercise Price
Outstanding at beginning of period	7,314,751	$5.75
Forfeited or expired	(245,050)	6.36

Outstanding at end of the period	7,069,701	$5.72
Exercisable at end of the period	6,969,701	$5.75

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Consolidated Financial Statements

The table below represents a summary of the Predecessor’s non-vested common stock options and stock appreciation rights for the periods indicated:

Predecessor
Non-vested Options	Period from January 1, 2016 to May 6, 2016
Non-vested at beginning of the period	592,801
Vested	(492,801)

Non-vested at end of the period	100,000

The table below represents a summary of the Predecessor’s non-vested common shares granted under the Stock Incentive Plan for the periods indicated:

	Predecessor
	Period from January 1, 2016 to May 6, 2016
Non-vested Shares	Shares	Weighted-Average Exercise Price
Non-vested at beginning of period	3,389,896	$2.92
Forfeited	(7,415)	5.50
Vested	(9,322)	7.27

Non-vested at end of period	3,373,159	$2.90

NOTE 14—SHAREHOLDERS’ EQUITY

Successor Common Stock

The Company is authorized to issue 65,000,000 shares of common stock at par value of $0.01 per share. Upon emergence from bankruptcy, the Company issued 50,024,686 common shares in settlement of the Senior Notes, Second Lien Term Loan, and DIP Facility as described in “Note 3—Voluntary Reorganization under Chapter 11”. Also upon emergence from bankruptcy, the Company issued an additional 41,432 shares of common stock to the holders of certain general unsecured claims of the Predecessor who elected to receive new common equity instead of cash. In addition, the Company issued 14,070 shares to Gary C. Evans, the Company’s former Chief Executive Officer and Chairman of the Board of Directors, as a severance payment pursuant to a Settlement Agreement entered into on the Effective Date.

During the year ended December 31, 2017, the Company issued 210,715 shares of common stock, effective as of the Effective Date, to the holders of certain general unsecured claims of the Predecessor who elected to receive new common equity instead of cash. The Company also issued 125,568 shares of common stock, effective as of the Effective Date, to the holders of certain allowed claims pursuant to certain anti-dilutive recovery provisions in the Plan. Additional shares may be issued effective as of the Effective Date upon finalization of the claims reconciliation process for the general unsecured claims.

During the year ended December 31, 2017, the Company issued 190,495 shares of common stock in connection with share-based compensation which had vested to certain directors, executives, and officers of the Company.

Predecessor Common Stock

The Company was authorized to issue 350,000,000 shares of Predecessor common stock at par value of $0.01 per share, of which 261,478,260 shares were issued and 260,563,308 shares were outstanding as of May 6, 2016. The

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Consolidated Financial Statements

Company was also authorized to issue 10,000,000 shares of Predecessor preferred stock, each series of which is discussed in further detail below.

All of the Predecessor’s common stock was canceled on the Effective Date in accordance with the Plan.

Predecessor Common Stock Warrants

On August 26, 2013, the Company declared a dividend on its outstanding shares of common stock in the form of 17,030,622 warrants to purchase shares of the Company’s common stock at $8.50 per share with such warrants having a fair value of $21.6 million as of the declaration date of August 26, 2013. The warrants were issued on October 15, 2013 to shareholders of record on September 16, 2013. Each shareholder of record received one warrant for every ten shares owned as of the record date (with the number of warrants rounded down to the nearest whole number). Each warrant entitled the holder to purchase one share of the Company’s common stock at an exercise price of $8.50 per share, subject to certain anti-dilution adjustments, and expired on April 15, 2016.

On May 9, 2014, the Company issued 2,142,858 warrants to purchase common stock with an exercise price of $8.50 per share, subject to certain anti-dilution adjustments, in conjunction with the May 2014 private placement sales of common stock. The warrants became exercisable beginning on May 29, 2014, and expired on April 15, 2016. The warrants were issued in connection with the May 2014 sale of 21,428,580 common shares, and the proceeds for the sale of the common shares and the warrants were reflected in the Company’s capital accounts as increases to common stock and additional paid in capital.

Presented below is a summary of warrant activity for the periods indicated:

	Predecessor
	Period from January 1, 2016 to May 6, 2016
	Shares	Weighted-Average Exercise Price
Outstanding at beginning of period	19,173,480	$8.50
Exercised, forfeited or expired	(19,173,480)	8.50

Outstanding at end of the period	—	$—
Exercisable at end of the period	—	$—

Predecessor Series D Preferred Stock

The Company was authorized to issue 5,750,000 shares of Series D Cumulative Preferred Stock (“Series D Preferred Stock”), of which 4,424,889 shares were issued and outstanding as of May 6, 2016. Each share of Series D Preferred Stock, par value $0.01 per share, had a liquidation preference of $50.00 per share and a dividend rate of 8.0% per annum (based on stated liquidation preference). The Series D Preferred Stock was not convertible into common stock of the Company but could have been redeemed by the Company, at the Company’s option, on or after March 14, 2014 for par value or $50.00 per share or in certain circumstances prior to such date as a result of a change in control of the Company.

On October 9, 2015, the Company announced that it had suspended monthly cash dividends on all of its outstanding series of preferred stock. The suspension commenced with the monthly cash dividend that would otherwise have been declared and paid for the month ending October 31, 2015. The Company ceased accruing dividends subsequent to the Petition Date.

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Consolidated Financial Statements

All of the Company’s preferred stock was canceled on the Effective Date in accordance with the Plan.

Predecessor Series E Preferred Stock

The Company was authorized to issue 12,000 shares of Series E Cumulative Convertible Preferred Stock (“Series E Preferred Stock”), of which 3,778 shares were issued and 3,697 were outstanding as of May 6, 2016. Each share of Series E Preferred Stock, par value $0.01 per share, had a stated liquidation preference of $25,000 and a dividend rate of 8.0% per annum (based on stated liquidation preference), was convertible at the option of the holder into a number of shares of the Company’s common stock equal to the stated liquidation preference (plus accrued and unpaid dividends) divided by a conversion price of $8.50 per share (subject to anti-dilution adjustments in the case of stock dividends, stock splits and combinations of shares), and was redeemable by the Company under certain circumstances. The Series E Preferred Stock was junior to the Company’s 10.25% Series C Preferred Stock and 8.0% Series D Preferred Stock in respect of dividends and distributions upon liquidation.

Each Depositary Share was a 1/1000th interest in a share of Series E Preferred Stock. Accordingly, the Depositary Shares had a stated liquidation preference of $25.00 per share and a dividend rate of 8.0% per annum (based on stated liquidation preference), were similarly convertible at the option of the holder into a number of shares of the Company’s common stock equal to the stated liquidation preference (plus accrued and unpaid dividends) divided by a conversion price of $8.50 per share (subject to corresponding anti-dilution adjustments), and were redeemable by the Company under certain circumstances.

On October 9, 2015, the Company announced that it had suspended monthly cash dividends on all of its outstanding series of preferred stock. The suspension commenced with the monthly cash dividend that would otherwise have been declared and paid for the month ending October 31, 2015. The Company ceased accruing dividends subsequent to the Petition Date.

All of the Company’s preferred stock was canceled on the Effective Date in accordance with the Plan.

Predecessor Treasury Stock

Treasury stock as of May 6, 2016 consisted of $2.0 million for 81 shares of Series E Preferred Stock and $1.9 million for 914,952 shares of common stock, carried at cost. All of the Predecessor’s preferred and common stock was canceled on the Effective Date in accordance with the Plan.

NOTE 15—INCOME TAXES

The total provision for income taxes applicable to continuing operations consists of the following:

	Successor		Predecessor
	Year Ended December 31, 2017	Period from May 7, 2016 to December 31, 2016	Period from January 1, 2016 to May 6, 2016
(in thousands)
Deferred income tax expense
Federal	$—	$—	$—
State	—	—	—

Total deferred tax expense	$—	$—	$—

Total income tax expense	$—	$—	$—

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Consolidated Financial Statements

As of December 31, 2017 and 2016, the Company had available an estimated $990.8 million and $841.0 million (after attribute reduction), respectively, of federal net operating loss carry forwards which expire in varying amounts during the tax years 2018 through 2036. However, Internal Revenue Code (“IRC”) Sections 382 and 383 impose a limit on a corporation’s ability to utilize tax attributes if a corporation experiences an “ownership change”. The Company experienced an ownership change on May 6, 2016 as the Debtors’ emergence from Chapter 11 bankruptcy proceedings is considered a change in ownership for purposes of IRC Section 382. As a result, approximately $841.0 million of the Company’s net operating losses as of December 31, 2016 are subject to an annual IRC Section 382 limitation of $19.0 million, and these NOLs will expire in varying amounts starting in 2018 through 2036. As a result of this annual limitation imposed under IRC Sections 382 and 383 on the utilization of net operating losses, credit carry forwards and certain built-in losses (collectively referred to as “tax attributes”) following the ownership change may be limited. In addition, subsequent changes in ownership for purposes of IRC Sections 382 and 383 could further diminish the Company’s use of remaining U.S. tax attributes. If a subsequent ownership change were to occur as a result of future transactions in the Company’s stock, the Company’s use of tax attributes may be further limited.

Under the Plan, a substantial portion of the Company’s pre-petition debt securities, revolving credit facility and other obligations were extinguished. Absent an exception, a debtor recognizes cancellation of indebtedness income (“CODI”) upon discharge of its outstanding indebtedness for the amount of consideration that is less than its adjusted issue price. IRC provides that a debtor in a bankruptcy case may exclude CODI from taxable income but must reduce certain of its tax attributes by the amount of any CODI realized as a result of the consummation of a plan of reorganization. The amount of CODI realized by the taxpayer is the adjusted issue price of any indebtedness discharged less the sum of (i) the amount of cash paid, (ii) the issue price of any new indebtedness issued and (iii) the fair market value of any other consideration, including equity issued. As a result of the market value of equity upon emergence from Chapter 11 bankruptcy proceedings, the estimated amount of CODI is approximately $436.0 million, which will reduce the value of the Company’s net operating losses (including federal and state) that had a value of approximately $1.1 billion as of May 6, 2016. The actual reduction in tax attributes does not occur until the first day of the Company’s tax year subsequent to the date of emergence, or May 7, 2016.

On December 22, 2017, Public Law No. 115-97 was signed into law. Public Law No. 115-97 is a comprehensive tax reform bill commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”) that significantly reforms the Internal Revenue Code of 1986, as amended (the “Code”). The Tax Act, among other things, (i) permanently reduces the U.S. corporate income tax rate from 35% to 21%, (ii) repeals the corporate alternative minimum tax, (iii) eliminates the deduction for certain domestic production activities, (iv) imposes new limitations on the utilization of net operating losses, and (v) provides for more general changes to the taxation of corporations, including changes to cost recovery rules and to the deductibility of interest expense, which may impact the taxation of oil and natural gas companies. The Tax Act is complex and far-reaching, and the Company cannot predict with certainty the resulting impact its enactment will have. The ultimate impact of the Tax Act may differ from management’s estimates due to changes in interpretations and assumptions, as well as additional regulatory guidance that may be issued, and any such changes in interpretations or assumptions could adversely affect the Company’s business and financial position.

At December 31, 2017, the Company was not under examination by any federal or state taxing jurisdiction.

The Company has approximately $2.8 million (tax effected $0.7 million) of depletion carryover which has no expiration.

The Company has recorded a valuation allowance of $342.1 million against the net deferred tax assets of the Company at December 31, 2017. The Company is uncertain on a more likely than not basis that the NOLs and

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Consolidated Financial Statements

other deferred tax assets will be utilized in the future. Management evaluated all available positive and negative evidence in making this assessment. The assessment included objectively verifiable information such as historical operating results, future projections of operating results, future reversals of existing taxable temporary differences and anticipated capital expenditures. Management placed a significant amount of weight on the historical results.

Total income tax expense (benefit) differs from the amounts computed by applying the U.S. statutory federal income tax rate to loss before income taxes as a result of state income taxes, certain permanent differences, valuation allowances, and changes in the statutory federal income tax rate due to the Tax Act.

Deferred Tax Assets and Liabilities

The tax effects of temporary differences that gave rise to the Company’s deferred tax assets and liabilities are presented below:

	Successor
	December 31, 2017	December 31, 2016
	(in thousands)
Deferred tax assets:
Net operating loss carry forwards	$240,115	$303,378
Property and equipment	48,148	162,238
Capital loss carry forward	51,573	80,345
Share-based compensation	864	349
Depletion carry forwards	672	1,046
Tax credits	53	52
Other	626	3,599
Deferred tax liabilities:
Investment in Eureka Midstream Holdings	—	(145,255)
Valuation allowance:
Tax credits	(53)	(52)
Depletion carry forwards	(672)	(1,046)
Capital loss carry forward	(51,573)	(80,345)
Net operating losses	(240,115)	(303,378)
Other	(49,638)	(20,931)

Net deferred tax asset (liability)	$—	$—

The Company has elected to classify interest and penalties related to uncertain income tax positions in income tax expense. Due to available NOLs, as of December 31, 2017, the Company has accrued no amounts for potential payment of interest and penalties.

Following is a reconciliation of the total amounts of unrecognized tax benefits during the periods indicated:

	Successor		Predecessor
	Year Ended December 31, 2017	Period from May 7, 2016 to December 31, 2016	Period from January 1, 2016 to May 6, 2016
(in thousands)
Unrecognized tax benefits at beginning of period	$—	$—	$3,879
Change in unrecognized tax benefits taken during a period	—	—	(3,879)

Unrecognized tax benefits at end of period	$—	$—	$—

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 16—RELATED PARTY TRANSACTIONS

The following table sets forth the related party balances as of December 31, 2017 and 2016:

	Successor
	December 31, 2017	December 31, 2016
	(in thousands)
GreenHunter(1)
Investments(2)	$—	$9

Eureka Midstream Holdings(3)
Accounts receivable	$—	$1,543

Accounts payable	$—	$(2,529)

Equity method investment	$—	$184,800

The following table sets forth the related party transaction activities for the periods indicated:

	Successor		Predecessor
	Year Ended December 31, 2017	Period from May 7, 2016 to December 31, 2016	Period from January 1, 2016 to May 6, 2016
(in thousands)
GreenHunter(1)
Production costs	$—	$691	$807

Oilfield services	$—	$22	$36

General and administrative	$—	$8	$11

Interest income	$—	$—	$11

Miscellaneous expense	$—	$(30)	$(334)

Loss from equity method investment	$—	$—	$59

Capitalized costs incurred	$—	$—	$211

Pilatus Hunter, LLC(4)
General and administrative	$—	$—	$3

Eureka Midstream Holdings(3)
Other revenue	$74	$439	$984

Production costs	$58	$672	$414

Severance taxes and marketing	$—	$—	$48

Transportation, processing, and other related costs	$15,056	$16,934	$4,366

Oilfield services	$—	$21	$(19)

Miscellaneous income	$—	$333	$167

Gain on dilution of interest in Eureka Midstream Holdings	$—	$—	$7,509

Income (loss) from equity method investment	$(134,800)	$6,239	$4,953

Capitalized costs incurred	$—	$—	$5

Kirk Trosclair Enterprises, LLC(5)
General and administrative	$—	$47	$50

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Consolidated Financial Statements

(1)

GreenHunter is an entity of which Gary C. Evans, the Company’s former Chairman and CEO, was the Chairman and a major shareholder. Triad Hunter and VIRCO, wholly owned subsidiaries of the Company, received services related to brine water and rental equipment from GreenHunter and certain affiliated companies.

(2)

On February 17, 2012, the Company sold its wholly owned subsidiary, Hunter Disposal, to GreenHunter Water, LLC (“GreenHunter Water”), a wholly owned subsidiary of GreenHunter. The Company recognized an embedded derivative asset resulting from the conversion option under the convertible promissory note it received as partial consideration for the sale. See “Note 10—Fair Value of Financial Instruments”. The Company recorded interest income as a result of the note receivable from GreenHunter. Also as a result of this transaction, the Company had an equity method investment in GreenHunter that was included in derivatives and investment in affiliates—equity method and an available for sale investment in GreenHunter included in investments. Miscellaneous income (expense) includes other than temporary impairment loss on the GreenHunter available for sale security of $0.4 million for the period from January 1, 2016 through May 6, 2016, and $29,920 for the period from May 7, 2016 through December 31, 2016. See “Note 11—Investments and Derivatives” for additional information.

(3)

The Company accounted for its 44.53% equity interest in Eureka Midstream Holdings under the equity method of accounting during the periods presented, and divested its entire equity interest on October 2, 2017. As such, the tables above include balances and transaction activities related to Eureka Midstream Holdings only for periods through October 2, 2017. See “Note 5—Acquisitions, Divestitures, and Discontinued Operations”.

(4)

The Company rented an airplane for business use for certain members of Company management at various times from Pilatus Hunter, LLC, an entity 100% owned by Mr. Evans. Airplane rental expenses are recorded in general and administrative expense.

(5)

On July 18, 2014, the Company entered into a consulting agreement with Kirk J. Trosclair, a former executive of Alpha Hunter Drilling, a wholly owned subsidiary of the Company. Mr. Trosclair ceased employment with the Company on July 18, 2014 and became the Chief Operating Officer of GreenHunter. The agreement had a term of 12 months and provided that Mr. Trosclair would receive monthly compensation of $10,000, and Mr. Trosclair was eligible to continue vesting in previously granted stock options and unvested restricted stock awards, subject to continued service under the consulting agreement. The Company paid Mr. Trosclair $50,424 for the period from January 1, 2016 through May 6, 2016 and $46,830 for the period from May 7, 2016 through December 31, 2016, which includes expenses incurred on behalf of the Company.

In connection with the sale of Hunter Disposal, Triad Hunter entered into agreements with Hunter Disposal and GreenHunter Water for wastewater hauling and disposal capacity in Kentucky, Ohio, and West Virginia and a five-year tank rental agreement with GreenHunter Water. On December 22, 2014, Triad Hunter entered into an Amendment to Produced Water Hauling and Disposal Agreement with GreenHunter Water to secure long-term water disposal at reduced rates through December 31, 2019.

As of December 31, 2016, the Company had a note receivable from GreenHunter with an outstanding principal balance of approximately $680,300 which was fully reserved. Under the terms of the promissory note, GreenHunter was required to make quarterly payments to the Company comprised of principal of $137,500 and accrued interest through the maturity of the note in February 2017. Under the terms of the note, failure to pay timely is considered an event of default. GreenHunter did not make the principal and interest payment due on February 17, 2016, and on March 1, 2016, GreenHunter and certain of its subsidiaries filed voluntary petitions for reorganization under the Bankruptcy Code. Amounts receivable under the promissory note have the status of a general unsecured claim in GreenHunter’s bankruptcy proceeding.

As of December 31, 2013, Mr. Evans, the Company’s former Chairman and Chief Executive Officer, held 27,641 Class A Common Units of Eureka Midstream Holdings. On October 3, 2014, in connection with the LLC Agreement, these Class A Common Units were converted into Series A-1 Units. As of December 31, 2015,

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Consolidated Financial Statements

Mr. Evans also held 250,049 Class B Common Units of Eureka Midstream Holdings pursuant to the Eureka Midstream Holdings Equity Incentive Plan, of which 50,009 of were vested at May 6, 2016.

On the Effective Date, the Company entered into a Settlement Agreement with Mr. Evans, pursuant to which the Company issued 14,070 shares of Successor company common stock with a value of $250,000 determined in accordance with the terms of the agreement as a severance payment.

Triad Hunter and Eureka Midstream were parties to an Amended and Restated Gas Gathering Services Agreement, which was executed on March 21, 2012, and amended on October 3, 2014. On September 27, 2017 and effective as of September 1, 2017, Triad Hunter and Eureka Midstream entered into a Gas Gathering Contract which replaced the Amended and Restated Gas Gathering Services Agreement. Under the terms of the Gas Gathering Contract, Triad Hunter reserved firm throughput capacity in the gas gathering pipeline system of Eureka Midstream Holdings for which Triad Hunter has committed to certain minimum reservation fees. See “Note 17—Commitments and Contingencies” for further discussion of the gas gathering and processing agreements with Eureka Midstream.

In addition, the Company and Eureka Midstream Holdings entered into a Services Agreement on March 20, 2012, and amended on September 15, 2014, under which the Company agreed to provide administrative services to Eureka Midstream Holdings related to its operations. The terms of the Services Agreement provide that the Company will receive an administrative fee of $500,000 per annum and a personnel services fee equal to the Company’s employee cost plus 1.5% subject to mutually agreed upon increases from time to time. Under the terms of the LLC Agreement, certain specified employees of the Company that perform service for Eureka Midstream Holdings and its subsidiaries and for whom the Company bills a personnel services fee, were expected to become employees of Eureka Midstream Holdings or a subsidiary of Eureka Midstream Holdings. The Services Agreement was terminated effective as of December 31, 2016. The Company had a net receivable of $1.3 million from Eureka Midstream Holdings related to the Services Agreement as of December 31, 2016. The Company collected $2.5 million in satisfaction of the outstanding receivable amount in connection with the divestment of its equity interest in Eureka Midstream Holdings on October 2, 2017. See “Note 5 – Acquisitions, Divestitures, and Discontinued Operations” for further discussion of the divestment of the Company’s equity interest in Eureka Midstream Holdings.

In May 2016, the Company entered into the Exit Financing Facility with lenders who were also shareholders of the Company. As of December 31, 2016, the balance outstanding under the Exit Financing Facility was $51.4 million, net of deferred financing costs. In October 2017, the Company paid in full all outstanding balances under the Exit Financing Facility. In November 2017, the Company entered into the Senior Term Loan Facility with lenders who are also shareholders of the Company. As of December 31, 2017, the balance outstanding under the Senior Term Loan Facility was $23.9 million, net of deferred financing costs. See “Note 12 – Long-Term Debt” for further discussion of the Company’s long-term debt.

NOTE 17—COMMITMENTS AND CONTINGENCIES

Legal Proceedings

Samson Matter

In June 2015, Samson Resources Company (“Samson”) executed and filed certain oil and natural gas well liens in Divide County, North Dakota (together with additional, subsequently filed oil and natural gas well liens, the “Samson Liens”) to secure payments it contended were owed by Bakken Hunter. In July 2015, Bakken Hunter filed a complaint against Samson in a case styled Bakken Hunter, LLC v. Samson Resources Company, Case No. 4:15-cv-0008, in the United States District Court for the District of North Dakota, Northwestern Division (the

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Consolidated Financial Statements

“North Dakota Litigation”). In its complaint, Bakken Hunter alleged that Samson breached certain agreements and Bakken Hunter sought equitable relief and damages in an unliquidated amount and a declaration that the Samson Liens were void. In August 2015, Samson filed and served its answer and counterclaims against Bakken Hunter, generally denying Bakken Hunter’s allegations and asserting its own claims for breach of contract. In its counterclaims, among other relief, Samson sought a declaration that the Samson Liens were valid and sought in its counterclaims to foreclose on the Samson Liens. The North Dakota Litigation was stayed effective September 16, 2015 when Samson and certain of its affiliates filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware, Case No. 15-11942 (CSS) (the “Samson Bankruptcy Case”). In November 2015, Bakken Hunter filed a Proof of Claim against Samson in the Samson Bankruptcy Case; the Proof of Claim was based on substantially the same facts alleged in Bakken Hunter’s complaint against Samson in the North Dakota Litigation.

The Company’s Plan included an agreed stipulation (the “Samson Stipulation”) between Bakken Hunter and Samson. Pursuant to the Samson Stipulation, among other things, (i) the joint operating agreement (the “Samson JOA”) between the parties was assumed by Bakken Hunter in its bankruptcy proceeding and (ii) the parties agreed to escrow certain funds (the “Escrowed Funds”) relating to Bakken Hunter’s revenues from the Samson JOA pending the resolution of the disputes between the parties regarding the Samson JOA. On May 26, 2016, Samson filed an adversary complaint for declaratory relief in the Company’s bankruptcy case pursuant to which Samson sought a declaration that Samson was entitled to offset and recoup any and all production proceeds due to Bakken Hunter against monthly amounts due from Bakken Hunter to Samson for Bakken Hunter’s pro rata share of the operating expenses under the Samson JOA.

In January 2017, the Company, Bakken Hunter and Samson entered into a Settlement Agreement to resolve all actual and potential claims or disputes between them. The Settlement Agreement was subject to approval of the Bankruptcy Court in the Samson Bankruptcy, which approval was ordered by such Bankruptcy Court on February 12, 2017. Pursuant to the Settlement Agreement, the Company agreed to pay to Samson a total settlement amount of $7.0 million in full and final satisfaction and release of any and all claims, causes of action, liabilities, damages, losses, costs, and expense related to this matter. The funds in escrow, totaling approximately $3.1 million, were released to Samson in January 2017 and applied against the settlement amount, and the remainder of the settlement amount was arranged to be paid in six monthly installments, the first of which was paid on February 28, 2017. Further, pursuant to the Settlement Agreement, (i) the parties agreed to dismiss with prejudice the North Dakota Litigation; (ii) Samson agreed to withdraw its claims filed in the Company’s bankruptcy case, including Samson’s adversary complaint for declaratory relief; (iii) the Company agreed to withdraw its claims filed in the Samson Bankruptcy Case; and (iv) Samson agreed to modify and/or release the Samson Liens such that the Samson Liens reflect an aggregate secured debt approximately equal to $5.0 million until the entire settlement amount was paid in full, at which time all of the remaining Samson Liens would be released.

As of December 31, 2016, the Company included approximately $3.1 million of funds in escrow in “Prepaid expenses and other assets” on the consolidated balance sheet. The Company also accrued a liability of $7.0 million as of December 31, 2016 related to the estimated settlement amount. The resolution of the Company’s business relationship with Samson also resulted in the write-off of approximately $10.6 million of netted revenues receivable during the fourth quarter of 2016, which is included in “General and administrative” expense on the consolidated statements of operations.

In conjunction with the Company’s divestment of Bakken Hunter assets as described in “Note 5 – Acquisitions, Divestitures, and Discontinued Operations”, the Company paid the remaining balance of the total settlement amount on May 5, 2017, and the remaining Samson Liens were released.

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Consolidated Financial Statements

Eclipse Matter

In November 2015, Eclipse Resources I, LP (“Eclipse”) filed a complaint against Triad Hunter in a case styled Eclipse Resources I, LP v. Triad Hunter, LLC, Civil Action G.D. No. 2015-4589, in the Court of Common Pleas of Centre County, Pennsylvania. In its complaint, Eclipse alleged that Triad Hunter failed to honor its obligations under an Operating Agreement in constructing and operating a well located in Monroe County, Ohio, which experienced a blowout event in December 2014. Asserting purported claims for declaratory, common law and equitable relief, Eclipse sought recovery of its proportionate share of costs to remediate the well blowout event, legal fees in the action, removal of Triad Hunter as operator, and appointment of a receiver over the business and assets of Triad Hunter. Pursuant to a stipulation between the parties, in April 2016 Eclipse dismissed the suit pending in the Court of Common Pleas of Centre County, Pennsylvania and refiled the suit in a case styled Eclipse Resources I, LP v. Triad Hunter, LLC, Case Number CVH2016-111, in the Monroe County Common Pleas Court, Monroe County, Ohio. On November 17, 2017, the Company entered into a Settlement and Release Agreement with Eclipse, wherein Eclipse agreed to reimburse Triad the sum of all monies paid to Eclipse by Eclipse’s insurance carrier(s) in connection with Eclipse’s insurance claim arising out of the blowout (the “Insurer Payment”), as well as one-half of the difference between the Insurer Payment and Eclipse’s proportionate share of the losses incurred by the Company in connection with the blowout, in full settlement of all claims. On November 17, 2017, the Company received $1.2 million which satisfied the remaining net accounts receivable balance related to this matter.

EQT Matter

In May 2016, EQT Production Company (“EQT”) filed a complaint against MHP in a case styled EQT Production Company v. Magnum Hunter Production, Inc., Civil Action No. 5:16-CV-150-JMH in the United States District Court for the Eastern District of Kentucky. In its complaint, EQT alleged breach of contract related to certain royalty and overriding royalty deductions and related payments under certain farm-out agreements. In October 2016, MHP filed a motion seeking partial summary judgment on certain issues in the case relating to deductions taken by MHP for NGLs post-production costs, which motion was granted by the court. The case went to trial on the other outstanding issues in September 2017, and in December 2017 the court awarded EQT a judgment of approximately $0.5 million related to unpaid royalties and shut-in fees, as well as prejudgment interest. The court denied EQT’s request for the court to reconsider certain of its rulings, including its grant of summary judgment in favor of MHP on post-production costs, and the Company expects that an appeal will be filed by EQT with the United States Court of Appeals for the Sixth Circuit. As of December 31, 2017, the Company maintained an accrued liability of $3.5 million related to this matter.

General

The Company is also a defendant in several other lawsuits that have arisen in the ordinary course of business. While the outcome of these lawsuits cannot be predicted with certainty, management does not expect any of these to have a material adverse effect on the Company’s consolidated financial condition or results of operations.

Gas Gathering and Processing Agreements

MarkWest Gas Processing Agreement

On October 3, 2011, Triad Hunter entered into a 12-year gas processing agreement with MarkWest Liberty Midstream & Resources, L.L.C. (“MarkWest”). In connection with the Chapter 11 Cases, on June 14, 2016 the Company entered into the Omnibus Contract Restructuring Agreement in which the Company agreed to assume the gas processing agreement with MarkWest with certain agreed upon amendments, effective as of May 1, 2016. Triad Hunter’s remaining obligation under the gas processing agreement was $18.2 million as of December 31, 2017.

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Consolidated Financial Statements

Equitrans Gas Transportation Agreement

On December 14, 2011, Triad Hunter entered into a 120-month gas transportation contract with Equitrans, L.P. (“Equitrans”), and effective October 3, 2014, the Company entered into a 15-year gas transportation contract with Equitrans. In connection with the Chapter 11 Cases, the Company entered into the 2016 Transportation Service Agreement with Equitrans, as amended on March 10, 2016, which superseded, terminated, and canceled the previous two agreements. Under the 2016 Transportation Service Agreement, which expires on October 31, 2029, Triad’s maximum daily quantities were reduced from a combined 70,000 MMBtu per day to 50,000 MMBtu per day effective as of June 1, 2016 and further reduced to 35,000 MMBtu per day effective as of January 1, 2025. Triad Hunter’s remaining obligation under the 2016 Transportation Service Agreement was $54.9 million as of December 31, 2017.

Eureka Midstream Gas Gathering Agreement

On March 21, 2012, Triad Hunter entered into the Amended and Restated Gas Gathering Services Agreement (as amended, the “Gathering Agreement”) with Eureka Midstream. Under the terms of this agreement, Triad Hunter committed to the payment of monthly reservation fees for certain maximum daily quantities of gas delivered each day for transportation under various individual transaction confirmations. In connection with the Chapter 11 Cases, the Company agreed to assume the gathering agreement with Eureka Midstream subject to certain agreed upon amendments which, among other things, modified certain of the reservation fees and commodity fees that Triad Hunter pays to Eureka Midstream and provided certain volume credits to Triad Hunter. On September 27, 2017 and effective as of September 1, 2017, the Company entered into a Gas Gathering Contract with Eureka Midstream, which replaced the Gathering Agreement and each of the individual transaction confirmations under the prior agreement. Among other things, the Gas Gathering Contract provides for minimum volume commitments to be determined on a system-wide basis with volume banking, with annual commitments of 60,000 MMBtu per day during 2017, 125,000 MMBtu per day for 2018, and 210,000 MMBtu per day for 2019 through 2033. Triad Hunter’s remaining obligation under the Gas Gathering Contract was $203.4 million as of December 31, 2017.

REX Transportation Agreement

On October 8, 2014, Triad Hunter executed a Precedent Agreement with Rockies Express Pipeline LLC (“REX”), (“REX Transportation Services Agreement”) for the delivery by Triad Hunter and the transportation by REX of natural gas produced by Triad Hunter. In executing the REX Transportation Services Agreement, Triad Hunter committed to purchase 100,000 MMBtu per day of firm transportation from REX. In connection with the Chapter 11 Cases, the Company agreed to assume the REX Transportation Services Agreement, subject to certain agreed upon amendments. Among other things, these amendments reduced Triad Hunter’s firm transportation volume commitment from 100,000 MMBtu per day to 50,000 MMBtu per day. The 15-year term of the REX Transportation Services Agreement commenced on January 1, 2017, and Triad Hunter’s remaining obligation under the REX Transportation Services Agreement was $121.1 million as of December 31, 2017.

In addition, the Company was required to provide credit support to REX, in the form of a letter of credit, in the initial amount of twenty-seven months of Triad Hunter’s reservation charges, within 45 days of executing the REX Transportation Services Agreement. The Company posted a letter of credit for $36.9 million for the benefit of REX on November 25, 2014, using availability under the Company’s then-outstanding revolving credit facility. On and effective as of November 3, 2015, the letter of credit was cash collateralized in connection with the Senior Secured Bridge Financing Facility. As a result of the amendments to the REX Transportation Services Agreement entered into in connection with the Chapter 11 Cases, the amount of Triad Hunter’s posted letter of credit was expected to be reduced by approximately $2.8 million every three months until the posted letter of

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Consolidated Financial Statements

credit amount was reduced to $20.0 million, subject to further reduction five years following the effective date of the related Firm Transportation Agreement, which was January 1, 2017. On November 14, 2016, the Company entered into a Firm Transportation Amended and Restated Negotiated Rate Agreement with REX which, among other things, revised the required credit support to consist of a letter of credit of $20.0 million and a cash prepayment to REX of $16.9 million. The cash prepayment has been applied to the Company’s monthly payables to REX under the REX Transportation Services Agreement each month beginning January 1, 2017, which will continue until the prepayment is exhausted. On April 21, 2017, the Company entered into an Asset Management Agreement with BP Energy Company pursuant to which, among other things, BP Energy Company agreed to provide the $20.0 million letter of credit to REX on behalf of the Company. On May 5, 2017, $21.0 million of cash collateralizing the Company’s letter of credit to REX (including a 5% additional collateralization component) was released to the Company. As of December 31, 2017, approximately $8.7 million of the prepayment to REX is included in “Prepaid expenses and other assets” and $0.2 million is included in “Other assets” on the consolidated balance sheet.

The Company’s payments related to its minimum gathering, processing, and transportation commitments were $31.0 million for the year ended December 31, 2017, $16.1 million for the period from May 7, 2016 to December 31, 2016 and $7.5 million for the period from January 1, 2016 to May 6, 2016. Future minimum gathering, processing, and transportation commitments at December 31, 2017, are as follows (in thousands):

2018	$24,824
2019	$30,098
2020	$30,142
2021	$30,098
2022	$30,098
Thereafter	$252,382

Operating Leases

As of December 31, 2017, office space rentals with terms of 12 months or greater include a lease of office space in Irving, Texas through July 2023, with monthly payments of approximately $28,400.

Future minimum lease commitments under non-cancelable operating leases at December 31, 2017, are as follows (in thousands):

2018	$377
2019	$373
2020	$338
2021	$345
2022	$352
Thereafter	$208

Environmental Contingencies

The exploration, development and production of oil and natural gas assets, the operations of oil and natural gas gathering systems, and the performance of oil field services are subject to various federal, state, local and foreign laws and regulations designed to protect the environment. Compliance with these regulations is part of the Company’s day-to-day operating procedures. Infrequently, accidental discharge of such materials as oil, natural gas or drilling fluids can occur and such accidents can require material expenditures to correct. The Company maintains various levels and types of insurance which it believes to be appropriate to limit its financial exposure. As of December 31, 2017, the Company is unaware of any material capital expenditures which may be required for environmental control.

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Consolidated Financial Statements

On December 13, 2014, the Company lost control of the Stalder 3UH well located in Monroe County, Ohio. On December 23, 2014, the well was temporarily capped and the well head assembly had been successfully replaced. There is currently no evidence of environmental damage to the immediate area as a result of the blowout, and no personnel were injured in connection with the well control operations on the Stalder Pad. The Company believes that there has been no damage to the overall structure or integrity of the Stalder 3UH well and that the three other Utica Shale wells and the one Marcellus Shale well also located on the Company’s Stalder Pad were unaffected. The Company’s control of well insurance covered its proportionate share of losses incurred by it in connection with the blowout of the Stalder 3UH well.

During 2015, the Company received notifications from certain non-operators, including Eclipse, under its operating agreement for the Stalder 3UH well indicating that such non-operators believed the Company should be responsible for all costs related to the December 2014 blowout. On November 18, 2015, the Company notified Eclipse that it had breached the operating agreement by failing to remit payment for its proportionate share of the costs of the blowout, and on December 18, 2015, the Company effectively suspended all revenue payments to Eclipse related to the Stalder 3UH well. On December 23, 2015, Eclipse filed an emergency motion with the Bankruptcy Court seeking equitable relief. The Company and Eclipse agreed to a stipulation that was approved by the Bankruptcy Court on January 21, 2016. Among other things, the stipulation required an escrow account, beyond the control of the Company and Eclipse, to be funded by Eclipse up to an amount of $2.2 million, to be released based on court order once the lawsuit is settled. On November 17, 2017, the Company entered into a Settlement and Release Agreement with Eclipse, wherein Eclipse agreed to reimburse Triad the sum of all monies paid to Eclipse by Eclipse’s insurance carrier(s) in connection with Eclipse’s insurance claim arising out of the blowout (the “Insurer Payment”), as well as one-half of the difference between the Insurer Payment and Eclipse’s proportionate share of the losses incurred by the Company in connection with the blowout, in full settlement of all claims. On November 17, 2017, the Company received $1.2 million which satisfied the remaining net accounts receivable balance related to this matter.

NOTE 18—SUPPLEMENTAL CASH FLOW INFORMATION

The following summarizes cash paid for interest, as well as non-cash investing transactions:

	Successor		Predecessor
	Year Ended December 31, 2017	Period from May 7, 2016 to December 31, 2016	Period from January 1, 2016 to May 6, 2016
(in thousands)
Cash paid for interest	$5,406	$3,309	$9,457

Non-cash transactions
Change in accrued capital expenditures—increase (decrease)	$22,510	$(31,573)	$(7,503)

Non-cash additions to asset retirement obligation	$9,333	$4,465	$151

NOTE 19—SUBSEQUENT EVENTS

Subsequent events have been evaluated for the period subsequent to December 31, 2017 through March 29 2018, the date the financial statements were available to be issued.

On January 16, 2018, the Company entered into a Precedent Agreement with REX in which the Company committed to purchase an additional 50,000 MMBtu per day of firm transportation from REX for a five-year

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Consolidated Financial Statements

term beginning in October 2018. In addition, approximately $6.7 million of the Company’s remaining cash prepayment to REX was refunded to the Company on January 30, 2018, leaving REX with a deposit of approximately $1.4 million.

NOTE 20—SUPPLEMENTAL OIL AND NATURAL GAS DISCLOSURES (UNAUDITED)

The following table sets forth the costs incurred in oil and natural gas property acquisition, exploration, and development activities (in thousands):

	Years Ended December 31,
	2017	2016
	(in thousands)
Purchase of non-producing leases	$6,169	$379
Purchase of producing properties	147	—
Exploration costs	2,692	—
Development costs	42,198	4,688

Total acquisition, exploration, and development costs	$51,206	$5,067

Oil and Natural Gas Reserve Information

Proved oil and natural gas reserve quantities for 2017 and 2016 are based on estimates prepared by the Company’s third party reservoir engineering firms, Software Integrated Solutions Division of Schlumberger Technology Corporation and Cawley, Gillespie, & Associates, Inc., respectively. There are numerous uncertainties inherent in estimating quantities of proved reserves and projecting future rates of production and timing of development expenditures. The following reserve data only represent estimates and should not be construed as being exact.

	Crude Oil	NGLs	Natural Gas
	(MBbl)	(MBbl)	(MMcf)
Balance December 31, 2015	3,430	6,181	181,385
Revisions of previous estimates(1)	153	1,170	14,836
Extensions, discoveries and other additions	—	—	6,124
Production	(666)	(1,165)	(29,840)

Balance December 31, 2016	2,917	6,186	172,505
Revisions of previous estimates(1)	1,640	7,802	133,385
Extensions, discoveries and other additions	—	—	23,715
Sale of reserves in place	(2,377)	(208)	(1,347)
Production	(265)	(883)	(21,343)

Balance December 31, 2017	1,915	12,897	306,915

Developed reserves, included above
December 31, 2015	3,430	6,181	156,076
December 31, 2016	2,917	6,186	152,503
December 31, 2017	1,041	9,375	207,902
Proved undeveloped reserves, included above
December 31, 2015	—	—	25,309
December 31, 2016	—	—	20,002
December 31, 2017	874	3,522	99,013

(1)

For the year ended December 31, 2016, the Company made upward revisions due primarily to improved pricing differentials and operating expenses. For the year ended December 31, 2017, the Company made upward revisions due primarily to higher pricing levels.

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Consolidated Financial Statements

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Reserves

The standardized measure of discounted future net cash flows related to proved oil and natural gas reserves and the changes in standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves were prepared in accordance with ASC 932—Extractive Activities—Oil and Gas. Future cash inflows at December 31, 2017 and 2016 were computed by applying the unweighted, arithmetic average of the closing price on the first day of each month for the 12-month period prior to December 31, 2017 and 2016 to estimated future production. Future production and development costs are computed by estimating the expenditures to be incurred in developing and producing the proved oil and natural gas reserves at year-end, based on year-end costs and assuming continuation of existing economic conditions.

Future income tax expenses are calculated by applying appropriate year-end tax rates to future pretax net cash flows relating to proved oil and natural gas reserves, less the tax basis of properties involved. No provision for income taxes has been provided in the above standardized measure of discounted future net cash flows as of December 31, 2017 and 2016, as a result of the Company’s net operating loss carryforwards of $990.8 million and $841.0 million, respectively, and other future expected tax deductions. See “Note 15—Income Taxes”.

Future income tax expenses give effect to permanent differences, tax credits and loss carry forwards relating to the proved oil and natural gas reserves. Future net cash flows are discounted at a rate of 10% annually to derive the standardized measure of discounted future net cash flows. This calculation procedures does not necessarily result in an estimate of the fair market value of the Company’s oil and natural gas properties.

The standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves are as follows:

	Years Ended December 31,
	2017	2016
	(in thousands)
Future cash inflows	$1,321,305	$629,538
Future production costs	(875,918)	(482,779)
Future development costs	(108,711)	(13,700)

Future net cash flows	336,676	133,059
10% annual discount for estimated timing of cash flows	(185,353)	(62,677)

Standardized measure of discounted future cash flows	$151,323	$70,382

Future cash flows as shown above were reported without consideration for the effects of commodity derivative transactions outstanding at each period end.

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Consolidated Financial Statements

Changes in Standardized Measure of Discounted Future Net Cash Flows

The changes in the standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves are as follows:

	Years Ended December 31,
	2017	2016
	(in thousands)
Balance, beginning of period	$70,382	$110,589
Net change in prices and production costs	120,373	(80,584)
Net change in future development costs	(71,337)	2,763
Sales, less production costs	(27,905)	6,458
Extensions	10,120	367
Divestitures	(16,741)	—
Revisions of previous quantity estimates	62,005	12,446
Previously estimated development costs incurred	10,459	311
Accretion of discount	7,038	11,059
Changes in timing and other	(13,071)	6,973

Standardized measure of discounted future net cash flows	$151,323	$70,382

The commodity prices inclusive of adjustments for quality and location used in determining future net revenues related to the standardized measure calculation are as follows:

	2017	2016
Oil (per Bbl)	$40.39	$37.70
Natural gas liquids (per Bbl)	$29.83	$18.02
Gas (per Mcf)	$2.80	$2.36

In accordance with SEC requirements, the pricing used in the Company’s standardized measure of future net revenues is based on the 12-month un-weighted arithmetic average of the first-day-of-the-month price for the period January through December for each period presented and adjusted by lease for transportation fees and regional price differentials. The use of SEC pricing rules may not be indicative of actual prices realized by the Company in the future.

BLUE RIDGE MOUNTAIN RESOURCES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	September 30, 2018	December 31, 2017
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$54,408	$107,975
Accounts receivable, net of allowance for doubtful accounts	22,494	8,460
Derivative assets	212	5,020
Inventory	660	978
Prepaid expenses and other assets	1,374	9,972
Assets held for sale	3,400	2,640

Total current assets	82,548	135,045

PROPERTY, PLANT AND EQUIPMENT
Oil and natural gas properties, net, successful efforts method of accounting	593,202	469,798
Gas transportation, gathering and processing equipment and other, net	7,545	8,456

Total property, plant and equipment, net	600,747	478,254

OTHER ASSETS
Derivative assets	39	342
Other assets	4,895	3,552
Assets held for sale	24,817	32,887

Total assets	$713,046	$650,080

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$13,362	$3,226
Accrued liabilities	65,378	31,325
Revenue payable	9,055	4,605
Derivative liabilities	2,582	—
Other liabilities	1,841	842
Liabilities associated with assets held for sale	8,898	6,666

Total current liabilities	101,116	46,664
Long-term debt, net of current portion	24,209	23,890
Asset retirement obligation, net of current portion	23,107	23,218
Long-term liabilities associated with assets held for sale	13,809	13,767

Total liabilities	162,241	107,539

COMMITMENTS AND CONTINGENCIES (Note 14)
SHAREHOLDERS’ EQUITY
Common stock	507	506
Additional paid in capital	843,568	842,308
Accumulated deficit	(293,270)	(300,273)

Total shareholders’ equity	550,805	542,541

Total liabilities and shareholders’ equity	$713,046	$650,080

The accompanying Notes to Condensed Consolidated Financial Statements (Unaudited) are an integral part of these Statements.

BLUE RIDGE MOUNTAIN RESOURCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2018	2017
REVENUES AND OTHER
Oil and natural gas sales	$107,324	$63,769
Other revenue	499	533

Total revenue	107,823	64,302
OPERATING EXPENSES
Production costs	12,514	7,846
Severance taxes	3,233	866
Transportation, processing, and other related costs	34,121	36,830
Exploration and impairment of unproved oil and natural gas properties	7,802	47,749
Impairment of proved oil and natural gas properties	330	6
Other operating expenses	207	983
Depletion, depreciation, amortization and accretion	23,252	10,534
Gain on sale of assets, net	(8,202)	(6,719)
Impairment of other assets	673	—
General and administrative	15,844	15,683

Total operating expenses	89,774	113,778

OPERATING INCOME (LOSS)	18,049	(49,476)
OTHER INCOME (EXPENSE)
Interest expense, net	(2,308)	(7,485)
Gain (loss) on derivative contracts, net	(4,770)	5,609
Other income	28	2,445

Total other income (expense), net	(7,050)	569

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE REORGANIZATION ITEMS AND INCOME TAX	10,999	(48,907)
Reorganization items, net	(1,422)	(615)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAX	9,577	(49,522)
Income tax benefit	—	—

INCOME (LOSS) FROM CONTINUING OPERATIONS	9,577	(49,522)
Loss from discontinued operations, net of tax	(5,043)	(138,766)
Gain on disposal of discontinued operations, net of tax	2,469	21,603

NET INCOME (LOSS)	$7,003	$(166,685)

NET INCOME (LOSS)	$7,003	$(166,685)
OTHER COMPREHENSIVE INCOME (LOSS)
Unrealized loss on available for sale securities	—	(3)
Amounts reclassified from accumulated other comprehensive income upon sale of available for sale securities	—	(147)

Total other comprehensive income (loss)	—	(150)

COMPREHENSIVE INCOME (LOSS)	$7,003	$(166,835)

The accompanying Notes to Condensed Consolidated Financial Statements (Unaudited) are an integral part of these Statements.

BLUE RIDGE MOUNTAIN RESOURCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(in thousands)

(unaudited)

	Number of Shares of Common Stock	Common Stock	Additional Paid in Capital	Accumulated Deficit	Total Shareholders’ Equity
Balance at January 1, 2018	50,606	$506	$842,308	$(300,273)	$542,541
Share-based compensation	81	1	1,473	—	1,474
Shares repurchased and retired	(29)	—	(213)	—	(213)
Net income	—	—	—	7,003	7,003

Balance at September 30, 2018	50,658	$507	$843,568	$(293,270)	$550,805

The accompanying Notes to Condensed Consolidated Financial Statements (Unaudited) are an integral part of these Statements.

BLUE RIDGE MOUNTAIN RESOURCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$7,003	$(166,685)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation, amortization and accretion	23,932	13,681
Impairment of unproved oil and natural gas properties	7,549	47,727
Impairment of proved oil and natural gas properties	330	78
Impairment of other assets	4,994	—
Share-based compensation	1,474	1,995
Cash paid for plugging wells	(243)	(175)
Gain on sale of assets	(10,671)	(28,322)
(Gain) loss on derivative assets	4,770	(5,609)
Cash proceeds on settlement of derivative contracts	2,923	707
Loss from equity method investments	—	134,800
Loss on investments	—	131
Amortization of deferred financing costs	506	415
Noncash interest paid in kind	—	3,307
Changes in operating assets and liabilities:
Accounts receivable, net	(12,521)	11,321
Inventory	335	(109)
Prepaid expenses and other current assets	8,494	3,736
Accounts payable	(489)	(1,875)
Revenue payable	5,205	758
Accrued liabilities	7,063	(5,343)

Net cash provided by operating activities	50,654	10,538

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures and advances	(161,343)	(3,777)
Change in deposits and other long-term assets	(1,187)	26,044
Proceeds from sales of assets	58,858	43,391

Net cash provided by (used in) investing activities	(103,672)	65,658

CASH FLOWS FROM FINANCING ACTIVITIES
Repayments of debt	(148)	(4,594)
Proceeds from borrowings on debt	—	1,288
Payment of deferred financing costs	(188)	—
Change in other long-term liabilities	—	(824)
Repurchase of common shares	(213)	—

Net cash used in financing activities	(549)	(4,130)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(53,567)	72,066
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	107,975	27,831

CASH AND CASH EQUIVALENTS, END OF PERIOD	$54,408	$99,897

The accompanying Notes to Condensed Consolidated Financial Statements (Unaudited) are an integral part of these Statements.

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Condensed Consolidated Financial Statements

(unaudited)

NOTE 1—ORGANIZATION AND NATURE OF OPERATIONS

Blue Ridge Mountain Resources, Inc., a Delaware corporation, operating directly and indirectly through its subsidiaries (“Blue Ridge Mountain Resources” or the “Company”), is an Irving, Texas based independent oil and natural gas company engaged primarily in the exploration, development and production of natural gas and natural gas liquids resources predominantly within the Utica and Marcellus shale plays in the United States. Prior to January 17, 2017, Blue Ridge Mountain Resources was known as Magnum Hunter Resources Corporation.

Presentation of Consolidated Financial Statements

The accompanying unaudited interim consolidated financial statements of Blue Ridge Mountain Resources have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of these consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during reporting periods. Actual results could differ materially from those estimates.

In the opinion of management, all adjustments (consisting of normal, recurring adjustments unless otherwise indicated) necessary for the fair statement of the financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. The year-end balance sheet data was derived from audited financial statements, but does not include all disclosures required by GAAP.

Certain information and disclosures normally included in the consolidated financial statements prepared in accordance with GAAP that would substantially duplicate the disclosures contained in the audited consolidated financial statements as reported in the Company’s Annual Report have been condensed or omitted. These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report for the year ended December 31, 2017.

Reclassification of Prior-Period Balances

Certain prior-period balances have been reclassified to correspond with current-period presentation. As a result of the Company’s adoption of plans during 2017 to divest assets of Bakken Hunter, LLC (“Bakken Hunter”) and MHP, as well as its equity method investment in Eureka Midstream Holdings, operating losses and expenses related to these operations have been classified as discontinued operations in the consolidated statements of operations, and the related assets and liabilities have been classified as assets held for sale and liabilities associated with assets held for sale in the consolidated balance sheets for all periods presented. See “Note 2—Acquisitions, Divestitures, and Discontinued Operations.”

Chapter 11 Bankruptcy Filings and Emergence from Bankruptcy

On December 15, 2015, the Company and certain of its wholly owned subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). On April 18, 2016, the Bankruptcy Court approved the Company’s plan of reorganization, as amended, which, among other things, resolved certain of the Company’s pre-petition obligations, set forth the revised capital structure of the newly reorganized entity, and provided for corporate governance subsequent to exit from bankruptcy.

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Condensed Consolidated Financial Statements

(unaudited)

The Company emerged from bankruptcy on May 6, 2016 and applied fresh start accounting as of that date. On June 8, 2018, the Bankruptcy Court entered an order to close all Chapter 11 Cases except the case involving Magnum Hunter Resources Corporation, and on August 16, 2018, the last remaining case was closed.

During the pendency of the Chapter 11 Cases, the Company incurred expenses representing the direct and incremental costs of bankruptcy, which were expensed to “Reorganization items, net” in the consolidated statements of operations. Reorganization items representing professional fees were $1.4 million and $0.6 million for the nine months ended September 30, 2018 and 2017, respectively.

Regulated Activities

Sentra Corporation, a wholly owned subsidiary, owns and operates distribution systems for retail sales of natural gas in south central Kentucky. Sentra Corporation’s gas distribution billing rates are regulated by the Kentucky Public Service Commission based on recovery of purchased gas costs. The Company accounts for its operations based on the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 980-605, Regulated Operations—Revenue Recognition, which requires covered entities to record regulatory assets and liabilities resulting from actions of regulators. During each of the nine month periods ended September 30, 2018 and 2017, the Company had gas utility sales from Sentra Corporation’s regulated operations aggregating approximately $0.2 million.

On October 12, 2018, the Company sold all of its ownership interest in Sentra Corporation for cash consideration of $50,000.

Recently Issued Accounting Standards

Accounting standards-setting organizations frequently issue new or revised accounting rules. The Company regularly reviews all new pronouncements to determine their impact, if any, on its financial statements.

Recently Adopted

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, which includes guidance on the presentation of certain cash receipts and payments, such as debt prepayment or extinguishment costs and distributions received from equity method investees, on the statement of cash flows. This amendment is effective for fiscal years beginning after December 15, 2017 and interim periods within fiscal years beginning after December 15, 2018, with early adoption permitted. The adoption of this standard did not have a material impact on the Company’s financial position, results of operations, or statements of cash flows.

Accounting Pronouncements Not Yet Adopted

In May 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 supersedes the revenue recognition requirements in ASC Topic 605, Revenue Recognition, and most industry-specific guidance throughout the Industry Topics of the ASC. The core principle of the revised standard is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. To achieve that core principle, an entity should apply the following steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Condensed Consolidated Financial Statements

(unaudited)

the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. ASU 2014-09 requires entities to disclose both quantitative and qualitative information that enables users of financial statements to understand the nature, amount, timing, and uncertainty of revenues and cash flows arising from contracts with customers. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which defers the effective date of ASU 2014-09 for all entities by one year. As such, this amendment is effective for annual reporting periods beginning after December 15, 2018, including interim periods within those reporting periods. The guidance allows for either a “full retrospective” adoption or a “modified retrospective” adoption, and earlier application is permitted as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. The Company expects to adopt this standard using the modified retrospective method. The Company has substantially completed its analysis of the impact of the standard on its contracts, internal systems, and policies. Based on the work performed to date, the Company does not expect this standard to have a significant impact on its financial position or results of operations, but to result in enhanced disclosures.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The core principle of Topic 842 is that a lessee should recognize the assets and liabilities that arise from leases. The ASU will require lessees to recognize the following for all leases (with the exception of short-term leases) at the commencement date: (1) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (2) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Under the new guidance, lessor accounting is largely unchanged. Certain targeted improvements were made to align, where necessary, lessor accounting with the lessee accounting model and Topic 606, Revenue from Contracts with Customers. Lessees (for capital and operating leases) and lessors (for sales-type, direct financing, and operating leases) must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. The ASU is effective for fiscal years beginning after December 15, 2019 and for interim periods within fiscal years beginning after December 15, 2020, with early adoption permitted. The Company is currently evaluating the impact of this ASU on its consolidated financial statements and financial statement disclosures.

In March 2016, the FASB issued ASU 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, which simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. This amendment is effective for fiscal years beginning after December 15, 2017 and interim periods within fiscal years beginning after December 15, 2018, with early adoption permitted. The Company is currently evaluating the impact of this ASU on its consolidated financial statements and financial statement disclosures.

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, which clarifies the definition of a business in order to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. This amendment is effective for fiscal years beginning after December 15, 2018 and interim periods within fiscal years beginning after December 15, 2019, with early adoption permitted in certain circumstances. The Company is currently evaluating the impact of this ASU on its consolidated financial statements and financial statement disclosures.

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Condensed Consolidated Financial Statements

(unaudited)

NOTE 2—ACQUISITIONS, DIVESTITURES, AND DISCONTINUED OPERATIONS

Assets Held for Sale

The Company has identified certain assets for divestiture that meet the criteria for assets held for sale. These assets include certain fixed assets such as buildings and mobile equipment, interests in certain leases and fields, and other assets that are considered non-core to the Company’s ongoing business.

The following summarizes the Company’s assets and liabilities held for sale at September 30, 2018 and December 31, 2017:

	September 30, 2018	December 31, 2017
	(in thousands)
Accounts receivable, net of allowance for doubtful accounts	$2,744	$2,021
Other current assets	656	619
Oil and natural gas properties, net	21,478	21,412
Gas transportation, gathering, and processing equipment and other, net	3,324	11,460
Other long-term assets	15	15

Total assets held for sale	$28,217	$35,527

Accrued liabilities	$6,135	$4,730
Current portion of long-term debt	206	198
Other current liabilities	2,557	1,738
Asset retirement obligations, net of current portion	10,275	10,077
Long-term debt, net of current portion	2,883	3,039
Other long-term liabilities	651	651

Total liabilities associated with assets held for sale	$22,707	$20,433

Discontinued Operations

Bakken Hunter and MHP Assets

During the first quarter of 2017, the Company adopted a plan to divest all of its interests in the assets of Bakken Hunter, located in North Dakota, and Magnum Hunter Production, Inc. (“MHP”), a wholly owned subsidiary located primarily in Kentucky and Tennessee, as part of the Company’s strategy to focus on core assets in the Marcellus and Utica shales. The Company determined that the planned divestitures met the assets held for sale criteria and the criteria for classification as discontinued operations as of March 31, 2017.

Divestment of Bakken Hunter Assets

On April 25, 2017, Bakken Hunter entered into an Asset Purchase Agreement with Resource Energy Can-Am, LLC for the sale of certain interests in leases, wells, and other property and equipment located in North Dakota. The effective date of the sale was April 1, 2017, and the transaction closed on May 5, 2017. The total purchase price was $34.7 million before closing costs and purchase price adjustments, and the Company recognized a gain of approximately $18.0 million on the sale of the assets.

On September 4, 2018, Bakken Hunter closed on the sale of certain overriding royalty interests in oil and natural gas properties located in Dunn County, North Dakota to Recon Resources, LLC pursuant to an Overriding

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Condensed Consolidated Financial Statements

(unaudited)

Royalty Purchase and Sale Agreement. The total purchase price was $1.4 million, before closing costs and purchase price adjustments. The Company held no net book value for the assets sold, and recorded an overall gain on the sale of approximately $1.4 million.

Divestment of Certain MHP Assets

On July 21, 2017, the Company sold its entire investment in Redstar Gold Corp., consisting of 2,619,981 shares which were publicly traded on the TSX Venture Exchange, for cash consideration of approximately $150,000. The Company recognized a gain on the sale of approximately $25,000 during the third quarter of 2017.

On August 17, 2017, MHP entered into an Asset Purchase Agreement with Hard Rock Exploration, Inc. for the sale of certain interests in leases and wells located in West Virginia of which Hard Rock Exploration, Inc. is the operator. The total purchase price was $15,000, and the sale closed and was effective as of August 18, 2017. The Company recognized a gain on the sale of the assets of $3.4 million during the third quarter of 2017, due primarily to the relief of related asset retirement obligations and other liabilities associated with the properties.

On September 28, 2018, MHP entered into a Purchase and Sale Agreement with Hanna Oil and Gas Company and Peace Pipeline Company, LLC for the sale of certain oil and natural gas properties and related assets located in Arkansas and Oklahoma, and also including a 25% membership interest in Arkoma Gathering, LLC. The total purchase price was $450,000 before purchase price adjustments, and the Company recognized a gain of approximately $0.9 million on the sale of the assets, due partially to the relief of related asset retirement obligations associated with the properties.

Investment in Eureka Midstream Holdings

During the third quarter of 2017, the Company pursued the sale of all of its equity interest in Eureka Midstream Holdings in order to accelerate and de-risk the realization of the value of its investment and to facilitate the renegotiation of gathering rates with Eureka Midstream Holdings. The Company determined that the planned divestiture met the criteria for assets held for sale and for classification as a discontinued operation for all periods presented.

The Company owned a 44.53% interest in Eureka Midstream Holdings as of December 31, 2016 and until October 2, 2017, when the Company sold its interest as discussed further below. Eureka Midstream Holdings owns, directly or indirectly, 100% of the equity interests of Eureka Midstream, LLC (“Eureka Midstream”), TransTex, LLC, and Eureka Land, LLC. Eureka Midstream Holdings was governed by the Second Amended and Restated Limited Liability Company Agreement of Eureka Midstream Holdings (the “LLC Agreement”). Under the LLC Agreement, and as a result of various other agreements and transactions between the parties, as of December 31, 2016 the Company held 12,771,898 Series A-1 Units and a third party held 15,482,783 Series A-2 Units, which together represented approximately 98.5% of the outstanding Class A Common Units of Eureka Midstream Holdings as of that date and until October 2, 2017.

Impairment

During the third quarter of 2017, the Company assessed its investment in Eureka Midstream Holdings in order to record the investment at the lesser of its carrying value and its fair value less cost to sell as of the date the planned divestiture met the criteria for classification as assets held for sale and discontinued operations. Although the planned divestiture had not yet closed, the terms of the potential transaction were agreed-upon and approved as of September 30, 2017 and included cash proceeds of $50.0 million in addition to a cash payment for

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Condensed Consolidated Financial Statements

(unaudited)

settlement of outstanding accounts receivable and certain renegotiated contract terms and other commitments from Eureka Midstream Holdings. The Company determined that the carrying value of the investments could not be recovered through cash proceeds, and the approved transaction price was a reasonable estimate of fair value of the investment. The Company recorded impairment of approximately $144.3 million during the third quarter of 2017 in order to reduce the carrying value of its investment in Eureka Midstream Holdings to fair value of approximately $50.0 million.

Sale of Investment

On October 2, 2017, the Company closed on the sale of its investment in Eureka Midstream Holdings. In exchange for its ownership interest in Eureka Midstream Holdings, the Company received $50.0 million in cash proceeds, $2.5 million in cash as settlement of outstanding accounts receivable with Eureka Midstream Holdings, and a renegotiated Gas Gathering Contract with Eureka Midstream. The Gas Gathering Contract includes a commitment by the Company in connection with its acquisition of firm transportation capacity from Eureka Midstream. This commitment has historically been treated as an off-balance sheet arrangement, and as such, the value associated with the more beneficial terms in the renegotiated contract is also considered off-balance sheet and was unable to be recognized as proceeds from the sale. The Company recognized no significant gain or loss on the sale of its investment in Eureka Midstream Holdings.

Basis Difference

Income from equity method investments included amortization of the basis difference between the carrying value of the Company’s investment in Eureka Midstream Holdings and its proportionate share in net assets of Eureka Midstream Holdings. The components of the Company’s basis difference, excluding goodwill, were being amortized over their estimated useful lives ranging from 3 to 39 years.

Summarized Financial Information for Eureka Midstream Holdings

The following table includes summarized income information for Eureka Midstream Holdings for the nine months ended September 30, 2017:

Nine Months Ended September 30, 2017
(in thousands)
Operating revenues	$64,562
Operating income	$27,572
Net income	$21,632

The following table includes the impact to the Company from its investment in Eureka Midstream Holdings for the nine months ended September 30, 2017:

Nine Months Ended September 30, 2017
(in thousands)
Blue Ridge Mountain Resources’ interest in Eureka Midstream Holdings net income	$9,633
Basis difference amortization	(102)
Impairment	(144,331)

Blue Ridge Mountain Resources’ loss from equity method investment	$(134,800)

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Condensed Consolidated Financial Statements

(unaudited)

Results of Discontinued Operations

The Company included the results of operations of Bakken Hunter through May 5, 2017, its equity method investment in Eureka Midstream Holdings through October 2, 2017, and MHP for all periods presented in discontinued operations as follows:

	Nine Months Ended September 30,
	2018	2017
	(in thousands)
Revenues	$10,311	$16,858
Exploration and impairment of unproved oil and natural gas properties	(7)	—
Impairment of proved oil and natural gas properties	—	(72)
Impairment of other assets	(4,321)	—
Depletion, depreciation, amortization and accretion	(680)	(3,147)
Other operating expenses	(10,269)	(17,489)
Loss from equity method investments	—	(134,800)
Other expense	(77)	(24)
Reorganization items	—	(92)

Loss from discontinued operations, net of tax	(5,043)	(138,766)
Gain on disposal of discontinued operations, net of tax	2,469	21,603

Loss from discontinued operations, net of tax	$(2,574)	$(117,163)

Total operating and investing cash flows of discontinued operations for the periods presented were as follows:

	Nine Months Ended September 30,
	2018	2017
	(in thousands)
Net cash used in operating activities	$(1,673)	$(34,033)

Net cash provided by investing activities	$2,025	$34,881

Other Divestitures

Divestment of Certain Ohio Assets and Establishment of AMI

On January 24, 2018, Triad Hunter entered into a Purchase and Sale Agreement with an undisclosed buyer for the sale of a 40% working interest in certain oil and natural gas leasehold interests located in Monroe and Washington Counties, Ohio. The transaction closed on April 11, 2018. The total purchase price was approximately $54.5 million after certain post-closing adjustments.

At closing, $12.5 million of the adjusted purchase price was placed into a Lease Maintenance/Acquisition Escrow to be released on an on-going basis to the Company as the Company renewed, replaced or extended certain term leases or brought such term leases to their secondary term through development and production activities. Any amount remaining in the Lease Maintenance/Acquisition Escrow on the third anniversary of the closing date would be returned to the buyer.

The Company accounted for the divestment of partial working interests in unproved properties in accordance with ASC Topic 932, Extractive Activities—Oil and Gas, by treating proceeds first as a recovery of cost. When

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Condensed Consolidated Financial Statements

(unaudited)

the sales price exceeds the carrying amount of the property, gain is recognized in the amount of the excess. The Company assessed the recovery of cost and recognition of gain related to the working interests sold on a lease-by-lease basis. The Lease Maintenance/Acquisition Escrow is treated as a gain contingency, and as such the Company recognized the $12.5 million as it became realizable. During the nine months ended September 30, 2018, the Company received the entire amount of the Lease Maintenance/Acquisition Escrow, and recognized a gain of approximately $7.8 million on the sale of the assets.

At closing, the parties also entered into a Joint Development Agreement (the “JDA”) that established an area of mutual interest (“AMI”) located predominately in Benton, Ludlow and Grandview townships in Monroe and Washington Counties, Ohio. Under the terms of the JDA, the buyer will fund its share of the first year of drilling, completion and land renewal expenditures, and the buyer will have the right to a 40% participation in additional leasehold acreage acquired by the Company within the AMI.

Divestment of Other Assets

During the nine months ended September 30, 2018, the Company sold a drilling rig, certain overriding royalty interests in oil and natural gas properties, and other equipment for a combined gain on sale of assets of approximately $0.4 million.

NOTE 3—ACCOUNTS RECEIVABLE

The following table summarizes the Company’s accounts receivable by type:

	September 30, 2018	December 31, 2017
	(in thousands)
Oil and natural gas sales	$16,899	$8,047
Joint interests	5,275	1,210
Other	987	103

Total accounts receivable, gross of allowance for doubtful accounts	23,161	9,360
Allowance for doubtful accounts	(667)	(900)

Total accounts receivable, net of allowance for doubtful accounts	$22,494	$8,460

NOTE 4—PROPERTY, PLANT, & EQUIPMENT

Oil and Natural Gas Properties

The following sets forth the Company’s net capitalized costs under the successful efforts method for oil and natural gas properties:

	September 30, 2018	December 31, 2017
	(in thousands)
Mineral interests in properties:
Unproved properties	$301,374	$335,037
Proved oil and natural gas properties	338,168	157,005

Total costs	639,542	492,042
Less accumulated depreciation, depletion, and amortization	(46,340)	(22,244)

Net capitalized costs	$593,202	$469,798

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Condensed Consolidated Financial Statements

(unaudited)

Depreciation, depletion, and amortization expense for proved oil and natural gas properties was $21.2 million and $7.7 million for the nine months ended September 30, 2018 and 2017, respectively.

Proved oil and natural gas properties are reviewed for impairment on a field by field basis when events and circumstances indicate a possible decline in the recoverability of the carrying amount of such property. The Company recorded impairments of proved property of $0.3 million and $6,000 during the nine months ended September 30, 2018 and 2017, respectively.

Exploration and Impairment of Unproved Oil and Natural Gas Properties

Exploration and impairment of unproved oil and natural gas properties for the nine months ended September 30, 2018 and 2017 included leasehold impairment of $7.5 million and $47.7 million, respectively, related to approximately 3,168 and 22,691 net acres of leasehold, respectively, based upon lease expiration terms and management’s intentions. The following table provides the Company’s exploration expense and impairment of unproved oil and natural gas properties:

	Nine Months Ended September 30,
	2018	2017
	(in thousands)
Geological and geophysical	$261	$22
Leasehold impairments	7,541	47,727

	$7,802	$47,749

Gas Transportation, Gathering, and Processing Equipment and Other

The historical cost of gas transportation, gathering, and processing equipment and other property, presented on a gross basis with accumulated depreciation, is summarized as follows:

	September 30, 2018	December 31, 2017
	(in thousands)
Gas transportation, gathering and processing equipment and other	$11,848	$12,004
Less accumulated depreciation	(4,303)	(3,548)

Net capitalized costs	$7,545	$8,456

Depreciation expense for gas transportation, gathering, and processing equipment and other property was $1.0 million and $1.8 million for the nine months ended September 30, 2018 and 2017, respectively.

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Condensed Consolidated Financial Statements

(unaudited)

NOTE 5—ASSET RETIREMENT OBLIGATIONS

The following table summarizes the Company’s asset retirement obligation (“ARO”) activities during the nine month period ended September 30, 2018 and for the year ended December 31, 2017:

	September 30, 2018	December 31, 2017
	(in thousands)
Asset retirement obligation at beginning of period	$24,060	$16,208
Liabilities incurred	34	15
Liabilities settled	(206)	(322)
Liabilities disposed	(62)	(239)
Accretion expense	1,042	1,290
Revisions in estimated liabilities	80	7,108

Asset retirement obligation at end of period	24,948	24,060
Less: current portion	(1,841)	(842)

Asset retirement obligation at end of period	$23,107	$23,218

During the year ended December 31, 2017, the Company recorded revisions in estimated ARO of approximately $7.1 million, resulting primarily from adjustments to estimated plugging and abandonment costs. Revisions to the ARO are recorded with a corresponding change to producing properties, resulting in prospective changes to depreciation, depletion and amortization expense and accretion of discount. Because of the subjectivity of assumptions and the relatively long lives of most of the Company’s wells, the costs to ultimately retire its wells may vary significantly from prior estimates.

NOTE 6—ACCRUED LIABILITIES

Accrued liabilities consisted of the following:

	September 30, 2018	December 31, 2017
	(in thousands)
Accrued taxes	$1,448	$327
Accrued interest	344	315
Accrued production costs	1,405	976
Accrued capital expenditures	49,681	21,344
Accrued revenue deductions	7,802	4,929
Other accrued liabilities	4,698	3,434

Total accrued liabilities	$65,378	$31,325

NOTE 7—FAIR VALUE OF FINANCIAL INSTRUMENTS

GAAP defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. GAAP also establishes a framework for measuring fair value and a valuation hierarchy based upon the transparency of inputs used in the valuation of an asset or liability. Classification within the hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The valuation hierarchy contains three levels:

i.	Level 1—Quoted prices (unadjusted) for identical assets or liabilities in active markets;

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Condensed Consolidated Financial Statements

(unaudited)

ii.

Level 2—Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; and model-derived valuations whose inputs or significant value drivers are observable; and

iii.	Level 3—Significant inputs to the valuation model are unobservable.

Transfers between levels of the fair value hierarchy occur at the end of the reporting period in which it is determined that the observability of significant inputs has increased or decreased. There were no transfers between levels of the fair value hierarchy during the nine month periods ended September 30, 2018 and 2017.

Fair Value on a Recurring Basis

The carrying amounts of financial instruments including cash and cash equivalents, accounts receivable, notes receivable, accounts payable and accrued liabilities approximate fair value as of September 30, 2018 and December 31, 2017 due to their short-term nature and minimal credit risk.

The Company used the following fair value measurements for certain of its assets and liabilities:

Level 2 Classification:

The Company had commodity derivative financial instruments in place at September 30, 2018 and December 31, 2017. The estimated fair value amounts of the Company’s derivative instruments have been determined at discrete points in time based on relevant market information which resulted in the Company classifying such derivatives as Level 2. Although the Company’s derivative instruments are valued using public indices, the instruments themselves are traded with unrelated counterparties and are not openly traded on an exchange; therefore, the Company has classified these instruments as Level 2. See “Note 8—Derivatives”.

The following tables present financial assets and liabilities which are adjusted to fair value on a recurring basis:

	Fair Value Measurements on a Recurring Basis September 30, 2018
	(in thousands)
	Level 1	Level 2	Level 3
Assets
Commodity derivative assets	$—	$251	$—

Total assets at fair value	$—	$251	$—

Liabilities
Commodity derivative liabilities	$—	$2,582	$—

Total liabilities at fair value	$—	$2,582	$—

	Fair Value Measurements on a Recurring Basis December 31, 2017
	(in thousands)
	Level 1	Level 2	Level 3
Commodity derivative assets	$—	$5,362	$—

Total assets at fair value	$—	$5,362	$—

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Condensed Consolidated Financial Statements

(unaudited)

Other Fair Value Measurements

The carrying value of the Senior Term Loan Facility approximated fair value as of September 30, 2018 and December 31, 2017, based on interest rates currently available to the Company.

Fair Value on a Non-Recurring Basis

Recognition of AROs

ARO estimates are derived from historical costs as well as management’s expectation of future cost environments. As there is no corroborating market activity to support the assumptions used, the Company has designated these measurements as Level 3. A reconciliation of the beginning and ending balances of the Company’s ARO is presented in “Note 5—Asset Retirement Obligations”.

Proved Properties Impairment

In order to determine the amounts of the impairment charges, the Company compares net capitalized costs of proved oil and natural gas properties to estimated undiscounted future net cash flows using management’s expectations of economically recoverable proved reserves. If the net capitalized cost exceeds the undiscounted future net cash flows, the Company impairs the net cost basis down to the discounted future net cash flows, which is management’s estimate of fair value. Significant inputs used to determine the fair value include estimates of: (i) reserves; (ii) future operating and development costs; (iii) future commodity prices; and (iv) a discounted cash flow model utilizing a market-based discount rate. The underlying commodity prices embedded in the Company’s estimated cash flows are the product of a process that begins with forward curve pricing, adjusted for estimated location and quality differentials, as well as other factors that management believes will impact realizable prices. The inputs used by management for the fair value measurements utilized in this review include significant unobservable inputs, and therefore, the fair value measurements employed are classified as Level 3 for these types of assets. See “Note 4—Property, Plant, & Equipment” for a summary of impairment charges recorded by the Company.

Impairment of other assets

During the second quarter of 2018, the Company recognized impairment expense of $0.7 million related to an office building owned by Hunter Real Estate, LLC, a wholly owned subsidiary of the Company. The fair value of the building was determined using a market approach. The inputs used by management for this analysis included offered sales prices for the building, and therefore the fair value measurements employed are classified as Level 1.

During the first quarter of 2018, the Company recognized impairment expense of $4.3 million related to various pipeline and gathering equipment, field equipment, and other fixed assets owned by MHP. The fair value of the assets was determined using a market approach. The inputs used by management for this analysis included significant unobservable inputs, and therefore, the fair value measurements employed are classified as Level 3.

NOTE 8—DERIVATIVES

The Company periodically enters into certain commodity derivative instruments such as futures contracts, swaps, collars, and basis swap contracts, which are effective in mitigating commodity price risk associated with a portion of its future monthly natural gas and crude oil production and related cash flows. The Company has not designated any of its commodity derivatives as hedges.

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Condensed Consolidated Financial Statements

(unaudited)

The table below is a summary of the Company’s commodity derivatives as of September 30, 2018:

Natural Gas	Period	MMBtu/d	Weighted Average Price per MMBtu
Collars	2018	4,192	$2.78 - $3.18
	2019	31,247	$2.62 - 2.99
3-way collars	2018	14,526	$2.45 - $2.93 - $3.28
	2019	22,055	$2.51 - $2.96 - $3.26
Swaps	2018	7,058	$2.98
Basis swaps	2019	17,500	($0.50)
Calls sold	2019	3,699	$4.00

Propane	Period	Gallons/d	Weighted Average Price per Gallon
Swaps	2018	13,587	$0.79
	2019	3,304	$0.77

As of September 30, 2018, BP Energy Company, Cargill, Inc., acting through its Cargill Risk Management Business Unit, NextEra Energy Power Marking, LLC, Shell Trading Risk Management, LLC, and EDF Trading North America, LLC are the counterparties to the Company’s commodity derivatives positions. The Company is exposed to credit losses in the event of nonperformance by the counterparties where the Company’s open commodity derivative contracts are in a gain position. The Company does not anticipate nonperformance by the counterparties over the term of the commodity derivatives positions.

The following table summarizes the fair value of the Company’s derivative contracts not designated as hedging instruments as of September 30, 2018 and December 31, 2017:

	Derivatives Not Designated as Hedging Instruments
	Derivative Assets		Derivative Liabilities
	September 30, 2018	December 31, 2017	September 30, 2018	December 31, 2017
	(in thousands)
Derivative assets	$212	$5,020	$—	$—
Derivative assets, long-term	39	342	—	—
Derivative liabilities	—	—	2,582	—
Derivative liabilities, long-term	—	—	—	—

Total commodity derivatives	$251	$5,362	$2,582	$—

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Condensed Consolidated Financial Statements

(unaudited)

Certain of the Company’s derivative instruments are subject to enforceable master netting arrangements that provide for the net settlement of all derivative contracts between the Company and a counterparty in the event of default or upon the occurrence of certain termination events. The table below summarizes the Company’s commodity derivatives and the effect of master netting arrangements on the presentation in the Company’s consolidated balance sheets:

	September 30, 2018
	Gross Amounts of Assets and Liabilities	Gross Amounts Offset on the Consolidated Balance Sheet	Net Amount
	(in thousands)
Current assets: Fair value of derivative contracts	$4,594	$(4,382)	$212
Long-term assets: Fair value of derivative contracts	80	(41)	39
Current liabilities: Fair value of derivative contracts	(6,964)	4,382	(2,582)
Long-term liabilities: Fair value of derivative contracts	(41)	41	—

Total fair value of derivative contracts	$(2,331)	$—	$(2,331)

	December 31, 2017
	Gross Amounts of Assets and Liabilities	Gross Amounts Offset on the Consolidated Balance Sheet	Net Amount
	(in thousands)
Current assets: Fair value of derivative contracts	$5,332	$(312)	$5,020
Long-term assets: Fair value of derivative contracts	539	(197)	342
Current liabilities: Fair value of derivative contracts	(312)	312	—
Long-term liabilities: Fair value of derivative contracts	(197)	197	—

Total fair value of derivative contracts	$5,362	$—	$5,362

The following table summarizes the net gain (loss) on all derivative contracts included in other income (expense) on the consolidated statements of operations for the periods indicated:

	Nine Months Ended September 30,
	2018	2017
	(in thousands)
Gain on settled transactions	$2,923	$707
Gain (loss) on open transactions	(7,693)	4,902

Total gain (loss), net	$(4,770)	$5,609

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Condensed Consolidated Financial Statements

(unaudited)

NOTE 9—LONG-TERM DEBT

Notes payable at September 30, 2018 and December 31, 2017 consisted of the following:

	September 30, 2018	December 31, 2017
	(in thousands)
Senior Term Loan Facility, interest rate of 9.35% and net of deferred financing costs of $0.8 million at September 30, 2018, interest rate of 8.39% and net of deferred financing costs of $1.1 million at December 31, 2017	$24,209	$23,890
Real estate note payable due September 2024, interest rate of 4.88% at September 30, 2018 and December 31, 2017	3,089	3,237

	$27,298	$27,127
Less: liabilities associated with assets held for sale	(3,089)	(3,237)

Total long-term debt obligations, net of current portion	$24,209	$23,890

The following table represents the approximate annual maturities of debt, gross of deferred financing costs of approximately $0.8 million during years ending December 31:

(in thousands)
2018	$51
2019	25,207
2020	213
2021	226
2022	238
Thereafter	2,155

$28,090

Senior Term Loan Facility

On November 7, 2017, the Company entered into a Credit Agreement by and among the Company, as borrower, HPS Investment Partners, LLC as administrative agent, and the lenders party thereto, all of whom are also shareholders of the Company (the “Credit Agreement”). The Credit Agreement provides for a $50 million term loan facility (the “Senior Term Loan Facility”), secured by, subject to certain exceptions, substantially all assets of the Company and certain of its subsidiaries. The Company drew $25 million of the Senior Term Loan Facility on November 7, 2017, net of financing costs of approximately $1.2 million. The Company may draw an additional $25 million within an availability period that ended on May 7, 2018. The Company could elect to extend the availability period through November 7, 2018 by providing notice prior to May 7, 2018. The Senior Term Loan Facility has a maturity date of November 7, 2019.

On and effective as of May 7, 2018, the Company entered into a First Amendment to Credit Agreement, which extended the date by which the Company must provide notice of its election to extend the availability period (the “Availability Termination Date”) to May 15, 2018. On May 15, 2018, the Company elected to extend the availability period until November 7, 2018. The Company incurred approximately $0.2 million of financing costs during the second quarter of 2018 associated with the extension of the availability period.

At September 30, 2018, the Company was in compliance with all of its covenants applicable for the period, contained in the Credit Agreement.

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Condensed Consolidated Financial Statements

(unaudited)

On and effective as of October 26, 2018, the Company entered into a Second Amendment to Credit Agreement (“the Second Amendment”), which extended the Availability Termination Date to January 6, 2019. The Second Amendment also provides that the Company may elect to further extend Availability Termination Date until February 5, 2019, if it provides notice of such election 15 days prior to January 6, 2019 and pays a fee of approximately $0.2 million. The Company incurred approximately $0.2 million of financing costs during October 2018 associated with the Second Amendment.

Exit Financing Facility

On May 6, 2016, the Company entered into a Credit Agreement by and among the Company, as borrower, Cantor Fitzgerald Securities as administrative agent and collateral agent, and the lenders party thereto, all of whom were also shareholders of the Company (the “Exit Financing Credit Agreement”). The Exit Financing Credit Agreement provided for a $50 million term loan facility (the “Exit Financing Facility”), secured by, subject to certain exceptions, substantially all assets of the Company and certain of its subsidiaries. The entire $50 million Exit Financing Facility was drawn on May 6, 2016, net of financing costs of approximately $1.7 million. The Exit Financing Facility had a maturity date of May 6, 2019.

At the Company’s election, the outstanding borrowings under the Exit Financing Facility consisted of Eurodollar Borrowings, as defined in the Exit Financing Credit Agreement, and as such bore interest at a rate per annum equal to the adjusted LIBO rate plus 12.00% payable in cash. The adjusted LIBO rate was calculated as the greater of (i) 1.00% per annum and (ii) the product of the LIBO rate and the Statutory Reserve Rate. At each interest period, as defined in the Exit Financing Credit Agreement, the Company could elect to “pay in kind” a portion of interest by adding such interest to the principal amount of the loan, and paying the remainder of the interest in cash. In the event of such an election, borrowings bore interest (i) for the portion paid in kind, at the adjusted LIBO rate plus 7.00% and (ii) for the portion paid in cash, at the adjusted LIBO rate plus 7.00%. For interest payable during the nine months ended September 30, 2017, the Company elected to “pay in kind”, resulting in cash interest payments of $3.3 million, during the period. The election also resulted in the addition of $3.3 million, including accrued interest, to the principal amount of the loan during the nine months ended September 30, 2017.

On October 27, 2017, the Company paid the Exit Financing Facility and all accrued interest in full.

Interest Expense, net

The following table sets forth interest expense, net of interest income, for the periods indicated:

	Nine Months Ended September 30,
	2018	2017
	(in thousands)
Interest expense incurred	$1,994	$7,070
Amortization of deferred financing costs	506	415
Interest income	(192)	—

Total interest expense, net	$2,308	$7,485

NOTE 10—SHARE-BASED COMPENSATION

The Company recognized share-based compensation expense of $1.6 million and $2.0 million for the nine months ended September 30, 2018 and 2017, respectively. Total unrecognized compensation cost related to

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Condensed Consolidated Financial Statements

(unaudited)

non-vested awards amounted to $2.2 million as of September 30, 2018, and is expected to be recognized over a weighted-average period of 0.9 years.

Restricted Stock

On May 6, 2018, the Company awarded 24,782 shares of restricted stock to certain directors of the Company. The shares had an estimated fair value of $7.60 per share at the date of grant, which was determined based upon an estimate of the Company’s enterprise value, adjusted by a discount for lack of marketability. Enterprise value was estimated through a combination of market and income approaches. The shares vest on May 6, 2019, or upon a change in control.

As defined in the agreements, a change in control generally will occur when (a) a person or group acquires 50% or more of the total voting power of the outstanding stock of the Company, (b) the Company disposes of all or substantially all of its assets, or (c) the Company consummates a reorganization, merger, consolidation, share exchange, or other similar transaction wherein the Company’s stockholders prior to the transaction will not own 50% or more of the voting power of the outstanding stock of the entity issuing cash or securities after the transaction, or where the board of directors of the Company prior to the transaction will not constitute a majority of the members of the board of directors of the entity issuing cash or securities after the transaction.

Other Restricted Stock Units

On May 6, 2018, the Company awarded 24,782 restricted stock units to certain directors of the Company, which vest on May 6, 2019, or upon the occurrence of a liquidity event. Each restricted stock unit represents the right to receive a share of the Company’s common stock or the fair market value thereof in cash. The units expire on the earlier of (a) the occurrence of a liquidity event, or (b) the fifth anniversary of the grant date. Upon the occurrence of a liquidity event, the expired units will be settled by either the delivery of common stock, cash in the amount equal to the fair market value of the common stock as of the date of the liquidity event, or a combination thereof.

A liquidity event is defined in the agreements as the completion of an underwritten public offering of the Company’s common equity on a firm commitment basis generating a minimum amount of gross proceeds to the Company, or a change in control. A change in control is defined in terms similar to those in the restricted stock agreements discussed above.

As the restricted stock units may require cash redemption, they are considered liability classified awards with a performance condition (achievement of a liquidity event). The Company records compensation expense for liability classified awards with a performance condition when it becomes probable that the performance condition will be met; as of September 30, 2018, the Company has recorded no expense related to the restricted stock units awarded on May 6, 2018.

Restricted Stock Units Plan

On June 28, 2017, the board of directors adopted the Blue Ridge Mountain Resources, Inc. Restricted Stock Units Plan (the “Restricted Stock Units Plan”) to provide long-term incentive compensation to attract and retain key management and service employees of the Company, to encourage such individuals to remain with the Company and devote their best efforts to Company affairs, and to enable such individuals to participate in the growth of the Company.

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Condensed Consolidated Financial Statements

(unaudited)

The Restricted Stock Units Plan authorizes the compensation committee of the board of directors to administer the Restricted Stock Units Plan and, among other things, award a maximum of 1,393,714 restricted stock units to eligible employees.

As of September 30, 2018 and December 31, 2017, 802,947 and 737,947 units had been awarded to certain employees of the Company, respectively. As the units may require cash redemption, they are considered liability classified awards with a performance condition (achievement of a liquidity event). The Company records compensation expense for liability classified awards with a performance condition when it becomes probable that the performance condition will be met. The Company recorded no expense related to the units awarded under the Restricted Stock Units Plan during the nine months ended September 30, 2018 and 2017.

NOTE 11—SHAREHOLDERS’ EQUITY

During the nine months ended September 30, 2018, the Company issued 81,659 shares of common stock, net of shares withheld for taxes, in connection with share-based compensation which had vested to certain directors and executives of the Company.

The Company repurchased 29,695 shares of common stock for approximately $0.2 million from certain executives of the Company during the nine months ended September 30, 2018. The Company purchased the shares as reimbursement for payments made from the executives to the Company during 2017 for tax withholding payments the Company had made on their behalf. The Company immediately retired the repurchased shares.

NOTE 12—INCOME TAXES

The Company’s income tax benefit from continuing operations for the nine months ended September 30, 2018 and 2017 was as follows:

	Nine Months Ended September 30,
	2018	2017
	(in thousands)
Deferred	$—	$—

Income tax benefit	$—	$—

The Company recognizes deferred income taxes for the future tax consequences attributable to differences between the financial statement carrying amounts of the existing assets and liabilities and their respective tax basis and net operating loss and credit carry forwards. The Company maintains a full valuation allowance on deferred tax assets where the realization of those deferred tax assets is not more likely than not. The valuation allowance will continue to be recognized until the realization of future deferred tax benefits is more likely than not to be utilized. The Company files income tax returns in the United States and various states. As of September 30, 2018, no adjustments have been proposed by any tax jurisdiction that would have a significant impact on the Company’s liquidity, future results of operations or financial position.

The Company’s interest expense deduction has the potential to be limited as a result of the enactment of the Tax Cuts and Jobs Act; however, the impact is anticipated to be minimal as a result of its full valuation allowance. Future interpretations relating to the passage of the Tax Cuts and Jobs Act which vary from the Company’s current interpretation, and possible changes to state tax laws in response to the recently enacted federal legislation, may have a significant effect on the Company’s future taxable position. The impact of any such change would be recorded in the period in which such interpretation is received or legislation is enacted.

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Condensed Consolidated Financial Statements

(unaudited)

NOTE 13—RELATED PARTY TRANSACTIONS

The following table sets forth the related party transaction activities for the periods indicated:

	Nine Months Ended September 30,
	2018	2017
	(in thousands)
Eureka Midstream Holdings
Other revenue	$—	$74

Production costs	$—	$58

Transportation, processing, and other related costs	$—	$15,056

Loss from equity method investment	$—	$(134,800)

The Company accounted for its 44.53% equity interest in Eureka Midstream Holdings under the equity method of accounting and divested its entire equity interest on October 2, 2017. As such, the table above includes transaction activities related to Eureka Midstream Holdings only for periods through October 2, 2017. See “Note 2—Acquisitions, Divestitures, and Discontinued Operations”.

Triad Hunter and Eureka Midstream were parties to an Amended and Restated Gas Gathering Services Agreement, which was executed on March 21, 2012, and amended on October 3, 2014. On September 27, 2017 and effective as of September 1, 2017, Triad Hunter and Eureka Midstream entered into a Gas Gathering Contract which replaced the Amended and Restated Gas Gathering Services Agreement. Under the terms of the Gas Gathering Contract, Triad Hunter reserved firm throughput capacity in the gas gathering pipeline system of Eureka Midstream Holdings for which Triad Hunter has committed to certain minimum reservation fees.

In addition, the Company and Eureka Midstream Holdings entered into a Services Agreement on March 20, 2012, and amended on September 15, 2014, under which the Company agreed to provide administrative services to Eureka Midstream Holdings related to its operations. The terms of the Services Agreement provide that the Company will receive an administrative fee of $500,000 per annum and a personnel services fee equal to the Company’s employee cost plus 1.5% subject to mutually agreed upon increases from time to time. Under the terms of the LLC Agreement, certain specified employees of the Company that perform service for Eureka Midstream Holdings and its subsidiaries and for whom the Company bills a personnel services fee, were expected to become employees of Eureka Midstream Holdings or a subsidiary of Eureka Midstream Holdings. The Services Agreement was terminated effective as of December 31, 2016. The Company had a net receivable of $1.3 million from Eureka Midstream Holdings related to the Services Agreement as of December 31, 2016. The Company collected $2.5 million in satisfaction of the outstanding receivable amount in connection with the divestment of its equity interest in Eureka Midstream Holdings on October 2, 2017. See “Note 2—Acquisitions, Divestitures, and Discontinued Operations” for further discussion of the divestment of the Company’s equity interest in Eureka Midstream Holdings.

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Condensed Consolidated Financial Statements

(unaudited)

In May 2016, the Company entered into the Exit Financing Facility with lenders who were also shareholders of the Company. As of December 31, 2016, the balance outstanding under the Exit Financing Facility was $51.4 million, net of deferred financing costs. In October 2017, the Company paid in full all outstanding balances under the Exit Financing Facility. In November 2017, the Company entered into the Senior Term Loan Facility with lenders who are also shareholders of the Company. Net of deferred financing costs, the balance outstanding under the Senior Term Loan Facility was $24.2 million and $23.9 million as of September 30, 2018 and December 31, 2017, respectively. See “Note 9—Long-Term Debt” for further discussion of the Company’s long-term debt.

NOTE 14—COMMITMENTS AND CONTINGENCIES

Legal Proceedings

EQT Matter

In May 2016, EQT Production Company (“EQT”) filed a complaint against MHP in a case styled EQT Production Company v. Magnum Hunter Production, Inc., Civil Action No. 5:16-CV-150-JMH in the United States District Court for the Eastern District of Kentucky. In its complaint, EQT alleged breach of contract related to certain royalty and overriding royalty deductions and related payments under certain farm-out agreements. In October 2016, MHP filed a motion seeking partial summary judgment on certain issues in the case relating to deductions taken by MHP for NGLs post-production costs, which motion was granted by the District Court. The case went to trial on the other outstanding issues in September 2017, and in December 2017 the District Court awarded EQT a judgment of approximately $0.5 million related to unpaid royalties and shut-in fees, as well as prejudgment interest. The District Court denied EQT’s request for the court to reconsider certain of its rulings, including its grant of summary judgment in favor of MHP on post-production costs. On April 5, 2018, EQT appealed the District Court’s prior orders in the case to the United States Court of Appeals for the Sixth Circuit and on April 19, 2018, MHP filed a protective cross-appeal. The parties have fully briefed the appeal. The appeal was scheduled for oral argument on December 6, 2018, but counsel for EQT has requested an extension of that date due to a conflict. As of September 30, 2018 and December 31, 2017, the Company maintained an accrued liability of $3.5 million related to this matter, which is included in “Liabilities associated with assets held for sale” in the consolidated balance sheets.

Eagle Natrium Matter

On April 13, 2018, Triad Hunter filed a complaint against Eagle Natrium, LLC, Axiall Corporation and Westlake Chemical Corporation (collectively, the “Eagle Defendants”) in a case styled Triad Hunter, LLC v. Eagle Natrium, LLC, Axiall Corporation and Westlake Chemical Corporation, Civil Action No. 2018-149 (JRS), in the Court of Common Pleas of Monroe County, Ohio. In its complaint, Triad Hunter alleged that the Eagle Defendants’ solution mining activities have encroached (trespassed) on Triad Hunter’s leasehold acreage in Monroe County, Ohio, interfered with Triad Hunter’s existing wells and drilling activity on Triad Hunter’s Ormet pad and converted Triad Hunter’s minerals. Asserting claims for negligence, trespass, nuisance and conversion, Triad Hunter sought monetary damages and an injunction to enjoin the Eagle Defendants’ continuing trespass on Triad Hunter’s Ormet property. On May 17, 2018, the Eagle Defendants filed a motion to dismiss Triad Hunter’s Monroe County, Ohio complaint. On July 25, 2018, the Monroe County, Ohio court dismissed the action based on lack of personal jurisdiction and, alternatively, under the doctrine of inconvenient forum. On August 23, 2018, Triad Hunter filed an appeal of the Monroe County, Ohio court’s judgment entry dismissing the Monroe County, Ohio action with Ohio’s Seventh District Court of Appeals. The appeal is pending.

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Condensed Consolidated Financial Statements

(unaudited)

General

The Company is also a defendant in several other lawsuits that have arisen in the ordinary course of business. While the outcome of these lawsuits cannot be predicted with certainty, management does not expect any of these to have a material adverse effect on the Company’s consolidated financial condition or results of operations.

NOTE 15—SUPPLEMENTAL CASH FLOW INFORMATION

The following summarizes cash paid for interest, as well as non-cash investing transactions:

	Nine Months Ended September 30,
	2018	2017
	(in thousands)
Cash paid for interest	$2,084	$4,177

Non-cash transactions
Change in accrued capital expenditures—increase (decrease)	$36,567	$6,965

Non-cash additions to asset retirement obligation	$142	$99

NOTE 16—SUBSEQUENT EVENTS

Subsequent events have been evaluated for the period subsequent to September 30, 2018 through November 19, 2018, the date the financial statements were available to be issued.

Pending Merger with Eclipse Resources

On August 25, 2018, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Eclipse Resources Corporation, a Delaware corporation (“Eclipse Resources”) and Everest Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Eclipse Resources (the “Merger Sub”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Eclipse Resources (the “Merger”).

Upon consummation of the Merger, shareholders of the Company will receive 4.4259 shares of Eclipse Resources common stock for each share of Company common stock held by them, representing consideration to each Company shareholder of $7.44 per share based on the closing price of Eclipse Resources common stock on August 24, 2018. The exchange ratio will be adjusted to reflect a 15-to-1 reverse stock split of the Eclipse Resources common stock to be effected concurrently with closing of the transaction. Upon closing of the Merger, existing Eclipse Resources shareholders will own approximately 57.5% of the outstanding shares of the combined company and the Company’s shareholders will own approximately 42.5%.

The Merger has been unanimously approved by the board of directors of each company. Certain shareholders of the Company owning approximately 60% of the outstanding shares of the Company’s common stock have entered into a voting agreement with the Company and Eclipse to, among other things, vote or provide written consents in favor of approval of the Merger, subject to certain terms and conditions. EnCap Investments, owning collectively approximately 57% of the outstanding shares of common stock of Eclipse Resources, have entered into a voting agreement with the Company and Eclipse Resources to, among other things, provide the written consents approving the Merger, which have been delivered by them concurrently with the signing of the Merger Agreement.

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Notes to Condensed Consolidated Financial Statements

(unaudited)

The consummation of the Merger is expected to occur in the fourth quarter of 2018 and is subject to customary regulatory approvals, approval by the holders of a majority of the Company’s common stock, and certain other customary closing conditions.

Sale of Sentra Corporation

On October 12, 2018, the Company sold all of its ownership interest in Sentra Corporation, a regulated utility located in Kentucky, for cash consideration of $50,000. See “Note 1—Organization and Nature of Operations— Regulated Activities”.

Amendment to Credit Agreement

On and effective as of October 26, 2018, the Company entered into the Second Amendment to Credit Agreement. See “Note 9—Long-Term Debt”.

ANNEX A

AGREEMENT AND PLAN OF MERGER

among

ECLIPSE RESOURCES CORPORATION,

EVEREST MERGER SUB INC.

and

BLUE RIDGE MOUNTAIN RESOURCES, INC.

Dated as of August 25, 2018

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of August 25, 2018 (this “Agreement”), among Eclipse Resources Corporation, a Delaware corporation (“Parent”), Everest Merger Sub Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and Blue Ridge Mountain Resources, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Board of Directors of the Company (the “Company Board”), at a meeting duly called, unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the merger of Merger Sub with and into the Company (the “Merger”), are fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that the adoption of this Agreement be submitted to the stockholders of the Company, and (iv) resolved to recommend that the stockholders adopt this Agreement;

WHEREAS, the Board of Directors of Parent (the “Parent Board”), at a meeting duly called, unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the issuance of the shares of common stock of Parent, par value $0.01 per share, of Parent (“Parent Common Stock”), pursuant to this Agreement (the “Parent Stock Issuance”), are fair to, and in the best interests of, the Parent and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Parent Stock Issuance, (iii) directed that the approval of the Parent Stock Issuance be submitted to the stockholders of Parent, and (iv) resolved to recommend that the stockholders approve the Parent Stock Issuance;

WHEREAS, prior to the execution and delivery of this Agreement, holders of approximately 57.2% of the outstanding shares of Parent Common Stock have executed and delivered a written consent approving the Parent Stock Issuance and the Parent Charter Amendment, which written consent became effective upon the execution of this Agreement in accordance with Section 228(c) of the DGCL and which constitutes the Parent Stockholder Approval;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that the adoption of this Agreement be submitted to the sole stockholder of the Merger Sub, and (iv) resolved to recommend that the sole stockholder adopt this Agreement;

WHEREAS, Parent, as the sole stockholder of Merger Sub, has adopted this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement for Parent and Merger Sub to enter into this Agreement, certain stockholders of the Company have each entered into a Voting Agreement in the form attached hereto as Annex B (collectively, the “Company Voting Agreements”), whereby, among other things, such stockholders of the Company have agreed to vote the shares of Company Common Stock owned by them in favor of the adoption of this Agreement and to take certain other actions in furtherance of the Merger, in each case, on the terms and subject to the conditions set forth therein;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement for the Company to enter into this Agreement, the Majority Stockholders have entered into a Voting Agreement in the form attached hereto as Annex C (the “Parent Voting Agreement”), whereby, among other things, the Majority Stockholders have agreed to execute the Parent Stockholder Written Consent and to take certain other actions in furtherance of the Merger, in each case, on the terms and subject to the conditions set forth therein;

WHEREAS, Parent desires to acquire 100% of the issued and outstanding shares of capital stock of the Company on the terms and subject to the conditions set forth herein; and

WHEREAS, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the capitalized terms have the meanings ascribed to such terms in Annex A or as otherwise defined elsewhere in this Agreement.

Section 1.2 Terms Defined Elsewhere. As used in this Agreement, the following capitalized terms are defined in this Agreement as referenced in the following table:

Definition	Section
Agreement	Preamble
Antitrust Authority	6.8(b)
Antitrust Laws	6.8(b)
Applicable Date	4.9(a)
Book-Entry Shares	3.3(b)(ii)
Certificate of Merger	2.2(b)
Certificates	3.3(b)(i)
Closing	2.2(a)
Closing Date	2.2(a)
Code	Recitals
Company	Preamble
Company 401(k) Plan	6.9(c)
Company Affiliate	9.10
Company Alternative Acquisition Agreement	6.3(d)(iv)
Company Board	Recitals
Company Board Recommendation	4.3(a)
Company Capital Stock	4.2(a)
Company Change of Recommendation	6.3(d)(vii)
Company Common Stock	3.1(b)(i)
Company Contracts	4.19(b)
Company Disclosure Letter	Article IV
Company Employee	4.10(j)
Company Financial Statements	4.5
Company Independent Petroleum Engineers	4.17(a)(i)
Company Intellectual Property	4.14(a)
Company Material Adverse Effect	4.1
Company Material Leased Real Property	4.15
Company Material Owned Real Property	4.15
Company Material Real Property Lease	4.15
Company Permits	4.9(a)
Company Preferred Stock	4.2(a)
Company Related Party Transaction	4.24
Company Reserve Report	4.17(a)(i)
Company Stockholder Consent Deadline	8.1(b)(iv)

Definition	Section
Company Stock Plan	4.2(a)
Company Tax Certificate	6.19(b)
Company Voting Agreements	Recitals
Competition Law Notifications	6.8(b)
Confidentiality Agreement	6.7(a)(iii)
Consent Solicitation Statement/Information Statement/Prospectus	4.8(b)
Creditors’ Rights	4.3(a)
D&O Insurance	6.10(d)
DGCL	2.1
Disclosure Letter	Article IV
Dissenting Shares	3.4
Divestiture Action	6.8(b)
Effective Time	2.2(b)
Eligible Share	3.1(b)(i)
e-mail	9.3
End Date	8.1(b)(ii)
Exchange Agent	3.3(a)
Exchange Fund	3.3(a)
Exchange Ratio	3.1(b)(i)
Excluded Share	3.1(b)(iii)
GAAP	4.5
HSR Act	4.3(a)
Indemnified Liabilities	6.10(a)
Indemnified Persons	6.10(a)
Information Statement/Prospectus Distribution Date	6.6(a)
Last Balance Sheet	4.5
Letter of Transmittal	3.3(b)(i)
Material Company Insurance Policies	4.21
Material Parent Insurance Policies	5.21
Merger	Recitals
Merger Consideration	3.1(b)(i)
Merger Sub	Preamble
Merger Sub Board	Recitals
Parent	Preamble
Parent 401(k) Plan	6.9(c)
Parent Affiliate	9.10
Parent Alternative Acquisition Agreement	6.4(d)(iv)
Parent Board	Recitals
Parent Board Recommendation	5.3(a)
Parent Capital Stock	5.2(a)(ii)
Parent Change of Recommendation	6.4(d)(ii)
Parent Charter Amendment	6.22
Parent Common Stock	Recitals
Parent Contracts	5.19(b)
Parent Disclosure Letter	Article V
Parent Independent Petroleum Engineers	5.17(a)(i)
Parent Intellectual Property	5.14(a)
Parent Material Adverse Effect	5.1
Parent Material Leased Real Property	5.15
Parent Material Owned Real Property	5.15
Parent Material Real Property Lease	5.15

Definition	Section
Parent Permits	5.9(a)
Parent Preferred Stock	5.2(a)(ii)
Parent Related Party Transaction	5.24
Parent Reserve Reports	5.17(a)(i)
Parent SEC Documents	5.5(a)
Parent Stockholder Written Consent	5.3(a)
Parent Stock Issuance	Recitals
Parent Stock Plan	5.2(a)
Parent Takeover Proposal	6.2(b)(iv)
Parent Tax Certificate	6.19(b)
Parent Voting Agreement	Recitals
PSUs	5.2(a)
Registration Statement	4.8(a)
Regulatory Material Adverse Effect	6.8(b)
Rights-of-Way	4.16
RSUs	5.2(a)
Surviving Corporation	2.1
Tail Period	6.10(d)
Terminable Breach	8.1(b)(iii)
Transaction Litigation	6.11

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub will be merged with and into the Company in accordance with the provisions of the General Corporation Law of the State of Delaware (the “DGCL”). As a result of the Merger, the separate existence of Merger Sub shall cease and the Company shall continue its existence under the laws of the State of Delaware as the surviving corporation (in such capacity, the Company is sometimes referred to herein as the “Surviving Corporation”).

Section 2.2 Closing.

(a) The closing of the Merger (the “Closing”), shall take place at 9:00 a.m., Dallas, Texas time, on a date that is no later than two (2) Business Days following the satisfaction or (to the extent permitted by applicable Law) waiver in accordance with this Agreement of all of the conditions set forth in Article VII (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived in accordance with this Agreement on the Closing Date) at the offices of Norton Rose Fulbright US LLP in Dallas, Texas, or at such other time or on such other date or at such other place (or remotely by electronic exchange of documentation) as Parent and the Company may agree in writing. For purposes of this Agreement “Closing Date” shall mean the date on which the Closing occurs.

(b) Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement and the DGCL, as soon as practicable on the Closing Date after the Closing, Parent, Merger Sub and the Company shall cause a certificate of merger to be prepared and executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”) and filed with the Secretary of State of the State of Delaware. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or at such later time as shall be agreed upon in writing by Parent and the Company and specified in the Certificate of Merger (the “Effective Time”).

Section 2.3 Effect of the Merger. At the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

Section 2.4 Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, (a) the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated so as to read in its entirety as set forth on Annex D and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation, until duly amended, subject to Section 6.10(b), in accordance with its terms and the DGCL, and (b) the bylaws of the Company as in effect immediately prior to the Effective Time shall be amended and restated in their entirety to read as set forth on Annex E, and as so amended and restated shall be the bylaws of the Surviving Corporation, until duly amended, subject to Section 6.10(b), in accordance with its terms, the certificate of incorporation of the Surviving Corporation, and the DGCL, and the parties hereto shall take all necessary actions in order for such amendment and restatement to occur.

Section 2.5 Board of Directors of Parent. Prior to the Effective Time, Parent shall take all actions necessary to cause the Parent Board as of and immediately following the Effective Time to consist of a total of ten directors consisting of the persons designated as follows:

(a) Parent shall designate five of such ten directors prior to the Effective Time. Of such five designees, at least three of such designees shall qualify as an “independent director” under the listing standards of the NYSE and the applicable rules of the SEC, and at least one of such independent director designees shall qualify as “independent” pursuant to Rule 10A-3(b)(1) of the Exchange Act and shall further qualify as an “audit committee financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K; and

(b) The Company shall designate five of such ten directors prior to the Effective Time. Of such five designees, at least three of such designees shall qualify as an “independent director” under the listing standards of the NYSE and the applicable rules of the SEC, and (x) at least two of such independent director designees shall qualify as “independent” pursuant to Rule 10A-3(b)(1) of the Exchange Act, and (y) one of such designees shall be the Chief Executive Officer of the Company as of the date hereof (or, if such Person is unable to serve, another Person designated by Parent and the Company).

From and after the Effective Time, such directors shall serve as such until their respective successors are duly elected or appointed and qualified or their earlier resignation or removal; provided, however, that one of the directors designated by the Company will resign on the first anniversary of the Effective Time and the Parent Board shall be reduced to consist of a total of nine directors.

Section 2.6 Officers of Parent. Prior to the Effective Time, Parent shall take all actions necessary to cause the officers of Parent as of and immediately following the Effective Time to be the individuals listed on Schedule 2.6 of the Parent Disclosure Letter, with each such individual holding the office or offices specified for such individual on Schedule 2.6 of the Parent Disclosure Letter. From and after the Effective Time, such officers shall serve until their resignation or removal from office by the Parent Board. Prior to the Effective Time, Parent shall take all actions necessary to cause the resignation or removal of each officer of Parent who will not be officer of Parent as of and after the Effective Time as provided in the first sentence of this Section 2.6 from all offices and other positions held by such person with Parent or any of its Subsidiaries, each such resignation or removal to be effective at the Effective Time.

Section 2.7 Directors and Officers of the Surviving Corporation.

(a) At the Effective Time, the directors of the Surviving Corporation shall be the individuals listed on Schedule 2.7(a) of the Parent Disclosure Letter, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or their earlier removal or resignation.

(b) At the Effective Time, the officers of the Surviving Corporation shall be the individuals listed on Schedule 2.7(b) of the Parent Disclosure Letter, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed or their earlier removal or resignation.

Section 2.8 Tax Consequences. For U.S. federal income tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement constitute and be adopted as a “plan of reorganization” within the meaning of Treasury Regulations §§ 1.368-2(g) and 1.368-3(a).

ARTICLE III

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE COMPANY AND MERGER

SUB; EXCHANGE

Section 3.1 Effect of the Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or any holder of any shares of capital stock of Parent, Merger Sub or the Company:

(a) Capital Stock of Merger Sub. Each share of common stock, par value $0.01, per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, which shall constitute the only outstanding share of common stock of the Surviving Corporation immediately following the Effective Time. From and after the Effective Time, the certificate representing shares of capital stock of Merger Sub shall be deemed for all purposes to represent the outstanding share of common stock of the Surviving Corporation.

(b) Capital Stock of the Company.

(i) Subject to the other provisions of this Article III, each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time (excluding any Excluded Shares or Dissenting Shares) (the “Eligible Shares”) shall be converted into the right to receive that number of validly issued, fully-paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio (the “Merger Consideration”). As used in this Agreement, “Exchange Ratio” means 4.4259, as such number is adjusted pursuant to Section 3.1(c).

(ii) All such shares of Company Common Stock, when so converted, shall cease to be outstanding and shall automatically be canceled and cease to exist. Each holder of a share of Company Common Stock that was outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive (A) the Merger Consideration, (B) any dividends or other distributions in accordance with Section 3.3(g) and (C) any cash to be paid in lieu of any fractional shares of Parent Common Stock in accordance with Section 3.3(h), in each case to be issued or paid in consideration therefor upon the exchange of any Certificates or Book-Entry Shares, as applicable, in accordance with Section 3.3(a).

(iii) All shares of Company Common Stock held by the Company (as treasury shares or otherwise) or by Parent or Merger Sub or by any direct or indirect wholly-owned Subsidiary of the Company, Parent or Merger Sub immediately prior to the Effective Time and, in each case, not held on behalf of third parties (collectively, “Excluded Shares”) shall automatically be canceled and cease to exist as of the Effective Time, and no consideration shall be paid or delivered in exchange therefor.

(c) Impact of Stock Splits, Etc. In the event of any change in (i) the number of shares of Company Common Stock, or securities convertible or exchangeable into or exercisable for shares of Company Common Stock or (ii) the number of shares of Parent Common Stock, or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock (including options to purchase Parent Common Stock), in each case issued and outstanding after the date of this Agreement and prior to the

Effective Time by reason of any stock split, reverse stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares, readjustment of shares or the like, the Exchange Ratio shall be equitably adjusted to reflect the effect of such change and, as so adjusted, shall from and after the date of such event, be the Merger Consideration, subject to further adjustment in accordance with this Section 3.1(c). For the avoidance of doubt, the Exchange Ratio shall be adjusted prior to the Effective Time to give effect to the reverse stock split contemplated by the Parent Charter Amendment, which adjustment shall cause the Exchange Ratio to be a number equal to (i) the Exchange Ratio otherwise in effect immediately prior to the Effective Time divided by (ii) 15 (resulting in an Exchange Ratio of 0.29506 assuming no other adjustments to the Exchange Ratio pursuant to this Section 3.1(c)). Nothing in this Section 3.1(c) shall be construed to permit the Parties to take any action except to the extent consistent with, and not otherwise prohibited by, the terms of this Agreement.

Section 3.2 Treatment of Equity Compensation Awards.

(a) Company Restricted Stock Units. No later than five (5) Business Days prior to the Closing Date and conditioned upon the occurrence of the Effective Time, each holder of an outstanding Company RSU shall make an election whether to receive (i) the Merger Consideration (including cash in lieu of fractional shares) for each share of Company Common Stock subject to each outstanding Company RSU, (ii) cash equal to the product of (A) the number of shares of Company Common Stock subject to a Company RSU immediately prior to the Effective Time and (B) (I) the Closing Date Stock Price multiplied by (II) the Exchange Ratio or (iii) a combination thereof, subject to withholding taxes as provided below; provided, however, that the foregoing shall not apply to the outstanding Company RSUs awarded under Company RSU Agreements that do not provide for such an election, and each holder of such Company RSUs shall receive the Merger Consideration (including cash in lieu of fractional shares) for each share of Company Common Stock subject to such Company RSUs held by such holder, after giving effect to the adjustment to the number of Company RSUs subject to applicable Company RSU Agreement in connection with the Merger pursuant to the terms thereof, subject to withholding taxes as provided below. As of the Effective Time, each outstanding Company RSU shall fully vest, and such shares of Parent Common Stock or cash, as elected by the holder thereof if applicable, shall be paid or delivered by the Company or Parent, as applicable, in accordance with the applicable Company RSU Agreement, subject to withholding taxes; provided, however, that, in connection with such delivery of shares of Parent Common Stock to each holder of a Company RSU that will receive the Merger Consideration in respect of such Company RSU in accordance with the foregoing, Parent shall withhold from such holder a number of shares of Parent Common Stock (valued at the Closing Date Stock Price) sufficient to cover any withholding taxes required in connection with such delivery in lieu of requiring such holder to pay such withholding taxes in cash. Upon the payment of such cash and/or delivery of such Parent Common Stock, each Company RSU and related Company RSU Agreement shall terminate, and the holder of such Company RSU thereof shall have no further right or claim thereunder. Upon the payment of cash or delivery of Parent Common Stock as set forth above for all outstanding Company RSUs, the Company Restricted Stock Units Plan shall terminate.

(b) Company Performance Interest Awards. No later than five (5) Business Days prior to the Closing Date and conditioned upon the occurrence of the Effective Time, the Company Board shall adopt resolutions providing that each Company PIA Holder will receive in respect of such Company PIA Holder’s Company PIA the Merger Consideration (including cash in lieu of fractional shares) for the applicable PIA Number of Shares, subject to withholding taxes as provided below. Such shares of Parent Common Stock shall be delivered by Parent in accordance with the applicable Company PIA Award Agreement; provided, however, that, in connection with such delivery, Parent shall withhold from each Company PIA Holder a number of shares of Parent Common Stock (valued at the Closing Date Stock Price) sufficient to cover any withholding taxes required in connection with such delivery in lieu of requiring such Company PIA Holder to pay such withholding taxes in cash. Upon the delivery of such Parent Common Stock, the applicable Company PIA Award Agreement shall terminate, and the Company PIA Holder shall have no further right or claim thereunder.

(c) Restricted Stock. As of the Effective Time, all shares of Company Restricted Stock issued and outstanding immediately prior to the Effective Time shall become fully vested and no longer be subject to restrictions; provided, however, that, in connection with such vesting, the Company or the Surviving Corporation, as applicable, shall redeem or otherwise acquire from each holder of shares Company Restricted Stock a number of shares of Company Restricted Stock (valued at the Closing Date Stock Price multiplied by the Exchange Ratio) sufficient to cover any withholding taxes required in connection with such vesting in lieu of requiring such holder to pay such withholding taxes in cash, and any shares so redeemed or acquired shall be treated as Excluded Shares. Each holder of shares of Company Restricted Stock shall receive the Merger Consideration (including cash in lieu of fractional shares) for each share of Company Restricted Stock held by such holder (subject to the proviso in the immediately preceding sentence) in accordance with Section 3.1(b) and Section 3.3.

Section 3.3 Payment for Securities; Exchange.

(a) Exchange Agent; Exchange Fund. Prior to the Effective Time, Parent shall enter into an agreement with an exchange agent to act as exchange agent for the holders of Company Common Stock in connection with the Merger (the “Exchange Agent”) for the purpose of exchanging Certificates and Book-Entry Shares for the Merger Consideration and cash sufficient to pay cash in lieu of fractional shares, pursuant to Section 3.3(h), to which such holders shall become entitled pursuant to this Article III. Promptly after the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of Eligible Shares, the number of shares of Parent Common Stock issuable in respect of Eligible Shares pursuant to Section 3.1. Parent agrees to deposit, or cause to be deposited, with the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends or other distributions pursuant to Section 3.3(g) and to make payments in lieu of fractional shares pursuant to Section 3.3(h). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued in exchange for Eligible Shares pursuant to this Agreement out of the Exchange Fund. Except as contemplated by this Section 3.3(a) and Sections 3.3(g) and 3.3(h), the Exchange Fund shall not be used for any other purpose. Any cash and shares of Parent Common Stock deposited with the Exchange Agent (including as payment for fractional shares in accordance with Section 3.3(h) and any dividends or other distributions in accordance with Section 3.3(g)) shall hereinafter be referred to as the “Exchange Fund.” Parent or the Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of Eligible Shares pursuant to this Agreement. The cash portion of the Exchange Fund may be invested by the Exchange Agent as reasonably directed by Parent. To the extent, for any reason, the amount in the Exchange Fund is below that required to make prompt payment of the aggregate cash payments contemplated by this Article III, Parent shall promptly replace, restore or supplement the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to make the payment of the aggregate cash payments contemplated by this Article III. Any interest or other income resulting from investment of the cash portion of the Exchange Fund shall become part of the Exchange Fund, and any amounts in excess of the amounts payable hereunder shall, at the discretion of Parent, be promptly returned to Parent or the Surviving Corporation.

(b) Payment Procedures.

(i) Certificates. As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to deliver to each record holder, as of immediately prior to the Effective Time, of an outstanding certificate or certificates that immediately prior to the Effective Time represented Eligible Shares (“Certificates”) a letter of transmittal (“Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 3.3(f)) to the Exchange Agent, and which shall be in a customary form and agreed to by Parent and the Company prior to the Closing) advising such holders of the effectiveness of the Merger and instructions for use in effecting the surrender of Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 3.3(f)) for payment of the Merger Consideration set forth in Section 3.1(b)(i). Upon surrender to the Exchange Agent of a Certificate (or an affidavit of loss in lieu of the Certificate as provided in

Section 3.3(f)), together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be reasonably required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) one or more shares of Parent Common Stock (which shall be in uncertificated book-entry form) representing, in the aggregate, the whole number of shares of Parent Common Stock, if any, that such holder has the right to receive pursuant to Section 3.1 (after taking into account all shares of Company Common Stock then held by such holder) and (B) a check in an amount equal to the cash payable in lieu of any fractional shares of Parent Common Stock pursuant to Section 3.3(h) and dividends and other distributions pursuant to Section 3.3(g).

(ii) Non-DTC Book-Entry Shares. As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to deliver to each record holder, as of immediately prior to the Effective Time, of Eligible Shares represented by book-entry (“Book-Entry Shares”) not held through DTC, (A) a notice advising such holders of the effectiveness of the Merger, (B) a statement reflecting the number of shares of Parent Common Stock (which shall be in uncertificated book-entry form) representing, in the aggregate, the whole number of shares of Parent Common Stock, if any, that such holder has the right to receive pursuant to Section 3.1 (after taking into account all shares of Company Common Stock then held by such holder) and (C) a check in the amount equal to the cash payable in lieu of any fractional shares of Parent Common Stock pursuant to Section 3.3(h) and dividends and other distributions pursuant to Section 3.3(g).

(iii) DTC Book-Entry Shares. With respect to Book-Entry Shares held through DTC, Parent and the Company shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the Closing Date, upon surrender of Eligible Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock, if any, and any unpaid non-stock dividends and any other dividends or other distributions, in each case, that DTC has the right to receive pursuant to this Article III.

(iv) No interest shall be paid or accrued on any amount payable for Eligible Shares pursuant to this Article III.

(v) With respect to Certificates, if payment of the Merger Consideration (including any dividends or other distributions with respect to Parent Common Stock pursuant to Section 3.3(g) and any cash in lieu of fractional shares of Parent Common Stock pursuant to Section 3.3(h)) is to be made to a Person other than the record holder of such Eligible Shares, it shall be a condition of payment that shares so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such shares surrendered or shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. With respect to Book-Entry Shares, payment of the Merger Consideration (including any dividends or other distributions with respect to Parent Common Stock pursuant to Section 3.3(g) and any cash in lieu of fractional shares of Parent Common Stock pursuant to Section 3.3(h)) shall only be made to the Person in whose name such Book-Entry Shares are registered in the stock transfer books of the Company as of the Effective Time. Until surrendered as contemplated by this Section 3.3(b)(v), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration payable in respect of such shares of Company Common Stock, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 3.3(h) and any dividends or other distributions to which such holder is entitled pursuant to Section 3.3(g).

(c) Termination of Rights. All Merger Consideration (including any dividends or other distributions with respect to Parent Common Stock pursuant to Section 3.3(g) and any cash in lieu of fractional shares of Parent Common Stock pursuant to Section 3.3(h)) paid upon the surrender of and in exchange for Eligible

Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Stock. At the Effective Time, the stock transfer books of the Surviving Corporation shall be closed immediately, and there shall be no further registration of transfers on the stock transfer books of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for the Merger Consideration payable in respect of the Eligible Shares previously represented by such Certificates, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 3.3(h) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.3(g), without any interest thereon.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the former common stockholders of the Company on the 180th day after the Closing Date shall be delivered to Parent, upon demand, and any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation and Parent, as general creditors thereof, for payment of the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 3.3(h) and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 3.3(g), in each case without interest thereon. Any portion of the Exchange Fund made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to Parent, upon demand.

(e) No Liability. None of the Surviving Corporation, Parent, Merger Sub or the Exchange Agent shall be liable to any holder of Company Common Stock for any amount of Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to the time that is immediately prior to the time at which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Lost, Stolen, or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of Company Common Stock formerly represented by such Certificate, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 3.3(h) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.3(g).

(g) Distributions with Respect to Unexchanged Shares of Parent Common Stock. No dividends or other distributions declared or made with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the whole shares of Parent Common Stock that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder, in each case until such holder shall surrender such Certificate in accordance with this Section 3.3. Following surrender of any such Certificate, there shall be paid to such holder of whole shares of Parent Common Stock issuable in exchange therefor, without interest, (i) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock. For purposes of dividends or other distributions in respect of shares of Parent Common Stock, all whole shares of Parent Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if such whole shares of Parent Common Stock were issued and outstanding as of the Effective Time.

(h) No Fractional Shares of Parent Common Stock. No certificates or scrip or book-entry notations representing fractional shares of Parent Common Stock shall be issued upon the exchange of Eligible Shares and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent or a holder of shares of Parent Common Stock. Notwithstanding any other provision of this Agreement, each holder of Eligible Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates and Book-Entry Shares held by such holder) shall receive, in lieu thereof, cash (without interest), rounded to the nearest whole cent, in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) the volume weighted average price of Parent Common Stock for the five consecutive trading days immediately prior to the Closing Date as reported by Bloomberg, L.P. (with appropriate adjustments to give effect to any event contemplated by Section 3.1(c)(ii) that occurs during such five trading-day period). As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Parent, and Parent shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

(i) Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from any amounts (including, for the avoidance of doubt, from shares of Parent Common Stock) otherwise payable to any holder of Company Common Stock pursuant to this Agreement any amount required to be deducted and withheld with respect to the making of such payment under applicable Law. To the extent such amounts are so properly deducted or withheld and paid over to the relevant Taxing Authority by the Exchange Agent, the Surviving Corporation or Parent, as the case may be, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock to whom such amounts would have been paid absent such deduction or withholding by the Exchange Agent, the Surviving Corporation or Parent, as the case may be.

Section 3.4 Dissenting Stockholders. Notwithstanding any provision of this Agreement to the contrary, including Section 3.1, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares cancelled in accordance with Section 3.1(b)(iii)) and held by a holder (x) who has not voted in favor of adoption of this Agreement or consented thereto in writing, (y) who has properly exercised and perfected appraisal rights of such shares pursuant to, and who has complied in all respects with, the provisions of Section 262 of the DGCL and (z) who is not prohibited from exercising (and who has not waived, is not required to waive and is not deemed to have waived) such appraisal rights pursuant to the terms of the Company Stockholders Agreement (such shares being referred to collectively as the “Dissenting Shares”) shall not be converted into a right to receive (a) the Merger Consideration, (b) any dividends or other distributions in accordance with Section 3.3(g) or (c) any cash to be paid in lieu of any fractional shares of Parent Common Stock in accordance with Section 3.3(h), but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if (i) after the Effective Time, such holder fails to properly perfect or effectively waives or withdraws or otherwise loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or (ii) a court of competent jurisdiction shall finally determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive (a) the Merger Consideration, (b) any dividends or other distributions in accordance with Section 3.3(g) or (c) any cash to be paid in lieu of any fractional shares of Parent Common Stock in accordance with Section 3.3(h), if any, to which such holder is entitled pursuant to Article III, without interest thereon, upon surrender of the Certificates representing such shares, as applicable, in accordance with this Article III. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity and right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of the other Party, neither the Company nor Parent shall make any payment with respect to, or settle or offer to settle, any such demands prior to the Effective Time.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter dated as of the date of this Agreement and delivered by the Company to Parent and Merger Sub on or prior to the date of this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Organization, Standing and Power. Except as set forth on Schedule 4.1 of the Company Disclosure Letter, each of the Company and its Subsidiaries is a corporation, partnership or limited liability company duly organized, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, with all requisite entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted, other than, in the case of the Company’s Subsidiaries, where the failure to be so organized or to have such power, authority or standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (a “Company Material Adverse Effect”). Each of the Company and its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification or license necessary, other than where the failure to so qualify, license or be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of its Organizational Documents and the Organizational Documents of each of its Subsidiaries, each as amended prior to the execution of this Agreement, and each as made available to Parent is in full force and effect, and neither the Company nor any of its Subsidiaries is in violation of any of the provisions of such Organizational Documents.

Section 4.2 Capital Structure. Except as set forth in Schedule 4.2 of the Company Disclosure Letter:

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 65,000,000 shares of Company Common Stock and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock” and, together with the Company Common Stock, the “Company Capital Stock”). As of the date of this Agreement: (A) 50,924,098 shares of Company Common Stock are issued and outstanding and no shares of Company Preferred Stock were issued and outstanding; (B) the shares of Company Common Stock issued and outstanding include 325,775 shares of Company Restricted Stock; (C) 928,781 Company RSUs are outstanding and 590,767 Company RSUs remain available for issuance pursuant to the Company Restricted Stock Units Plan; and (D) the outstanding Company PIAs consist solely of those awarded under the Company PIA Award Agreements listed on Schedule 4.2 of the Company Disclosure Letter.

(b) All outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive rights. All outstanding shares of Company Common Stock have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all requirements set forth in applicable contracts. As of the date of this Agreement, except as set forth in this Section 4.2, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company or any of its Subsidiaries any capital stock of the Company or securities convertible into or exchangeable or exercisable for capital stock of the Company (and the exercise, conversion, purchase, exchange or other similar price thereof). All outstanding shares of capital stock or other equity interests of the Subsidiaries of the Company are owned by the Company, or a direct or indirect wholly-owned Subsidiary of the Company, are free and clear of all Encumbrances (other than Encumbrances described in Schedule 4.2 of the Company

Disclosure Letter) and have been duly authorized and are validly issued, fully paid and nonassessable (except, in the case of partnerships or limited liability companies, to the extent such non-assessability may be affected by applicable Law of their jurisdictions of formation or organization). Except as set forth in this Section 4.2, and except for stock grants or other awards granted in accordance with Section 6.1(b)(ii), there are outstanding: (A) no shares of Company Capital Stock, Voting Debt or other voting securities of the Company, (B) no securities of the Company or any Subsidiary of the Company convertible into or exchangeable or exercisable for shares of Company Capital Stock, Voting Debt or other voting securities of the Company and (C) no options, warrants, subscriptions, calls, rights (including preemptive and appreciation rights), commitments or agreements to which the Company or any Subsidiary of the Company is a party or by which it is bound in any case obligating the Company or any Subsidiary of the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of Company Capital Stock or any Voting Debt or other voting securities of the Company or any Subsidiary of the Company, or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, subscription, call, right, commitment or agreement. Other than the Company Voting Agreements and the Company Stockholders Agreement, there are not any stockholder agreements, voting trusts or other agreements to which the Company or any of its Subsidiaries is a party or by which it is bound relating to the voting of any shares of capital stock or other equity interest of the Company or any of its Subsidiaries. No Subsidiary of the Company owns any shares of Company Capital Stock. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has any (1) interests in a material joint venture or, directly or indirectly, equity securities or other similar equity interests in any Person or (2) obligations, whether contingent or otherwise, to consummate any material additional investment in any Person other than its Subsidiaries and its joint ventures listed on Schedule 4.2 of the Company Disclosure Letter.

Section 4.3 Authority; No Violations; Consents and Approvals.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, only with respect to consummation of the Merger, to the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due and valid execution of this Agreement by Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity regardless of whether such enforceability is considered in a Proceeding in equity or at law (collectively, “Creditors’ Rights”). The Company Board, at a meeting duly called and held, (i) unanimously determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (iii) directed that the adoption of this Agreement be submitted to the stockholders of the Company and resolved to recommend that the stockholders vote in favor of the adoption of this Agreement (such recommendation described in clause (iv), the “Company Board Recommendation”). The Company Stockholder Approval is the only vote of the holders of any class or series of the Company Capital Stock necessary to approve and adopt this Agreement and the Merger.

(b) The execution, delivery and performance of this Agreement does not, and the consummation of the Transactions will not (with or without notice or lapse of time, or both) (i) contravene, conflict with or result in a violation of any provision of the Organizational Documents of the Company (assuming that the Company Stockholder Approval is obtained) or any of its Subsidiaries, (ii), except as set forth in Schedule 4.3 of the Company Disclosure Letter, with or without notice, lapse of time or both, result in a violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which the Company or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or its or their respective properties or assets are bound, or (iii) assuming the Consents referred to in Section 4.4 are duly and timely obtained or made and the Company Stockholder Approval has been obtained, contravene, conflict with or result in a violation of any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such contraventions, conflicts, violations, defaults, acceleration, losses, or Encumbrances that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Other than this Agreement, the Company is not party to any contract, arrangement or other commitment that would or would reasonably be expected to entitle any Person to appoint one or more directors to the Parent Board.

Section 4.4 Consents. Except as set forth in Schedule 4.4 of the Company Disclosure Letter, no Consent from any Governmental Entity is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Transactions, except for: (a) the filing of a premerger notification report by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), and the expiration or termination of the applicable waiting period with respect thereto; (b) the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware; (c) such filings and approvals as may be required by any applicable state securities or “blue sky” laws or Takeover Laws; and (d) any such Consent that the failure to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.5 Financial Statements. Schedule 4.5 of the Company Disclosure Letter sets forth (a) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2017 and 2016 and the audited consolidated statement of operations, owners’ equity and cash flows of the Company and its Subsidiaries for the year ended December 31, 2017 and for the period from May 7, 2016 to December 31, 2016, of the Company’s predecessor and its Subsidiaries for the period from January 1, 2016 to May 6, 2016, and of the Company’s predecessor and its Subsidiaries for the year ended December 31, 2015, and (b) the unaudited consolidated balance sheet of the Company as of June 30, 2018 (the “Last Balance Sheet”) and the unaudited consolidated statement of operations, owners’ equity and cash flows of the Company for the six month period ended June 30, 2018 (the financial statements referred to in clauses (a) and (b), collectively, the “Company Financial Statements”). The Company Financial Statements were prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the period involved (except as may be indicated in the Company Financial Statements or the notes thereto) and fairly present in all material respects the financial condition and the results of operations, changes in stockholders’ equity and cash flow of the Company and its Subsidiaries or the Company’s predecessor and its Subsidiaries, as applicable, as of the respective dates and for the respective periods referred to in such financial statements, subject, in the case of the unaudited consolidated financial statements included in the Company Financial Statements, to (i) the omission of notes thereto and (ii) normal, recurring year-end adjustments. No financial statements of any Person other than the Company and its Subsidiaries are required by GAAP to be included in the consolidated financial statements of the Company.

Section 4.6 Absence of Certain Changes or Events.

(a) Since December 31, 2017, there has not been any Company Material Adverse Effect or any event, change, effect or development that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(b) From December 31, 2017 through the date of this Agreement, except as set forth in Schedule 4.6 of the Company Disclosure Letter:

(i) the Company and its Subsidiaries have conducted their business in the ordinary course of business in all material respects;

(ii) there has not been any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, including the Oil and Gas Properties of the Company and its Subsidiaries, whether or not covered by insurance; and

(iii) neither the Company nor any of its Subsidiaries has taken, or agreed, committed, arranged, authorized or entered into any understanding to take, any action that, if taken after the date of this Agreement, would (without Parent’s prior written consent) have constituted a breach of any of the covenants set forth in Sections 6.1(b)(i), (v), (vi), (vii), (viii), (xii) or (xviii) (solely as it relates to the foregoing Sections 6.1(b)(i), (v), (vi), (vii), (viii) and (xii)).

Section 4.7 No Undisclosed Material Liabilities. There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities adequately provided for on the Last Balance Sheet (including the notes thereto) contained in the Company Financial Statements; (b) liabilities incurred in the ordinary course of business subsequent to June 30, 2018; (c) liabilities incurred in connection with the Transactions; (d) liabilities incurred as permitted under Section 6.1(b)(x); and (e) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.8 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent pursuant to which shares of Parent Common Stock issuable in the Merger and pursuant to Section 3.2 will be registered with the SEC (including any amendments or supplements, the “Registration Statement”) shall, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the consent solicitation statement/information statement/prospectus in preliminary and definitive form (including any amendments or supplements, the “Consent Solicitation Statement/Information Statement/Prospectus”) relating to the Parent Stockholder Written Consent and which shall include a form of written consent that may be executed by the stockholders of the Company in connection with the Company Stockholder Approval will, at the date it is first mailed to stockholders of the Company and to stockholders of Parent, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference therein.

Section 4.9 Company Permits; Compliance with Applicable Law. Except as set forth in Schedule 4.9 of the Company Disclosure Letter:

(a) The Company and its Subsidiaries hold and at all times since May 6, 2016 (the “Applicable Date”) held all permits, licenses, certifications, registrations, consents, authorizations, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary to own, lease and operate their respective properties and assets and for the lawful conduct of their respective businesses as they were or are now being conducted, as applicable (collectively, the “Company Permits”), and have paid all fees and assessments due and payable in connection therewith, except where the failure to so hold or make such a payment would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, and the Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to be in full force and effect or failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The businesses of the Company and its Subsidiaries are not currently being conducted, and at no time since the Applicable Date have been conducted, in violation of any applicable Law, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, other than those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.10 Compensation; Benefits.

(a) Set forth on Schedule 4.10(a) of the Company Disclosure Letter is a list, as of the date hereof, of all of the material Company Plans.

(b) True, correct and complete copies of each of the material Company Plans and related trust documents and favorable determination or opinion letters, if applicable, have been furnished or made available to Parent or its Representatives, along with the most recent report filed on Form 5500 and summary plan description with respect to each Company Plan required to file a Form 5500, and all material correspondence to or from any Governmental Entity received in the last two years.

(c) Each Company Plan has been maintained and administered in compliance in all respects with all applicable Laws, including ERISA and the Code, except for failures to comply with such Laws that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) As of the date of this Agreement, there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened against, or with respect to, any of the Company Plans, and there are no Proceedings by a Governmental Entity with respect to any of the Company Plans, except for such pending actions, suits, claims or Proceedings that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) There are no material unfunded benefit obligations that have not been properly accrued for in the Company’s financial statements, and all material contributions or other amounts payable by the Company or any of its Subsidiaries with respect to each Company Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP.

(f) Each Company Plan that is intended to be a qualified plan under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and, to the knowledge of the Company, nothing has occurred since such determination by the Internal Revenue Service that would adversely affect such qualification.

(g) There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Part 4 of Subtitle B of Title I of ERISA in connection with any Company Plan that could subject the Company or any of its Subsidiaries to a material tax or penalty imposed under Section 4975 of the Code or Section 502(i) of ERISA.

(h) No Company Plan is, and none of the Company or any member of its Aggregated Group has any liability with respect to, (i) a plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA, (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code, or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(i) Except as required by applicable Law, no Company Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person, and none of the Company or any of its Subsidiaries has any obligation to provide such benefits.

(j) Except as set forth on Schedule 4.10(j) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions could, either alone or in combination with another event, (i) entitle any individual who is employed as of the Closing Date by the Company or a Subsidiary thereof (a “Company Employee”) to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such Company Employee, (iii) directly or indirectly cause the Company to transfer or set aside any material amount of assets to fund any material benefits under any Company Plan, (iv) otherwise give rise to any material liability under any Company Plan, (v) limit or restrict the right to materially amend, terminate or transfer the assets of any Company Plan on or following the Effective Time or (vi) result in an “excess parachute payment” within the meaning of Section 280G(b) of the Code.

(k) Neither the Company nor any Subsidiary has any obligation to provide, and no Company Plan or other agreement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

(l) Each Company Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings, and proposed and final regulations) thereunder, except for failures to comply therewith that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(m) No Company Plan is maintained outside the jurisdiction of the United States or covers any employee of the Company or any of its Subsidiaries who resides or works outside of the United States.

Section 4.11 Labor Matters.

(a) As of the date of this Agreement and since the Applicable Date, (i) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other agreement with any labor union, (ii) there is no pending union representation petition involving employees of the Company or any of its Subsidiaries, and (iii) to the Company’s knowledge, there is no activity or Proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any employees of the Company or any of its Subsidiaries.

(b) As of the date of this Agreement and since the Applicable Date, there is no unfair labor practice, charge or grievance arising out of a collective bargaining agreement, other agreement with any labor union, or other labor-related grievance Proceeding against the Company or any of its Subsidiaries pending, or, to the knowledge of the Company, threatened, other than such matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) As of the date of this Agreement and since the Applicable Date, there is no strike, dispute, slowdown, work stoppage or lockout pending, or, to the knowledge of the Company, threatened, against or involving the Company or any of its Subsidiaries, other than such matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) The Company and its Subsidiaries are, and since the Applicable Date have been, in compliance in all respects with all applicable Laws respecting employment and employment practices, and there are no Proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, by or on behalf of any applicant for employment, any current or former employee of the Company or any of its Subsidiaries or any class of the foregoing, relating to any of the foregoing applicable Laws, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship, other than any such matters described in this sentence that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since the Applicable Date, neither the Company nor any of its Subsidiaries has received any written notice of the intent of the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor or any other Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation with respect to the Company or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.12 Taxes. Except as set forth in Schedule 4.12 of the Company Disclosure Letter:

(a) All material Tax Returns required to be filed (taking into account extensions of time for filing) by the Company or any of its Subsidiaries have been filed and all such filed Tax Returns are complete and accurate in all material respects. All material Taxes that are due and payable by the Company or any of its Subsidiaries (other than Taxes being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP) have been paid in full. All material withholding Tax requirements imposed on or with respect to the Company or any of its Subsidiaries have been satisfied in full, and the Company and its Subsidiaries have complied in all material respects with all information reporting (and related withholding) and record retention requirements.

(b) There is not in force any waiver or agreement for any extension of time for the assessment or payment of any material Tax by the Company or any of its Subsidiaries.

(c) There is no outstanding material claim, assessment or deficiency against the Company or any of its Subsidiaries for any Taxes that has been asserted in writing by any Governmental Entity. There are no proceedings pending or, to the knowledge of the Company, threatened regarding any material Taxes of the Company and its Subsidiaries or the assets of the Company and its Subsidiaries.

(d) Neither the Company nor any of its Subsidiaries is a party to any material Tax allocation, sharing or indemnity contract or arrangement (not including, for the avoidance of doubt (i) an agreement or arrangement solely among the members of a group the common parent of which is the Company or any of its Subsidiaries, or (ii) any Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax). Neither the Company nor any of its Subsidiaries has any material liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations § 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor by contract or under applicable Law.

(e) Neither the Company nor any of its Subsidiaries has participated, or is currently participating, in a reportable transaction within the meaning of Section 6707A of the Code and Treasury Regulations § 1.6011-4(b) or a transaction that is substantially similar to a listed transaction as defined Section 6707A of the Code and Treasury Regulations § 1.6011-4(b)(2).

(f) Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

(g) No written claim has been made by any Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not currently file a Tax Return that it is or may be subject to any material Tax in such jurisdiction, nor has any such assertion been proposed in writing or, to the knowledge of the Company, threatened.

(h) The Company has made available to Parent complete and correct copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes which has been requested or will remain in effect as of the Closing.

(i) There are no Encumbrances for material Taxes on any of the assets of the Company or any of its Subsidiaries, except for Permitted Encumbrances.

(j) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any closing agreement under Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law), installment sale under Section 453 of the Code (or any corresponding or similar provision of state, local or foreign Law) or open transaction on or prior to the Closing Date, any accounting method change or agreement with any Taxing

Authority under Section 481 of the Code (or any corresponding or similar provision of state, local or foreign Law), any prepaid amount received on or prior to the Closing Date, any intercompany transaction or excess loss account described in Section 1502 of the Code (or any corresponding provision of Law with respect to Taxes), or any election pursuant to Section 108(i) of the Code (or any similar provision of Law) made with respect to any taxable period ending on or prior to the Closing Date.

(k) Neither the Company nor any of its Subsidiaries is a “U.S. shareholder” (within the meaning of Section 951(b) of the Code) of any foreign corporation which may be required to include in income any amounts under Section 951(a) of the Code.

(l) Neither the Company nor any of its Subsidiaries is aware of the existence of any fact, or has taken or agreed to take any action, that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(m) The Company is, and has been since formation, properly classified for United States federal income tax purposes as a corporation.

(n) No rulings, requests for rulings or closing agreements (as described in Section 7121 of the Code or comparable provisions of state or local Tax laws) have been entered into with or issued by, or are pending with, any Taxing Authority with respect to Company or any of its Subsidiaries.

(o) Neither the Company nor any of its Subsidiaries has been required to disclose on its federal income Tax Returns any position that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(p) The unpaid Taxes of the Company and its Subsidiaries (i) did not, as of the Company’s Last Balance Sheet, materially exceed the current liability accruals for Taxes (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth in such balance sheet and (ii) do not materially exceed such current liability accruals for Taxes (excluding reserves for deferred Taxes established to reflect timing differences between book and Tax income) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and Subsidiaries in filing their respective Tax Returns.

Section 4.13 Litigation. Except for such matters as are set forth on Schedule 4.13 of the Company Disclosure Letter, there is no (a) Proceeding pending, or to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their Oil and Gas Properties, or (b) judgment, decree, injunction, ruling, order, writ, stipulation, determination or award of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries.

Section 4.14 Intellectual Property.

(a) The Company and its Subsidiaries own, license, sublicense or otherwise possess legally enforceable rights to use all Intellectual Property used in or necessary for the operation of the businesses of each of the Company and its Subsidiaries as presently conducted (collectively, the “Company Intellectual Property”) free and clear of all Encumbrances except for Permitted Encumbrances, except where the failure to own, license, sublicense or otherwise possess legally enforceable rights to use the Company Intellectual Property has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The material Company Intellectual Property is subsisting and has not expired, has not been held invalid or unenforceable and has not been cancelled.

(c) To the knowledge of the Company, the use of the Company Intellectual Property by the Company and its Subsidiaries in the operation of the businesses of each of the Company and its Subsidiaries as presently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property of any other Person, except for such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) The Company and its Subsidiaries have taken reasonable measures consistent with prudent industry practices to protect the confidentiality of trade secrets used in the businesses of each of the Company and its Subsidiaries as presently conducted, except where failure to do so has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the IT Assets owned, used, or held for use by the Company or any of its Subsidiaries (i) are sufficient for the current needs of the businesses of the Company and its Subsidiaries; (ii) have not malfunctioned or failed within the past three years and (iii) to the knowledge of the Company, are free from any malicious code.

(f) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (i) the Company and each of its Subsidiaries have used commercially reasonable measures to ensure the confidentiality, privacy and security of Personal Information collected or held for use by the Company or its Subsidiaries; and (ii) to the knowledge of the Company, there has been no unauthorized access to or unauthorized use of any IT Assets, Personal Information or trade secrets owned or held for use by the Company or its Subsidiaries.

Section 4.15 Real Property. Except with respect to Oil and Gas Properties and Oil and Gas Leases, set forth on Schedule 4.15 of the Company Disclosure Letter is a list of all material real property owned by the Company or any of its Subsidiaries (collectively, the “Company Material Owned Real Property”) and a list of all material leasehold estates in all material real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any Subsidiary of the Company (collectively, including the improvements thereon, the “Company Material Leased Real Property”). Except as set forth on Schedule 4.15 of the Company Disclosure Letter, the Company and its Subsidiaries have good, valid and defensible title to all Company Material Owned Real Property and valid leasehold estates in all Company Material Leased Real Property free and clear of all Encumbrances and defects and imperfections, except Permitted Encumbrances. Each agreement under which the Company or any Subsidiary of the Company is the landlord, sublandlord, tenant, subtenant, or occupant with respect to the Company Material Leased Real Property (each, a “Company Material Real Property Lease”) to the knowledge of the Company is in full force and effect and is valid and enforceable against the parties thereto in accordance with its terms, subject, as to enforceability, to Creditors’ Rights, and neither the Company nor any of its Subsidiaries, or to the knowledge of the Company, any other party thereto, has received written notice of any default under any Company Material Real Property Lease. As of the date of this Agreement, there does not exist any pending or, to the knowledge of the Company, threatened, condemnation or eminent domain proceedings that affect any of the Company’s Oil and Gas Properties, Company Material Owned Real Property or Company Material Leased Real Property.

Section 4.16 Rights-of-Way. Each of the Company and its Subsidiaries has such easements and rights-of-way (collectively, “Rights-of-Way”) as are sufficient to conduct its business in the manner described, except for such Rights-of-Way the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries has fulfilled and performed all its material obligations with respect to such Rights-of-Way and conducted their business in a manner that does not violate any of the Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for any such matters described in this sentence that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All pipelines operated by the Company and its Subsidiaries are subject to Rights-of-Way or are located on real property owned or leased by the Company, and there are no gaps (including any gap arising as a result of any breach by the Company or any of its Subsidiaries of the terms of any Rights-of-Way) in the Rights-of-Way, other than any such matters described in this sentence that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.17 Oil and Gas Matters.

(a) Except as would not reasonably be expected to have a Company Material Adverse Effect, and except for property (i) sold or otherwise disposed of in the ordinary course of business since the date of the reserve report prepared by Software Integrated Solutions Division of Schlumberger Technology Corporation (the “Company Independent Petroleum Engineers”) relating to the Company interests referred to therein as of December 31, 2017 (the “Company Reserve Report”) or (ii) reflected in the Company Reserve Report as having been sold or otherwise disposed of (other than sales or dispositions after the date hereof in accordance with Section 6.1(b)(v)), the Company and its Subsidiaries have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Company Reserve Report and in each case as attributable to interests owned by the Company and its Subsidiaries, free and clear of any Encumbrances, except for Permitted Encumbrances. For purposes of the foregoing sentence, “good and defensible title” means that the Company’s or one or more of its Subsidiaries’, as applicable, title (as of the date hereof and as of the Closing) to each of the Oil and Gas Properties held or owned by them (or purported to be held or owned by them) (1) entitles the Company (or one or more of its Subsidiaries, as applicable) to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in the Company Reserve Report of all Hydrocarbons produced from such Oil and Gas Properties throughout the life of such Oil and Gas Properties, (2) obligates the Company (or one or more of its Subsidiaries, as applicable) to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest shown on the Company Reserve Report for such Oil and Gas Properties (other than any positive differences in such percentage) and the applicable working interest shown on the Company Reserve Report for such Oil and Gas Properties that are accompanied by a proportionate (or greater) net revenue interest in such Oil and Gas Properties and (3) is free and clear of all Encumbrances (other than Permitted Encumbrances).

(b) Except for any such matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the factual, non-interpretive data supplied by the Company to the Company Independent Petroleum Engineers relating to the Company interests referred to in the Company Reserve Report, by or on behalf of the Company and its Subsidiaries that was material to such firm’s estimates of proved oil and gas reserves attributable to the Oil and Gas Properties of the Company and its Subsidiaries in connection with the preparation of the Company Reserve Report was, as of the time provided, accurate in all respects. Except for any such matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the oil and gas reserve estimates of the Company set forth in the Company Reserve Report are derived from reports that have been prepared by the Company Independent Petroleum Engineers, and such reserve estimates fairly reflect, in all respects, the oil and gas reserves of the Company at the dates indicated therein and, except as disclosed in Schedule 4.17 of the Company Disclosure Letter, are in accordance with SEC guidelines applicable thereto applied on a consistent basis throughout the periods involved. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Company Reserve Report that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Except for any such matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) all rentals, shut-ins and similar payments owed to any Person or individual under (or otherwise with respect to) any Oil and Gas Leases have (in the case of such Oil and Gas Leases operated by a third party operator, to the knowledge of the Company) been properly and timely paid, (ii) all royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Oil and Gas Properties owned or held by the Company or any of its Subsidiaries have (in the case of such Oil and Gas Properties operated by a third party operator, to the knowledge of the Company) been timely and properly paid and (iii) none of the Company or any of its Subsidiaries (and, to the Company’s knowledge, no third party operator) has violated any provision of, or taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Oil and Gas Lease) included in the Oil and Gas Properties owned or held by the Company or any of its Subsidiaries.

(d) Except for any such matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, all proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties of the Company and its Subsidiaries are being received by them in a timely manner and are not being held in suspense (by the Company, any of its Subsidiaries, any third party operator thereof or any other Person) for any reason other than awaiting preparation and approval of division order title opinions for recently drilled Wells.

(e) All of the Wells and all water, CO2, injection or other wells located on the Oil and Gas Leases of the Company and its Subsidiaries or otherwise associated with an Oil and Gas Property of the Company or its Subsidiaries have (in the case of such Oil and Gas Properties operated by a third party operator, to the knowledge of the Company) been drilled, completed and operated within the limits permitted by the applicable contracts entered into by the Company or any of its Subsidiaries related to such wells and applicable Law, and all drilling and completion (and plugging and abandonment) of such wells and all related development, production and other operations have (in the case of such Oil and Gas Properties operated by a third party operator, to the knowledge of the Company) been conducted in compliance with all applicable Law, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) Except as set forth in Schedule 4.17 of the Company Disclosure Letter, none of the material Oil and Gas Properties of the Company or its Subsidiaries is subject to any preferential purchase, consent or similar right that would become operative as a result of the Transactions.

Section 4.18 Environmental Matters. Except as set forth in Schedule 4.18 of the Company Disclosure Letter and except for those matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) the Company and its Subsidiaries and their respective operations and assets are in compliance with Environmental Laws;

(b) the Company and its Subsidiaries are not subject to any pending or, to the Company’s knowledge, threatened Proceedings under Environmental Laws;

(c) there have been no Releases of Hazardous Materials at any property currently or, to the knowledge of the Company, formerly owned, operated or otherwise used by the Company or any of its Subsidiaries, or, to the knowledge of the Company, by any predecessors of the Company or any Subsidiary of the Company, which Releases are reasonably likely to result in liability to the Company under Environmental Law, and, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice asserting a liability or obligation under any Environmental Laws with respect to the investigation, remediation, removal, or monitoring of the Release of any Hazardous Materials at or from any property currently or formerly owned, operated, or otherwise used by the Company, or at or from any offsite location where Hazardous Materials from the Company’s or its Subsidiaries’ operations have been sent for treatment, disposal, storage or handling; and

(d) as of the date of this Agreement, there have been no environmental investigations, studies, audits, or other analyses conducted during the past three (3) years by or on behalf of, or that are in the possession of, the Company or its Subsidiaries addressing potentially material environmental matters with respect to any property owned, operated or otherwise used by any of them that have not been delivered or otherwise made available to Parent prior to the date hereof.

Section 4.19 Material Contracts.

(a) Schedule 4.19 of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of:

(i) each contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act if such item were applicable to the Company;

(ii) each contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets, services, rights or properties (other than Oil and Gas Properties) with respect to which the Company reasonably expects that the Company and its Subsidiaries will make annual payments in excess of $250,000 or aggregate payments in excess of $1,000,000;

(iii) each contract that constitutes a commitment relating to Indebtedness or the deferred purchase price of property by the Company or any of its Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in excess of $250,000, other than agreements solely between or among the Company and its Subsidiaries;

(iv) each contract for lease of personal property or real property (other than Oil and Gas Properties) involving payments in excess of $250,000 in any calendar year or aggregate payments in excess of $1,000,000 that are not terminable without penalty or other liability to the Company (other than any ongoing obligation pursuant to such contract that is not caused by any such termination) within 60 days, other than contracts related to drilling rigs;

(v) each contract that is a non-competition contract or other contract that (A) purports to limit in any material respect either the type of business in which the Company or its Subsidiaries (or, after the Effective Time, Parent or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business (including any contract containing any area of mutual interest, joint bidding area, joint acquisition area, or non-compete or similar type of provision), (B) could require the disposition of any material assets or line of business of the Company or its Subsidiaries (or, after the Effective Time, Parent or its Subsidiaries) or (C) prohibits or limits the rights of the Company or any of its Subsidiaries to make, sell or distribute any products or services, or use, transfer or distribute, or enforce any of their rights with respect to, any of their material assets;

(vi) each contract involving the pending acquisition or sale of (or option to purchase or sell) any material amount of the assets or properties of the Company, taken as a whole, other than contracts involving the acquisition or sale of (or option to purchase or sell) Hydrocarbons in the ordinary course of business;

(vii) each contract for any Derivative Transaction;

(viii) each material partnership, joint venture or limited liability company agreement, other than any customary joint operating agreements, unit agreements or participation agreements affecting the Oil and Gas Properties of the Company;

(ix) each joint development agreement, exploration agreement, participation, farmout, farmin or program agreement or similar contract requiring the Company or any of its Subsidiaries to make expenditures from and after January 1, 2018 that would reasonably be expected to be in excess of $1,000,000 in the aggregate, other than customary joint operating agreements and continuous development obligations under Oil and Gas Leases;

(x) each collective bargaining agreement to which the Company or any of its Subsidiaries is a party;

(xi) each agreement under which the Company or any of its Subsidiaries has advanced or loaned any amount of money to: (A) any of its officers or directors; or (B) employees or consultants with a principal amount in excess of $10,000;

(xii) any contract (A) that provides for the sale by the Company or any of its Subsidiaries of Hydrocarbons (1) in excess of 200 barrels of oil equivalent of Hydrocarbons per day over a period of one month (calculated on a yearly average basis) or (2) for a term greater than 12 months or (B) under which the Company reasonably expects that it will make aggregate payments in excess of $250,000 in any of the next three succeeding fiscal years or $1,000,000 over the life of the contract that, in the case of (A) and (B), (x) has a remaining term of greater than 12 months and does not allow the Company or such Subsidiary to terminate it without penalty to the Company or such Subsidiary within 60 days and (y) provides for a “take-or-pay” clause or any similar prepayment obligation and acreage dedication, minimum volume commitments or capacity reservation fees to a gathering, transportation or other arrangement downstream of the wellhead, that cover, guaranty or commit volumes;

(xiii) each contract for any Company Related Party Transaction; or

(xiv) each agreement that contains any “most favored nation” or most favored customer provision, call or put option, preferential right or rights of first or last offer, negotiation or refusal, in each case other than those contained in (A) any agreement in which such provision is solely for the benefit of the Company or any of its Subsidiaries, (B) customary royalty pricing provisions in Oil and Gas Leases or (C) customary preferential rights in joint operating agreements, unit agreements or participation agreements affecting the business or the Oil and Gas Properties of the Company or any of its Subsidiaries, to which the Company or any of its Subsidiaries is subject, and is material to the business of the Company and its Subsidiaries, taken as a whole.

(b) Collectively, the contracts set forth in Section 4.19(a) are herein referred to as the “Company Contracts.” A complete and correct copy of each of the Company Contracts has been made available to Parent. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Contract is legal, valid, binding and enforceable in accordance with its terms on the Company and each of its Subsidiaries that is a party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect, subject, as to enforceability, to Creditors’ Rights. Neither the Company nor any of its Subsidiaries is in material breach or default under any Company Contract nor, to the knowledge of the Company, is any other party to any such Company Contract in material breach or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder by the Company or its Subsidiaries, or, to the knowledge of the Company, any other party thereto. There are no material disputes pending or, to the knowledge of the Company, threatened with respect to any Company Contract and neither the Company nor any of its Subsidiaries has received any written notice of the intention of any other party to any Company Contract to terminate for default, convenience or otherwise any Company Contract, nor to the knowledge of the Company, is any such party threatening to do so.

Section 4.20 Derivative Transactions.

(a) All Derivative Transactions entered into by the Company or any of its Subsidiaries as of the date of this Agreement were entered into in accordance with applicable Laws in all material respects, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions.

(b) The Company and each of its Subsidiaries have duly performed in all material respects all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and there are no material breaches, violations, collateral deficiencies, requests for collateral or demands for payment, or defaults or allegations or assertions of such by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereunder.

(c) Schedule 4.20(c) of the Company Disclosure Letter lists, as of the date of this Agreement, all Derivative Transactions to which the Company or any of its Subsidiaries is a party, and accurately summarizes in all material respects the outstanding positions under any Derivative Transaction of the Company and its Subsidiaries, including Hydrocarbon and financial positions under any Derivative Transaction of the Company attributable to the production and marketing of the Company and its Subsidiaries.

Section 4.21 Insurance. Set forth on Schedule 4.21 of the Company Disclosure Letter is a true, correct and complete list of all material insurance policies held by the Company or any of its Subsidiaries as of the date of this Agreement (collectively, the “Material Company Insurance Policies”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) Each of the Material Company Insurance Policies is in full force and effect on the date of this Agreement and a true, correct and complete copy of each Material Company Insurance Policy has been made available to Parent;

(b) all premiums payable under the Material Company Insurance Policies prior to the date of this Agreement have been duly paid to date and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that (including with respect to the Transactions), with notice or lapse of time or both, would constitute a breach or default, or permit a termination of any of the Material Company Insurance Policies; and

(c) as of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any Material Company Insurance Policy.

Section 4.22 Opinion of Financial Advisor. The Company Board has received the opinion of Barclays Capital Inc. addressed to the Company Board to the effect that, based upon and subject to the limitations, qualifications and assumptions set forth therein, as of the date of the opinion, the Merger Consideration to be received by the holders of Eligible Shares pursuant to this Agreement is fair, from a financial point of view, to such holders. A copy of such opinion will be provided (solely for informational purposes) by the Company to Parent promptly following the execution of this Agreement (it being agreed that such opinion is for the benefit of the Company Board and may not be relied upon by Parent or Merger Sub or any other Person).

Section 4.23 Brokers. Except for the fees and expenses payable to Barclays Capital Inc., no broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

Section 4.24 Related Party Transactions. Schedule 4.24 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list of any transaction or arrangement involving in excess of $120,000 under which any (a) present or former executive officer or director of the Company or any of its Subsidiaries, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of the equity securities of the Company or any of its Subsidiaries whose status as a 5% holder is known to the Company as of the date of this Agreement or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (but only, with respect to the Persons in clause (b), to the knowledge of the Company) is a party to any actual or proposed loan, lease or other contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any interest in any property owned by the Company or any of its Subsidiaries, in each case, including any bond, letter of credit, guarantee, deposit, cash account, escrow, policy of insurance or other credit support instrument or security posted or delivered by any Person listed in clauses (a), (b) or (c) in connection with the operation of the business of the Company or any of its Subsidiaries (each of the foregoing, a “Company Related Party Transaction”).

Section 4.25 Regulatory Matters.

(a) The Company is not (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940 or (ii) a “holding company,” a

“subsidiary company” of a “holding company,” an Affiliate of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the U.S. Public Utility Holding Company Act of 2005.

(b) All natural gas pipeline systems and related facilities constituting the Company’s and its Subsidiaries’ properties are (i) “gathering facilities” that are exempt from regulation by the U.S. Federal Energy Regulatory Commission under the Natural Gas Act of 1938 and (ii) except as set forth on Schedule 4.25 of the Company Disclosure Letter, not subject to rate regulation or comprehensive nondiscriminatory access regulation under the Laws of any state or other local jurisdiction.

Section 4.26 Takeover Laws. Assuming the accuracy of the representations and warranties set forth in Section 5.24, the Company Board has taken all action necessary to render inapplicable to this Agreement and the Transactions any Takeover Law or any anti-takeover provision in the Company’s Organizational Documents that is applicable to the Company, the shares of Company Common Stock or the Transactions.

Section 4.27 No Additional Representations.

(a) Except for the representations and warranties made in this Article IV, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub, or any of their respective Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by the Company in this Article IV, any oral or written information presented to Parent or Merger Sub or any of their respective Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Transactions. Notwithstanding the foregoing, nothing in this Section 4.27 shall limit Parent’s or Merger Sub’s remedies with respect to claims of fraud arising from or relating to the express representations and warranties made by the Company in this Article IV.

(b) Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that none of Parent, Merger Sub or any other Person has made or is making any representations or warranties relating to Parent or its Subsidiaries (including Merger Sub) whatsoever, express or implied, beyond those expressly given by Parent and Merger Sub in Article V, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available to the Company, or any of its Representatives and that the Company has not relied on any such other representation or warranty not set forth in this Agreement. Without limiting the generality of the foregoing, the Company acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Company or any of its Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Merger or the other Transactions).

ARTICLE V

REPRESENTATION AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure letter dated as of the date of this Agreement and delivered by Parent and Merger Sub to the Company on or prior to the date of this Agreement (the “Parent Disclosure Letter”) and except as disclosed in the Parent SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) filed with or furnished to the SEC and available on Edgar since December 31,

2016 and prior to the date of this Agreement (excluding any disclosures set forth or referenced in any risk factor section or in any other section, in each case, to the extent they are forward-looking statements or cautionary, predictive, non-specific or forward-looking in nature), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 5.1 Organization, Standing and Power. Each of Parent and its Subsidiaries is a corporation, partnership or limited liability company duly organized, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, with all requisite entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted, other than, in the case of Parent’s Subsidiaries, where the failure to be so organized or to have such power, authority or standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent (a “Parent Material Adverse Effect”). Each of Parent and its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification or license necessary, other than where the failure to so qualify, license or be in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has heretofore made available to the Company complete and correct copies of its Organizational Documents and the Organizational Documents of each of its Subsidiaries, each as amended prior to the execution of this Agreement, and each as made available to the Company is in full force and effect, and neither Parent nor any of its Subsidiaries is in violation of any of the provisions of such Organizational Documents.

Section 5.2 Capital Structure.

(a) As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 1,000,000,000 shares of Parent Common Stock and (ii) 50,000,000 shares of preferred stock, par value $0.01 per share (“Parent Preferred Stock” and, together with the Parent Common Stock, the “Parent Capital Stock”). At the close of business on August 20, 2018: (A) 302,331,048 shares of Parent Common Stock were issued and outstanding and no shares of Parent Preferred Stock were issued and outstanding; (B) the shares of Parent Common Stock issued and outstanding include 232,143 shares of restricted Parent Common Stock issued pursuant to Parent’s Amended and Restated 2014 Long-Term Incentive Plan, as amended from time to time (the “Parent Stock Plan”); and (C) 9,070,854 shares of Parent Common Stock were reserved for issuance pursuant to the Parent Stock Plan, of which (1) 3,659,311 shares of Parent Common Stock were issuable in respect of outstanding restricted stock unit awards (“RSUs”) and (2) 5,411,543 shares (assuming satisfaction of performance conditions at the maximum level) of Parent Common Stock were issuable in respect of outstanding performance stock unit awards (“PSUs”).

(b) All outstanding shares of Parent Common Stock have been duly authorized and are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive rights. The Parent Common Stock to be issued pursuant to this Agreement, when issued, will be validly issued, fully paid and nonassessable and not subject to preemptive rights. All outstanding shares of Parent Common Stock have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all requirements set forth in applicable contracts (including the Parent Stock Plan). The Parent Common Stock to be issued pursuant to this Agreement, when issued, will be issued in compliance in all material respects with (A) applicable securities Laws and other applicable Law and (B) all requirements set forth in applicable contracts. As of the close of business on August 20, 2018, except as set forth in this Section 5.2, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from Parent or any of its Subsidiaries any capital stock of Parent or securities convertible into or exchangeable or exercisable for capital stock of Parent (and the exercise, conversion, purchase, exchange or other similar price thereof). All outstanding shares of capital stock or other equity interests of the Subsidiaries of Parent are owned by Parent, or a direct or indirect wholly-owned Subsidiary of Parent, are free and clear of all Encumbrances (other than Encumbrances described in Schedule 5.2 of the Parent Disclosure Letter) and have been duly authorized, validly issued, fully paid and nonassessable (except, in the case of partnerships or limited liability companies, to the extent such non-assessability may be affected by applicable Law of their jurisdictions of formation or organization). Except as set forth in this Section 5.2, and except for changes since August 20, 2018 resulting from the vesting of RSUs outstanding at such date, or stock grants or other awards granted in accordance with Section 6.2(b)(ii), there are outstanding: (1) no shares of Parent Capital Stock, Voting Debt or other voting securities of Parent; (2) no securities of Parent or any Subsidiary of Parent convertible into or exchangeable or exercisable for shares of capital stock, Voting Debt or other voting securities of Parent, and (3) no options, warrants, subscriptions, calls, rights (including preemptive and appreciation rights), commitments or agreements to which Parent or any Subsidiary of Parent is a party or by which it is bound in any case obligating Parent or any Subsidiary of Parent to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Voting Debt or other voting securities of Parent or any Subsidiary of Parent, or obligating Parent or any Subsidiary of Parent to grant, extend or enter into any such option, warrant, subscription, call, right, commitment or agreement. Except for the Parent Voting Agreement, there are not any stockholder agreements, voting trusts or other agreements to which Parent or any of its Subsidiaries is a party or by which it is bound relating to the voting of any shares of capital stock or other equity interest of Parent or any of its Subsidiaries. No Subsidiary of Parent owns any shares of Parent Common Stock or any other shares of Parent Capital Stock. As of the date of this Agreement, neither Parent nor any of its Subsidiaries has any (x) interest in a material joint venture, directly or indirectly, equity securities or other similar equity interests in any Person or (y) obligations, whether contingent or otherwise, to consummate any material additional investment in any Person other than its Subsidiaries and its joint ventures listed on Schedule 5.2(b)(y) of the Parent Disclosure Letter. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which shares are validly issued, fully paid and nonassessable and are owned by Parent.

Section 5.3 Authority; No Violations; Consents and Approvals.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and, assuming the due and valid execution of this Agreement by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject as to enforceability to Creditors’ Rights. The Parent Board, at a meeting duly called and held, (i) unanimously determined that this Agreement and the transactions contemplated hereby, including the Parent Stock Issuance and the Parent Charter Amendment, are fair to, and in the best interests of, Parent and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Parent Stock Issuance and the Parent Charter Amendment, (iii) directed that the approval of the Parent Stock Issuance and the Parent Charter Amendment be submitted to the stockholders of Parent, and (iv) resolved to recommend that the stockholders approve the Parent Stock Issuance and the Parent Charter Amendment (such recommendation described in clause (iv), the “Parent Board Recommendation”). In lieu of calling a meeting of the holders of Parent Common Stock, Parent has obtained a written consent, dated the date of this Agreement, duly executed and delivered by the Majority Stockholders pursuant to which the Majority Stockholders approved the Parent Stock Issuance and the Parent Charter Amendment (such written consent, as duly executed and delivered, the “Parent Stockholder Written Consent”). The Parent Stockholder Written Consent constitutes receipt of the Parent Stockholder Approval. The Parent Stockholder Approval is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve the Parent Stock Issuance, the Parent Charter Amendment, this Agreement or the consummation of the Transactions. The Merger Sub Board has by unanimous vote (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, Merger Sub and the sole stockholder of Merger Sub, (B) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger,

(C) directed that the adoption of this Agreement be submitted to the sole stockholder of Merger Sub, and (D) resolved to recommend that the sole stockholder adopt this Agreement. Parent, as the owner of all of the outstanding shares of capital stock of Merger Sub, has adopted this Agreement in its capacity as sole stockholder of Merger Sub.

(b) The execution, delivery and performance of this Agreement does not, and the consummation of the Transactions will not (with or without notice or lapse of time, or both) (i) contravene, conflict with or result in a violation of any provision of the Organizational Documents of either Parent or Merger Sub, (ii) except as set forth in Schedule 5.3(b) of the Parent Disclosure Letter, with or without notice, lapse of time or both, result in a violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which Parent or any of its Subsidiaries is a party or by which Parent or Merger Sub or any of their respective Subsidiaries or their respective properties or assets are bound or (iii) assuming the Consents referred to in Section 5.4 are duly and timely obtained or made, contravene, conflict with or result in a violation of any Law applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than any such contraventions, conflicts, violations, defaults, acceleration, losses or Encumbrances that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.4 Consents. No Consent from any Governmental Entity is required to be obtained or made by Parent or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions, except for: (a) the filing of a premerger notification report by Parent under the HSR Act, and the expiration or termination of the applicable waiting period with respect thereto; (b) the filing with the SEC of (i) the Consent Solicitation Statement/Information Statement/Prospectus and the Registration Statement and (ii) such reports under Section 13(a) of the Exchange Act, and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (c) the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware; (d) filings with the NYSE; (e) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws or Takeover Laws; and (f) any such Consent that the failure to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.5 SEC Documents; Financial Statements.

(a) Since January 1, 2017, Parent has filed or furnished with the SEC, on a timely basis, all forms, reports, certifications, schedules, statements and documents required to be filed or furnished under the Securities Act or the Exchange Act, respectively, (such forms, reports, certifications, schedules, statements and documents, collectively, the “Parent SEC Documents”). As of their respective dates, each of the Parent SEC Documents, as amended, complied, or if not yet filed or furnished, will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, or if filed with or furnished to the SEC subsequent to the date of this Agreement, will contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements of Parent included in the Parent SEC Documents, including all notes and schedules thereto, complied, or, in the case of Parent SEC Documents filed after the date of this Agreement, will comply in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were, or, in the case of Parent SEC Documents filed after the date of this Agreement, will be prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of Parent and its consolidated Subsidiaries as of their respective dates and the results of operations, changes in stockholders’ equity and the cash flows of Parent and its consolidated Subsidiaries for the periods presented therein.

Section 5.6 Absence of Certain Changes or Events.

(a) Since December 31, 2017, there has not been any Parent Material Adverse Effect or any event, change, effect or development that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

(b) From December 31, 2017 through the date of this Agreement:

(i) Parent and its Subsidiaries have conducted their business in the ordinary course of business in all material respects;

(ii) there has not been any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Parent or any of its Subsidiaries, including the Oil and Gas Properties of Parent and its Subsidiaries, whether or not covered by insurance; and

(iii) neither Parent nor its Subsidiaries have taken, or agreed, committed, arranged, authorized or entered into any understanding to take, any action that, if taken after the date of this Agreement, would (without the Company’s prior written consent) have constituted a breach of any of the covenants set forth in Section 6.2(b)(i), (v), (vi), (vii), (viii), (xii) or (xviii) (solely as it relates to the foregoing Section 6.2(b)(i), (v), (vi), (vii), (viii) and (xii)).

Section 5.7 Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (a) the Registration Statement shall, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Consent Solicitation Statement/Information Statement/Prospectus will, at the date it is first mailed to stockholders of the Company and to stockholders of Parent, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Subject to the accuracy of the first sentence of Section 4.8, the Consent Solicitation Statement/Information Statement/Prospectus and the Registration Statement will comply as to form in all material respects with the provisions of the Exchange Act and the Securities Act, respectively, and the rules and regulations thereunder; provided, however, that no representation is made by Parent with respect to statements made therein based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

Section 5.8 No Undisclosed Material Liabilities. There are no liabilities of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities adequately provided for on the balance sheet of Parent dated as of December 31, 2017 (including the notes thereto) contained in Parent’s Annual Report on Form 10-K for the year ended December 31, 2017; (b) liabilities incurred in the ordinary course of business subsequent to December 31, 2017; (c) liabilities incurred in connection with the Transactions; (d) liabilities incurred as permitted under Section 6.2(b)(viii); and (e) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.9 Parent Permits; Compliance with Applicable Law.

(a) Parent and its Subsidiaries hold and at all times since the January 1, 2016 held all permits, licenses, certifications, registrations, consents, authorizations, variances, exemptions, orders, franchises, and approvals of all Governmental Entities necessary to own, lease and operate their respective properties and assets and for the lawful conduct of their respective businesses as they were or are now being conducted, as applicable (collectively, the “Parent Permits”), and have paid all fees and assessments due and payable in connection therewith, except where the failure to so hold or make such a payment would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are in full force and effect and no suspension or cancellation of any of the Parent Permits is pending or, to the knowledge of Parent, threatened, and Parent and its Subsidiaries are in compliance with the terms of the Parent Permits, except where the failure to be in full force and effect or failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) The businesses of Parent and its Subsidiaries are not currently being conducted, and at no time since January 1, 2016 have been conducted, in violation of any applicable Law, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or, to the knowledge of Parent, threatened, other than those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Secti on 5.10 Compensation; Benefits.

(a) Set forth on Schedule 5.10(a) of the Parent Disclosure Letter is a list, as of the date hereof, of all the material Parent Plans.

(b) True, correct and complete copies of each of the material Parent Plans and related trust documents and favorable determination or opinion letters, if applicable, have been furnished or made available to the Company or its Representatives, along with the most recent report field on Form 5500 and summary plan description with respect to each Parent Plan required to file a Form 5500, and all material correspondence to or from any Governmental Entity received in the last two years.

(c) Each Parent Plan has been maintained in compliance in all respects with all applicable Laws, including ERISA and the Code, except for failures to comply with such Laws that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) As of the date of this Agreement, there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of Parent, threatened against, or with respect to, any of the Parent Plans, and there are no Proceedings by a Governmental Entity with respect to any of the Parent Plans, except for such pending actions, suits, claims or Proceedings that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(e) There are no material unfunded benefit obligations that have not been properly accrued for in Parent’s financial statements, and all material contributions or other amounts payable by Parent or any of its Subsidiaries with respect to each Parent Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP.

(f) Each Parent Plan that is intended to be a qualified plan under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and, to the knowledge of Parent, nothing has occurred since such determination by the Internal Revenue Service that would adversely affect such qualification.

(g) There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Part 4 of Subtitle B of Title I of ERISA in connection with any Parent Plan that could subject Parent or any of its Subsidiaries to a material tax or penalty imposed under Section 4975 of the Code or Section 502(i) of ERISA.

(h) No Parent Plan is, and none of Parent or any member of its Aggregated Group has any liability with respect to, (i) a plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA, (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code, or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(i) Except as required by applicable Law, no Parent Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person, and none of Parent or any of its Subsidiaries has any obligation to provide such benefits.

(j) Except as set forth on Schedule 5.10(j) of the Parent Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions could, either alone or in combination with another event, (i) entitle any employee of Parent to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such employee of Parent, (iii) directly or indirectly cause Parent to transfer or set aside any material amount of assets to fund any material benefits under any Parent Plan, (iv) otherwise give rise to any material liability under any Parent Plan, (v) limit or restrict the right to materially amend, terminate or transfer the assets of any Parent Plan on or following the Effective Time or (vi) result in an “excess parachute payment” within the meaning of Section 280G(b) of the Code. Parent has made available to the Company true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the Transactions contemplated by this Agreement.

(k) Neither Parent nor any Subsidiary has any obligation to provide, and no Parent Plan or other agreement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

(l) Each Parent Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings, and proposed and final regulations) thereunder, except for failures to comply therewith that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(m) No Parent Plan is maintained outside the jurisdiction of the United States or covers any employee of Parent or any of its Subsidiaries who resides or works outside of the United States.

Section 5.11 Labor Matters.

(a) As of the date of this Agreement and since January 1, 2016, (i) neither Parent nor any of its Subsidiaries is a party to any collective bargaining agreement or other agreement with any labor union, (ii) there is no pending union representation petition involving employees of Parent or any of its Subsidiaries, and (iii) to Parent’s knowledge, there is no activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any employees of Parent or any of its Subsidiaries.

(b) As of the date of this Agreement and since January 1, 2016, there is no unfair labor practice, charge or grievance arising out of a collective bargaining agreement, other agreement with any labor union, or other labor-related grievance proceeding against Parent or any of its Subsidiaries pending, or, to the knowledge of Parent, threatened, other than such matters that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) As of the date of this Agreement and since January 1, 2016, there is no strike, dispute, slowdown, work stoppage or lockout pending, or, to the knowledge of Parent, threatened, against or involving Parent or any of its Subsidiaries, other than such matters that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Parent and its Subsidiaries are, and since January 1, 2016, have been, in compliance in all respects with all applicable Laws respecting employment and employment practices, and there are no Proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, by or on behalf of any applicant for employment, any current or former employee of Parent or any of its Subsidiaries or any class of the foregoing, relating to any of the foregoing applicable Laws, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship, other than any such matters described in this sentence that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since January 1, 2017, neither Parent nor any of its Subsidiaries has received any written notice of the intent of the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor or any other Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation with respect to Parent or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.12 Taxes.

(a) All material Tax Returns required to be filed (taking into account extensions of time for filing) by Parent or any of its Subsidiaries have been filed and all such filed Tax Returns are complete and accurate in all material respects. All material Taxes that are due and payable by Parent or any of its Subsidiaries (other than Taxes being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP) have been paid in full. All material withholding Tax requirements imposed on or with respect to Parent or any of its Subsidiaries have been satisfied in full, and Parent and its Subsidiaries have complied in all material respects with all information reporting (and related withholding) and record retention requirements.

(b) There is not in force any waiver or agreement for any extension of time for the assessment or payment of any material Tax by Parent or any of its Subsidiaries.

(c) There is no outstanding material claim, assessment or deficiency against Parent or any of its Subsidiaries for any Taxes that has been asserted in writing by any Governmental Entity. There are no proceedings pending or, to the knowledge of Parent, threatened regarding any material Taxes of Parent and its Subsidiaries or the assets of Parent and its Subsidiaries.

(d) Neither Parent nor any of its Subsidiaries is a party to any material Tax allocation, sharing or indemnity contract or arrangement (not including, for the avoidance of doubt (i) an agreement or arrangement solely among the members of a group the common parent of which is Parent or any of its Subsidiaries, or (ii) any Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax). Neither Parent nor any of its Subsidiaries has any material liability for Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulations § 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor by contract or under applicable Law.

(e) Neither Parent nor any of its Subsidiaries has participated, or is currently participating, in a reportable transaction within the meaning of Section 6707A of the Code and Treasury Regulations § 1.6011-4(b) or a transaction that is substantially similar to a listed transaction as defined in Section 6707A of the Code and Treasury Regulations § 1.6011-4(b)(2).

(f) Neither Parent nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

(g) No written claim has been made by any Taxing Authority in a jurisdiction where Parent or any of its Subsidiaries does not currently file a Tax Return that it is or may be subject to any material Tax in such jurisdiction, nor has any such assertion been proposed in writing or, to the knowledge of Parent, threatened.

(h) Parent has made available to Parent complete and correct copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes which has been requested or will remain in effect as of the Closing.

(i) There are no Encumbrances for material Taxes on any of the assets of Parent or any of its Subsidiaries, except for Permitted Encumbrances.

(j) Neither Parent nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any closing agreement under Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign law), installment sale under Section 453 of the Code (or any corresponding or similar provision of state, local or foreign Law) or open transaction on or prior to the Closing Date, any accounting method change or agreement with any Taxing Authority under Section 481 of the Code (or any corresponding or similar provision of state, local or foreign Law), any prepaid amount received on or prior to the Closing Date, any intercompany transaction or excess loss account described in Section 1502 of the Code (or any corresponding provision of Law with respect to Taxes), or any election pursuant to Section 108(i) of the Code (or any similar provision of Law) made with respect to any taxable period ending on or prior to the Closing Date.

(k) Neither Parent nor any of its Subsidiaries is a “U.S. shareholder” (within the meaning of Section 951(b) of the Code) of any foreign corporation which may be required to include in income any amounts under Section 951(a) of the Code.

(l) Neither Parent nor any of its Subsidiaries is aware of the existence of any fact, or has taken or agreed to take any action, that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(m) Each of Parent and Merger Sub is, and has been since formation, properly classified for United States federal income tax purposes as a corporation.

(n) No rulings, requests for rulings or closing agreements (as described in Section 7121 of the Code or comparable provisions of state or local Tax laws) have been entered into with or issued by, or are pending with, any Taxing Authority with respect to Parent or any of its Subsidiaries.

(o) Neither Parent nor any of its Subsidiaries has been required to disclose on its federal income Tax Returns any position that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(p) The unpaid Taxes of Parent and its Subsidiaries (i) did not, as of the Parent’s latest balance sheet filed with the SEC, materially exceed the current liability accruals for Taxes (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth in such balance sheet and (ii) do not materially exceed such current liability accruals for Taxes (excluding reserves for deferred Taxes established to reflect timing differences between book and Tax income) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Parent and Subsidiaries in filing their respective Tax Returns.

Section 5.13 Litigation. Except for such matters as are set forth on Schedule 5.13 of the Parent Disclosure Letter, there is no (a) Proceeding pending, or to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their Oil and Gas Properties, or (b) judgment, decree, injunction, ruling, order, writ, stipulation, determination or award of any Governmental Entity or arbitrator outstanding against Parent or any of its Subsidiaries.

Section 5.14 Intellectual Property.

(a) Parent and its Subsidiaries own, license, sublicense or otherwise possess legally enforceable rights to use all Intellectual Property used in or necessary for the operation of the businesses of each of Parent and its Subsidiaries as presently conducted (collectively, the “Parent Intellectual Property”) free and clear of all Encumbrances except for Permitted Encumbrances, except where the failure to own, license, sublicense or otherwise possess legally enforceable rights to use the Parent Intellectual Property has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) The material Parent Intellectual Property is subsisting and has not expired, has not been held invalid or unenforceable and has not been cancelled.

(c) To the knowledge of Parent, the use of the Parent Intellectual Property by Parent and its Subsidiaries in the operation of the business of each of Parent and its Subsidiaries as presently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property of any other Person, except for such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Parent and its Subsidiaries have taken reasonable measures consistent with prudent industry practices to protect the confidentiality of trade secrets used in the businesses of each of Parent and its Subsidiaries as presently conducted, except where failure to do so has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(e) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the IT Assets owned, used, or held for use by Parent or any of its Subsidiaries (i) are sufficient for the current needs of the businesses of Parent and its Subsidiaries (ii) have not malfunctioned or failed within the past three years and (iii) to the knowledge of Parent, are free from any malicious code.

(f) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (i) Parent and each of its Subsidiaries have used commercially reasonable measures to ensure the confidentiality, privacy and security of Personal Information collected or held for use by Parent or its Subsidiaries; and (ii) to the knowledge of Parent, there has been no unauthorized access to or unauthorized use of any IT Assets, Personal Information or trade secrets owned or held for use by Parent or its Subsidiaries.

Section 5.15 Real Property. Except with respect to Oil and Gas Properties and Oil and Gas Leases, set forth on Schedule 5.15 of the Parent Disclosure Letter is a list of all material real property owned by Parent or any of its Subsidiaries (collectively, the “Parent Material Owned Real Property”) and a list of all material leasehold estates in all material real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by Parent or any Subsidiary of Parent (collectively, including the improvements thereon, the “Parent Material Leased Real Property”). Parent and its Subsidiaries have good, valid and defensible title to all Parent Material Owned Real Property and valid leasehold estates in all Parent Material Leased Real Property free and clear of all Encumbrances and defects and imperfections, except Permitted Encumbrances. Each agreement under which Parent or any Subsidiary of Parent is the landlord, sublandlord, tenant, subtenant, or occupant with respect to the Parent Material Leased Real Property (each, a “Parent Material Real Property Lease”) to the knowledge of Parent is in full force and effect and is valid and enforceable against the parties thereto in accordance with its terms, subject, as to enforceability, to Creditors’ Rights, and neither Parent nor any of its Subsidiaries, or to the knowledge of Parent, any other party thereto, has received written notice of any default under any Parent Material Real Property Lease. As of the date of this Agreement, there does not exist any pending or, to the knowledge of Parent, threatened, condemnation or eminent domain proceedings that affect any of Parent’s Oil and Gas Properties, Parent Material Owned Real Property or Parent Material Leased Real Property.

Section 5.16 Rights-of-Way. Each of Parent and its Subsidiaries has such Rights-of-Way as are sufficient to conduct its business in the manner described, except for such Rights-of-Way the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and its Subsidiaries has fulfilled and performed all its material obligations with respect to such Rights-of-Way and conducted their business in a manner that does not violate any of the Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for any such matters described in this sentence that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All pipelines operated by Parent and its Subsidiaries are subject to Rights-of-Way or are located on real property owned or leased by Parent, and there are no gaps (including any gap arising as a result of any breach by Parent or any of its Subsidiaries of the terms of any Rights-of-Way) in the Rights-of-Way, other than any such matters described in this sentence that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.17 Oil and Gas Matters.

(a) Except as would not reasonably be expected to have a Parent Material Adverse Effect, and except for property (i) sold or otherwise disposed of in the ordinary course of business since the dates of the reserve reports prepared by Netherland, Sewell & Associates, Inc. (the ”Parent Independent Petroleum Engineers”) relating to the Parent interests referred to therein as of December 31, 2017 (collectively, the “Parent Reserve Reports”) or (ii) reflected in the Parent Reserve Reports or in the Parent SEC Documents as having been sold or otherwise disposed of (other than sales or dispositions after the date hereof in accordance with Section 6.1(b)(v)), Parent and its Subsidiaries have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Parent Reserve Reports and in each case as attributable to interests owned by Parent and its Subsidiaries, free and clear of any Encumbrances, except for Permitted Encumbrances. For purposes of the foregoing sentence, “good and defensible title” means that Parent’s or one or more of its Subsidiaries’, as applicable, title (as of the date hereof and as of the Closing) to each of the Oil and Gas Properties held or owned by them (or purported to be held or owned by them) (1) entitles Parent (or one or more of its Subsidiaries, as applicable) to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in the Parent Reserve Reports of all Hydrocarbons produced from such Oil and Gas Properties throughout the life of such Oil and Gas Properties, (2) obligates Parent (or one or more of its Subsidiaries, as applicable) to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest shown on the Parent Reserve Reports for such Oil and Gas Properties (other than any positive differences in such percentage) and the applicable working interest shown on the Parent Reserve Reports for such Oil and Gas Properties that are accompanied by a proportionate (or greater) net revenue interest in such Oil and Gas Properties and (3) is free and clear of all Encumbrances (other than Permitted Encumbrances).

(b) Except for any such matters that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, the factual, non-interpretive data supplied by Parent to the Parent Independent Petroleum Engineers relating to the Parent interests referred to in the Parent Reserve Reports, by or on behalf of Parent and its Subsidiaries that was material to such firm’s estimates of proved oil and gas reserves attributable to the Oil and Gas Properties of Parent and its Subsidiaries in connection with the preparation of the Parent Reserve Reports was, as of the time provided, accurate in all respects. Except for any such matters that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, the oil and gas reserve estimates of Parent set forth in the Parent Reserve Reports are derived from reports that have been prepared by the Parent Independent Petroleum Engineers, and such reserve estimates fairly reflect, in all respects, the oil and gas reserves of Parent at the dates indicated therein and are in accordance with SEC guidelines applicable thereto applied on a consistent basis throughout the periods involved. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Parent Reserve Reports that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) all rentals, shut-ins and similar payments owed to any Person or individual under (or otherwise with respect to) any Oil and Gas Leases have (in the case of such Oil and Gas Leases operated by a third party operator, to the knowledge of Parent) been properly and timely paid, (ii) all royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Oil and Gas Properties owned or held by Parent or any of its Subsidiaries have (in the case of such Oil and Gas Properties operated by a third party operator, to the knowledge of Parent) been timely and properly paid and (iii) none of Parent or any of its Subsidiaries (and, to the Parent’s knowledge, no third party operator) has violated any provision of, or taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Oil and Gas Lease) included in the Oil and Gas Properties owned or held by Parent or any of its Subsidiaries.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties of Parent and its Subsidiaries are being received by them in a timely manner and are not being held in suspense (by Parent, any of its Subsidiaries, any third party operator thereof or any other Person) for any reason other than awaiting preparation and approval of division order title opinions for recently drilled Wells.

(e) All of the Wells and all water, CO2, injection or other wells located on the Oil and Gas Leases of Parent and its Subsidiaries or otherwise associated with an Oil and Gas Property of Parent or its Subsidiaries have (in the case of such Oil and Gas Properties operated by a third party operator, to the knowledge of Parent) been drilled, completed and operated within the limits permitted by the applicable contracts entered into by Parent or any of its Subsidiaries related to such wells and applicable Law, and all drilling and completion (and plugging and abandonment) of such wells and all related development, production and other operations have (in the case of such Oil and Gas Properties operated by a third party operator, to the knowledge of Parent) been conducted in compliance with all applicable Law except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(f) Except as set forth in Schedule 5.17 of the Parent Disclosure Letter, none of the material Oil and Gas Properties of Parent or its Subsidiaries is subject to any preferential purchase, consent or similar right that would become operative as a result of the Transactions.

Section 5.18 Environmental Matters. Except for those matters that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a) Parent and its Subsidiaries and their respective operations and assets are in compliance with Environmental Laws;

(b) Parent and its Subsidiaries are not subject to any pending or, to Parent’s knowledge, threatened Proceedings under Environmental Laws;

(c) there have been no Releases of Hazardous Materials at any property currently or, to the knowledge of Parent, formerly owned, operated or otherwise used by Parent or any of its Subsidiaries, or, to the knowledge of Parent, by any predecessors of Parent or any Subsidiary of Parent, which Releases are reasonably likely to result in liability to Parent under Environmental Law, and, as of the date of this Agreement, neither Parent nor any of its Subsidiaries has received any written notice asserting a liability or obligation under any Environmental Laws with respect to the investigation, remediation, removal, or monitoring of the Release of any Hazardous Materials at or from any property currently or formerly owned, operated, or otherwise used by Parent, or at or from any offsite location where Hazardous Materials from Parent’s or its Subsidiaries’ operations have been sent for treatment, disposal, storage or handling; and

(d) as of the date of this Agreement, there have been no environmental investigations, studies, audits, or other analyses conducted during the past three (3) years by or on behalf of, or that are in the possession of, Parent or its Subsidiaries addressing potentially material environmental matters with respect to any property owned, operated or otherwise used by any of them that have not been delivered or otherwise made available to the Company prior to the date hereof.

Section 5.19 Material Contracts.

(a) Schedule 5.19 of the Parent Disclosure Letter, together with the lists of exhibits contained in the Parent SEC Documents, sets forth a true and complete list, as of the date of this Agreement, of:

(i) each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act);

(ii) each contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets, services, rights or properties (other than Oil and Gas Properties) with respect to which Parent reasonably expects that Parent and its Subsidiaries will make annual payments in excess of $250,000 or aggregate payments in excess of $1,000,000;

(iii) each contract that constitutes a commitment relating to Indebtedness or the deferred purchase price of property by Parent or any of its Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in excess of $250,000, other than agreements solely between or among Parent and its Subsidiaries;

(iv) each contract for lease of personal property or real property (other than Oil and Gas Properties) involving payments in excess of $250,000 in any calendar year or aggregate payments in excess of $1,000,000 over the life of the contract that are not terminable without penalty or other liability to Parent (other than any ongoing obligation pursuant to such contract that is not caused by any such termination) within 60 days, other than contracts related to drilling rigs;

(v) each contract that is a non-competition contract or other contract that (A) purports to limit in any material respect either the type of business in which Parent or its Subsidiaries (including, after the Effective Time, the Company and its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business (including any contract containing any area of mutual interest, joint bidding area, joint acquisition area, or non-compete or similar type of provision), (B) could require the disposition of any material assets or line of business of Parent or its Subsidiaries or (C) prohibits or limits the rights of Parent or any of its Subsidiaries to make, sell or distribute any products or services, or use, transfer or distribute, or enforce any of their rights with respect to, any of their material assets;

(vi) each contract involving the pending acquisition or sale of (or option to purchase or sell) any material amount of the assets or properties of Parent, taken as a whole, other than contracts involving the acquisition or sale of (or option to purchase or sell) Hydrocarbons in the ordinary course of business;

(vii) each contract for any Derivative Transaction;

(viii) each material partnership, joint venture or limited liability company agreement, other than any customary joint operating agreements, unit agreements or participation agreements affecting the Oil and Gas Properties of Parent;

(ix) each joint development agreement, exploration agreement, participation, farmout, farmin or program agreement or similar contract requiring Parent or any of its Subsidiaries to make expenditures from and after January 1, 2018 that would reasonably be expected to be in excess of $1,000,000 in the aggregate, other than customary joint operating agreements and continuous development obligations under Oil and Gas Leases;

(x) each collective bargaining agreement to which Parent or any of its Subsidiaries is a party;

(xi) each agreement under which Parent or any of its Subsidiaries has advanced or loaned any amount of money to: (A) any of its officers or directors; or (B) employees or consultants with a principal amount in excess of $10,000;

(xii) any contract (A) that provides for the sale by Parent or any of its Subsidiaries of Hydrocarbons (1) in excess of 200 barrels of oil equivalent of Hydrocarbons per day over a period of one month (calculated on a yearly average basis) or (2) for a term greater than 12 months or (B) under which Parent reasonably expects that it will make aggregate payments in excess of $250,000 in any of the next three succeeding fiscal years or $1,000,000 over the life of the contract that, in the case of (A) or (B), (x) has a remaining term of greater than 12 months and does not allow Parent or such Subsidiary to terminate it without penalty to Parent or such Subsidiary within 60 days and (y) provides for a “take-or-pay” clause or any similar prepayment obligation and acreage dedication, minimum volume commitments or capacity reservation fees to a gathering, transportation or other arrangement downstream of the wellhead, that cover, guaranty or commit volumes;

(xiii) each contract for any Parent Related Party Transaction; or

(xiv) each agreement that contains any “most favored nation” or most favored customer provision, call or put option, preferential right or rights of first or last offer, negotiation or refusal, in each case other than those contained in (A) any agreement in which such provision is solely for the benefit of Parent or any of its Subsidiaries, (B) customary royalty pricing provisions in Oil and Gas Leases or (C) customary preferential rights in joint operating agreements, unit agreements or participation agreements affecting the business or the Oil and Gas Properties of Parent or any of its Subsidiaries, to which Parent or any of its Subsidiaries is subject, and is material to the business of Parent and its Subsidiaries, taken as a whole.

(b) Collectively, the contracts set forth in Section 5.19(a) are herein referred to as the “Parent Contracts.” A complete and correct copy of each of the Parent Contracts has been made available to the Company. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Contract is legal, valid, binding and enforceable in accordance with its terms on Parent and each of its Subsidiaries that is a party thereto and, to the knowledge of Parent, each other party thereto, and is in full force and effect, subject, as to enforceability, to Creditors’ Rights. Neither Parent nor any of its Subsidiaries is in material breach or default under any Parent Contract nor, to the knowledge of Parent, is any other party to any such Parent Contract in material breach or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder by Parent or its Subsidiaries, or, to the knowledge of Parent, any other party thereto. There are no material disputes pending or, to the knowledge of Parent, threatened with respect to any Parent Contract and neither Parent nor any of its Subsidiaries has received any written notice of the intention of any other party to any Parent Contract to terminate for default, convenience or otherwise any Parent Contract, nor to the knowledge of Parent, is any such party threatening to do so.

Section 5.20 Derivative Transactions.

(a) All Derivative Transactions entered into by Parent or any of its Subsidiaries as of the date of this Agreement were entered into in accordance with applicable Laws in all material respects, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Parent and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions.

(b) Parent and each of its Subsidiaries have duly performed in all material respects all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and there are be no material breaches, violations, collateral deficiencies, requests for collateral or demands for payment, or defaults or allegations or assertions of such by Parent or any of its Subsidiaries or, to the knowledge of Parent, any other party thereunder.

(c) Schedule 5.20(c) of the Parent Disclosure Letter lists, as of the date of this Agreement, all Derivative Transactions to which Parent or any of its Subsidiaries is a party, and accurately summarizes in all material respects the outstanding positions under any Derivative Transaction of Parent and its Subsidiaries, including Hydrocarbon and financial positions under any Derivative Transaction of Parent attributable to the production and marketing of Parent and its Subsidiaries.

Section 5.21 Insurance. Set forth in Schedule 5.21 of the Parent Disclosure Letter is a true, correct and complete list of all material insurance policies held by Parent or any of its Subsidiaries as of the date of this Agreement (collectively, the “Material Parent Insurance Policies”). Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a) each of the Material Parent Insurance Policies is in full force and effect on the date of this Agreement and a true, correct and complete copy of each Material Parent Insurance Policy has been made available to the Company;

(b) all premiums payable under the Material Parent Insurance Policies prior to the date of this Agreement have been duly paid to date and neither Parent nor any of its Subsidiaries has taken any action or failed to take any action that (including with respect to the Transactions), with notice or lapse of time or both, would constitute a breach or default, or permit a termination of any of the Material Company Insurance Policies; and

(c) as of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any Material Parent Insurance Policy.

Section 5.22 Opinion of Financial Advisor. The Parent Board has received the opinion of Jefferies LLC addressed to the Parent Board to the effect that, as of the date of such opinion, and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by Jefferies LLC as set forth therein, the Exchange Ratio pursuant to this Agreement is fair from a financial point of view to Parent. A copy of such opinion will be provided (solely for informational purposes) by Parent to the Company promptly following the execution of this Agreement (it being agreed that such opinion is for the benefit of the Parent Board and may not be relied upon by the Company or any other Person).

Section 5.23 Brokers. Except for the fees and expenses payable to Jefferies LLC, no broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent.

Section 5.24 Related Party Transactions. Schedule 5.24 of the Parent Disclosure Letter sets forth, as of the date of this Agreement and except to the extent disclosed in the Parent SEC Documents filed prior to the date of this Agreement, a complete and correct list of any transaction or arrangement involving in excess of $120,000 under which any (a) present or former executive officer or director of Parent or any of its Subsidiaries, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of the equity securities of Parent or any of its Subsidiaries whose status as a 5% holder is known to Parent as of the date of this Agreement or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (but only, with respect to the Persons in clause (b), to the knowledge of Parent) is a party to any actual or proposed loan, lease or other contract with or binding upon Parent or any of its Subsidiaries or any of their respective properties or assets or has any interest in any property owned by Parent or any of its Subsidiaries, in each case, including any bond, letter of credit, guarantee, deposit, cash account, escrow, policy of insurance or other credit support instrument or security posted or delivered by any Person listed in clauses (a), (b) or (c) in connection with the operation of the business of Parent or any of its Subsidiaries (each of the foregoing, a “Parent Related Party Transaction”).

Section 5.25 Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries own any shares of Company Common Stock (or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock).

Section 5.26 Business Conduct. Merger Sub was incorporated on August 10, 2018. Since its inception, Merger Sub has not engaged in any activity, other than such actions in connection with (a) its organization and (b) the preparation, negotiation and execution of this Agreement and the Transactions. Merger Sub has no operations, has not generated any revenues and has no assets or liabilities other than those incurred in connection with the foregoing and in association with the Merger as provided in this Agreement.

Section 5.27 Regulatory Matters.

(a) Parent is not (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940 or (ii) a “holding company,” a “subsidiary company” of a “holding company,” an Affiliate of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the U.S. Public Utility Holding Company Act of 2005.

(b) All natural gas pipeline systems and related facilities constituting Parent’s and its Subsidiaries’ properties are (i) “gathering facilities” that are exempt from regulation by the U.S. Federal Energy Regulatory Commission under the Natural Gas Act of 1938 and (ii) not subject to rate regulation or comprehensive nondiscriminatory access regulation under the Laws of any state or other local jurisdiction.

Section 5.28 No Additional Representations.

(a) Except for the representations and warranties made in this Article V, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Parent nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Parent or any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by Parent in this Article V, any oral or written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the Transactions. Notwithstanding the foregoing, nothing in this Section 5.28 shall limit the Company’s remedies with respect to claims of fraud arising from or relating to the express written representations and warranties made by Parent and Merger Sub in this Article V.

(b) Notwithstanding anything contained in this Agreement to the contrary, Parent acknowledges and agrees that none of the Company or any other Person has made or is making any representations or warranties relating to the Company or its Subsidiaries whatsoever, express or implied, beyond those expressly given by the Company in Article IV, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent, or any of its Representatives and that neither Parent nor Merger Sub has relied on any such other representation or warranty not set forth in this Agreement. Without limiting the generality of the foregoing, Parent acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent or any of its Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Merger or the other Transactions).

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1 Conduct of Company Business Pending the Merger.

(a) Except as set forth on Schedule 6.1(a) of the Company Disclosure Letter, as expressly permitted or required by this Agreement, as may be required by applicable Law or otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the Company covenants and agrees that, until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, it shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to conduct its businesses in the ordinary course, including by using reasonable best efforts to preserve substantially intact its present business organization, goodwill and assets, to keep available the services of its current officers and employees and preserve its existing relationships with Governmental Entities and its significant customers, suppliers, licensors, licensees, distributors, lessors and others having significant business dealings with it.

(b) Except as set forth on the corresponding subsection of Schedule 6.1(b) of the Company Disclosure Letter, as expressly permitted or required by this Agreement, as may be required by applicable Law or otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII the Company shall not, and shall not permit its Subsidiaries to:

(i) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, the Company or its Subsidiaries, except for dividends and distributions by a direct or indirect wholly-owned Subsidiary of the Company to the Company or another direct or indirect wholly-owned Subsidiary of the Company; (B) split, combine or reclassify any capital stock of, or other equity interests in, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for equity interests in the Company or any of its Subsidiaries; or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, the Company or any Subsidiary of the Company, except as required by the terms of any capital stock or equity interest of a Subsidiary existing and disclosed to Parent as of the date hereof or in respect of any Company RSUs, Company PIAs or Company Restricted Stock outstanding as of the date hereof, or issued after the date hereof in accordance with this Agreement, in accordance with the terms of, as applicable, the related Company RSU Agreement, the Company Restricted Stock Units Plan, the related Company PIA Award Agreement or the related Restricted Stock Award Agreement;

(ii) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, the Company or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than: (A) the delivery of Company Common Stock upon the vesting or lapse of any restrictions on any Company RSUs, Company PIAs or Company Restricted Stock outstanding on the date hereof, or issued after the date hereof in accordance with this Agreement, in accordance with the terms of, as applicable, the related Company RSU Agreement, the Company Restricted Stock Units Plan, the related Company PIA Award Agreement or the related Restricted Stock Award Agreement; (B) issuances of Company Restricted Stock or Company RSUs to members of the Company Board pursuant to the Company Director Compensation Policy to the extent described on Schedule 6.1(b)(ii)(B) of the Company Disclosure Letter; (C) issuances by a wholly-owned Subsidiary of the Company of such Subsidiary’s capital stock or other equity interests to the Company or any other wholly-owned Subsidiary of the Company; and (D) shares of capital stock issued as a dividend made in accordance with Section 6.1(b)(i);

(iii) amend or propose to amend the Company’s Organizational Documents or amend or propose to amend the Organizational Documents of any of the Company’s Subsidiaries;

(iv) (A) merge, consolidate, combine or amalgamate with any Person other than between wholly-owned Subsidiaries of the Company or, in the case of a Subsidiary of the Company, in connection with any acquisition permitted by clause (B) or (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any business or any corporation, partnership, association or other business organization or division thereof, other than acquisitions for which the consideration is less than $1,000,000 individually or in the aggregate;

(v) sell, lease, transfer, farmout, license, Encumber (other than Permitted Encumbrances), discontinue or otherwise dispose of, or agree to sell, lease, transfer, farmout, license, Encumber (other than Permitted Encumbrances), discontinue or otherwise dispose of, any portion of its assets or properties, other than (A) sales, leases or dispositions for which the consideration is less than $2,000,000 in the aggregate or (B) the sale of Hydrocarbons in the ordinary course of business;

(vi) authorize, recommend, propose, enter into, adopt a plan or announce an intention to adopt a plan of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, other than such transactions among wholly-owned Subsidiaries of the Company;

(vii) change in any material respect their material accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except as required by GAAP or applicable Law;

(viii) make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to material Taxes, settle any material Tax claim, audit, assessment or dispute, surrender any right to claim a material refund, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any material Tax, or take any action which is reasonably likely to result in a material increase in the Tax liability of the Company or its Subsidiaries;

(ix) except as required by applicable Law or as required pursuant to an agreement or Company Plan existing as of the date hereof (A) grant any material increases in the compensation payable or to become payable to any of its directors, officers or employees; (B) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Plan; (C) grant any new equity-based awards, other than issuances of Company Restricted Stock or Company RSUs to members of the Company Board pursuant to the Company Director Compensation Policy to the extent described on Schedule 6.1(b)(ii)(B) of the Company Disclosure Letter, or amend or modify the terms of any outstanding equity-based awards, under any Company Plan; (D) pay or agree to pay to any director, officer or employee, whether past or present, any material pension, retirement allowance or other employee benefit not required by any of any Company Plan existing as of the date hereof; (E) enter into any new, or amend any existing, material employment or severance or termination agreement with any director, officer or employee making an annualized salary of more than $150,000; (F) establish any material Company Plan which was not in existence or approved by the Company Board prior to the date of this Agreement, or amend any such plan or arrangement in existence on the date of this Agreement if such amendment would have the effect of enhancing any benefits thereunder or otherwise result in increased costs to the Company; (G) hire any employee with an annualized salary of more than $150,000 or engage any independent contractor (who is a natural person) with annualized payments of more than $150,000; or (H) other than for cause, terminate the employment of any officer or any other employee with annualized salary of more than $150,000;

(x) (A) incur, create or assume any Indebtedness or guarantee any such Indebtedness of another Person or (B) create any Encumbrances on any property or assets of the Company or any of its Subsidiaries in connection with any Indebtedness thereof, other than Permitted Encumbrances; provided, however, that the foregoing clauses (A) and (B) shall not restrict (I) the incurrence of Indebtedness (1) under existing credit facilities, (2) by the Company that is owed to any wholly-owned Subsidiary of the Company or by any Subsidiary of the Company that is owed to the Company or a wholly-owned Subsidiary of the Company, (3) additional Indebtedness in an amount not to exceed $250,000, or (4) incurred or assumed in connection with any acquisition permitted by Section 6.1(b)(iv) or (II) the creation of any Encumbrances securing any Indebtedness permitted by the foregoing clauses (1), (2), (3) or (4);

(xi) (A) enter into any contract that would be a Company Contract if it were in effect on the date of this Agreement or (B) modify, amend, terminate or assign, or waive or assign any rights under, any Company Contract (including the renewal of existing Company Contract on substantially the same terms in the ordinary course of business consistent with past practice), other than in each case, with respect to Sections 4.19(a)(vii), (x), and (xi) only, in the ordinary course of business consistent with past practice;

(xii) cancel, modify or waive any debts or claims held by the Company or any of its Subsidiaries or waive any rights held by the Company or any of its Subsidiaries having in each case a value in excess of $250,000 in the aggregate;

(xiii) waive, release, assign, settle or compromise or offer or propose to waive, release, assign, settle or compromise, any Proceeding (excluding any audit, claim or other proceeding in respect of Taxes) other than (A) the settlement of such proceedings involving only the payment of monetary damages by the Company or any of its Subsidiaries of any amount not exceeding $500,000 in the aggregate and (B) as would not result in any restriction on future activity or conduct or a finding or admission of a violation of Law; provided, however, that the Company shall be permitted to settle any Transaction Litigation in accordance with Section 6.11;

(xiv) make or commit to make any capital expenditures in a given calendar quarter that are, in the aggregate greater than 15% of the quarterly budgeted amount of capital expenditures scheduled to be made in the Company’s capital expenditure budget set forth in Schedule 6.1(b)(xiv) of the Company Disclosure Letter, except for capital expenditures to repair damage resulting from insured casualty events or capital expenditures required on an emergency basis or for the safety of individuals, assets or the environment;

(xv) take any action, cause any action to be taken, knowingly fail to take any action or knowingly fail to cause any action to be taken, which action or failure to act would prevent or impede, or would be reasonably likely to prevent or impede, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(xvi) take any action or omit to take any action that is reasonably likely to cause any of the conditions to the Merger set forth in Article VII to not be satisfied;

(xvii) enter into any contract or consummate any transaction described in subsection (xvii) of Schedule 6.1(b) of the Company Disclosure Letter, regardless of whether such action would otherwise be permitted under this Section 6.1(b); or

(xviii) agree to take any action that is prohibited by this Section 6.1(b).

Section 6.2 Conduct of Parent Business Pending the Merger.

(a) Except as set forth on Schedule 6.2(a) of the Parent Disclosure Letter, as expressly permitted or required by this Agreement, as may be required by applicable Law or otherwise consented to by the Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned), Parent covenants and agrees that, until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, it shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to conduct its businesses in the ordinary course, including by using reasonable best efforts to preserve substantially intact its present business organization, goodwill and assets, to keep available the services of its current officers and employees and preserve its existing relationships with Governmental Entities and its significant customers, suppliers, licensors, licensees, distributors, lessors and others having significant business dealings with it.

(b) Except as set forth on the corresponding subsection of Schedule 6.2(b) of the Parent Disclosure Letter, as expressly permitted or required by this Agreement, as may be required by applicable Law or otherwise consented to by Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, Parent shall not, and shall not permit its Subsidiaries to:

(i) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Parent or its Subsidiaries, except for dividends and distributions by a direct or indirect wholly owned Subsidiary of Parent to Parent or another direct or indirect wholly-owned Subsidiary of Parent; (B) split, combine or reclassify any capital stock of, or other equity interests in, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for equity interests in Parent or any of its Subsidiaries; or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Parent, except as required by the terms of any capital stock or equity interest of a Subsidiary or as contemplated by any Parent Plan in each case existing as of the date hereof;

(ii) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Parent or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than: (A) the issuance of Parent Common Stock upon the vesting or lapse of any restrictions on any awards granted under Parent Stock Plan and outstanding on the date hereof; or (B) issuances by a wholly-owned Subsidiary of Parent of such Subsidiary’s capital stock or other equity interests to Parent or any other wholly-owned Subsidiary of Parent;

(iii) amend or propose to amend Parent’s Organizational Documents or amend or propose to amend the Organizational Documents of any of Parent’s Subsidiaries;

(iv) (A) merge, consolidate, combine or amalgamate with any Person other than between wholly-owned Subsidiaries of Parent or, in the case of a Subsidiary of Parent, in connection with any acquisition permitted by clause (B), or (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any business or assets or any corporation, partnership, association or other business organization or division thereof, other than acquisitions for which the consideration is less than $1,000,000 individually or in the aggregate;

(v) sell, lease, transfer, farmout, or license, Encumber (other than Permitted Encumbrance), discontinue or otherwise dispose of, or agree to sell, lease, transfer, farmout, license, Encumber (other than Permitted Encumbrance), discontinue or otherwise dispose of, any portion of its assets or properties, other than (A) sales, leases or dispositions for which the cash consideration is less than $2,000,000, (B) the sale of Hydrocarbons in the ordinary course of business, or (C) swaps of undeveloped acreage in the ordinary course of business for no cash consideration, provided (I) that all of the acreage transferred and received by Parent or any of its Subsidiaries in any such swap is located in the State of Ohio and (II) such swaps do not involve, in the aggregate, transfers by Parent and its Subsidiaries of more than 1,000 net leasehold acres;

(vi) authorize, recommend, propose, enter into, adopt a plan or announce an intention to adopt a plan of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent or any of its Subsidiaries, other than such transactions among wholly owned Subsidiaries of Parent;

(vii) change in any material respect their material accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of Parent and its Subsidiaries, except as required by GAAP or applicable Law;

(viii) make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to material Taxes, settle any material Tax claim, audit, assessment or dispute, surrender any right to claim a material refund, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any material Tax, or take any action which is reasonably likely to result in a material increase in the Tax liability of the Parent or any of its Subsidiaries;

(ix) except as required by applicable Law or as required pursuant to an agreement or Parent Plan existing as of the date hereof (A) grant any material increases in the compensation payable or to become payable to any of its directors, officers or employees; (B) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Parent Plan; (C) grant any new equity-based awards, or amend or modify the terms of any outstanding equity-based awards, under any Parent Plan, or settle any RSU or PSU by payment of cash or other property other than shares of Parent Common Stock; (D) pay or agree to pay to any director, officer or employee, whether past or present, any material pension, retirement allowance or other employee benefit not required by any of any Parent Plan existing as of the date hereof; (E) enter into any new, or amend any existing, material employment or severance or termination agreement with any director, officer or employee making an annualized salary of more than $150,000; (F) establish any material Parent Plan which was not in existence or approved by the Parent Board prior to the date of this Agreement, or amend any such plan or arrangement in existence on the date of this Agreement if such amendment would have the effect of enhancing any benefits thereunder or otherwise result in increased costs to Parent; (G) hire any employee with an annualized salary of more than $150,000 or engage any independent contractor (who is a natural person) with annualized payments of more than $150,000; or (H) other than for cause, terminate the employment of any officer or any other employee with annualized salary of more than $150,000;

(x) (A) retire, repay, defease, repurchase or redeem all or any portion of the outstanding aggregate principal amount of Parent’s 8.875% Senior Notes due 2023; (B) incur, create or assume any Indebtedness or guarantee any such Indebtedness of another Person or (C) create any Encumbrances on any property or assets of Parent or any of its Subsidiaries in connection with any Indebtedness thereof, other than Permitted Encumbrances; provided, however, that the foregoing clauses (B) and (C) shall not restrict (I) the incurrence of Indebtedness under (1) existing credit facilities in the ordinary course of business (provided, however, that no such incurrence shall be permitted under this clause (1) if the aggregate principal amount outstanding under such existing credit facilities exceeds $100 million prior to such incurrence or would exceed $100 million after such incurrence unless Parent has provided advance notice of such proposed incurrence to the Company and provided the Company’s Chief Executive Officer a reasonable opportunity to discuss such proposed incurrence with senior management of Parent (including Parent’s Chief Executive Officer)), (2) by Parent that is owed to any wholly-owned Subsidiary of Parent or by any Subsidiary of Parent that is owed to Parent or a wholly-owned Subsidiary of Parent, (3) additional Indebtedness in an amount not to exceed $250,000, or (4) incurred or assumed in connection with any acquisition permitted by Section 6.2(b)(iv) or (II) the creation of any Encumbrances securing any Indebtedness permitted by the foregoing clauses (1), (2), (3) or (4);

(xi) (A) enter into any contract that would be a Parent Contract if it were in effect on the date of this Agreement or (B) modify, amend, terminate or assign, or waive or assign any rights under, any Parent Contract (including the renewal of existing Parent Contract on substantially the same terms in the ordinary course of business consistent with past practice), other than in each case, with respect to Sections 5.19(a)(vii), (x), and (xi) only, in the ordinary course of business consistent with past practice;

(xii) cancel, modify or waive any debts or claims held by Parent or any of its Subsidiaries or waive any rights held by Parent or any of its Subsidiaries having in each case a value in excess of $250,000 in the aggregate;

(xiii) waive, release, assign, settle or compromise or offer or propose to waive, release, assign, settle or compromise, any Proceeding (excluding any audit, claim or other proceeding in respect of Taxes) other than (A) the settlement of such proceedings involving only the payment of monetary damages by Parent or any of its Subsidiaries of any amount not exceeding $500,000 in the aggregate and (B) as would not result in any restriction on future activity or conduct or a finding or admission of a violation of Law; provided, however, that Parent shall be permitted to settle any Transaction Litigation in accordance with Section 6.11;

(xiv) make or commit to make any capital expenditures in a given calendar quarter that are, in the aggregate greater than 15% of the quarterly budgeted amount of capital expenditures scheduled to be made in Parent’s capital expenditure budget set forth in Schedule 6.2(b)(xiv) of the Parent Disclosure Letter, except for capital expenditures to repair damage resulting from insured casualty events or capital expenditures required on an emergency basis or for the safety of individuals, assets or the environment;

(xv) take any action, cause any action to be taken, knowingly fail to take any action or knowingly fail to cause any action to be taken, which action or failure to act would prevent or impede, or would be reasonably likely to prevent or impede, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(xvi) take any action or omit to take any action that is reasonably likely to cause any of the conditions to the Merger set forth in Article VII to not be satisfied;

(xvii) enter into any contract or consummate any transaction described in subsection (xvii) of Schedule 6.2(b) of the Parent Disclosure Letter, regardless of whether such action would otherwise be permitted under this Section 6.2(b); or

(xviii) agree to take any action that is prohibited by this Section 6.2(b).

Section 6.3 No Solicitation by the Company.

(a) From and after the date of this Agreement until the Effective Time or if earlier the termination of this Agreement in accordance with Article VIII, the Company and its officers and directors will, and will cause the Company’s Subsidiaries and their respective officers and directors to, and will use their reasonable best efforts to cause the other Representatives of the Company and its Subsidiaries to, immediately cease, and cause to be terminated, any solicitation, encouragement, discussion or negotiations with any Person conducted heretofore by the Company or any of its Subsidiaries or Representatives with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Competing Proposal. Within one (1) Business Days of the date of this Agreement the Company shall deliver a written notice to each Person that has received non-public information regarding the Company within the six (6) months prior to the date of this Agreement pursuant to a confidentiality agreement with the Company for purposes of evaluating any transaction that could be a Company Competing Proposal and for whom no similar notice has been delivered prior to the date of this Agreement requesting the prompt return or destruction of all confidential information concerning the Company and any of its Subsidiaries heretofore furnished to such Person. The Company will immediately terminate any physical and electronic data access related to any such potential Company Competing Proposal previously granted to such Persons.

(b) Except as expressly permitted by this Section 6.3, from and after the date of this Agreement until the Effective Time or if earlier the termination of this Agreement in accordance with Article VIII, the Company and its officers and directors will not, will cause the Company’s Subsidiaries and their respective officers and directors not to, and will use their reasonable best efforts to cause the other Representatives of the Company and its Subsidiaries not to, directly or indirectly:

(i) initiate, solicit, propose, knowingly encourage, or knowingly facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to result in, a Company Competing Proposal;

(ii) engage in, continue or otherwise participate in any discussions with any Person with respect to or negotiations with any Person with respect to, relating to, or in furtherance of a Company Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Company Competing Proposal;

(iii) furnish any information regarding the Company or its Subsidiaries, or access to the properties, assets or employees of the Company or its Subsidiaries, to any Person in connection with or in response to any Company Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Company Competing Proposal;

(iv) enter into any letter of intent or agreement in principal, or other agreement providing for a Company Competing Proposal (other than a confidentiality agreement as provided in Section 6.3(e)(ii) entered into in compliance with Section 6.3(e)(ii));

(v) submit any Company Competing Proposal to the vote of the stockholders of the Company; or

(vi) resolve, agree or publicly propose to, or permit the Company or any of its Subsidiaries or any of their respective Representatives to agree or publicly propose to take any of the actions referred to in clauses (i) – (v).

(c) From and after the date of this Agreement until the Effective Time or if earlier the termination of this Agreement in accordance with Article VIII, the Company shall promptly (and in any event within the shorter of one Business Day and 48 hours) notify Parent orally and in writing of the receipt by the Company (directly or indirectly) of any Company Competing Proposal or any expression of interest, inquiry, proposal or offer with respect to a Company Competing Proposal made on or after the date of this Agreement, any request for information or data relating to the Company or any of its Subsidiaries made by any Person in connection with a Company Competing Proposal or any request for discussions or negotiations with the Company or a Representative of the Company relating to a Company Competing Proposal (including the identity of such Person), and the Company shall provide to Parent promptly (and in any event within the shorter of one Business Day and 48 hours) (i) a copy of any such expression of interest, inquiry, proposal or offer with respect to a Company Competing Proposal made in writing provided to the Company or any of its Subsidiaries or (ii) if any such expression of interest, inquiry, proposal or offer with respect to a Company Competing Proposal is not (or any portion thereof is not) made in writing, a written summary of the material financial and other terms thereof, including the identity of the Person making any such expression of interest, inquiry, proposal or offer. Thereafter the Company shall (i) keep Parent reasonably informed, on a prompt basis (and in any event within the shorter of one Business Day and 48 hours), of any material development regarding the status or terms of any such expressions of interest, proposals or offers (including any amendments thereto) or material requests and shall promptly (and in any event within the shorter of one Business Day and 48 hours) apprise Parent of the status of any such discussions or negotiations and (ii) provide to Parent as soon as practicable after receipt or delivery thereof (and in any event within the shorter of one Business Day and 48 hours) copies of all material written correspondence and other material written materials provided to the Company or its Representatives from any Person. Without limiting the foregoing, the Company shall notify Parent if the Company determines to begin providing information or to engage in discussions or negotiations concerning a Company Competing Proposal, prior to providing any such information or engaging in any such discussions or negotiations.

(d) Except as permitted by Section 6.3(e), the Company Board, including any committee thereof, shall not:

(i) withhold, withdraw, qualify or modify, or publicly propose or announce any intention to withhold, withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation;

(ii) fail to include the Company Board Recommendation in the Consent Solicitation Statement/Information Statement/Prospectus;

(iii) approve, endorse or recommend, or publicly propose or announce any intention to approve, endorse or recommend, any Company Competing Proposal;

(iv) publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement,

joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement referred to in Section 6.3(e)(ii) entered into in compliance with Section 6.3(e)(ii)) relating to a Company Competing Proposal (a “Company Alternative Acquisition Agreement”);

(v) in the case of a Company Competing Proposal that is structured as a tender offer or exchange offer for outstanding shares of Company Common Stock (other than by Parent or an Affiliate of Parent), fail to recommend against acceptance of such tender offer or exchange offer by its stockholders on or prior to the earlier of (A) three (3) Business Days prior to the date of the Company Stockholder Consent Deadline (or promptly after commencement of such tender offer or exchange offer if commenced on or after the third Business Day prior to the date of the Company Stockholder Consent Deadline) or (B) ten (10) business days (as such term is used in Rule 14d-9 of the Exchange Act) after commencement of such tender offer or exchange offer;

(vi) if a Company Competing Proposal shall have been publicly announced or disclosed (other than pursuant to the foregoing clause (v)), fail to publicly reaffirm the Company Board Recommendation on or prior to the earlier of (A) five (5) Business Days after Parent so requests in writing or (B) three (3) Business Days prior to the date of the Company Stockholder Consent Deadline (or promptly after announcement or disclosure of such Company Competing Proposal if announced or disclosed on or after the third Business Day prior to the date of the Company Stockholder Consent Deadline); or

(vii) cause or permit the Company to enter into a Company Alternative Acquisition Agreement (together with any of the actions set forth in the foregoing clauses (i), (ii), (iii), (iv), (v) and (vi), a “Company Change of Recommendation”).

(e) Notwithstanding anything in this Agreement to the contrary:

(i) the Company Board may, after consultation with its outside legal counsel, make such disclosures as the Company Board thereof determines in good faith are necessary to comply with Rule 14e-2(a) promulgated under the Exchange Act; provided, however, that if such disclosure has the effect of withdrawing or adversely modifying the Company Board Recommendation, such disclosure shall be deemed to be a Company Change of Recommendation and Parent shall have the right to terminate this Agreement as set forth in Section 8.1(c);

(ii) prior to, but not after, the receipt of the Company Stockholder Approval, the Company and its Representatives may engage in the activities prohibited by Sections 6.3(b)(ii) or 6.3(b)(iii) with any Person if (1) the Company receives an unsolicited bona fide written Company Competing Proposal from such Person and (2) such Company Competing Proposal did not arise from or in connection with a breach of the obligations set forth in this Section 6.3; provided, however, that (A) no information that is prohibited from being furnished pursuant to Section 6.3(b) may be furnished until the Company receives an executed confidentiality agreement from such Person containing limitations on the use and disclosure of non-public information furnished to such Person by or on behalf of the Company that are no less favorable to the Company in the aggregate than the terms of the Confidentiality Agreement (provided, further, that such confidentiality agreement does not contain provisions which prohibit the Company from providing any information to Parent in accordance with this Section 6.3 or that otherwise prohibits the Company from complying with the provisions of this Section 6.3), (B) that any such non-public information has previously been made available to, or is made available to, Parent prior to or concurrently with (or in the case of oral non-public information only, promptly (and in any event within the shorter of one Business Day and 48 hours) after) the time such information is made available to such Person, (C) prior to taking any such actions, the Company Board or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Company Competing Proposal is, or would reasonably be expected to lead to, a Company Superior Proposal and (D) prior to taking any such actions, the Company Board determines in good faith after consultation with its outside legal counsel that failure to take such action would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law;

(iii) prior to, but not after, the receipt of the Company Stockholder Approval, in response to an unsolicited bona fide written Company Competing Proposal from a third party that did not arise from or in connection with a breach of the obligations set forth in this Section 6.3, if the Company Board or a committee thereof so chooses, the Company Board or a committee thereof may effect a Company Change of Recommendation or may terminate this Agreement pursuant to Section 8.1(e); provided, however, that such a Company Change of Recommendation or termination may not be made unless and until:

(A) the Company Board determines in good faith after consultation with its financial advisors and outside legal counsel that such Company Competing Proposal is a Company Superior Proposal;

(B) the Company Board determines in good faith, after consultation with its outside legal counsel, that failure to effect a Company Change of Recommendation in response to such Company Superior Proposal would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law;

(C) the Company provides Parent written notice of such proposed action and the basis thereof four (4) Business Days in advance, which notice shall set forth in writing that the Company Board intends to take such action and the basis therefor, including a copy of the available proposed Company Competing Proposal and any applicable transaction and financing documents;

(D) after giving such notice and prior to effecting such Company Change of Recommendation, the Company negotiates (and causes its officers, employees, financial advisor and outside legal counsel to negotiate) in good faith with Parent (to the extent Parent wishes to negotiate) to make such adjustments or revisions to the terms of this Agreement as would permit the Company Board not to effect a Company Change of Recommendation in response thereto;

(E) at the end of the four (4) Business Day period, prior to taking action to effect a Company Change of Recommendation, the Company Board or a committee thereof takes into account any adjustments or revisions to the terms of this Agreement proposed by Parent in writing and any other information offered by Parent in response to the notice, and determines in good faith after consultation with its financial advisors and outside legal counsel, that the Company Competing Proposal remains a Company Superior Proposal and that the failure to effect a Company Change of Recommendation in response to such Company Superior Proposal would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law; provided, however, that in the event of any amendment or modification to any Company Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.3(e)(iii) with respect to such new written notice; and except that the advance written notice obligation set forth in this Section 6.3(e)(iii) shall be reduced to two (2) Business Days; provided, further, that any such new written notice shall in no event shorten the original four (4) Business Day notice period.

(iv) prior to, but not after, receipt of the Company Stockholder Approval, in response to a Company Intervening Event that occurs or arises after the date of this Agreement and that did not arise from or in connection with a breach of this Agreement by the Company, the Company may, if the Company Board or a committee thereof so chooses, effect a Company Change of Recommendation; provided, however, that such a Company Change of Recommendation may not be made unless and until:

(A) the Company Board or a committee thereof determines in good faith after consultation with its financial advisors and outside legal counsel that a Company Intervening Event has occurred;

(B) the Company Board or a committee thereof determines in good faith, after consultation with its outside legal counsel, that failure to effect a Company Change of Recommendation in response to such Company Intervening Event would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law;

(C) the Company provides Parent written notice of such proposed action and the basis thereof four (4) Business Days in advance, which notice shall set forth in writing that the Company Board intends to take such action and the basis therefor, including a reasonably detailed description of the facts and circumstances of the Company Intervening Event;

(D) after giving such notice and prior to effecting such Company Change of Recommendation, the Company negotiates (and causes its officers, employees, financial advisor and outside legal counsel to negotiate) in good faith with Parent (to the extent Parent wishes to negotiate) to make such adjustments or revisions to the terms of this Agreement as would permit the Company Board not to effect a Company Change of Recommendation in response thereto; and

(E) at the end of the four (4) Business Day period, prior to taking action to effect a Company Change of Recommendation, the Company Board or a committee thereof takes into account any adjustments or revisions to the terms of this Agreement proposed by Parent in writing and any other information offered by Parent in response to the notice, and determines in good faith after consultation with its financial advisors and outside legal counsel, that the failure to effect a Company Change of Recommendation in response to such Company Intervening Event would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law; provided, however, that in the event of any material changes regarding any Company Intervening Event, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.3(e)(iv) with respect to such new written notice.

(f) During the period commencing with the execution and delivery of this Agreement and continuing until the earlier of the Effective Time and termination of this Agreement in accordance with Article VIII, the Company shall not (and it shall cause its Subsidiaries not to) terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement to which it or any of its Subsidiaries is a party; provided, that, notwithstanding any other provision in this Section 6.3, prior to, but not after, the time the Company Stockholder Approval is obtained, if, in response to an unsolicited request from a third party to waive any “standstill” or similar provision, the Company Board determines in good faith, after consultation with its outside legal counsel that the failure to take such action would be inconsistent with its fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law, the Company may waive any such “standstill” or similar provision solely to the extent necessary to permit a third party to make a Company Competing Proposal, on a confidential basis, to the Company Board and communicate such waiver to the applicable third party; provided, however, that the Company shall advise Parent of its intent to take such action at least two (2) Business Days prior to taking such action. The Company represents and warrants to Parent that it has not taken any action that (i) would be prohibited by this Section 6.3(f) or (ii) but for the ability to avoid actions inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law, would have been prohibited by this Section 6.3(f) during the 30 days prior to the date of this Agreement.

(g) Notwithstanding anything to the contrary in this Section 6.3, any action, or failure to take action, that is taken by a Representative of the Company or any of its Subsidiaries or Affiliates that, if taken by the Company, would have been a breach of this Section 6.3 shall be deemed to be a breach of this Section 6.3 by the Company.

Section 6.4 No Solicitation by Parent.

(a) From and after the date of this Agreement until the Effective Time or if earlier the termination of this Agreement in accordance with Article VIII, Parent and its officers and directors will, and will cause

Parent’s Subsidiaries and their respective officers and directors to, and will use their reasonable best efforts to cause the other Representatives of Parent and its Subsidiaries to, immediately cease, and cause to be terminated, any solicitation, encouragement, discussion or negotiations with any Person conducted heretofore by Parent or any of its Subsidiaries or Representatives with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Parent Competing Proposal. Within one (1) Business Days of the date of this Agreement Parent shall deliver a written notice to each Person that has received non-public information regarding Parent within the six (6) months prior to the date of this Agreement pursuant to a confidentiality agreement with the Company for purposes of evaluating any transaction that could be a Parent Competing Proposal and for whom no similar notice has been delivered prior to the date of this Agreement requesting the prompt return or destruction of all confidential information concerning Parent and any of its Subsidiaries heretofore furnished to such Person. Parent will immediately terminate any physical and electronic data access related to any such potential Parent Competing Proposal previously granted to such Persons.

(b) Except as expressly permitted by this Section 6.4, from and after the date of this Agreement until the Effective Time or if earlier the termination of this Agreement in accordance with Article VIII, Parent and its officers and directors will not, will cause Parent’s Subsidiaries and their respective officers and directors not to, and will use their reasonable best efforts to cause the other Representatives of Parent and its Subsidiaries not to, directly or indirectly, initiate, solicit, propose, knowingly encourage, or knowingly facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to result in, a Parent Competing Proposal.

(c) From and after the date of this Agreement until the Effective Time or if earlier the termination of this Agreement in accordance with Article VIII, Parent shall promptly (and in any event within the shorter of one Business Day and 48 hours) notify the Company orally and in writing of the receipt by Parent (directly or indirectly) of any Parent Competing Proposal or any expression of interest, inquiry, proposal or offer with respect to a Parent Competing Proposal made on or after the date of this Agreement, any request for information or data relating to Parent or any of its Subsidiaries made by any Person in connection with a Parent Competing Proposal or any request for discussions or negotiations with Parent or a Representative of Parent relating to a Parent Competing Proposal (including the identity of such Person), and Parent shall provide to the Company promptly (and in any event within the shorter of one Business Day and 48 hours) (i) a copy of any such expression of interest, inquiry, proposal or offer with respect to a Parent Competing Proposal made in writing provided to Parent or any of its Subsidiaries or (ii) if any such expression of interest, inquiry, proposal or offer with respect to a Parent Competing Proposal is not (or any portion thereof is not) made in writing, a written summary of the material financial and other terms thereof, including the identity of the Person making any such expression of interest, inquiry, proposal or offer. Thereafter Parent shall (i) keep the Company reasonably informed, on a prompt basis (and in any event within the shorter of one Business Day and 48 hours), of any material development regarding the status or terms of any such expressions of interest, proposals or offers (including any amendments thereto) or material requests and shall promptly (and in any event within the shorter of one Business Day and 48 hours) and (ii) provide to the Company as soon as practicable after receipt or delivery thereof (and in any event within the shorter of one Business Day and 48 hours) copies of all material written correspondence and other material written materials provided to Parent or its Representatives from any Person. Notwithstanding anything to the contrary set forth in this Agreement, all information and documentation provided by Parent to the Company pursuant to this Section 6.4(c) shall be subject to the confidentiality provisions of the Confidentiality Agreement, except for disclosure required by applicable Law.

(d) The Parent Board, including any committee thereof, shall not:

(i) withhold, withdraw, qualify or modify, or publicly propose or announce any intention to withhold, withdraw, qualify or modify, in a manner adverse to the Company, the Parent Board Recommendation;

(ii) fail to include the Parent Board Recommendation in the Consent Solicitation Statement/Information Statement/Prospectus;

(iii) approve, endorse, recommend or publicly propose or announce any intention to approve, endorse or recommend, any Parent Competing Proposal;

(iv) publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement relating to a Parent Competing Proposal (a “Parent Alternative Acquisition Agreement”);

(v) in the case of a Parent Competing Proposal that is structured as a tender offer or exchange offer for outstanding shares of Parent Common Stock, fail to recommend against acceptance of such tender offer or exchange offer by its stockholders on or prior to the earlier of (A) three (3) Business Days prior to the date of the Company Stockholder Consent Deadline (or promptly after commencement of such tender offer or exchange offer if commenced on or after the third Business Day prior to the date of the Company Stockholder Consent Deadline) or (B) ten (10) business days (as such term is used in Rule 14d-9 of the Exchange Act) after commencement of such tender offer or exchange offer;

(vi) if a Parent Competing Proposal shall have been publicly announced or disclosed (other than pursuant to the foregoing clause (v)), fail to publicly reaffirm the Parent Board Recommendation on or prior to the earlier of (A) five (5) Business Days after the Company so requests in writing or (B) three (3) Business Days prior to the date of the Company Stockholder Consent Deadline (or promptly after announcement or disclosure of such Parent Competing Proposal if announced or disclosed on or after the third Business Day prior to the date of the Company Stockholder Consent Deadline); or

(vii) cause or permit Parent to enter into a Parent Alternative Acquisition Agreement (together with any of the actions set forth in the foregoing clauses (i), (ii), (iii), (iv), (v) and (vi), a “Parent Change of Recommendation”).

(e) Notwithstanding anything to the contrary in this Section 6.4, any action, or failure to take action, that is taken by a Representative of Parent or any of its Subsidiaries or Affiliates that, if taken by Parent, would have been a breach of this Section 6.4 shall be deemed to be a breach of this Section 6.4 by Parent.

(f) Notwithstanding anything in this Agreement to the contrary, the Parent Board may, after consultation with its outside legal counsel, make such disclosures as the Parent Board thereof determines in good faith are necessary to comply with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act.

Section 6.5 Preparation of Consent Solicitation Statement/Information Statement/Prospectus and Registration Statement.

(a) Parent will promptly furnish to the Company such data and information relating to it, its Subsidiaries (including Merger Sub) and the holders of its capital stock, as the Company may reasonably request for the purpose of including such data and information in the Consent Solicitation Statement/Information Statement/Prospectus and any amendments or supplements thereto used by the Company to obtain the adoption by its stockholders of this Agreement. The Company will promptly furnish to Parent such data and information relating to it, its Subsidiaries and the holders of its capital stock, as Parent may reasonably request for the purpose of including such data and information in the Consent Solicitation Statement/Information Statement/Prospectus and the Registration Statement and any amendments or supplements thereto. Without limiting the foregoing, each of Parent and the Company will (i) furnish to each other for inclusion in the Consent Solicitation Statement/Information Statement/Prospectus and the Registration Statement all financial statements of such Party and its Subsidiaries required to be included in the Consent Solicitation Statement/Information Statement/Prospectus and the Registration Statement, and (ii) use commercially reasonable efforts to (A) cause such Party’s independent auditor to provide any necessary consents to the inclusion of financial statements or such independent auditor’s reports in the Consent Solicitation Statement/Information Statement/Prospectus and in the Registration Statement, and (B) cause such Party’s independent petroleum engineers and geologists to provide any necessary consents to the inclusion of their reports with respect to estimates of reserves and future revenue in the Consent Solicitation Statement/Information Statement/Prospectus and the Registration Statement.

(b) Promptly following the date hereof, the Company and Parent shall cooperate in preparing, and Parent shall use its reasonable best efforts to cause to be filed with the SEC, a mutually acceptable Consent Solicitation Statement/Information Statement/Prospectus relating to the Parent Stockholder Written Consent and the Company Stockholder Approval and the Registration Statement (of which the Consent Solicitation Statement/Information Statement/Prospectus will be a part). The Company and Parent shall each use reasonable best efforts to cause the Registration Statement and the Consent Solicitation Statement/Information Statement/Prospectus to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. The Company and Parent shall each use its reasonable best efforts to cause the Registration Statement to become effective under the Securities Act as soon after such filing as reasonably practicable, and the Company and Parent shall each use reasonable best efforts to keep the Registration Statement effective as long as is necessary to consummate the Merger. Parent will advise the Company promptly after it receives any request by the SEC for amendment of the Consent Solicitation Statement/Information Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or any request by the SEC for additional information. Each of the Company and Parent shall use reasonable best efforts to cause all information and documents that it has provided for inclusion in any filing with the SEC in connection with the Transactions to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto) or the mailing of the Consent Solicitation Statement/Information Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Parent (i) will provide the Company with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall include in such document or response all comments reasonably and promptly proposed by the Company and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of the Company, which approval shall not be unreasonably withheld, conditioned or delayed.

(c) Parent shall make all necessary filings with respect to the Merger and the Transactions under the Securities Act and the Exchange Act and applicable blue sky laws and the rules and regulations thereunder. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, and the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger or pursuant to Section 3.2 for offering or sale in any jurisdiction. Each of the Company and Parent will use reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

(d) If at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Registration Statement or the Consent Solicitation Statement/Information Statement/Prospectus, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed by Parent with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company and Parent.

Section 6.6 Company Consent Solicitation and Parent Stockholder Written Consent.

(a) The Company shall take all action necessary in accordance with applicable Laws and the Organizational Documents of the Company to distribute to the Company’s stockholders the Consent Solicitation Statement/Information Statement/Prospectus, which shall include a form of written consent that may be executed by the Company’s stockholders, for the purpose of obtaining the Company Stockholder

Approval, as promptly as reasonably practicable following (i) the clearance of the Consent Solicitation Statement/Information Statement/Prospectus by the SEC, (ii) the effectiveness of the Registration Statement, and (iii) the provision by Parent to the Company of an electronic version of such Consent Solicitation Statement/Information Statement/Prospectus in a form that may be distributed to Company stockholders (the date of such distribution to the Company’s stockholders being the “Information Statement/Prospectus Distribution Date”) (and in any event within two (2) Business Days thereof). Except as permitted by Section 6.3, the Company Board shall recommend that the stockholders of the Company provide written consents in favor of the adoption of this Agreement and the Company Board shall solicit from stockholders of the Company consents in favor of the adoption of this Agreement, and the Consent Solicitation Statement/Information Statement/Prospectus shall include the Company Board Recommendation. If requested by Parent, the Company shall promptly provide all written consent tabulation reports relating to the Company Stockholder Approval that have been prepared by the Company or the Company’s transfer agent, consent solicitor or other Representative, and shall otherwise keep Parent reasonably informed regarding the status of the solicitation and any material oral or written communications from or to the Company’s stockholders with respect thereto. Unless there has been a Company Change of Recommendation in accordance with Section 6.3, the Parties agree to cooperate and use their reasonable best efforts to defend against any efforts by any of the Company’s stockholders or any other Person to prevent the Company Stockholder Approval from being obtained. Once the Company has established a record date for the purpose of determining the Company’s stockholders entitled to deliver written consents with respect to the Company Stockholder Approval, the Company shall not change such record date or establish a different record date without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), unless required to do so by applicable Law or its Organizational Documents. Without the prior written consent of Parent or as required by applicable Law, (i) the Company Stockholder Approval shall be the only matter (other than matters of procedure) that the Company shall propose to be consented to by the stockholders of the Company and the Company shall not submit any other proposal to such stockholders in connection with the consent solicitation contemplated herein or otherwise (including any proposal inconsistent with the adoption of this Agreement or the consummation of the Transactions), provided, however, that such consent solicitation also may include a proposal with respect to approval by the stockholders of the Company of any “parachute payment” within the meaning of Section 280G of the Code, and (ii) the Company shall not call any meeting of the stockholders of the Company.

(b) On the date of this Agreement, and as soon as practicable after the execution and delivery of this Agreement by the Parties, Parent will provide the Company with a copy of the Parent Stockholder Written Consent (including by facsimile or other electronic image scan transmission). In connection with the Parent Stockholder Written Consent, Parent shall take all actions necessary to comply with the DGCL, including Section 228 thereof, and the Organizational Documents of Parent. If, prior to the Effective Time or the earlier termination of this Agreement pursuant to Article VIII, for any reason the Parent Stockholder Written Consent ceases to be valid and in full force or otherwise does not constitute the Parent Stockholder Approval, Parent shall (i) seek to obtain as promptly as practicable a written consent duly executed by the Majority Stockholders or other stockholders of Parent that constitutes the Parent Stockholder Approval and (ii) as soon as practicable after receipt by Parent of such written consent, provide the Company with a copy thereof (including by facsimile or other electronic image scan transmission). In all cases, the Parent Board shall recommend that the stockholders of Parent approve the Parent Stock Issuance.

(c) Without limiting the generality of the foregoing, each of the Company and Parent agrees that the Company’s obligation to solicit from stockholders of the Company consents in favor of the adoption of this Agreement and the Parent’s obligation to deliver the Parent Stockholder Written Consent or to obtain and deliver any other written consent of stockholders of Parent pursuant to this Section 6.6 shall not be affected by the making of a Company Change of Recommendation or a Parent Change of Recommendation, as applicable, and its obligations pursuant to this Section 6.6 shall not be affected by the commencement, announcement, disclosure, or communication to the Company or Parent, as applicable, of any Company Competing Proposal or Parent Competing Proposal or other proposal (including, in the case of the

Company, a Company Superior Proposal) or the occurrence or disclosure of any Company Intervening Event.

Section 6.7 Access to Information.

(a) Subject to applicable Law and the other provisions of this Section 6.7, during the period prior to the earlier of the Effective Time and the termination of this Agreement pursuant to the terms of Section 8.1, the Company and Parent each shall (and shall cause its Subsidiaries to), upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Consent Solicitation Statement/Information Statement/Prospectus, the Registration Statement, or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party or any Governmental Entity in connection with the Transactions. The Company shall, and shall cause each of its Subsidiaries to, afford to Parent and its Representatives, during the period prior to the earlier of the Effective Time and the termination of this Agreement pursuant to the terms of Section 8.1, reasonable access, at reasonable times upon reasonable prior notice, to the officers, key employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to their books, records, contracts and documents and shall, and shall cause each of its Subsidiaries to, furnish reasonably promptly to Parent and its Representatives such information concerning its and its Subsidiaries’ business, properties, contracts, records and personnel as may be reasonably requested, from time to time, by or on behalf of Parent. Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise cause any unreasonable interference with the prompt and timely discharge by the employees of the Company and its Subsidiaries of their normal duties. Notwithstanding the foregoing:

(i) No Party shall be required to, or to cause any of its Subsidiaries to, grant access or furnish information, as applicable, to the other Party or any of its Representatives to the extent that such information is subject to an attorney/client privilege or the attorney work product doctrine or that such access or the furnishing of such information, as applicable, is prohibited by applicable Law or an existing contract or agreement (provided, however, the Company or Parent, as applicable, shall inform the other Party as to the general nature of what is being withheld and the Company and Parent shall reasonably cooperate to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments, including through the use of commercially reasonable efforts to (A) obtain the required consent or waiver of any third party required to provide such information and (B) implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures, redaction or entry into a customary joint defense agreement with respect to any information to be so provided, if the Parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege);

(ii) No Party shall have access to personnel records of the other Party or any of its Subsidiaries relating to individual performance or evaluation records, personally identifiable information, medical records or other information that in the other Party’s good faith opinion the disclosure of which could subject the other Party or any of its Subsidiaries to risk of liability;

(iii) No Party shall be permitted to conduct any sampling or analysis of any environmental media or building materials at any facility of the other Party or its Subsidiaries without the prior written consent of such other Party (granted or withheld in its sole discretion); and

(iv) No investigation or information provided pursuant to this Section 6.7 shall affect or be deemed to modify any representation or warranty made by the Company, Parent or Merger Sub herein.

(b) The Mutual Confidentiality Agreement dated as of April 25, 2018 between Parent and the Company (the “Confidentiality Agreement”) shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder.

(c) The Parties will maintain, and continue to provide the other Party and its Representatives access to, the electronic or other virtual data rooms created by or on behalf of such Party prior to the date hereof.

Section 6.8 HSR and Other Approvals.

(a) Except for the filings and notifications made pursuant to Antitrust Laws to which Sections 6.8(b), (c), (d) and (e), and not this Section 6.8(a), shall apply, promptly following the execution of this Agreement, the Parties shall proceed to prepare and file with the appropriate Governmental Entities and other third parties all authorizations, consents, notifications, certifications, registrations, declarations and filings that are necessary in order to consummate the Transactions and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters. Notwithstanding the foregoing, in no event shall either the Company or Parent or any of their respective Affiliates be required to pay any consideration to any third parties or give anything of value to obtain any such Person’s authorization, approval, consent or waiver to effectuate the Transactions, other than filing, recordation or similar fees. Subject to applicable Law relating to the exchange of information, Parent shall have the right to direct all matters with any Government Entity; provided, however, that Parent and the Company shall have the right to review in advance and, to the extent reasonably practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as applicable, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Transactions (including the Consent Solicitation Statement/Information Statement/Prospectus). The Company and its Subsidiaries shall not agree to any actions, restrictions or conditions with respect to obtaining any consents, registrations, approvals, permits, expirations of waiting periods or authorizations in connection with the Transactions without the prior written consent of Parent (which consent, subject to Section 6.8(b), shall not be unreasonably withheld, conditioned or delayed). Parent and its Subsidiaries shall not agree to any actions, restrictions or conditions with respect to obtaining any consents, registrations, approvals, permits, expirations of waiting periods or authorizations in connection with the Transactions without the prior written consent of the Company (which consent, subject to Section 6.8(b), shall not be unreasonably withheld, conditioned or delayed).

(b) As promptly as reasonably practicable following the execution of this Agreement, but in no event later than fifteen (15) Business Days following the date of this Agreement, the Parties shall make any filings required under the HSR Act. Each of Parent and the Company shall cooperate fully with each other and shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filings under any applicable Antitrust Laws. Unless otherwise agreed, Parent and the Company shall each use commercially reasonable efforts to ensure the prompt expiration of any applicable waiting period under the HSR Act. Parent and the Company shall each use commercially reasonable efforts to respond to and comply with any request for information from any Governmental Entity charged with enforcing, applying, administering, or investigating the HSR Act or any other Law designed to prohibit, restrict or regulate actions for the purpose or effect of mergers, monopolization, restraining trade or abusing a dominant position (collectively, “Antitrust Laws”), including the Federal Trade Commission, the Department of Justice, any attorney general of any state of the United States or any other competition authority of any jurisdiction (“Antitrust Authority”).

(c) Each of Parent and the Company shall, in connection with the efforts referenced in Section 6.8(b), (i) use commercially reasonable efforts to cooperate in all respects with each other in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) promptly notify the other Party of any communication concerning this Agreement or any of the transactions contemplated hereby to that Party from or with any Governmental Entity, or from any other Person alleging that the consent of such person (or another Person) is or may be required in connection with the Transactions, and consider in good faith the views of the other Party and keep the other Party reasonably informed of the status of matters related to the transactions contemplated by this Agreement, including furnishing the other Party with any written notices or other communications received by such Party from, or given by such Party to, any Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, except that any materials concerning one Party’s valuation of the other Party may be redacted; and (iii) permit the other Party to review in draft any proposed communication to be submitted by it to any Governmental Entity with reasonable time and opportunity to comment, and consult with each other in advance of any in-person or telephonic meeting or conference with any Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and, to the extent permitted by the applicable Governmental Entity or Person, not agree to participate in any meeting or discussion with any Governmental Entity relating to any filings or investigations concerning this Agreement or any of the transactions contemplated hereby unless it consults with the other Party and its Representatives in advance and invites the other Party’s Representatives to attend in accordance with applicable Laws. The parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this section so as to preserve any applicable privilege.

(d) In furtherance and not in limitation of the foregoing, each of Parent and the Company and each of their respective Subsidiaries shall use commercially reasonable efforts to resolve objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Laws, including any Antitrust Laws; provided, however, that in no event shall Parent or any of its Affiliates or the Company or any of its Affiliates be required, under the HSR Act or any Antitrust Laws, to (i) propose, negotiate, agree to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any material assets or material businesses of such Person, (ii) accept any condition, undertake any obligation, or take or refrain from taking any action that would materially limit such Person’s freedom of action with respect to, or its ability to own or operate, any of its material businesses or material assets; (iii) contest, resist or seek to have vacated, lifted, reversed or overturned any governmental order or judicial order that is in effect that prohibits, prevents or materially restricts the consummation of the transactions contemplated by this Agreement; or (iv) litigate or defend against any administrative or judicial action or proceeding (including any proceeding seeking a temporary restraining order or preliminary injunction) challenging any of the transactions contemplated by this Agreement.

(e) Parent and Merger Sub shall not take any action that could reasonably be expected to hinder or delay in any material respect the obtaining of clearance or the expiration of the required waiting period under the HSR Act or any other applicable Antitrust Law.

Section 6.9 Employee Matters.

(a) From and after the Effective Time, as applicable, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, take commercially reasonable efforts to credit the Company Employees for purposes of vesting, eligibility and benefit accrual under the Parent Plans (other than with respect to any “defined benefit plan” as defined in Section 3(35) of ERISA, retiree medical benefits or disability benefits or to the extent it would result in a duplication of benefits) in which the Company Employees participate, for such Company Employees’ service with the Company and its Subsidiaries, to the same extent and for the same purposes that such service was taken into account under a corresponding Company Plan immediately prior to the Closing Date. Parent shall, or shall cause the Surviving Corporation and its Subsidiaries, to give service credit for long term disability coverage purposes for the Company Employees’ service with the Company and its Subsidiaries.

(b) From and after the Effective Time, as applicable, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, take commercially reasonable efforts to (i) waive any limitation on health and welfare coverage of any Company Employee and his or her eligible dependents due to waiting periods, active employment requirements and requirements to show evidence of good health under the applicable health and welfare Parent Plan to the extent such Company Employee and his or her eligible dependents are covered under an a Company Plan immediately prior to the Closing Date, and such conditions, periods or requirements are satisfied or waived under such Company Plan and (ii) give each Company Employee credit for the plan year in which the Closing Date occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Closing Date for which payment has been made, in each case, to the extent permitted by the applicable insurance plan provider.

(c) Prior to the Effective Time, the Company Board (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary to terminate the Company’s 401(k) plan (the “Company 401(k) Plan”) and to ensure that the account balances of the participants in the Company 401(k) Plan are fully vested upon such plan termination, in each case effective as of the day prior to the Closing Date. Prior to the Effective Time and thereafter (as applicable), Parent shall take commercially reasonable efforts, including adopting or causing the adoption of amendments to the tax-qualified defined contribution retirement plan designated by Parent (the “Parent 401(k) Plan”) to (i) permit each Company Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in the form of cash or promissory notes in an amount equal to the full account balance distributed or distributable to such Company Employee from the Company 401(k) Plan to the Parent 401(k) Plan, including any outstanding loans. Each Company Employee who satisfies the eligibility requirements for participation in the Parent 401(k) Plan (after giving effect to the service crediting provisions of Section 6.9(a)) shall become a participant in the Parent 401(k) Plan on the Closing Date (giving effect to the service crediting provisions of Section 6.9(a)), it being agreed that there shall be no gap in participation in a tax-qualified defined contribution plan.

(d) Nothing in this Agreement generally, or this Section 6.9 specifically, shall be deemed or construed to (i) constitute an amendment to, or be construed as amending, any Employee Benefit Plan sponsored, maintained or contributed to by the Company, Parent or any of their respective Subsidiaries, (ii) limit Parent’s or its Subsidiaries’ right to amend any Employee Benefit Plan sponsored, maintained or contributed to by the Company, Parent or any of their respective Subsidiaries or other compensation or benefit plan or arrangement for any purpose; (iii) require Parent or its Subsidiaries to maintain any particular Employee Benefit Plan; (iv) require Parent or its Subsidiaries to continue to employ or retain the services of any particular employee or other service provider for any period after Closing; (v) create a right in any employee to employment with Parent or its Subsidiaries; or (vi) limit the right of Parent or its Subsidiaries to terminate the employment of any employee following Closing. The provisions of this Section 6.9 are for the sole benefit of the parties and nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Company Employee or other current or former employee of the Company or any of their respective Affiliates), other than the parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 6.9) under or by reason of any provision of this Agreement.

(e) From the date of this Agreement until the Closing, (i) the Company shall provide Parent with a reasonable opportunity to review and comment on all written or broad-based oral communications to employees and other individual service providers of the Company and its Subsidiaries related to the transactions contemplated hereby, including in regard to employment or compensation or benefits matters addressed in this Agreement or to be provided following the Closing; (ii) Parent shall provide the Company with a reasonable opportunity to review and comment on all written or broad-based oral communications to employees and other individual service providers of Parent and its Subsidiaries related to the transactions contemplated hereby, including in regard to employment or compensation or benefits matters addressed in this Agreement or to be provided following the Closing; and (iii)  the Company and Parent shall cooperate in good faith regarding any such communications.

Section 6.10 Indemnification; Directors’ and Officers’ Insurance.

(a) Without limiting any other rights that any Indemnified Person may have pursuant to any employment agreement or indemnification agreement in effect on the date hereof or otherwise, from the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries or who acts as a fiduciary under any Company Plan, in each case, when acting in such capacity (the “Indemnified Persons”) against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement, of or incurred in connection with any threatened or actual Proceeding to which such Indemnified Person is a party or is otherwise involved (including as a witness) based, in whole or in part, on or arising, in whole or in part, out of the fact that such Person is or was a director or officer of the Company or any of its Subsidiaries, a fiduciary under any Company Plan or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer or fiduciary of another corporation, partnership, limited liability company, joint venture, Employee Benefit Plan, trust or other enterprise, as applicable, or by reason of anything done or not done by such Person in any such capacity, whether pertaining to any act or omission occurring or existing prior to or at, but not after, the Effective Time and whether asserted or claimed prior to, at or after the Effective Time (“Indemnified Liabilities”), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the Transactions, in each case to the same extent such Indemnified Person is indemnified as of the date of this Agreement by the Company or its Subsidiaries pursuant to the Organizational Documents of the Company or the Organizational Documents of any of its Subsidiaries, as applicable (and Parent and the Surviving Corporation shall, jointly and severally, pay expenses incurred in connection therewith in advance of the final disposition of any such Proceeding to each Indemnified Person to the same extent such Indemnified Person is indemnified as of the date of this Agreement by the Company or its Subsidiaries pursuant to the Organizational Documents of the Company or the Organizational Documents of any of its Subsidiaries, as applicable). Without limiting the foregoing, in the event any such Proceeding is brought or threatened to be brought against any Indemnified Persons (whether arising before or after the Effective Time), (i) the Indemnified Persons may retain the Company’s regularly engaged legal counsel or other counsel satisfactory to them, and Parent and the Surviving Corporation shall, jointly and severally, pay all reasonable fees and expenses of such counsel for the Indemnified Persons as promptly as statements therefor are received, and (ii) each of Parent and the Surviving Corporation shall use its best efforts to cooperate in the defense of any such matter. Any Indemnified Person wishing to claim indemnification or advancement of expenses under this Section 6.10, upon learning of any such Proceeding, shall notify Parent (but the failure so to notify shall not relieve a Party from any obligations that it may have under this Section 6.10 except to the extent such failure materially prejudices such Party’s position with respect to such claims). With respect to any determination of whether any Indemnified Person is entitled to indemnification by Parent or the Surviving Corporation under this Section 6.10, such Indemnified Person shall have the right, as contemplated by the DGCL, to require that such determination be made by special, independent legal counsel selected by the Indemnified Person and approved by Parent (which approval shall not be unreasonably withheld or delayed), and who has not otherwise performed material services for Parent, the Surviving Corporation or the Indemnified Person within the last three (3) years.

(b) Parent and the Surviving Corporation shall not amend, repeal or otherwise modify any provision in the Organizational Documents of the Surviving Corporation in any manner that would affect (or manage the Surviving Corporation or its Subsidiaries, with the intent to or in a manner that would) adversely the rights thereunder or under the Organizational Documents of the Surviving Corporation or any of its Subsidiaries of any Indemnified Person to indemnification, exculpation and advancement except to the extent required by applicable Law. Parent shall, and shall cause the Surviving Corporation to, fulfill and honor any indemnification, expense advancement or exculpation agreements between the Company or any of its Subsidiaries and any of its directors, officers or employees existing and in effect prior to the date of this Agreement.

(c) Parent and the Surviving Corporation shall, jointly and severally, indemnify any Indemnified Person against all reasonable costs and expenses (including reasonable attorneys’ fees and expenses), such amounts to be payable in advance upon request as provided in Section 6.10(a), relating to the enforcement of such Indemnified Person’s rights under this Section 6.10 or under any charter, bylaw or contract regardless of whether such Indemnified Person is ultimately determined to be entitled to indemnification hereunder or thereunder.

(d) Parent shall obtain or cause the Surviving Corporation to obtain, and Parent shall fully prepay immediately prior to the Effective Time, “tail” insurance policies with a claims period of at least six (6) years from the Effective Time (the “Tail Period”) from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance (“D&O Insurance”) in an amount and scope at least as favorable as the Company’s existing policies with respect to matters, acts or omissions existing or occurring at or prior to, but not after, the Effective Time; provided, however, that in no event shall the aggregate cost of the D&O Insurance exceed during the Tail Period 300% of the current aggregate annual premium paid by the Company for such purpose; and provided, further, that if the cost of such insurance coverage exceeds such amount, Parent shall obtain or cause the Surviving Corporation to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(e) In the event that Parent or the Surviving Corporation or any of its successors or assignees (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.10. Parent and the Surviving Corporation shall not sell, transfer, distribute or otherwise dispose of any of their assets in a manner that would reasonably be expected to render Parent or Surviving Corporation unable to satisfy their obligations under this Section 6.10. The provisions of this Section 6.10 are intended to be for the benefit of, and shall be enforceable by, the Parties and each Person entitled to indemnification or insurance coverage or expense advancement pursuant to this Section 6.10, and his heirs and Representatives. The rights of the Indemnified Persons under this Section 6.10 are in addition to any rights such Indemnified Persons may have under the Organizational Documents of the Company or any of its Subsidiaries, or under any applicable contracts or Law. Parent and the Surviving Corporation shall pay all expenses, including attorneys’ fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 6.10.

Section 6.11 Transaction Litigation. In the event any Proceeding by any Governmental Entity or other Person is commenced or, to the knowledge of the Company or Parent, as applicable, threatened, that questions the validity or legality of the Transactions or seeks damages in connection therewith, including stockholder litigation (“Transaction Litigation”), the Company or Parent, as applicable, shall promptly notify the other Party of such Transaction Litigation and shall keep the other Party reasonably informed with respect to the status thereof. Parent and the Company shall give each other a reasonable opportunity to participate in the defense or settlement of any Transaction Litigation and shall consider in good faith the other’s advice with respect to such Transaction Litigation; provided, however, that neither Parent nor the Company shall offer or agree to settle any Transaction Litigation without the prior written consent of the other.

Section 6.12 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by the Parties. No Party shall, and each will cause its Representatives not to, issue any public announcements or make other public disclosures regarding this Agreement or the Transactions, without the prior written approval of the other Party. Notwithstanding the foregoing, a Party, its Subsidiaries or their Representatives may issue a public announcement or other public disclosures (a) required by applicable Law, (b) required by the rules of any stock exchange upon which such Party’s or its Subsidiary’s capital stock is traded or (c) consistent with the final form of the joint press release announcing the Merger and the investor presentation given to investors on the morning of announcement of the Merger; provided, in each case, such Party uses reasonable best efforts to afford the other Party an opportunity to first review the content of the proposed disclosure and provide reasonable comments thereon; and provided, however, that, except as provided in Section 6.9(g), no provision this Agreement shall be deemed to restrict in any manner a Party’s ability to communicate with its or its Subsidiaries’ employees and that neither Party shall be required by any provision of this Agreement to consult with or obtain any approval from any other Party with respect to a public announcement or press release issued in connection with the receipt and existence of a Company Competing Proposal or a Parent Competing Proposal, as applicable, and matters related thereto or a Company Change of Recommendation or Parent Change of Recommendation, as applicable, other than as set forth in Section 6.3 or Section 6.4, as applicable.

Section 6.13 Advice of Certain Matters; Control of Business. Subject to compliance with applicable Law, the Company and Parent, as the case may be, shall confer on a regular basis with each other and shall promptly advise each other orally and in writing of any change or event having, or which would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be. Except with respect to Antitrust Laws as provided in Section 6.8, the Company and Parent shall promptly provide each other (or their respective counsel) copies of all filings made by such Party or its Subsidiaries with the SEC or any other Governmental Entity in connection with this Agreement and the Transactions. Without limiting in any way any Party’s rights or obligations under this Agreement, nothing contained in this Agreement shall give any Party, directly or indirectly, the right to control or direct the other Party and their respective Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.14 Transfer Taxes. Except as otherwise provided in Section 3.3(b), all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees imposed with respect to the Merger or the transfer of shares of Company Common Stock pursuant to the Merger shall be borne by Parent or the Company and expressly shall not be a liability of holders of shares of Company Common Stock. The Parties will cooperate, in good faith, in the filing of any Tax Returns with respect to Transfer Taxes and the minimization, to the extent reasonably permissible under applicable Law, of the amount of any Transfer Taxes.

Section 6.15 Reasonable Best Efforts; Notification.

(a) Except to the extent that the Parties’ obligations are specifically set forth elsewhere in this Article VI, upon the terms and subject to the conditions set forth in this Agreement (including Section 6.3), each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the Merger and the other Transactions.

(b) Subject to applicable Law and as otherwise required by any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to the consummation of the Transactions, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as applicable, or any of its Subsidiaries, from any third party or any Governmental Entity with respect to the Transactions (including those alleging that the approval or consent of such Person is or may be required in connection with the Transactions). The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, upon becoming aware of (i) any condition, event or circumstance that will result in any of the conditions in Sections 7.2(a) or 7.3(a) not being met, or (ii) the failure by such Party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.

Section 6.16 Section 16 Matters. Prior to the Effective Time, Parent, Merger Sub and the Company shall take all such steps as may be required to cause any dispositions of equity securities of the Company (including derivative securities) or acquisitions of equity securities of Parent (including derivative securities) in connection with this Agreement by each individual who is or will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act.

Section 6.17 Stock Exchange Listing. Parent shall take all action necessary to cause the Parent Common Stock to be issued in the Merger or pursuant to Section 3.2 to be approved for listing on the NYSE prior to the Effective Time, subject to official notice of issuance.

Section 6.18 Company Credit Agreement; Financing Cooperation.

(a) On the Closing Date, Parent shall cause all outstanding Indebtedness and other obligations of the Company and its Subsidiaries under the Company Credit Agreement to be paid in full, and the Company Credit Agreement shall be terminated (other than with respect to any provisions of the Credit Agreement that by their express terms survive such termination, which provisions shall continue in accordance with their terms). At least two (2) Business Days prior to the Closing Date, the Company shall deliver or cause to be delivered to Parent a payoff letter executed by the administrative agent under the Company Credit Agreement, effective as of the Closing Date and in form and substance reasonably satisfactory to Parent, which shall (a) indicate the total amount required to be paid to satisfy in full all Indebtedness and other obligations outstanding pursuant to the Company Credit Agreement as of the Closing Date (including any per diem or similar ticking fee), and (b) provide for, among other things, the release, discharge, removal and termination of all Encumbrances on the Assets of the Company and its Subsidiaries arising under the Company Credit Agreement or related agreements upon payment of the amounts set forth therein. The Company and Parent shall use reasonable best efforts to take all other actions necessary to facilitate the repayment in full and termination of the Company Credit Agreement.

(b) From and after the date of this Agreement, and through the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with Article VIII, Parent and the Company shall, and shall cause their respective Subsidiaries to, cooperate with each other in the arrangement of any bank debt financing (including through amendments to existing bank debt financings) or any capital markets debt financing for the purposes of financing any repayment or refinancing of debt contemplated by this Agreement (including Section 6.18(b) hereof) or required in connection with the Transactions or as otherwise mutually determined by Parent and the Company to be necessary or desirable in connection with the consummation of the Transactions (collectively, the “Debt Financing”), including providing reasonably available financial and other information to each other and to potential sources, arrangers or underwriters of the Debt Financing; provided, however, that no obligation of Parent, the Company or any of their respective Subsidiaries under the Debt Financing shall be effective prior to the Effective Time.

Section 6.19 Tax Matters.

(a) Each of Parent and the Company will use its reasonable best efforts to cause the Merger to qualify, and will not take (and will use its reasonable best efforts to prevent any Affiliate of such Party from taking) any actions that would reasonably be expected to prevent the Merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Code. Each of Parent and the Company will comply, to the extent reasonably expected to be necessary to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code, with all representations, warranties, and covenants contained in the Parent Tax Certificate and the Company Tax Certificate, respectively.

(b) Parent and the Company will cooperate with one another to facilitate the issuance of the opinions of counsel referred to in Section 7.2(d) and Section 7.3(d). In connection therewith, (i) Parent shall deliver to each such counsel a duly executed certificate containing such representations, warranties and covenants as shall be reasonably necessary or appropriate to enable such counsel to render the opinion described in Section 7.2(d) or Section 7.3(d), as applicable (the “Parent Tax Certificate”) and (ii) the Company shall deliver to each such counsel a duly executed certificate containing such representations, warranties and covenants as shall be reasonably necessary or appropriate to enable such counsel to render the opinion described in Section 7.2(d) or Section 7.3(d), as applicable (the “Company Tax Certificate”), in each case dated as of the Closing Date (and, if requested, dated as of the date on which the Registration Statement is declared effective by the SEC), and Parent and the Company shall provide such other information as reasonably requested by each counsel for purposes of rendering the opinions described in Section 7.2(d) and Section 7.3(d).

Section 6.20 Takeover Laws. None of the Parties will take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Laws, and each of them will take all reasonable steps within its control to exempt (or ensure the continued exemption of) the Transactions from the Takeover Laws of any state that purport to apply to this Agreement or the Transactions. Neither the Company nor Parent will take any action that would cause the Transactions to be subject to any anti-takeover provisions in the its Organizational Documents, and each of the Company and Parent will take all reasonable steps within its control to exempt (or ensure the continued exemption of) the Transactions from any anti-takeover provisions in the its Organizational Documents.

Section 6.21 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement.

Section 6.22 Amendment of Parent Certificate of Incorporation and Bylaws. On the Closing Date, subject to the satisfaction or (to the extent permitted by applicable Law) waiver in accordance with this Agreement of all of the conditions set forth in Article VII, Parent shall cause (a) its certificate of incorporation to be amended and restated, effective as of or immediately prior to the Effective Time, to be in the form attached hereto as Annex F (the “Parent Charter Amendment”) and (b) its bylaws to be amended and restated, effective as of or immediately prior to the Effective Time, to be in the form attached hereto as Annex G.

Section 6.23 Parent Stockholders Agreement. Prior to the Effective Time, Parent shall take such action as is necessary to cause the Stockholders Agreement, dated as of June 25, 2014, by and among Parent and the Principal Stockholders (as defined therein) to be terminated effective as of the Effective Time.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions to Each Party’s Obligation to Consummate the Merger. The respective obligation of each Party to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived jointly by the Parties, in whole or in part, to the extent permitted by applicable Law:

(a) Stockholder Approvals. The Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained in accordance with applicable Law and the Organizational Documents of the Company and Parent, as applicable, and shall be in full force and effect.

(b) Regulatory Approval. Any waiting period applicable to the Transactions under the HSR Act shall have been terminated or shall have expired.

(c) No Injunctions or Restraints. No Governmental Entity having jurisdiction over any Party shall have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger and no Law shall have been adopted that makes consummation of the Merger illegal or otherwise prohibited.

(d) Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act and shall not be the subject of any stop order or Proceedings seeking a stop order.

(e) NYSE Listing. The shares of Parent Common Stock issuable to the holders of shares of Company Common Stock pursuant to this Agreement shall have been authorized for listing on the NYSE, upon official notice of issuance.

(f) Appraisal Rights. The total number of Dissenting Shares shall not exceed twelve percent (12%) of the issued and outstanding shares of Company Common Stock immediately prior to the Effective Time and the time period for holders of Company Common Stock to submit a written demand for appraisal in accordance with the provisions of Section 262 of the DGCL shall have expired.

Section 7.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived exclusively by Parent, in whole or in part, to the extent permitted by applicable Law:

(a) Representations and Warranties of the Company. (i) The representations and warranties of the Company set forth in the first sentence of Section 4.1 (Organization, Standing and Power), Section 4.2(a) (Capital Structure), the third and fifth sentences of Section 4.2(b) (Capital Structure), Section 4.3(a) (Authority), and Section 4.6(a) (Absence of Certain Changes or Events) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except, with respect to Section 4.2(a) and the third and fifth sentences of Section 4.2(b), for any de minimis inaccuracies) (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct only as of such date or period of time), (ii) all other representations and warranties of the Company set forth in Section 4.2(b) (Capital Structure) (except for the second sentence of Section 4.2(b)) shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct all material respects only as of such date or period of time), and (iii) all other representations and warranties of the Company set forth in Article IV shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct only as of such date or period of time), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality”, “in all material respects” or “Company Material Adverse Effect”) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement on or prior to the Effective Time.

(c) Compliance Certificate. Parent shall have received a certificate of the Company signed by an executive officer of the Company, dated the Closing Date, confirming that the conditions in Sections 7.2(a) and (b) have been satisfied.

(d) Tax Opinion. Parent shall have received an opinion from Norton Rose Fulbright US LLP, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date (and, if requested, dated as of the date on which the Registration Statement is declared effective by the SEC), to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 7.2(d), Norton Rose Fulbright US LLP shall have received and may rely upon the Parent Tax Certificate and the Company Tax Certificate and such other information reasonably requested by and provided to it by the Company or Parent for purposes of rendering such opinion.

Section 7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived exclusively by the Company, in whole or in part, to the extent permitted by applicable Law:

(a) Representations and Warranties of Parent and Merger Sub. (i) The representations and warranties of Parent and Merger Sub set forth in the first sentence of Section 5.1 (Organization, Standing and Power), Section 5.2(a) (Capital Structure), the second sentence, fifth sentence and seventh sentence of Section 5.2(b) (Capital Structure), Section 5.3(a) (Authority), and Section 5.6(a) (Absence of Certain Changes or Events) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the

Closing Date, as though made on and as of the Closing Date (except, with respect to Section 5.2(a) and the second sentence, fifth sentence and seventh sentence of Section 5.2(b) for any de minimis inaccuracies) (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct only as of such date or period of time), (ii) all other representations and warranties of Parent set forth in Section 5.2(b) (Capital Structure) (except for the third sentence of Section 5.2(b)) shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct in all material respects only as of such date or period of time), and (iii) all other representations and warranties of Parent and Merger Sub set forth in Article V shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct only as of such date or period of time), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality”, “in all material respects” or “Parent Material Adverse Effect”) that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub each shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by them under this Agreement at or prior to the Effective Time.

(c) Compliance Certificate. The Company shall have received a certificate of Parent signed by an executive officer of Parent, dated the Closing Date, confirming that the conditions in Sections 7.3(a) and (b) have been satisfied.

(d) Tax Opinion. The Company shall have received an opinion from Bracewell LLP, in form and substance reasonably satisfactory to the Company, dated as of the Closing Date (and, if requested, dated as of the date on which the Registration Statement is declared effective by the SEC), to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 7.3(d), Bracewell LLP shall have received and may rely upon the Parent Tax Certificate and the Company Tax Certificate and such other information reasonably requested by and provided to it by the Company or Parent for purposes of rendering such opinion.

Section 7.4 Frustration of Closing Conditions. None of the Parties may rely, either as a basis for not consummating the Merger or for terminating this Agreement, on the failure of any condition set forth in Sections 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such Party’s breach in any material respect of any provision of this Agreement.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether (except as expressly set forth below) before or after the Company Stockholder Approval or the Parent Stockholder Approval has been obtained:

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent:

(i) if any Governmental Entity having jurisdiction over any Party shall have issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or injunction or other action shall have become final and nonappealable, or if there shall be adopted any Law that permanently makes consummation of the Merger illegal or otherwise permanently prohibited; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any Party whose failure to fulfill any material covenant or agreement under this Agreement has been the cause of or resulted in the action or event described in this Section 8.1(b)(i) occurring;

(ii) if the Merger shall not have been consummated on or before 11:59 p.m. Texas time, on February 28, 2019; provided, however, that if on such date the condition to closing set forth in Section 7.1(b) or Section 7.1(c) (if the failure of such condition to be then satisfied is due to an Antitrust Law) shall not have been satisfied but all other conditions to Closing shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied or waived by all parties entitled to the benefit of such conditions), such date may be extended by Parent or the Company by written notice to the other Party up to a date that is no later than May 31, 2019 (the “End Date Extension”, and such date, as it may be extended by the End Date Extension, the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any Party whose failure to fulfill any material covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

(iii) in the event of a breach by the other Party of any representation, warranty, covenant or other agreement contained in this Agreement which would give rise to the failure of a condition set forth in Sections 7.2(a) or (b) or Section 7.3(a) or (b), as applicable (and such breach is not curable prior to the End Date, or if curable prior to the End Date, has not been cured by the earlier of (i) thirty (30) days after the giving of written notice to the breaching Party of such breach and (ii) two (2) Business Days prior to the End Date) (a “Terminable Breach”); provided, however, that the terminating Party is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in this Agreement;

(iv) if the Company Stockholder Approval shall not have been obtained by the earlier of (A) the second Business Day before the End Date, or (B) the third Business Day following the Information Statement/Prospectus Distribution Date (such earlier time being the “Company Stockholder Consent Deadline”), provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iv) shall not be available to any Party whose failure to fulfill any material covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Company Stockholder Approval to have been obtained; or

(v) if the total number of Dissenting Shares exceeds twelve percent (12%) of the issued and outstanding shares of Company Common Stock.

(c) by the Company, if (i) Parent fails to deliver a copy of the Parent Stockholder Written Consent to the Company on the date of this Agreement pursuant to Section 6.6(b) or (ii) for any reason the Parent Stockholder Written Consent ceases to be valid and in full force or otherwise does not constitute the Parent Stockholder Approval;

(d) by Parent, prior to, but not after, the time the Company Stockholder Approval is obtained, if the Company Board or a committee thereof shall have effected a Company Change of Recommendation (whether or not such Company Change of Recommendation is permitted by this Agreement);

(e) by the Company, prior to, but not after, the time the Company Stockholder Approval is obtained, in order to enter into a definitive agreement with respect to a Company Superior Proposal; provided, however, that the Company shall have complied with Section 6.3 in all material respects in respect of such Company Competing Proposal and shall have contemporaneously with such termination paid to Parent the Company Termination Fee pursuant to Section 8.3(b); or

(f) by Parent, if the Company shall have Willfully and Materially breached the obligations set forth in Section 6.3(b) (No Solicitation by the Company).

Section 8.2 Notice of Termination; Effect of Termination.

(a) A terminating Party shall provide written notice of termination to the other Party specifying with particularity the reason for such termination and any termination shall be effective immediately upon delivery of such written notice to the other Party.

(b) In the event of termination of this Agreement by any Party as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party except with respect to this Section 8.2, Section 6.7(b), Section 8.3 and Article I and Article IX (and the provisions that substantively define any related defined terms not substantively defined in Article I); provided, however, that notwithstanding anything to the contrary herein, no such termination shall relieve any Party from liability for any damages for a Willful and Material Breach of any covenant, agreement or obligation hereunder or fraud.

Section 8.3 Expenses and Other Payments.

(a) Except as otherwise provided in this Agreement, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions, whether or not the Merger shall be consummated.

(b) If the Company terminates this Agreement pursuant to Section 8.1(e) (Company Superior Proposal), then the Company shall pay Parent the Company Termination Fee in cash by wire transfer of immediately available funds to an account designated by Parent contemporaneously with the termination of this Agreement.

(c) If Parent terminates this Agreement pursuant to Section 8.1(d) (Company Change of Recommendation) or Section 8.1(f) (No Solicitation by the Company), then the Company shall pay Parent the Company Termination Fee, in each case, in cash by wire transfer of immediately available funds to an account designated by Parent no later than three (3) Business Days after notice of termination of this Agreement.

(d) If Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(iv) (Failure to Obtain Company Stockholder Approval) and the Company Board or a committee thereof has effected a Company Change of Recommendation (whether or not such Company Change of Recommendation is permitted by this Agreement), then the Company shall pay Parent the Company Termination Fee in cash by wire transfer of immediately available funds to an account designated by Parent no later than three (3) Business Days after notice of termination of this Agreement.

(e) If either the Company or Parent terminates this Agreement pursuant to Section 8.1(b)(iv) (Failure to Obtain Company Stockholder Approval), or if either the Company or Parent terminates this Agreement pursuant to Section 8.1(b)(v) (Dissenting Shares), then the Company shall pay Parent the Parent Expenses.

(f) If the Company terminates this Agreement pursuant to Section 8.1(c) (Failure to Obtain Parent Stockholder Approval), then Parent shall pay the Company the Parent Termination Fee in cash by wire transfer of immediately available funds to an account designated by the Company no later than three (3) Business Days after notice of termination of this Agreement.

(g) If (i) (A) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(iv) (Failure to Obtain Company Stockholder Approval) and following the execution of this Agreement and on or before the date of such termination a Company Competing Proposal shall have been publicly announced or publicly disclosed and not been publicly withdrawn without qualification at least seven (7) Business Days prior to the Company Stockholder Consent Deadline or (B) the Company or Parent terminates this Agreement pursuant to Section 8.1(b)(ii) (End Date) or Parent terminates this Agreement pursuant to Section 8.1(b)(iii) (Company Terminable Breach) and following the execution of this Agreement and on or before the date of such termination a Company Competing Proposal shall have been announced, disclosed or otherwise communicated to the Company Board and not withdrawn without qualification at least seven

(7) Business Days prior to the date of such termination, and (ii) within twelve (12) months after the date of such termination, the Company enters into a definitive agreement with respect to a Company Competing Proposal (or publicly approves or recommends to the stockholders of the Company or otherwise does not oppose, in the case of a tender or exchange offer, a Company Competing Proposal) or consummates a Company Competing Proposal, then the Company shall pay Parent the Company Termination Fee less any amount previously paid by the Company pursuant to Section 8.3(e). For purposes of this Section 8.3(g), (1) any reference in the definition of Company Competing Proposal to “20%” shall be deemed to be a reference to “more than 50%,” (2) with respect to clause (B) only, a Company Competing Proposal will not be deemed to have been “publicly withdrawn” by any Person if, within twelve (12) months of the termination of the Agreement, the Company or any of its Subsidiaries will have entered into a definitive agreement with respect to, or will have consummated, or will have approved or recommended to the stockholders of the Company or otherwise not opposed, in the case of a tender offer or exchange offer, a Company Competing Proposal made by or on behalf of such Person or any of its Affiliates and (3) any Company Competing Proposal made prior to the execution of this Agreement will be deemed to have been made following the execution of this Agreement if the Company breaches its obligations under Section 6.3(a) with respect thereto.

(h) If (i) the Company or Parent terminates this Agreement pursuant to Section 8.1(b)(ii) (End Date) or the Company terminates this Agreement pursuant to Section 8.1(b)(iii) (Parent Terminable Breach) and following the execution of this Agreement and on or before the date of any such termination a Parent Competing Proposal shall have been announced, disclosed or otherwise communicated to the Parent Board and not withdrawn without qualification at least seven (7) Business Days prior to the date of such termination, and (ii) within twelve (12) months after the date of such termination, Parent enters into a definitive agreement with respect to a Parent Competing Proposal (or publicly approves or recommends to the stockholders of Parent or otherwise does not oppose, in the case of a tender or exchange offer, a Parent Competing Proposal) or consummates a Parent Competing Proposal, then Parent shall pay the Company the Parent Termination Fee. For purposes of this Section 8.3(h), (1) any reference in the definition of Parent Competing Proposal to “20%” shall be deemed to be a reference to “more than 50%” and (2) a Parent Competing Proposal will not be deemed to have been “publicly withdrawn” by any Person if, within twelve (12) months of the termination of the Agreement, Parent or any of its Subsidiaries will have entered into a definitive agreement with respect to, or will have consummated, or will have approved or recommended to the stockholders of Parent or otherwise not opposed, in the case of a tender offer or exchange offer, a Parent Competing Proposal made by or on behalf of such Person or any of its Affiliates and (3) any Parent Competing Proposal made prior to the execution of this Agreement will be deemed to have been made following the execution of this Agreement if Parent breaches its obligations under Section 6.4(a) with respect thereto.

(i) In no event shall Parent be entitled to receive more than one payment of the Company Termination Fee or more than one payment of Parent Expenses. If Parent receives the Company Termination Fee, then Parent will not be entitled to also receive a payment of the Parent Expenses. In no event shall the Company be entitled to receive more than one payment of the Parent Termination Fee. If both the Company Termination Fee and the Parent Termination Fee are payable pursuant to this Section 8.3, no payment of the Company Termination Fee or the Parent Termination Fee shall be required. The Parties agree that the agreements contained in this Section 8.3 are an integral part of the Transactions, and that, without these agreements, the Parties would not enter into this Agreement. If a Party fails to promptly pay the amount due by it pursuant to this Section 8.3, interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at the rate of 8% per annum. If, in order to obtain such payment, the other Party commences a Proceeding that results in judgment for such Party for such amount, the defaulting Party shall pay the other Party its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such Proceeding. The Parties agree that the monetary remedies set forth in this Section 8.3 and the specific performance remedies set forth in Section 9.11 shall be the sole and exclusive remedies of (i) the Company and its Subsidiaries against Parent and Merger Sub and any of their respective former, current or future directors, officers, shareholders, Representatives or Affiliates for any loss suffered as a result of the failure of the Merger to be consummated except in the case of fraud or a Willful and Material Breach of any covenant, agreement or obligation (in which case only Parent and Merger Sub shall be liable for damages for such fraud or Willful and Material Breach), and upon payment of such amount, none of Parent or Merger Sub or any of their respective former, current or future directors, officers, shareholders, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for the liability of Parent in the case of fraud or a Willful and Material Breach of any covenant, agreement or obligation; and (ii) Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future directors, officers, shareholders, Representatives or Affiliates for any loss suffered as a result of the failure of the Merger to be consummated except in the case of fraud or a Willful and Material Breach of any covenant, agreement or obligation (in which case only the Company shall be liable for damages for such fraud or Willful and Material Breach), and upon payment of such amount, none of the Company and its Subsidiaries or any of their respective former, current or future directors, officers, shareholders, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for the liability of the Company in the case of fraud or a Willful and Material Breach of any covenant, agreement or obligation.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Schedule Definitions. All capitalized terms in the Company Disclosure Letter and the Parent Disclosure Letter shall have the meanings ascribed to them herein (including in Annex A) except as otherwise defined therein.

Section 9.2 Survival. Except as otherwise provided in this Agreement, none of the representations, warranties, agreements and covenants contained in this Agreement will survive the Closing; provided, however, that Article I (and the provisions that substantively define any related defined terms not substantively defined in Article I), this Article IX and the agreements of the Parties in Article II and III, and Section 4.27 (No Additional Representations), Section 5.28, (No Additional Representations), Section 6.9 (Employee Matters), Section 6.10 (Indemnification; Directors’ and Officers’ Insurance), Section 6.19 (Tax Matters) and those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Closing, shall survive the Closing. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.

Section 9.3 Notices. All notices, requests and other communications to any Party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person; (b) if transmitted by electronic mail (“e-mail”) (but only if confirmation of receipt of such e-mail is requested and received; provided, however, that each notice Party shall use reasonable best efforts to confirm receipt of any such email correspondence promptly upon receipt of such request); or (c) if transmitted by national overnight courier, in each case as addressed as follows:

(i)	if to Parent or Merger Sub, to:

Eclipse Resources Corporation

2121 Old Gatesburg Road, Suite 110

State College, Pennsylvania 16803

Attention:    General Counsel

E-mail:        chulburt@eclipseresources.com

with a required copy to (which copy shall not constitute notice):

Norton Rose Fulbright US LLP

2200 Ross Avenue, Suite 3600

Dallas, Texas 75201

Attention:    Bryn A. Sappington

                    Paul S. Conneely

E-mail:        bryn.sappington@nortonrosefulbright.com

                     paul.conneely@nortonrosefulbright.com

(ii)	if to the Company, to:

Blue Ridge Mountain Resources, Inc.

122 West John Carpenter Freeway, Suite 300

Irving, Texas 75039

Attention:    General Counsel

E-mail:        pjohnston@brmresources.com

with a required copy to (which copy shall not constitute notice):

Bracewell LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002

Attention:    Charles H. Still, Jr.

E-mail:        charles.still@bracewell.com

Section 9.4 Rules of Construction.

(a) Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the Parties shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted it is of no application and is hereby expressly waived.

(b) The inclusion of any information in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that such information is required to be listed in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that such items are material to the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as the case may be, or that such items have resulted in a Company Material Adverse Effect or a Parent Material Adverse Effect. The headings, if any, of the individual sections of each of the Parent Disclosure Letter and Company Disclosure Letter are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Company Disclosure Letter and Parent Disclosure Letter are arranged in sections corresponding to the Sections of this Agreement merely for convenience, and the disclosure of an item in one section of the Company Disclosure Letter or Parent Disclosure Letter, as applicable, as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent on its face, notwithstanding the presence or absence of an appropriate section of the Company Disclosure Letter or Parent Disclosure Letter with respect to such other representations or warranties or an appropriate cross reference thereto.

(c) The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Letter or Parent Disclosure Letter is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the Parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

(d) All references in this Agreement to Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time shall refer to Houston, Texas time. The word “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” The term “dollars” and the symbol “$” mean United States Dollars. The words “made available” with respect to any documents to be made available to any Party means that such document was in the electronic data room relating to the Transactions maintained by the Company or Parent, as applicable, one Business Day prior to the date of execution of this Agreement. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(e) In this Agreement, except as the context may otherwise require, references to: (i) any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any Governmental Entity include any successor to that Governmental Entity; (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other law include any successor to such section; and (iv) “days” mean calendar days; when calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

Section 9.5 Counterparts. This Agreement may be executed in two (2) or more counterparts, including via facsimile or email in “portable document format” (“pdf”) form transmission, all of which shall be considered one and the same agreement and shall become effective when two (2) or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

Section 9.6 Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the Confidentiality Agreement, the Company Voting Agreements, the Parent Voting Agreement and any other documents and instruments executed pursuant hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Except for the provisions of (a) Article III (including, for the avoidance of doubt, the rights of the former holders of Company Common Stock and holders of Company RSUs and Company Restricted Stock and Company PIA Holders to receive the Merger Consideration or other payments pursuant to Section 3.2) but only from and after the Effective Time and (b) Section 6.10 (which from and after the Effective Time is intended for the benefit of, and shall be enforceable by, the Persons referred to therein and by their respective heirs and Representatives) but only from and after the Effective Time, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.7 Governing Law; Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

(b) THE PARTIES IRREVOCABLY AND UNCONDITIONALLY CONSENT AND SUBMIT TO THE PERSONAL JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE DGCL, THE COURT OF CHANCERY DOES NOT HAVE JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST IN ANY SUCH ACTION, SUIT OR PROCEEDING OR TO ASSERT THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES AGREE NOT TO BRING ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY OTHER COURT. EACH PARTY HERETO WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION, SUIT OR PROCEEDING SO BROUGHT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 8.3 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR

ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.7.

Section 9.8 Severability. Each Party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such other term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible. Except as otherwise contemplated by this Agreement, in response to an order from a court or other competent authority for any Party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, to the extent that a Party took an action inconsistent with this Agreement or failed to take action consistent with this Agreement or required by this Agreement pursuant to such order, such Party shall not incur any liability or obligation unless such Party did not in good faith seek to resist or object to the imposition or entering of such order.

Section 9.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any purported assignment in violation of this Section 9.9 shall be void.

Section 9.10 Affiliate Liability. Each of the following is herein referred to as a “Company Affiliate”): (a) any direct or indirect holder of equity interests or securities in the Company (whether stockholders or otherwise), and (b) any director, officer, employee, Representative or agent of (i) the Company or (ii) any Person who controls the Company. No Company Affiliate shall have any liability or obligation to Parent or Merger Sub of any nature whatsoever in connection with or under this Agreement or the transactions contemplated hereby or thereby other than for fraud, and Parent and Merger Sub hereby waive and release all claims of any such liability and obligation, other than for fraud. Each of the following is herein referred to as a “Parent Affiliate”): (x) any direct or indirect holder of equity interests or securities in Parent (whether stockholders or otherwise), and (y) any director, officer, employee, Representative or agent of (i) Parent or (ii) any Person who controls Parent. No Parent Affiliate shall have any liability or obligation to the Company of any nature whatsoever in connection with or under this Agreement or the transactions contemplated hereby or thereby other than for fraud, and the Company hereby waive and release all claims of any such liability and obligation, other than for fraud.

Section 9.11 Specific Performance. The Parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the Parties. Prior to the termination of this Agreement pursuant to Section 8.1, it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 9.11, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity. Each Party accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 9.11. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.11, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. If prior to the End Date, any Party hereto brings an action to enforce specifically the performance of the terms and provisions hereof by any other Party, the End Date shall automatically be extended by such other time period established by the court presiding over such action.

Section 9.12 Amendment. This Agreement may be amended by the Parties at any time before or after adoption of this Agreement by the stockholders of the Company, but, after any such adoption, no amendment shall be made which by law would require the further approval by such stockholders without first obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 9.13 Extension; Waiver. At any time prior to the Effective Time, the Company and Parent may, to the extent legally allowed:

(a) extend the time for the performance of any of the obligations or acts of the other Party hereunder;

(b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto; or

(c) waive compliance with any of the agreements or conditions of the other Party contained herein.

Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No agreement on the part of a Party to any such extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of such Party.

[Signature Page Follows]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

ECLIPSE RESOURCES CORPORATION

By:	/s/ Benjamin W. Hulburt
Name:	Benjamin W. Hulburt
Title:	Chairman, President and
Chief Executive Officer

EVEREST MERGER SUB INC.

By:	/s/ Benjamin W. Hulburt
Name:	Benjamin W. Hulburt
Title:	Chairman, President and
Chief Executive Officer

BLUE RIDGE MOUNTAIN RESOURCES, INC.

By:	/s/ John K. Reinhart
Name:	John K. Reinhart
Title:	President and Chief Executive Officer

Signature Page

ANNEX A

Certain Definitions

“Affiliate” means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person, through one or more intermediaries or otherwise.

“Aggregated Group” means all entities under common control with any Person within the meaning of Section 414(b), (k), or (m) of the Code or Section 4001 of ERISA.

“beneficial ownership,” including the correlative term “beneficially owning,” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.

“Business Day” means a day other than a day on which banks in the State of New York are authorized or obligated to be closed.

“Closing Date Stock Price” means the closing price per share of the Parent Common Stock on the NYSE on the Closing Date.

“Company Competing Proposal” means any contract, proposal, offer or indication of interest relating to any transaction or series of related transactions (other than transactions only with Parent or any of its Subsidiaries) involving, directly or indirectly: (a) other than in a transaction or series of related transactions permitted pursuant to Section 6.1(b), any acquisition (by asset purchase, stock purchase, merger, or otherwise) by any Person or group of any business or assets of the Company or any of its Subsidiaries (including capital stock of or ownership interest in any Subsidiary) that constitute 20% or more of the Company’s and its Subsidiaries’ assets (by fair market value) or generated 20% or more of the Company’s and its Subsidiaries’ net revenue or earnings before interest, Taxes, depreciation and amortization for the preceding twelve months, or any license, lease or long-term supply agreement having a similar economic effect, (b) any acquisition of beneficial ownership by any Person or group of 20% or more of the outstanding shares of Company Common Stock or any other securities entitled to vote on the election of directors or any tender or exchange offer that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding shares of Company Common Stock or any other securities entitled to vote on the election of directors or (c) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries.

“Company Credit Agreement” means the Credit Agreement dated as of November 7, 2017 among the Company, HPS Investment Partners, LLC, as administrative agent, and the Lenders party thereto.

“Company Intervening Event” means a material development or change in circumstance that occurs or arises after the date of this Agreement that was not known to or reasonably foreseeable by the Company Board as of the date of this Agreement; provided, however, that in no event shall the receipt, existence or terms of a Company Competing Proposal or any matter relating thereto or of consequence thereof constitute a Company Intervening Event.

“Company PIA” means a “Performance Interest” awarded under (and as defined in) a Company PIA Award Agreement.

“Company PIA Award Agreement” means each Performance Interest Award Agreement entered into by the Company and the Recipient named therein.

“Company PIA Holder” means a holder of a Company PIA.

“Company Plan” means an Employee Benefit Plan sponsored, maintained, or contributed to by the Company or any Subsidiary of the Company, or with respect to which the Company or any Subsidiary of the Company has or may have any liability.

A-A-1

“Company RSU” means a restricted stock unit awarded under the Company Restricted Stock Units Plan or otherwise under a Company RSU Agreement that represents the right to receive a payment in cash or shares of Company Common Stock.

“Company RSU Agreement” means each agreement entered into by the Company and the Recipient named therein providing the terms and conditions of an award of Company RSUs.

“Company Restricted Stock” means restricted shares of Company Common Stock awarded under a Restricted Stock Award Agreement between the Company and the Recipient named therein.

“Company Restricted Stock Units Plan” means the Blue Ridge Mountain Resources, Inc. Restricted Stock Units Plan.

“Company Stockholder Approval” means (a) the adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock in accordance with the DGCL and the Organizational Documents of the Company, whether by written consent or otherwise and (b) the prior written approval of the consummation of the Merger by the holders of a majority of the outstanding shares of the Company Common Stock in accordance with the Company Stockholders Agreement.

“Company Stockholders Agreement” means the Stockholders Agreement dated as of May 6, 2016 by and among the Company and the holders of Company Common Stock party thereto.

“Company Superior Proposal” means a bona fide written proposal that is not solicited after the date of this Agreement and is made after the date of this Agreement by any Person or group (other than Parent or any of its Affiliates) to acquire, directly or indirectly, (a) businesses or assets of the Company or any of its Subsidiaries (including capital stock of or ownership interest in any Subsidiary) that account for 50% or more of the fair market value of such assets or that generated 50% or more of the Company’s and its Subsidiaries’ net revenue or earnings before interest, Taxes, depreciation and amortization for the preceding twelve months, respectively, or (b) more than 50% of the outstanding shares of Company Common Stock, in each case whether by way of merger, amalgamation, share exchange, tender offer, exchange offer, recapitalization, consolidation, sale of assets or otherwise, that in the good faith determination of the Company Board or a committee thereof, after consultation with its financial advisors, that (i) if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Merger (after taking into account the time likely to be required to consummate such proposal and any adjustments or revisions to the terms of this Agreement offered by Parent in response to such proposal or otherwise), (ii) is reasonably likely to be consummated on the terms proposed, taking into account any legal, financial, regulatory and stockholder approval requirements, the sources, availability and terms of any financing, financing market conditions and the existence of a financing contingency, the likelihood of termination, the timing of closing, the identity of the Person or Persons making the proposal and any other aspects considered relevant by the Company Board and (iii) for which, if applicable, financing is fully committed or reasonably determined to be available to the Company Board.

“Company Termination Fee” means (i) if payable (A) in connection with a termination of this Agreement by Parent pursuant to Section 8.1(d) (Company Change of Recommendation) following a Company Change of Recommendation in response to a Company Intervening Event, or (B) in connection with a termination of this Agreement by Parent or the Company pursuant to Section 8.1(b)(iv) and the Company has effected a Company Change of Recommendation in response to a Company Intervening Event, $18,000,000; and (ii) if payable in any other circumstance, $12,000,000.

“Consent” means any filing, notice, report, registration, approval, consent, ratification, permit, permission, amendment, waiver, expiration of waiting periods or authorization.

A-A-2

“control” and its correlative terms, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities (including, without limitation, natural gas, natural gas liquids, crude oil and condensate), bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any put, call or other option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“DTC” means The Depositary Trust Company.

“Edgar” means the Electronic Data Gathering, Analysis and Retrieval System administered by the SEC.

“Employee Benefit Plan” of any Person means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, regardless of whether such plan is subject to ERISA), and any personnel policy (oral or written), equity option, restricted equity, equity purchase plan, equity compensation plan, phantom equity or appreciation rights plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation or holiday pay policy, retention or severance pay plan, policy or agreement, deferred compensation agreement or arrangement, change in control, hospitalization or other medical, dental, vision, accident, disability, life or other insurance, executive compensation or supplemental income arrangement, individual consulting agreement, employment agreement, and any other employee benefit plan, agreement, arrangement, program, practice, or understanding for any current or former employee, officer, manager, director, retiree, individual independent contractor or individual consultant of the Person.

“Encumbrances” means liens, pledges, charges, encumbrances, claims, hypothecation, mortgages, deeds of trust, security interests, restrictions, rights of first refusal, defects in title, prior assignment, license sublicense or other burdens, options or encumbrances of any kind or any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing (any action of correlative meaning, to “Encumber”).

“Environmental Laws” means any and all applicable Laws pertaining to prevention of pollution or protection of the environment (including, without limitation, any natural resource damages or any generation, use, storage, treatment, disposal or Release of Hazardous Materials into the indoor or outdoor environment) in effect as of the date hereof

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934.

“Governmental Entity” means any court, governmental, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“group” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.

“Hazardous Materials” means any (a) chemical, product, substance, waste, pollutant, or contaminant that is defined or listed as hazardous or toxic or that is otherwise regulated under any Environmental Law; (b) asbestos containing materials, whether in a friable or non-friable condition, lead-containing material polychlorinated biphenyls, naturally occurring radioactive materials or radon; and (c) any Hydrocarbons.

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“Hydrocarbons” means any hydrocarbon-containing substance, crude oil, natural gas, condensate, drip gas and natural gas liquids, coalbed gas, ethane, propane, iso-butane, nor-butane, gasoline, scrubber liquids and other liquids or gaseous hydrocarbons or other substances (including minerals or gases), or any combination thereof, produced or associated therewith.

“Indebtedness” of any Person means, without duplication: (a) indebtedness of such Person for borrowed money; (b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person; (c) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (d) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP; and (e) indebtedness of others as described in clauses (a) through (d) above guaranteed by such Person; but Indebtedness does not include accounts payable to trade creditors, or accrued expenses arising in the ordinary course of business consistent with past practice, in each case, that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business.

“Intellectual Property” means any and all proprietary, industrial and intellectual property rights, under the applicable Law of any jurisdiction or rights under international treaties, both statutory and common law rights, including: (a) utility models, supplementary protection certificates, invention disclosures, registrations, patents and applications for same, and extensions, divisions, continuations, continuations-in-part, reexaminations, revisions, renewals, substitutes, and reissues thereof; (b) trademarks, service marks, certification marks, collective marks, brand names, d/b/a’s, trade names, slogans, domain names, symbols, logos, trade dress and other identifiers of source, and registrations and applications for registrations thereof and renewals of the same (including all common law rights and goodwill associated with the foregoing and symbolized thereby); (c) published and unpublished works of authorship, whether copyrightable or not, copyrights therein and thereto, together with all common law and moral rights therein, database rights, and registrations and applications for registration of the foregoing, and all renewals, extensions , restorations and reversions thereof; (d) trade secrets, know-how, and other rights in information, including designs, formulations, concepts, compilations of information, methods, techniques, procedures, and processes, whether or not patentable; (e) Internet domain names and URLs; and (f) all other intellectual property, industrial or proprietary rights.

“IT Assets” means computers, software, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, and all other information technology equipment, and all associated documentation.

“knowledge” means the actual knowledge of, (a) in the case of the Company, the individuals listed in Schedule 1.1 of the Company Disclosure Letter and (b) in the case of Parent, the individuals listed in Schedule 1.1 of the Parent Disclosure Letter.

“Law” means any law, rule, regulation, ordinance, code, judgment, order, treaty, convention, governmental directive or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Entity, including common law.

“Material Adverse Effect” means, when used with respect to any Party, any fact, circumstance, effect, change, event or development that (a) would prevent, materially delay or materially impair the ability of such Party or its Subsidiaries to consummate the Transactions or (b) has, or would have, a material adverse effect on the financial condition, business, assets, properties or results of operations of such Party and its Subsidiaries, taken as a whole; provided, however, that with respect to this clause (b) only, no effect (by itself or when aggregated or taken together with any and all other effects) to the extent directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Material Adverse Effect” or shall be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur:

(i)	general economic conditions (or changes in such conditions) or conditions in the global economy generally;

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(ii)

conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets, including (A) changes in interest rates and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

(iii)

conditions (or changes in such conditions) in the oil and gas exploration, development or production industry (including changes in commodity prices, general market prices and regulatory changes affecting the industry);

(iv)	political conditions (or changes in such conditions) or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism);

(v)	earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions;

(vi)

the announcement of this Agreement or the pendency or consummation of the Transactions (other than with respect to any representation or warranty that is intended to address the consequences of the execution or delivery of this Agreement or the announcement or consummation of the Transactions);

(vii)

compliance with the terms of, or the taking of any action expressly permitted or required by, this Agreement (except for any obligation under this Agreement to operate in the ordinary course of business (or similar obligation) pursuant to Section 6.1 or Section 6.2, as applicable);

(viii)

changes in Law or other legal or regulatory conditions, or the interpretation thereof, or changes in GAAP or other accounting standards (or the interpretation thereof), or that result from any action taken for the purpose of complying with any of the foregoing;

(ix)

any changes in such Party’s stock price or the trading volume of such Party’s stock, or any failure by such Party to meet any analysts’ estimates or expectations of such Party’s revenue, earnings or other financial performance or results of operations for any period, or any failure by such Party or any of its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures may constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect); or

(x)

any Proceedings made or brought by any of the current or former stockholders or shareholders of such Person (on their own behalf or on behalf of such Person) against the Company, Parent, Merger Sub or any of their directors or officers, arising out of the Merger or in connection with any other transactions contemplated by this Agreement.

provided, however, except to the extent such effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the foregoing clauses (i) – (v) disproportionately adversely affect such Party and its Subsidiaries, taken as a whole, as compared to other similarly situated participants operating in the oil and gas exploration, development or production industry (in which case, such adverse effects (if any) shall be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur solely to the extent they are disproportionate).

“Majority Stockholders” means, collectively, EnCap Energy Capital Fund VIII, L.P., EnCap Energy Capital Fund VIII Co-Investors, L.P., and EnCap Energy Capital Fund IX, L.P.

“NYSE” means the New York Stock Exchange.

“Oil and Gas Leases” means all leases, subleases, licenses or other occupancy or similar agreements (including any series of related leases with the same lessor) under which a Person leases, subleases or licenses or otherwise acquires or obtains rights to produce Hydrocarbons from real property interests.

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“Oil and Gas Properties” means all interests in and rights with respect to (a) oil, gas, mineral, and similar properties of any kind and nature, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests (including all Oil and Gas Leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations and concessions and (b) all Wells located on or producing from such leases and properties.

“Organizational Documents” means (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement, and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

“other Party” means (a) when used with respect to the Company, Parent and Merger Sub and (b) when used with respect to Parent or Merger Sub, the Company.

“Parent Competing Proposal” means any contract, proposal, offer or indication of interest relating to any transaction or series of related transactions involving directly or indirectly: (a) any acquisition (by asset purchase, stock purchase, merger, or otherwise) by any Person or group of any business or assets of Parent or any of its Subsidiaries (including capital stock of or ownership interest in any Subsidiary) that constitute 20% or more of Parent’s and its Subsidiaries’ assets (by fair market value) or generate 20% or more of Parent’s and its Subsidiaries’ net revenue or earnings before interest, Taxes, depreciation and amortization for the preceding twelve (12) months, or any license, lease or long-term supply agreement having a similar economic effect, (b) any acquisition of beneficial ownership by any Person or group of 20% or more of the outstanding shares of Parent Common Stock or any other securities entitled to vote on the election of directors or any tender or exchange offer that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding shares of Parent Common Stock or any other securities entitled to vote on the election of directors or (c) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Parent.

“Parent Expenses” means a cash amount equal to $3,250,000 to be paid in respect of Parent’s costs and expenses in connection with the negotiation, execution and performance of this Agreement and the Transactions.

“Parent Permitted Acquisition” means any acquisition (by asset purchase or exchange, stock purchase, merger, or otherwise) that (a) does not require approval by the stockholders of Parent, (b) is approved by at least two-thirds of the Parent Board after its receipt of a customary fairness opinion with respect thereto from an investment bank of national standing, and (c) would not reasonably be expected to prevent or materially impair or materially delay consummation of the Merger.

“Parent Plan” means an Employee Benefit Plan sponsored, maintained, or contributed to by Parent or any Subsidiary of Parent, or with respect to which Parent or any Subsidiary of Parent has or may have any liability.

“Parent Stockholder Approval” means the approval of the Parent Stock Issuance and the Parent Charter Amendment by the requisite vote of the holders of outstanding shares of Parent Common Stock in accordance with the rules and regulations of the NYSE, the DGCL and the Organizational Documents of Parent.

“Parent Termination Fee” means $12,000,000.

“Party” or “Parties” means a party or the parties to this Agreement, except as the context may otherwise require.

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“PIA Number of Shares” means, with respect to each Company PIA Holder, (a) unless otherwise determined by the Company Board as provided in clause (b), a number of shares of Company Common Stock equal to (i) the “Performance Interest Stock Value” (as defined in and determined by the Company Board under the applicable Company PIA Award Agreement) for such Company PIA Holder, divided by (ii) (A) the Closing Date Stock Price multiplied by (B) the Exchange Ratio, or (b) such other number of shares of Company Common Stock determined by the Company Board not to exceed the number of shares of Company Common Stock with respect to which such Company PIA Holder’s Company PIA represents a notional interest (as specified in the applicable Company PIA Award Agreement).

“Permitted Encumbrances” means:

(a) to the extent not applicable to the transactions contemplated hereby or thereby or otherwise waived prior to the Effective Time, preferential purchase rights, rights of first refusal, purchase options (including pursuant to any area of mutual interest or similar agreement) and similar rights granted pursuant to any contracts, including joint operating agreements, joint ownership agreements, joint development agreements, stockholders agreements, organic documents and other similar agreements and documents;

(b) contractual or statutory mechanic’s, materialmen’s, warehouseman’s, journeyman’s and carrier’s liens and other similar Encumbrances arising in the ordinary course of business for amounts not yet delinquent and Encumbrances for Taxes or assessments or other governmental charges that are not yet delinquent or, in all instances, if delinquent, that are being contested in good faith in the ordinary course of business and for which adequate reserves have been established in accordance with GAAP by the party responsible for payment thereof;

(c) Production Burdens payable to third parties that are deducted in the calculation of discounted present value in the Company Reserve Report or the Parent Reserve Reports, as applicable, and any Production Burdens payable to third parties affecting any Oil and Gas Property that was acquired subsequent to the date of the Company Reserve Report or the dates of the Parent Reserve Reports, as applicable;

(d) Encumbrances arising in the ordinary course of business under operating agreements, joint venture agreements, partnership agreements, Oil and Gas Leases, farm-out agreements, division orders, contracts for the sale, purchase, transportation, processing or exchange of oil, gas or other Hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements, development agreements, joint ownership arrangements and other agreements that are customary in the oil and gas business, provided, however, that, in each case, such Encumbrance (i) secures obligations that are not Indebtedness or a deferred purchase price and are not delinquent and (ii) would not be reasonably expected to have a Material Adverse Effect, on the value, use or operation of the property encumbered thereby;

(e) such Encumbrances as the Company (in the case of Encumbrances with respect to properties or assets of Parent or its Subsidiaries) or Parent (in the case of Encumbrances with respect to properties or assets of the Company or its Subsidiaries), as applicable, may have expressly waived in writing;

(f) all easements, zoning restrictions, rights-of-way, servitudes, permits, surface leases and other similar rights in respect of surface operations, and easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the properties of the Company or Parent, as applicable, or any of their respective Subsidiaries, that are customarily granted in the oil and gas industry and do not materially interfere with the operation, value or use of the property or asset affected;

(g) any Encumbrances discharged at or prior to the Effective Time (including Encumbrances securing any Indebtedness that will be paid off in connection with Closing);

(h) Encumbrances imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions; or

(i) Encumbrances, exceptions, defects or irregularities in title, easements, imperfections of title, claims, charges, security interests, rights-of-way, covenants, restrictions and other similar matters that would be accepted

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by a reasonably prudent purchaser of oil and gas interests, that would not reduce the net revenue interest share of the Company or Parent, as applicable, or such Party’s Subsidiaries, in any Oil and Gas Lease below the net revenue interest share shown in the Company Reserve Report or Parent Reserve Reports, as applicable, with respect to such lease, or increase the working interest of the Company or Parent, as applicable, or of such Party’s Subsidiaries, in any Oil and Gas Lease above the working interest shown on the Company Reserve Report or Parent Reserve Reports, as applicable, with respect to such lease.

“Person” means any individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, Governmental Entity, association or unincorporated organization, or any other form of business or professional entity.

“Personal Information” means any information that, alone or in combination with other information held by the Company or any of its Subsidiaries, identifies or could reasonably be used to identify an individual, and any other personal information that is subject to any applicable Laws.

“Proceeding” means any actual or threatened claim (including a claim of a violation of applicable Law or Environmental Law), cause of action, action, audit, demand, litigation, suit, proceeding, investigation, grievance, citation, summons, subpoena, inquiry, hearing, originating application to a tribunal, arbitration or other proceeding at law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative or otherwise, whether in contract, in tort or otherwise, and whether or not such claim, cause of action, action, audit, demand, litigation, suit, proceeding, investigation grievance, citation, summons, subpoena, inquiry, hearing, originating application to a tribunal, arbitration or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.

“Production Burdens” means any royalties (including lessor’s royalties), overriding royalties, production payments, net profit interests or other burdens upon, measured by or payable out of oil, gas or mineral production.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing into the indoor or outdoor environment.

“Representatives” means, with respect to any Person, the officers, directors, managers, employees, accountants, consultants, agents, legal counsel, financial advisors and other representatives of such Person.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries.

“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under applicable Law.

“Tax Returns” means any return (including any information return), report, statement, schedule, notice, form election, estimated Tax filing, claim for refund or other document (including any attachments thereto or amendments thereof) filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes.

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“Taxes” means all (a) federal, state, local, and foreign income, profits, capital, excise, estimated, property, sales, use, turnover, value added, ad valorem, severance, production, stamp, documentary, gross receipts, goods and services, registration, transfer, withholding, employment, social security, disability, unemployment or franchise taxes and similar charges, levies or other assessments, duties, fees or charges of any kind, together with all interest, penalties, and additions to tax, imposed by any Governmental Entity, and (b) any liability in respect of any item described in clause (a) that arises by reason of a written or unwritten contract or arrangement, assumption, transferee or successor liability, or operation of law (including by reason of participation in a consolidated, combined or unitary Tax Return).

“Taxing Authority” means any Governmental Entity having jurisdiction in matters relating to Tax matters.

“Transactions” means the Merger and the other transactions contemplated by this Agreement and each other agreement to be executed and delivered in connection herewith and therewith.

“Transfer Taxes” means any transfer, sales, use, stamp, registration or other similar Taxes; provided, however, for the avoidance of doubt, that Transfer Taxes shall not include any income, franchise or similar taxes arising from the Transactions.

“Voting Debt” of a Person means bonds, debentures, notes or other Indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of such Person may vote.

“WARN Act” means the federal Workers Adjustment and Retraining Notification Act of 1998, and any state, local and foreign Laws related to plant closings, relocations, mass layoffs and employment losses.

“Wells” means all oil or gas wells, whether producing, operating, shut-in or temporarily abandoned, located on an Oil and Gas Lease or any pooled, communitized or unitized acreage that includes all or a part of such Oil and Gas Lease or otherwise associated with an Oil and Gas Property of the applicable Person or any of its Subsidiaries, together with all oil, gas and mineral production from such well.

“Willful and Material Breach” including the correlative term “Willfully and Materially Breach,” shall mean a material breach (or the committing of a material breach) that is a consequence of an act or failure to take an act by the breaching party with the knowledge that the taking of such act (or the failure to take such act) may constitute a breach of this Agreement.

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ANNEX B

Three Allen Center 333 Clay Street, Suite 1000 Houston, TX 77002 tel 281.774.2000 Jefferies.com

August 23, 2018

The Board of Directors

Eclipse Resources Corporation

2121 Old Gatesburg Road, Suite 110

State College, Pennsylvania 16803

Members of the Board:

We understand that Eclipse Resources Corporation (“Eclipse”), Eclipse Merger Sub Inc., a wholly-owned subsidiary of Eclipse (“Merger Sub”), and Blue Ridge Mountain Resources, Inc. (“BRMR”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into BRMR (the “Merger”) in a transaction in which each outstanding share of common stock, par value $0.01 per share, of BRMR (“BRMR Common Stock”), other than shares of BRMR Common Stock held by BRMR, Eclipse, Merger Sub or any subsidiary of BRMR, Eclipse or Merger Sub, all of which shares will be canceled, or as to which dissenters rights have been properly exercised and perfected, will be converted into the right to receive 4.4259 (the “Exchange Ratio”) shares of common stock, par value $0.01 per share, of Eclipse (“Eclipse Common Stock”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Exchange Ratio set forth in the Merger Agreement is fair, from a financial point of view, to Eclipse.

In arriving at our opinion, we have, among other things:

(i)	reviewed a draft dated August 22, 2018 of the Merger Agreement;

(ii)	reviewed certain publicly available financial and other information about Eclipse and BRMR;

(iii)	reviewed certain information furnished to us by Eclipse’s management, including financial forecasts and analyses, relating to the business, operations and prospects of Eclipse;

(iv)

reviewed certain information furnished to us (a) by Eclipse’s management, including financial forecasts and analyses, relating to the business, operations and prospects of BRMR, and (b) by BRMR’s management relating to the business, operations and prospects of BRMR;

(v)	held discussions with members of senior management of Eclipse concerning the matters described in clauses (ii), (iii) and (iv) above;

(vi)	reviewed the relative contributions of Eclipse and BRMR to the combined company on a pro forma basis;

(vii)

reviewed the share trading price history and valuation multiples for the Eclipse Common Stock and the BRMR Common Stock and compared them with those of certain publicly traded companies that we deemed relevant; and

(viii)	conducted such other financial studies, analyses and investigations as we deemed appropriate.

In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by Eclipse or BRMR or that was publicly available to us (including, without limitation, the information described above), or that was otherwise reviewed by us. We have relied on assurances of the management of Eclipse that it is not aware of any facts or circumstances that would make such information inaccurate or misleading. In our review, we did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did we conduct a physical inspection of any of the properties or facilities of, Eclipse or BRMR, nor have we been furnished with any such evaluations or appraisals, nor do we assume any responsibility to obtain any such evaluations or appraisals.

With respect to the financial forecasts provided to and examined by us, we note that projecting future results of any company is inherently subject to uncertainty. Eclipse has informed us, and we have assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Eclipse as to the future financial performance of each of Eclipse and BRMR. We express no opinion as to such financial forecasts or the assumptions on which they are made.

Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

We have made no independent investigation of any legal, regulatory, accounting or tax matters affecting Eclipse or BRMR, and we have assumed the correctness in all respects material to our analysis of all legal, regulatory, accounting and tax advice given to Eclipse and its Board of Directors, including, without limitation, advice as to the legal, regulatory, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement to Eclipse. In addition, in preparing this opinion, we have not taken into account any tax consequences of the transaction to any holder of Eclipse Common Stock. You have advised us that the Merger will qualify as a tax-free reorganization for federal income tax purposes. We have assumed that the final form of the Merger Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement, without waiver, modification or amendment of any term, condition or agreement and in compliance with all applicable laws, documents and other requirements and that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Eclipse, BRMR or the contemplated benefits of the Merger.

It is understood that our opinion is for the use and benefit of the Board of Directors of Eclipse (in its capacity as such) in its consideration of the Merger, and our opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to Eclipse, nor does it address the underlying business decision by Eclipse to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein. Our opinion does not constitute a recommendation as to how or whether any holder of Eclipse Common Stock should consent, vote or act with respect to the issuance of shares of Eclipse Common Stock pursuant to the Merger Agreement, the Parent Charter Amendment (as defined in the Merger Agreement) or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Eclipse. We express no opinion as to the price at which shares of Eclipse Common Stock will trade at any time. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any officers, directors or employees of any parties to the Merger, or any class of such persons, in connection with the Merger, whether relative to the Exchange Ratio or otherwise. Our opinion has been authorized by the Fairness Committee of Jefferies LLC.

2

We have been engaged by Eclipse to act as financial advisor to Eclipse in connection with the Merger and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and a significant portion of which is payable contingent upon consummation of the Merger. We also will be reimbursed for expenses incurred. Eclipse has agreed to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement. We have, in the past, provided financial advisory and financing services to Eclipse and certain portfolio companies of funds managed by EnCap Investments L.P., affiliates of which collectively beneficially own a majority of the outstanding shares of Eclipse Common Stock, and have received fees for the rendering of such services. We maintain a market in the securities of Eclipse and, in the ordinary course of our business, we and our affiliates may trade or hold securities of Eclipse or BRMR and/or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities. In addition, we may seek to, in the future, provide financial advisory and financing services to Eclipse, BRMR or entities that are affiliated with Eclipse or BRMR, for which we would expect to receive compensation. Except as otherwise expressly provided in our engagement letter with Eclipse, our opinion may not be used or referred to by Eclipse, or quoted or disclosed to any person in any manner, without our prior written consent.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio set forth in the Merger Agreement is fair, from a financial point of view, to Eclipse.

Very truly yours,

/s/ Jefferies LLC

JEFFERIES LLC

3

ANNEX C

745 Seventh Avenue New York, NY 10019 United States

CONFIDENTIAL

August 22, 2018

Board of Directors

Blue Ridge Mountain Resources, Inc.

122 West John Carpenter Freeway, Suite 300

Irving, TX 75039

Members of the Board of Directors:

We understand that Blue Ridge Mountain Resources, Inc. (the “Company”) intends to enter into a transaction (the “Proposed Transaction”) with Eclipse Resources Corporation (“Parent”) and Everest Merger Sub Inc., a newly formed wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Parent will acquire all of the issued and outstanding shares of common stock of the Company by means of a merger of Merger Sub with and into the Company with the Company surviving (the “Merger”). In the Merger, each issued and outstanding share of common stock of the Company will be converted into the right to receive 4.4259 shares of common stock of Parent (the “Exchange Ratio”). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger by and among Parent, Merger Sub and the Company, dated the date hereof (the “Agreement”). We understand that in connection with the Merger, Parent intends to secure a new revolving credit facility commitment to increase the borrowing base of the combined company on a pro forma basis. The summary of the Proposed Transaction set forth above is qualified in its entirety by the terms of the Agreement.

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company’s stockholders of the Exchange Ratio to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction or the likelihood of consummation of the Proposed Transaction. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the consideration to be offered to the stockholders of the Company in the Proposed Transaction. Our opinion does not address the relative merits of the Proposed Transaction as compared to any other transaction or business strategy in which the Company might engage.

In arriving at our opinion, we reviewed and analyzed: (1) a draft of the Agreement, dated as of August 21, 2018, and the specific terms of the Proposed Transaction; (2) the form of voting agreement to be entered into by the Company and certain of Parent’s stockholders; (3) the form of voting agreement to be entered into by Parent and certain of the Company’s stockholders; (4) a summary of the proposed terms of the revolver commitment to be entered into by and between Parent and its financing sources (the “Revolver Commitment”); (5) such publicly available information concerning the Company and Parent that we believe to be relevant to our analysis, including Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and Quarterly Reports on Form 10-Q for the fiscal periods ended March 31, 2018 and June 30, 2018 and the audited consolidated financial statements of the Company and its subsidiaries for the fiscal year ended December 31, 2017 and the unaudited consolidated financial statements of the Company and its subsidiaries for the fiscal periods ended March 31, 2018 and June 30, 2018; (6) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections on a stand-alone and pro forma basis prepared by management of the Company; (7) financial and operating information with respect to the business, operations and prospects of Parent, prepared by management of Parent and furnished to us by the Company, including financial projections of Parent prepared by management of Parent as adjusted by management of the Company; (8) estimates of proved, probable and possible oil and gas reserves and resources prepared by management of the Company (the “Company Resources Estimates”) and furnished to us by the Company; (9) estimates of proved, probable and possible oil and gas reserves and resources as prepared by the management of Parent and as adjusted by management of the Company and furnished to us by the Company (such adjusted estimates, the “Parent Resources Estimates”); (10) published third party engineer reports of proved, probable and possible oil and gas reserves and resources of the Company and Parent; (11) a trading history of the Company’s common stock from August 16, 2017 to August 16, 2018 and a comparison of that trading history with those of other companies that we deemed relevant; (12) a trading history of Parent’s common stock from August 16, 2017 to August 16, 2018 and a comparison of that trading history with those of certain other companies that we deemed relevant; (13) a comparison of the historical financial results and present financial condition of the Company and Parent with each other and with those of other companies that we deemed relevant; (14) the pro forma impact of the Proposed Transaction on the future financial performance of the combined company, including cost savings, operating synergies and other strategic benefits expected by the management of the Company to result from a combination of the businesses (the “Expected Synergies”); (15) published estimates of independent research analysts with respect to the future financial performance and price targets of Parent; (16) the relative contributions of the Company and Parent to the historical and future financial performance of the combined company on a pro forma basis; (17) commodity price assumptions and the outlook for future commodity prices published by independent information service providers (the “Pricing Assumptions”); (18) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant and (19) an analysis of the Company’s liquidity profile on a stand-alone and pro forma basis. In addition, we have had discussions with the management of the Company and Parent concerning their respective businesses, operations, assets, liabilities, financial conditions and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon the advice and direction of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company on a stand-alone and pro forma basis and that the Company will perform substantially in accordance with such projections. With respect to the Company Resources Estimates, we have discussed this report with the management of the Company and upon the advice and at the direction of the Company, we have assumed that the Company Resources Estimates is a reasonable basis on which to evaluate the Company’s oil and gas resources. With respect to the financial projections of Parent, upon the advice and at the direction of the Company, we have assumed that the projections prepared by management of Parent have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Parent as to the future financial performance of Parent and that the adjustments by management of the Company to such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of management of the Company as to the future financial performance of Parent, and that Parent will perform substantially in accordance with such adjusted projections. With respect to the Parent Resources Estimates, we have discussed this report with the management of the Company and upon the advice and at the direction of the Company, we have assumed that the Parent Resources Estimates is a reasonable basis on which to evaluate Parent’s oil and gas resources, and that the adjustments by management of the Company reflected in the Parent Resources Estimates have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of management of the

Company as to Parent’s oil and gas resources. Furthermore, upon the advice and at the direction of the Company, we have assumed that the amounts and timing of the Expected Synergies are reasonable and that the Expected Synergies will be realized in accordance with such estimates. Upon the advice and at the direction of the Company, we have also assumed that the Pricing Assumptions are a reasonable basis on which to evaluate the future commodity pricing environment. We assume no responsibility for and we express no view as to any such projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company’s business. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter. We express no opinion as to the prices at which shares of common stock of the Company or shares of common stock of Parent would trade following the announcement of the Proposed Transaction or as to the prices at which shares of common stock of Parent would trade following consummation of the Proposed Transaction. Our opinion should not be viewed as providing any assurance that the market value of the shares of common stock of Parent to be held by the stockholders of the Company after the consummation of the Proposed Transaction will be in excess of the market value of common stock of the Company owned by such stockholders at any time prior to the announcement or consummation of the Proposed Transaction.

We have assumed that the executed Agreement will conform in all material respects to the draft reviewed by us. In addition, we have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. We have also assumed, upon the advice and at the direction of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Agreement and that the Proposed Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We have also assumed that documentation for the Revolver Commitment will be executed and that the Revolver Commitment will be consummated on substantially the same terms as the proposed terms we reviewed. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Exchange Ratio to be offered to the stockholders of the Company in the Proposed Transaction is fair to such stockholders.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive fees for our services a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. We have performed various investment banking services for the Company and Parent in the past, and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. However, in the past two years we have not performed any investment banking services for either the Company or Parent.

Barclays Capital Inc., its subsidiaries and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company and Parent for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to, or whether to accept the consideration to be offered to the stockholders in connection with, the Proposed Transaction.

Very truly yours,

/s/ Barclays Capital Inc.
BARCLAYS CAPITAL INC.

ANNEX D

Section 262 of the Delaware General Corporation Law

§ 262 Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title ), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX E

VOTING AGREEMENT

This VOTING AGREEMENT, dated as of August 25, 2018 (this “Agreement”), is entered into by and among Eclipse Resources Corporation, a Delaware corporation (“Parent”), Blue Ridge Mountain Resources, Inc., a Delaware corporation (the “Company”), EnCap Energy Capital Fund VIII, L.P., EnCap Energy Capital Fund VIII Co-Investors, L.P. and EnCap Energy Capital Fund IX, L.P. (collectively, the “EnCap Stockholders”). Parent, the Company, and the EnCap Stockholders are each sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, each of the EnCap Stockholders is the beneficial or record owner of such number of shares of common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”) as is indicated opposite each such EnCap Stockholder’s name on Schedule A attached hereto;

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Everest Merger Sub Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (such agreement, as amended from time to time, the “Merger Agreement”), that provides, among other things, for the merger of Merger Sub with and into the Company, pursuant to which the Company will be the surviving corporation (such transaction and each other act or transaction contemplated by the Merger Agreement collectively, the “Merger”);

WHEREAS, contemporaneously with the execution and delivery of the Merger Agreement, and as an inducement to Parent’s and the Company’s willingness to enter into the Merger Agreement, the EnCap Stockholders have executed and delivered to Parent and the Company a written consent approving the Parent Stock Issuance and the Parent Charter Amendment attached hereto as Exhibit A (the “EnCap Written Consent”), which written consent constitutes the Parent Stockholder Approval;

WHEREAS, as a condition and a further inducement to Parent’s and the Company’s willingness to enter into the Merger Agreement, Parent and the Company have required that the EnCap Stockholders agree, and the EnCap Stockholders have agreed, to enter into this Agreement with respect to all Parent Common Stock that the EnCap Stockholders Beneficially Own (as defined below); and

WHEREAS, Parent and the Company desire that the EnCap Stockholders agree, and the EnCap Stockholders are willing to agree, subject to the limitations herein, not to Transfer (as defined below) any of their Subject Securities (as defined below), and to vote, or deliver written consents with respect to, their Subject Securities in a manner so as to facilitate consummation of the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

AGREEMENT

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms in all of their tenses, cases, and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

(a) “Beneficially Own” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance). For the avoidance of doubt, Beneficially Own shall also include record ownership of securities.

(b) “Beneficial Owners” shall mean Persons who Beneficially Own the referenced securities.

(c) “Expiration Time” shall mean the earliest to occur of (i) the Effective Time, (ii) such date and time as the Merger Agreement shall be terminated pursuant to Article VIII thereof, or (iii) the termination of this Agreement by mutual written consent of the Parties.

(d) “Permitted Transfer” shall mean, in each case, with respect to each EnCap Stockholder, so long as (i) such Transfer is in accordance with applicable Law and such EnCap Stockholder is, and at all times has been, in compliance with this Agreement and (ii) any Transfer of Subject Securities by the EnCap Stockholder to another Person, so long as such Person, in connection with, and prior to, such Transfer, executes a joinder to this Agreement, in form and substance reasonably acceptable to Parent and the Company, pursuant to which such Person agrees to become a party to this Agreement and be subject to the restrictions and obligations applicable to such EnCap Stockholder and otherwise become a party for all purposes of this Agreement; provided that no such Transfer shall relieve the transferring EnCap Stockholder from its obligations under this Agreement (A) if less than all of such EnCap Stockholder’s Parent Common Stock is transferred, other than with respect to the Parent Common Stock transferred in accordance with the foregoing provisions, or (B) if, following the transfer of all of such EnCap Stockholder’s Parent Common Stock in accordance with the foregoing provisions, such EnCap Stockholder subsequently acquires or reacquires Beneficial Ownership of any Parent Common Stock.

(e) “Subject Securities” shall mean, collectively, shares of Parent Common Stock and New Parent Common Stock.

(f) “Transfer” means (a) any direct or indirect offer, sale, tender pursuant to a tender or exchange offer, lease, assignment, encumbrance, loan, pledge, grant of a security interest, hypothecation (including by gift or by contribution or distribution to any trust or similar instrument or to any beneficiaries of the EnCap Stockholder), disposition, or other transfer (including by merger, consolidation or otherwise by operation of law), either voluntary or involuntary, or entry into any contract, option, or other arrangement or understanding with respect to any offer, sale, tender pursuant to a tender or exchange offer, lease, assignment, encumbrance, loan, pledge, hypothecation (including by gift or by contribution or distribution to any trust or similar instrument or to any beneficiaries of the EnCap Stockholder), disposition, or other transfer (including by merger, consolidation or otherwise by operation of law ), of any capital stock or interest in any capital stock (or any security convertible into or exchangeable for such capital stock), including in each case through the transfer of any Person or any interest in any Person or (b) in respect of any capital stock or interest in any capital stock, to enter into any swap or any other agreement, transaction, or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such swap, agreement, transaction, or series of transactions is to be settled by delivery of securities, in cash, or otherwise. For purposes of this Agreement, “capital stock” shall include interests in a partnership or limited liability company.

2. Agreement to Retain Subject Securities.

(a) Transfer and Encumbrance of Subject Securities. Other than a Permitted Transfer, hereafter until the Expiration Time, each EnCap Stockholder agrees that it shall not, with respect to any Subject Securities Beneficially Owned by such EnCap Stockholder, (a) Transfer any such Subject Securities, or (b) deposit any such Subject Securities into a voting trust or enter into a voting agreement or arrangement with respect to such Subject Securities or grant any proxy (except as otherwise provided herein or to grant a revocable proxy to Parent’s proxy holders to vote or cause to be voted the Subject Securities in accordance with this Agreement) or power of attorney with respect thereto.

(b) Injunction. Notwithstanding anything to the contrary in this Agreement, if at any time following the date hereof and prior to the Expiration Time a Governmental Entity of competent jurisdiction enters an order restraining, enjoining, or otherwise prohibiting the EnCap Stockholders or their Affiliates from (a) consummating the transactions contemplated by the Merger Agreement or (b) taking any action pursuant to Section 3 or Section 4, then (i) the obligations of each EnCap Stockholder set forth in Section 3 and the irrevocable proxy and power of attorney in Section 4 shall be of no force and effect for so long as such order is in effect and, in the case of clause (b), solely to the extent such order restrains, enjoins, or otherwise prohibits such EnCap Stockholder from taking any such action, and (ii) for so long as such order is in effect, each EnCap Stockholder shall cause the Subject Securities to not be represented in person or by proxy at any meeting at which a vote of such EnCap Stockholder on the Merger is requested. Notwithstanding anything to the contrary in this Section 2(b), the restrictions set forth in Section 2(a) shall continue to apply with respect to the Subject Securities until the Expiration Time.

(c) Additional Purchases; Adjustments. Each EnCap Stockholder agrees that any shares of Parent Common Stock and any other shares of capital stock or other equity of Parent that such EnCap Stockholder purchases or otherwise acquires (including pursuant to a stock split, reverse stock split, stock dividend or distribution or any change in Parent Common Stock by reason of a merger, reorganization, recapitalization, reclassification, combination, exchange of shares, or similar transaction) or with respect to which such Parent Stockholder otherwise acquires voting power after the execution of this Agreement and prior to the Expiration Time (the “New Parent Common Stock”) shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Parent Common Stock, and such EnCap Stockholder shall promptly notify Parent and the Company of the existence of any New Parent Common Stock.

(d) Unpermitted Transfers; Involuntary Transfers. Any Transfer or attempted Transfer of any Subject Securities in violation of this Section 2 shall, to the fullest extent permitted by Law, be null and void ab initio. If any involuntary Transfer of any of such EnCap Stockholder’s Subject Securities shall occur, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Securities subject to all of the restrictions, liabilities, and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.

3. Agreement to Vote and Approve. Each EnCap Stockholder (i) confirms that it has irrevocably and unconditionally executed and delivered to Parent and the Company the EnCap Written Consent with respect to all of the shares of Parent Common Stock indicated on Schedule A hereto opposite such EnCap Stockholder’s name, and (ii) represents and warrants to Parent and the Company that the EnCap Written Consent is valid and effective as of the execution and delivery of the Merger Agreement by each of the parties thereto. From and after the date hereof until the Expiration Time, each EnCap Stockholder irrevocably and unconditionally agrees that:

(a) such EnCap Stockholder will not revoke or seek to revoke the EnCap Written Consent or take or seek to take any other action that would cause the EnCap Written Consent to be invalid or ineffective or otherwise not to constitute the Parent Stockholder Approval;

(b) at any meeting of the stockholders of Parent called with respect to any of the following matters, and at every adjournment or postponement thereof, each EnCap Stockholder (A) shall appear at each such meeting or otherwise cause the Subject Securities that the EnCap Stockholder Beneficially Owns to be counted as present thereat for purposes of establishing a quorum and (B) shall, and shall cause each holder of record on any applicable record date to (including via proxy), vote all of the Subject Securities the EnCap Stockholder Beneficially Owns in favor of (1) the Parent Stock Issuance and the Parent Charter Amendment, and (2) any proposal to adjourn or postpone such meeting of stockholders of Parent to a later date if there are not sufficient votes to adopt such proposals; and

(c) at any meeting of the stockholders of Parent called with respect to any of the following matters, and at every adjournment or postponement thereof, and on any action or approval by written consent of the stockholders of Parent with respect to any of the following matters, each EnCap Stockholder (A) shall appear at each such meeting or otherwise cause the Subject Securities that the EnCap Stockholder

Beneficially Owns to be counted as present thereat for purposes of establishing a quorum and (B) shall, and shall cause each holder of record on any applicable record date to (including via proxy), vote the Subject Securities that the EnCap Stockholder Beneficially Owns against (1) any action or agreement that would reasonably be expected to result in any condition to the consummation of the Merger set forth in Article VII of the Merger Agreement not being satisfied, (2) any Parent Competing Proposal, (3) any action which could reasonably be expected to prevent, impede, interfere with, discourage, delay, postpone, or materially adversely affect the consummation of the transactions contemplated by the Merger Agreement, including the Merger, or dilute, in any material respect, the benefit of the transactions contemplated thereby to the Company or to the Company’s stockholders, and (4) any action which could reasonably be expected to result in a breach of any representation, warranty, covenant, or agreement of Parent or Merger Sub in the Merger Agreement.

4. Irrevocable Proxy. By execution of this Agreement, each EnCap Stockholder hereby appoints and constitutes the Company, until the Expiration Time (at which time this proxy shall automatically be revoked), with full power of substitution and resubstitution, as such EnCap Stockholder’s true and lawful attorney-in-fact and proxy (which proxy is irrevocable and is coupled with an interest, pursuant to Section 212(e) of the DGCL), to the fullest extent of such EnCap Stockholder’s rights with respect to the Subject Securities Beneficially Owned by such EnCap Stockholder, to vote (or exercise a written consent with respect to) such Subject Securities solely with respect to the matters set forth in Section 3 hereof and each EnCap Stockholder shall retain the authority to vote its Subject Securities on all other matters; provided, however, that the foregoing shall only be effective if such EnCap Stockholder fails to be counted as present, to consent, or to vote such EnCap Stockholder’s Subject Securities, as applicable, in accordance with this Agreement.

5. Representations and Warranties of the EnCap Stockholders. Each EnCap Stockholder hereby severally, but not jointly, represents and warrants to each of Parent and the Company as follows:

(a) Due Authority. Such EnCap Stockholder has the full power and authority to make, enter into, and carry out the terms of this Agreement, to execute and deliver the EnCap Written Consent and to grant the irrevocable proxy as set forth in Section 4 hereof. This Agreement and the EnCap Written Consent have been duly authorized, and no other action on the part of such EnCap Stockholder is necessary to authorize the execution and delivery of this Agreement or the EnCap Written Consent by such EnCap Stockholder. This Agreement and the EnCap Written Consent have been validly executed and delivered by such EnCap Stockholder, and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes a valid and binding agreement of such EnCap Stockholder enforceable against it in accordance with its terms.

(b) Ownership of the Parent Common Stock. As of the date hereof, such EnCap Stockholder (a) Beneficially Owns the shares of Parent Common Stock indicated on Schedule A hereto opposite such EnCap Stockholder’s name, free and clear of any and all Encumbrances, other than those created by this Agreement, and (b) has sole voting power over all of the shares of Parent Common Stock Beneficially Owned by such EnCap Stockholder. As of the date hereof, such EnCap Stockholder does not Beneficially Own any capital stock or other securities of Parent other than the shares of Parent Common Stock set forth on Schedule A opposite such EnCap Stockholder’s name. As of the date hereof, such EnCap Stockholder does not Beneficially Own any rights to purchase or acquire any shares of capital stock of Parent.

(c) No Conflict; Consents.

(i) The execution and delivery of this Agreement and the EnCap Written Consent by such EnCap Stockholder do not, and the performance by such EnCap Stockholder of its obligations under this Agreement and the compliance by such EnCap Stockholder with any provisions hereof do not and will not: (i) conflict with or violate any Law applicable to such EnCap Stockholder; (ii) violate any provision of the certificate of incorporation or bylaws or similar organizational or governing documents of the EnCap Stockholder; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration, or cancellation of, or result in the creation of an Encumbrance on any of the shares of Parent Common Stock Beneficially Owned by such EnCap Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which such EnCap Stockholder or an Affiliate is a party or by which such EnCap Stockholder or an Affiliate is bound.

(ii) No consent, approval, order, or authorization of, or registration, declaration, or filing with, any Governmental Entity or any other Person, is required by or with respect to such EnCap Stockholder or an Affiliate in connection with the execution and delivery of this Agreement or the EnCap Written Consent or the performance by such EnCap Stockholder of its obligations hereunder.

(d) Absence of Litigation. There is no Proceeding pending against, or, to the knowledge of such EnCap Stockholder, threatened against or affecting, such EnCap Stockholder or an Affiliate that could reasonably be expected to materially impair or materially adversely affect the ability of such EnCap Stockholder to perform such EnCap Stockholder’s obligations hereunder on a timely basis.

6. Termination. This Agreement shall terminate immediately at, and shall have no further force or effect as of and following, the Expiration Time, provided, however, that the termination of this Agreement shall not relieve any Party from any liability for any inaccuracy in or breach of any representation, warranty, or covenant contained in this Agreement.

7. Notice of Certain Events. Each EnCap Stockholder shall notify Parent and the Company in writing promptly of (a) any fact, event, or circumstance that would cause, or reasonably be expected to cause or constitute, a breach in any material respect of the representations and warranties of such EnCap Stockholder under this Agreement and (b) the receipt by such EnCap Stockholder of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement or the EnCap Written Consent; provided, however, that the delivery of any notice pursuant to this Section 7 shall not limit or otherwise affect the remedies available to any Party.

8. No Solicitation. Except as expressly permitted by Section 6.4 of the Merger Agreement, from and after the date of this Agreement until the Effective Time or if earlier the termination of the Merger Agreement in accordance with Article VIII thereof, each EnCap Stockholder agrees that it will not, and will use its reasonable best efforts to cause its Representatives not to, directly or indirectly, initiate, solicit, propose, knowingly encourage, or knowingly facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to result in, a Parent Competing Proposal.

9. Waiver of Certain Actions. Each EnCap Stockholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, the Company, or any of their respective Subsidiaries or successors (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement, the EnCap Written Consent or the Merger Agreement (including any claim seeking to enjoin or delay the Closing) or (b) alleging a breach of any duty of the board of directors of the Company or of Parent in connection with the Merger Agreement, this Agreement, or the transactions contemplated thereby or hereby.

10. Miscellaneous.

(a) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases, or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business, and other purposes of such invalid or unenforceable term or provision.

(b) Successors and Assigns. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of both of Parent and the Company. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and permitted assigns.

(c) Amendments and Modifications. No provision of this Agreement may be amended or modified unless such amendment or modification is in writing and signed by (a) Parent, (b) the Company and (c) each of the EnCap Stockholders. No failure or delay by any Party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

(d) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), transmitted by email (notice deemed given upon confirmation of receipt), or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(i) if to Parent, to:

Eclipse Resources Corporation

2121 Old Gatesburg Road, Suite 110

State College, Pennsylvania 16803

Attention:         General Counsel

E-mail:             chulburt@eclipseresources.com

with a required copy to (which copy shall not constitute notice):

Norton Rose Fulbright US LLP

2200 Ross Avenue, Suite 3600

Dallas, Texas 75201

Attention:        Bryn A. Sappington

Paul S.             Conneely

E-mail:             bryn.sappington@nortonrosefulbright.com

                         paul.conneely@nortonrosefulbright.com

(ii) if to the Company, to:

Blue Ridge Mountain Resources, Inc.

122 West John Carpenter Freeway, Suite 300

Irving, Texas 75039

Attention:         General Counsel

E-mail:             pjohnston@brmresources.com

with a required copy to (which copy shall not constitute notice):

Bracewell LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002

Attention:         Charles H. Still, Jr.

E-mail:             charles.still@bracewell.com

(iii) if to any EnCap Stockholder, to:

EnCap Investments, L.P.

1100 Louisiana Street, Suite 4900

Houston, Texas 77002

Attention:         Mark Burroughs

E-mail:             mburroughs@encapinvestments.com

with a required copy to (which copy shall not constitute notice):

Vinson & Elkins LLP

1001 Fannin Street, Suite 2500

Houston, Texas 77002

Attention:         W. Matthew Strock

                           Steven M. Gill

E-mail:              mstrock@velaw.com

                           sgill@velaw.com

or to such other address as any Party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective upon receipt.

(e) Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to any choice of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any other jurisdiction.

(f) Submission to Jurisdiction. Each of the Parties agrees that it shall bring any action or proceeding in respect of any claim arising under or relating to this Agreement or the transactions contemplated by this Agreement exclusively in the Court of Chancery of the State of Delaware (or if such court declines to accept jurisdiction over a particular matter, any state or federal court located within the State of Delaware) (the “Chosen Courts”) and, solely in connection with such claims, (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to the laying of venue in any such action or proceeding in the Chosen Courts, (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party, and (d) agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10(d) or in such other manner as may be permitted by Law shall be valid and sufficient service thereof. The consent to jurisdiction set forth in this Section 10(f) shall not constitute a general consent to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 10(f). The Parties agree that a final judgment in any such suit, action, or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(g) Enforcement. The Parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the Parties. Prior to the termination of this Agreement pursuant to Section 6, it is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 10(g), this being in addition to any other remedy to which they are entitled under the terms of this Agreement at Law or in equity.

(h) No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

(i) WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE

COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE MERGER AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (C) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10(i).

(j) Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

(k) Counterparts. This Agreement may be executed in two or more counterparts, including via facsimile or email in “portable document format” (“.pdf”) form transmission, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the Company, Parent and the EnCap Stockholder, it being understood that all parties need not sign the same counterpart.

(l) No Agreement Until Executed. This Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement, or understanding between the Parties unless and until (a) the Merger Agreement is executed and delivered by all parties thereto, and (b) this Agreement is executed and delivered by the Parties.

(m) Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense, whether or not the Merger is consummated.

(n) Action in EnCap Stockholder Capacity Only. No Person executing this Agreement (or designee or Representative of such Person) who has been, is, or becomes during the term of this Agreement a director or officer of Parent shall be deemed to make any agreement or understanding in this Agreement in such Person’s capacity as a director or officer of Parent. The Parties acknowledge and agree that this Agreement is entered into by the EnCap Stockholders solely in their capacity as the Beneficial Owners of shares of Parent Common Stock and nothing in this Agreement shall (a) restrict in any respect any actions taken by the EnCap Stockholders or their designees or Representatives who are a director or officer of Parent solely in his or her capacity as a director or officer of Parent or (b) be construed to prohibit, limit, or restrict such EnCap Stockholder or its designees or Representatives from exercising his or her fiduciary duties as a director or officer of Parent. For the avoidance of doubt, nothing in this Section 10(n) shall in any way modify, alter, or amend any of the terms of the Merger Agreement.

(o) Obligation to Update Schedule A. Each EnCap Stockholder agrees that in connection with any acquisitions or Transfers (to the extent permitted) of Subject Securities by such EnCap Stockholder, such EnCap Stockholder will, as promptly as practicable following the completion thereof, notify Parent and the Company in writing of such acquisition or Transfer and the Parties will update Schedule A to reflect the effect of such acquisition or Transfer.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement by their authorized representatives as of the date first above written.

ECLIPSE RESOURCES CORPORATION

By:	/s/ Benjamin W. Hulburt
Name:	Benjamin W. Hulburt
Title:	Chairman, President and Chief Executive Officer

BLUE RIDGE MOUNTAIN RESOURCES, INC.

By:	/s/ John K. Reinhart
Name:	John K. Reinhart
Title:	President and Chief Executive Officer

[Signature Page to Voting Agreement – 1 of 2]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement by their authorized representatives as of the date first above written.

ENCAP ENERGY CAPITAL FUND VIII, L.P.

By:	EnCap Equity Fund VIII GP, L.P., its general partner

By:	EnCap Investments L.P., its general partner

By:	EnCap Investments GP, L.L.C., its general partner

By:	/s/ Robert L. Zorich
Name:	Robert L. Zorich
Title:	Managing Partner

ENCAP ENERGY CAPITAL FUND VIII Co-Investors, L.P.

By:	EnCap Equity Fund VIII GP, L.P., its general partner

By:	EnCap Investments L.P., its general partner

By:	EnCap Investments GP, L.L.C, its general partner

By:	/s/ Robert L. Zorich
Name:	Robert L. Zorich
Title:	Managing Partner

ENCAP ENERGY CAPITAL FUND IX, L.P.

By:	EnCap Equity Fund IX GP, L.P., its general partner

By:	EnCap Investments L.P., its general partner

By:	EnCap Investments GP, L.L.C, its general partner

By:	/s/ Robert L. Zorich
Name:	Robert L. Zorich
Title:	Managing Partner

[Signature Page to Voting Agreement – 2 of 2]

SCHEDULE A

Parent Stockholder	Number of Shares of Parent Common Stock Owned of Record
EnCap Energy Capital Fund VIII, L.P.	59,687,619
EnCap Energy Capital Fund VIII Co-Investors, L.P.	40,420,114
EnCap Energy Capital Fund IX, L.P.	72,847,294

[Schedule A to Voting Agreement]

EXHIBIT A

Written Consent of EnCap Stockholders

(See attached)

[Exhibit A to Voting Agreement]

WRITTEN CONSENT OF STOCKHOLDERS

OF ECLIPSE RESOURCES CORPORATION

IN LIEU OF A MEETING OF STOCKHOLDERS

August 25, 2018

The undersigned stockholders (collectively, the “Stockholders”), being the holders of a majority of the issued and outstanding shares of common stock of Eclipse Resources Corporation, a Delaware corporation (the “Company”), hereby consent in writing, pursuant to Section 228 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), and as authorized by Section 2.14 of the Amended and Restated Bylaws of the Company, to the following actions and adoption of the following resolutions by written consent in lieu of a meeting of stockholders of the Company:

WHEREAS, the Company intends to enter into an Agreement and Plan of Merger in the form attached hereto as Exhibit A (the “Merger Agreement”) among the Company, Everest Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of the Company (the “Merger Sub”), and Blue Ridge Mountain Resources, Inc., a Delaware corporation (“Blue Ridge”);

WHEREAS, pursuant to the Merger Agreement, subject to the terms and conditions set forth therein, the Merger Sub will merge with and into Blue Ridge (the “Merger”), with Blue Ridge surviving the Merger as a wholly owned subsidiary of the Company, and, upon consummation of the Merger, each share of Blue Ridge’s common stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) (excluding any Excluded Shares or Dissenting Shares (as such terms are defined in the Merger Agreement)) will be converted into the right to receive from the Company 4.4259 validly issued, fully-paid, and nonassessable shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), subject to adjustment prior to the Effective Time to give effect to the reverse stock split contemplated by the Second Amended and Restated Certificate of Incorporation (as defined below) pursuant to Section 3.1(c) of the Merger Agreement (the issuances of shares of Common Stock pursuant to the Merger Agreement being referred to herein collectively as the “Stock Issuance”);

WHEREAS, pursuant to Section 6.22 of the Merger Agreement, the Amended and Restated Certificate of Incorporation of the Company is to be amended and restated, effective as of immediately prior to the Effective Time to be in the form attached hereto as Exhibit B (the “Second Amended and Restated Certificate of Incorporation”);

WHEREAS, the Board of Directors of the Company (the “Board”), at a meeting duly called, has unanimously: (i) determined that the Merger Agreement and the transactions contemplated hereby, including the Stock Issuance pursuant to the Merger Agreement, and the Second Amended and Restated Certificate of Incorporation, are fair to, and in the best interests of, the Company and its stockholders; (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Stock Issuance, and the Second Amended and Restated Certificate of Incorporation; (iii) directed that the approval of the Stock Issuance and the Second Amended and Restated Certificate of Incorporation be submitted to the stockholders of the Company; and (iv) resolved to recommend that the stockholders of the Company approve the Stock Issuance and approve and adopt the Second Amended and Restated Certificate of Incorporation;

WHEREAS, the approval of the Stock Issuance by the holders of a majority of the shares of Common Stock is required pursuant to the rules of the New York Stock Exchange (the “NYSE”);

WHEREAS, the undersigned Stockholders are the holders of an aggregate of 172,955,027 shares of Common Stock, which comprises approximately 57.2% of the issued and outstanding shares of Common Stock, as of the date hereof; and

WHEREAS, the undersigned Stockholders desire to approve the Stock Issuance and approve and adopt the Second Amended and Restated Certificate of Incorporation.

NOW, THEREFORE, BE IT RESOLVED, that the Stock Issuance is hereby approved, and the Second Amended and Restated Certificate of Incorporation is hereby approved and adopted (subject to the Board’s authority to abandon the Second Amended and Restated Certificate of Incorporation if the Merger Agreement is terminated in accordance with its terms), in each case in all respects by the undersigned Stockholders, and each undersigned Stockholder hereby consents thereto with respect to all of the shares of Common Stock held by such Stockholder as of the date hereof, including, for the avoidance of doubt, for all purposes of the rules of the NYSE, including Rule 312.03 of the NYSE Listed Company Manual;

FURTHER RESOLVED, that this Written Consent shall become effective in accordance with DGCL Section 228(c) immediately at the earliest time that the following two events have both occurred: (i) the execution and delivery to the Company of this Written Consent by each of the undersigned Stockholders and (ii) the execution and delivery of the Merger Agreement by the Company, the Merger Sub, and Blue Ridge; and

FURTHER RESOLVED, that the President and Chief Executive Officer, the Executive Vice President and Chief Financial Officer, the Executive Vice President, Secretary and General Counsel of the Company, or anyone appointed by them, be, and each of them with full authority to act without the others hereby is, authorized and empowered to deliver this Written Consent to the Company and to take all other actions required of the Company to effect the intent of these resolutions.

This Written Consent shall be filed with the minutes of the meetings of the stockholders of the Company and shall be treated for all purposes as action taken at a meeting of such stockholders.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned Stockholders have executed this Written Consent as of the date first set forth above.

ENCAP ENERGY CAPITAL FUND VIII, L.P.

By:	EnCap Equity Fund VIII GP, L.P., its general partner

By:	EnCap Investments L.P., its general partner

By:	EnCap Investments GP, L.L.C, its general partner

By:	/s/ Robert L. Zorich
Name:	Robert L. Zorich
Title:	Managing Partner

ENCAP ENERGY CAPITAL FUND VIII CO-INVESTORS, L.P.

By:	EnCap Equity Fund VIII GP, L.P.,
its general partner

By:	EnCap Investments L.P.,
its general partner

By:	EnCap Investments GP, L.L.C,
its general partner

By:	/s/ Robert L. Zorich
Name:	Robert L. Zorich
Title:	Managing Partner

ENCAP ENERGY CAPITAL FUND IX, L.P.

By:	EnCap Equity Fund IX GP, L.P.,
its general partner

By:	EnCap Investments L.P.,
its general partner

By:	EnCap Investments GP, L.L.C,
its general partner

By:	/s/ Robert L. Zorich
Name:	Robert L. Zorich
Title:	Managing Partner

[Written Consent of Stockholders]

ANNEX F

VOTING AGREEMENT

This VOTING AGREEMENT, dated as of August 25, 2018 (this “Agreement”), is entered into by and among Eclipse Resources Corporation, a Delaware corporation (“Parent”), Blue Ridge Mountain Resources, Inc., a Delaware corporation (the “Company”), and the undersigned signatories set forth on the signature pages hereto under the heading “Company Stockholders” (collectively, the “Company Stockholders”). Parent, the Company, and the Company Stockholders are each sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, each of the Company Stockholders is the beneficial or record owner, and has either sole voting power or shared voting power with other Company Stockholders over, such number of shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) as is indicated opposite each such Company Stockholder’s name on Schedule A attached hereto;

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Everest Merger Sub Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (such agreement, as amended from time to time, the “Merger Agreement”), that provides, among other things, for the merger of Merger Sub with and into the Company, pursuant to which the Company will be the surviving corporation (such transaction and each other act or transaction contemplated by the Merger Agreement collectively, the “Merger”);

WHEREAS, as a condition and an inducement to Parent’s willingness to enter into the Merger Agreement, Parent has required that the Company Stockholders agree, and the Company Stockholders have agreed, to enter into this Agreement with respect to all Company Common Stock that the Company Stockholders Beneficially Own (as defined below); and

WHEREAS, Parent desires that the Company Stockholders agree, and the Company Stockholders are willing to agree, subject to the limitations herein, not to Transfer (as defined below) any of their Subject Securities (as defined below), and to vote, or deliver written consents with respect to, their Subject Securities in a manner so as to facilitate consummation of the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

AGREEMENT

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms in all of their tenses, cases, and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

(a) “Beneficially Own” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance). For the avoidance of doubt, Beneficially Own shall also include record ownership of securities.

(b) “Beneficial Owners” shall mean Persons who Beneficially Own the referenced securities.

(c) “Expiration Time” shall mean the earliest to occur of (i) the Effective Time, (ii) such date and time as the Merger Agreement shall be terminated pursuant to Article VIII thereof, or (iii) the termination of this Agreement by mutual written consent of the Parties.

(d) “Permitted Transfer” shall mean, in each case, with respect to each Company Stockholder, so long as (i) such Transfer is in accordance with applicable Law and such Company Stockholder is, and at all times has been, in compliance with this Agreement and (ii) (A) prior to such Company Stockholder delivering the written consent pursuant to Section 3(a)(i) below, any Transfer of Subject Securities by the Company Stockholder to another Company Stockholder or to an Affiliate of such transferring Company Stockholder, so long as such Affiliate, in connection with, and prior to, such Transfer, executes a joinder to this Agreement, in form and substance reasonably acceptable to Parent and the Company, pursuant to which such Affiliate agrees to become a party to this Agreement and be subject to the restrictions and obligations applicable to such Company Stockholder and otherwise become a party for all purposes of this Agreement or (B) after such Company Stockholder has delivered the written consent pursuant to Section 3(a)(i) below, any Transfer of Subject Securities by the Company Stockholder to another Person, so long as such Person, in connection with, and prior to, such Transfer, executes a joinder to this Agreement, in form and substance reasonably acceptable to Parent and the Company, pursuant to which such Person agrees to become a party to this Agreement and be subject to the restrictions and obligations applicable to such Company Stockholder and otherwise become a party for all purposes of this Agreement; provided that no such Transfer shall relieve the transferring Company Stockholder from its obligations under this Agreement (i) if less than all of such Company Stockholder’s Company Common Stock is transferred, other than with respect to the Company Common Stock transferred in accordance with the foregoing provisions, or (ii) if, following the transfer of all of such Company Stockholder’s Company Common Stock in accordance with the foregoing provisions, such Company Stockholder subsequently acquires or reacquires Beneficial Ownership of any Company Common Stock.

(e) “Subject Securities” shall mean, collectively, shares of Company Common Stock and New Company Common Stock.

(f) “Transfer” means (a) any direct or indirect offer, sale, tender pursuant to a tender or exchange offer, lease, assignment, encumbrance, loan, pledge, grant of a security interest, hypothecation (including by gift or by contribution or distribution to any trust or similar instrument or to any beneficiaries of the Company Stockholder), disposition, or other transfer (including by merger, consolidation or otherwise by operation of law), either voluntary or involuntary, or entry into any contract, option, or other arrangement or understanding with respect to any offer, sale, tender pursuant to a tender or exchange offer, lease, assignment, encumbrance, loan, pledge, hypothecation (including by gift or by contribution or distribution to any trust or similar instrument or to any beneficiaries of the Company Stockholder), disposition, or other transfer (including by merger, consolidation or otherwise by operation of law ), of any capital stock or interest in any capital stock (or any security convertible into or exchangeable for such capital stock), including in each case through the transfer of any Person or any interest in any Person or (b) in respect of any capital stock or interest in any capital stock, to enter into any swap or any other agreement, transaction, or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such swap, agreement, transaction, or series of transactions is to be settled by delivery of securities, in cash, or otherwise. For purposes of this Agreement, “capital stock” shall include interests in a partnership or limited liability company.

2. Agreement to Retain Subject Securities.

(a) Transfer and Encumbrance of Subject Securities. Other than a Permitted Transfer, hereafter until the Expiration Time, each Company Stockholder agrees that it shall not, with respect to any Subject Securities Beneficially Owned by such Company Stockholder, (a) Transfer any such Subject Securities, or

(b) deposit any such Subject Securities into a voting trust or enter into a voting agreement or arrangement with respect to such Subject Securities or grant any proxy (except as otherwise provided herein or to grant a revocable proxy to the Company’s proxy holders to vote or cause to be voted the Subject Securities in accordance with this Agreement) or power of attorney with respect thereto.

(b) Injunction. Notwithstanding anything to the contrary in this Agreement, if at any time following the date hereof and prior to the Expiration Time a Governmental Entity of competent jurisdiction enters an order restraining, enjoining, or otherwise prohibiting the Company Stockholders or their Affiliates from (a) consummating the transactions contemplated by the Merger Agreement or (b) taking any action pursuant to Section 3 or Section 4, then (i) the obligations of each Company Stockholder set forth in Section 3 and the irrevocable proxy and power of attorney in Section 4 shall be of no force and effect for so long as such order is in effect and, in the case of clause (b), solely to the extent such order restrains, enjoins, or otherwise prohibits such Company Stockholder from taking any such action, and (ii) for so long as such order is in effect, each Company Stockholder shall cause the Subject Securities to not be represented in person or by proxy at any meeting at which a vote of such Company Stockholder on the Merger is requested. Notwithstanding anything to the contrary in this Section 2(b), the restrictions set forth in Section 2(a) shall continue to apply with respect to the Subject Securities until the Expiration Time.

(c) Additional Purchases; Adjustments. Each Company Stockholder agrees that any shares of Company Common Stock and any other shares of capital stock or other equity of the Company that such Company Stockholder purchases or otherwise acquires (including pursuant to a stock split, reverse stock split, stock dividend or distribution or any change in Company Common Stock by reason of a merger, reorganization, recapitalization, reclassification, combination, exchange of shares, or similar transaction) or with respect to which such Company Stockholder otherwise acquires voting power after the execution of this Agreement and prior to the Expiration Time (the “New Company Common Stock”) shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Company Common Stock, and such Company Stockholder shall promptly notify Parent of the existence of any New Company Common Stock.

(d) Unpermitted Transfers; Involuntary Transfers. Any Transfer or attempted Transfer of any Subject Securities in violation of this Section 2 shall, to the fullest extent permitted by Law, be null and void ab initio. If any involuntary Transfer of any of such Company Stockholder’s Subject Securities shall occur, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Securities subject to all of the restrictions, liabilities, and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.

3. Agreement to Vote and Approve.

(a) Approval. From and after the date hereof until the Expiration Time, each Company Stockholder irrevocably and unconditionally agrees that it shall:

(i) within one (1) Business Day after both (A) the Registration Statement has become effective under the Securities Act and (B) the Consent Solicitation Statement/Information Statement/Prospectus contained therein has been delivered to such Company Stockholder, execute and deliver (or cause to be delivered) to the Company and to Parent a written consent, substantially in the form attached hereto as Exhibit A, pursuant to Section 228 of the DGCL and Section 2.2 of the Company Stockholders Agreement, in respect of all of the Subject Securities that the Company Stockholder Beneficially Owns adopting the Merger Agreement and approving the Merger, the other transactions contemplated in the Merger Agreement and any actions related to the Merger Agreement, which written consent (1) shall be irrevocable in accordance with its terms and (2) shall, for the avoidance of doubt, constitute the prior written approval by such Company Stockholder of the consummation by the Company of the Merger and the other transactions contemplated by the Merger Agreement for purposes of Section 2.2 of the Company Stockholders Agreement;

(ii) at any meeting of the stockholders of the Company called with respect to any of the following matters, and at every adjournment or postponement thereof, each Company Stockholder (A) shall appear at each such meeting or otherwise cause the Subject Securities that the Company Stockholder Beneficially Owns to be counted as present thereat for purposes of establishing a quorum and (B) shall, and shall cause each holder of record on any applicable record date to (including via proxy), vote all of the Subject Securities the Company Stockholder Beneficially Owns in favor of (1) the adoption of the Merger Agreement and the approval of the Merger, the other transactions contemplated in the Merger Agreement and any actions related to the Merger Agreement and (2) any proposal to adjourn or postpone such meeting of stockholders of the Company to a later date if there are not sufficient votes to adopt the Merger Agreement;

(iii) at any meeting of the stockholders of the Company called with respect to any of the following matters, and at every adjournment or postponement thereof, and on any action or approval by written consent of the stockholders of the Company with respect to any of the following matters, each Company Stockholder (A) shall appear at each such meeting or otherwise cause the Subject Securities that the Company Stockholder Beneficially Owns to be counted as present thereat for purposes of establishing a quorum and (B) shall, and shall cause each holder of record on any applicable record date to (including via proxy), vote the Subject Securities that the Company Stockholder Beneficially Owns against (1) any action or agreement that would reasonably be expected to result in any condition to the consummation of the Merger set forth in Article VII of the Merger Agreement not being satisfied, (2) any Company Competing Proposal, (3) any action which could reasonably be expected to prevent, impede, interfere with, discourage, delay, postpone, or materially adversely affect the consummation of the transactions contemplated by the Merger Agreement, including the Merger, or dilute, in any material respect, the benefit of the transactions contemplated thereby to Parent or to Parent’s stockholders, and (4) any action which could reasonably be expected to result in a breach of any representation, warranty, covenant, or agreement of the Company in the Merger Agreement; and

(iv) take such actions as may reasonably be requested by the Company or Parent in order to cause the Merger to constitute a Drag Transaction (as defined in the Company Stockholders Agreement).

(b) Change of Recommendation. Notwithstanding anything to the contrary in this Agreement, if at any time from and after the date hereof until the Expiration Time there occurs a Company Change of Recommendation pursuant to and in compliance with Section 6.3(e)(iii) or Section 6.3(e)(iv) of the Merger Agreement (a “Change of Recommendation Event”), then the obligations of each Company Stockholder to deliver a written consent in accordance with Section 3(a)(i) and to vote its Subject Securities in accordance with Section 3(a)(ii) shall be limited to the number of shares of Company Common Stock that such Company Stockholder Beneficially Owns, rounded down to the nearest whole share, equal to the product of (a) such Company Stockholder’s Pro Rata Share multiplied by (b) the Covered Company Common Stock (such amount for each Company Stockholder, the “Covered Securities”); provided that all other obligations and restrictions contained in this Agreement, including those set forth in Section 3(a)(iii) shall continue to apply to all of such Company Stockholder’s Subject Securities; provided, further, however, that if a Change of Recommendation Event occurs, notwithstanding any other obligations hereunder, any Company Stockholder shall be expressly permitted to deliver a written consent covering, or vote, its Subject Securities that are not Covered Securities in its sole discretion with respect to the adoption of the Merger Agreement and the approval of the Merger, the other transactions contemplated in the Merger Agreement and any actions related to the Merger Agreement. For purposes of this Agreement, (i) the “Covered Company Common Stock” shall mean the total number of shares of Company Common Stock outstanding as of the record date of the applicable stockholder meeting or established by the Company with respect to any action by written consent, as applicable, multiplied by 0.35 and (ii) such Company Stockholder’s “Pro Rata Share” shall be the percentage set forth on Schedule A opposite such Company Stockholder’s name.

4. Irrevocable Proxy. By execution of this Agreement, each Company Stockholder hereby appoints and constitutes Parent, until the Expiration Time (at which time this proxy shall automatically be revoked), with full power of substitution and resubstitution, as such Company Stockholder’s true and lawful attorney-in-fact and proxy (which proxy is irrevocable and is coupled with an interest, pursuant to Section 212(e) of the DGCL), to the fullest extent of such Company Stockholder’s rights with respect to the Subject Securities Beneficially Owned by such Company Stockholder, to vote (or exercise a written consent with respect to) such Subject Securities solely with respect to the matters set forth in Section 3 hereof and each Company Stockholder shall retain the authority to vote its Subject Securities on all other matters; provided, however, that the foregoing shall only be effective if such Company Stockholder fails to be counted as present, to consent, or to vote such Company Stockholder’s Subject Securities, as applicable, in accordance with this Agreement; provided, further, however, that if at any time from and after the date hereof until the Expiration Time there occurs a Change of Recommendation Event, then the irrevocable proxy contemplated by this Section 4 shall terminate and cease to be effective with respect to all Subject Securities other than the Covered Securities.

5. Representations and Warranties of the Company Stockholders. Each Company Stockholder hereby severally, but not jointly, represents and warrants to each of Parent and the Company as follows:

(a) Due Authority. Such Company Stockholder has the full power and authority to make, enter into, and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 4 hereof. This Agreement has been duly authorized, and no other action on the part of such Company Stockholder is necessary to authorize the execution and delivery of this Agreement by the Company Stockholder. This Agreement has been validly executed and delivered by such Company Stockholder and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a valid and binding agreement of such Company Stockholder enforceable against it in accordance with its terms.

(b) Ownership of the Company Common Stock. As of the date hereof, such Company Stockholder (a) Beneficially Owns the shares of Company Common Stock indicated on Schedule A hereto opposite such Company Stockholder’s name, free and clear of any and all Encumbrances, other than those created by this Agreement and those disclosed in writing to Parent and the Company on or before the date hereof, and (b) has sole voting power over all of the shares of Company Common Stock Beneficially Owned by such Company Stockholder. As of the date hereof, such Company Stockholder does not Beneficially Own any capital stock or other securities of the Company other than the shares of Company Common Stock set forth on Schedule A opposite such Company Stockholder’s name. As of the date hereof, such Company Stockholder does not Beneficially Own any rights to purchase or acquire any shares of capital stock of the Company, other than as provided in Article 3 of the Company Stockholders Agreement.

(c) No Conflict; Consents.

(i) The execution and delivery of this Agreement by such Company Stockholder does not, and the performance by such Company Stockholder of its obligations under this Agreement and the compliance by such Company Stockholder with any provisions hereof do not and will not: (i) conflict with or violate any Law applicable to such Company Stockholder; (ii) violate any provision of the certificate of incorporation or bylaws or similar organizational or governing documents of the Company Stockholder; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration, or cancellation of, or result in the creation of an Encumbrance on any of the shares of Company Common Stock Beneficially Owned by such Company Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which such Company Stockholder or an Affiliate is a party or by which such Company Stockholder or an Affiliate is bound.

(ii) No consent, approval, order, or authorization of, or registration, declaration, or filing with, any Governmental Entity or any other Person, is required by or with respect to such Company Stockholder or an Affiliate in connection with the execution and delivery of this Agreement or the performance by such Company Stockholder of its obligations hereunder.

(d) Absence of Litigation. There is no Proceeding pending against, or, to the knowledge of such Company Stockholder, threatened against or affecting, such Company Stockholder or an Affiliate that could reasonably be expected to materially impair or materially adversely affect the ability of such Company Stockholder to perform such Company Stockholder’s obligations hereunder on a timely basis.

6. Termination. This Agreement shall terminate immediately at, and shall have no further force or effect as of and following, the Expiration Time, provided, however, that the termination of this Agreement shall not relieve any Party from any liability for any inaccuracy in or breach of any representation, warranty, or covenant contained in this Agreement.

7. Notice of Certain Events. Each Company Stockholder shall notify Parent and the Company in writing promptly of (a) any fact, event, or circumstance that would cause, or reasonably be expected to cause or constitute, a breach in any material respect of the representations and warranties of such Company Stockholder under this Agreement and (b) the receipt by such Company Stockholder of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement; provided, however, that the delivery of any notice pursuant to this Section 7 shall not limit or otherwise affect the remedies available to any Party.

8. No Solicitation. Each Company Stockholder agrees that neither it nor any of its Affiliates, directors, officers, or employees shall, and that it shall use reasonable best efforts to direct its Representatives not to, directly or indirectly, (a) initiate, solicit, propose, knowingly encourage, or knowingly facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to result in, a Company Competing Proposal, (b) engage in, continue, or otherwise participate in any discussions with any Person with respect to or negotiations with any Person with respect to, relating to, or in furtherance of a Company Competing Proposal or any inquiry, proposal, or offer that would reasonably be expected to lead to a Company Competing Proposal, (c) furnish any information regarding the Company or its Subsidiaries, or access to the properties, assets, or employees of the Company or its Subsidiaries, to any Person in connection with or in response to any Company Competing Proposal or any inquiry, proposal, or offer that would reasonably be expected to lead to a Company Competing Proposal, (d) enter into any letter of intent or agreement in principle, or other agreement, providing for or relating to a Company Competing Proposal, (e) submit any Company Competing Proposal to the vote of the stockholders of the Company, or (f) resolve, agree, or publicly propose to, or permit the Company or any of its Subsidiaries or any of their respective Representatives to agree or publicly propose to, take any of the actions referred to in clauses (a) – (e). Notwithstanding anything in this Agreement to the contrary, each Company Stockholder (and its respective Affiliates, directors, officers, employees, and Representatives) may engage in any of the activities restricted by the preceding provisions of this paragraph with any person if the Company is permitted to engage in such activities with such person pursuant to Section 6.3 of the Merger Agreement, in each case subject to the restrictions and limitations set forth in such Section 6.3 of the Merger Agreement.

9. Waiver of Certain Actions. Each Company Stockholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, the Company, or any of their respective Subsidiaries or successors (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing) or (b) alleging a breach of any duty of the board of directors of the Company or of Parent in connection with the Merger Agreement, this Agreement, or the transactions contemplated thereby or hereby. Each Company Stockholder hereby irrevocably and unconditionally waives, and agrees not to exercise, any appraisal rights under Section 262 of the DGCL.

10. Miscellaneous.

(a) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases, or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business, and other purposes of such invalid or unenforceable term or provision.

(b) Successors and Assigns. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of both of Parent and the Company. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and permitted assigns.

(c) Amendments and Modifications. No provision of this Agreement may be amended or modified unless such amendment or modification is in writing and signed by (a) Parent, (b) the Company and (c) each of the Company Stockholders. No failure or delay by any Party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

(d) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), transmitted by email (notice deemed given upon confirmation of receipt), or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(i)	if to Parent, to:

Eclipse Resources Corporation

2121 Old Gatesburg Road, Suite 110

State College, Pennsylvania 16803

Attention:	General Counsel
E-mail:	chulburt@eclipseresources.com

with a required copy to (which copy shall not constitute notice):

Norton Rose Fulbright US LLP

2200 Ross Avenue, Suite 3600

Dallas, Texas 75201

Attention:	Bryn A. Sappington
Paul S. Conneely
E-mail:	bryn.sappington@nortonrosefulbright.com
paul.conneely@nortonrosefulbright.com

(ii)	if to the Company, to:

Blue Ridge Mountain Resources, Inc.

122 West John Carpenter Freeway, Suite 300

Irving, Texas 75039

Attention:	General Counsel
E-mail:	pjohnston@brmresources.com

with a required copy to (which copy shall not constitute notice):

Bracewell LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002

Attention:	Charles H. Still, Jr.
E-mail:	charles.still@bracewell.com

(iii)	if to any Company Stockholder, to it at its mailing or email address set forth on the signature pages hereto.

or to such other address as any Party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective upon receipt.

(e) Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to any choice of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any other jurisdiction.

(f) Submission to Jurisdiction. Each of the Parties agrees that it shall bring any action or proceeding in respect of any claim arising under or relating to this Agreement or the transactions contemplated by this Agreement exclusively in the Court of Chancery of the State of Delaware (or if such court declines to accept jurisdiction over a particular matter, any state or federal court located within the State of Delaware) (the “Chosen Courts”) and, solely in connection with such claims, (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to the laying of venue in any such action or proceeding in the Chosen Courts, (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party, and (d) agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10(d) or in such other manner as may be permitted by Law shall be valid and sufficient service thereof. The consent to jurisdiction set forth in this Section 10(f) shall not constitute a general consent to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 10(f). The Parties agree that a final judgment in any such suit, action, or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(g) Enforcement. The Parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the Parties. Prior to the termination of this Agreement pursuant to Section 6, it is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 10(g), this being in addition to any other remedy to which they are entitled under the terms of this Agreement at Law or in equity.

(h) No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

(i) WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE MERGER AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED,

EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (C) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10(i).

(j) Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

(k) Counterparts. This Agreement may be executed in two or more counterparts, including via facsimile or email in “portable document format” (“.pdf”) form transmission, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the Company, Parent and the Company Stockholder, it being understood that all parties need not sign the same counterpart and that a Company Stockholder need not receive a copy of this Agreement executed by any other Company Stockholder provided such Company Stockholder receives a copy of this Agreement executed by the Company, Parent and such Company Stockholder.

(l) No Agreement Until Executed. This Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement, or understanding between the Parties unless and until (a) the Merger Agreement is executed and delivered by all parties thereto, and (b) this Agreement is executed and delivered by the Parties.

(m) Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense, whether or not the Merger is consummated.

(n) Action in Company Stockholder Capacity Only. No Person executing this Agreement (or designee or Representative of such Person) who has been, is, or becomes during the term of this Agreement a director or officer of the Company shall be deemed to make any agreement or understanding in this Agreement in such Person’s capacity as a director or officer of the Company. The Parties acknowledge and agree that this Agreement is entered into by the Company Stockholders solely in their capacity as the Beneficial Owners of shares of Company Common Stock and nothing in this Agreement shall (a) restrict in any respect any actions taken by the Company Stockholders or their designees or Representatives who are a director or officer of the Company solely in his or her capacity as a director or officer of the Company or (b) be construed to prohibit, limit, or restrict such Company Stockholder or its designees or Representatives from exercising his or her fiduciary duties as a director or officer of the Company. For the avoidance of doubt, nothing in this Section 10(n) shall in any way modify, alter, or amend any of the terms of the Merger Agreement.

(o) Documentation and Information. No Company Stockholder or its Affiliates shall make any public announcement regarding this Agreement and the transactions contemplated hereby without the prior written consent of Parent and the Company, except as may be required by applicable Law (provided that reasonable notice of any such disclosure will be provided to Parent and the Company). Each Company Stockholder consents to and hereby authorizes Parent and the Company to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent or the Company reasonably determines to be necessary in connection with the Merger Agreement and any transactions contemplated by the Merger Agreement, including the Merger, such Company Stockholder’s identity and Beneficial Ownership of the Subject Securities, the existence of this Agreement and the nature of such Company Stockholder’s commitments and obligations under this Agreement, and such Company Stockholder acknowledges that each of Parent and the Company may, in their respective sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Entity. Each Company Stockholder agrees to promptly give Parent and the Company any information they may reasonably require for the preparation of any such disclosure documents, and such Company Stockholder agrees to promptly notify Parent and the Company of any required corrections with respect to any written information supplied by such Company Stockholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect. Parent and the Company shall in any instance where such Company Stockholder or information relating thereto is disclosed, use their respective reasonable best efforts to provide drafts of such disclosures with sufficient time to enable such Company Stockholder to review and provide comments on such disclosures and Parent and Company shall in good faith consider incorporating any reasonable modifications requested by such Company Stockholder.

(p) Obligation to Update Schedule A. Each of the Company Stockholders agrees that in connection with any acquisitions or Transfers (to the extent permitted) of Subject Securities by such Company Stockholder, such Company Stockholder will, as promptly as practicable following the completion thereof, notify Parent and the Company in writing of such acquisition or Transfer and the Parties will update Schedule A to reflect the effect of such acquisition or Transfer.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement by their authorized representatives as of the date first above written.

ECLIPSE RESOURCES CORPORATION

By:	/s/ Benjamin W. Hulburt
Name:	Benjamin W. Hulburt
Title:	Chairman, President and Chief Executive Officer

BLUE RIDGE MOUNTAIN RESOURCES, INC.

By:	/s/ John K. Reinhart
Name:	John K. Reinhart
Title:	President and Chief Executive Officer

[Signature Page to Voting Agreement – 1 of 10]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement by their authorized representatives as of the date first above written.

COMPANY STOCKHOLDERS

GOLDMAN SACHS ASSET MANAGEMENT, L.P., on behalf of its participating funds and accounts listed on the attached Schedule A

By:	/s/ Michael Goldstein
Name:	Michael Goldstein
Title:	Managing Director

Address for Notice:
200 West Street
3rd Floor
NY, NY 10005
	Attention:	jeffrey.olinsky@gs.com
Email:

[Signature Page to Voting Agreement – 2 of 10]

WESTERN ASSET MANAGEMENT COMPANY, LLC, as investment manager and agent for the stockholders listed on the attached Schedule A

By:	/s/ Adam Wright
Name:	Adam Wright
Title:	Manager, U.S. Legal Affairs

Address for Notice:
385 E COLORADO BLUD
PASADENA, CA 91101

	Attention:	LEGAL DEPARTMENT
Email:

[Signature Page to Voting Agreement – 3 of 10]

SPECIALTY LOAN FUND III, L.P.

By: HPS INVESTMENT PARTNERS, LLC, its investment manager

By:	/s/ Don Dimitrievich
Name:	Don Dimitrievich
Title:	Managing Director

Address for Notice:
40 West 57th Street, 33rd FL.
New York, NY 10019

	Attention:	Don Dimitrievich
	Email:	don.dimitrievich@hpspartners.com

SPECIALTY LOAN SECTOR D INVESTMENT FUND, L.P.

By: HPS INVESTMENT PARTNERS, LLC, its investment manager

By:	/s/ Don Dimitrievich
Name:	Don Dimitrievich
Title:	Managing Director

Address for Notice:
40 West 57th Street, 33rd FL.
New York, NY 10019

	Attention:	Don Dimitrievich
	Email:	don.dimitrievich@hpspartners.com

[Signature Page to Voting Agreement – 4 of 10]

SPECIALTY LOAN INSTITUTIONAL HOLDINGS DAC

By: HPS INVESTMENT PARTNERS, LLC, its investment manager

By:	/s/ Don Dimitrievich
Name:	Don Dimitrievich
Title:	Managing Director

Address for Notice:
40 West 57th Street, 33rd FL.
New York, NY 10019

	Attention:	Don Dimitrievich
	Email:	don.dimitrievich@hpspartners.com

SPECIALTY LOAN INSTITUTIONAL FUND III, L.P.

By: HPS INVESTMENT PARTNERS, LLC, its investment manager

By:	/s/ Don Dimitrievich
Name:	Don Dimitrievich
Title:	Managing Director

Address for Notice:
40 West 57th Street, 33rd FL.
New York, NY 10019

	Attention:	Don Dimitrievich
	Email:	don.dimitrievich@hpspartners.com

[Signature Page to Voting Agreement – 5 of 10]

SPECIALTY LOAN VG FUND, L.P.

By: HPS INVESTMENT PARTNERS, LLC, its investment manager

By:	/s/ Don Dimitrievich
Name:	Don Dimitrievich
Title:	Managing Director

Address for Notice:
40 West 57th Street, 33rd FL.
New York, NY 10019

	Attention:	Don Dimitrievich
	Email:	don.dimitrievich@hpspartners.com

NDT SENIOR LOAN FUND L.P.

By: HPS INVESTMENT PARTNERS, LLC, its investment manager

By:	/s/ Don Dimitrievich
Name:	Don Dimitrievich
Title:	Managing Director

Address for Notice:
40 West 57th Street, 33rd FL.
New York, NY 10019

	Attention:	Don Dimitrievich
	Email:	don.dimitrievich@hpspartners.com

[Signature Page to Voting Agreement – 6 of 10]

AIGUILLES ROUGES SECTOR A INVESTMENT FUND, L.P.

By: HPS INVESTMENT PARTNERS, LLC, its investment manager

By:	/s/ Don Dimitrievich
Name:	Don Dimitrievich
Title:	Managing Director

Address for Notice:
40 West 57th Street, 33rd FL.
New York, NY 10019

	Attention:	Don Dimitrievich
	Email:	don.dimitrievich@hpspartners.com

[Signature Page to Voting Agreement – 7 of 10]

AXAR MASTER FUND LTD

By: AXAR CAPITAL MANAGEMENT LP, its investment manager

By:	/s/ Andrew Axelrod
Name:	Andrew Axelrod
Title:	Authorized Signatory

Address for Notice:
c/o Axar Capital Management LP
1330 Avenue of the Americas, 30th Floor
New York, NY 10019
	Attention:	Andrew Axelrod
	Email:	aaxelrod@axarcapital.com

STAR V PARTNERS LLC

By: AXAR CAPITAL MANAGEMENT LP, its investment manager

By:	/s/ Andrew Axelrod
Name:	Andrew Axelrod
Title:	Authorized Signatory

Address for Notice:
c/o Axar Capital Management LP
1330 Avenue of the Americas, 30th Floor
New York, NY 10019
	Attention:	Andrew Axelrod
	Email:	aaxelrod@axarcapital.com

BLACKWELL PARTNERS LLC – SERIES E

By: Solely with respect to the assets for which Axar Capital Management LP acts as its investment manager

By:	/s/ Andrew Axelrod
Name:	Andrew Axelrod
Title:	Authorized Signatory

Address for Notice:
c/o Axar Capital Management LP
1330 Avenue of the Americas, 30th Floor
New York, NY 10019
	Attention:	Andrew Axelrod
	Email:	aaxelrod@axarcapital.com

[Signature Page to Voting Agreement – 8 of 10]

CVC EUROPEAN CREDIT OPPORTUNITIES S.A.R.L. ACTING IN RESPECT OF ITS COMPARTMENT A

By:	/s/ Andrew Davies
Name:	Andrew Davies
Title:	Senior Managing Director

Address for Notice:
712 Fifth Avenue, 42nd Floor
New York, New York 10019

	Attention:	Andrew Davies
	Email:	adavies@cvc.com

CVC GLOBAL CREDIT OPPORTUNITIES MASTER FUND, LP

By:	/s/ Oscar Anderson
Name:	Oscar Anderson
Title:	Portfolio Manager

Address for Notice:
712 Fifth Avenue, 42nd Floor
New York, New York 10019

	Attention:	Oscar Anderson
	Email:	oanderson@cvc.com

CVC GLOBAL CREDIT OPPORTUNITIES MASTER FUND II, LP

By:	/s/ Oscar Anderson
Name:	Oscar Anderson
Title:	Portfolio Manager

Address for Notice:
712 Fifth Avenue, 42nd Floor
New York, New York 10019

	Attention:	Oscar Anderson
	Email:	oanderson@cvc.com

[Signature Page to Voting Agreement – 9 of 10]

CVC CREDIT PARTNERS GLOBAL SPECIAL SITUATIONS HOLDINGS, L.P.

By:	/s/ David Tomea
Name:	David Tomea
Title:	Authorized Signatory

Address for Notice:
712 Fifth Avenue, 42nd Floor
New York, New York 10019

	Attention:	David Tomea
	Email:	dtomea@cvc.com

CVC EUROPEAN CREDIT OPPORTUNITIES (NO. 8) S.A.R.L.

By:	/s/ Andrew Davies
Name:	Andrew Davies
Title:	Senior Portfolio Manger

Address for Notice:
712 Fifth Avenue, 42nd Floor
New York, New York 10019

	Attention:	Andrew Davies
	Email:	adavies@cvc.com

[Signature Page to Voting Agreement – 10 of 10]

SCHEDULE A

Company Stockholder	Number of Shares of Company Common Stock Beneficially Owned	Number of Shares of Company Common Stock Owned of Record	Pro Rata Share
Goldman Sachs Asset Management, L.P., on behalf of its participating funds and accounts listed below
Goldman Sachs Trust – Goldman Sachs High Yield Fund	670,713		2.18%
Factory Mutual Insurance Company	44,975		0.15%
Goldman Sachs Trust – Goldman Sachs Strategic Income Fund	7,667,598		24.97%
Goldman Sachs Trust – Goldman Sachs High Yield Floating Rate Fund	1,286,477		4.19%
Goldman Sachs Trust – Goldman Sachs Income Builder Fund	260,072		0.85%
Advanced Series Trust – AST Goldman Sachs Strategic Income Portfolio	234,725		0.76%
Global Opportunities LLC	440,155		1.43%
Tactical Tilt Overlay LLC	90,263		0.29%
Goldman Sachs Trust – Goldman Sachs Tactical Tilt Overlay Fund	200,259		0.65%
Global Opportunities Offshore WTI Ltd	1,090,713		3.55%
High Yield Floating Rate Portfolio WTI (Lux) Ltd	242,080		0.79%
Global Multi-Sector Credit Portfolio WTI (Lux) Ltd	152,622		0.50%
FRL WTI Ltd	126,906		0.41%

Western Asset Management Company, LLC, as investment manager and agent for the stockholders listed below
WA Opportunistic US$ HY LLC	279,000		0.91%
WA Opportunistic Value Portfolio	7,097		0.02%
DSM	85,378		0.28%
WA High Yield Portfolio	130,264		0.42%
Consulting Group Capital Markets Funds – High Yield Fund	24,541		0.08%
Western Asset F/R High Income Fund LLC	566,625		1.85%
LM WA US High Yield Fund	119,481		0.39%
Kern County – High Yield	24,947		0.08%
WA High Income Opportunity Fd Inc (HIO)	345,384		1.12%
JOHN HANCOCK II HIGH YIELD FUND	225,352		0.73%
John Hancock High Yield Trust	97,958		0.32%
Western Asset Global HY Bond Fund	103,751		0.34%
LM WA Global High Yield Bond Fund	96,391		0.31%
WA Global High Income Fund Inc (EHI)	175,718		0.57%
WA High Income Fund II Inc (HIX)	416,831		1.36%
LM WA Variable Global HY Bond Pf	40,967		0.13%
WA Short Duration High Income Fund	437,037		1.42%
Cal State Teachers Ret System	26,233		0.09%
So Cal Edison Co Ret Plan Trust – ST HY	97,697		0.32%
WA Strategic US$ HY LLC	85,117		0.28%
JH II Floating Rate Income Fund	859,102		2.80%
Intl Union, UAW Strike Short Term HY	53,334		0.17%
WA High Yield Defined Opportunity (HYI)	183,339		0.60%
WA Short Dated HY Port Master Fund Ltd	181,191		0.59%
Intl Union, UAW – Master Pension SDHY	45,715		0.15%

Company Stockholder	Number of Shares of Company Common Stock Beneficially Owned	Number of Shares of Company Common Stock Owned of Record	Pro Rata Share
Multimix Wholesale Diversified FI Trust	1,565		0.01%
WA Middle Market Fund Inc. (WAM)	151,555		0.49%
LMP Corporate Loan Fund Inc. (TLI)	45,562		0.15%
Western Asset Bank Loan (Multi-Currency) Fund	56,867		0.19%
Employees’ Retirement System of the State of Rhode Island	64,206		0.21%
Ascension Alpha Fund LLC	70,401		0.23%
WA Macro Opportunities Fund	85,639		0.28%
Ascension Health Master Pension	52,812		0.17%
1199 SEIU Health Care Employees Pension Fund High Yield/Bank	52,194		0.17%
Kaiser Foundation Hospitals	78,019		0.25%
Kaiser Permanente Group Trust 11NM WAMCO Macro Ops	52,551		0.17%
AST Academic Strategies Asset Allocation Portfolio	19,154		0.06%
The Walt Disney Co Master Retirement Plan	17,587		0.06%
Vantagepoint Investment	65,132		0.21%
Indiana University – TRU Account	8,876		0.03%
WA Middle Market Income Fund, Inc. (WMX)	313,603		1.02%
WA Premier Bond Fund (WEA)	52,812		0.17%
Mountain Hawk I CLO	58,876		0.19%
Mountain Hawk II CLO	53,407		0.17%
Mountain Hawk III CLO, Ltd.	53,387		0.17%
European Multi-Sector Fund	3,654		0.01%
John Lewis	14,358		0.05%
LM WA Global Multi Strategy Fund	34,984		0.11%
Diageo Pension Scheme	18,370		0.06%
LM WA Short Duration High Income Bond Fund	8,876		0.03%
Global Bond Fund	24,163		0.08%
Western Asset Global Multi Sector LLC	46,498		0.15%
Legg Mason GMS Bond Fund	53,596		0.17%
Sabic Liquidation ac	70,172		0.23%

Specialty Loan Fund III, L.P.	459,883		1.50%
Specialty Loan Sector D Investment Fund, L.P.	1,491,131		4.86%
Specialty Loan Institutional Holdings DAC	247,846		0.81%
Specialty Loan Institutional Fund III, L.P.	131,852		0.43%
Specialty Loan VG Fund, L.P.	255,259		0.83%
NDT Senior Loan Fund L.P.	158,415		0.52%
Aiguilles Rouges Sector A Investment Fund, L.P.	373,173		1.22%

Axar Master Fund Ltd	3,894,893		12.68%
Star V Partners LLC	134,425		0.44%
Blackwell Partners LLC – Series E	527,510		1.72%

CVC European Credit Opportunities S.A.R.L., acting in respect of its Compartment A	246,535		0.80%
CVC Global Credit Opportunities Master Fund, LP	2,092,497		6.81%
CVC Global Credit Opportunities Master Fund II, LP	168,445		0.55%
CVC Credit Partners Global Special Situations Holdings, L.P.	987,388		3.22%
CVC European Credit Opportunities (No. 8) S.A.R.L.	695,626		2.27%

EXHIBIT A

Written Consent of Company Stockholders

(See attached)

BLUE RIDGE MOUNTAIN RESOURCES, INC.

WRITTEN CONSENT OF STOCKHOLDERS

IN LIEU OF MEETING

PURSUANT TO SECTION 228(a) OF

THE GENERAL CORPORATION LAW

OF THE STATE OF DELAWARE

AND

WRITTEN APPROVAL OF STOCKHOLDERS

PURSUANT TO STOCKHOLDERS AGREEMENT

This Written Consent and Approval of Stockholders (this “Consent”) of Blue Ridge Mountain Resources, Inc., a Delaware corporation (the “Company”), is made and given pursuant to Section 228(a) of the General Corporation Law of the State of Delaware (the “DGCL”), the bylaws of the Company and the Stockholders Agreement (as defined below) by each of the undersigned entities (each, a “Stockholder”), on behalf of itself and any fund or account managed by such Stockholder (i) that is the beneficial or record owner of shares of common stock, par value $0.01, of the Company (the “Common Stock”) and (ii) for which such Stockholder is authorized to execute and deliver this Consent (with respect to each Stockholder, its “Managed Funds and Accounts”).

WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated as of August 25, 2018 (as amended from time to time, subject to Section 251(d) of the DGCL, the “Merger Agreement”), with Eclipse Resources Corporation, a Delaware corporation (“Eclipse”), and Everest Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Eclipse (“Merger Sub”), pursuant to which, among other matters, on the terms and subject to the conditions set forth therein, (i) Merger Sub will be merged with and into the Company, (ii) the Company will be the surviving corporation and become a wholly owned subsidiary of Eclipse and (iii) the issued and outstanding shares of Common Stock will be converted into the right to receive shares of common stock of Eclipse (the “Merger”);

WHEREAS, the board of directors of each of the Company, Eclipse and Merger Sub has adopted a resolution approving the Merger Agreement and declaring its advisability, and the Merger Agreement has been submitted to the stockholders of the Company for the purpose of acting on the Merger Agreement by written consent in lieu of a meeting of stockholders;

WHEREAS, pursuant to Section 228(a) of the DGCL and the bylaws of the Company, any action required or permitted to be taken at an annual or special meeting of stockholders of the Company may be taken without meeting, without prior notice and without a vote, if a consent or consents in writing setting forth the action so taken shall be (i) signed by the holders of outstanding stock of the Company having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and (ii) delivered to the Company in the manner specified in Section 228(a) of the DGCL and the bylaws of the Company;

WHEREAS, the Company is a party to that certain Stockholders Agreement, dated as of May 6, 2016 (the “Stockholders Agreement”), by and among the Company and the Holders (as defined therein);

WHEREAS, pursuant to Section 2.2 of the Stockholders Agreement, without the prior written approval of Holders representing in the aggregate more than a majority of the issued and outstanding Common Stock, the Company may not take certain specified actions, including (i) the consummation of a merger, (ii) a change in the number of directors of the Company’s board of directors and (iii) amendments to the Company’s certificate of incorporation and bylaws, each of which would occur pursuant to the Merger Agreement;

WHEREAS, the Merger constitutes a Drag-Eligible Transaction (as defined in the Stockholders Agreement) and, pursuant to Section 4.2 of the Stockholders Agreement, will become a Drag Transaction (as defined in the Stockholders Agreement) if Holders holding more than 66 2⁄3% of the issued and outstanding Common Stock (i) propose to transfer shares of Common Stock pursuant to the Merger and (ii) request that each other Holder be required to sell all shares of Common Stock owned by it pursuant to the Merger;

WHEREAS, the Merger Agreement provides that consummation of the Merger is subject to, among other things, (i) the adoption of the Merger Agreement by the holders of a majority of the outstanding shares of Common Stock in accordance with the DGCL and (b) the prior written approval of the consummation of the Merger by the holders of a majority of the outstanding shares of Common Stock in accordance with the Stockholders Agreement; and

WHEREAS, each of the undersigned Stockholders desires to (i) adopt the Merger Agreement in accordance with Section 251(c) of the DGCL, (ii) approve the consummation of the Merger and each of the other actions contemplated by the Merger Agreement in accordance with Section 2.2 of the Stockholders Agreement and (iii) cause the Merger to be a Drag Transaction.

NOW, THEREFORE:

1. Adoption of Merger Agreement. Each of the undersigned Stockholders, being entitled to vote on the foregoing recitals and the following resolution as if the same had been submitted at a formal meeting of the stockholders of the Company duly called and held for the purpose of acting on the same, hereby irrevocably consents, on behalf of itself and each of its Managed Funds and Accounts, to the adoption of the foregoing recitals and the following resolution:

RESOLVED, that the Merger Agreement is hereby adopted and approved in all respects.

2. Approval Under Stockholders Agreement. Without limitation of the consent set forth in paragraph 1 above, each of the undersigned Stockholders hereby irrevocably approves in all respects, on behalf of itself and each of its Managed Funds and Accounts: (a) the Merger Agreement, (b) the performance by the Company of its obligations under the Merger Agreement, (c) the consummation of the Merger, (d) the change in the number of directors of the Company’s board of directors and the amendments to the Company’s certificate of incorporation and bylaws contemplated by the Merger Agreement, and (e) any other action contemplated by the Merger Agreement that requires the approval of Holders pursuant to Section 2.2 of the Stockholders Agreement.

3. Drag Transaction. For purposes of causing the Merger to be a Drag Transaction upon execution of this Consent or another written instrument to the effect set forth in this paragraph 3 by Holders holding more than 66 2⁄3% of the issued and outstanding Common Stock, each of the undersigned Stockholders hereby (a) confirms that it or its Managed Funds and Accounts, as applicable, propose to transfer shares of Common Stock pursuant to the Merger and (b) requests that each other Holder be required to sell all shares of Common Stock owned by it pursuant to the Merger.

4. Counterparts; Effectiveness of Consent. This Consent (a) may be executed and delivered in multiple counterparts (including by facsimile or email in .pdf form) to have the force and effect of a single original document whether or not any of said counterparts shall each have been executed by all of the Stockholders executing this Consent, (b) shall be effective as to each of the undersigned Stockholders upon such Stockholder’s execution and delivery to the Company of a counterpart signature page hereto, (c) shall constitute (i) adoption of the Merger Agreement for purposes of the requirements of the DGCL and (ii) the requisite approval of the matters described in paragraph 2 above for purposes of Section 2.2 of the Stockholders Agreement upon execution and delivery to the Company, within the time period specified in Section 228(c) of the DGCL, of a counterpart signature page hereto by Stockholders representing (including on behalf of their Managed Funds and Accounts) a majority of the issued and outstanding shares of Common Stock, and (d) shall not be affected by any subsequent transfer of any shares of Common Stock held by any of the undersigned Stockholders or any of their Managed Funds and Accounts.

5. Ownership of Common Stock. By executing this Consent, each of the undersigned Stockholders, severally and not jointly, represents and warrants to the Company that (a) such Stockholder, directly or through one or more of its Managed Funds and Accounts, is the beneficial owner of the number of shares of Common Stock set forth beneath such Stockholder’s signature on its signature page hereto and (b) such Stockholder has the authority to execute and deliver this Consent with respect to such shares of Common Stock.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned Stockholder has executed this Consent as of the date set forth below.

[Name of Stockholder]

By:

Name:

Title:

Date:

Number of Shares of Common Stock:

Signature Page to

Written Consent and Approval of Stockholders

of Blue Ridge Mountain Resources, Inc.

ANNEX G

August 25, 2018

Eclipse Resources Corporation

2121 Old Gatesburg Road, Suite 110

State College, Pennsylvania

Blue Ridge Mountain Resources, Inc.

122 West John Carpenter Freeway, Suite 300

Irving, Texas 75039

Ladies and Gentlemen:

Reference is hereby made to the Agreement and Plan of Merger (the “Merger Agreement”), dated August 25, 2018, among Eclipse Resources Corporation, a Delaware corporation (“Parent”), Blue Ridge Mountain Resources, Inc., a Delaware corporation (the “Company”), and Everest Merger Sub Inc., a Delaware corporation (“Merger Sub”). The Merger Agreement provides that, among other things, (i) Merger Sub will merge with and into the Company (the “Merger”), and (ii) each share of the common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the effective time of the Merger shall be converted into the right to receive a number of shares of common stock, par value $0.01, of Parent (the “Parent Common Stock”), all as set forth in the Merger Agreement.

The undersigned is entering into this letter agreement (this “Lock-Up Agreement”) to induce Parent and the Company to enter into the Merger Agreement.

The undersigned agrees that, without Parent’s prior written consent, but subject to the provisions of the following paragraph, the undersigned will not, for a period commencing at the effective time of the Merger and ending at midnight on the sixtieth (60th) day thereafter(the “Lock-Up Period”), directly or indirectly (1) offer, pledge, sell, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, or otherwise dispose of any shares of Parent Common Stock or any securities convertible into, exercisable for, or exchangeable for shares of Parent Common Stock, (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Parent Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Parent Common Stock or such other securities, in cash or otherwise, or (3) publicly announce an intention to do any of the foregoing.

The restrictions in the foregoing paragraph shall not apply to:

a.

if the undersigned is a corporation, limited liability company, partnership, or other entity, transfers to its stockholders, members, partners or other equity owners as part of a distribution, or to any corporation, partnership or other entity that is its affiliate; or

b.

pledges in a bona fide transaction that are in effect as of the date hereof to a lender to the undersigned, as disclosed in writing to the Company and Parent prior to the date of this Lock-Up Agreement;

provided, however, that in each transfer pursuant to clause (a), prior to such transfer, the transferee agrees in writing (in form and substance acceptable to Parent) to be bound by the terms of this Lock-Up Agreement and such transfer shall not involve a disposition for value; and provided further, that in each transfer pursuant to clause (a) and (b), no publicly available filing or public announcement is required or voluntarily made by any party in connection with such transfer.

The undersigned also agrees and consents to the entry of stop transfer instructions with Parent’s transfer agent and registrar relating to the transfer of the undersigned’s shares of Parent Common Stock except in compliance with the restrictions described above.

The undersigned also agrees that, during the period from the date of this Lock-Up Agreement to the effective time of the Merger, the undersigned will not make any Permitted Transfer of Subject Securities (each as defined in the Voting Agreement dated as of the date hereof among the undersigned, Parent and the Company) unless, prior to such transfer, the transferee in such Permitted Transfer agrees in writing (in form and substance acceptable to Parent and the Company) to be bound by the terms of this Lock-Up Agreement.

This Lock-Up Agreement shall not be amended or modified except by an instrument in writing executed by Parent, the undersigned and, prior to the effective time of the Merger, the Company. This Lock-Up Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof.

The undersigned understands that the Company, Parent and other stockholders of the Company are relying on this Lock-Up Agreement in proceeding with the Merger. This Lock-Up Agreement is irrevocable and shall be binding upon the undersigned and the heirs, personal representatives, successors and assigns of the undersigned.

Notwithstanding anything herein to the contrary, this Lock-Up Agreement shall be effective and binding on the undersigned only if, on or before the date of the Merger Agreement, Parent and the Company shall have received an executed lock-up agreement from each of the holders or beneficial owners of Company Common Stock set forth on Exhibit A hereto, pursuant to which each of them has agreed to restrictions on transfer of shares of Parent Common Stock on substantially the same terms as (or terms no more favorable to such entities than) those set forth in this Lock-Up Agreement, except as noted on Exhibit A.

[Signatures appear on the following page.]

Very truly yours,

ENCAP ENERGY CAPITAL FUND VIII, L.P.

By:	EnCap Equity Fund VIII GP, L.P.,
its general partner

By:	EnCap Investments L.P.,
its general partner

By:	EnCap Investments GP, L.L.C,
its general partner

By:	/s/ Robert L. Zorich
Name:	Robert L. Zorich
Title:	Managing Partner

EnCap Energy Capital Fund VIII Co-Investors, L.P.

By:	EnCap Equity Fund VIII GP, L.P.,
its general partner

By:	EnCap Investments L.P.,
its general partner

By:	EnCap Investments GP, L.L.C,
its general partner

By:	/s/ Robert L. Zorich
Name:	Robert L. Zorich
Title:	Managing Partner

EnCap Energy Capital Fund IX, L.P.

By:	EnCap Equity Fund IX GP, L.P.,
its general partner

By:	EnCap Investments L.P.,
its general partner

By:	EnCap Investments GP, L.L.C,
its general partner

By:	/s/ Robert L. Zorich
Name:	Robert L. Zorich
Title:	Managing Partner

SIGNATURE PAGE TO LOCK-UP AGREEMENT

Travis Peak Resources, LLC

By:	/s/ James S. Addison
Name:	James S. Addison
Title:	President and CEO

SIGNATURE PAGE TO LOCK-UP AGREEMENT

EXHIBIT A

BLUE RIDGE MOUNTAIN RESOURCES, INC. STOCKHOLDERS

EXECUTING LOCK-UPS

Goldman Sachs Asset Management, L.P., on behalf of certain of its participating funds and accounts*

Western Asset Management Company, LLC, as investment manager and agent for certain stockholders

Specialty Loan Fund III, L.P.

Specialty Loan Sector D Investment Fund, L.P.

Specialty Loan Institutional Holdings DAC

Specialty Loan Institutional Fund III, L.P.

Specialty Loan VG Fund, L.P.

NDT Senior Loan Fund L.P.

Aiguilles Rouges Sector A Investment Fund, L.P.

*

The lock-up agreement for this entity includes an exception providing that, after it has delivered the written consent required pursuant to Section 3(a)(i) of the Voting Agreement, it may, prior to the effective time of the Merger, make Permitted Transfers without the transferee(s) agreeing to be bound by the terms of its lock-up agreement, so long as such transfers do not exceed 750,000 shares of Subject Securities in the aggregate.

ANNEX H

LOCK-UP AGREEMENT

August 25, 2018

Eclipse Resources Corporation

2121 Old Gatesburg Road, Suite 110

State College, Pennsylvania 16803

Blue Ridge Mountain Resources, Inc.

122 West John Carpenter Freeway, Suite 300

Irving, Texas 75039

Ladies and Gentlemen:

Reference is hereby made to the Agreement and Plan of Merger (the “Merger Agreement”), dated August 25, 2018, among Eclipse Resources Corporation, a Delaware corporation (“Parent”), Blue Ridge Mountain Resources, Inc., a Delaware corporation (the “Company”), and Everest Merger Sub Inc., a Delaware corporation (“Merger Sub”). The Merger Agreement provides that, among other things, (i) Merger Sub will merge with and into the Company (the “Merger”), and (ii) each share of the common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the effective time of the Merger shall be converted into the right to receive a number of shares of common stock, par value $0.01, of Parent (the “Parent Common Stock”), all as set forth in the Merger Agreement. It is expected that, as a holder of Company Common Stock, if the Merger becomes effective, each of the undersigned will receive shares of Parent Common Stock in the Merger.

Each of the undersigned is entering into this letter agreement (this “Lock-Up Agreement”) to induce Parent and the Company to enter into the Merger Agreement.

Each of the undersigned agrees that, without Parent’s prior written consent, but subject to the provisions of the next following paragraph, the undersigned will not, for a period commencing at the effective time of the Merger and ending at midnight on the sixtieth (60th) day thereafter (the “Lock-Up Period”), directly or indirectly (1) offer, pledge, sell, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, or otherwise dispose of, any shares of Parent Common Stock or any securities convertible into, exercisable for, or exchangeable for shares of Parent Common Stock, (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Parent Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Parent Common Stock or such other securities, in cash or otherwise, or (3) publicly announce an intention to do any of the foregoing.

The restrictions in the foregoing paragraph shall not apply to:

a.	the surrender of shares of Company Common Stock in exchange for merger consideration as contemplated in the Merger Agreement;

b.

if the undersigned is a corporation, limited liability company, partnership, or other entity, transfers to its stockholders, members, partners or other equity owners as part of a distribution, or to any corporation, partnership or other entity that is its affiliate;

c.	pledges in a bona fide transaction that are in effect as of the date hereof to a lender to the undersigned, as disclosed in writing to Parent prior to the date of this Lock-Up Agreement; or

d.	transactions relating to shares of Parent Common Stock or any security convertible into Parent Common Stock acquired in open market transactions after the completion of the Merger.

provided, however, that in each transfer pursuant to clause (b), prior to such transfer the transferee agrees in writing (in form and substance acceptable to Parent) to be bound by the terms of this Lock-Up Agreement and such transfer shall not involve a disposition for value; and provided further, that in each transfer pursuant to clause (b) and (c), no publicly available filing or public announcement is required or voluntarily made by any party in connection with such transfer.

Each of the undersigned also agrees and consents to the entry of stop transfer instructions with Parent’s transfer agent and registrar relating to the transfer of the undersigned’s shares of Parent Common Stock except in compliance with the restrictions described above.

Each of the undersigned also agrees that, during the period from the date of this Lock-Up Agreement to the effective time of the Merger, the undersigned will not make any Permitted Transfer of Subject Securities (each as defined in the Voting Agreement dated as of the date hereof among the undersigned, certain other holders or beneficial owners of Company Common Stock, Parent and the Company (the “Voting Agreement”)) unless, prior to such Permitted Transfer, the transferee in such Permitted Transfer agrees in writing (in form and substance acceptable to Parent and the Company) to be bound by the terms of this Lock-Up Agreement.

This Lock-Up Agreement shall not be amended or modified except by an instrument in writing executed by Parent, the undersigned and, prior to the effective time of the Merger, the Company. This Lock-Up Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof.

Each of the undersigned understands that the Company, Parent and other stockholders of the Company are relying on this Lock-Up Agreement in proceeding with the Merger. This Lock-Up Agreement is irrevocable and shall be binding upon the undersigned and the heirs, personal representatives, successors and assigns of the undersigned.

Notwithstanding anything herein to the contrary, this Lock-Up Agreement shall be effective and binding on the undersigned only if, on or before the date of the Merger Agreement, Parent and the Company shall have received an executed lock-up agreement from each of (i) the other holders or beneficial owners of Company Common Stock listed on Exhibit A hereto and (ii) EnCap Energy Capital Fund VIII, L.P., EnCap Energy Capital Fund VIII Co-Investors, L.P. and EnCap Energy Capital Fund IX, L.P., pursuant to which each of them has agreed to restrictions on transfer of shares of Parent Common Stock on substantially the same terms as (or terms no more favorable to such entities than) those set forth in this Lock-Up Agreement, except as noted on Exhibit A.

[Signatures appear on the following pages.]

Very truly yours,

[ENTITY NAME]

By:
Name:
Title:

EXHIBIT A

OTHER HOLDERS OR BENEFICIAL OWNERS OF

COMPANY COMMON STOCK EXECUTING LOCK-UPS

ANNEX I

BOARD OBSERVATION AGREEMENT

This Board Observation Agreement (this “Agreement”), dated August 25, 2018, is entered into by and among EnCap Energy Capital Fund VIII, L.P., a Texas limited partnership (“EnCap VIII”), EnCap Energy Capital Fund VIII Co-Investors, L.P., a Texas limited partnership (“EnCap VIII Co-Invest”), EnCap Energy Capital Fund IX, L.P., a Texas limited partnership (“EnCap IX” and, together with EnCap VIII and EnCap VIII Co-Invest, the “Holders”), and Eclipse Resources Corporation, a Delaware corporation (the “Company”). Each of the Holders and the Company are referred to in this Agreement individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not defined in this Agreement shall have the meaning given to such terms in the Merger Agreement (as defined below).

WHEREAS, the Company intends to enter into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Everest Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), and Blue Ridge Mountain Resources, Inc., a Delaware corporation (“Blue Ridge”); and

WHEREAS, pursuant to the Merger Agreement, subject to the terms and conditions set forth therein, Merger Sub will merge with and into Blue Ridge (the “Merger”), with Blue Ridge surviving the Merger as a wholly owned subsidiary of the Company, and, upon consummation of the Merger each share of Blue Ridge’s common stock, par value $0.01 per share, issued and outstanding immediately prior to the time the Merger becomes effective (the “Effective Time”) will be converted into the right to receive from the Company a number of validly issued, fully-paid, and nonassessable shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) equal to the Exchange Ratio;

WHEREAS, at the Effective Time, the Holders will collectively own approximately 33% of the issued and outstanding Company Common Stock; and

WHEREAS, in connection with the consummation of the Merger, the Holders and the Company wish to set forth certain understandings among the Parties, including with respect to certain corporate governance matters.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

BOARD OBSERVER

Section 1.01 Appointment of Board Observer. From and after the Effective Time, and for so long as the Holders and their Affiliates collectively beneficially own (directly or indirectly) at least 20% of the issued and outstanding Company Common Stock (after giving effect to any stock split, stock dividend or other recapitalization), the Holders shall be entitled to appoint, in the Holders’ sole discretion and by delivery of written notice to the Company (identifying such individuals by name, title and employer), up to two individuals to act in the role of a non-voting observer (each a “Board Observer” and together the “Board Observers”) to the Board of Directors of the Company (the “Board”). The Board Observers shall be individuals who are officers or employees of EnCap Investments L.P. or an Affiliate thereof. The Holders shall promptly notify the Company in writing if any Board Observer is no longer qualified to serve as a Board Observer hereunder.

Section 1.02 Rights of Board Observer.

(a) The Board Observers shall have the right to attend all meetings (including telephonically) of the Board, and the Company shall give the Board Observers copies of all notices, minutes, consents and other materials that it provides to the full Board (“Board Material”).

(b) Notwithstanding the foregoing, the Company reserves the right to withhold any information and to exclude the Board Observers from any meeting or portion thereof if (i) access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel, serve to waive the work product doctrine or any other similarly protective privilege or doctrine, or result in disclosure of trade secrets or a breach of any contractual obligation of confidentiality binding on the Company or any of its Subsidiaries, or (ii) there exists, with respect to the subject matter of such information or meeting or portion thereof, an actual or potential conflict of interest between the Company and the Holders, the Board Observers or any of their Affiliates, in each case as determined by, and upon the affirmative vote of, a majority of the members of the Board not affiliated with any Holder or Board Observer, acting in good faith.

(c) Neither the presence of the Board Observers at all or at any part of a meeting of the Board, nor the disclosure to the Board Observers of any confidential information, specifically including any material non-public information, shall provide the Board Observers with a right to require the Company to disclose publicly any information acquired by such Board Observers in their capacity as such.

(d) For the avoidance of doubt, the Board Observers (i) shall not be permitted to vote at any meeting of the Board or be counted for purposes of determining whether there is a sufficient quorum for the Board to conduct its business, (ii) shall have the right to attend meetings of, and to receive Board Material provided to, only the full Board and not any committee of the Board and (iii) shall not be entitled to attend or be present during any part of any meeting of the Board during which the Board or any members thereof are meeting in executive session, unless permitted by affirmative vote of a majority of the members of the Board not affiliated with any Holder or Board Observer, acting in good faith.

(e) The Board Observers shall not be entitled to any compensation from the Company related to their acting as Board Observers or to reimbursement from the Company of expenses incurred by them in attending meetings of the Board.

Section 1.03 Cessation of Observation Rights.

(a) The Board Observers shall cease to have any rights hereunder automatically on the date that the Holders no longer have the right to designate Board Observers pursuant to this Agreement.

(b) The Board Observers may be removed or replaced by the Holders at any time and for any reason upon written notice from the Holders to the Company (which notice shall identify any replacement Board Observers by name, title and employer). If any Board Observer ceases to serve as an observer to the Board by reason of death, disability, resignation, removal or other cessation, the role shall be filled in the sole discretion of the Holders (by a similar notice in writing to the Company).

ARTICLE II

CONFIDENTIALITY

Section 2.01 Treatment of Confidential Information. To the extent that any information obtained by the Board Observers from the Company or its Subsidiaries (or any director, officer, employee or agent thereof) is Confidential Information (as defined below), the Holders shall, and shall cause their Affiliates and Representatives and the Board Observers to, treat any such Confidential Information as confidential in accordance with the terms and conditions set forth in this Article II.

Section 2.02 Definition of Confidential Information. As used in this Agreement, “Confidential Information” means any and all information or data concerning the Company or its Affiliates, whether in oral, visual, written, electronic or other form, which is disclosed to a Board Observer in his or her role as a Board Observer by the Company, any of its Subsidiaries or any of their respective Representatives (including all Board Material that is non-public information), together with all information discerned from, based on or relating to any of the foregoing which may be prepared or created by the Board Observer, the Holders, any of their respective Affiliates or any of their respective Representatives; provided, however, that “Confidential Information” shall not include information that:

(a) is or becomes generally available to the public other than as a result of disclosure of such information by the Board Observer, the Holders, any of their respective Affiliates or any of their respective Representatives;

(b) is independently developed by the Board Observer, the Holders, any of their respective Affiliates or any of their respective Representatives, without use of Confidential Information provided by the Company, any of its Subsidiaries or of their respective Representatives);

(c) becomes available to the recipient of such information at any time on a non-confidential basis from a third party that is not, to the recipient’s knowledge, prohibited from disclosing such information to the Board Observer, the Holders, any of their respective Affiliates or any of their respective Representatives, by any contractual, legal or fiduciary obligation to the Company or its Affiliates; or

(d) was known by the Holders, any of their Affiliates, or the Board Observer prior to receipt from the Company, any of its Subsidiaries or any of their respective Representatives.

Section 2.03 Non-Disclosure Obligation. The Holders shall, and shall cause their respective Affiliates and Representatives and the Board Observers (during the period of time they are serving in such role and thereafter) to (a) retain all Confidential Information in strict confidence; (b) not release or disclose Confidential Information in any manner to any other Person (other than disclosures to the Holders, their Affiliates or Representatives who (i) have a need to know such information; and (ii) are informed of its confidential nature); and (c) use the Confidential Information solely in connection with (i) the Holders’ and the Board Observers’ rights hereunder, or (ii) pursuant to the direction of the Holders, monitoring, reviewing and analyzing the Holders’ investment in the Company and not for any other purpose; provided, however, that the foregoing shall not apply to the extent the Holders, their Affiliates or Representatives or the Board Observers are compelled to disclose Confidential Information by judicial or administrative process or, on the advice of its outside counsel, by requirements of law; provided, further, however, that, if legally permissible, prior prompt written notice of such disclosure shall be given to the Company so that the Company may take action, at its sole expense, to prevent such disclosure and any such disclosure is limited only to that portion of the Confidential Information which such Person is compelled to disclose.

ARTICLE III

MISCELLANEOUS

Section 3.01 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement.

Section 3.02 Binding Effect. This Agreement shall be binding upon the Company, each of the Holders and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the Parties to this Agreement and their respective successors and permitted assigns.

Section 3.03 Assignment. This Agreement and the rights and obligations hereunder may not be assigned by any Party without the prior written consent of the other Parties; provided, however, that the Holders may assign this Agreement and their rights hereunder to any of their Affiliates who have agreed in writing, in form and substance reasonably satisfactory to the Company, to be bound by the terms of this Agreement; provided further, that no such assignment shall relieve any Holder of its obligations under Article II of this Agreement.

Section 3.04 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

ENCAP ENERGY CAPITAL FUND VIII, L.P.

By:	EnCap Equity Fund VIII GP, L.P.,
its general partner

By:	EnCap Investments L.P.,
its general partner

By:	EnCap Investments GP, L.L.C,
its general partner

By:	/s/ Robert L. Zorich
Name:	Robert L. Zorich
Title:	Managing Partner

ENCAP ENERGY CAPITAL FUND VIII CO-INVESTORS, L.P.

By:	EnCap Equity Fund VIII GP, L.P.,
its general partner

By:	EnCap Investments L.P.,
its general partner

By:	EnCap Investments GP, L.L.C,
its general partner

By:	/s/ Robert L. Zorich
Name:	Robert L. Zorich
Title:	Managing Partner

ENCAP ENERGY CAPITAL FUND IX, L.P.

By:	EnCap Equity Fund IX GP, L.P.,
its general partner

By:	EnCap Investments L.P.,
its general partner

By:	EnCap Investments GP, L.L.C,
its general partner

By:	/s/ Robert L. Zorich
Name:	Robert L. Zorich
Title:	Managing Partner

ECLIPSE RESOURCES CORPORATION

By:	/s/ Benjamin W. Hulburt
Name:	Benjamin W. Hulburt
Title:	Chairman, President and Chief Executive Officer

[Signature Page to Board Observation Agreement]

ANNEX J

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ECLIPSE RESOURCES CORPORATION

Eclipse Resources Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “DGCL”), hereby certifies as follows:

1. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 13, 2014. The Corporation filed an Amended and Restated Certificate of Incorporation (the “First Amended and Restated Certificate of Incorporation”) with the Secretary of State of the State of Delaware on June 23, 2014.

2. This Second Amended and Restated Certificate of Incorporation (this “Second Amended and Restated Certificate of Incorporation”), which restates and amends the First Amended and Restated Certificate of Incorporation, has been declared advisable by the Board of Directors of the Corporation (the “Board”), duly adopted by the stockholders of the Corporation and duly executed and acknowledged by the officers of the Corporation in accordance with Sections 103, 242 and 245 of the DGCL.

3. The First Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

FIRST: The name of the Corporation is Eclipse Resources Corporation.

SECOND: The address of its registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 in New Castle County, Delaware. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL as it currently exists or may hereafter be amended.

FOURTH: The total number of shares of stock that the Corporation shall have authority to issue is 1,050,000,000 shares of stock, classified as (i) 50,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”), and (ii) 1,000,000,000 shares of common stock, par value $0.01 per share (“Common Stock”).

Upon the filing and effectiveness (the “Effective Time”) pursuant to the DGCL of this Second Amended and Restated Certificate of Incorporation, each 15 shares of Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive cash (without interest or deduction) in lieu of such fractional share interests upon the submission of a letter of transmittal by a stockholder holding the shares in book-entry form and, where shares are held in certificated form, upon the surrender of the stockholder’s Old Certificates (as defined below), in an amount equal to the product obtained by multiplying

(a) the closing price per share of the Common Stock as reported on the New York Stock Exchange as of the date of the Effective Time, by (b) the fraction of one share owned by such stockholder. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”) or book-entry then outstanding representing shares of Common Stock, shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by such Old Certificates or book-entry shall have been combined, subject to the elimination of fractional share interests as described above.

The designations and the powers, preferences, rights, qualifications, limitations and restrictions of Preferred Stock and Common Stock are as follows:

1. Provisions Relating to Preferred Stock.

(a) Preferred Stock may be issued from time to time in one or more classes or series, the shares of each class or series to have such designations and powers, preferences and rights, and qualifications, limitations and restrictions thereof, as are stated and expressed herein and in the resolution or resolutions providing for the issue of such class or series adopted by the Board as hereafter prescribed (a “Preferred Stock Designation”).

(b) Authority is hereby expressly granted to and vested in the Board to authorize the issuance, without stockholder approval, of Preferred Stock from time to time in one or more classes or series, and with respect to each class or series of Preferred Stock, to fix and state by the resolution or resolutions from time to time adopted by the Board providing for the issuance thereof the designation and the powers, preferences, rights, qualifications, limitations and restrictions relating to each class or series of Preferred Stock, including, but not limited to, the following:

(i) whether or not the class or series is to have voting rights, full, special or limited, or is to be without voting rights, and whether or not such class or series is to be entitled to vote as a separate class either alone or together with the holders of one or more other classes or series of stock;

(ii) the number of shares to constitute the class or series and the designations thereof;

(iii) the preferences, and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any class or series;

(iv) whether or not the shares of any class or series shall be redeemable at the option of the Corporation or the holders thereof or upon the happening of any specified event, and, if redeemable, the redemption price or prices (which may be payable in the form of cash, notes, securities or other property), and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

(v) whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and, if such retirement or sinking fund or funds are to be established, the annual amount thereof, and the terms and provisions relative to the operation thereof;

(vi) the dividend rate, whether dividends are payable in cash, securities of the Corporation or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

(vii) the preferences, if any, and the amounts thereof which the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Corporation;

(viii) whether or not the shares of any class or series, at the option of the Corporation or the holder thereof or upon the happening of any specified event, shall be convertible into or exchangeable for securities or other property of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions;

(ix) whether or not the holders of shares of any class or series shall have any preemptive rights, and the extent of any such rights; and

(x) such other powers, preferences, rights, qualifications, limitations and restrictions with respect to any class or series as may to the Board seem advisable.

(c) The shares of each class or series of Preferred Stock may vary from the shares of any other class or series thereof in any or all of the foregoing respects.

2. Provisions Relating to Common Stock.

(a) Each share of Common Stock shall have identical rights and privileges in every respect. Common Stock shall be subject to the express terms of Preferred Stock and any class or series thereof. Except as may otherwise be provided in this Second Amended and Restated Certificate of Incorporation, in a Preferred Stock Designation or by applicable law, the holders of shares of Common Stock shall be entitled to one vote for each such share upon all questions presented to the stockholders, the holders of shares of Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and the holders of Preferred Stock shall not be entitled to vote at or receive notice of any meeting of stockholders. Each holder of Common Stock shall be entitled to notice of any stockholders meeting in accordance with the bylaws of the Corporation (as in effect at the time in question) and applicable law at which any matter is to be put to a vote of the holders of Common Stock.

(b) Notwithstanding the foregoing, except as otherwise required by applicable law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding classes or series of Preferred Stock if the holders of such affected class or series are entitled, either separately or together with the holders of one or more other classes or series, to vote thereon pursuant to this Second Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) or pursuant to the DGCL.

(c) Subject to the prior rights and preferences, if any, applicable to shares of Preferred Stock or any class or series thereof, the holders of shares of Common Stock shall be entitled to receive ratably in proportion to the number of shares of Common Stock held by them such dividends and distributions (payable in cash, securities or otherwise), if any, as may be declared thereon by the Board at any time and from time to time out of any funds of the Corporation legally available therefor.

(d) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of Preferred Stock or any class or series thereof, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them. A liquidation, dissolution or winding-up of the Corporation, as such terms are used in this paragraph (d), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or other entity or a sale, lease, exchange or conveyance of all or a part of the assets of the Corporation.

(e) The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of either Common Stock or Preferred Stock voting separately as a class shall be required therefor.

FIFTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board. Subject to the rights of the holders of any class or series of Preferred Stock to elect directors under specified circumstances, if any, the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Board. All directors shall be of one class and serve for a term ending at the annual meeting following the annual meeting at which the director was elected. Unless and except to the extent that the bylaws of the Corporation so provide, the election of directors need not be by written ballot. Any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, resignation, disqualification or removal of any director or from any other cause shall be filled solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall hold office for the remaining term of his or her predecessor. No decrease in the number of authorized directors constituting the Board shall shorten the term of any incumbent director.

SIXTH: Subject to the rights of holders of any class or series of Preferred Stock with respect to such class or series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be taken at a duly held annual or special meeting of stockholders and may not be taken by any consent in writing of such stockholders.

SEVENTH: Subject to the rights of holders of any class or series of Preferred Stock with respect to such class or series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, the Chief Executive Officer or the Board pursuant to a resolution adopted by a majority of the total number of directors that the Corporation would have if there were no vacancies. Subject to the rights of holders of any class or series of Preferred Stock, the stockholders of the Corporation do not have the power to call a special meeting of stockholders of the Corporation.

EIGHTH: In furtherance of, and not in limitation of, the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to adopt, alter, amend or repeal the bylaws of the Corporation without any action on the part of the stockholders of the Corporation. The provisions of this Article Eighth notwithstanding, the bylaws of the Corporation shall not be adopted, altered, amended or repealed by the stockholders of the Corporation except by the vote of holders of not less than 66 2⁄3% in voting power of the then-outstanding shares of stock entitled to vote thereon, voting together as a single class. No bylaws hereafter adopted, nor any repeal of or amendment or alteration thereto, shall invalidate any prior act of the Board that was valid at the time it was taken.

NINTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as it now exists. In addition to the circumstances in which a director of the Corporation is not personally liable as set forth in the preceding sentence, a director of the Corporation shall not be liable to the fullest extent permitted by any amendment to the DGCL hereafter enacted that further limits the liability of a director.

Any amendment, repeal or modification of this Article Ninth shall be prospective only and shall not affect any limitation on liability of a director for acts or omissions occurring prior to the date of such amendment, repeal or modification.

TENTH: To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, any business opportunities that are from time to time presented to any of The Hulburt Family II Limited Partnership, a Pennsylvania limited partnership, EnCap Energy Capital Fund VIII, L.P., a Texas limited partnership, EnCap Energy Capital Fund VIII Co-Investors, L.P., a Texas limited partnership, and EnCap Energy Capital Fund IX, L.P., a Texas limited partnership and their respective Affiliates

(as such term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended) (each, a “Sponsor” and together, the “Sponsor Group”) (or any agents, stockholders, members, partners, directors, officers or employees of the Sponsor Group) or any of their respective affiliates or any of their respective agents, stockholders, members, partners, directors, officers, employees, affiliates or subsidiaries (other than the Corporation and its subsidiaries) (each, a “Specified Person”), including any director or officer of the Corporation who is also a Specified Person, even if the business opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and no such person shall have any duty to communicate or offer any such business opportunity to the Corporation or be liable to the Corporation or any of its subsidiaries or any stockholder, including for breach of any fiduciary or other duty, as a director or officer or controlling stockholder or otherwise, and the Corporation shall indemnify each such person against any claim that such person is liable to the Corporation or its stockholders for breach of any fiduciary duty, by reason of the fact that such person (i) participates in, pursues or acquires any such business opportunity, (ii) directs any such business opportunity to another person or (iii) fails to present any such business opportunity, or information regarding any such business opportunity, to the Corporation or its subsidiaries, unless, in the case of a Specified Person who is a director or officer of the Corporation, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of the Corporation.

Neither the amendment nor repeal of this Article Tenth, nor the adoption of any provision of this Second Amended and Restated Certificate of Incorporation or the bylaws of the Corporation, nor, to the fullest extent permitted by Delaware law, any modification of law, shall eliminate, reduce or otherwise adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

If any provision or provisions of this Article Tenth shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article Tenth (including, without limitation, each portion of any paragraph of this Article Tenth containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Article Tenth (including, without limitation, each such portion of any paragraph of this Article Tenth containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by applicable law.

This Article Tenth shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Second Amended and Restated Certificate of Incorporation, the bylaws of the Corporation or applicable law. Any person or entity purchasing or otherwise acquiring any interest in any securities of the Corporation shall be deemed to have notice of and consented to the provisions of this Second Amended and Restated Certificate of Incorporation, including this Article Tenth.

ELEVENTH: The Corporation shall not be governed by or subject to the provisions of Section 203 of the DGCL as now in effect or hereafter amended, or any successor statute thereto, as permitted under and pursuant to subsection (b)(3) thereof.

TWELFTH: The Corporation shall have the right, subject to any express provisions or restrictions contained in this Second Amended and Restated Certificate of Incorporation or the bylaws of the Corporation, from time to time, to amend, alter or repeal any provision of this Second Amended and Restated Certificate of Incorporation in any manner now or hereafter provided by applicable law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by this Second Amended and Restated Certificate of Incorporation or any amendment hereof are subject to such right of the Corporation.

THIRTEENTH: Notwithstanding any other provision of this Second Amended and Restated Certificate of Incorporation or the bylaws of the Corporation (and in addition to any other vote that may be required by applicable law, this Second Amended and Restated Certificate of Incorporation or the bylaws of the Corporation), the affirmative vote of the holders of at least 66 2⁄3% in voting power of the outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to amend, alter or repeal any provision of this Second Amended and Restated Certificate of Incorporation.

FOURTEENTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court or a federal court located within the State of Delaware) shall, to the fullest extent permitted by applicable law and subject to applicable jurisdictional requirements, be the sole and exclusive forum for any current or former stockholder (including any current or former beneficial owner) to bring internal corporate claims (as defined below). For purposes of this Article Fourteenth, internal corporate claims mean claims, including claims in the right of the Corporation: (a) that are based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity; or (b) as to which the DGCL confers jurisdiction upon the Court of Chancery.

If any action the subject matter of which is within the scope of this Article Fourteenth is filed in a court other than the Court of Chancery (or, if the Court of Chancery does not have jurisdiction, another state court or a federal court located within the State of Delaware) (a “foreign action”) by any current or former stockholder (including any current or former beneficial owner), such stockholder shall be deemed to have consented to: (a) the personal jurisdiction of the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) in connection with any action brought in any such court to enforce this Article Fourteenth; and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder.

If any provision of this Article Fourteenth shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Article Fourteenth (including, without limitation, each portion of any sentence of this Article Fourteenth containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities or circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in any securities of the Corporation shall be deemed to have notice of and consented to the provisions of this Amended and Restated Certificate of Incorporation, including this Article Fourteenth.

(Signature page follows.)

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation as of this        day of                     , 2018.

ECLIPSE RESOURCES CORPORATION

By:
Name: Benjamin W. Hulburt
Title: President and Chief Executive Officer

[Second Amended and Restated Certificate of Incorporation – Eclipse Resources Corporation]

ANNEX K

SECOND AMENDED AND RESTATED BYLAWS

OF

ECLIPSE RESOURCES CORPORATION

Incorporated under the Laws of the State of Delaware

K-i

K-ii

ARTICLE I

OFFICES AND RECORDS

SECTION 1.1. Registered Office. The registered office of Eclipse Resources Corporation (the “Corporation”) in the State of Delaware shall be located at The Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801, and the name of the Corporation’s registered agent at such address is The Corporation Trust Company. The registered office and registered agent of the Corporation may be changed from time to time by the board of directors of the Corporation (the “Board”) in the manner provided by applicable law.

SECTION 1.2. Other Offices. The Corporation may have such other offices, and keep the books and records of the Corporation, except as otherwise required by law, at such other place or places, either within or without the State of Delaware, as the Board may designate or as the business of the Corporation may from time to time require.

ARTICLE II

STOCKHOLDERS

SECTION2.1. Annual Meeting. If required by applicable law, an annual meeting of the stockholders of the Corporation shall be held at such date, time and place, if any, either within or without the State of Delaware, as may be fixed by the Board in its discretion. Any other proper business may be transacted at the annual meeting. The Board may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board.

SECTION 2.2. Special Meeting. Special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer or the Board pursuant to a resolution adopted by a majority of the total number of directors that the Corporation would have if there were no vacancies. Subject to the rights of holders of any class or series of Preferred Stock, the stockholders of the Corporation do not have the power to call a special meeting of stockholders of the Corporation. The Board may postpone, reschedule or cancel any special meeting of the stockholders previously scheduled by the Board.

SECTION2.3. Record Date.

(A) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by applicable law, not be more than 60 nor less than ten days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(B) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than 60 days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

SECTION 2.4. Stockholder List. The officer who has charge of the stock ledger shall prepare and make, at least ten days before every meeting of stockholders, a complete list of stockholders entitled to vote at any meeting of stockholders (provided, however, if the record date for determining the stockholders entitled to vote is less than ten days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the 10th day before the meeting date), arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in the name of such stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either on a reasonably accessible electronic network (provided that the information required to gain access to the list is provided with the notice of the meeting) or during ordinary business hours at the principal place of business of the Corporation. The stock list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Except as otherwise provided by applicable law, the stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled by this section to examine the list required by this section or to vote in person or by proxy at any meeting of the stockholders.

SECTION 2.5. Place of Meeting. The Board, the Chairman of the Board or the Chief Executive Officer, as the case may be, may designate the place of meeting for any annual meeting or for any special meeting of the stockholders. If no designation is so made, the place of meeting shall be the principal executive offices of the Corporation. The Board, acting in its sole discretion, may establish guidelines and procedures in accordance with applicable provisions of the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “DGCL”) and any other applicable law for the participation by stockholders and proxyholders in a meeting of stockholders by means of remote communications, and may determine that any meeting of stockholders will not be held at any place but will be held solely by means of remote communication. Stockholders and proxyholders complying with such procedures and guidelines and otherwise entitled to vote at a meeting of stockholders shall be deemed present in person and entitled to vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication.

SECTION 2.6. Notice of Meeting. Written or printed notice, stating the place, if any, and day and hour of the meeting, shall be given not less than ten days nor more than 60 days before the date of the meeting (unless a different time is specified by applicable law), in a manner pursuant to Section 7.7 hereof, to each stockholder of record entitled to vote at such meeting. The notice shall specify (i) the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting), (ii) the place, if any, date and time of such meeting, (iii) the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, (iv) in the case of a special meeting, the purpose or purposes for which such meeting is called and (v) such other information as may be required by applicable law or as may be deemed appropriate by the Board, the Chairman of the Board or the Chief Executive Officer or the Secretary of the Corporation. If the stockholder list referred to in Section 2.4 of these Bylaws is made accessible on an electronic network, the notice of meeting must indicate how the stockholder list can be accessed. If the meeting of stockholders is to be held solely by means of electronic communications, the notice of meeting must provide the information required to access such stockholder list during the meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail with postage thereon prepaid, addressed to the stockholder at such stockholder’s address as it appears on the stock transfer books of the Corporation. The Corporation may provide stockholders with notice of a meeting by electronic transmission provided such stockholders have consented to receiving electronic notice in accordance with the DGCL. Such further notice shall be given as may be required by applicable law. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the notice of meeting. Meetings may be held without notice if all stockholders entitled to vote are present, or if notice is waived by those not present in accordance with Section 7.4 of these Bylaws.

SECTION 2.7. Quorum and Adjournment of Meetings.

(A) Except as otherwise provided by applicable law or by the Second Amended and Restated Certificate of Incorporation of the Corporation, as it may be amended from time to time (the “Certificate of Incorporation”), the holders of a majority in voting power of the outstanding shares of stock of the Corporation entitled to vote at the meeting (the “Voting Stock”), represented in person or by proxy, shall constitute a quorum at a meeting of stockholders, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of a majority in voting power of the shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. The chairman of the meeting or a majority in voting power of the shares so represented may adjourn the meeting from time to time, whether or not there is such a quorum. The stockholders present at a duly called meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

(B) Any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, if any, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At the adjourned meeting, the Corporation may transact any business that might have been transacted at the original meeting.

SECTION 2.8. Proxies. At all meetings of stockholders, a stockholder may vote by proxy executed in writing (or in such other manner prescribed by the DGCL) by the stockholder or by such stockholder’s duly authorized attorney-in-fact. No proxy may be voted or acted upon after the expiration of three years from the date of such proxy, unless such proxy provides for a longer period. Every proxy is revocable at the pleasure of the stockholder executing it unless the proxy states that it is irrevocable and applicable law makes it irrevocable. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or by filing another duly executed proxy bearing a later date with the Secretary of the Corporation.

SECTION 2.9. Notice of Stockholder Business and Nominations.

(A) Annual Meetings of Stockholders.

(1) Nominations of persons for election to the Board and the proposal of other business to be considered by the stockholders at an annual meeting of stockholders may be made only (a) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (b) by or at the direction of the Board or any committee thereof or (c) by any stockholder of the Corporation who (i) was a stockholder of record at the time of giving of notice provided for in these Bylaws and at the time of the annual meeting, (ii) is entitled to vote at the meeting and (iii) complies with the notice procedures set forth in these Bylaws as to such business or nomination. For the avoidance of doubt, Section 2.9(A)(1)(c) of these Bylaws shall be the exclusive means for a stockholder to make nominations or submit other business (other than matters properly brought under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and included in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act) at an annual meeting of the stockholders.

(2) For any nominations or any other business to be properly brought before an annual meeting by a stockholder pursuant to Section 2.9(A)(2)(c) of these Bylaws, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and such other business must otherwise be a proper matter for stockholder action under the DGCL. To be timely, a stockholder’s notice shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above. To be in proper form, a stockholder’s notice (whether given pursuant to this Section 2.9(A)(2) or Section 2.9(B)) to the Secretary of the Corporation must:

(a) set forth, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, if any, (ii) (A) the class or series and number of shares of the Corporation that are, directly or indirectly, owned beneficially and of record by such stockholder and such beneficial owner, (B) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of stock of the Corporation or otherwise (a “Derivative Instrument”), directly or indirectly owned beneficially by such stockholder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation, (C) a description of any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder has a right to vote any shares of any security of the Corporation, (D) any short interest in any security of the Corporation (for purposes of these Bylaws a person shall be deemed to have a “short interest” in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (E) any rights to dividends on the shares of the Corporation owned beneficially by such stockholder that are separated or separable from the underlying shares of the Corporation, (F) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (G) any performance-related fees (other than an asset-based fee) that such stockholder is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such stockholder’s immediate family sharing the same household (which information shall be supplemented by such stockholder and beneficial owner, if any, not later than ten days after the record date for the meeting to disclose such ownership as of the record date), (iii) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder,

(iv) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to bring such nomination or other business before the meeting, (v) a representation that the stockholder will notify the Corporation in writing within five business days after the record date for such meeting of any change with respect to the information required under clauses (a)(i) and (ii) of this Section 2.9(A)(2) and in effect as of the record date for the meeting, and (vi) a representation as to whether such stockholder or any such beneficial owner intends or is part of a group that intends to (x) deliver a proxy statement or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding stock required to approve or adopt the proposal or to elect each such nominee or (y) otherwise to solicit proxies from stockholders in support of such proposal or nomination. If requested by the Corporation, the information required under clauses (a)(i) and (ii) of this Section 2.9(A)(2) shall be supplemented by such stockholder and any such beneficial owner not later than ten days after the record date for notice of the meeting to disclose such information as of such record date;

(b) if the notice relates to any business other than a nomination of a director or directors that the stockholder proposes to bring before the meeting, set forth (i) a brief description of the business desired to be brought before the meeting (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws of the Corporation, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest of such stockholder and beneficial owner, if any, in such business and (ii) a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder;

(c) set forth, as to each person, if any, whom the stockholder proposes to nominate for election or reelection to the Board (i) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (ii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and

(d) with respect to each nominee for election or reelection to the Board, include a completed and signed questionnaire required of the Corporation’s directors (which will be provided to such person promptly following a request therefor), and other representations and agreements required by Section 2.9(A)(2) of these Bylaws. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

(B) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting.

Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to a notice of meeting (a) by or at the direction of the Board or any committee thereof or (b) provided, that the Board has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who (i) is a stockholder of record at the time of giving of notice provided for in these Bylaws and at the time of the special meeting, (ii) is entitled to vote at the meeting, and (iii) complies with the notice procedures set forth in these Bylaws. In the event a special meeting of stockholders is called for the purpose of electing one or more directors to the Board, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by Section 2.9(A)(2) of these Bylaws with respect to any nomination (including the completed and signed questionnaire required of the Corporation’s directors (which will be provided to such person promptly following a request therefor), and other representations and agreements required by Section 2.9(A)(2) of these Bylaws) shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or, if the first public announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period for the giving of a stockholder’s notice as described above.

(C) General.

(1) Only such persons who are nominated in accordance with the procedures set forth in Section 2.9(A)(2) of these Bylaws shall be eligible to serve as directors, and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in Section 2.9(A)(2) of these Bylaws. Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defective proposal or nomination shall be disregarded.

(2) For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by Dow Jones News Service, the Associated Press, or any other national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(3) Notwithstanding the foregoing provisions of these Bylaws, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in these Bylaws; provided, however, that any references in these Bylaws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to Section 2.9(A)(2)(c) or Section 2.9(B) of these Bylaws. Nothing in these Bylaws shall be deemed to affect any rights (i) of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any class or series of preferred stock of the Corporation (“Preferred Stock”) if and to the extent provided for under applicable law, the Certificate of Incorporation or these Bylaws.

(4) The Corporation may require any proposed stockholder nominee for director to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation. Unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) making a nomination or proposal under this Section 2.9 does not appear at a meeting of stockholders to present such nomination or proposal, the nomination shall be disregarded and the proposed business shall not be transacted, as the case may be, notwithstanding that proxies in favor thereof may have been received by the Corporation.

For purposes of this Section 2.9, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

SECTION 2.10. Conduct of Business. Meetings of the stockholders shall be presided over by the Chairman of the Board or in his or her absence, by the Chief Executive Officer, or in his or her absence, by another person designated by the Board. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the presiding person of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the presiding person of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; (v) limitations on the time allotted to questions or comments by participants; (vi) regulations for the opening and closing of the polls for balloting and matters which are to be voted on by ballot (if any); and (vii) procedures (if any) requiring attendees to provide the Corporation advance notice of their intent to attend the meeting. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

SECTION 2.11. Required Vote. Subject to the rights of the holders of any class or series of Preferred Stock to elect directors under specified circumstances, at any meeting at which directors are to be elected, so long as a quorum is present, the directors shall be elected by a plurality of the votes validly cast in such election. Unless otherwise provided in the Certificate of Incorporation, cumulative voting for the election of directors shall be prohibited. Except as otherwise provided by applicable law, the rules and regulations of any stock exchange applicable to the Corporation, the Certificate of Incorporation, or these Bylaws, in all matters other than the election of directors and certain non-binding advisory votes described below, the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter shall be the act of the stockholders. In non-binding advisory matters with more than two possible vote choices, the affirmative vote of a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter shall be the recommendation of the stockholders.

SECTION 2.12. Treasury Stock. The Corporation shall not vote, directly or indirectly, shares of its own stock owned by it or any other corporation, if a majority of shares entitled to vote in the election of directors of such corporation is held, directly or indirectly by the Corporation, and such shares will not be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or such other corporation, to vote stock of the Corporation held in a fiduciary capacity.

SECTION 2.13. Inspectors of Elections; Opening and Closing the Polls. At any meeting at which a vote is taken by ballots, the Board by resolution may, and when required by applicable law, shall, appoint one or more inspectors, which inspector or inspectors may include individuals who serve the Corporation in other capacities, including, without limitation, as officers, employees, agents or representatives, to act at the meetings of stockholders and make a written report thereof. One or more persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate has been appointed to act or is able to act at a meeting of stockholders and the appointment of an inspector is required by applicable law, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath to faithfully execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall have the duties prescribed by applicable law.

SECTION 2.14. Stockholder Action by Written Consent. Subject to the rights of holders of any class or series of Preferred Stock with respect to such class or series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be taken at a duly held annual or special meeting of stockholders and may not be taken by any consent in writing of such stockholders.

ARTICLE III

BOARD OF DIRECTORS

SECTION 3.1. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board elected in accordance with these Bylaws. In addition to the powers and authorities by these Bylaws expressly conferred upon them, the Board may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders. The directors shall act only as a Board, and the individual directors shall have no power as such.

SECTION 3.2. Number, Tenure and Qualifications. Subject to the rights of the holders of any class or series of Preferred Stock to elect directors under specified circumstances, the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Board. The election and term of director shall be as set forth in the Certificate of Incorporation.

SECTION 3.3. Regular Meetings. Subject to Section 3.5, regular meetings of the Board shall be held on such dates, and at such times and places, as are determined from time to time by the Board.

SECTION 3.4. Special Meetings. Special meetings of the Board shall be called at the request of the Chairman of the Board, the Chief Executive Officer or a majority of the Board then in office. The person or persons authorized to call special meetings of the Board may fix the place, if any, and time of the meetings. Any business may be conducted at a special meeting of the Board.

SECTION 3.5. Notice. Notice of any meeting of directors shall be given to each director at his or her business or residence in writing by hand delivery, first-class or overnight mail, courier service or facsimile or electronic transmission or orally by telephone. If mailed by first-class mail, such notice shall be deemed adequately delivered when deposited in the United States mails so addressed, with postage thereon prepaid, at least five days before such meeting. If by overnight mail or courier service, such notice shall be deemed adequately delivered when the notice is delivered to the overnight mail or courier service company at least 24 hours before such meeting. If by facsimile or electronic transmission, such notice shall be deemed adequately delivered when the notice is transmitted at least 24 hours before such meeting. If by telephone or by hand delivery, the notice shall be given at least 24 hours prior to the time set for the meeting and shall be confirmed by facsimile or electronic transmission that is sent promptly thereafter. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice of such meeting, except for amendments to these Bylaws, as provided under Section 8.1. A meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 7.4 of these Bylaws.

SECTION 3.6. Action by Consent of Board. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, including by electronic transmission, and the writing or writings or electronic transmissions are filed with the minutes of proceedings of the Board or committee. Such consent shall have the same force and effect as a unanimous vote at a meeting, and may be stated as such in any document or instrument filed with the Secretary of State of the State of Delaware.

SECTION 3.7. Conference Telephone Meetings. Members of the Board or any committee thereof may participate in a meeting of the Board or such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting, except where such person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

SECTION 3.8. Quorum. Subject to Section 3.9, a whole number of directors equal to at least a majority of the Board shall constitute a quorum for the transaction of business, but if at any meeting of the Board there shall be less than a quorum present, a majority of the directors present may adjourn the meeting from time to time without further notice unless (i) the date, time and place, if any, of the adjourned meeting are not announced at the time of adjournment, in which case notice conforming to the requirements of Section 3.5 of these Bylaws shall be given to each director, or (ii) the meeting is adjourned for more than 24 hours, in which case the notice referred to in clause (i) shall be given to those directors not present at the announcement of the date, time and place of the adjourned meeting. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board. The directors present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough directors to leave less than a quorum.

SECTION 3.9. Vacancies. Subject to applicable law, the rights of holders of any class or series of Preferred Stock, any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, resignation, disqualification or removal of any director or from any other cause shall be filled solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall hold office for the remaining term of his or her predecessor. No decrease in the number of authorized directors constituting the Board shall shorten the term of any incumbent director.

SECTION 3.10. Records. The Board shall cause to be kept a record containing the minutes of the proceedings of the meetings of the Board and of the stockholders, appropriate stock books and registers and such books of records and accounts as may be necessary for the proper conduct of the business of the Corporation.

SECTION 3.11. Compensation. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board shall have authority to fix the compensation of directors, including fees and reimbursement of expenses. The Corporation will cause each non-employee director serving on the Board to be reimbursed for all reasonable out-of-pocket costs and expenses incurred by him or her in connection with such service.

SECTION 3.12. Regulations. To the extent consistent with applicable law, the Certificate of Incorporation and these Bylaws, the Board may adopt such rules and regulations for the conduct of meetings of the Board and for the management of the affairs and business of the Corporation as the Board may deem appropriate.

ARTICLE IV

COMMITTEES

SECTION 4.1. Designation; Powers. The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Any such committee, to the extent permitted by applicable law and to the extent established by the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it.

SECTION 4.2. Procedure; Meetings; Quorum. Any committee designated pursuant to Section 4.1 shall choose its own chairman by a majority vote of the members then in attendance in the event the chairman has not been selected by the Board, shall keep regular minutes of its proceedings and report the same to the Board when requested, and shall meet at such times and at such place or places as may be provided by the charter of such committee or established by such committee or by the Board. At every meeting of any such committee, the presence of a majority of all the members thereof shall constitute a quorum and the affirmative vote of a majority of the members present shall be necessary for the adoption by it of any resolution. The Board shall adopt a charter for each committee for which a charter is required by applicable laws, regulations or stock exchange rules, may adopt a charter for any other committee, and may adopt other rules and regulations for the governance of any committee not inconsistent with the provisions of these Bylaws or any such charter, and each committee may adopt its own rules and regulations of governance, to the extent not inconsistent with these Bylaws or any charter or other rules and regulations adopted by the Board.

SECTION 4.3. Substitution of Members. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of the absent or disqualified member.

ARTICLE V

OFFICERS

SECTION 5.1. Officers. The officers of the Corporation shall be a Chief Executive Officer, a President, a Chief Financial Officer, a Chief Operating Officer, a General Counsel, a Secretary, a Treasurer and such other officers as the Board from time to time may deem proper. The Chairman of the Board shall be chosen from among the directors. All officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article V and as provided by the Board. Such officers shall also have such powers and duties as from time to time may be conferred by the Board or by any committee thereof. The Board or any committee thereof may from time to time elect, or the Chief Executive Officer may appoint, such other officers (including one or more Executive Vice Presidents, Senior Vice Presidents, Vice Presidents, Assistant Secretaries and Assistant Treasurers) and such agents, as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers and agents shall have such duties and shall hold their offices for such terms as shall be provided in these Bylaws or as may be prescribed by the Board or such committee thereof or by the Chief Executive Officer, as the case may be. Any two or more offices may be held by the same person.

SECTION 5.2. Election and Term of Office. The officers of the Corporation shall be elected or appointed from time to time in accordance with Section 5.1. Each officer shall hold office until his or her successor shall have been duly elected or appointed and shall have qualified or until his or her death or until he or she shall resign, but any officer may be removed from office at any time by the affirmative vote of a majority of the Board or, except in the case of an officer or agent elected by the Board, by the Chief Executive Officer. Such removal shall be without prejudice to the contractual rights, if any, of the person so removed. No elected officer shall have any contractual rights against the Corporation for compensation by virtue of such election beyond the date of the election of his or her successor, his or her death, his or her resignation or his or her removal, whichever event shall first occur, except as otherwise provided in an employment contract or under an employee deferred compensation plan.

SECTION 5.3. Chairman of the Board. The Chairman of the Board shall preside at all meetings of the Board. The Chairman of the Board shall perform all duties incidental to his or her office that may be required by law and all such other duties as are properly required of him or her by the Board. He or she shall make reports to the Board and the stockholders, and shall see that all orders and resolutions of the Board and of any committee thereof are carried into effect. The Chairman of the Board may also serve as Chief Executive Officer, if so elected by the Board.

SECTION 5.4. Chief Executive Officer. The Chief Executive Officer shall act in a general executive capacity and shall be responsible for the general management of the affairs of the Corporation, the administration and operation of the Corporation’s business and the general supervision of its policies and procedures. The Chief Executive Officer shall, in the absence of or because of the inability to act of the Chairman of the Board, perform all duties of the Chairman of the Board and preside at all meetings of the Board. The Chief Executive Officer shall have the authority to sign, in the name and on behalf of the Corporation, checks, orders, contracts, leases, notes, drafts and all other documents and instruments in connection with the business of the Corporation.

SECTION 5.5. President. The President shall report and be responsible to the Chief Executive Officer. The President shall have such powers and perform such duties as from time to time may be assigned or delegated to him by the Board or the Chief Executive Officer or are incident to the office of President.

SECTION 5.6. Treasurer. The Treasurer shall exercise general supervision over the receipt, custody and disbursement of corporate funds. The Treasurer shall cause the funds of the Corporation to be deposited in such banks as may be authorized by the Board, or in such banks as may be designated as depositaries in the manner provided by the Board. He or she shall have such further powers and duties and shall be subject to such directions as may be granted or imposed upon him or her from time to time by the Board or the Chief Executive Officer.

SECTION 5.7. Secretary. The Secretary shall keep or cause to be kept in one or more books provided for that purpose, the minutes of all meetings of the Board, the committees of the Board and the stockholders; he or she shall see that all notices are duly given in accordance with the provisions of these Bylaws and as required by applicable law; he or she shall be custodian of the records and the seal of the Corporation and affix and attest the seal to all stock certificates of the Corporation (unless the seal of the Corporation on such certificates shall be a facsimile, as hereinafter provided) and affix and attest the seal to all other documents to be executed on behalf of the Corporation under its seal; and he or she shall see that the books, reports, statements, certificates and other documents and records required by law to be kept and filed are properly kept and filed; and in general, he or she shall perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to him or her by the Board, or the Chief Executive Officer.

SECTION 5.8. Vacancies. A newly created elected office and a vacancy in any elected office because of death, resignation, or removal may be filled by the Board for the unexpired portion of the term at any meeting of the Board. Any vacancy in an office appointed by the Chief Executive Officer because of death, resignation, or removal may be filled by the Chief Executive Officer.

SECTION 5.9. Action with Respect to Securities of Other Corporations. Unless otherwise directed by the Board, the Chief Executive Officer shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of security holders of or with respect to any action of security holders of any other corporation in which the Corporation may hold securities and otherwise to exercise any and all rights and powers that the Corporation may possess by reason of its ownership of securities in such other corporation.

ARTICLE VI

STOCK CERTIFICATES AND TRANSFERS

SECTION 6.1. Stock Certificates and Transfers. The interest of each stockholder of the Corporation shall be evidenced by certificates for shares of stock in such form (other than bearer form) as the appropriate officers of the Corporation may from time to time prescribe, provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of its stock may be uncertificated or electronic shares. The shares of the stock of the Corporation shall be entered in the books of the Corporation as they are issued and shall exhibit the holder’s name and number of shares. Subject to the provisions of the Certificate of Incorporation, the shares of the stock of the Corporation shall be transferred on the books of the Corporation, which may be maintained by one or more third-party registrars or transfer agents appointed by the Board or an officer authorized to make such appointment, by the holder thereof in person or by such holder’s attorney, upon surrender for cancellation of certificates for at least the same number of shares, with an assignment and power of transfer endorsed thereon or attached thereto, duly executed, with such proof of the authenticity of the signature as the Corporation or its agents may reasonably require or upon receipt of proper transfer instructions from the registered holder of uncertificated shares and upon compliance with appropriate procedures for transferring shares in uncertificated form, at which time the Corporation shall cancel the old certificate, issue a new certificate to the person entitled thereto (if the stock is then represented by certificates) and record the transaction upon its books. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.

Certificated shares of stock shall be signed by, or in the name of, the Corporation by the Chief Executive Officer, the President or a Vice President, and by the Secretary, an Assistant Secretary, the Treasurer or an Assistant Treasurer. Any or all such signatures may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

SECTION 6.2. Lost, Stolen or Destroyed Certificates. No certificate for shares or uncertificated shares of stock in the Corporation shall be issued in place of any certificate alleged to have been lost, destroyed or stolen, except on production of such evidence of such loss, destruction or theft and on delivery to the Corporation of a bond of indemnity in such amount, upon such terms and secured by such surety, as the Board or any officer may in its or his or her discretion require.

SECTION 6.3. Ownership of Shares. The Corporation shall be entitled to treat the holder of record of any share or shares of stock of the Corporation as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

SECTION 6.4. Regulations Regarding Certificates. The Board shall have the power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer and registration or the replacement of certificates for shares of stock of the Corporation. The Corporation may enter into additional agreements with stockholders to restrict the transfer of stock of the Corporation in any manner not prohibited by the DGCL.

ARTICLE VII

MISCELLANEOUS PROVISIONS

SECTION 7.1. Fiscal Year. The fiscal year of the Corporation shall begin on the first day of January and end on the thirty-first day of December of each year.

SECTION 7.2. Checks, Notes, Drafts, Etc. All checks, notes, drafts or other orders for the payment of money of the Corporation shall be signed, endorsed or accepted in the name of the Corporation by such officer, officers, person or persons as from time to time may be designated by the Board or by an officer or officers authorized by the Board to make such designation.

SECTION 7.3. Dividends. Except as otherwise provided by law or the Certificate of Incorporation, the Board may from time to time declare, and the Corporation may pay, dividends on its outstanding shares of stock, which dividends may be paid in either cash, property or securities of the Corporation. A member of the Board, or a member of any committee designated by the Board, shall be fully protected in relying in good faith upon the records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board, or by any other person as to matters the director reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation, as to the value and amount of the assets, liabilities or net profits of the Corporation, or any other facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared and paid.

SECTION 7.4. Waiver of Notice. Whenever any notice is required to be given to any stockholder or director of the Corporation under the provisions of the DGCL, the Certificate of Incorporation or these Bylaws, a waiver thereof in writing, including by electronic transmission, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at, nor the purpose of, any annual or special meeting of the stockholders or the Board or committee thereof need be specified in any waiver of notice of such meeting. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

SECTION 7.5. Resignations. Any director or any officer, whether elected or appointed, may resign at any time by giving written notice, including by electronic transmission, of such resignation to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary, and such resignation shall be deemed to be effective as of the close of business on the date said notice is received by the Chairman of the Board, the Chief Executive Officer, the President or the Secretary, or at such later time as is specified therein. No formal action shall be required of the Board or the stockholders to make any such resignation effective.

SECTION 7.6. Indemnification and Advancement of Expenses.

(A) The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (a “Covered Person”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all expenses, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such Covered Person in connection with such proceeding.

(B) The Corporation shall, to the fullest extent not prohibited by applicable law as it presently exists or may hereafter be amended, pay the expenses (including reasonable attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition; provided, however, that to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Section 7.6 or otherwise.

(C) The rights to indemnification and advancement of expenses under this Section 7.6 shall be contract rights and such rights shall continue as to a Covered Person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 7.6, except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to a Covered Person in connection with a proceeding (or part thereof) initiated by such Covered Person only if such proceeding (or part thereof) was authorized by the Board.

(D) If a claim for indemnification under this Section 7.6 (following the final disposition of such proceeding) is not paid in full within sixty days after the Corporation has received a claim therefor by the Covered Person, or if a claim for any advancement of expenses under this Section 7.6 is not paid in full within thirty days after the Corporation has received a statement or statements requesting such amounts to be advanced, the Covered Person shall thereupon (but not before) be entitled to file suit to recover the unpaid amount of such claim. If successful in whole or in part, the Covered Person shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by applicable law. In any such action, the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

(E) The rights conferred on any Covered Person by this Section 7.6 shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, any provision of the Certificate of Incorporation, these Bylaws, any agreement or vote of stockholders or disinterested directors or otherwise.

(F) This Section 7.6 shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

(G) Any Covered Person entitled to indemnification and/or advancement of expenses, in each case pursuant to this Section 7.6, may have certain rights to indemnification, advancement and/or insurance provided by one or more persons with whom or which such Covered Person may be associated (including, without limitation, any Sponsor). The Corporation hereby acknowledges and agrees that (i) the Corporation shall be the indemnitor of first resort with respect to any proceeding, expense, liability or matter that is the subject of this Section 7.6, (ii) the Corporation shall be primarily liable for all such obligations and any indemnification afforded to a Covered Person in respect of a proceeding, expense, liability or matter that is the subject of this Section 7.6, whether created by law, organizational or constituent documents, contract or otherwise, (iii) any obligation of any persons with whom or which a Covered Person may be associated (including, without limitation, any Sponsor) to indemnify such Covered Person and/or advance expenses or liabilities to such Covered Person in respect of any proceeding shall be secondary to the obligations of the Corporation hereunder, (iv) the Corporation shall be required to indemnify each Covered Person and advance expenses to each Covered Person hereunder to the fullest extent provided herein without regard to any rights such Covered Person may have against any other person with whom or which such Covered Person may be associated (including, without limitation, any Sponsor) or insurer of any such person, and (v) the Corporation irrevocably waives, relinquishes and releases any other person with whom or which a Covered Person may be associated (including, without limitation, any Sponsor) from any claim of contribution, subrogation or any other recovery of any kind in respect of amounts paid by the Corporation hereunder.

(H) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

SECTION 7.7. Notices. Except as otherwise specifically provided herein or required by applicable law, all notices required to be given to any stockholder, director, officer, employee or agent shall be in writing and may in every instance be effectively given by hand delivery to the recipient thereof, by depositing such notice in the mails, postage paid, or by sending such notice by commercial courier service, or by facsimile or other electronic transmission, provided that notice to stockholders by electronic transmission shall be given in the manner provided in Section 232 of the DGCL. Any such notice shall be addressed to such stockholder, director, officer, employee or agent at his or her last known address as the same appears on the books of the Corporation. Without limiting the manner by which notice otherwise may be given effectively, notice to any stockholder shall be deemed given: (1) if by facsimile, when directed to a number at which the stockholder has consented to receive notice; (2) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (3) if by posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; (4) if by any other form of electronic transmission, when directed to the stockholder; and (5) if by mail, when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation.

SECTION 7.8. Facsimile Signatures. In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board or a committee thereof.

SECTION 7.9. Time Periods. In applying any provision of these Bylaws that require that an act be done or not done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

SECTION 7.10. Conflict with Applicable Law or the Certificate of Incorporation. These Bylaws are adopted subject to any applicable law and the Certificate of Incorporation. Whenever these Bylaws conflict with any applicable law or the Certificate of Incorporation, such conflict shall be resolved in favor of such law or the Certificate of Incorporation.

SECTION 7.11. Reliance Upon Books, Reports and Records. Each director, each member of any committee designated by the Board, and each officer of the Corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the records of the Corporation and upon information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees designated by the Board, or by any other person as to the matters such director, member or officer reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

ARTICLE VIII

AMENDMENTS

SECTION 8.1. Amendments. Subject to the provisions of the Certificate of Incorporation, these Bylaws may be amended, altered or repealed (a) by resolution adopted by a majority of the directors present at any special or regular meeting of the Board at which a quorum is present if, in the case of such special meeting only, notice of such amendment, alteration or repeal is contained in the notice or waiver of notice of such meeting, or (b) at any regular or special meeting of the stockholders upon the affirmative vote of holders of at least 66 2⁄3% in voting power of the shares of the Corporation entitled to vote in the election of directors if, in the case of such special meeting only, notice of such amendment, alteration or repeal is contained in the notice or waiver of notice of such meeting.

Notwithstanding the foregoing, Section 3.9 and this paragraph of Section 8.1 may only be amended, altered or repealed at any regular or special meeting of the stockholders upon the affirmative vote of holders of at least 66 2⁄3% in voting power of the shares of the Corporation entitled to vote thereon if, in the case of such special meeting only, notice of such amendment, alteration or repeal is contained in the notice or waiver of notice of such meeting.

Notwithstanding the foregoing, no amendment, alteration or repeal of Section 7.6 shall adversely affect any right or protection existing under these Bylaws immediately prior to such amendment, alteration or repeal, including any right or protection of a present or former director, officer or employee thereunder in respect of any act or omission occurring prior to the time of such amendment.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the rights of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

The Eclipse bylaws contain provisions that provide for the indemnification of officers and directors to the fullest extent permitted by, and in the manner permissible under, applicable state and federal law, including the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its charter that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock purchases or redemptions, or (4) for any transaction from which the director derived an improper personal benefit. The Eclipse certificate of incorporation provides for such limitation of liability.

Eclipse expects to maintain standard policies of insurance under which coverage is provided to Eclipse’s directors and officers against loss arising from claims made by reason of a breach of duty or other wrongful act and to Eclipse with respect to payments which may be made by Eclipse to such directors and officers pursuant to the above indemnification provision or otherwise as a matter of law.

In the merger agreement included as Annex A to the consent solicitation statement/information statement/prospectus that forms a part of this registration statement, from the effective time, Eclipse and the surviving corporation have agreed, in addition to its existing indemnification obligations under the their respective organizational documents, to, jointly and severally, indemnify, defend and hold harmless each indemnified persons against all indemnified liabilities, including all indemnified liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the merger agreement or the transactions contemplated by the merger agreement, in each case to the same extent such indemnified person is indemnified as of the date of the merger agreement by BRMR or its subsidiaries pursuant the organizational documents or BRMR or the organizational documents of any of BRMR’s subsidiaries, as applicable (and Eclipse and the surviving corporation will, jointly and severally, pay expenses incurred in connection therewith in advance of the final disposition of any such claim, action, suit, proceeding or investigation to each indemnified person to the same extent such indemnified person is indemnified as of the date of the merger agreement by BRMR or its subsidiaries pursuant to the organizational documents of BRMR or the organizational documents of any of BRMR’s subsidiaries, as applicable).

Eclipse and the surviving corporation will not amend, repeal or otherwise modify any provision in the organizational documents of the surviving corporation in any manner that would (or manage the surviving corporation or its subsidiaries with the intent to or in a manner that would) affect adversely the rights of any indemnified person to indemnification, exculpation and advancement except to the extent required by applicable law. Eclipse and the surviving corporation will fulfill and honor any indemnification, expense advancement or exculpation agreements between BRMR or any of its subsidiaries and any of its directors, officers or employees existing and in effect prior to August 25, 2018.

Eclipse will obtain or cause the surviving corporation to obtain, and Eclipse will fully prepay immediately prior to the effective time of the merger, “tail” insurance policies with a claims period of at least six years from the effective time of the merger from an insurance carrier with the same or better credit rating as BRMR’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as BRMR’s existing policies, subject to a premium cap, with respect to matters, acts or omissions existing or occurring at or prior to, but not after, the effective time of the merger.

Item 21. Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated August 25, 2018, by and among Eclipse Resources Corporation, Everest Merger Sub Inc., and Blue Ridge Mountain Resources, Inc. (attached as Annex A to the consent solicitation statement/information statement/prospectus which forms part of this registration statement). ±

3.1	Amended and Restated Certificate of Incorporation of Eclipse Resources Corporation (incorporated by reference to Exhibit 3.1 to Eclipse’s Current Report on Form 8-K filed with the SEC on June 24, 2014).

3.2	Amended and Restated Bylaws of Eclipse Resources Corporation (incorporated by reference to Exhibit 3.2 to Eclipse’s Current Report on Form 8-K filed with the SEC on June 24, 2014).

3.3	Form of Second Amended and Restated Certificate of Incorporation of Eclipse Resources Corporation (attached as Annex J to the consent solicitation statement/information statement/prospectus which forms part of this registration statement).

3.4	Form of Second Amended and Restated Bylaws of Eclipse Resources Corporation (attached as Annex K to the consent solicitation statement/information statement/prospectus which forms part of this registration statement).

5.1	Opinion of Norton Rose Fulbright US LLP regarding the validity of the Eclipse common stock being issued.

8.1	Opinion of Norton Rose Fulbright US LLP regarding certain federal income tax matters.

8.2	Opinion of Bracewell LLP regarding certain federal income tax matters.

21.1	List of Subsidiaries of Eclipse Resources Corporation (incorporated herein by reference to Exhibit 21.1 to Eclipse’s Annual Report on Form 10-K filed on with the SEC March 2, 2018).

23.1	Consent of Grant Thornton LLP.

23.2	Consent of BDO USA, LLP.

23.3	Consent of Norton Rose Fulbright US LLP (included in Exhibit 8.1).

23.4	Consent of Bracewell LLP (included in Exhibit 8.2).

23.5	Consent of Netherland, Sewell & Associates, Inc.

23.6**	Consent of Software Integrated Solutions Division of Schlumberger Technology Corporation.

23.7	Consent of Norton Rose Fulbright US LLP (included in Exhibit 5.1).

24.1**	Powers of Attorney (included on signature pages to this registration statement).

99.1	Form of Written Consent.

99.2**	Consent of Jefferies LLC.

Exhibit No.	Description
99.3**	Consent of Barclays Capital Inc.

99.4**	Consent of Director Nominee—John K. Reinhart.

99.5**	Consent of Director Nominee—Eugene I. Davis.

99.6**	Consent of Director Nominee—Don Dimitrievich.

99.7**	Consent of Director Nominee—Michael C. Jennings.

99.8**	Consent of Director Nominee—Paul R. Smith.

99.9**	Software Integrated Solutions Division of Schlumberger Technology Corporation Summary of Proved Reserves of Blue Ridge Mountain Resources, Inc. as of December 31, 2017.

±	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Eclipse agrees to furnish supplementally a copy of such schedules, or any section thereof, to the SEC upon request.
**	Previously filed.

Item 22. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

•	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

•

to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

•

to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

•	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

•	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

•

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d)

The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(f)

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(g)

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of State College, Commonwealth of Pennsylvania, on December 7, 2018.

ECLIPSE RESOURCES CORPORATION

By:	/s/ Benjamin W. Hulburt
Name:	Benjamin W. Hulburt
Title:	Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Benjamin W. Hulburt Benjamin W. Hulburt	Chairman, President and Chief Executive Officer (Principal Executive Officer)	December 7, 2018

/s/ Matthew R. DeNezza Matthew R. DeNezza	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	December 7, 2018

/s/ Todd R. Bart Todd R. Bart	Vice President and Chief Accounting Officer (Principal Accounting Officer)	December 7, 2018

/s/ Christopher K. Hulburt Christopher K. Hulburt	Director, Executive Vice President, Secretary and General Counsel	December 7, 2018

* D. Martin Phillips	Director	December 7, 2018

* Robert L. Zorich	Director	December 7, 2018

Signature	Title	Date
* Douglas E. Swanson, Jr.	Director	December 7, 2018

* Mark E. Burroughs, Jr.	Director	December 7, 2018

* Joseph C. Winkler, III	Director	December 7, 2018

* Richard D. Paterson	Director	December 7, 2018

* Randall M. Albert	Director	December 7, 2018

*By:	/s/ Benjamin W. Hulburt
Benjamin W. Hulburt
Attorney-in-Fact